As filed with the Securities and Exchange Commission on July 17, 2009

File No: 333-159644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	27-0223495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Madison Avenue, 35th Floor

New York, New York 10022

(212) 409-2434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark D. Klein

Chief Executive Officer and Chief Financial Officer

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, New York 10022

(212) 409-2434

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Kathleen L. Cerveny, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017 (212) 370-1300 (212) 370-7889—Facsimile	Robert R. Carlson, Esq. Ann Lawrence, Esq. Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, CA 90071 (213) 683-6000 (213) 627-0705—Facsimile	David Miller, Esq. Jeffrey Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881—Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Purchase Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐  Large accelerated filer

☐  Accelerated filer

☒ Non-accelerated filer (Do not check if a smaller reporting company)

☐  Smaller reporting company

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Shares of common stock, par value $0.0001 per share	67,842,000	$9.685(3)	$657,049,770	$36,663.38
Warrants exercisable for one share of common stock	46,025,000	$0.09(4)	$4,142,250	$231.14
Total		—	$661,192,020	$36,894.52(5)

(1)	In accordance with Rule 416, shares of common stock and warrants offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution pursuant to stock splits, stock dividends or similar transactions.
(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the common stock, par value $0.0001 per share, of Alternative Asset Management Acquisition Corp. (“AAMAC”) on the NYSE Amex on May 27, 2009.
(4)	Estimated pursuant to Rule 457(f)(1) solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the warrants exercisable for common stock of AAMAC on the NYSE Amex on May 27, 2009.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

Dear Alternative Asset Management Acquisition Corp. Warrantholders and Stockholders:

You are cordially invited to attend the special meetings of Alternative Asset Management Acquisition Corp. (“AAMAC”) warrantholders and AAMAC stockholders at 10:00 a.m. and 10:30 a.m., Eastern time, respectively, on July 28, 2009, at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York, 10017.

At the Special Meeting of AAMAC stockholders, AAMAC stockholders will be asked to consider and vote upon proposals (i) to approve an amendment to AAMAC’s amended and restated certificate of incorporation to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of AAMAC’s trust account (the “Charter Amendment Proposal”), (ii) to adopt the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization, dated May 29, 2009 and July 8, 2009, respectively (as amended, the “Purchase Agreement”), by and among AAMAC, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American Group, LLC, a California limited liability company (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders”), on the other hand, and approve the transactions contemplated thereby, including the contribution by the Great American Members of all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of Merger Sub with and into AAMAC, as a result of which AAMAC and Great American will become wholly-owned subsidiaries of the Company and outstanding shares of AAMAC common stock and AAMAC warrants will be exchanged for common stock and warrants, respectively, of the Company (the “Acquisition Proposal”), (iii) to approve certain material provisions of the Company’s certificate of incorporation that are not included in AAMAC’s amended and restated certificate of incorporation (the “New Charter Provisions Proposals”), (iv) to approve the 2009 Stock Incentive Plan (the “Incentive Plan”), which will be assumed by the Company in connection with the Acquisition (the “Incentive Plan Proposal”) and (v) to approve a proposal to adjourn the Special Meeting of Stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies (the “Stockholder Adjournment Proposal”).

At the Special Meeting of AAMAC warrantholders, AAMAC warrantholders will be asked to consider and vote upon proposals (i) to amend the terms of the warrant agreement governing the AAMAC warrants exercisable for shares of AAMAC common stock in order to (a) require the redemption of all of the outstanding AAMAC warrants, including those held by AAMAC’s sponsors, at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition (the “Warrant Redemption”), (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition (the “Warrant Redemption Proposal”) and (ii) to approve a proposal to adjourn the Special Meeting of Warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies (the “Warrantholder Adjournment Proposal”).

As described more fully in the attached proxy statement/prospectus, as soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the AAMAC warrants as of the record date. The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of common stock issuable upon exercise of the outstanding AAMAC warrants represented in person or by proxy at the Special Meeting of Warrantholders and entitled to vote thereon as of the record date.

The approval of the Charter Amendment Proposal and the New Charter Provisions Proposals require the affirmative vote of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date. The Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding AAMAC common stock as of the record date and a majority of AAMAC’s shares of common stock issued in its initial public offering (“Public Shares”), as of the record date. If holders of 30% or more of the Public Shares vote against the Acquisition and demand that their Public Shares be converted into a pro rata portion of the trust account in which a substantial portion of the net proceeds of AAMAC’s initial public offering are held, AAMAC will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Acquisition. See the section entitled “Special Meeting of AAMAC Stockholders and Special Meeting of AAMAC Warrantholders—Conversion Rights” for additional information. The approval of the Incentive Plan Proposal and the Stockholder Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AAMAC common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares they receive upon exchange of the AAMAC common stock for Company common stock in connection with the Acquisition. The AAMAC directors, officers and sponsors, which are collectively referred to as the AAMAC founders, have agreed that 2,500,000 of the shares of Company common stock they receive in exchange for their AAMAC founder stock will continue to be held in escrow until Great American’s achievement of the Adjusted EBITDA targets described in the attached proxy statement/prospectus. The AAMAC founders agreed that the remaining 6,350,000 shares of their founder stock will be cancelled upon consummation of the Acquisition. The AAMAC founders have further agreed to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.

In connection with the closing of the Acquisition, the Great American Members and the Phantom Equityholders will, collectively, receive (i) $60,000,000 in cash and (ii) 12,000,000 shares of common stock of the Company. In addition, the Great American Members are eligible to receive an additional $10,000,000 cash payment and, together with the Phantom Equityholders, are eligible to receive up to an aggregate of 6,000,000 additional shares of common stock of the Company upon Great American’s achievement of certain Adjusted EBITDA targets as described in the Purchase Agreement.

Your vote is very important. AAMAC cannot consummate the Acquisition unless (i) the Warrant Redemption Proposal is approved by the holders of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the AAMAC warrants as of the record date; (ii) the Charter Amendment is adopted by holders of a majority of the issued and outstanding shares of AAMAC common stock as of the record date; (iii) the Acquisition Proposal is approved by holders of a majority of the issued and outstanding shares of AAMAC common stock as of the record date and by holders of a majority of the issued and outstanding Public Shares of AAMAC present and entitled to vote at the Special Meeting of Stockholders and no more than 30% of the Public Shares less one share elect to convert their Public Shares into a pro rata portion of the trust account; (iv) the New Charter Provisions Proposals are each approved by a majority of issued and outstanding shares of common stock of AAMAC as of the record date; and (v) certain other closing conditions are met.

Only AAMAC stockholders who held AAMAC common stock and AAMAC warrantholders who held warrants exercisable for AAMAC common stock as of July 8, 2009 will be entitled to vote at the Special Meeting of Stockholders or the Special Meeting of Warrantholders, as the case may be. Whether or not you plan to attend the Special Meeting of Stockholders or the Special Meeting of Warrantholders, please complete, sign and date your proxy card and return it in the pre-addressed postage paid envelope. If your shares or warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting of Stockholders or the Special Meeting of Warrantholders and vote in person, you must obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Stockholders or the Special Meeting of Warrantholders or, if you hold your shares or warrants through a broker or bank, if you do not instruct your broker how to vote your shares or warrants, as the case may be, or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Stockholders or the Special Meeting of Warrantholders, it will have the same effect as a vote against certain proposals presented to the stockholders and warrantholders, as more fully described in this proxy statement/prospectus.

AAMAC’s board of directors has unanimously approved the Purchase Agreement and the Acquisition and unanimously recommends (i) that AAMAC stockholders vote FOR approval of the Charter Amendment, FOR adoption of the Purchase Agreement and approval of the Acquisition, FOR the approval of the New Charter Provisions Proposals, FOR approval of the Incentive Plan and FOR approval of the Stockholder Adjournment Proposal and (ii) that AAMAC warrantholders vote FOR approval the Warrant Redemption Proposal and FOR approval of the Warrantholder Adjournment Proposal.

Thank you for your consideration of these matters.

Sincerely,

Mark D. Klein Chief Executive Officer and President

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OR WARRANTS, AS APPLICABLE, WILL BE VOTED IN FAVOR OF EACH OF THE APPLICABLE PROPOSALS. IN THAT EVENT AN AAMAC STOCKHOLDER WILL NOT BE ELIGIBLE TO HAVE ITS SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF

AAMAC’S INITIAL PUBLIC OFFERING ARE HELD. AN AAMAC STOCKHOLDER MUST VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT AAMAC CONVERT ITS PUBLIC SHARES INTO A PRO RATA PORTION OF THE TRUST ACCOUNT NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL IN ORDER TO EXERCISE CONVERSION RIGHTS. IN ORDER TO CONVERT ITS SHARES, AN AAMAC STOCKHOLDER MUST TENDER ITS STOCK TO AAMAC’S STOCK TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF AAMAC STOCKHOLDERS. AN AAMAC STOCKHOLDER MAY TENDER STOCK BY EITHER DELIVERING THE STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING THE SHARES ELECTRONICALLY THROUGH DEPOSITORY TRUST COMPANY. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT. IF AN AAMAC STOCKHOLDER HOLDS THE SHARES THROUGH A BROKERAGE FIRM OR BANK, IT MUST INSTRUCT THE ACCOUNT EXECUTIVE AT ITS BROKER OR BANK TO WITHDRAW THE SHARES FROM ITS ACCOUNT IN ORDER TO EXERCISE ITS CONVERSION RIGHTS. SEE “SPECIAL MEETING OF AAMAC STOCKHOLDERS AND SPECIAL MEETING OF AAMAC WARRANTHOLDERS — CONVERSION RIGHTS” BEGINNING ON PAGE 68 OF THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THE EXCHANGE OFFER DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS HAS NOT YET COMMENCED. THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL COMPANY WARRANTS. THE SOLICITATION AND THE OFFER TO BUY COMPANY WARRANTS WILL ONLY BE MADE PURSUANT TO AN OFFER TO EXCHANGE, FORMS OF LETTERS OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE EXCHANGE OFFER THAT THE COMPANY INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). ONCE FILED, COMPANY WARRANTHOLDERS SHOULD READ THE DOCUMENTS RELATING TO THE EXCHANGE OFFER CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, COMPANY WARRANTHOLDERS WILL BE ABLE TO OBTAIN THE EXCHANGE OFFER STATEMENT AND THE OTHER DOCUMENTS RELATING TO THE EXCHANGE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR FROM THE EXCHANGE AGENT NAMED IN THE EXCHANGE OFFER MATERIALS.

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS

OF ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

TO BE HELD ON JULY 28, 2009

To the Warrantholders of Alternative Asset Management Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Warrantholders of Alternative Asset Management Acquisition Corp. (“AAMAC”), a Delaware corporation, will be held at 10:00 a.m. Eastern time, on July 28, 2009, at the offices of Ellenoff Grossman & Schole LLP, AAMAC’s counsel, at 150 East 42nd Street, New York, New York 10017. You are cordially invited to attend the Special Meeting of Warrantholders, at which warrantholders will be asked to consider and vote upon the following proposals, which are more fully described in the enclosed proxy statement/prospectus:

(1) The Warrant Redemption Proposal—to consider and vote upon a proposal to amend the warrant agreement (the “Warrant Agreement”), which governs the terms of AAMAC’s outstanding warrants, including those held by AAMAC’s sponsors that were issued in the private offering consummated immediately prior to AAMAC’s initial public offering, in connection with AAMAC’s consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization, dated as of May 29, 2009 and July 8, 2009, respectively (as amended, “Purchase Agreement”), by and among AAMAC, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders”), on the other hand, pursuant to which the Great American Members will contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”) and concurrently, Merger Sub will merge with and into AAMAC, as a result of which AAMAC and Great American will be wholly-owned subsidiaries of the Company and outstanding shares of AAMAC common stock and AAMAC warrants will be exchanged for common stock and warrants, respectively, of the Company. The amendment to the Warrant Agreement would (a) require the redemption of all of the outstanding warrants, including those held by AAMAC’s sponsors, at any time on or prior to the 90th day following the Acquisition, at a price of $.50 per warrant (the “Warrant Redemption”), (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition (the “Warrant Redemption Proposal”).

(2) The Warrantholder Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting of Warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting of Warrantholders, there are not sufficient votes to approve the amendment to the Warrant Agreement (the “Warrantholder Adjournment Proposal”); and

(3) Such other procedural matters as may properly come before the Special Meeting of Warrantholders or any adjournment or postponement thereof.

After careful consideration, AAMAC’s board of directors has unanimously determined that the Warrant Redemption is fair to and in the best interests of AAMAC and its warrantholders and unanimously recommends that AAMAC warrantholders vote FOR the Warrant Redemption Proposal and FOR the Warrantholder Adjournment Proposal.

These items of business are described in the enclosed proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of AAMAC warrants at the close of business on July 8, 2009 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting of Warrantholders and any adjournments or postponements of the Special Meeting of Warrantholders.

All AAMAC warrantholders are cordially invited to attend the Special Meeting of Warrantholders in person. To ensure your representation at the Special Meeting of Warrantholders, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of AAMAC warrants, you may also cast your vote in person at the Special Meeting of Warrantholders. If your warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your warrants or, if you wish to attend the Special Meeting of Warrantholders and vote in person, obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Warrantholders or, if you hold your warrants through a broker or bank, if you do not instruct your broker how to vote your warrants or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Warrantholders, it will have the same effect as a vote against the Warrant Redemption Proposal.

A complete list of AAMAC warrantholders of record entitled to vote at the Special Meeting of Warrantholders will be available for ten days before the Special Meeting of Warrantholders at the principal executive offices of AAMAC for inspection by warrantholders during ordinary business hours for any purpose germane to the Special Meeting of Warrantholders.

As of the record date for the Special Meeting of Warrantholders, AAMAC’s initial stockholders, including all of its directors and officers and their affiliates, owned an aggregate of approximately 10.05% of the outstanding warrants of AAMAC. Pursuant to a voting agreement entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, these warrantholders agreed to vote their AAMAC warrants in favor of the proposals presented at the Special Meeting of Warrantholders.

Your vote is important regardless of the number of warrants you own. Whether you plan to attend the Special Meeting of Warrantholders or not, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the warrants you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

July 17, 2009	By Order of the Board of Directors,

Mark D. Klein
Chief Executive Officer and President

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. IF THE ACQUISITION IS NOT COMPLETED AND AAMAC DOES NOT COMPLETE AN INITIAL BUSINESS COMBINATION PRIOR TO AUGUST 1, 2009, YOUR WARRANTS WILL EXPIRE WORTHLESS.

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

To Be Held On July 28, 2009

To the Stockholders of Alternative Asset Management Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Alternative Asset Management Acquisition Corp. (“AAMAC”), a Delaware corporation, will be held at 10:30 a.m. Eastern time, on July 28, 2009, at the offices of Ellenoff Grossman & Schole LLP, AAMAC’s counsel, at 150 East 42nd Street, New York, New York 10017. You are cordially invited to attend the Special Meeting of Stockholders, at which stockholders will be asked to consider and vote upon the following proposals, which are more fully described in the enclosed proxy statement/prospectus:

(1) The Charter Amendment Proposal—to consider and vote upon an amendment to AAMAC’s amended and restated certificate of incorporation (the “Charter Amendment”) modifying the definition of “business combination” to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of AAMAC’s trust account (the “Charter Amendment Proposal”);

(2) The Acquisition Proposal—to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization, dated as of May 29, 2009 and July 8, 2009, respectively (as amended, “Purchase Agreement”), by and among AAMAC, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders”), on the other hand, and to approve the transactions contemplated thereby, including the contribution by the Great American Members of all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of Merger Sub with and into AAMAC as a result of which AAMAC and Great American will become wholly-owned subsidiaries of the Company and outstanding common stock and warrants of AAMAC will be exchanged for common stock and warrants of the Company, respectively (the “Acquisition Proposal”);

(3) The New Charter Provisions Proposals—to consider and vote upon separate proposals to ratify certain material provisions of the Company’s certificate of incorporation that are different from the provisions of AAMAC’s amended and restated certificate of incorporation, including: (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not, (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”) all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision (collectively, the “New Charter Provisions Proposals”);

(4) The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the 2009 Stock Incentive Plan (the “Incentive Plan”), pursuant to which 7,822,000 shares of common stock will be reserved for issuance to directors, executive officers and other employees upon the exercise of various types of equity awards to be granted pursuant to the terms of the Incentive Plan (the “Incentive Plan Proposal”), which Incentive Plan will be assumed by the Company if the Acquisition is approved;

(5) The Stockholder Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting of Stockholders, there are not sufficient votes to approve the Charter Amendment, adopt the Purchase Agreement and approve the Acquisition, approve the New Charter Provisions Proposals, or adopt the Incentive Plan (the “Stockholder Adjournment Proposal”); and

(6) Such other procedural matters as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

After careful consideration, AAMAC’s board of directors has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are fair to and in the best interests of AAMAC and its securityholders and unanimously recommends that AAMAC stockholders vote FOR the Charter Amendment Proposal, FOR the Acquisition Proposal, FOR the New Charter Provisions Proposals, FOR the Incentive Plan Proposal and FOR the Stockholder Adjournment Proposal.

These items of business are described in the enclosed proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of AAMAC common stock at the close of business on July 8, 2009 are entitled to notice of the Special Meeting of Stockholders and to vote and have their votes counted at the Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders.

All AAMAC stockholders are cordially invited to attend the Special Meeting of Stockholders in person. To ensure your representation at the Special Meeting of Stockholders, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of AAMAC common stock, you may also cast your vote in person at the Special Meeting of Stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting of Stockholders and vote in person, you must obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Stockholders or, if you hold your shares through a broker or bank, if you do not instruct your broker how to vote your shares or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Stockholders, it will have the same effect as a vote against the approval of the Charter Amendment Proposal, against the approval of the Acquisition Proposal and against the approval of the New Charter Provisions Proposals.

A complete list of AAMAC stockholders of record entitled to vote at the Special Meeting of Stockholders will be available for ten days before the Special Meeting of Stockholders at the principal executive offices of AAMAC for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting of Stockholders.

As of the record date for the Special Meeting, AAMAC’s initial stockholders, including all of its directors and officers and their affiliates, owned an aggregate of approximately 21.66% of the outstanding shares of AAMAC common stock, including 10,350,000 shares which were purchased prior to AAMAC’s initial public offering and an additional 859,200 shares purchased subsequent to the initial public offering. Pursuant to letter agreements entered into by AAMAC, the representative of the underwriters in AAMAC’s initial public offering and each of these stockholders, all of these stockholders have agreed to vote their shares acquired prior to AAMAC’s initial public offering in accordance with the vote of the majority in interest of all other AAMAC stockholders with respect to the Acquisition Proposal. In addition, pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders have agreed to vote their AAMAC common stock (other than the AAMAC common stock acquired by them prior to AAMAC’s initial public offering, which will be voted as indicated above with respect to the Acquisition Proposal) in favor of the proposals presented at the Special Meeting of Stockholders.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting of Stockholders or not, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

July 17, 2009	By Order of the Board of Directors,

Mark D. Klein
Chief Executive Officer and President

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF AAMAC’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT AAMAC CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST TENDER YOUR STOCK TO AAMAC’S STOCK TRANSFER AGENT PRIOR TO THE SPECIAL MEETING OF AAMAC STOCKHOLDERS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY THROUGH DEPOSITORY TRUST COMPANY. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES THROUGH A BROKERAGE FIRM OR BANK, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF AAMAC STOCKHOLDERS AND SPECIAL MEETING OF AAMAC WARRANTHOLDERS — CONVERSION RIGHTS” BEGINNING ON PAGE 73 OF THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION, DATED JULY 17, 2009

PROXY STATEMENT FOR SPECIAL MEETINGS OF STOCKHOLDERS

AND WARRANTHOLDERS

OF ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

AND PROSPECTUS FOR UP TO 67,842,000 SHARES OF COMMON STOCK

AND UP TO 46,025,000 WARRANTS TO PURCHASE COMMON STOCK

OF GREAT AMERICAN GROUP, INC.

The board of directors of Alternative Asset Management Acquisition Corp. (“AAMAC”), has unanimously approved the acquisition of Great American Group, LLC, a California limited liability company (“Great American”), pursuant to that certain Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization, dated as of May 29, 2009 and July 8, 2009, respectively (as amended, “Purchase Agreement”), by and among AAMAC, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American, the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders”), on the other hand.

Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”). As a result of the Contribution, Great American will become a wholly-owned subsidiary of the Company. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving (the “Merger” and, together with the Contribution, the “Acquisition”). In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described. As a result of Merger, AAMAC will become a wholly-owned subsidiary of the Company.

In connection with the Acquisition, AAMAC is seeking to amend the terms of the warrant agreement governing the warrants exercisable for shares of AAMAC common stock (the “Warrant Agreement”) in order to (a) require the redemption of all of the outstanding warrants, including those held by OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark D. Klein, David Hawkins and Steven Shenfeld, who are collectively referred to as AAMAC’s sponsors, at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition (the “Warrant Redemption”), (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition the “Warrant Redemption Proposal”). The approval of the Warrant Redemption Proposal is a condition to the consummation of the Acquisition.

As described more fully in this proxy statement/prospectus, as soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company for warrants of the Company with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition.

Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares as described below. The AAMAC directors, officers and sponsors, which are collectively referred to as the AAMAC founders, have agreed that 2,500,000 of the shares of Company common stock they receive in exchange for their AAMAC founder stock will continue to be held in escrow until Great American’s achievement of the Adjusted EBITDA targets described in the attached proxy statement/prospectus. The AAMAC founders agreed that the remaining 6,350,000 founder shares will be cancelled upon consummation of the Acquisition. The AAMAC founders have further agreed to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.

In connection with the closing of the Acquisition, the Great American Members and the Phantom Equityholders will, collectively, receive (i) $60,000,000 in cash (the “Closing Cash Consideration”) and (ii) 12,000,000 shares of common stock of the Company (the “Closing Stock Consideration”). In addition, the Great American Members are eligible to receive an additional $10,000,000 cash payment (the “Contingent Cash Consideration”) and, together with the Phantom Equityholders, are eligible to receive up to an aggregate of 6,000,000 additional shares of common stock of the Company (the “Contingent Share Consideration”) upon Great American’s achievement of certain Adjusted EBITDA targets as described in the Purchase Agreement.

AAMAC’s units, common stock and warrants are currently traded on the NYSE Amex under the symbols AMV.U, AMV and AMV.WS, respectively. AAMAC’s units, common stock and warrants had closing prices of $9.69, $9.32 and $0.22, respectively, on July 16, 2009. Following the consummation of the Acquisition, the common stock, warrants and units of AAMAC will cease trading on the NYSE Amex. There is presently no public market for the common stock or warrants of the Company. The Company has applied to have its common stock and warrants listed for trading on the Nasdaq Capital Market under the symbols “GAXX” and “GAXX.WS,” respectively, on or promptly after the date of the consummation of the Acquisition. There can be no assurance that the Company’s securities will be listed or, if listed initially, continue to be listed, on the Nasdaq Capital Market or any other exchange in the future.

AAMAC is providing this proxy statement/prospectus and accompanying proxy cards to its stockholders and warrantholders in connection with the solicitation of proxies to be voted at the Special Meetings of AAMAC stockholders and AAMAC warrantholders and at any adjournments or postponements of the Special Meetings. This proxy statement/prospectus also constitutes a prospectus of the Company for the shares of the Company’s common stock and warrants to be issued to the securityholders of AAMAC and to the Great American Members pursuant to the terms of the Acquisition. Whether or not you plan to attend the Special Meetings, we urge you to read this material carefully. You should carefully consider the matters discussed under the heading “Risk Factors” beginning on page 44 of the proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

AAMAC consummated its initial public offering, or IPO, on August 7, 2007. Citigroup Global Markets Inc., or Citigroup, acted as lead manager for the IPO. Citigroup and the other underwriters may provide assistance to AAMAC, Great American, the Company and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. Approximately $13,500,000 of the underwriters’ discounts and commissions relating to AAMAC’s IPO were deferred pending stockholder approval of AAMAC’s initial business combination and will be released to the underwriters upon consummation of the Acquisition. If the Acquisition is not consummated and AAMAC is required to be liquidated, the underwriters will not receive any of such fees. Stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation.

This proxy statement/prospectus is dated July 17, 2009 and is first being mailed to AAMAC stockholders and AAMAC warrantholders on or about July 20, 2009.

i

Trademarks, Trade Names and Service Marks

Great American owns trademarks that are used in conjunction with the operation of its business. The trademarks Great American Group TM and TM which are included in this proxy statement/prospectus are registered in the United States.

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR AAMAC WARRANTHOLDERS AND STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the AAMAC Special Meeting of Warrantholders and the AAMAC Special Meeting of Stockholders including the proposed transaction. The following questions and answers may not include all the information that is important to warrantholders and stockholders of AAMAC. We urge warrantholders and stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q. Why am I receiving this proxy statement/prospectus?

A. AAMAC and Great American have entered into an Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization, dated as of May 29, 2009 and July 8, 2009, respectively, by and among AAMAC, the Company and Merger Sub, on the one hand, and Great American, the Great American Members, and the representative of each of Great American, the Great American Members and the Phantom Equityholders, on the other hand. This agreement, as amended, is referred to as the Purchase Agreement. A copy of the Purchase Agreement as amended is attached to this proxy statement/prospectus as Annexes A, B-1 and B-2. You are encouraged to read this proxy statement/prospectus, including all the annexes hereto.

Warrantholders are being asked to consider and vote upon a proposal to approve an amendment to the warrant agreement governing all of AAMAC’s outstanding warrants, referred to herein as the Warrant Agreement, to (a) require the redemption of all of the outstanding warrants, including warrants held by OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark D. Klein, David Hawkins and Steven Shenfeld, who are collectively referred to as AAMAC’s sponsors, for $0.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the exchange offer discussed below. This is referred to herein as the Warrant Redemption and the proposal is referred to herein as the Warrant Redemption Proposal. The form of the amendment to the Warrant Agreement is attached hereto as Annex F.

As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company, for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and with an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Acquisition.

Stockholders are being asked to consider and vote upon a proposal to amend AAMAC’s amended and restated certificate of incorporation to modify the definition of “business combination” to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the requirement that the fair market value of the target business equal at least 80% of the balance of AAMAC’s trust account, referred to herein as the 80% test. The form of the amendment to AAMAC’s amended and restated certificate of incorporation is attached hereto as Annex C. This is referred to herein as the Charter Amendment and the proposal is referred to herein as the Charter Amendment Proposal.

Stockholders are also being asked to consider and vote upon a proposal to adopt the Purchase Agreement, which, among other things, provides for the contribution by the Great American Members of all of the outstanding membership interests of Great American in exchange for common stock of the Company and cash, which transaction is referred to herein as the Contribution, and the concurrent merger of Merger Sub with and into AAMAC, which transaction is referred to herein as the Merger. The Contribution and the Merger are referred to herein together as the Acquisition.

In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described.

Stockholders are also being asked to consider and ratify certain provisions that are contained in the Company’s certificate of incorporation that are not contained in AAMAC’s amended and restated

certificate of incorporation. Specifically, AAMAC stockholders are being asked to consider (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not, (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, referred to herein as the DGCL, all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision. These provisions in the Company’s certificate of incorporation are referred to herein as the New Charter Provisions and the proposals are referred to herein as the New Charter Provisions Proposals.

Stockholders are also being asked to adopt the 2009 Stock Incentive Plan, referred to herein as the Incentive Plan, pursuant to which 7,822,000 shares of common stock will be reserved for issuance upon the exercise of various types of equity incentive awards which may be granted to directors, executive officers and other employees pursuant to the terms of the Incentive Plan. The Company will assume the Incentive Plan in connection with the Acquisition. This is referred to herein as the Incentive Plan Proposal. The form of the Incentive Plan is attached hereto as Annex E.

The approval of the Warrant Redemption Proposal by AAMAC warrantholders and the approval of the Charter Amendment, adoption of the Purchase Agreement and approval of the Acquisition by AAMAC stockholders are preconditions to the consummation of the Acquisition. If the Charter Amendment Proposal is not approved, the Acquisition

Proposal will not be presented to the AAMAC stockholders for a vote. If the Acquisition Proposal is not approved, the New Charter Provisions Proposals and the Incentive Plan Proposal will not be presented to the AAMAC stockholders for a vote.

This proxy statement/prospectus contains important information about the proposed Acquisition and the other matters to be acted upon at the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You should read it carefully.

Your vote is important. You are encouraged to submit your proxy card as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q. What is being voted on?

A. Below are proposals on which AAMAC’s warrantholders are being asked to vote and proposals on which AAMAC’s stockholders are being asked to vote.

Warrantholder Proposals

•       To approve an amendment to the Warrant Agreement governing all of AAMAC’s outstanding warrants to (a) require redemption of the outstanding warrants at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition.

•       To approve the adjournment of the Special Meeting of Warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting of Warrantholders, there are not sufficient votes to approve the Warrant Redemption Proposal. This is referred to herein as the Warrantholder Adjournment Proposal. This proposal will only be presented to the Special Meeting of Warrantholders if there are not sufficient votes to approve the Warrant Redemption Proposal.

Stockholder Proposals

•       To approve the Charter Amendment to modify the definition of “business combination” in AAMAC’s amended and restated certificate of incorporation. If the Charter Amendment Proposal is approved, the amendment to AAMAC’s amended and restated certificate of incorporation attached as Annex C hereto will immediately be filed with the Secretary of State of Delaware. After such filing is made with the State of Delaware, the Acquisition Proposal will be presented at the Special Meeting of Stockholders.

•       To adopt the Purchase Agreement and approve the Acquisition. The Acquisition Proposal will be presented at the Special Meeting of Stockholders for a vote only if the Charter Amendment Proposal is approved.

•       To consider and approve separate proposals to ratify each of the New Charter Provisions. The presentation of the New Charter Provisions Proposals at the Special Meeting of Stockholders is conditioned upon the approval of the Acquisition Proposal.

•       To approve the adoption of the Incentive Plan. The presentation of the Incentive Plan Proposal at the Special Meeting of Stockholders is conditioned upon the approval of the Acquisition Proposal. The Incentive Plan will be adopted by AAMAC and assumed by the Company only if the Acquisition is consummated.

•       To approve the adjournment of the Special Meeting of Stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting of Stockholders, there are not sufficient votes to approve the Charter Amendment, to adopt the Purchase Agreement and approve the Acquisition, to approve the New Charter Provisions Proposals or to adopt the Incentive Plan. This is referred to herein as the Stockholder Adjournment Proposal. This proposal will only be presented at the Special Meeting of Stockholders if there are not sufficient votes to approve one of the other proposals presented to stockholders.

It is important for you to note that in the event the Acquisition Proposal does not receive the requisite vote for approval, then AAMAC will not consummate the Acquisition or the Warrant Redemption. If AAMAC does not consummate the Acquisition and fails to complete an initial business combination by August 1, 2009, AAMAC will be required to dissolve and liquidate and the warrants will expire worthless.

Q. Are the proposals conditioned on one another?	A. Yes. Unless the Charter Amendment Proposal is approved at the Special Meeting of Stockholders, the Acquisition Proposal will not be presented to the stockholders of AAMAC and, unless the Acquisition Proposal is approved at the Special Meeting of Stockholders, the other proposals will not be presented to the stockholders of AAMAC.

Q. What will happen in the Acquisition?

A. At the closing of the Acquisition, the Contribution Consideration Recipients will collectively receive (i) the Cash Consideration and (ii) the Closing Stock Consideration. In addition, the Great American Members are eligible to receive the Contingent Cash Consideration and, together with the Phantom Equityholders, are eligible to receive the Contingent Stock Consideration, in each case upon Great American’s achievement of certain Adjusted EBITDA targets as described in the Purchase Agreement. All these terms are defined below in this proxy statement/prospectus.

Concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving. In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described. As a result of the Merger and Contribution, AAMAC and Great American will become wholly-owned subsidiaries of the Company.

Q. Why is AAMAC proposing the Acquisition?	A. AAMAC was organized to acquire through an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the alternative asset management sector or a related business, referred to herein as AAMAC’s initial business combination or AAMAC’s business combination, although AAMAC is not limited to consummating its initial business combination in such industry.

AAMAC consummated its IPO on August 7, 2007. Approximately $402,430,000 of the proceeds of AAMAC’s initial public offering (including $13,500,000 of deferred underwriting commissions), together with $4,625,000 raised from the private sale of sponsor warrants, was placed in a trust account immediately following the IPO and, in accordance with AAMAC’s amended and restated certificate of incorporation, will be released upon the consummation of a business combination. As of the record date approximately $407,778,768 was held in the trust account. If the Acquisition is consummated, the funds held in the trust account will be released (i) to pay the Cash Consideration, (ii) to pay the transaction fees and expenses up to the applicable caps, (iii) to reimburse $1,000,000 of expenses of Halcyon relating to the purchase agreement between AAMAC and Halcyon terminated in June 2008, (iv) to pay AAMAC’s tax obligations and the deferred underwriting compensation in connection with AAMAC’s IPO, (v) to pay AAMAC stockholders who properly exercise their conversion rights, (vi) to consummate the Warrant Redemption, (vii) to pay $240,000 owed by AAMAC to Hanover Group US, LLC for administrative fees and (viii) for working capital and general corporate purposes of the Company and its subsidiaries. In addition, the funds released from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares.

See the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal — AAMAC’s Board of Directors’ Reasons for the Approval of the Acquisition” for additional information.

Q. Why is AAMAC proposing the Charter Amendment?	A. Pursuant to AAMAC’s amended and restated certificate of incorporation, AAMAC’s corporate existence will automatically terminate on August 1, 2009, unless AAMAC consummates a “business combination” as defined therein. To constitute a “business combination,” AAMAC must acquire a target business whose fair market value is equal to at least 80% of the balance of AAMAC’s trust account (excluding deferred underwriting discounts and commissions), and which results in (a) the ownership by AAMAC of at least 51% of the voting equity interests of the target business and (b) control by AAMAC of the majority of any governing body of the target business. The manner in which the Acquisition is structured, the agreement of the parties as to the constitution of the Company’s board of directors following the

Acquisition and the consideration to be paid in connection with the Acquisition cause the Acquisition to fail to qualify as a “business combination,” as such term is currently defined in AAMAC’s amended and restated certificate of incorporation. Accordingly, AAMAC is requesting that its stockholders approve an amendment to the definition of “business combination” contained in AAMAC’s amended and restated certificate of incorporation to enable AAMAC to consummate the Acquisition. Specifically, AAMAC is seeking the approval of its stockholders to amend its amended and restated certificate of incorporation to modify the definition of “business combination” in Article Sixth to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the 80% test. As a result, approval of the Charter Amendment will permit the consummation of the Acquisition pursuant to which (a) an affiliate of AAMAC, namely the Company, will acquire 100% of Great American’s membership interests, (b) AAMAC stockholders will not control the governing body of the target business, Great American, or the governing body of the Company, which will be the parent of Great American following the Acquisition and (c) the fair market value of the acquired business will not be equal to at least 80% of the net assets held in AAMAC’s trust account. If the requisite approval is received, the Charter Amendment will be filed with the Delaware Secretary of State immediately upon its approval and prior to the stockholders’ consideration of the Acquisition Proposal at the Special Meeting of Stockholders.

Q. Why is AAMAC proposing the Warrant Redemption Proposal?	A. AAMAC’s warrantholders are being asked to approve the Warrant Redemption Proposal because the approval of the Warrant Redemption Proposal is a condition to consummation of the Acquisition. In addition, AAMAC’s board of directors believes that the elimination of the warrants from the Company’s capital structure will increase the Company’s strategic opportunities and attractiveness to future investors.

Q. Why is AAMAC proposing the New Charter Provisions Proposals?	A. The certificate of incorporation of the Company contains certain material provisions that are not included in AAMAC’s amended and restated certificate of incorporation. Specifically, AAMAC stockholders are being asked to consider (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not; (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract had been approved by or ratified by all stockholders, whether or not such contract would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision. Stockholders of AAMAC will have the opportunity to review and ratify the provisions of the Company’s certificate of incorporation that will become applicable to them in their capacities as stockholders of the Company following the Acquisition.

Q. Why is AAMAC proposing the Incentive Plan Proposal?	A. AAMAC’s stockholders are being asked to approve the Incentive Plan which would be assumed by the Company following the Acquisition. AAMAC’s board of directors believes that the Incentive Plan will allow the Company going forward to provide incentives to management to assist the Company in achieving its long term corporate objectives and enable the Company to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire equity interests in the Company.

Q. What vote is required to approve the proposals presented at the Special Meeting of Warrantholders?

A. Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the AAMAC warrants as of the record date.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the outstanding AAMAC warrants represented in person or by proxy at the Special Meeting of Warrantholders and entitled to vote thereon as of the record date.

Abstentions will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal. A broker non-vote will have the effect of a vote “AGAINST” the Warrant Redemption Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Warrantholder Adjournment Proposal.

Q. What vote is required to approve the proposals presented at the Special Meeting of Stockholders?

A. The approval of the Charter Amendment Proposal and the New Charter Provisions Proposals require the affirmative vote of a majority of the issued and outstanding shares of AAMAC common stock as of the record date.

The Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding shares of AAMAC common stock as of the record date and a majority of AAMAC’s Public Shares as of the record date. If holders of 30% or more of the Public Shares vote against the Acquisition and demand that their Public Shares be converted into a pro rata portion of the trust account, AAMAC will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Acquisition. See the section entitled “Special Meeting of AAMAC Stockholders and Special Meeting of AAMAC Warrantholders—Conversion Rights” for additional information.

The approval of the Incentive Plan Proposal and the Stockholder Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AAMAC common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the New Charter Provisions Proposals. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Incentive Plan Proposal or the Stockholder Adjournment Proposal.

Q. How will AAMAC’s directors and officers vote?	A. In connection with AAMAC’s IPO, AAMAC and Citigroup Global Markets, the representative of the underwriters of the IPO, entered into agreements with each of AAMAC’s directors, officers and sponsors, which are collectively referred to as the AAMAC founders, pursuant to which each AAMAC founder agreed to vote his, her or its shares of common stock of AAMAC purchased prior to AAMAC’s IPO, which 10,350,000 shares are referred to herein as the founder shares, with respect to the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares on that proposal. In addition, pursuant to a voting agreement entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the founder shares, which will be voted as indicated above with respect to the Acquisition Proposal) and their AAMAC warrants in favor of the proposals presented at the Special Meeting of Stockholders and the Special Meeting of Warrantholders. See the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Voting Agreement” for additional information.

Q. What happens if I vote against the Acquisition Proposal?

A. If you are a holder of Public Shares and you vote against the Acquisition Proposal, you have the right to demand that AAMAC convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of AAMAC’s IPO are held. These rights to demand conversion of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. If holders of 30% or more of the Public Shares vote against the Acquisition and properly demand conversion, then AAMAC will not consummate the Acquisition and your Public Shares will not be converted into a pro rata share of the trust account. If the Acquisition is not consummated and AAMAC does not consummate a business combination by August 1, 2009, AAMAC will be required to dissolve and liquidate.

Q. How do I exercise my conversion rights?	A. If you are a holder of Public Shares and wish to exercise your conversion rights, you must (i) vote against the Acquisition Proposal and the Acquisition must be approved and completed, (ii) prior to the vote on the Acquisition Proposal, demand that AAMAC convert your Public Shares into a pro rata portion of the trust account, and (iii) deliver your stock to AAMAC’s transfer agent physically or electronically through Depository Trust Company, or DTC, prior to the Special Meeting of Stockholders.

Any action that does not include an affirmative vote against the Acquisition will prevent you from exercising your conversion rights. Your vote on any proposal other than the Acquisition Proposal will have no impact on your conversion rights.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, AAMAC’s transfer agent, at the address listed on page 16. If you (i) initially vote for the Acquisition Proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the Acquisition Proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to AAMAC to exercise your conversion rights, or (iii) initially vote against the Acquisition Proposal but later wish to vote for it, you may request AAMAC to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting AAMAC at the phone number or address listed on page 16.

Any request for conversion, once made, may be withdrawn at any time until the vote taken with respect to the Acquisition Proposal at the Special Meeting of Stockholders. If you delivered your shares for conversion to AAMAC’s transfer agent and decide prior to the Special Meeting of Stockholders not to exercise your conversion rights, you may request that AAMAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting AAMAC’s transfer agent at the phone number or address listed on page 16.

Q. Do I have appraisal rights if I object to the proposed Acquisition?

Any corrected or changed proxy card must be received by AAMAC’s secretary prior to the vote on the Acquisition Proposal. No demand for conversion will be honored unless the holder’s common stock has been delivered (either physically or electronically) to the transfer agent prior to the Special Meeting of Stockholders.

A. AAMAC stockholders may have appraisal rights in connection with the Acquisition. If appraisal rights are available, holders of shares of AAMAC common stock who do not vote in favor of the Acquisition Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Acquisition under Section 262 of the DGCL. Holders of Public Shares electing to exercise conversion rights will not be entitled to appraisal rights. For additional information, including the procedures for properly demanding appraisal, see “Special Meeting of AAMAC Warrantholders and Special Meeting of AAMAC Stockholders—Appraisal Rights.”

Q. What happens to the funds deposited in the trust account upon consummation of the Acquisition?

A. If the Acquisition is consummated, the funds held in the trust account will be released (i) to pay the Cash Consideration, (ii) to pay the transaction fees and expenses up to the applicable caps, (iii) to reimburse $1,000,000 of expenses of Halcyon relating to the purchase agreement between AAMAC and Halcyon terminated in June 2008, (iv) to pay AAMAC’s tax obligations and the deferred underwriting compensation in connection with AAMAC’s IPO, (v) to pay AAMAC stockholders who properly exercise their conversion rights, (vi) to consummate the Warrant Redemption, (vii) to pay $240,000 owed by AAMAC to Hanover Group US, LLC for administrative fees and (viii) for working capital and general corporate purposes of the Company and its subsidiaries. In addition, the funds released from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares.

Q. What happens if the Acquisition is not consummated or is terminated?

A. There are certain circumstances under which AAMAC or Great American may terminate the Purchase Agreement. See the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Termination” for additional information regarding the parties’ specific termination rights. If the Acquisition is not completed by August 1, 2009, AAMAC’s corporate existence will automatically terminate in accordance with its amended and restated certificate of incorporation and AAMAC will thereafter dissolve and liquidate. In any liquidation of AAMAC, the funds deposited in the trust account, plus any interest earned thereon, less reserves for and claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of the Public Shares.

AAMAC warrantholders have no right to receive funds held in the trust account with respect to the warrants they hold. If the Acquisition is not completed by August 1, 2009, AAMAC will be required to dissolve and liquidate and the AAMAC warrants will expire worthless.

Holders of AAMAC’s founder shares have waived any right to any liquidation distribution with respect to those shares. Mark D. Klein, AAMAC’s chief executive officer, president and a director, and Paul D. Lapping, AAMAC’s chief financial officer, treasurer and secretary, have agreed to be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by AAMAC for services rendered or products sold to it, but only to the extent such entities have not signed a waiver. AAMAC cannot assure you that Messrs. Klein and Lapping will be able to satisfy those obligations. See the section entitled “Business of AAMAC — Liquidation If No Business Combination” for additional information.

Q. When is the Acquisition expected to be completed?	A. It is currently anticipated that the Acquisition will be consummated promptly following the Special Meeting of Warrantholders and Special Meeting of Stockholders to be held on July 28, 2009, provided that all other conditions to the consummation of the Acquisition have been satisfied or waived.

For a description of the conditions for the completion of the Acquisition, see the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement —Conditions to Closing of the Acquisition.”

Q.     Since AAMAC’s initial public offering prospectus did not disclose that AAMAC may seek to amend its certificate of incorporation prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares, that AAMAC may consummate a business combination with an entity outside the alternative asset management industry or that AAMAC may seek to amend the Warrant Agreement, what are my legal rights?

A. You should be aware that because AAMAC’s IPO prospectus did not disclose that AAMAC may seek to amend its amended and restated certificate of incorporation prior to the consummation of a business combination, that funds in the trust account might be used, directly or indirectly, to purchase Public Shares other than from holders who have voted against the Acquisition and demanded that their Public Shares be converted into a pro rata portion of the trust account (as AAMAC may contemplate doing and which is discussed in further detail below), that AAMAC may consummate a business combination with an entity outside the alternative asset management industry (Great American, a leading provider of asset disposition and valuation and appraisal services, may not be considered to be part of the alternative asset management industry) or that AAMAC may seek to amend the terms of the Warrant Agreement to revise the redemption provision, to delay the exercisability of the warrants or to preclude adjustment of the warrants as a result of the Acquisition, each holder of AAMAC common stock at the time of the Acquisition who purchased such shares of common stock in the IPO may have securities law claims against AAMAC for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the IPO units, each comprised of one share of common stock and a warrant exercisable for an additional share of common stock, less any amount received from sale of the original warrants purchased with them, plus interest from the date of AAMAC’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled if they exercise their conversion rights or if AAMAC liquidates). See “Proposals to be Considered by AAMAC Stockholders—The Charter Amendment Proposal,” “—The Acquisition Proposal—Actions That May Be Taken to Secure Approval of AAMAC’s Stockholders,” and “The Acquisition Proposal—Rescission Rights” for additional information.

Q. What is the exchange offer?	A. As soon as practicable and legally permissible and within 90 days following the consummation of the Acquisition, the Company intends to consummate an offer to exchange all outstanding warrants of the Company, for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition. For a more detailed discussion of the exchange offer, see the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer.”

Q. Why does the Company intend to conduct the exchange offer?	A. AAMAC and the Company believe that the elimination of the warrants from the Company’s capital structure will increase the Company’s strategic opportunities and attractiveness to future investors; however, AAMAC and the Company believe that conducting an exchange offer within 90 days following the consummation of the Acquisition will provide the warrantholders with an alternative to redemption. Warrantholders will have an opportunity to determine at such time whether to accept the $0.50 redemption price or to accept warrants to purchase common stock of the Company on the terms then proposed.

Q. Who can participate in the exchange offer?	A. Warrantholders of the Company at the time of the exchange offer may participate in the exchange offer. The holders of AAMAC’s sponsor warrants, which will be exchanged for Company warrants in connection with the Acquisition, have agreed that they will either exchange their respective warrants in the exchange offer or redeem them pursuant to the Warrant Redemption in accordance with the decision of the majority of the warrantholders of the Company.

Q. When does the Company expect to commence and complete the exchange offer?	A. The Company expects to commence the exchange offer as soon as practicable and legally permissible following the consummation of the Acquisition and to complete the exchange offer approximately 20 business days after commencement but in no event later than 90 days following the consummation of the Acquisition.

Q. What do I need to do now?	A. You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Acquisition will affect you as a stockholder or how the Warrant Redemption will affect you as a warrantholder of AAMAC, as the case may be. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q. How do I vote?	A. If you were a holder of record of AAMAC common stock or warrants on July 8, 2009, the record date for the Special Meeting of Warrantholders and the Special Meeting of Stockholders, you may vote with respect to the applicable proposals in person at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, or by submitting a proxy. You may submit your proxy by completing, signing, dating and returning the enclosed stockholder and/or warrantholder proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares or warrants, as the case may be, you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q. What will happen if I abstain from voting or fail to vote at the Special Meeting of Warrantholders or Special Meeting of Stockholders?

A. AAMAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote on the Acquisition will have the same effect as a vote “AGAINST” the proposal but will preclude you from having your shares converted into a pro rata portion of the trust account. In order to exercise your conversion rights, you must cast a vote against the Acquisition, make an election on the proxy card to convert such shares of common stock or submit a request in writing to AAMAC’s transfer agent at the address listed on page 16, and deliver your shares to AAMAC’s transfer agent physically or electronically through DTC prior to the Special Meeting of Stockholders.

An abstention from the Warrant Redemption Proposal presented to warrantholders will have the same effect as a vote “AGAINST” this proposal.

An abstention from voting on the Charter Amendment Proposal, the Acquisition Proposal or the New Charter Provisions Proposals presented to the AAMAC stockholders, will have the same effect as a vote “AGAINST” these proposals.

Q. What will happen if I sign and return my proxy card without indicating how I wish to vote?

A. Signed and dated proxies received by AAMAC without an indication of how the warrantholder or stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the warrantholders or the stockholders, as the case may be.

Stockholders will not be entitled to exercise their conversion rights if such stockholders return proxy cards to AAMAC without an indication of how they desire to vote with respect to the Acquisition Proposal or, for stockholders holding their shares in “street name,” if such stockholders fail to provide voting instructions to their banks, brokers or other nominees.

Q. If I am not going to attend the Special Meeting of Warrantholders or Special Meeting of Stockholders in person, should I return my proxy card instead?	A. Yes. Whether or not you plan to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed stockholder and/or warrantholder proxy card in the pre-addressed postage-paid envelope provided herewith as soon as possible, so your shares or warrants, as the case may be, may be represented at the Special Meeting of Warrantholders or the Special Meeting of Stockholders.

Q. If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A. No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. AAMAC believes the proposals presented to the stockholders and to the warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not count for purposes of determining the number of votes cast at the Special Meeting of Warrantholders or Special Meeting of Stockholders. Your bank, broker or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants in accordance with directions you provide.

Q. May I change my vote after I have mailed my signed proxy card?	A. Yes. You may change your vote by sending a later-dated, signed proxy card to AAMAC’s secretary at the address listed on page 16 so that it is received by AAMAC’s secretary prior to the Special Meeting of Stockholders or Special Meeting of Warrantholders or attend the Special Meeting of Stockholders or the Special Meeting of Warrantholders in

person and vote. You also may revoke your proxy by sending a notice of revocation to AAMAC’s secretary, which must be received by AAMAC’s secretary prior to the Special Meeting of Stockholders or Special Meeting of Warrantholders.

Q. What should I do if I receive more than one set of voting materials?	A. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your AAMAC shares and warrants.

Q. Who can help answer my questions?

A. If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Paul D. Lapping

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

Tel: (212) 409-2434

Fax: (212) 409-2407

Or

You may also contact Morrow & Co., LLC, AAMAC’s proxy solicitor, at:

470 West Avenue, Stamford, Connecticut 06902

Telephone: (800) 662-5200

To obtain timely delivery, AAMAC stockholders or warrantholders must request the materials no later than July 21, 2009.

You may also obtain additional information about AAMAC from documents filed with the Securities and Exchange Commission, or the SEC, by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to vote against the Acquisition and seek conversion of your Public Shares, you will need to deliver your stock (either physically or electronically) to AAMAC’s transfer agent prior to the Special Meeting of Stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Tel: (212) 845-3287

Fax: (212) 616-7616

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Acquisition and the proposals to be considered at the Special Meetings, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to AAMAC means Alternative Asset Management Acquisition Corp., references to the Company means Great American Group, Inc. and, following the transactions described herein, means Great American Group, Inc. together with its subsidiaries, and references to Great American means Great American Group, LLC together with its subsidiaries. All share calculations assume no exercise of appraisal rights by AAMAC stockholders.

This proxy statement/prospectus is:

•	a proxy statement of AAMAC for use in the solicitation of proxies for its Special Meeting of Warrantholders and Special Meeting of Stockholders; and

•

a prospectus of the Company relating to (i) the issuance of shares of the Company’s common stock and the Company’s warrants to holders of AAMAC common stock and warrants, as applicable, and (ii) the issuance of shares of the Company’s common stock to the Great American Members in exchange for the membership interests of Great American.

THE WARRANTHOLDER PROPOSALS

THE WARRANT REDEMPTION PROPOSAL (Page 76)

AAMAC proposes to amend the Warrant Agreement governing its warrants, including the sponsor warrants, to (a) require redemption of all of the outstanding warrants, including those held by AAMAC’s sponsors, at $0.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Acquisition.

The form of Amendment No. 1 to the Warrant Agreement is attached as Annex F to this proxy statement/prospectus. You are encouraged to read the amendment in its entirety. See the section entitled “Proposals to be Considered by AAMAC Warrantholders—The Warrant Redemption Proposal” for additional information.

As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition.

If the Acquisition is not consummated and AAMAC does not consummate an initial business combination by August 1, 2009, AAMAC will be required to liquidate and all the AAMAC warrants will expire worthless.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL (Page 79)

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting of Warrantholders to permit AAMAC to amend the Warrant Agreement to permit the Company to consummate the Warrant Redemption immediately following the Acquisition, the Warrantholder Adjournment Proposal allows AAMAC’s board of directors to adjourn the Special Meeting of Warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies to amend the Warrant Agreement. See the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrantholder Adjournment Proposal” for additional information.

THE STOCKHOLDER PROPOSALS

THE CHARTER AMENDMENT PROPOSAL (Page 80)

Pursuant to AAMAC’s amended and restated certificate of incorporation, AAMAC’s corporate existence will automatically terminate on August 1, 2009, unless AAMAC consummates a “business combination” as defined therein. To constitute a “business combination,” AAMAC must acquire a target business whose fair market value is equal to at least 80% of the balance of AAMAC’s trust account (excluding deferred underwriting discounts and commissions), and which results in (a) the ownership by AAMAC of at least 51% of the voting equity interests of the target business and (b) control by AAMAC of the majority of any governing body of the target business. The manner in which the Acquisition is structured, the agreement of the parties as to the constitution of the Company’s board of directors following the Acquisition and consideration for the Acquisition cause the Acquisition to fail to qualify as a “business combination” as such term is currently defined in AAMAC’s amended and restated certificate of incorporation. Accordingly, AAMAC is requesting that its stockholders approve an amendment to the definition of “business combination” contained in AAMAC’s amended and restated certificate of incorporation to enable AAMAC to consummate the Acquisition. Specifically, AAMAC is seeking the approval of its stockholders to amend its amended and restated certificate of incorporation to modify the definition of “business combination” in Article Sixth to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the 80% test. As a result, approval of the Charter Amendment will permit the consummation of the Acquisition pursuant to which (a) an affiliate of AAMAC, namely the Company, will acquire 100% of Great American’s membership interests, (b) AAMAC stockholders will not control the governing body of AAMAC’s target business, Great American, or the governing body of the Company and (c) the fair market value of the acquired business will not be equal to at least 80% of the net assets held in AAMAC’s trust account. If the requisite approval is received, the amendment to AAMAC’s amended and restated certificate of incorporation will be filed with the Delaware Secretary of State immediately and prior to the presentation of the Acquisition Proposal to the Special Meeting of Stockholders. See “Proposals To Be Considered by AAMAC Stockholders—The Charter Amendment Proposal” for additional information about the Charter Amendment.

The Charter Amendment is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the Charter Amendment in its entirety. If the Charter Amendment Proposal is not approved at the Special Meeting of Stockholders and the amended and restated certificate of incorporation filed with the State of Delaware, the Acquisition Proposal will not be presented at the Special Meeting of Stockholders for a vote.

THE ACQUISITION PROPOSAL (Page 83)

The Parties

AAMAC

Alternative Asset Management Acquisition Corp. is a Delaware blank check company, or a SPAC (special purpose acquisition corporation), formed to acquire through an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the alternative asset management industry or a related business, although it is not limited to such industry.

If AAMAC is unable to complete the Acquisition by August 1, 2009, its corporate existence will automatically terminate in accordance with its amended and restated certificate of incorporation and it will dissolve and liquidate and promptly distribute to holders of the Public Shares the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities. In the event of its liquidation, the AAMAC warrants will expire worthless.

AAMAC’s common stock, units and warrants are currently listed on the NYSE Amex under the symbols AMV, AMV.U and AMV.WS, respectively. Following the consummation of the Acquisition, the common stock, warrants and units of AAMAC will cease trading on the NYSE Amex and AAMAC will file a Form 15 with the SEC to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The mailing address of AAMAC’s principal executive office is 590 Madison Avenue, 35th Floor, New York, New York 10022 and its telephone number is (212) 409-2434.

The Company

Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of AAMAC, was recently formed by AAMAC to consummate the Acquisition. Following the Acquisition, the Company will own AAMAC and will own and operate the business of Great American.

The Company has applied to have its common stock and warrants listed on the Nasdaq Capital Market under the symbols “GAXX” and “GAXX.WS,” respectively.

The mailing address of the Company’s principal executive office is 590 Madison Avenue, 35th Floor, New York, New York 10022 and its telephone number is (212) 409-2434.

Merger Sub

AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, was recently formed by AAMAC to consummate the Acquisition. In the Merger, Merger Sub will merge with and into AAMAC and Merger Sub will cease to exist.

The mailing address of Merger Sub’s principal executive office is 590 Madison Avenue, 35th Floor, New York, New York 10022 and its telephone number is (212) 409-2434.

Great American

Great American Group, LLC, a California limited liability company, is a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms.

The mailing address of Great American’s principal executive office is 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367 and its telephone number is (818) 884-3737.

The Purchase Agreement (Page 102)

Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash, or the Contribution. As a result of the Contribution, Great American will become a wholly-owned subsidiary of the Company. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving. In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described. As a result of the Merger, AAMAC will become a wholly-owned subsidiary of the Company. The Merger and the Contribution are referred to herein as the Acquisition.

In connection with the closing of the Acquisition, the Contribution Consideration Recipients will, collectively, receive (i) $60,000,000 in cash and (ii) 12,000,000 shares of common stock of the Company. In addition, the Great American Members are eligible to receive an additional $10,000,000 cash payment and, together with the Phantom Equityholders, are eligible to receive up to an aggregate of 6,000,000 additional shares of common stock of the Company upon Great American’s achievement of certain Adjusted EBITDA targets as described in the Purchase Agreement. None of the Closing Stock Consideration or Contingent Stock Consideration will be issued to any Phantom Equityholder at the closing of the Acquisition.

The parties to the Purchase Agreement intend to consummate the Acquisition as promptly as practicable after the Special Meeting of Warrantholders and the Special Meeting of Stockholders, provided that:

•	AAMAC’s stockholders have adopted the Purchase Agreement and approved the transactions contemplated thereby, including the Acquisition;

•	holders of no more than one share less than 30% of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into cash;

•	the SEC has declared effective the Company’s registration statement of which this proxy statement/prospectus is a part; and

•	the other conditions specified in the Purchase Agreement have been satisfied or waived.

For more information, see the sections entitled “Proposals to be Considered by the AAMAC Warrantholders” and “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreements.” The Purchase Agreement (including the amendments thereto) is included as Annexes A, B-1 and B-2 to this proxy statement/prospectus. You are encouraged to read the Purchase Agreement (including the amendments thereto) in its entirety.

Board of Directors of the Company (Page 109)

Under the Purchase Agreement, Great American and AAMAC or their respective affiliates have the right to nominate four and three individuals, respectively, for appointment to the board of directors of the Company following the Acquisition. Two of the nominees of each of Great American and AAMAC must be independent pursuant to the Securities and Exchange Commission and stock exchange rules and regulations. AAMAC and the Company have agreed to cause the nominees of AAMAC and Great American to be appointed to the board of directors of the Company immediately prior to the Acquisition. See “Management of the Company Following the Acquisition” for more information.

Tax Considerations (Page 118)

The Acquisition is intended to qualify as concurrent exchanges by the Great American Members of their membership interests and by AAMAC’s stockholders of their common stock, each for Company common stock in the Acquisition, pursuant to Section 351 of the Internal Revenue Code. As a result, neither AAMAC nor the Company will recognize gain or loss on the Acquisition.

In addition, an AAMAC stockholder or a Great American Member will not recognize any gain or loss for federal income tax purposes when exchanging AAMAC common stock or Great American membership interests for Company common stock, except to the extent they receive cash or other property in exchange for their common stock or membership interests. An AAMAC stockholder or Great American Member will have an aggregate tax basis in their Company common stock received in the Acquisition equal to the tax basis of property surrendered in exchange for the Company common stock (reduced by any amount of tax basis allocable to any interests exchanged for cash or other property). The stockholder’s holding period with respect to the Company common stock will include the holding period of the property exchanged for the Company common stock.

An AAMAC warrantholder will recognize gain or loss for federal income tax purposes in connection with the Warrant Redemption. Assuming the warrant is held as a capital asset, the warrantholder will recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the $0.50 per share warrant redemption price.

For a description of the material federal income tax consequences of the Acquisition, please see the information set forth in “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—Material Federal Income Tax Consequences of the Acquisition to AAMAC’s Securityholders.”

Anticipated Accounting Treatment (Page 122)

The Company intends to account for the Acquisition under the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” referred to herein as SFAS 141R. Pursuant to the provisions of SFAS 141R, AAMAC is expected to be the acquirer for accounting purposes because the shareholders of AAMAC are expected to own a majority interest in the Company upon consummation of the Acquisition. Under this accounting method, the Company (as the successor to AAMAC) will record at fair value the assets of Great American less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. The Company’s statement of operations will include the operations of Great American after the effective date of the Acquisition. For periods prior to effective date of the Acquisition, statement of operations of the Company will include the operations of Great American as the predecessor to the Company.

Appraisal Rights (Page 70)

In the event the Company’s securities are not listed on a national securities exchange at the time the Acquisition is consummated, appraisal rights will be available to all AAMAC stockholders pursuant to

Section 262 of the DGCL. If appraisal rights are available, the shares of AAMAC common stock outstanding immediately prior to the effective time of the Acquisition and held by a holder who has not voted in favor of the Acquisition Proposal and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, will not be converted into the right to receive common stock of the Company, but such holder will be entitled to seek an appraisal of such shares under the DGCL unless and until the dissenting holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the effective time of the Acquisition, a dissenting stockholder fails to perfect or withdraws or loses his or her right to appraisal, his or her shares of AAMAC common stock will be treated as if they had been converted as of the effective time of the Acquisition into the right to receive common stock of the Company. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex M.

Holders of Public Shares electing to exercise conversion rights will not be entitled to appraisal rights.

Conversion Rights (Page 68)

Pursuant to AAMAC’s amended and restated certificate of incorporation, a holder of Public Shares may, if the stockholder affirmatively votes against the Acquisition, demand that AAMAC convert such shares into a pro rata portion of the trust account if the Acquisition is consummated. Provided that holders of no more than 30% less one share of the Public Shares exercise their conversion rights (in which case AAMAC will not be permitted to consummate the Acquisition), if properly demanded, immediately prior to the Acquisition, Public Shares with respect to which conversion has been properly demanded will cease to be outstanding and will represent the right to receive a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Acquisition. As of the record date, this would have amounted to approximately $9.84 per share. If you exercise your conversion rights, then you will be exchanging your shares of AAMAC common stock for cash and will no longer own shares of AAMAC or be entitled to receive common stock of the Company in connection with the Acquisition. You will be entitled to receive cash for your Public Shares only if you vote against the Acquisition, properly demand conversion and deliver your shares (either physically or electronically) to AAMAC’s transfer agent prior to the Special Meeting of Stockholders. See the section entitled “Special Meeting of AAMAC Warrantholders and Special Meeting of AAMAC Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.

Comparison of Rights of Stockholders of AAMAC and the Company (Page 231)

AAMAC and the Company are incorporated under the laws of the State of Delaware. Upon consummation of the Acquisition, the stockholders of AAMAC will become stockholders of the Company. The Company’s certificate of incorporation differs from the certificate of incorporation governing the rights of the former AAMAC stockholders. For a more complete description of the difference between the rights of the stockholders of AAMAC and the rights of stockholders of the Company, please refer to the section entitled “Comparison of Rights of Stockholders of AAMAC and the Company.”

Proxies (Page 68)

Proxies may be solicited by mail, telephone or in person. The Company’s proxy solicitor is Morrow & Co., LLC, who can be reached at 470 West Avenue, Stamford, Connecticut. Their telephone number is (800) 662-5200.

If you grant a proxy, you may still vote your shares or warrants, as the case may be, in person if you revoke your proxy before the Special Meeting of Stockholders or Special Meeting of Warrantholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of AAMAC Stockholders and Special Meeting of AAMAC Warrantholders — Revoking Your Proxy.”

Reasons for the Acquisition (Page 88)

Based upon its evaluation, AAMAC’s Board of Directors unanimously approved the Acquisition with Great American and determined that it is in the best interests of AAMAC and its stockholders.

AAMAC’s Board of Directors considered a wide variety of factors in connection with its evaluation of the Acquisition. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of AAMAC’s board of directors may have given different weight to different factors.

AAMAC’s Board of Directors considered the nature of the business of Great American, its current capitalization and operating results, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors” beginning on page 44, in reaching its determination that the Acquisition is in the best interests of AAMAC’s stockholders and to approve the Acquisition.

In considering the Acquisition, AAMAC’s Board of Directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•

Opportunities to grow existing revenue streams and create new revenue streams associated with Great American. An important criteria to AAMAC’s Board of Directors in identifying an acquisition target was that the target business had a scalable platform that could support long term growth through economic cycles. The Board believes Great American’s infrastructure of employees, relationships, and intellectual capital are in place to facilitate such growth. Primary expansion initiatives include home auctions, engagements with healthy retailers, international operations and real estate services.

•

The financial results of Great American, including potential for revenue growth and improved operating margins. The Board evaluated Great American’s operating cost structure and transaction economics in its current business segments and growth initiatives. Based upon the Company’s prospects, the Board determined the Company would have the ability to leverage its infrastructure and fixed costs and improve margins as it grows.

•

The industry dynamics, including barriers to entry and the competitive position of Great American. Another investment criteria the Board of Directors reviewed was the existence of barriers to entry and the Company’s competitive position. Great American is one of the largest retail liquidation and appraisal providers in the U.S. Great American has developed a difficult to replicate database of information, including buyer information, price points, and SKUs, which provides valuable competitive information for appraisal and valuations. The Board determined that Great American’s experience, scale and capital pose significant obstacles to new entrants and that the Company would be well positioned to maintain a significant market share in the retail liquidation market.

•

Great American’s experienced management team. Another important criteria to AAMAC’s Board of Directors in identifying an acquisition target was that the target business had a seasoned management team with specialized knowledge of the markets within which it operates. Great American’s senior management team averages approximately 15 years with Great American. AAMAC’s Board of Directors determined Great American’s management team has requisite industry knowledge and experience to continue to lead the company as it expands its business.

•

Great American’s demonstrated ability to quickly develop new strategies in order to respond to market conditions. Based upon Great American’s business development efforts and reputation in the market place, the Board determined the Company has significant experience in creating and executing new strategies and joint ventures. The Board of Directors considered Great American’s experience with establishing new business lines (including, among others, the addition of the Machinery and Equipment Appraisal Group in 2007 and the Intellectual Property Advisors Group and Real Estate Services Group in 2008) to expand the services offered to existing clients and to attract new clients. The Board of Directors also reviewed Great American’s experience in developing collaborative relationships with key industry players in order to pool resources and minimize risk in connection with large liquidation engagements.

•

The fairness opinion obtained by AAMAC’s Board of Directors with respect to the Original Purchase Agreement, as defined below. Although the fairness opinion was delivered to and considered by the Board of Directors prior to its approval of the Original Purchase Agreement, AAMAC has not obtained nor will it obtain an updated fairness opinion to reflect the current terms of the Acquisition. The Board of Directors believes that the transaction continues to be fair to the AAMAC stockholders from a financial point of view inasmuch as the consideration to be paid to Great American Members in the Acquisition has decreased.

In addition, AAMAC’s Board of Directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•

Revenues and results of operations are volatile and difficult to predict. Any number of factors can impact Great American’s revenues and results of operations, causing them to fluctuate from quarter to quarter. While Great American has control over some of these factors, such as the types of fees it charges, Great American has limited to no control over a majority of the factors identified by AAMAC’s Board of Directors (e.g. changes in general market conditions, variability in mix of revenues, number, size and timing of engagements, acceptance of international business and home auction business). After consideration of a number of factors, including those previously listed, AAMAC’s Board of Directors believes the volatility and unpredictability of revenues and results of operations would primarily be related to factors outside Great American’s control.

•

Losses that may be incurred as a result of “guarantee” based engagements. In many instances, in order to secure an engagement, Great American is required to bid for that engagement by guaranteeing to the client a minimum amount that such client will receive from the sale of inventory or assets. While Great American based, and the Company will base, its bid on a variety of factors, an inaccurate estimate of any factors considered could lead to the submission of a bid that exceeds the net realizable value of the assets or inventory acquired. AAMAC’s Board of Directors determined that potential losses which may be incurred by the Company as a result of an inaccurate estimate or bid that exceeds net realizable value in “guarantee” based arrangements was outweighed by the positive factors presented above.

•

Dependence on financial institutions as clients for its valuation and appraisal business. A majority of the revenue from Great American’s valuation and appraisal business is derived from engagements by financial institutions. If the valuation and appraisal business cannot diversify its client base, loses expected/projected valuation or appraisal engagements, or loses financial institutions as clients for any reason whatsoever, the valuation and appraisal business may negatively impact the financial condition and results of operations of the Company. AAMAC’s Board of Directors believes the positive factors presented above outweigh the Company’s probable reliance on financial institutions as both (i) clients and (ii) the primary driver of revenue for the valuation and advisory business.

•

Changing economic and market conditions. Certain aspects of the business of Great American are cyclical in nature and based on the current economic and market conditions. As a result, the Company may be required to adjust its sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market opportunities. AAMAC’s Board of Directors believes the Company will be able to successfully adjust to changing economic and market conditions.

•

Potential losses on contracts may cause Great American to be unable to make payments to its creditors which could result in the default on debt obligations. Great American bears the risk of loss under “purchase” and “guarantee” based engagement structures. In a “purchase” engagement, Great American purchases, and takes title to, the assets or inventory of the client. In a “guarantee” engagement, Great American guarantees to the client a certain amount will be realized by the client upon the sale of the assets or inventory based on contractually defined terms in the auction or liquidation contract. As a result, should the Company incur significant losses under a purchase or guarantee engagement, the Company’s revenues and results of operations may suffer and the Company could default on its debt obligations. After considering these types of engagements, AAMAC’s Board of Directors believes the Company is unlikely to default on its debt obligations as a result of losses due to purchase or guarantee contracts.

•

Losses incurred in outright purchase transactions. When Great American conducts an asset disposition or liquidation on an outright purchase basis, it purchases (and takes title to) the assets or inventory to be sold. In other situations, Great American may acquire assets if it believes it can identify a buyer and sell the assets at a premium to the price paid. Great American stores the assets and inventory it takes title to and does not sell and later transports the assets and inventory to sites of other auctions and liquidations it is conducting. As a result, the Company may incur losses if the net sales price of the assets and inventory it purchases does not exceed the price paid to acquire such assets or inventory. AAMAC’s Board of Directors does not believe the risks and potential losses as a result of purchase transactions are outweighed by the positive factors presented above.

Certain Benefits of AAMAC’s Directors and Officers and Others in the Acquisition (Page 98)

When you consider the recommendation of AAMAC’s board of directors in favor of approval of the Acquisition, you should keep in mind that AAMAC’s directors and officers have interests in the Acquisition that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•

AAMAC’s amended and restated certificate of incorporation provides that, upon AAMAC’s failure to consummate a business combination by August 1, 2009, its corporate existence will automatically terminate and AAMAC must be dissolved and liquidated. In such event, the 10,350,000 shares held by OHL Limited, an affiliate of Mark D. Klein, AAMAC’s chief executive officer, president and a director of AAMAC, STC Investment Holdings LLC, an entity affiliated with Michael J. Levitt, the chairperson of AAMAC’s board of directors, and Jonathan Berger, a director of AAMAC, Solar Capital LLC, an entity affiliated with Michael Gross, a director of AAMAC, Jakal Investments LLC, an entity affiliated with Paul D. Lapping, AAMAC’s chief financial officer, treasurer and secretary, Mark D. Klein, David C. Hawkins, Steven A. Shenfeld, Bradford R. Peck and Frederick G. Kraegel, each directors of AAMAC, who are collectively referred to as the AAMAC founders, that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because AAMAC’s founders are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $99,877,500 based upon the closing price of $9.65 on the NYSE Amex on July 8, 2009, the record date for the Special Meeting of Stockholders.

•

STC Investment Holdings LLC, OHL Limited, Solar Capital, LLC, Jakal Investments LLC, each an affiliate of AAMAC’s officers or directors, Mark D. Klein and Steven Shenfeld purchased an aggregate of 4,625,000 sponsor warrants at a purchase price of $1.00 per warrant for an aggregate purchase price of $4,625,000. These purchases took place on a private placement basis simultaneously with the consummation of AAMAC’s IPO. All of the proceeds AAMAC received from these purchases were placed in AAMAC’s trust account. The sponsor warrants, like the public warrants, are subject to and the holders thereof are being asked to consider and vote upon, the Warrant Redemption Proposal. The holders of the sponsor warrants have agreed to vote in favor of the Warrant Redemption Proposal. If AAMAC does not consummate a business combination by August 1, 2009 and is liquidated, all AAMAC warrants will expire worthless. The sponsor warrants had an aggregate market value of $508,750, based on the closing price of $0.11 on the NYSE Amex on July 8, 2009, the record date for the AAMAC Special Meeting of Warrantholders.

•

Pursuant to a letter agreement with the Company, the holders of the sponsor warrants have agreed to exchange their sponsor warrants pursuant to the exchange offer or to redeem them in the Warrant Redemption in accordance with the decision of the majority of the warrantholders of the Company.

•

It is currently anticipated that Michael J. Levitt, Chairman of the AAMAC Board of Directors, and Mark D. Klein, Chief Executive Officer, President and a director of AAMAC, will be directors of the Company following the Acquisition.

•

If AAMAC liquidates prior to the consummation of a business combination, Messrs. Klein and Lapping will be personally liable to pay debts and obligations to vendors and other entities that are owed money by AAMAC for services rendered or products sold to AAMAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account, but only if such entities did not execute a waiver (even if such waiver is subsequently found to be invalid and unenforceable). Based on AAMAC’s estimated debts and obligations, it is not currently expected that Messrs. Klein and Lapping will have any exposure under this arrangement in the event of a liquidation.

•

If AAMAC is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Messrs. Klein and Lapping have agreed to advance AAMAC the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

•

If the Acquisition is consummated, then AAMAC will pay to Hanover Group US, LLC, an affiliate of one of AAMAC’s initial stockholders and sponsors, $240,000 as accrued payables representing 24 months’ worth of fees for general and administrative services, including office rent, at $10,000 per month.

Additionally, upon consummation of the Acquisition, Citigroup Global Markets and Lazard Capital Markets, the underwriters in AAMAC’s IPO, will be entitled to receive approximately $13,500,000 of deferred underwriting commissions and Halcyon, which was party to a purchase agreement with AAMAC which was terminated in June 2008, is entitled to $1,000,000 of reimbursement for expenses.

Voting Agreement (Page 115)

Pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the AAMAC founder shares, which will be voted in accordance with the majority of the Public Shares with respect to the Acquisition Proposal) and warrants in favor of the proposals presented at the Special Meeting of Stockholders and at the Special Meeting of Warrantholders, respectively.

For more information, see the description of the Voting Agreement in the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Voting Agreement.” The Voting Agreement and the Acknowledgement are included as Annexes G-1 and G-2, respectively, to this proxy statement/prospectus. You are encouraged to read the Voting Agreement and the Acknowledgement in their entirety.

Actions That May Be Taken to Secure Approval of AAMAC’s Stockholders (Page 99)

At any time prior to the Special Meeting of Stockholders or the Special Meeting of Warrantholders, during a period when they are not then aware of any material nonpublic information regarding AAMAC or its securities, AAMAC, the AAMAC founders, the Company, Great American or the Great American Members and/or their respective affiliates may negotiate arrangements to provide for the purchase of Public Shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or AAMAC may enter into transactions with such persons and others to provide them with incentives to acquire shares of AAMAC’s Public Shares or vote their Public Shares in favor of the Acquisition Proposal. Funds released from the trust account upon consummation of the Acquisition may be used to purchase up to approximately $100.0 million of the Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares entitled to vote on the Acquisition Proposal vote in its favor and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into a pro rata portion of the trust account where it appears that such requirements would otherwise not be met.

If such transactions are effected, the consequence could be to cause the Acquisition to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Acquisition Proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the Acquisition Proposal and exercise their conversion rights.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. AAMAC will file a Current Report on Form 8-K with the SEC to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Acquisition Proposal or the conversion threshold. Any such report will include descriptions of the arrangements entered into or significant purchases by any of the aforementioned persons.

Rescission Rights (Page 100)

If you are a stockholder at the time of the Acquisition and you purchased your shares in AAMAC’s IPO and have not exercised your conversion rights, you may have securities law claims against AAMAC for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis of, for example, AAMAC’s IPO prospectus not disclosing that funds in its trust account might be used, directly or indirectly, to purchase Public Shares in order to secure approval of AAMAC’s stockholders on the Acquisition, AAMAC’s IPO prospectus not disclosing that AAMAC may consummate a transaction outside the alternative asset management industry, AAMAC’s amendment of the definition of “business combination” contained in its amended and restated articles of incorporation and that AAMAC may seek to amend the terms of the Warrant Agreement to revise the redemption provision, to delay the exercisability of the warrants or to preclude any adjustment of the warrants as a result of the Acquisition. As AAMAC will become a wholly-owned subsidiary of the Company at the time of the Acquisition and its rights and obligations will become rights and obligations of the Company, the rescission right and corresponding liability will continue against the Company in the event the Acquisition is consummated.

Such claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in AAMAC’s IPO, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of AAMAC’s IPO. In the case of holders of Public Shares, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of AAMAC. See “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—Rescission Rights” for additional information about rescission rights.

Opinion of Financo, Inc., Financial Advisor to AAMAC (Page 90)

Pursuant to an engagement letter dated March 6, 2009, AAMAC engaged Financo to act as AAMAC’s non-exclusive financial advisor in connection with the potential acquisition of Great American. Pursuant to this engagement, and at the request of AAMAC’s board, Financo delivered a written opinion to AAMAC’s board, dated May 6, 2009, that, among other things, the total consideration proposed to be paid pursuant to the Agreement and Plan of Reorganization, dated as of May 14, 2009 (but not including Amendment No. 1 and Amendment No. 2 to such Agreement and Plan of Reorganization) by and among AAMAC, the Company and Merger Sub, on the one hand, and Great American, the Great American Members and the representative of each of Great American, the Great American Members and the Phantom Equityholders, on the other hand, referred to herein as the Original Purchase Agreement, was fair, from a financial point of view, to the holders of common stock of AAMAC. AAMAC’s board of directors determined to utilize the services of Financo because it is an investment banking firm that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. The engagement letter provided that (i) in the event that AAMAC requested Financo to deliver an opinion, AAMAC would pay Financo a fee of $100,000 (which has been paid and which will be credited against any success fee payable by AAMAC to Financo), (ii) in the event that AAMAC acquires Great American, AAMAC will pay Financo a success fee equal to $2,500,000 upon closing of such acquisition, and (iii) AAMAC will reimburse Financo for its reasonable out-of-pocket expenses, including attorneys’ fees. AAMAC has also agreed to indemnify Financo against certain liabilities that may arise out of Financo’s engagement. See “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—Opinion of Financo, Inc., Financial Advisor to AAMAC.”

Regulatory Matters (Page 122)

The Acquisition and the transactions contemplated by the Purchase Agreement, including the Acquisition, are not subject to any additional federal or state regulatory requirements or approvals, except for the SEC declaring effective the Company’s registration statement of which this proxy statement/prospectus is a part, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to herein as the HSR Act, which AAMAC, the Company and Great American have obtained, and filings with the State of Delaware necessary to effectuate the Charter Amendment and the Merger.

The Purchase Agreement, as amended, is attached as Annexes A, B-1 and B-2 to this proxy statement/prospectus. You are encouraged to read the Purchase Agreement in its entirety. If the Charter Amendment Proposal is not approved at the Special Meeting of Stockholders, the Acquisition Proposal will not be presented at the Special Meeting of Stockholders for a vote.

THE NEW CHARTER PROVISIONS PROPOSALS (Page 137)

The certificate of incorporation of the Company contains certain material provisions that are not included in AAMAC’s amended and restated certificate of incorporation. Specifically: (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not; (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract had been approved by or ratified by all stockholders, whether or not such contract would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision. See “Proposals To Be Considered By AAMAC Stockholders—The New Charter Provisions Proposals” for additional information about the New Charter Provisions Proposals.

The Certificate of Incorporation of the Company is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the Company’s certificate of incorporation in its entirety. If the Acquisition Proposal is not approved at the Special Meeting of Stockholders, the New Charter Provisions Proposals will not be presented at the Special Meeting of Stockholders for a vote.

THE INCENTIVE PLAN PROPOSAL (Page 139)

Pursuant to the proposed 2009 Stock Incentive Plan, 7,822,000 shares of common stock will be reserved for issuance to directors, executive officers (including executive officers who are also directors), employees, consultants, agents and directors in accordance with the plan’s terms. The Incentive Plan will be assumed by the Company in connection with the consummation of the Acquisition. The purpose of the plan is to attract, retain and motivate select Eligible Persons (as defined in the Incentive Plan), and to provide incentives and rewards for superior performance.

See “Proposals To Be Considered By AAMAC Stockholders—The Incentive Plan Proposal” for additional information about the Incentive Plan.

The Incentive Plan is attached as Annex E to this proxy statement/prospectus. You are encouraged to read the Incentive Plan in its entirety. If the Acquisition Proposal is not approved at the Special Meeting of Stockholders, the Incentive Plan Proposal will not be presented at the Special Meeting of Stockholders for a vote.

THE STOCKHOLDER ADJOURNMENT PROPOSAL (Page 146)

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting of Stockholders to permit AAMAC to effect the Charter Amendment, consummate the Acquisition (because either the Acquisition Proposal is not approved by the requisite vote of holders of AAMAC common stock or the requisite vote of holders of the Public Shares or 30% or more of the holders of the Public Shares have indicated that they will vote against the Acquisition Proposal and exercise their conversion rights), adopt the New Charter Provisions Proposals or adopt the Incentive Plan, the Stockholder Adjournment Proposal allows AAMAC’s board of directors to adjourn the Special Meeting of Stockholders to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “Proposals to be Considered by AAMAC Stockholders—The Stockholder Adjournment Proposal” for additional information.

THE SPECIAL MEETING OF WARRANTHOLDERS AND

THE SPECIAL MEETING OF STOCKHOLDERS

Vote of AAMAC Founders and Holders of Sponsor Warrants (Page 74)

As of the record date for the Special Meetings, AAMAC’s founders owned an aggregate of approximately 10.05% of the outstanding AAMAC warrants and 21.66% of the outstanding shares of AAMAC common stock, including 10,350,000 shares which were purchased prior to AAMAC’s IPO and an additional 859,200 shares purchased subsequent to the IPO.

In connection with the IPO, AAMAC and Citigroup Global Markets, the representative of the underwriters of the IPO, entered into agreements with each of the AAMAC founders pursuant to which each AAMAC founder agreed to vote his, her or its founder shares with respect to the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares on that proposal. In addition, pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the founder shares, which will be voted as indicated above with respect to the Acquisition Proposal) and their AAMAC warrants in favor of the proposals presented at the Special Meeting of Warrantholders and the Special Meeting of Stockholders.

Date, Time and Place of Special Meeting of Warrantholders and Special Meeting of Stockholders (Page 64)

The Special Meeting of Warrantholders and Special Meeting of Stockholders of AAMAC will be held at 10:00 a.m. and 10:30 a.m., Eastern time, respectively, on July 28, 2009, at the offices of Ellenoff Grossman & Schole LLP, AAMAC’s counsel, at 150 East 42nd Street, New York, New York 10017, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date (Page 66)

You will be entitled to vote or direct votes to be cast at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, if you owned shares of AAMAC common stock or warrants at the close of business on July 8, 2009, which is the record date for the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You are entitled to one vote for each share of AAMAC common stock you owned and one vote for each share of AAMAC common stock underlying the warrants you owned at the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. AAMAC warrants do not have voting rights other than with respect to the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal. On the record date, there were 51,750,000 shares of AAMAC common stock outstanding, of which 41,400,000 are Public Shares and 10,350,000 are founder shares held by the AAMAC founders which were acquired prior to the IPO. On the record date, there were 46,025,000 warrants outstanding, of which 41,400,000 are held by the public and 4,625,000 are sponsor warrants.

Quorum and Required Vote for Warrantholder Proposals (Page 66)

A quorum of AAMAC warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority in interest of the shares of common stock issuable upon exercise of the outstanding AAMAC warrants is represented in person or by proxy.

The approval of the Warrant Redemption Proposal requires the affirmative vote of a majority in interest of the shares of common stock issuable upon exercise of the outstanding warrants as of the record date.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of common stock issuable upon exercise of the AAMAC warrants represented in person or by proxy and entitled to vote thereon at the Special Meeting of Warrantholders.

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the same affect as a vote “AGAINST” the Warrant Redemption Proposal and will have no effect on the Warrantholder Adjournment Proposal.

Quorum and Required Vote for Stockholder Proposals (Page 66)

A quorum of AAMAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Stockholders if a majority of the common stock outstanding and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Charter Amendment Proposal and the New Charter Provisions Proposals each require the affirmative vote of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date.

The approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date and the affirmative vote of a majority of the Public Shares as of the record date. The Acquisition will not be consummated if holders of 30% or more of the Public Shares (12,420,000 shares or more) vote against the Acquisition Proposal and properly demand conversion of their Public Shares into a pro rata portion of the trust account. Please note that you cannot seek conversion of your Public Shares unless you vote against the Acquisition Proposal.

The approval of the Incentive Plan Proposal and the Stockholder Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AAMAC common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the New Charter Provisions Proposals and will have no effect on the remaining proposals presented to the stockholders.

Recommendation to AAMAC Warrantholders (Page 65)

AAMAC’s board of directors believes that each of the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal to be presented at the Special Meeting of Warrantholders is fair to and in the best interest of AAMAC and its warrantholders and unanimously recommends that its warrantholders vote “FOR” each of the proposals.

Recommendation to AAMAC Stockholders (Page 65)

AAMAC’s board of directors believes that each of the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal to be presented at the Special Meeting of Stockholders is fair to, and in the best interests of, AAMAC and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

RISK FACTORS (Page 44)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

OF GREAT AMERICAN

Great American is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

The following selected historical consolidated financial information of Great American as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are derived from Great American’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical consolidated financial information of Great American as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 are derived from Great American’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical consolidated financial information of Great American as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 are derived from Great American’s unaudited financial statements, which are not included elsewhere in this proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim consolidated financial statements of Great American for the three months ended March 31, 2009 and 2008 and the notes thereto and the audited consolidated financial statements of Great American for the years ended December 31, 2008, 2007 and 2006 and the notes thereto and “Great American’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)					(Unaudited)
Consolidated Statements of Operations:
Revenues:
Services and fees	$38,813	$10,699	$48,496	$40,247	$42,169	$22,588	$9,022
Sale of goods	3,075	1,722	4,673	11,703	37,151	7,747	—

Total revenues	41,888	12,421	53,169	51,950	79,320	30,335	9,022

Operating expenses:
Direct cost of services	3,900	6,208	20,595	24,807	24,806	6,403	—
Cost of goods sold	3,189	1,325	4,736	10,470	35,880	8,122	—
Selling, general and administrative expenses	14,105	5,041	21,696	21,320	17,605	14,177	6,489

Total operating expenses	21,194	12,574	47,027	56,597	78,291	28,702	6,489

Operating income (loss)	20,694	(153)	6,142	(4,647)	1,029	1,633	2,533
Other income (expense):
Interest income	4	68	158	393	268	74	6
Other income (expense)	18	(34)	95	56	51	—	—
Interest expense	(5,930)	(139)	(4,063)	(1,037)	(3,767)	(633)	—

Income (loss) from continuing operations before discontinued operations	14,786	(258)	2,332	(5,235)	(2,419)	1,074	2,539
Loss from discontinued operations	—	(89)	(2,069)	(5,072)	(5,960)	(124)	—

Net income (loss)	$14,786	$(347)	$263	$(10,307)	$(8,379)	$950	$2,539

	March 31, 2009	December 31,
		2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)				(Unaudited)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$58,399	$16,965	$16,029	$9,965	$11,138	$7,135
Restricted cash	23,221	3,653	—	—	—	—
Total assets	120,829	55,831	44,092	41,739	64,344	7,683
Total current liabilities	87,099	37,113	26,599	41,931	52,215	1,285
Total long-term liabilities	4,177	4,217	4,321	5,143	6,417	—
Total members’ equity (deficit)	30,930	16,144	15,881	(5,335)	5,712	6,398
Total deferred compensation	(1,377)	(1,643)	(2,709)	—	—	—
Total equity (deficit)	29,553	14,501	13,172	(5,335)	5,712	6,398

	Three Months Ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(dollars in thousands)	(Unaudited)					(Unaudited)
Summary Cash Flow Data:
Net cash provided by (used in) operating activities	$53,791	$6,954	$4,209	$(2,725)	$23,516	$(25,812)	$3,655
Net cash used in investing activities	(19,637)	(13)	(4,250)	(893)	(205)	(413)	(76)
Net cash provided by (used in) financing activities	7,280	(8,097)	977	9,682	(24,484)	30,228	(1,078)

Net increase (decrease) in cash and cash equivalents	$41,434	$(1,156)	$936	$6,064	$(1,173)	$4,003	$2,501

SELECTED HISTORICAL FINANCIAL INFORMATION OF AAMAC

AAMAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

The following selected historical financial information of AAMAC as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are derived from AAMAC’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. The following selected historical financial information of AAMAC as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from January 26, 2007 (inception) through December 31, 2007 are derived from AAMAC’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

The following information is only a summary and should be read in conjunction with the unaudited interim financial statements of AAMAC for the three months ended March 31, 2009 and 2008 and the notes thereto and the audited financial statements of AAMAC for the year ended December 31, 2008 for the period from January 26, 2007 (inception) through December 31, 2007 and the notes thereto and “AAMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

	March 31, 2009	December 31, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data:
Total current assets	$882,801	$1,088,638	$5,243,411
Total current liabilities	356,202	327,374	2,269,438
Total assets	408,869,619	408,867,045	408,191,806
Common stock subject to conversion, 12,419,999 shares at conversion value	122,396,035	122,333,512	120,884,509
Common Stock, $0.0001 par value, authorized 120,000,000 shares; issued and outstanding 51,750,000 (less 12,419,999 subject to possible conversion)	3,933	3,933	3,933
Total stockholders’ equity	286,117,382	286,206,159	285,037,859
Total liabilities and stockholders’ equity	$408,869,619	$408,867,045	$408,191,806

	For the Three Months Ended March 31,		For the Year Ended December 31, 2008	For the Period from January 26, 2007 (Inception) through December 31, 2007
	2009	2008
	(unaudited)
Operations Statement Data:
Formation and Operating Costs	$276,494	$227,299	$2,396,923	$396,806

Loss from operations	(276,494)	(227,299)	(2,396,923)	(396,806)
Interest and dividend income	237,290	2,577,862	6,370,571	7,013,963

Income before provision for income taxes	(39,204)	2,350,563	3,973,648	6,617,157
Provision for income taxes	(12,950)	799,467	1,356,345	2,905,166

Net (loss) income	(26,254)	1,551,096	2,617,303	3,711,991
Accretion of trust account income relating to common stock subject to possible conversion	(62,523)	(517,630)	(1,449,003)	(157,019)

Net (loss) income attributable to other common stockholders	$(88,777)	$1,033,466	$1,168,300	$3,554,972

Net (loss) income per share-basic and diluted	$(0.00)	$0.03	$0.03	$0.15

Weighted average number of common shares subject to possible conversion - basic and diluted	39,330,001	39,330,001	39,330,001	23,343,983

	For the Three Months Ended March 31,		For the Year Ended December 31, 2008	For the Period from January 26, 2007 (Inception to December 31, 2007
	2009	2008
	(unaudited)
Cash Flow Data:
Net cash provided by (used in) operating activities	(86,761)	20,077	1,303,454	5,287,347
Net cash provided by (used in) investing activities	(128,724)	968,504	(1,564,926)	(406,350,139)
Net cash provided by financing activities	—	—	—	402,210,377

Net increase (decrease) in cash	(215,485)	988,581	(261,472)	1,147,585

SELECTED HISTORICAL FINANCIAL INFORMATION

OF THE COMPANY

The Company is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

Because the Company was incorporated on May 7, 2009, it does not have any historical financial statements for any period other than a balance sheet as of May 22, 2009 and statement of operations for the period from May 7, 2009 (inception) through May 22, 2009, which is included elsewhere in this proxy statement/prospectus.

The historical results of AAMAC and Great American included elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of the Company. The following information is only a summary and should be read in conjunction with each of AAMAC’s and Great American’s historical financial statements and related notes and “AAMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Great American’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

As of May 22, 2009
Balance Sheet Data:
Cash	$100

Total assets	$100

Total current liabilities	$5,000

Total stockholder’s deficiency	$(4,900)

Total liabilities and stockholder’s defecit	$100

For the period from May 7, 2009 (inception) through May 22, 2009
Operations Statement Data:
Formation and operating costs	$5,000
Loss from operations	5,000
Net loss	5,000
Net loss per share - basic and diluted	$(50)

Weighted average number of common shares outstanding - basic and diluted	100

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2009 and the year ended December 31, 2008 give pro forma effect to the Acquisition as if it had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of March 31, 2009 gives pro forma effect to the Acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of Great American and AAMAC for the three months ended March 31, 2009 and the year ended December 31, 2008.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Acquisition, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Acquisition.

This information should be read together with the consolidated financials statements of Great American and the notes thereto, the financial statements of AAMAC and the notes thereto, the balance sheet of the Company and the notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data,” “Great American’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “AAMAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of AAMAC common stock:

•

Assuming Minimum Conversion: This presentation assumes that no AAMAC stockholders exercise conversion rights with respect to their shares of AAMAC common stock into a pro rata portion of the trust account; and

•

Assuming Maximum Conversion: This presentation assumes that AAMAC stockholders holding 30% of the AAMAC Public Shares less one share (12,419,999 shares) exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account.

The unaudited condensed combined pro forma financial statements reflect the Acquisition being accounted for under the purchase method of accounting in accordance with the provisions of SFAS 141R. Pursuant to the provisions of SFAS 141R, AAMAC is expected to be the acquirer for accounting purposes because the shareholders of AAMAC are expected to own a majority interest in the Company upon consummation of the Acquisition. Under this accounting method, the Company (as the successor to AAMAC) will record at fair value the assets of Great American less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. The Company’s statement of operations will include the operations of Great American after the effective date of the Acquisition. For periods prior to the effective date of the Acquisition, the statement of operations of the Company will include the operations of Great American as the predecessor to the Company.

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations Data

For the Three Months Ended March 31, 2009

(In thousands, except per share amounts)	Combined Pro Forma (assuming minimum conversion)	Combined Pro Forma (assuming maximum conversion)
Revenues:
Services and fees	$38,813	$38,813
Sale of goods	3,075	3,075

Total revenues	41,888	41,888

Operating expenses:
Direct cost of services	3,900	3,900
Cost of goods sold	3,189	3,189
Selling, general and administrative expenses	10,387	10,387

Total operating expenses	17,476	17,476

Operating income	24,412	24,412
Other income (expense):
Interest income	241	241
Other income	18	18
Interest expense	(5,898)	(5,898)

Income from continuing operations before income taxes	18,773	18,773
Provision for income taxes	7,389	7,389

Net income from continuing operations	$11,384	$11,384

Weighted average shares outstanding - basic and diluted	65,842	50,565
Earnings per share - basic and diluted	$0.17	$0.23

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations Data

For the Year Ended December 31, 2008

(In thousands, except per share amounts)	Combined Pro Forma (assuming minimum conversion)	Combined Pro Forma (assuming maximum conversion)
Revenues:
Services and fees	$48,496	$48,496
Sale of goods	4,673	4,673

Total revenues	53,169	53,169

Operating expenses:
Direct cost of services	20,595	20,595
Cost of goods sold	4,736	4,736
Selling, general and administrative expenses	36,787	36,787

Total operating expenses	62,118	62,118

Operating loss	(8,949)	(8,949)
Other income (expense):
Interest income	6,528	6,528
Other income	95	95
Interest expense	(3,856)	(3,856)

Loss from continuing operations before income taxes	(6,182)	(6,182)
Benefit for income taxes	2,433	2,433

Net loss from continuing operations (A)	$(3,749)	$(3,749)

Weighted average shares outstanding - basic and diluted	65,482	50,205
Loss per share - basic and diluted	$(0.06)	$(0.07)

(A)	Does not include the impact of Great American’s discontinued operations for the period.

Great American Group, Inc. and Subsidiaries

Unaudited Consolidated Pro Forma Balance Sheet Data at March 31, 2009

(Dollars in thousands)	Combined Pro Forma (assuming minimum conversion)	Combined Pro Forma (assuming maximum conversion)
Cash and cash equivalents	$329,738	$207,342
Restricted cash	23,221	23,221
Total assets	576,432	454,036
Total current liabilities	106,532	106,532
Total long-term liabilities	51,741	51,741
Total stockholders’ equity	418,159	295,763
Total liabilities and stockholders’ equity	$576,432	$454,036

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for AAMAC, the Company and Great American and unaudited pro forma combined per share ownership information after giving effect to the Acquisition, assuming (i) that no holders of Public Shares exercise their conversion rights and (ii) that holders of 30% less one share of the Public Shares have exercised their conversion rights. AAMAC is providing this information to aid you in your analysis of the financial aspects of the Acquisition. The historical information should be read in conjunction with “Selected Historical Consolidated Financial Information of Great American,” “Selected Historical Financial Information of AAMAC” and “Selected Historical Financial Information of the Company” included elsewhere in this proxy statement/prospectus and the historical consolidated and combined financial statements of AAMAC, the Company and Great American and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma consolidated per share information reflects the Acquisition being accounted for under the purchase method of accounting in accordance with the provisions of SFAS 141R. Pursuant to the provisions of SFAS 141R, AAMAC is expected to be the acquirer for accounting purposes because the shareholders of AAMAC are expected to own a majority interest in the Company upon consummation of the Acquisition. Under this accounting method, the Company (as the successor to AAMAC) will record at fair value the assets of Great American less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. The Company’s statement of operations will include the operations of Great American after the effective date of the Acquisition. For periods prior to the effective date of the Acquisition, the statement of operations of the Company will include the operations of Great American as the predecessor to the Company.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of AAMAC, the Company and Great American would have been had the Acquisition been completed or to project AAMAC’s, the Company’s or Great American’s results of operations that may be achieved after the Acquisition. The unaudited pro forma book value per share information below does not purport to represent what the value of AAMAC, the Company and Great American would have been had the Acquisition been completed nor the book value per share for any future date or period.

Unaudited Pro Forma Consolidated Per Share Information

	AAMAC	The Company (1)	Great American	Pro Forma Assuming No Conversions	Pro Forma Assuming Maximum Conversions
Three Months ended March 31, 2009
Basic earnings per share(2)	$0.00	N/A	$0.85	$0.17	$0.23
Diluted earnings per share(2)	$0.00	N/A	$0.85	$0.17	$0.23
Book value per share at March 31, 2009(3)(4)	$7.89	N/A	$2.80	$6.39	$5.89
Year Ended December 31, 2008
Basic earnings (loss) per share(2)	$0.03	N/A	$0.13	$(0.06)	$(0.07)
Diluted earnings (loss) per share(2)	$0.03	N/A	$0.13	$(0.06)	$(0.07)

(1)	The Company had no operations as of and for the three months ended March 31, 2009 and year ended December 31, 2008 as the Company was formed on May 7, 2009.
(2)	Great American is a limited liability company and does not denominate its membership interests in shares or other quantified units. Accordingly, the amounts included in the table give retroactive effect to the 10,560,000 shares to be issued as purchase consideration to the Great American Members and giving effect to a pro forma effective corporate income tax rate of 39.4%.

(3)	Book value per share of AAMAC is computed by dividing the sum of total stockholders’ equity plus common stock subject to possible conversion by the 51,750,000 shares outstanding at the balance sheet date. Book value per share for the pro forma columns is computed by dividing the sum of total stockholders’ equity plus common stock subject to possible conversion by the 51,750,000 shares outstanding plus the additional shares issued in conjunction with the Acquisition. See Note 2Q) to the unaudited condensed combined pro forma financial data included elsewhere in this proxy statement/prospectus.
(4)	Book value per share of Great American Group, LLC is computed by dividing total members’ equity at the balance sheet date by the retroactive effect to the issuance of 10,560,000 shares to be issued as purchase consideration to the Great American Members.

RISK FACTORS

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus and the annexes hereto, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The risks and uncertainties described below are not the only risks and uncertainties facing Great American or the Company in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect Great American’s business operations or the business operations or stock price of the Company following the transactions described in this proxy statement/prospectus. If any of the following risks or uncertainties occurs, the Company’s business, financial condition or operating results could materially suffer. In that event, the trading price of your securities could decline and you may lose all or part of your investment.

Risks Related to Great American’s Business and Operations

The following risk factors that apply to the current business and operations of Great American will also apply to the business and operations of the Company following the Acquisition.

Great American’s revenues and results of operations are volatile and difficult to predict.

Great American’s revenues and results of operations fluctuate significantly from quarter to quarter, due to a number of factors. These factors include, but are not limited to, the following:

•	its ability to attract new clients and obtain additional business from its existing client base;

•	the number, size and timing of its engagements;

•	the extent to which it acquires assets for resale, or guarantees a minimum return thereon, and its ability to resell those assets at favorable prices;

•	variability in the mix of revenues from the auction and liquidation solutions business and the valuation and appraisal services business;

•	the rate of growth of new service areas, including the new home auction and real estate services divisions and international expansion;

•	the types of fees it charges clients, or other financial arrangements it enters into with clients; and

•	changes in general economic and market conditions.

Great American has limited or no control over some of the factors set forth above and, as a result, may be unable to forecast its revenues accurately. Great American relies on projections of revenues in developing its operating plans for the future and will base its expectations regarding expenses on these projections and plans. If Great American inaccurately forecasts revenues and/or earnings, or fails to accurately project expenses, it may be unable to adjust its spending in a timely manner to compensate for these inaccuracies and, as a result, may suffer operating losses and such losses could have a negative impact on Great American’s financial condition and results of operations. If, for any reason, Great American fails to meet company, investor or analyst projections of revenue, growth or earnings, the market price of the common stock could decline and you may lose all or part of your investment.

Great American has experienced losses and may not maintain profitability.

Although Great American has had profitable quarterly and annual periods, it has also experienced losses in the past. Great American has incurred losses from discontinued operations relating to its former retail furniture liquidation solutions business. It is possible that Great American will experience losses with respect to the operation of its remaining service areas or new business areas in which it may enter. In addition, Great American expects that its operating expenses will increase as it grows its business. There can be no assurance that Great American will be able to generate sufficient revenues to maintain profitability.

Great American may incur losses as a result of “guarantee” based engagements that it enters into in connection with its auction and liquidation solutions business.

In many instances, in order to secure an engagement, Great American is required to bid for that engagement by guaranteeing to the client a minimum amount that such client will receive from the sale of inventory or assets. Great American’s bid is based on a variety of factors, including: its experience, expertise, perceived value added by engagement, valuation of the inventory or assets and the prices Great American believes potential buyers would be willing to pay for such inventory or assets. An inaccurate estimate of any of the above or inaccurate valuation of the assets or inventory could result in Great American submitting a bid that exceeds the realizable proceeds from any engagement. If the liquidation proceeds, net of direct operating expenses, are less than the amount guaranteed by Great American in its bid, Great American will incur a loss. Therefore, in the event that the proceeds, net of direct operating expenses, from an engagement are less than the bid, the value of the assets or inventory decline in value prior to the disposition or liquidation, or the assets are overvalued for any reason, Great American may suffer a loss and its financial condition and results of operations could be adversely affected.

Losses due to any auction or liquidation engagement may cause Great American to become unable to make payments due to its creditors and may cause Great American to default on its debt obligations.

Great American basically has three engagement structures: (i) a “fee” based structure under which Great American is compensated for its role in an engagement on a commission basis, (ii) purchase on an outright basis (and take title to) the assets or inventory of the client, and (iii) “guarantee” to the client that a certain amount will be realized by the client upon the sale of the assets or inventory based on contractually defined terms in the auction or liquidation contract. Great American bears the risk of loss under the purchase and guarantee structure of auction and liquidation contracts. If the amount realized from the sale or disposition of assets, net of direct operating expenses, does not equal or exceed the purchase price (in purchase transaction), Great American will recognize a loss on the engagement, or should the amount realized, net of direct operating expenses, not equal or exceed the “guarantee,” Great American is still required to pay the guaranteed amount to the client.

Great American could incur losses in connection with outright purchase transactions in which it engages as part of its auction and liquidation solutions business.

When Great American conducts an asset disposition or liquidation on an outright purchase basis, it purchases from the client the assets or inventory to be sold or liquidated and therefore, holds title to any assets or inventory that it is not able to sell. In other situations, Great American may acquire assets from its clients if it believes it can identify a potential buyer and sell the assets at a premium to the price paid. Great American stores these unsold or acquired assets and inventory until they can be sold or, alternatively, transported to the site of a liquidation of comparable assets or inventory that Great American is conducting. If Great American is forced to sell these assets for less than it paid, or is required to transport and store assets multiple times, the related expenses could have a material adverse effect on Great American’s results of operations.

Great American depends on financial institutions as primary clients for its valuation and appraisal services business. Consequently, the loss of any financial institutions as clients may have an adverse impact on Great American’s business.

A majority of the revenue from Great American’s valuation and appraisal services business is derived from engagements by financial institutions. As a result, any loss of financial institutions as clients of Great American’s valuation and advisory services, whether due to changing preferences in service providers, failures of financial institutions or mergers and consolidations within the finance industry, could significantly reduce the number of existing, repeat and potential clients of Great American, thereby adversely affecting its revenues. In addition, any larger financial institutions that result from mergers or consolidations in the financial services industry could have greater leverage in negotiating terms of engagements with Great American, or could decide to internally perform some or all of the valuation and appraisal services which Great American currently provides to one of the constituent institutions involved in the merger or consolidation or which it could provide in the future. Any of these developments could have a material adverse effect on Great American’s valuation and appraisal services business.

Great American’s business may be impacted by changing economic and market conditions.

Certain aspects of Great American’s business is cyclical in nature and changes in the current economic environment may require Great American to adjust its sales and marketing practices and react to different business opportunities and modes of competition. For example, Great American is more likely to conduct auctions and liquidations in connection with insolvencies and store closures during periods of economic downturn relative to periods of economic expansion. In addition, during an economic downturn, financial institutions that provide asset-based loans typically reduce the number of loans made, which reduces their need for Great American’s valuation and appraisal services. If Great American is not successful in reacting to changing economic conditions, it may lose business opportunities which could harm its financial condition.

Great American may face liability or harm to its reputation as a result of a claim that it provided an inaccurate appraisal or valuation and its insurance coverage may not be sufficient to cover the liability.

Great American could face liability in connection with a claim by a client that Great American provided an inaccurate appraisal or valuation on which the client relied. Any claim of this type, whether with or without merit, could result in costly litigation, which could divert management’s attention and company resources and harm Great American’s reputation. Furthermore, if Great American is found to be liable, it may be required to pay damages. While Great American’s appraisals and valuations are typically provided only for the benefit of its clients, if a third party relies on an appraisal or valuation and suffers harm as a result, Great American may become subject to a legal claim, even if the claim is without merit. Great American carries insurance for liability resulting from errors or omissions in connection with its appraisals and valuations; however, the coverage may not be sufficient if Great American is found to be liable in connection with a claim by a client or third party.

Great American could be forced to mark down the value of certain assets acquired in connection with outright purchase transactions.

In most instances, inventory is reported on the balance sheet at its historical cost; however, according to U.S. Generally Accepted Accounting Principles, inventory whose historical cost exceeds its market value should be valued conservatively, which dictates a lower value should apply. Accordingly, should the replacement cost (due to technological obsolescence or otherwise), or the net realizable value of any inventory held by Great American be less than the cost paid to acquire such inventory (purchase price), Great American will be required to “mark down” the value of such inventory held. If the value any inventory held by it on its balance sheet, including, but not limited to: oil rigs and other equipment related to the oil exploration business and airplane parts, is required to be written down, such write down could have a material adverse effect on the financial position and results of operations of the Company.

The Company may be exposed to potential risks relating to internal controls over financial reporting and its ability to have those controls attested to by its independent registered public accounting firm.

As a public company, the Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of its internal controls over financial reporting. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the operating effectiveness of the Company’s internal controls. Neither Great American nor the Company was subject to these requirements for the fiscal year ended December 31, 2008. The Company will be required to evaluate its internal control systems in order to allow its management to report on, and the Company’s independent auditors attest to, its internal controls, as a required part of its Annual Report on Form 10-K beginning with the fiscal year ending December 31, 2009.

The Company may be required to expend significant resources to develop the necessary documentation and testing procedures required by Section 404, and there is a risk that the Company will not comply with all of the requirements imposed thereby. Accordingly, there can be no assurance that the Company will receive any required attestation from the independent registered public accounting firm. In the event the Company identifies significant deficiencies or material weaknesses in internal controls that cannot be remediated in a timely manner or they are unable to receive an attestation from the independent registered public accounting firm with respect to internal controls, investors and others with whom Great American does business may lose confidence in the reliability of the financial statements of the Company, its ability to obtain equity or debt financing and the market prices of its securities could suffer.

Great American operates in highly competitive industries. Some of Great American’s competitors may have certain competitive advantages, which may cause Great American to be unable to effectively compete with or gain market share from its competitors.

Great American faces competition with respect to all of its service areas. The level of competition depends on the particular service area and category of assets being liquidated or appraised, as applicable. Great American competes with other companies in bidding for assets and inventory to be liquidated. In addition, Great American competes with online services for liquidating assets and inventory, the demand for which are rapidly growing. These online competitors include other e-commerce providers, auction websites such as eBay, as well as government agencies and traditional liquidators and auctioneers that have created websites to further enhance their product offerings and more efficiently liquidate assets. Great American expects the market to become even more competitive as the demand for such services continues to increase and traditional and online liquidators and auctioneers continue to develop online and offline services for disposition, redeployment and remarketing of wholesale surplus and salvage assets. In addition, manufacturers, retailers and government agencies may decide to create their own websites to sell their own surplus assets and inventory and those of third parties.

Great American also competes with other providers of valuation and advisory services. Competitive pressures within the valuation and appraisal services market, including a decrease in the number of engagements and/or a decrease in the fees which can be charged for these services, could affect Great American’s revenues from its valuation and appraisal services as well as the ability to engage new or repeat clients. Great American believes that given the relatively low barriers to entry in the valuation and appraisal services market, this market may become more competitive as the demand for such services increases.

Some of Great American’s competitors may be able to devote greater financial resources to marketing and promotional campaigns, secure merchandise from sellers on more favorable terms, adopt more aggressive pricing or inventory availability policies and devote more resources to website and systems development than Great American is able to do. Any inability on the part of Great American to effectively compete could have a material adverse effect on Great American’s financial condition, growth potential and results of operations.

If Great American is unable to attract and retain qualified personnel, it may not be able to compete successfully in its industry.

Great American’s future success depends to a significant degree upon the continued contributions of senior management and the ability to attract and retain other highly qualified management personnel. Great American faces competition for management from other companies and organizations; therefore, it may not be able to retain its existing personnel or fill new positions or vacancies created by expansion or turnover at existing compensation levels. Although Great American expects to enter into employment agreements with key members of the senior management team in connection with the consummation of the Acquisition, there can be no assurances such key individuals will remain with Great American. The loss of any of Great American’s executive officers or other key management personnel would disrupt its operations and divert the time and attention of our remaining officers and management personnel which could have an adverse effect on Great American’s results of operations and potential for growth.

Great American also faces competition for highly skilled employees with experience in its industry, which requires a unique knowledge base. Great American may be unable to recruit or retain other existing technical, sales and client support personnel that are critical to its ability to execute its business plan.

Any service interruption or failure in the systems Great American uses to host its webcast and online auctions could cause Great American to lose clients and buyers, which could harm its business and results of operations.

Great American relies on internal systems as well as those of a third-party service provider to provide webcast and online auction services. Great American’s online auctions are designed to operate 24 hours per day, seven days a week and its webcast auctions are designed to operate simultaneously with the corresponding live auction. Great American has experienced and may continue to experience service interruptions and delays from time to time. If Great American’s and its third-party provider’s systems do not continue to provide acceptable performance, Great American may lose clients and buyers which could harm its business and results of operations.

Great American’s systems and operations and those of its third-party provider are susceptible to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Great American’s third party provider’s infrastructure and systems are located throughout the United States. Any disruption to Great American’s or its third-party service provider’s infrastructure resulting from a natural disaster or other event could result in an interruption in Great American’s webcast and online auction services, and, if sustained or repeated, could impair Great American’s reputation and the attractiveness of its services, or prevent Great American from providing these services entirely. In addition, Great American may not carry sufficient business interruption insurance to compensate for losses that it may sustain.

Expanding its services internationally exposes Great American to additional operational challenges and if Great American fails to meet these challenges, its growth will be limited and its results of operations may be harmed.

Great American recently expanded its operations into the United Kingdom and plans to enter other European and Asian markets, either through acquisition, partnership, joint venture or by expansion. Great American’s management has limited experience in operating a business at the international level. As a result, Great American may be unsuccessful in carrying out any of its plans for expansion in a timely fashion, if at all, obtaining the necessary licensing, permits or market saturation, or in successfully navigating other challenges posed by operating an international business. Such international expansion is expected to require a significant amount of start up costs, as well. If Great American fails to execute this strategy, its growth will be limited and its results of operations may be harmed.

Great American frequently uses borrowings under credit facilities in connection with its guaranty engagements, in which it will guarantee a minimum recovery to the client, and outright purchase transactions.

In engagements where Great American is operating on a guaranty or purchase basis it is typically required to make an upfront payment to the client. If the upfront payment is less than one hundred percent (100%) of the guarantee or the purchase price in a “purchase” transaction, Great American may be required to make successive cash payments until the guarantee is met or Great American may issue a letter of credit in favor of the client. Depending on the size and structure of the engagement, Great American may borrow under its credit facilities and may be required to issue a letter of credit in favor of the client for these additional amounts. If Great American loses any availability under its credit facilities, is unable to borrow under credit facilities and/or issue letters of credit in favor of clients, or borrow under credit facilities and/or issue letters of credit on commercially reasonable terms, Great American may be unable to pursue large liquidation and disposition engagements, engage in multiple concurrent engagements, pursue new engagements or expand its operations. Great American is required to obtain approval from the lenders under its existing credit facilities prior to making any borrowings thereunder in connection with a particular engagement. Any inability by Great American to borrow under its credit facilities, or enter into one or more other credit facilities on commercially reasonable terms may have a material adverse effect on the financial condition, results of operations and growth of Great American.

Defaults under Great American’s credit agreements could have an adverse impact on Great American’s ability to finance potential engagements.

The terms of Great American’s credit agreements contain a number of events of default and, in the past, Great American has defaulted under its credit agreements for failing to provide timely financial statements and for failing to maintain minimum net worth requirements. Should Great American default under any of its credit agreements in the future, lenders may take any or all remedial actions set forth in such credit agreement, including, but not limited to, accelerating payment and/or charging Great American a default rate of interest on all outstanding amounts, refusing to make any further advances or issue letters of credit or terminate the line of credit. As a result of Great American’s reliance on lines of credit and letters of credit, any default under a credit agreement, or remedial actions pursued by lenders following any default under a credit agreement, may require Great American to immediately repay all outstanding amounts, may preclude Great American from pursuing new liquidation and disposition engagements and may increase Great American’s cost of capital, each of which may have a material adverse effect on Great American’s financial condition and results of operations.

If the Company cannot meet its future capital requirements, it may be unable to develop and enhance its services, take advantage of business opportunities and respond to competitive pressures.

The Company may need to raise additional funds in the future to grow its business internally, invest in new businesses, expand through acquisitions, enhance its current services or respond to changes in its target markets. If the Company raises additional capital through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to its existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on the Company’s operations or harm its financial condition. Additional financing may be unavailable on acceptable terms.

Great American’s insurance may be insufficient to cover losses that may occur as a result of its operations.

Great American maintains insurance common for companies in its industry, including director and officer insurance, errors and omissions insurance, and property and general liability insurance. This insurance may not remain available to Great American at commercially reasonable rates, and the amount of its coverage may not be adequate to cover all liability that it may incur. If Great American were to be held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its coverage, the resulting costs could harm Great American’s results of operations and financial condition.

Great American may be subject to litigation for misrepresentations with respect to assets or inventory sold in its auctions, which may be costly and time-consuming to defend and may harm its reputation.

Because Great American facilitates the sale of assets and inventory in its auctions, Great American’s reputation may be harmed or Great American may become subject to legal proceedings arising from incorrect descriptions of, or other misrepresentations with respect to, such assets and inventory, even though Great American generally does not provide a warranty with respect to such assets and inventory. Any claims, with or without merit, could be time-consuming and costly to defend and divert management’s attention.

Great American may enter into collaborative arrangements with other liquidation agents in which it could become exposed to liabilities on a joint and several basis with other participants in such collaborative arrangements.

Great American enters into collaborative arrangements with other liquidation and auction solutions companies to liquidate assets on behalf of a client. Collaborative arrangements are not separate legal entities; however the collaborators could become jointly and severally responsible (explicitly or implicitly) for any liabilities of the collaborative arrangements. If any of Great American’s partners in collaborative arrangements are unable to satisfy a payment obligation or other liability to the client or other party owed payment in connection with the particular engagement, Great American would be jointly and severally liable for that obligation.

If Great American engages in acquisitions, it may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten its future growth.

If Great American makes any acquisitions, it could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. Acquisitions may involve entering markets in which Great American has no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt Great American’s ongoing business, distract its management and employees and increase its expenses. In addition, pursuing acquisition opportunities could divert management’s attention from its ongoing business operations and result in decreased operating performance. Moreover, Great American’s profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets.

Great American may face tax liabilities related to employee tax deficiencies.

Great American works with a substantial number of independent contractors throughout the United States. Because Great American classifies these individuals as independent contractors, it does not withhold federal or state income or other employment-related taxes, make federal or state unemployment tax or Federal Insurance Contributions Act, or FICA, payments or provide workers’ compensation insurance with respect to these individuals. Great American generally does not allow such individuals to participate in its employee benefit plans. These individuals are classified as independent contractors based on the facts and circumstances of their relationship with Great American. Federal or state authorities, or even the individuals themselves, may challenge Great American’s classification of such individuals as independent contractors. In the event that Great American were to reclassify these individuals as employees, Great American would be required to withhold payroll taxes, make unemployment tax and FICA payments, and pay additional workers’ compensation insurance and additional payroll processing costs and take them into account for certain employee benefit plan purposes. In addition, Great American could be subject to retroactive taxes and penalties or other adverse actions, such as employee benefit plan disqualification, which may result in significant liability. As of March 31, 2009, Great American has accrued a reserve of $365,000 for such potential liability. Any tax deficiencies or liabilities of Great American could have an adverse effect on its financial condition and results of operations.

Great American may face liabilities related to its failure to file forms 5500 for certain employee welfare plans.

Great American does not believe that it was required to file forms 5500 for any of its employee welfare benefit plans in prior years. However, Great American recognizes that this position may be challenged. Should it be determined that Great American was required to file forms 5500 then, Great American will attempt to avail itself of the Delinquent Filer Voluntary Compliance Program, referred to herein as the DFVCP. The DFVCP gives delinquent plan administrators a way to avoid potentially higher civil penalty assessments by satisfying DFVCP requirements and voluntarily paying a reduced penalty. Eligibility for the DFVCP is limited to plan administrators with filing obligations under Title I of the Employee Retirement Income Security Act, referred to herein as ERISA, who comply with the provisions of the DFVCP and who have not been notified in writing by the United States Department of Labor of a failure to file a timely annual report under Title I of ERISA. As a result, should Great American find that it was required to file forms 5500 for any or all of its welfare benefit plans (and those forms 5500 were not timely filed) and be unable to avail itself of the DFVCP, Great American may face material fines and other penalties which could have an adverse affect on its results of operations.

Great American may face liabilities for sales tax deficiencies.

Great American may face liabilities for sales tax deficiencies relating to certain liquidation arrangements between Great American and its clients. Under certain “fee” and “guarantee” based liquidation engagements, Great American takes the position that it is not responsible for sales tax liability because it is not a “retailer” and merely serves as an “agent” for the client. Great American relies on the fact that it does not take title to inventory, nor does it buy or sell the inventory in question. If Great American were deemed to be the “retailer” of the inventory under these arrangements, the sales tax liabilities could have a material adverse effect on Great American’s business strategy and results of operations.

In a limited number of engagements, Great American serves as an auctioneer and assumes primary responsibility for the collection and remittance of sales tax. In many instances, purchasers from out of state produce “bills of lading” to exempt the purchaser from taxation. While there is support for this position, some taxing authorities may not accept this practice as a valid exemption from sales taxes. In addition, Great American may have sales tax liabilities related to the sales of vehicles that do not have vehicle identification numbers requiring registration with the Department of Motor Vehicles (taxes would be paid at the time of registration). Any sales tax liabilities related to Great American’s auction or purchasing activities could have an adverse effect on Great American’s results of operations and willingness to enter into certain auction or purchase engagements.

Additionally, while there are several states which impose a tax on a variety of services, Great American does not remit taxes related to: (i) the fees received in connection with the services performed in connection with its valuation and advisory business, and (ii) the fees or percentage of sales revenue received from the sale of assets/inventory in connection with liquidation services performed for clients. As a result, any sales tax liabilities related to the fees received in exchange for services provided by Great American or in connection with Great American’s valuation and advisory business could have an adverse effect on Great American’s business strategy and results of operations. As of March 31, 2009, Great American has accrued a reserve of approximately $26,600 for potential liability relating to sales tax deficiencies.

Covenants not to compete are generally unenforceable under California law.

Andrew Gumaer and Harvey Yellen, who will be the Company’s Chief Executive Officer and President, respectively, following the Acquisition, have pursuant to the Purchase Agreement agreed not to compete against the Company for a period of time following the Acquisition, which is the later of three years following the closing of the Acquisition or one year after their cessation of employment. Because Mr. Gumaer is a resident of California, and because Mr. Yellen spends significant time in California as part of his duties, California law may apply to their non-competition covenants. Generally, California law does not recognize covenants not to compete except in connection with the sale of a business, where the scope of the covenant does not exceed the business being conducted by the company being sold as of the date of the sale. The loss of Mr. Gumaer and/or Mr. Yellen, or the loss of the protection provided by the covenants not to compete, may have a material adverse effect on the growth prospects and future operations of the Company.

Decreases in the supply of, demand for, or market values of machinery and industrial assets could harm Great American’s business.

Great American’s revenues for its wholesale and industrial auction and liquidation solutions business could be reduced if there is a decrease in the supply of, demand for, or market values of, machinery and industrial assets. The supply of, and demand for, machinery and industrial assets, and the circumstances that cause the prices a buyer is willing to actually pay for such assets may fluctuate due to a number of factors, including but not limited to economic uncertainty, disruptions to credit and financial markets, a sustained economic recession, lower commodity prices, a surplus of machinery and industrial assets in the marketplace and the restricted access to capital. Therefore, any disruptions in the supply of, demand for, and prices actually paid for machinery and industrial assets may have a material adverse effect on Great American’s financial condition and results of operations.

Great American’s new home auctions joint venture may not be successful.

Great American recently entered into a home auctions joint venture with Kelly Capital to auction foreclosed residential real estate. While Great American expects the joint venture to be profitable, Great American has never operated in the home auctions market. There can be no assurance that Great American will be successful in marketing foreclosed properties and generating the commissions necessary to fully recover the expenses incurred in marketing and liquidating the properties. If the properties are not priced properly and do not sell, Great American may incur a loss on expenses incurred in marketing, preparing and auctioning the property. If the joint venture is not successful, Great American’s results of operations and financial condition may be adversely affected.

Risks Related to AAMAC, the Company and the Acquisition

If AAMAC is unable to effect a business combination by August 1, 2009, it will be forced to liquidate and the warrants will expire worthless.

If AAMAC does not complete the Acquisition by August 1, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and it will distribute to all of the holders of the Public Shares in proportion to the number of shares held by them, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets, less expenses or reserves for obligations and claims of creditors. In the event of liquidation, there will be no distribution with respect to AAMAC’s outstanding warrants. Accordingly, the warrants will expire worthless.

As of July 8, 2009, the record date, AAMAC’s trust balance was $407,778,768. AAMAC does not anticipate the trust account balance at the time the Acquisition is completed will be materially greater than the funds held in trust as of July 8, 2009.

If AAMAC is forced to liquidate, AAMAC’s stockholders may be held liable for claims by third parties against AAMAC to the extent of distributions received by them.

AAMAC’s amended and restated certificate of incorporation provides that AAMAC will continue in existence only until August 1, 2009. If AAMAC has not completed a business combination by such date, pursuant to the Delaware General Corporation Law, or DGCL, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the DGCL, in which case AAMAC will as promptly as practicable thereafter adopt a plan of distribution in accordance with Section 281(b) of the DGCL. Section 278 provides that AAMAC’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against AAMAC, and of enabling AAMAC gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which it was organized. AAMAC’s existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require AAMAC to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to it, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-

pending claims and for claims that have not been made known to it or that have not arisen but that, based on facts known to AAMAC at the time, are likely to arise or to become known to it within 10 years after the date of dissolution. Accordingly, AAMAC would be required to provide for any claims of creditors known to it at that time or those claims that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust account to stockholders. AAMAC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, AAMAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of AAMAC’s stockholders may extend beyond the third anniversary of the date of distribution. Accordingly, there can be no assurance that third parties will not seek to recover from AAMAC’s stockholders amounts owed to them by AAMAC.

If AAMAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by AAMAC’s stockholders. Furthermore, because AAMAC intends to distribute the proceeds held in the trust account to its public stockholders promptly after August 1, 2009, this may be viewed or interpreted as giving preference to AAMAC’s stockholders over any potential creditors with respect to access to or distributions from AAMAC’s assets. Furthermore, AAMAC’s board of directors may be viewed as having breached its fiduciary duties to AAMAC’s creditors and/or may have acted in bad faith, thereby exposing itself and AAMAC to claims of punitive damages, by paying AAMAC stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against AAMAC for these reasons.

If the Acquisition and the Warrant Redemption Proposal are approved, warrantholders may be subject to certain tax liability and the changes to the terms of the warrants may limit the value of the warrants to warrantholders.

In the event the AAMAC warrantholders approve the Warrant Redemption Proposal, the warrants issued in exchange for the AAMAC warrants will not be exercisable under any scenario for the 90-day period following the Acquisition. During the 90 day period, the Company intends to consummate an offer to exchange all outstanding warrants of the Company as described elsewhere in this proxy statement/prospectus. Inasmuch as the terms of the intended exchange offer have not been determined and the Company must file with the SEC a registration statement relating to such new warrants and the underlying shares of Company common stock describing the terms of the new warrants, warrantholders have no current information on which to base a decision with respect to the terms, timing or advisability of any potential exchange offer for the warrants. In the event the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new Company warrants. If, after review of the exchange offer materials, a holder decides not to participate in the proposed exchange offer or if the exchange offer does not occur for any reason, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition. Redemption of the warrants may require a holder of warrants to accept a price that may be less than the present or future value of the warrants. In addition, in the event of the redemption of the warrants warrantholders will have no opportunity to participate in any benefits of the Acquisition if the Warrant Redemption is consummated.

Furthermore, precluding adjustment of the warrants as a result of the Acquisition denies warrantholders the opportunity to maintain the equity position to which they would otherwise be entitled. In addition, warrantholders will recognize gain or loss for federal income tax purposes upon consummation of the Acquisition. In any event, if the Acquisition is not consummated by August 1, 2009, AAMAC will be required to liquidate in accordance with its amended and restated certificate of incorporation and the AAMAC warrants will expire worthless.

The Company’s working capital will be reduced if it redeems the outstanding warrants and AAMAC stockholders exercise their conversion rights in connection with the Acquisition, which may adversely affect the Company’s business and future operations.

Pursuant to AAMAC’s amended and restated certificate of incorporation, holders of Public Shares may vote against the Acquisition Proposal and demand that AAMAC convert their shares into a pro rata share, calculated as of two business days prior to the anticipated consummation of the Acquisition, of the trust account where a substantial portion of the net proceeds of the IPO are held. AAMAC will not consummate the Acquisition if holders of 12,420,000 or more Public Shares exercise their conversion rights.

The funds held in AAMAC’s trust account released upon consummation of the Acquisition will be used to pay approximately $13,500,000 to the underwriters in AAMAC’s IPO for deferred underwriting discounts and commissions, the Cash Consideration, and to pay transaction expenses of approximately $25,000,000. If holders of 30% less one share of the Public Shares seek to exercise their conversion rights, the maximum potential conversion cost would be approximately $122,300,000. The Company will use approximately $23,012,500 to redeem the outstanding warrants on or prior to the 90th day following the Acquisition assuming all warrants are redeemed pursuant to the Warrant Redemption. Accordingly, following the Acquisition and the Warrant Redemption, AAMAC expects that the Company will have a minimum of approximately $6,000,000 for working capital and general corporate purposes. If such amount is insufficient to fund the Company’s working capital requirements, it would need to borrow funds necessary to satisfy such requirements. There is no assurance that such funds would be available to the Company on terms favorable to it or at all. If such funds were not available, the Company’s operations and profitability may be adversely affected.

AAMAC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Acquisition. Having a minority share position may reduce the influence that AAMAC’s current stockholders have on the management of the Company.

The Company will issue 10,560,000 shares of common stock at the closing of the Acquisition to the Great American Members and an additional 1,440,000 shares of common stock are issuable to the Phantom Equityholders subject to certain vesting requirements. Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares they receive upon exchange of the AAMAC common stock for Company common stock in connection with the Acquisition . Consequently, the ability of the former AAMAC stockholders following the Acquisition to influence management of the Company through the election of directors will be substantially reduced.

In addition, if Great American achieves certain Adjusted EBITDA targets in each of 2009, 2010 and 2011, the Company will be required to issue additional shares of common stock to the Great American Members and Phantom Equityholders. These issuances would dilute the percentage ownership by the current AAMAC stockholders in the Company further and reduce their influence on management of the Company. These issuances may also result in a decrease in the trading price of the Company’s common stock.

Concentration of ownership after the Acquisition may have the effect of delaying or preventing a change in control.

If the Acquisition is consummated, Great American’s founders, directors, executive officers and principal stockholders will own approximately 23.24% of the shares of the Company on a fully diluted basis ((i) assuming that all warrantholders participate in the Warrant Redemption, (ii) assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account, (iii) after giving effect to the cancellation by the AAMAC founders of 920,000 shares they receive upon exchange of their AAMAC common stock for Company common stock in connection with the Acquisition and (iv) assuming that the 1,440,000 shares payable to the Phantom Equityholders are 100% vested). As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Company’s common stock.

Future sales of the Company’s common stock may cause the market price of its securities to drop significantly, even if its business is doing well.

In accordance with lock up agreements to be executed in connection with the consummation of the Acquisition, the Great American Members will be able to sell 25% of the shares of common stock of the Company they receive in the Acquisition beginning on the first anniversary of the consummation of the Acquisition and an additional 25% on each of the second, third and fourth anniversaries, subject to certain exceptions. In addition, pursuant to the registration rights agreement to be entered into in connection with the consummation of the Acquisition, AAMAC’s initial stockholders or their permitted transferees will be entitled to demand that the Company register the resale of the founder shares at any time generally commencing one year after the effectiveness of the registration statement of which this proxy statement/prospectus is a part. In accordance with SEC regulations, the founders, officers and directors of AAMAC will not be able to sell any of the Company common stock they receive in exchange for their founders shares until the first anniversary of the consummation of the Acquisition, subject to certain exceptions. The presence of these additional securities trading in the public market may have an adverse effect on the market price of the Company’s securities. The sale by any of the foregoing, or entities they control or their permitted transferees, could cause the market price of the Company’s securities to decline.

AAMAC’s securities may be delisted from the NYSE Amex which could limit investors’ ability to effect transactions in AAMAC’s securities and subject AAMAC to additional trading restrictions.

AAMAC’s securities are listed on the NYSE Amex, a national securities exchange, or the Exchange. On February 10, 2009, AAMAC received notice from the staff of the Exchange that it is not considered to be in compliance with Section 704 of the Exchange’s Company Guide in that it did not hold an annual meeting of its stockholders during 2008. In order to maintain the listing of its common stock on the Exchange, AAMAC was required to submit a plan by March 10, 2009, advising the Exchange of the actions it had taken, or will take, that will bring it into compliance by August 11, 2009. AAMAC submitted a plan to the Exchange on March 6, 2009 explaining that, pursuant to its amended and restated articles of incorporation, AAMAC must consummate an initial business combination by August 1, 2009, or it will dissolve and liquidate. On June 4, 2009, AAMAC received a notice dated May 4, 2009 from the Exchange that its plan of compliance was accepted. Accordingly, AAMAC will be able to continue its listing during the time up to August 11, 2009, the compliance deadline set by the Exchange, but during that time it will be subject to periodic review by the Exchange to determine whether it is making progress consistent with the plan. In the event the Acquisition is consummated, AAMAC’s units, common stock and warrants will cease to trade on an exchange. If the Acquisition is not consummated, then AAMAC expects that the Exchange would initiate delisting proceedings on August 11, 2009, or shortly thereafter.

Although the Company has filed an application to list its securities on the Nasdaq Capital Market, there can be no assurance that its securities will be so listed or, if listed, that the Company will be able to comply with the continued listing standards.

The Company has filed a new listing application to list the Company common stock and Company warrants on the Nasdaq Capital Market upon consummation of the Acquisition in accordance with the requirements of the exchange. As part of the listing process, the Company will be required to evidence that it meets the initial listing requirements. There can be no assurance that the Company will be able to meet the initial listing standards of the Nasdaq Capital Market or any other exchange or, if its securities are listed, that the Company will be able to maintain such listing.

If the Company is unable to list its securities on the Nasdaq Capital Market or another exchange, AAMAC stockholders will have appraisal rights as described elsewhere in this proxy statement/prospectus. In addition, if after listing the Nasdaq Capital Market delists the Company’s securities from trading on its exchange for failure to meet the continued listing standards, the Company and its securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•

a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company may apply the net proceeds released from the trust account in a manner that does not improve its results of operations or increase the value of your investment.

If the Acquisition is consummated, the funds held in the trust account will be released (i) to pay the Cash Consideration, (ii) to pay the transaction fees and expenses up to the applicable caps, (iii) to reimburse $1,000,000 of expenses of Halcyon relating to the purchase agreement between AAMAC and Halcyon terminated in June 2008, (iv) to pay AAMAC’s tax obligations and the deferred underwriting compensation in connection with AAMAC’s IPO, (v) to pay AAMAC stockholders who properly exercise their conversion rights, (vi) to consummate the Warrant Redemption and (vii) to pay $240,000 owed by AAMAC to Hanover Group US, LLC for administrative fees. In addition, the funds released from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares. The remaining trust account proceeds, estimated to be approximately $63.0 million (assuming that all of the warrants are redeemed pursuant to the Warrant Redemption), will be used by the Company for working capital and general corporate purposes. Other than these uses, the Company does not have specific plans for the funds and will have broad discretion regarding how it uses such funds. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the Company’s results of operations or increase the value of your investment.

If AAMAC stockholders fail to comply with the conversion requirements specified in this proxy statement/prospectus, they will not be entitled to convert their shares of common stock of AAMAC into a pro rata portion of the trust account.

Holders of Public Shares who affirmatively vote against the Acquisition may demand that AAMAC convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Acquisition. AAMAC stockholders who seek to exercise this conversion right must affirmatively vote against the Acquisition and deliver their stock (either physically or electronically) to AAMAC’s transfer agent prior to the Special Meeting of Stockholders. Any AAMAC stockholder who fails to vote against the Acquisition Proposal or who fails to deliver his or her stock certificates will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See the section entitled “Special Meeting of AAMAC Stockholders and Special Meeting of AAMAC Warrantholders — Conversion Rights” for additional information on how to exercise your conversion rights.

Directors of AAMAC have potential conflicts of interest in recommending that securityholders vote in favor of approval of the Acquisition and adoption of the Purchase Agreement and approval of the other transactions described in this proxy statement/prospectus.

When considering the AAMAC board of directors’ recommendation that the AAMAC stockholders vote in favor of the approval of the Acquisition and the adoption of the Purchase Agreement, AAMAC stockholders should be aware that directors and executive officers of AAMAC have interests in the Acquisition that may be different from, or in addition to, the interests of AAMAC stockholders. These interests include:

•	the continued indemnification of current directors and officers of AAMAC under the Purchase Agreement and the continuation of directors’ and officers’ liability insurance after the Acquisition;

•	the retention of some of the directors and officers of AAMAC as directors and officers of the Company; and

•

the continued right of the AAMAC founders to hold common stock in the Company following conversion of the AAMAC common stock, subject to vesting under the lock-up agreements and the satisfaction of Adjusted EBITDA targets.

These interests may influence the AAMAC directors in making their recommendation that you vote in favor of the approval of the Acquisition and the adoption of the Purchase Agreement and the approval of the other transactions described in this proxy statement/prospectus.

AAMAC’s ability to request indemnification from the members of Great American for damages arising out of the Acquisition is limited to those claims where damages exceed $500,000 and is also limited to the shares of common stock issued in the Acquisition which will be held in escrow.

To provide a fund to secure the indemnification obligations of Great American to AAMAC against losses that the Company, as the surviving entity of the Acquisition, may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by Great American in the merger agreement or any schedule or certificate delivered by them in connection with the Purchase Agreement and (ii) the non-fulfillment or breach of any covenant or agreement made by Great American in the Purchase Agreement, the current members of Great American will place in escrow (with AAMAC’s transfer agent or another independent escrow agent) an aggregate of 1,500,000 shares of AAMAC common stock valued at $9.84 per share, representing 12.5% of the shares to be issued in the Acquisition, which will be canceled to the extent that AAMAC has damages for which it is entitled to indemnification. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the escrow will be the sole remedy for AAMAC for its rights to indemnification pursuant to the Purchase Agreement. Claims for indemnification may be asserted against the escrow by AAMAC once its damages exceed a $500,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed funds. Claims for indemnification may be asserted until the date the Company files its Annual Report on Form 10-K for the year ending December 31, 2010. As a consequence of these limitations, AAMAC may not be able to be entirely compensated for indemnifiable damages that it may sustain.

AAMAC’s founders, directors and executive officers have certain interests in consummating the Acquisition that may have influenced their decision to approve the business combination with Great American.

Certain of AAMAC’s founders, directors and entities affiliated with certain of its directors and executive officers, own shares of common stock that were issued prior to AAMAC’s IPO in consideration for an aggregate purchase price of $25,000. Such purchasers have waived their right to receive distributions with respect to the founder shares upon AAMAC’s liquidation which will occur if AAMAC is unable to complete the Acquisition by August 1, 2009. Accordingly, the founder shares will be worthless if AAMAC is forced to liquidate. In addition, in the event of AAMAC’s liquidation, the AAMAC warrants, including the sponsor warrants held by certain of AAMAC’s directors and executive officers, will expire worthless. As of July 8, 2009, the record date for the Special Meeting of Stockholders and the Special Meeting of Warrantholders, AAMAC’s founders held an aggregate of $99,877,500 of common stock (based the closing price of the common stock on the NYSE Amex of $9.65 on the record date) and an aggregate of $508,750 of warrants (based the closing price of the warrants on the NYSE Amex of $0.11 on the record date).

Additionally, the Purchase Agreement provides that each of Michael J. Levitt and Mark D. Klein will be a director of the Company following the Acquisition. As such, in the future they will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to its non-executive directors.

These financial interests of AAMAC’s founders, officers and directors and entities affiliated with them may have influenced their decision to approve the Acquisition. You should consider these interests when evaluating the Acquisition and the recommendation of AAMAC’s board of directors to vote in favor of the Acquisition Proposal and other proposals to be presented to the stockholders and warrantholders.

The exercise of discretion by AAMAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Purchase Agreement may result in a conflict of interest when determining whether such changes to the terms of the Purchase Agreement or waivers of conditions are appropriate and in the AAMAC’s securityholders’ best interest.

In the period leading up to the closing of the Acquisition, events may occur that, pursuant to the Purchase Agreement, would require AAMAC to agree to amend the Purchase Agreement, to consent to certain actions taken by Great American or to waive rights that AAMAC is entitled to under the Purchase Agreement. Such events could arise because of changes in the course of Great American’s business, a request by Great American to undertake actions that would otherwise be prohibited by the terms of the Purchase Agreement or the occurrence of other events that would have a material adverse effect on Great American’s business and would entitle AAMAC to terminate the Purchase Agreement. In any of such circumstances, it would be in the discretion of AAMAC, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for AAMAC and its securityholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, AAMAC does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Acquisition has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders or warrantholders, AAMAC will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Acquisition Proposal.

If the Acquisition is completed, a large portion of the funds in the trust account established by AAMAC in connection with its IPO for the benefit of public stockholders may be used for the purchase, directly or indirectly, of Public Shares held by public stockholders and redemption of all outstanding warrants. As a consequence, if the Acquisition is completed, such funds will not be available to the Company for working capital and general corporate purposes.

After the payment of expenses associated with the Acquisition, including deferred underwriting commissions, the balance of funds in AAMAC’s trust account will be available to the Company for working capital and general corporate purposes. However, up to approximately $100.0 million of the funds in the trust account may be used to acquire Public Shares, either from holders thereof who vote against the Acquisition

Proposal and elect to convert their Public Shares into cash or from holders thereof who have indicated their intention to vote against the Acquisition Proposal but sell their shares to AAMAC or its affiliates so that such Public Shares will be voted in favor of the Acquisition Proposal. In addition, if the Warrant Redemption Proposal is approved, the warrants will redeemed at a price of $0.50 per warrant (for an aggregate amount of $23,012,500 assuming that all warrants are redeemed pursuant to the Warrant Redemption) on or prior to the 90th day following the Acquisition. As a result, the amount of funds from AAMAC’s trust account that will be released to the Company following the Acquisition and the Warrant Redemption for working capital and general corporate purposes will be diminished.

Public stockholders at the time of the Acquisition who purchased their units in the IPO and do not exercise their conversion rights may have rescission rights and related claims.

There are several aspects of the Acquisition and the other matters described in this proxy statement/prospectus which were not described in the prospectus issued by AAMAC in connection with its IPO. These include: that AAMAC may consummate a business combination outside of the asset management industry; that AAMAC may seek to amend the definition of “business combination” in its certificate of incorporation; that the funds in the trust account might be used to purchase shares from stockholders of AAMAC who have indicated their intention to vote against the Acquisition and convert their shares into cash; and that AAMAC may seek to amend the terms of the Warrant Agreement to revise the redemption provision, to delay the exercisability of the warrants or to preclude any adjustment of the warrants as a result of the Acquisition. Consequently, AAMAC’s consummation of a business combination with Great American which does not operate in the alternative asset management industry, AAMAC’s filing of the Charter Amendment in connection with the Acquisition, AAMAC’s use of funds in the trust account to purchase shares of stockholders who have indicated their intention to vote against the Acquisition or AAMAC’s amendment of the Warrant Agreement might be grounds for a stockholder who purchased shares in the IPO, excluding the AAMAC founders, and still held them at the time of the Acquisition without seeking to convert them into cash, to seek rescission of the purchase of the units he acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. As AAMAC will become a wholly-owned subsidiary of the Company at the time of the Acquisition and its rights and obligations will become rights and obligations of the Company, the rescission right and corresponding liability will continue against the Company after the Acquisition. If the Company is required to pay damages, its results of operations could be adversely affected.

If AAMAC is unable to complete the Acquisition by August 1, 2009, its amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and AAMAC will dissolve and liquidate. In such event, third parties may bring claims against AAMAC and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $9.72 per share.

AAMAC must complete the Acquisition by August 1, 2009, when, pursuant to its amended and restated certificate of incorporation, its corporate existence will terminate and it will be required to liquidate. In such event, third parties may bring claims against AAMAC. Although AAMAC has obtained waiver agreements from vendors and service providers it has engaged and prospective target businesses with which it has negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of AAMAC’s public stockholders, there is no guarantee that they will not seek recourse against the trust account. Furthermore, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with AAMAC and will not seek recourse against the trust account for any reason. There is also no guarantee that a court would uphold the validity of such agreements. Further, AAMAC could be subject to claims from parties not in contract with it who have not executed a waiver, such as a third party claiming tortious interference as a result of the Acquisition.

Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of AAMAC’s public stockholders and, as a result, the per share liquidation price could be less than $9.72 due to claims or reserves for claims of such creditors. If AAMAC liquidates before the consummation of the Acquisition and distributes the proceeds held in trust to its public stockholders, Mark D. Klein and Paul D. Lapping have agreed that they will be personally liable for ensuring that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by AAMAC for services rendered or contracted for or products sold to it. However, the agreement entered into by Messrs. Klein and Lapping specifically provides for two exceptions to this indemnity; there will be no liability (1) as to any claimed amounts owed to a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) or (2) as to any claims under AAMAC’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors or target businesses that would not be covered by the indemnity from Messrs. Klein and Lapping, such as stockholders and other claimants who are not parties to any contract with AAMAC who file a claim for damages against it. Messrs. Klein and Lapping have further agreed to advance AAMAC funds necessary to complete its liquidation and not to seek repayment in the event our remaining assets outside the trust account are insufficient for such purpose. The measures described above are the only actions AAMAC will take to ensure that the funds in the trust account are not depleted by claims against the trust. Because AAMAC has required vendors and prospective target businesses to execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, AAMAC believes the likelihood of Mark Klein and Paul Lapping having any such obligations is minimal. Based upon representations from Messrs. Klein and Lapping as to their accredited investor status (as such term is defined in Regulation D under the Securities Act) and that they have sufficient funds available to them to satisfy their indemnification obligations to AAMAC, it believes they will be able to satisfy any indemnification obligations that may arise. However, in the event Messrs. Klein and Lapping have liability to AAMAC under these indemnification arrangements, there can be no assurance that they will have the assets necessary to satisfy those obligations. Therefore, AAMAC cannot assure you that the per-share distribution from the trust account, if it liquidates, will not be less than $9.72, plus interest, due to such claims.

Additionally, if AAMAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable claims under bankruptcy law, and may be included in AAMAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of AAMAC’s stockholders. To the extent any bankruptcy or other claims deplete the trust account, there can be no assurance that AAMAC will be able to return to its public stockholders at least $9.72 per share.

Stockholders of AAMAC who wish to convert their shares into a pro rata portion of the trust account must comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising conversion rights.

AAMAC will require public stockholders who wish to convert their shares into a pro rata portion of the trust account to tender their certificates to its transfer agent prior to the Special Meeting of Stockholders or to deliver their shares to the transfer agent electronically through the DTC. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and AAMAC’s transfer agent will need to act to facilitate this request. It is AAMAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because AAMAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to convert their shares may be unable to obtain physical certificates by the deadline for exercising their conversion rights and thus will be unable to convert their shares.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of AAMAC’s securities and, following the Acquisition, the Company’s securities, may decline.

The market price of AAMAC’s securities prior to the consummation of the Acquisition or the market price of the Company’s securities following the Acquisition may decline as a result of the Acquisition if:

•	the Company does not achieve the perceived benefits of the Acquisition as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Acquisition on the Company’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decline in the market price of AAMAC’s securities prior to the Acquisition or the Company’s securities following the Acquisition. A decline in the market price of the Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The financial statements included in this proxy statement/prospectus do not take into account the consequences to AAMAC of a failure to complete a business combination by August 1, 2009.

The financial statements included in this proxy statement/prospectus have been prepared assuming that AAMAC would continue as a going concern. As discussed in Note 1 to the Notes to the AAMAC Financial Statements for the year ended December 31, 2008, AAMAC is required to complete the Acquisition by August 1, 2009. The possibility of the Acquisition not being consummated raises substantial doubt as to AAMAC’s ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The opinion obtained by AAMAC from its financial advisor will not be updated to reflect the current terms of the Acquisition.

AAMAC obtained a fairness opinion, dated as of May 6, 2009, from its financial advisor, Financo, Inc. AAMAC has not obtained nor will it obtain an updated fairness opinion to reflect the current terms of the Acquisition. Changes in the operations and prospects of AAMAC or Great American, respectively, general market and economic conditions and other factors that may be beyond the control of AAMAC and Great American, and on which the fairness opinion was based, may alter the value of AAMAC or Great American or the price of shares of AAMAC common stock or Great American securities by the time the Acquisition is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion does not address the fairness of the Acquisition consideration, from a financial point of view. Rather, the opinion only addresses the fairness of the consideration contemplated in the Original Purchase Agreement (as that term is defined in the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—Opinion of Financo, Inc., Financial Advisor to AAMAC”) as of the date of the opinion and not at any date after the date of such opinion, including at the time the Acquisition is completed. AAMAC considered whether to obtain an updated fairness opinion with respect to the revised transaction terms and determined that, inasmuch as the consideration to be paid to the Great American Members in the Acquisition has decreased, an updated fairness opinion would not be sought. As the fairness opinion dated as of May 6, 2009, opined that a significantly higher Cash Consideration and Stock Consideration was fair from a financial point of view to the AAMAC stockholders, it was AAMAC’s conclusion that a lower transaction cost would likewise be fair and a reevaluation of the revised deal terms may cause delay without altering the conclusion originally reached by Financo. Consequently, the fairness opinion does not give effect to or consider the revisions in the terms of the transaction contemplated by the Original Purchase Agreement in the amendments to the Original Purchase Agreement set forth in Annex B-1 and Annex B-2. For a description of the opinion that AAMAC received from Financo, see “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—Opinion of Financo, Inc., Financial Advisor to AAMAC.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AAMAC and the Company make forward-looking statements in this proxy statement/prospectus and in the documents that are incorporated by reference. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the transaction;

•	the future financial performance of the Company following the Acquisition;

•	the growth of the market for the Company’s services;

•	expansion plans and opportunities;

•	consolidation in the market for the Company’s services generally; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to AAMAC, the Company and/or Great American as of the date of this proxy statement/prospectus and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing AAMAC’s, the Company’s or Great American’s views as of any subsequent date and none of AAMAC, the Company or Great American undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	AAMAC’s ability to complete its initial business combination within the specified time limits;

•	officers and directors allocating their time to other businesses and potentially having conflicts of interest with AAMAC’s business or in approving the Acquisition;

•	success in retaining or recruiting, or changes required in, the Company’s officers, key employees or directors following the Acquisition;

•	delisting of AAMAC’s securities from the NYSE Amex or the ability to have the Company’s securities listed on the Nasdaq Capital Market or another exchange following the Acquisition;

•	the potential liquidity and trading of AAMAC’s and the Company’s public securities;

•	the Company’s revenues and operating performance;

•	changes in overall economic conditions;

•	anticipated business development activities of the Company following the Acquisition;

•	risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002);

•	other risks referenced from time to time in AAMAC and the Company’s filings with the SEC and those factors listed in this proxy statement/prospectus under “Risk Factors”.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. None of AAMAC, the Company or Great American undertakes any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or voted on the proposals set forth in this proxy statement/prospectus, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus could have a material adverse effect on AAMAC, the Company or Great American.

SPECIAL MEETING OF AAMAC WARRANTHOLDERS

AND SPECIAL MEETING OF AAMAC STOCKHOLDERS

General

AAMAC is furnishing this proxy statement/prospectus to its warrantholders and stockholders as part of the solicitation of proxies by its board of directors for use at AAMAC’s Special Meeting of Warrantholders and Special Meeting of Stockholders to be held on July 28, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to AAMAC warrantholders and AAMAC stockholders on or about July     , 2009. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting of Warrantholders and Special Meeting of Stockholders, as applicable.

Date, Time and Place of Special Meetings

The Special Meeting of Warrantholders will be held on July 28, 2009, at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP, AAMAC’s counsel, at 150 East 42nd Street, New York, New York 10017 or such other date, time and place to which such meeting may be adjourned or postponed. The Special Meeting of Stockholders will be held immediately following the Special Meeting of Warrantholders at 10:30 a.m., Eastern time, at the offices of AAMAC’s counsel or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the AAMAC Special Meeting of Warrantholders

At the Special Meeting of Warrantholders, AAMAC will ask holders of its warrants to consider and vote upon the following proposals:

(1) The Warrant Redemption Proposal—to consider and vote upon a proposal to amend the Warrant Agreement which governs the terms of AAMAC’s outstanding warrants, including the sponsor warrants, in connection with AAMAC’s consummation of the Acquisition. The amendment to the Warrant Agreement would (a) require the redemption of all of the outstanding warrants, including those held by AAMAC’s sponsor, at a price of $.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition;

(2) The Warrantholder Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting of Warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting of Warrantholders, there are not sufficient votes to authorize the Warrant Redemption; and

(3) Such other procedural matters as may properly come before the Special Meeting of Warrantholders or any adjournment or postponement thereof.

Purpose of the AAMAC Special Meeting of Stockholders

At the Special Meeting of Stockholders, AAMAC will ask holders of its common stock to consider and vote upon the following proposals:

(1) The Charter Amendment Proposal—to consider and vote upon an amendment to AAMAC’s amended and restated certificate of incorporation modifying the definition of “business combination” to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the 80% test;

(2) The Acquisition Proposal—to consider and vote upon a proposal to adopt the Purchase Agreement and to approve the transactions contemplated thereby, including the Contribution and the concurrent Merger as a result of which AAMAC and Great American will become wholly-owned subsidiaries of the Company and outstanding common stock and warrants of AAMAC will be exchanged for common stock and warrants of the Company, respectively;

(3) The New Charter Provisions Proposals—to consider and vote upon separate proposals to ratify certain material provisions of the Company’s certificate of incorporation that are different from the provisions of AAMAC’s amended and restated certificate of incorporation, including: (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not; (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract had been approved by or ratified by all stockholders, whether or not such contract would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision;

(4) The Incentive Plan Proposal—to consider and vote upon a proposal to adopt the Incentive Plan, pursuant to which 7,822,000 shares of common stock will be reserved for issuance to directors, executive officers and other employees upon the exercise of various types of equity awards to be granted pursuant to the terms of the Incentive Plan, which Incentive Plan will be assumed by the Company if the Acquisition is approved;

(5) The Stockholder Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting of Stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting of Stockholders, there are not sufficient votes to approve the Charter Amendment, adopt the Purchase Agreement and approve the Acquisition, approve the New Charter Provisions Proposals or adopt the Incentive Plan; and

(6) Such other procedural matters as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

Recommendation of AAMAC Board of Directors

After careful consideration of each of the proposals, AAMAC’s board of directors has unanimously determined that each of the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal is fair to, and in the best interests of, AAMAC and its warrantholders and unanimously recommends that AAMAC warrantholders vote FOR the Warrant Redemption Proposal and FOR the Warrantholder Adjournment Proposal.

After careful consideration of each of the proposals, AAMAC’s board of directors has unanimously determined that each of the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal is fair to, and in the best interests of, AAMAC and its stockholders and unanimously recommends that AAMAC stockholders vote FOR the Charter Amendment Proposal, FOR the Acquisition Proposal, FOR the New Charter Provisions Proposals, FOR the Incentive Plan Proposal and FOR the Stockholder Adjournment Proposal.

Record Date; Who is Entitled to Vote

AAMAC has fixed the close of business on July 8, 2009, as the “record date” for determining AAMAC warrantholders and the AAMAC stockholders entitled to notice of and to attend and vote at the Special Meeting of Warrantholders and the Special Meeting of Stockholders, respectively. As of the close of business on the record date there were 46,025,000 warrants outstanding and entitled to vote. Each warrant is entitled to one vote for each share of AAMAC common stock issuable upon exercise of the warrant at the Special Meeting of Warrantholders. As of the close of business on the record date there were 51,750,000 shares of AAMAC’s common stock outstanding and entitled to vote, of which 41,400,000 are Public Shares. Each share of AAMAC’s common stock is entitled to one vote per share at the Special Meeting of Stockholders.

Quorum and Vote Required for Warrantholder Proposals

A quorum of AAMAC warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority in interest of the shares of AAMAC common stock issuable upon exercise of the outstanding AAMAC warrants is represented in person or by proxy. Abstentions and broker non-votes, which are discussed further below, will count as present for the purposes of establishing a quorum.

The approval of the Warrant Redemption Proposal requires the affirmative vote of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the warrants outstanding as of the record date.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the warrants represented in person or by proxy and entitled to vote thereon at the Special Meeting of Warrantholders.

As of the record date for the Special Meeting of Warrantholders, the AAMAC founders and their affiliates held approximately 10.05% of the outstanding AAMAC warrants. Pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC warrants in favor of the proposals presented at the Special Meeting of Warrantholders.

Quorum and Vote Required for Stockholder Proposals

A quorum of AAMAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Stockholders if a majority of the AAMAC common stock outstanding and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes, which are discussed further below, will count as present for the purposes of establishing a quorum.

The approval of the Charter Amendment Proposal and the New Charter Provisions Proposals require the affirmative vote of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date.

The approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding shares of AAMAC common stock as of the record date and the affirmative vote of a majority of the Public Shares as of the record date. The Acquisition will not be consummated if holders of 30% or more of the Public Shares (12,420,000 shares or more) vote against the Acquisition Proposal and properly demand conversion of their Public Shares into a pro rata portion of the trust account. You cannot seek conversion of your Public Shares unless you vote against the Acquisition Proposal.

The approval of the Incentive Plan Proposal and the Stockholder Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of AAMAC common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

As of the record date for the Special Meeting of Stockholders, the AAMAC founders and their affiliates held approximately 21.66% of the outstanding shares of AAMAC common stock, which includes all shares of common stock that they acquired in or after the IPO. Pursuant to agreements entered into by AAMAC, the representative of the underwriters in the IPO and each AAMAC founder, the 10,350,000 founder shares will be voted in accordance with the majority of the votes cast by the holders of Public Shares with respect to the Acquisition Proposal. In addition, pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their 859,200 AAMAC common stock (excluding the founder shares, which will be voted as indicated above with respect to the Acquisition Proposal) or an aggregate of 1.66% of the issued and outstanding shares of AAMAC common stock, in favor of the proposals presented at the Special Meeting of Stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. AAMAC believes the proposals presented to the stockholders and to the warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants, as the case may be; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Warrantholder Adjournment Proposal.

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the affect of a vote “AGAINST” the Charter Amendment Proposal, the Acquisition Proposal and the New Charter Provisions Proposals and will have no effect on the Incentive Plan Proposal and the Stockholder Adjournment Proposal.

Voting Your Warrants or Shares

Each AAMAC warrant that you own in your name entitles you to one vote for each share of AAMAC common stock issuable upon exercise of the warrant and each share of AAMAC common stock that you own in your name entitles you to one vote, in each case, on the applicable proposals. Your one or more proxy cards show the number of shares of AAMAC warrants or common stock, as the case may be, that you own. There are two ways to vote your shares of warrants and common stock:

•

You can vote by signing and returning the enclosed warrantholder and/or stockholder proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants or shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted, as recommended by AAMAC’s board of directors: “FOR” the Warrant Redemption Proposal and “FOR” the Warrantholder Adjournment Proposal. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of AAMAC common stock will be voted, as recommended by AAMAC’s board of directors: “FOR” the Charter Amendment Proposal, “FOR” the Acquisition Proposal, “FOR” the New Charter Provisions Proposals, “FOR” the Incentive Plan Proposal and “FOR” the Stockholder Adjournment Proposal.

•

You can attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as applicable, and vote in person. You will be given a ballot when you arrive. However, if your warrants or shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way AAMAC can be sure that the broker, bank or nominee has not already voted your warrants or shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as the case may be, or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Paul D. Lapping, AAMAC’s Secretary, in writing before the applicable Special Meeting that you have revoked your proxy; or

•	you may attend the applicable Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The Special Meeting of Warrantholders has been called only to consider the approval of the Warrant Redemption Proposal and the Warrantholder Adjournment Proposal. The Special Meeting of Stockholders has been called only to consider the approval of the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals, the Incentive Plan Proposal and the Stockholder Adjournment Proposal. Under AAMAC’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at either Special Meeting if they are not included in the notice of the applicable Special Meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of AAMAC’s common stock or warrants, you may call Paul D. Lapping, AAMAC’s Chief Financial Officer, Treasurer and Secretary, at (212) 409-2434.

Conversion Rights

Pursuant to AAMAC’s amended and restated certificate of incorporation, any holders of AAMAC’s Public Shares as of the record date who vote their Public Shares against the Acquisition Proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Acquisition. If demand is properly made and the Acquisition is consummated, these shares, immediately prior to the Acquisition, will cease to be outstanding and will represent only the right to receive a pro rata portion of funds deposited in the trust account plus interest.

AAMAC stockholders who seek to exercise their conversion rights must vote against the Acquisition Proposal. Abstentions and broker non-votes do not satisfy this requirement. Stockholders seeking to exercise their conversion rights must also either check the box on the proxy card providing for the exercise of conversion rights or submit a request in writing to Continental Stock Transfer & Trust Company, AAMAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Tel: (212) 845-3287

Fax: (212) 616-7616

Attention: Mr. Mark Zimkind

Additionally, stockholders demanding conversion must deliver their Public Shares (either physically or electronically through Depository Trust Company) to AAMAC’s transfer agent prior to the Special Meeting of Stockholders. It is AAMAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, AAMAC does not have any control over this process and it may take longer than two weeks. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into a pro rata portion of the trust account.

If a stockholder (i) initially votes for the Acquisition Proposal but then wishes to vote against it and exercise his, her or its conversion rights, or (ii) initially votes against the Acquisition Proposal and wishes to exercise his, her or its conversion rights but does not check the box on the proxy card providing for the exercise of conversion rights or does not send a written request to AAMAC’s transfer agent to exercise his, her or its conversion rights, or (iii) initially votes against the Acquisition Proposal but later wishes to vote for it, the stockholder may request AAMAC to send the stockholder another proxy card on which the stockholder may indicate the stockholder’s intended vote. The stockholder may make such request by contacting AAMAC at the following phone number or address:

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

Tel: (212) 409-2434

Fax: (212) 409-2407

Attention: Paul D. Lapping, Chief Financial Officer, Treasurer and Secretary

You may also contact Morrow & Co., LLC, AAMAC’s proxy solicitor, at:

Morrow & Co., LLC

470 West Avenue, Stamford, Connecticut 06902

Telephone: (800) 662-5200.

Any request for conversion, once made, may be withdrawn at any time until the vote is taken with respect to the Acquisition Proposal at the Special Meeting of Stockholders. Any corrected or changed proxy card must be received by AAMAC’s Secretary prior to the Special Meeting of Stockholders. Stockholders who have delivered their shares for conversion to AAMAC’s transfer agent but decide prior to the Special Meeting of Stockholders not to exercise their conversion rights may request that AAMAC’s transfer agent return the shares (physically or electronically). Stockholders may make such request by contacting AAMAC’s transfer agent, Continental Stock Transfer & Trust, at the phone number or address set forth above.

If the holders of 12,420,000 or more Public Shares (an amount equal to 30% or more of the Public Shares) vote against the Acquisition Proposal and properly demand conversion of their shares, AAMAC will not be able to consummate the Acquisition.

The closing price as reported by NYSE Amex of AAMAC’s common stock on July 8, 2009 (the record date for the AAMAC Special Meeting of Stockholders) was $9.65. The cash held in the trust account on the record date was approximately $407,778,768 ($9.84 per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of AAMAC’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. AAMAC cannot assure its stockholders that they will be able to sell their shares of AAMAC common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in AAMAC’s common stock when AAMAC’s stockholders wish to sell their shares.

If you exercise your conversion rights, your shares of AAMAC common stock will cease to be outstanding immediately prior to the Acquisition and will only represent the right to receive a pro rata share of the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you vote against the Acquisition Proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to AAMAC’s transfer agent prior to the Special Meeting of Stockholders.

Warrantholders have no right to receive funds held in the trust account as to the warrants they hold. If the Acquisition is not approved and AAMAC does not consummate an initial business combination by August 1, 2009, AAMAC will be required to dissolve and liquidate and the warrants will expire worthless.

Outstanding Warrants

The closing price as reported by NYSE Amex of AAMAC’s warrants on July 8, 2009 (the record date for the AAMAC Special Meeting of Warrantholders) was $0.11. Prior to voting on the Warrant Redemption Proposal, warrantholders should verify the market price of AAMAC’s warrants as they may receive higher proceeds from the sale of their warrants in the public market than from the redemption of the warrants pursuant to the Warrant Redemption if the market price per warrant is higher than the redemption price of $0.50 per warrant. AAMAC cannot assure its warrantholders that they will be able to sell their warrants in the open market, even if the market price per warrant is higher than the redemption price stated above, as there may not be sufficient liquidity in the warrants when warrantholders wish to sell their warrants.

Appraisal Rights

In the event the Company’s securities are not listed on a national securities exchange at the time the Acquisition is consummated, appraisal rights will be available to all AAMAC stockholders pursuant to Section 262 of the DGCL. Appraisal rights are not available to holders of AAMAC warrants. If appraisal rights are available, holders of shares of AAMAC common stock who do not vote in favor of the Acquisition Proposal and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Acquisition under Section 262 of the DGCL. If the common stock of the Company is listed on a national securities exchange at the time the Acquisition is consummated, AAMAC stockholders will not be entitled to assert appraisal rights under Section 262.

Holders of Public Shares electing to exercise conversion rights will not be entitled to appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Annex M. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights, if any, under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock of AAMAC as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock of AAMAC held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights, if available.

In the event that appraisal rights are available, under Section 262, holders of shares of common stock of AAMAC who do not vote in favor of the Acquisition Proposal and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Acquisition, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger or consolidation agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. To the extent appraisal rights are available in connection with the Acquisition, this proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex M. In the event appraisal rights are available in connection with the Acquisition, any holder of common stock of AAMAC who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex M carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, AAMAC believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

If appraisal rights are available in connection with the Acquisition, any holder of common stock of AAMAC wishing to exercise appraisal rights must deliver to AAMAC, before the vote on the Acquisition Proposal at the Special Meeting of AAMAC Stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the Purchase Agreement. A holder of shares of AAMAC common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Acquisition. The stockholder must not vote in favor of the Acquisition Proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Acquisition Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Acquisition Proposal or abstain from voting on the adoption of the Purchase Agreement. Neither voting against the adoption of the Purchase Agreement nor abstaining from voting or failing to vote on the Acquisition Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Acquisition Proposal. The demand must reasonably inform AAMAC of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the Acquisition Proposal at the Special Meeting of AAMAC stockholders will constitute a waiver of appraisal rights.

If appraisal rights are available in connection with the Acquisition, only a holder of record of shares of AAMAC common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of AAMAC should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Acquisition. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock of AAMAC held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Alternative Asset Management Acquisition Corp. at 590 Madison Avenue, 35th Floor, New York, New York 10022, Attention Paul D. Lapping.

Any holder of common stock of AAMAC may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Purchase Agreement by delivering to Company as the surviving entity of the Acquisition, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Acquisition will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just.

Notice by the Surviving Corporation

If appraisal rights are available in connection with the Acquisition, within 10 days after the effective time of the Acquisition, the Company, as the surviving corporation, must notify each holder of common stock of AAMAC who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Acquisition Proposal, that the Acquisition has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Acquisition, but not thereafter, the Company, as the surviving entity of the Acquisition, or any holder of common stock of AAMAC who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The Company, as the surviving entity is under no obligation to and has no present intention to file a petition, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of common stock of AAMAC to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of AAMAC within the time prescribed in Section 262.

Within 120 days after the effective time of the Acquisition, any holder of common stock of AAMAC who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of the Acquisition Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed by a holder of shares of common stock of AAMAC and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of

Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of common stock of AAMAC entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Acquisition, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Acquisition that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Acquisition if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262. Although AAMAC believes that the exchange of AAMAC common stock for Company common stock is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, this consideration. Neither AAMAC nor the Company anticipate offering more than the applicable shares of common stock of the Company to any stockholder of AAMAC exercising appraisal rights, and each of AAMAC and the Company reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of AAMAC is less than the applicable shares of common stock of the Company, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of AAMAC have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of AAMAC under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of common stock of AAMAC will be deemed to have been converted at the effective time of the Acquisition into the right to receive common stock of the Company. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Acquisition or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the common stock of the Company in accordance with Section 262.

From and after the effective time of the Acquisition, no dissenting stockholder shall have any rights of a stockholder of AAMAC with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock of AAMAC, if any, payable to stockholders of AAMAC of record as of a time prior to the effective time of the Acquisition; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the effective time of the Acquisition, or subsequently with the written approval of the surviving company, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the Acquisition consideration in accordance with the terms of the Purchase Agreement. Once a petition for appraisal is filed with the Delaware court, however, the appraisal proceeding may not be dismissed as to any stockholder of AAMAC without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Proxy Solicitation Costs

AAMAC is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by AAMAC. This solicitation is being made by mail but also may be made by telephone or in person. AAMAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including e-mail and facsimile.

AAMAC has hired Morrow & Co., LLC to assist in the proxy solicitation process. Morrow & Co. will be paid a fee of $10,000 plus disbursements. Such payments will be made from non-trust account funds. If the Acquisition is successfully closed, the Company will pay Morrow & Co., LLC an additional contingent fee of $22,500.

AAMAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AAMAC will reimburse them for their reasonable expenses.

AAMAC, Great American, the Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies. The underwriters of AAMAC’s initial public offering may provide assistance to AAMAC, Great American, the Company and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. Approximately $13,500,000 of the underwriters’ fees relating to AAMAC’s initial public offering were deferred pending stockholder approval of AAMAC’s initial business combination, and stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation.

Vote of AAMAC Founders and Holders of Sponsor Warrants

As of July 8, 2009, the record date for the Special Meeting of Warrantholders, the AAMAC founders beneficially owned and were entitled to vote 4,625,000 sponsor warrants, or approximately 10.05% of the outstanding warrants. Pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the founder shares, which will be voted as indicated below with respect to the Acquisition Proposal) and their AAMAC warrants in favor of the proposals presented at the Special Meeting of Warrantholders. The sponsor warrants have no liquidation rights and, along with the public warrants, will be worthless if no business combination is effected by AAMAC by August 1, 2009.

As of July 8, 2009, the record date for the Special Meeting of Stockholders, the AAMAC founders and their affiliates beneficially owned and were entitled to vote 10,350,000 founder shares and 859,200 Public Shares, which collectively constitute 21.66% of AAMAC’s issued and outstanding common stock.

In connection with the AAMAC IPO, AAMAC and Citigroup Global Markets entered into agreements with each of the AAMAC founders pursuant to which each AAMAC founder agreed to vote his, her or its founder shares with respect to the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares on that proposal. In addition, pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the founder shares, which will be voted as indicated above with respect to the Acquisition Proposal) and warrants in favor of the proposals presented at the Special Meeting of Warrantholders and Special Meeting of Stockholders. The AAMAC founders have waived any conversion rights, including with respect to shares of common stock purchased in the IPO or in the aftermarket. The founder shares have no liquidation rights and will be worthless if no business combination is effected by AAMAC. However, the AAMAC founders are entitled to participate in liquidation distributions with respect to any shares of common stock purchased in the IPO or in the aftermarket in the event AAMAC fails to consummate a business combination by August 1, 2009.

PROPOSALS TO BE CONSIDERED BY THE AAMAC WARRANTHOLDERS

THE WARRANT REDEMPTION PROPOSAL

Purpose of the Redemption

In connection with the proposed Acquisition, AAMAC is proposing to amend the terms of the Warrant Agreement, dated August 1, 2007, by and between AAMAC and Continental Stock Transfer & Trust Company, as Warrant Agent, referred to herein as the Warrant Agreement, in order to (a) require the redemption of all of the issued and outstanding warrants, including the sponsor warrants, at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. Pursuant to Section 18 of the Warrant Agreement, AAMAC and the Warrant Agent may amend any provision of the Warrant Agreement with the consent of the holders of warrants (public warrants and sponsor warrants collectively) exercisable for a majority in interest of the shares of common stock of AAMAC issuable upon exercise of all outstanding warrants that would be affected by such amendment. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Acquisition. If the warrantholders consent to the Warrant Redemption Proposal, then the Warrant Agreement will be amended. As soon as practicable and legally permissible and within 90 days following the consummation of the Acquisition, the Company intends to consummate an offer to exchange all outstanding warrants of the Company for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. If after review of the exchange offer materials a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. For a more detailed discussion of the exchange offer, see the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer.”

AAMAC believes the Warrant Redemption will provide benefits to AAMAC and its warrantholders, including the following:

•

AAMAC believes that the Warrant Redemption is an important step in the consummation of the Acquisition because the elimination of the warrants from the Company’s capital structure following the consummation of the Acquisition will increase the Company’s strategic opportunities and attractiveness to future investors; and

•

The closing price of AAMAC’s warrants on July 16, 2009 was $0.22. The redemption price of $0.50 is a significant premium to the current market price for the warrants. AAMAC’s board of directors believes the redemption price is fair to AAMAC’s warrantholders.

The Warrant Redemption also presents some potential disadvantages to the AAMAC warrantholders, including that the warrants would become exercisable only upon the expiration of the 90-day period following the Acquisition, which means that warrantholders will have no opportunity to participate in any benefits of the Acquisition if the Warrant Redemption is consummated (as the warrants would be redeemed on or prior to the 90th day following the Acquisition). In addition, precluding adjustment of the warrants as a result of the Acquisition denies warrantholders the opportunity to maintain the equity position to which they would otherwise be entitled.

In the event the Warrant Redemption Proposal is not approved, the Acquisition is not consummated and AAMAC does not consummate a business combination by August 1, 2009, AAMAC will be required to liquidate and the warrants will expire worthless.

Warrantholders should note that they will recognize gain or loss for federal income tax purposes upon consummation of the Acquisition if the Warrant Redemption is approved and consummated. For a discussion of the tax consequences of the Acquisition for warrantholders, please see the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Material Federal Income Tax Consequences of the Acquisition to AAMAC’s Securityholders—United States Federal Income Tax Considerations—Tax Consequences of the Acquisition.”

Certain Effects of the Approval of the Warrant Redemption Proposal

If the Warrant Redemption Proposal is approved and the Acquisition is consummated, each outstanding AAMAC warrant will be exchanged for one Company warrant exercisable for one share of Company common stock. The terms of the Company warrants will be the same as the terms of the AAMAC warrants, except, that: (i) the Company warrants will be subject to redemption at any time on or prior to the 90th day following the consummation of the Acquisition at $0.50 per warrant, (ii) the Company warrants will not be exercisable during such 90-day period and (iii) the number of shares of common stock issuable upon exercise of the Company warrants will not be adjusted as a result of the Acquisition. Unless redeemed earlier, on the 90th day following the Acquisition, the Company warrants will represent only the right to receive $0.50 per warrant upon tender of the warrants in accordance with the procedures outlined below. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition.

During such 90-day period, the Company intends to consummate an offer to exchange all outstanding warrants of the Company as described below in the section entitled “—The Exchange Offer”. In order for such exchange offer to occur, the Company must file with the SEC a registration statement relating to such new warrants and the underlying shares of Company common stock and the SEC must have declared such registration statement effective before the exchange offer may be commenced. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If after review of the exchange offer materials a holder decides not to participate in the exchange offer or if the exchange offer does not occur for any reason during such 90-day period, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The consummation of the Warrant Redemption will result in the Company warrants issued in exchange for the outstanding AAMAC warrants becoming eligible for termination of registration under the Exchange Act.

Approximately $23,012,500 will be required to purchase warrants in the Warrant Redemption and approximately $5,000 will be required to pay related fees and expenses. The Warrant Redemption will be funded from the working capital of the Company following the consummation of the Acquisition, which will include the funds released from AAMAC’s trust account following the consummation of the Acquisition.

Procedure for Redeeming Warrants

THE RIGHTS OF THE COMPANY’S WARRANTHOLDERS UNDER THE WARRANTS AND WARRANT AGREEMENT WILL TERMINATE IMMEDIATELY UPON CONSUMMATION OF THE WARRANT REDEMPTION. THE COMPANY INTENDS TO ISSUE A PRESS RELEASE ANNOUNCING THE COMMENCEMENT OF THE WARRANT REDEMPTION. AT SUCH TIME, HOLDERS OF THE COMPANY’S WARRANTS WILL HAVE NO RIGHTS EXCEPT TO RECEIVE, UPON SURRENDER OF THE WARRANTS, THE REDEMPTION PRICE OF $0.50 PER WARRANT. The redemption price is substantially less than the market price of the shares of AAMAC common stock issuable upon exercise of the

AAMAC warrants but the redemption price is substantially more than the price that could be obtained upon the sale of AAMAC warrants in the open market. See “Price Range of Securities and Dividends” herein for information on the historical market prices for the warrants and common stock on the NYSE Amex.

Payment of the amount to be received on redemption will be made by the Warrant Agent upon the presentation and surrender of the warrants for payment at any time on or after the date on which the commencement of the Warrant Redemption is announced. As soon as reasonably practicable after the consummation of the Warrant Redemption, the Warrant Agent will, upon receipt of any documents as may be reasonably required by the Warrant Agent, deliver electronically through DTC to the record holders of AAMAC’s warrants $0.50 per warrant redeemed for further distribution and credit to the account of the beneficial holders of such warrant. To physically surrender warrants for redemption, holders should deliver certificates representing their warrants to Continental Stock Transfer & Trust Company, the Warrant Agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Required Vote

Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the shares of common stock of AAMAC issuable upon exercise of the AAMAC warrants as of the record date.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT REDEMPTION PROPOSAL.

The Exchange Offer

The exchange offer described in this proxy statement/prospectus has not yet commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell warrants of the Company. The solicitation and the offer to exchange warrants of the Company will only be made pursuant to an offer to exchange, forms of letters of transmittal and other documents relating to the exchange offer that the Company intends to file with the SEC. Once filed, Company warrantholders should read the Exchange Offer Statement and the other documents relating to the exchange offer carefully and in their entirety prior to making any decisions with respect to the offer because they will contain important information about the exchange offer, including the terms and conditions of the offer. Once filed, Company warrantholders will be able to obtain the Exchange Offer Statement and the other documents relating to the exchange offer free of charge at the SEC’s website at http://www.sec.gov, or from the exchange agent named in the exchange offer materials.

Commencement of the Exchange Offer

As soon as practicable and legally permissible and within 90 days following the consummation of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company, for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. Warrants not exchanged in the exchange offer will be redeemed prior to the 90th day following the Acquisition. In order for such exchange offer to occur, the Company must file with the SEC a registration statement relating to such new warrants and the underlying shares of Company common stock and the SEC must have declared such registration statement effective before the exchange offer may be commenced.

No Recommendation

Neither AAMAC nor the Company’s board of directors intend to make a recommendation as to whether Company warrantholders should exchange all or any warrants in the exchange offer.

Exchange or Redemption by Holders of Sponsor Warrants

Pursuant to a letter agreement with the Company, the holders of the sponsor warrants have agreed to exchange their sponsor warrants pursuant to the exchange offer or redeem them in the Warrant Redemption in accordance with the decision of the majority of the warrantholders of the Company.

Exchange Offer Tax Considerations

Any material United States federal income tax consequences of the exchange offer will be described in the Exchange Offer Statement or other documents related to the exchange offer.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal, if adopted, will allow AAMAC’s board of directors to adjourn the Special Meeting of Warrantholders to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of Warrantholders to approve the consummation of the Warrant Redemption. The Warrantholder Adjournment Proposal will only be presented to AAMAC warrantholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of Warrantholders to approve the Warrant Redemption Proposal. In no event will AAMAC adjourn the Special Meeting of Warrantholders or consummate the Warrant Redemption beyond the date by which it may properly do so under its amended and restated certificate of incorporation and the DGCL.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by the warrantholders, AAMAC’s board of directors may not be able to adjourn the Special Meeting of Warrantholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of Warrantholders to approve the Warrant Redemption Proposal. In such event, the Warrant Redemption Proposal would not be approved and, unless AAMAC were able to consummate a business combination by August 1, 2009, it would be required to dissolve and liquidate and the warrants would expire worthless.

Required Vote

Adoption of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority in interest of the shares of AAMAC common stock issuable upon exercise of the outstanding AAMAC warrants as of the record date represented in person or by proxy at the Special Meeting of Warrantholders and entitled to vote thereon. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation

AAMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AAMAC’S WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

PROPOSALS TO BE CONSIDERED BY AAMAC STOCKHOLDERS

Holders of AAMAC common stock are being asked to adopt the Purchase Agreement and to approve the transactions contemplated thereby, including the Acquisition. AAMAC stockholders should carefully read this proxy statement/prospectus in its entirety, including the annexes.

THE CHARTER AMENDMENT PROPOSAL

Purpose of the Charter Amendment Proposal

Pursuant to AAMAC’s amended and restated certificate of incorporation, AAMAC’s corporate existence will automatically terminate on August 1, 2009, unless AAMAC consummates a “business combination” as defined therein. To constitute a “business combination,” AAMAC must acquire a target business that meets the 80% test and which results in (a) the ownership by AAMAC of at least 51% of the voting equity interests of the target business and (b) control by AAMAC of the majority of any governing body of the target business. The manner in which the Acquisition is structured, the agreement of the parties as to the constitution of the Company’s board of directors following the Acquisition and consideration for the Acquisition cause the Acquisition to fail to qualify as a “business combination” as such term is currently defined in AAMAC’s amended and restated certificate of incorporation.

AAMAC is requesting that its stockholders approve an amendment to the definition of “business combination” contained in AAMAC’s amended and restated certificate of incorporation to enable AAMAC to consummate the Acquisition. Specifically, AAMAC is seeking the approval of its stockholders to amend its amended and restated certificate of incorporation to modify the definition of “business combination” in Article Sixth to (a) permit AAMAC or an affiliate of AAMAC to own at least 51% of the voting equity interests of the target business, (b) eliminate the requirement that AAMAC control the majority of any governing body of the target business and (c) eliminate the 80% test. As a result, approval of the Charter Amendment will permit the consummation of the Acquisition pursuant to which (a) an affiliate of AAMAC, namely the Company, will acquire 100% of Great American’s membership interests, (b) AAMAC stockholders will not control the governing body of AAMAC’s target business, Great American, or the governing body of the Company and (c) (c) the fair market value of the acquired business will not be equal to at least 80% of the net assets held in AAMAC’s trust account.

Ownership of 51% of the Target Business

The target business for purposes of the definition of “business combination” is Great American. Following the Acquisition, the Company, which is currently a subsidiary of AAMAC, will own 100% of the voting equity interests of Great American. Due to the merger of AAMAC with and into Merger Sub, AAMAC will also become a wholly-owned subsidiary of the Company and AAMAC and Great American will be sister companies.

Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the

Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares they receive upon exchange of the AAMAC common stock for Company common stock in connection with the Acquisition. However, following the Acquisition, the Company (and not AAMAC) will own 100% of the voting equity interests of Great American. As a result, although the Acquisition involves the purchase of all of the membership interests of Great American, it fails to meet the definition of business combination because the Acquisition occurs indirectly through an affiliate rather than directly by AAMAC. The proposed amendment to the definition of “business combination”, which contemplates majority ownership of the target business being acquired by an affiliate of AAMAC, permits the manner in which the Acquisition is structured, which the AAMAC board of directors believes to be most beneficial to all parties, to qualify as a business combination.

Control of the Governing Body of the Target Business

Following the Acquisition, the Company, as the sole stockholder of AAMAC, will, through its board of directors, control 100% of the governing body of Great American (namely, its board of directors). However, pursuant to the Purchase Agreement, Great American has the right to appoint four members of the Company’s board of directors and AAMAC has the right to appoint three members of the Company’s board of directors to serve following the Acquisition. As a result of these board appointments, ultimate control of Great American will reside with those directors of the Company appointed by Great American and not those appointed by AAMAC.

80% Test

Although the AAMAC Board of Directors determined, based in part upon the presentation and opinion of Financo on May 6, 2009, that the consideration with respect to the proposed transaction meets or exceeds the 80% test, based on feedback from AAMAC’s presentations to its stockholders and potential investors, the parties determined to revise the consideration to be paid to the Great American Members and the Phantom Equityholders. As a result of Amendment No. 2 to the Purchase Agreement, the total consideration to be paid to the Great American Members and the Phantom Equityholders in connection with the Acquisition will be reduced to an amount that is less than 80% of the amount in the AAMAC trust account as required pursuant to the 80% test set forth in AAMAC’s amended and restated certificate of incorporation. The AAMAC Board of Directors believes that the reduction in the consideration to be paid to Great American with respect to the Acquisition is in the best interests of AAMAC and its stockholders notwithstanding that aggregate consideration to the target business no longer meets the 80% test requirement of AAMAC’s amended and restated certificate of incorporation.

Effect of the Charter Amendment

If the Charter Amendment Proposal is approved, the definition of “business combination” in AAMAC’s amended and restated certificate of incorporation will be revised to permit AAMAC to consummate the Acquisition by:

•	permitting the ownership test to be satisfied by AAMAC or one of its affiliates owning 51% of the voting equity interests of the target business;

•	eliminating the requirement that AAMAC stockholders control the governing body of AAMAC’s target business, Great American, or control the governing body of the Company; and

•	eliminating the 80% test entirely.

The Charter Amendment is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the Charter Amendment in its entirety. If the requisite approval is received, the amendment to AAMAC’s amended and restated certificate of incorporation will be filed with the Secretary of State of the State of Delaware immediately and prior to the presentation of the Acquisition Proposal to the Special Meeting of Stockholders. If the Charter Amendment Proposal is not approved at the Special Meeting of Stockholders and the amendment to the amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware, the Acquisition Proposal will not be presented at the Special Meeting of Stockholders for a vote.

Required Vote

Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date.

Recommendation

AAMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AAMAC’S

STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

THE ACQUISITION PROPOSAL

Structure of the Acquisition

Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash. As a result of the Contribution, Great American will become a wholly-owned subsidiary of the Company. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving. In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described. As a result of the Merger, AAMAC will become a wholly-owned subsidiary of the Company.

In connection with the Acquisition, AAMAC is seeking approval of the Warrant Redemption Proposal, the approval of which is a condition to the Acquisition. As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company, for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If, after review of the exchange offer materials, a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. See the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer” for more information.

Under the terms of AAMAC’s amended and restated certificate of incorporation, AAMAC may proceed with the Acquisition notwithstanding that holders of 30% less one share of the Public Shares vote against the Acquisition and exercise their conversion rights. The shares of common stock converted, if any, will reduce, on a one-for-one basis, the number of shares of AAMAC common stock to be exchanged for shares of common stock of the Company in connection with the Merger.

In connection with the closing of the Acquisition, the Contribution Consideration Recipients will, collectively, receive (i) the Closing Cash Consideration and (ii) the Closing Stock Consideration. In addition, the Great American Members are eligible to receive the Contingent Cash Consideration and, together with the Phantom Equityholders, are eligible to receive the Contingent Stock Consideration upon Great American’s achievement of certain financial targets as described in the Purchase Agreement.

The parties to the Purchase Agreement plan to consummate the Acquisition as promptly as practicable after the Special Meeting of Stockholders and the Special Meeting of Warrantholders, provided that:

•	AAMAC’s stockholders have approved and adopted the Acquisition Proposal and the transactions contemplated thereby;

•	holders of no more than 30% less one share of the Public Shares vote against the Acquisition Proposal and properly demand conversion of their shares into cash;

•	the SEC has declared effective the Company’s registration statement of which this proxy statement/prospectus is a part; and

•	the other conditions specified in the Purchase Agreement have been satisfied or waived.

See the description of the Purchase Agreement in the section entitled “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement”. The Purchase Agreement (including the amendments thereto) is included as Annexes A, B-1 and B-2 to this proxy statement/prospectus. You are encouraged to read the Purchase Agreement in its entirety.

Background of the Acquisition

The terms of the purchase agreement are the result of negotiations between the representatives of AAMAC and Great American. The following is a brief description of the background of these negotiations, the Acquisition and related transactions.

AAMAC is a blank check company formed under the laws of the State of Delaware on January 26, 2007 to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the alternative asset management sector or a related business.

A registration statement for AAMAC’s IPO was declared effective on August 1, 2007. On August 7, 2007, AAMAC consummated its IPO of 41,400,000 units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. Each warrant expires on July 31, 2012, or earlier upon redemption, and entitles the holder to purchase one share of AAMAC common stock at an exercise price of $7.50 per share. The common stock and warrants started trading separately on August 13, 2007.

The net proceeds after offering expenses from the sale of the AAMAC units in the IPO were approximately $397,560,377. In addition, AAMAC’s sponsors purchased 4,625,000 warrants to purchase common stock in a private placement completed simultaneously with the closing of the IPO for total consideration of $4,625,000. Of these amounts, $402,425,000, including deferred underwriting discounts and commissions of approximately $13,500,000, was deposited in trust and, in accordance with AAMAC’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of AAMAC.

Prior to the consummation of its IPO, neither AAMAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with AAMAC.

Subsequent to the consummation of the IPO on August 7, 2007, AAMAC commenced consideration of potential target companies with the objective of consummating a business combination. AAMAC compiled a list of potential targets and updated and supplemented such list from time to time. The total number of potential acquisition targets eventually considered by AAMAC exceeded 150.

During the period from the closing of its IPO to April 9, 2009, AAMAC:

•	compiled a database of over 400 potential acquisition targets provided by its officers, directors, sponsors and industry contacts;

•	contacted approximately twelve investment banks and other service providers to inquire whether they might be aware of available acquisition opportunities;

•	participated in in-person or telephonic discussions with representatives of 50 potential acquisition targets other than Great American;

•	entered into non-disclosure agreements with 13 potential acquisition targets other than Great American, or their representatives; and

•	conducted diligence with respect to two potential acquisition targets, which includes Halcyon and Great American.

On March 12, 2008, AAMAC entered into a purchase agreement, which is referred to herein as the Halcyon Purchase Agreement, pursuant to which it agreed to acquire a majority interest in a newly formed entity which would own all of the management and fee generating entities affiliated with Halcyon Asset Management, LLC, a global alternative asset management firm. On June 23, 2008, AAMAC entered into an agreement with Halcyon to mutually terminate the Halcyon Purchase Agreement. The parties to the Halcyon transaction mutually agreed to enter into the termination agreement due to market conditions as of the date of termination. Under the terms of that termination agreement, AAMAC and Halcyon agreed to a release of any claims against each other, as more fully set forth in the termination agreement, and AAMAC agreed to reimburse Halcyon for $1,000,000 of its expenses in the event that AAMAC consummates a business combination on or prior to August 1, 2009.

AAMAC reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Acquisition, which includes revenue growth opportunities, financial results, competitive position, industry dynamics and management experience, and narrowed its focus based on the interest expressed by the potential targets. Of the 50 potential targets that expressed interest, discussions progressed to a point of sufficient mutual interest that AAMAC entered into non-disclosure agreements with 13 of such targets. Based on the criteria described herein, AAMAC’s analysis of the potential partners progressed to the due diligence phase with respect to only Halcyon and Great American. None of the discussions with potential acquisition targets, other than Halcyon and Great American, resulted in a letter of intent or a definitive agreement regarding a potential business combination. In addition, none of the other potential acquisition targets considered by AAMAC were comparable to Great American because they did not operate in the same industry as Great American.

On July 16, 2008, AAMAC entered into a Finder’s Agreement with John Ahn, a representative of B. Riley & Co. The agreement authorized Mr. Ahn on a non-exclusive basis, to identify and refer to AAMAC potential acquisition candidates for a business combination. Pursuant to such agreement, AAMAC would pay a finder’s fee to Mr. Ahn if any prospect introduced by him led to the consummation of a business combination. In late January 2009, Mr. Ahn contacted Phillip Ahn, John Ahn’s brother and a representative of Stone Tower Capital LLC, an AAMAC sponsor, and identified Great American as a potential business combination candidate.

On January 29, 2009, Paul Lapping, AAMAC’s Chief Financial Officer and Phillip Ahn, a representative of Stone Tower Capital LLC, had an introductory conference call with senior management of Great American including Andy Gumaer, Chief Executive Officer, Paul Erickson, Chief Financial Officer, Mark Naughton, General Counsel, and James Lew, Vice President, during which management from both companies provided overviews of their respective businesses.

On January 30, 2009, AAMAC and Great American entered into a non-disclosure agreement.

On February 2, 2009, AAMAC received an initial package of confidential information regarding Great American from Great American.

On February 4, 2009, Paul Lapping and Andy Gumaer had a conversation about a potential business combination.

On February 9, 2009, Michael Levitt, Chairman of AAMAC, and Andy Gumaer met in Los Angeles to discuss the possibility of a business combination between AAMAC and Great American.

On February 25, 2009, Mark Klein, Chief Executive Officer of AAMAC together with Phillip Ahn and Jeff Deutschman of Stone Tower Capital LLC met with Andy Gumaer in New York to further discuss a potential business combination.

On March 3, 2009, Mark Klein and Paul Lapping together with Steven Reiner and Adam Gallen from Financo, Inc., referred to herein as Financo, AAMAC’s financial advisor, met with Andy Gumaer and Paul Erickson of Great American and John Ahn of B. Riley & Co. to further discuss a business combination between

AAMAC and Great American. As indicated below, Financo was not formally engaged as AAMAC’s financial advisor until March 6 but attended this meeting to meet the parties and be introduced to the potential transaction.

On March 5, 2009, AAMAC sent a draft term sheet to Great American setting forth the principal terms of a proposed business combination between AAMAC and Great American.

On March 6, 2009, AAMAC engaged Financo to advise AAMAC and render an opinion as to whether the consideration to be paid by AAMAC in the business combination is fair to AAMAC’s stockholders from a financial point of view and whether the fair market value of the interest in Great American to be acquired by AAMAC was at least 80% of the balance of AAMAC’s trust account (excluding deferred underwriting fees and commissions).

Beginning on March 9, 2009, members of management of AAMAC and Great American participated in meetings with Steven Reiner and Adam Gallen of Financo, Bernard Zaia and Jeremiah Mann of Barrington Associates, which had been engaged as a co-advisor to Great American, and John Ahn of B. Riley & Co., which had been engaged as a co-advisor to Great American, to conduct business, financial, tax, accounting and legal due diligence. Subsequently, representatives of AAMAC and Great American, as well their respective advisors and counsels, corresponded and held meetings and conference calls to negotiate the terms of the purchase agreement and the related transaction documents.

On March 16, 2009, Paul Lapping and Phillip Ahn met with Harvey Yellen, Chairman of Great American, in Chicago to discuss the transaction.

From March 22 through March, 26, 2009, Mark Klein and Paul Lapping of AAMAC, Phillip Ahn of Stone Tower Capital, Steven Reiner of Financo, Bernard Zaia and Jeremiah Mann of Barrington Associates and Andy Gumaer, Paul Erickson, Tom Pabst, Mark Weitz, Mark Swirsky and Scott Carpenter of Great American met to conduct further business, financial, tax, accounting and legal due diligence.

On March 30, 2009, at a meeting of the AAMAC Acquisition Committee, AAMAC management reviewed the principal terms of the proposed transaction with Great American. In addition, on May 6, 2009, Financo provided the Acquisition Committee with a presentation regarding certain financial aspects of the transaction. AAMAC’s Acquisition Committee authorized management to continue to engage in discussions with Great American regarding a potential business combination. In the days following, Steven Reiner of Financo, Bernard Zaia of Barrington Associates and John Ahn of B. Riley & Co. had numerous discussions regarding the terms of a potential business combination.

On April 10, 2009, AAMAC and Great American signed an exclusivity agreement pursuant to which each party agreed not to solicit third parties for alternative transactions until the earliest of (i) May 10, 2009, (ii) a definitive agreement is entered into by AAMAC and Great American or (iii) AAMAC indicates in writing that it no longer wishes to pursue a transaction with Great American.

On April 10, 2009, AAMAC and its counsel, Ellenoff Grossman & Schole LLP, provided a draft Purchase Agreement to Great American and its counsel, Paul, Hastings, Janofsky & Walker LLP and Graubard Miller. Subsequently, Mark Klein and Paul Lapping of AAMAC, Andy Gumaer, Paul Erickson and Scott Carpenter of Great American, Phillip Ahn of Stone Tower Capital, Bernard Zaia of Barrington Associates, Steven Reiner and Adam Gallen of Financo, AAMAC’s counsel and Great American’s counsel held various meeting and conferences calls to negotiate the terms of the Purchase Agreement.

By letter agreement dated April 23, 2009 between AAMAC and Citigroup Global Markets Inc., or Citigroup, Citigroup agreed to act as financial and capital markets adviser in connection with the Acquisition and perform such advisory and investment banking services for AAMAC as are customary and appropriate in transactions such as the Acquisition.

On May 6, 2009, the Board of Directors of AAMAC held a special meeting. At this meeting, the Board of Directors received a presentation from Mark Klein as to a synopsis of the proposed transaction and background of Great American. The AAMAC Board of Directors also received a presentation from William Susman, Steve Reiner, and Adam Gallen of Financo as to the due diligence, Great American’s business, potential performance, growth prospects, valuation, the fairness of the proposed transaction and as to the eighty percent test set forth in AAMAC’s amended and restated certificate of incorporation. At the conclusion of its presentation, Financo advised the Board of Directors, and delivered its written opinion, that the consideration with respect to the proposed transaction meets or exceeds the eighty percent test and that the total consideration to be paid in the proposed transaction is fair to the AAMAC stockholders. The AAMAC Board of Directors also received a presentation from Douglas S. Ellenoff of Ellenoff Grossman & Schole LLP as to the legal terms of the transaction and due diligence. Following the presentations, and after discussions thereon, the Acquisition Committee of the AAMAC Board of Directors approved the selection of Great American and proposed the transaction to the Board of Directors for consideration. Upon the recommendation of the Acquisition Committee, the AAMAC Board of Directors approved the proposed transaction subject to a further meeting and consideration of the AAMAC Board of Directors prior to entering into the final agreement.

On May 12, 2009, the AAMAC Board of Directors held a special meeting. At this meeting, the Board of Directors received presentations from Douglas S. Ellenoff of Ellenoff Grossman & Schole LLP as to matters for consideration by the Board of Directors related to the proposed transaction and by William Susman, Steve Reiner, and Adam Gallen of Financo as to its opinion presented to the Board of Directors at the May 6, 2009 meeting at which time Financo confirmed its prior conclusions presented to the AAMAC Board of Directors on May 6, 2009. Following these presentations, and after discussions thereon, the Board of Directors unanimously approved the proposed transaction and authorized the officers of AAMAC to execute the transaction documents.

On May 13, 2009, AAMAC and John Ahn of B. Riley & Co. discussed and irrevocably terminated the Finder’s Agreement entered into in July 2008 with no liability of or obligation to either party. John Ahn is employed by B. Riley, which was retained as a financial advisor to Great American following John Ahn’s introduction of Great American to AAMAC, pursuant to an engagement letter. B. Riley, primarily through Mr. Ahn, has provided investment banking advisory services to Great American in connection with the Acquisition transaction. After the termination of the Finder’s Agreement by B. Riley and AAMAC, Great American’s management elected to pay B. Riley an additional amount, contingent upon closing of the Acquisition, which was equal to the amount of the finder’s fee originally payable by AAMAC to Mr. Ahn, to avoid any conflict of interest due to the fact that Mr. Ahn was both a finder for AAMAC and employed by Great American’s financial advisor. This amendment to B. Riley’s fees reflected, in the determination of Great American management, the value that B. Riley had provided to Great American in originating the transaction and in providing other advisory services to Great American in connection with the negotiation and consummation of the transaction. This payment is contingent upon the closing of the Acquisition, and is payable to B. Riley and not to Mr. Ahn personally.

On May 14, 2009, the Purchase Agreement was executed by the parties. Prior to the opening of the financial markets on May 14, 2009, AAMAC, the Company and Great American issued a press release announcing the transaction.

On May 29, 2009, Amendment No. 1 to the Purchase Agreement was executed by the parties. The purpose of Amendment No. 1 to the Purchase Agreement was to clarify the exclusions from the definition of “Adjusted EBITDA,” to add the approval of the Warrant Redemption as a closing condition to the obligations of each of the parties to the Purchase Agreement, to correct the reimbursable expenses cap with respect to the expenses incurred by Great American and the Great American Members, to identify the selling stockholders to be covered by the registration statement required to be filed by the Company pursuant to the registration rights agreement and to make certain corrections and conforming changes to the Purchase Agreement.

On July 8, 2009, Amendment No. 2 to the Purchase Agreement was executed by the parties. The purpose of Amendment No. 2 to the Purchase Agreement was to (a) decrease the amount of Closing Cash Consideration from $120.0 million to $60.0 million, (b) reduce the Closing Stock Consideration from 12.3 million shares to 12.0 million shares issuable in connection with the Acquisition to the Great American Members and the Phantom Equityholders, (c) decrease each payment and the total number of shares issuable to the Contribution Consideration Recipients upon achievement of Adjusted EBITDA targets from $25.0 million to $10.0 million and from 10,000,000 shares to 6,000,000 shares, respectively, (d) increase the number of shares forfeited by AAMAC founders from 2.9 million shares to 6.35 million shares and (e) increase the exchange ratio of Company common stock for AAMAC common stock in the Acquisition from one-for-one to 1.23-for-one. AAMAC considered whether to obtain an updated fairness opinion with respect to the revised transaction terms and determined that, inasmuch as the consideration to be paid to the Great American Members in the Acquisition has decreased, an updated fairness opinion would not be sought. As the fairness opinion dated as of May 6, 2009, opined that a significantly higher Cash Consideration and Stock Consideration was fair from a financial point of view to the AAMAC stockholders, it was AAMAC’s conclusion that a lower transaction cost would likewise be fair and a reevaluation of the revised deal terms may cause delay without altering the conclusion originally reached by Financo.

AAMAC’s Board of Directors’ Reasons for the Approval of the Acquisition

Based upon its evaluation, AAMAC’s Board of Directors unanimously approved the Acquisition with Great American and determined that it is in the best interests of AAMAC and its stockholders.

AAMAC’s Board of Directors considered a wide variety of factors in connection with its evaluation of the Acquisition. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of AAMAC’s board of directors may have given different weight to different factors.

AAMAC’s Board of Directors considered the nature of the business of Great American, its current capitalization and operating results, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors”, in reaching its determination that the Acquisition is in the best interests of AAMAC’s stockholders and to approve the Acquisition.

In considering the Acquisition, AAMAC’s Board of Directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•

Opportunities to grow existing revenue streams and create new revenue streams associated with Great American. An important criteria to AAMAC’s Board of Directors in identifying an acquisition target was that the target business had a scalable platform that could support long term growth through economic cycles. The Board believes Great American’s infrastructure of employees, relationships, and intellectual capital are in place to facilitate such growth. Primary expansion initiatives include home auctions, engagements with healthy retailers, international operations and real estate services.

•

The financial results of Great American, including potential for revenue growth and improved operating margins. The Board evaluated Great American’s operating cost structure and transaction economics in its current business segments and growth initiatives. Based upon the Company’s prospects, the Board determined the Company would have the ability to leverage its infrastructure and fixed costs and improve margins as it grows.

•

The industry dynamics, including barriers to entry and the competitive position of Great American. Another investment criteria the Board of Directors reviewed was the existence of barriers to entry and the Company’s competitive position. Great American is one of the largest retail liquidation and appraisal providers in the U.S. Great American has developed a difficult to replicate database of information, including buyer information, price points, and SKUs, which provides valuable competitive information for appraisal and valuations. The Board determined that Great American’s experience, scale and capital pose significant obstacles to new entrants and that the Company would be well positioned to maintain a significant market share in the retail liquidation market.

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Great American’s experienced management team. Another important criteria to AAMAC’s Board of Directors in identifying an acquisition target was that the target business had a seasoned management team with specialized knowledge of the markets within which it operates. Great American’s senior management team averages approximately 15 years with Great American. AAMAC’s Board of Directors determined Great American’s management team has requisite industry knowledge and experience to continue to lead the company as it expands its business.

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Great American’s demonstrated ability to quickly develop new strategies in order to respond to market conditions. Based upon Great American’s business development efforts and reputation in the market place, the Board determined the Company has significant experience in creating and executing new strategies and joint ventures. The Board of Directors considered Great American’s experience with establishing new business lines (including, among others, the addition of the Machinery and Equipment Appraisal Group in 2007 and the Intellectual Property Advisors Group and Real Estate Services Group in 2008) to expand the services offered to existing clients and to attract new clients. The Board of Directors also reviewed Great American’s experience in developing collaborative relationships with key industry players in order to pool resources and minimize risk in connection with large liquidation engagements.

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The fairness opinion obtained by AAMAC’s Board of Directors with respect to the Original Purchase Agreement, as defined below. Although the fairness opinion was delivered to and considered by the Board of Directors prior to its approval of the Original Purchase Agreement, AAMAC has not obtained nor will it obtain an updated fairness opinion to reflect the current terms of the Acquisition. The Board of Directors believes that the transaction continues to be fair to the AAMAC stockholders from a financial point of view inasmuch as the consideration to be paid to the Great American Members in the Acquisition has decreased.

In addition, AAMAC’s Board of Directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

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Revenues and results of operations are volatile and difficult to predict. Any number of factors can impact Great American’s revenues and results of operations, causing them to fluctuate from quarter to quarter. While Great American has control over some of these factors, such as the types of fees it charges, Great American has limited to no control over a majority of the factors identified by AAMAC’s Board of Directors (e.g. changes in general market conditions, variability in mix of revenues, number, size and timing of engagements, acceptance of international business and home auction business). After consideration of a number of factors, including those previously listed, AAMAC’s Board of Directors believes the volatility and unpredictability of revenues and results of operations would primarily be related to factors outside Great American’s control.

•

Losses that may be incurred as a result of “guarantee” based engagements. In many instances, in order to secure an engagement, Great American is required to bid for that engagement by guaranteeing to the client a minimum amount that such client will receive from the sale of inventory or assets. While Great American based, and the Company will base, its bid on a variety of factors, an inaccurate estimate of any factors considered could lead to the submission of a bid that exceeds the net realizable value of the assets or inventory acquired. AAMAC’s Board of Directors determined that potential losses which may be incurred by the Company as a result of an inaccurate estimate or bid that exceeds net realizable value in “guarantee” based arrangements was outweighed by the positive factors presented above.

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Dependence on financial institutions as clients for its valuation and appraisal business. A majority of the revenue from Great American’s valuation and appraisal business is derived from engagements by financial institutions. If the valuation and appraisal business cannot diversify its client base, loses expected/projected valuation or appraisal engagements, or loses financial institutions as clients for any reason whatsoever, the valuation and appraisal business may negatively impact the financial condition and results of operations of the Company. AAMAC’s Board of Directors believes the positive factors presented above outweigh the Company’s probable reliance on financial institutions as both (i) clients and (ii) the primary driver of revenue for the valuation and advisory business.

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Changing economic and market conditions. Certain aspects of the business of Great American are cyclical in nature and based on the current economic and market conditions. As a result, the Company may be required to adjust its sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market opportunities. AAMAC’s Board of Directors believes the Company will be able to successfully adjust to changing economic and market conditions.

•

Potential losses on contracts may cause Great American to be unable to make payments to its creditors which could result in the default on debt obligations. Great American bears the risk of loss under “purchase” and “guarantee” based engagement structures. In a “purchase” engagement, Great American purchases, and takes title to, the assets or inventory of the client. In a “guarantee” engagement, Great American guarantees to the client a certain amount will be realized by the client upon the sale of the assets or inventory based on contractually defined terms in the auction or liquidation contract. As a result, should the Company incur significant losses under a purchase or guarantee engagement, the Company’s revenues and results of operations may suffer and the Company could default on its debt obligations. After considering these types of engagements, AAMAC’s Board of Directors believes the Company is unlikely to default on its debt obligations as a result of losses due to purchase or guarantee contracts.

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Losses incurred in outright purchase transactions. When Great American conducts an asset disposition or liquidation on an outright purchase basis, it purchases (and takes title to) the assets or inventory to be sold. In other situations, Great American may acquire assets if it believes it can identify a buyer and sell the assets at a premium to the price paid. Great American stores the assets and inventory it takes title to and does not sell and later transports the assets and inventory to sites of other auctions and liquidations it is conducting. As a result, the Company may incur losses if the net sales price of the assets and inventory it purchases does not exceed the price paid to acquire such assets or inventory. AAMAC’s Board of Directors does not believe the risks and potential losses as a result of purchase transactions are outweighed by the positive factors presented above.

Opinion of Financo, Inc., Financial Advisor to AAMAC

On May 6, 2009 Financo made a presentation to the board of directors of AAMAC, and delivered a written opinion dated May 6, 2009, stating that, as of that date, based upon and subject to the assumptions made, matters considered, and limitations on Financo’s review as set forth in Financo’s opinion (i) the fair market value of Great American in the acquisition contemplated by the Original Purchase Agreement was equal to at least 80% of the amount in the trust fund established by AAMAC for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions, and (ii) the total consideration to be paid in the acquisition contemplated by the Original Purchase Agreement was fair, from a financial point of view, to the holders of common stock of AAMAC.

The full text of Financo’s opinion is attached as Annex K to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Financo in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of AAMAC’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposals.

Financo’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date as well as the consideration to be paid in connection with the acquisition contemplated by the Original Purchase Agreement. Events occurring after that date could materially affect its opinion. Financo has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. AAMAC has not obtained nor will it obtain an updated fairness opinion from Financo to reflect the current terms of the Acquisition.

Financo’s opinion was for the use and benefit of the board of directors of AAMAC in its consideration of the acquisition contemplated by the Original Purchase Agreement and does not constitute a recommendation as to how any holder of shares of common stock of AAMAC should vote on the Acquisition.

Process

In arriving at its opinion, Financo reviewed and analyzed all the information it deemed necessary and appropriate including:

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a draft dated May 5, 2009 of the Original Purchase Agreement, not including the exhibits thereto, but including a draft dated April 29, 2009 of Great American’s disclosure schedule, and such other publicly available information concerning Great American that Financo believed to be relevant to its inquiry;

•	financial and operating information with respect to the business operations and prospects of Great American furnished to Financo by AAMAC and Great American and their respective advisors;

•	financial and operating information with respect to the business operations and prospects of AAMAC furnished to Financo by AAMAC and its advisors;

•

a trading history of the shares of common stock of AAMAC for the period commencing on AAMAC’s listing and ending on May 1, 2009 and a comparison of that trading history with those companies Financo deemed relevant and comparable as described below;

•	a comparison of the financial condition and valuations of other companies that are similar to Great American that Financo deemed relevant and comparable as described below;

•

a comparison of the financial terms of the acquisition contemplated by the Original Purchase Agreement with the terms of certain other recent transactions which Financo deemed relevant and comparable; and

•	such other financial, strategic and market information that Financo deemed relevant.

In addition, Financo had discussions with the management and staff of AAMAC and Great American and their respective advisors concerning the business and operations, assets, present condition and future prospects of Great American and AAMAC, and undertook such other studies, analyses and investigations as Financo deemed relevant and appropriate.

In preparing its opinion, Financo assumed and relied upon the accuracy and completeness of, and did not independently verify, the information (including without limitation the representations and warranties contained in the Original Purchase Agreement) supplied or otherwise made available to Financo by AAMAC and Great American and their advisors, discussed or reviewed by or for Financo or publicly available, and did not assume any responsibility for, nor make any, independent verification of any such information. Financo further relied on the assurance of management and staff of AAMAC and Great American and its advisors that they were unaware of any facts that would make such information incomplete or misleading.

Financo did not subject such information to either (i) any independent review by Financo or a third party of any kind, or (ii) an audit in accordance with generally accepted auditing standards or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further,

the preparation of Financo’s opinion did not include a detailed review of any Great American or AAMAC transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Financo assumed and relied upon the reasonableness and accuracy of any of Great American’s and AAMAC’s financial projections, forecasts and analyses provided to Financo, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best available judgments and estimates of Great American’s or AAMAC’s respective management. Accordingly, Financo did not express an opinion or any other form of assurance on, and assumed no responsibility for, the accuracy, completeness or correctness (or, in the case of projections, forecasts and analyses or the assumptions upon which they may be based, the achievability) of such information.

Financo’s opinion was necessarily based upon economic, market and other conditions and circumstances as they existed and could be evaluated as of the date thereof. Although such conditions and circumstances have changed or may change in the future, Financo neither has nor had any obligation to update, revise or reaffirm its opinion. Further, Financo expressed no opinion as to the fairness of any consideration paid in connection with any other agreements ancillary to the acquisition contemplated by the Original Purchase Agreement between AAMAC and Great American. In addition, Financo expressed no opinion as to the fairness of the amount or nature of the compensation to any of AAMAC’s officers, directors or employees relative to the consideration to be received from AAMAC.

In arriving at its opinion, Financo did not conduct a physical inspection of the properties and facilities of Great American nor AAMAC, and did not review any of the books and records of Great American nor AAMAC. Financo neither made nor obtained any evaluations or appraisals from a third party of the assets of either Great American or AAMAC. Financo’s opinion assumed that the acquisition contemplated by the Original Purchase Agreement would be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the Original Purchase Agreement and that the final form of the Original Purchase Agreement would be substantially similar in all material respects to the draft reviewed by Financo.

Financo did not provide advice concerning the structure of the Acquisition. Financo assumed without independent investigation that the terms of the acquisition contemplated by the Original Purchase Agreement and related transactions were the most beneficial terms from AAMAC’s perspective that could under the circumstances be negotiated among the parties to such transactions, and Financo expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to AAMAC or its stockholders than those contemplated by the Original Purchase Agreement.

In connection with rendering its opinion, Financo performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Financo was carried out to provide a different perspective on the acquisition contemplated by the Original Purchase Agreement and to enhance the total mix of information available. Financo did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the total consideration to AAMAC stockholders, but rather consider such analyses in the aggregate. Further, the summary of Financo’s analyses described below is not a complete description of the analyses underlying Financo’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Financo made qualitative judgments as to the relevance of each analysis and factor that it considered.

In addition, Financo may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Financo’s view of the value of Great American’s assets. The estimates contained in Financo’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Financo’s analyses and estimates are inherently subject to substantial uncertainty. Financo’s analyses must be considered as a whole. Selecting portions of these analyses or the factors considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Financo in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Financo’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Financo.

The opinion of Financo was just one of the many factors taken into account by AAMAC’s board of directors in making its determination to approve the Acquisition, including those described elsewhere in this proxy statement.

80% Test

Pursuant to AAMAC’s amended and restated certificate of incorporation, AAMAC was required to complete an acquisition, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, of one or more businesses or assets whose collective fair market value is equal to at least 80% of the amount in the trust fund established by AAMAC for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions. As at December 31, 2008, 80% of such amount was $315.1 million. Pursuant to its engagement letter with AAMAC, Financo rendered its opinion on May 6, 2009, that the fair market value of Great American in the acquisition contemplated by the Original Purchase Agreement exceeded $315.1 million. Such opinion has not and will not be amended to reflect the subsequent amendment of the Original Purchase Agreement.

Financo compared this amount to the valuation ranges achieved by application of a comparable company analysis, a comparable transaction analysis and a discounted cash flow analysis (as each of these analyses is described below).

	(Dollars in millions)
80% of net assets held in trust (as at 12/31/08)	315.1
	Minimum	Maximum
Indicative Enterprise Value ranges of Great American:
Comparable Company Analysis
LTM (to 3/31/09) EBITDA	339.1	394.1
2009 Estimated EBITDA	449.8	522.8
2010 Estimated EBITDA	598.2	695.1
Comparable Transaction Analysis	312.6	363.6
Discounted Cash Flow Analysis	504.3	548.1

Financo noted that the amount of $315.1 million was within the valuation range produced by the Comparable Transaction Analysis. The amount of $315.1 million was lower than the valuation ranges created by the Comparable Company Analysis and the Discounted Cash Flow Analysis. On this basis, Financo was of the opinion that the fair market value of Great American in the acquisition contemplated by the Original Purchase Agreement was equal to at least $315.1 million, which represents 80% of the amount in the trust fund established by AAMAC for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions.

Fairness to Holders of Common Stock of AAMAC

In arriving at its fairness opinion, Financo generated valuation ranges for Great American based on a comparable company analysis, a comparable transaction analysis and a discounted cash flow analysis, each as more fully discussed below. Financo compared the total consideration value which was proposed for the acquisition contemplated by the Original Purchase Agreement at the time that Financo rendered its opinion of $341.9 million (as described below) with each of the five distinct valuation ranges described below under “Comparable Company Analysis”, “Comparable Transaction Analysis” and “Discounted Cash Flow Analysis”. Financo noted that the transaction value, as contemplated by the Original Purchase Agreement, was within the lower two of the valuation ranges created by the Comparable Company Analysis, the Comparable Transaction Analysis and the Discounted Cash Flow Analysis described below and less than each of the three higher valuation ranges. On this basis, Financo was of the opinion that the total consideration to be paid in the acquisition contemplated by the Original Purchase Agreement was fair, from a financial point of view, to the holders of common stock of AAMAC.

Stock Performance Review

Financo conducted a review of the daily closing market price of common stock of AAMAC. The public offering price for shares of AAMAC common stock (before underwriting discounts and commissions) was $10.00. From the date of its listing until May 1, 2009 AAMAC common stock has traded in a range of $8.66 to $9.70. On May 1, 2009, the closing price for AAMAC common stock was $9.66. Taking into account these factors, Financo chose to assume a price per share of $10.00 on the basis that this would constitute a conservative figure in the context of assessing the fairness of the consideration for the acquisition contemplated by the Original Purchase Agreement. Pursuant to the Original Purchase Agreement, shares of common stock of AAMAC were to be exchanged for an equivalent number of shares of common stock of the Company. As such, an equivalent price of $10.00 was assumed for shares of common stock of the Company following the Merger.

Consideration Analysis

Financo noted that the initial consideration payable at the closing of the acquisition contemplated by the Original Purchase Agreement, would have included $120.0 million in cash and 12,272,727 shares of common stock of the Company. For purposes of its evaluation, Financo assumed a price per share of the common stock of the Company to be paid in the acquisition contemplated by the Original Purchase Agreement of $10.00. Based on the assumed stock price, the total indicated value of the closing consideration, as then proposed, would have been approximately $242.7 million.

Financo also noted that, in addition to the consideration payable at closing, contingent consideration of up to $25.0 million cash and up to 10,000,000 shares of common stock of the Company may have been payable pursuant to the Original Purchase Agreement upon the achievement of certain Adjusted EBITDA targets. Financo calculated the then present value of such contingent consideration to be approximately $99.2 million. Based on the assumed price per share of common stock of AAMAC and, following the acquisition contemplated by the Original Purchase Agreement, the assumed price per share of common stock of the Company, of $10.00, the total indicated value of the closing consideration plus the contingent consideration, as then proposed, would have been approximately $341.9 million.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Great American with respect to business and revenue model, operating sector and size.

In selecting companies comparable to Great American, Financo sought organizations whose businesses were concerned primarily with providing auction or similar services. Financo excluded such auction or similar companies whose businesses were online or “consumer-facing”. Companies with such online and “consumer-facing” businesses were considered by Financo to be distinguishable from Great American as they deal primarily with high volume, low value transactions and, as such, their businesses are fundamentally different from the business of Great American. Financo also excluded private companies on the basis that adequate financial information was not available to conduct analyses of such companies.

Financo identified the five public companies listed below as being comparable to Great American with respect to their industry sector and operating model. The companies selected had enterprise values between $202.6 and $3,092.8 million. For the most recent twelve months, the comparable companies generated EBITDA of between $18.9 and $285.2 million.

(i)	Copart Inc.;

(ii)	FTI Consulting, Inc.;

(iii)	Liquidity Services, Inc.;

(iv)	Ritchie Bros. Auctioneers Incorporated; and

(v)	Sotheby’s.

Financo generated multiples with respect to the comparable companies by, in each case, dividing the enterprise value implied by the acquisition transaction by the EBITDA which the comparable company reported or forecast for the trailing twelve months, 2009 and 2010, respectively. For each such time period, Financo selected the median of the resulting multiples, which were as follows:

Enterprise Value/EBITDA	Last Twelve Months (to 3/31/09)	2009	2010
Median	10.7x	9.7x	11.0x

Financo calculated the product of Great American’s EBITDA for the stated periods and the median multiples stated above and then, for each stated period, created a range of enterprise values for Great American by applying a discount of 7.5% and a premium of 7.5%. It is customary for financial advisors to develop a range for valuations in this manner to account for the fact that it is not possible to put an exact value on a company. The figure of 7.5% was deemed by Financo to be appropriate according to its judgment and experience. The resulting ranges were:

	Implied Enterprise Value Range
Basis	Low	High
Last Twelve Months (to 3/31/09) EBITDA	$339.1	$394.1
2009E EBITDA	$449.8	$522.8
2010E EBITDA	$598.2	$695.1

Please be advised that none of the comparable companies have characteristics identical to Great American. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies. For purposes of Financo’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for one-time unusual charges and non-recurring items.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Great American. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer would be willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Financo considered the following comparable transactions for its analysis:

Target	Acquiror	Enterprise Value
		(dollars in millions)
American Auto Exchange, Inc.	DealerTrack Holdings, Inc.	32.6
JUPR Holdings, Inc.	Forrester Research Inc.	22.6
Petroleum Place, Inc.	Vista Equity Partners	250.0
DoveBid, Inc.	Goindustry Plc	37.1
Great American	Credit Suisse	100.0
Inmar, Inc.	New Mountain Capital, LLC	350.0
Right Media, Inc.	Yahoo! Inc.	849.8
ADESA Inc.	Goldman Sachs & Co-Investors	2,689.0
First American REO Servicing	First American Real Estate Solutions	14.4
Superior Galleries Inc.	DGSE Companies Inc.	24.8
Noortman Master Paintings B.V.	Sotheby’s Holdings Inc.	87.7

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. For this reason, other than basic information concerning the enterprise value, sufficient information was not available to conduct analyses of the acquisitions of American Auto Exchange, Inc., JUPR Holdings, Inc., Inmar, Inc., Right Media, Inc., First American REO Servicing, and Noortman Master Paintings B.V.

Of the remaining comparable transactions, the acquisitions of DoveBid, Inc., Petroleum Place, Inc. and Superior Galleries Inc. represented implied enterprise values or EBITDA levels of the target that were significantly lower than the respective levels for Great American at the time that Financo rendered its opinion. On this basis, Financo judged that the multiples implied by these transactions would not be representative and should therefore be excluded from the analysis. Similarly, the multiples implied by the Credit Suisse acquisition of a 33.33% membership interest in Great American were not judged to be representative in valuing Great American for the purposes of Financo’s opinion because Great American did not have positive EBITDA at the time of the transaction and because the investment by Credit Suisse was a minority investment.

Consequently, of the transactions that did provide detailed financial information, Financo judged the acquisition of ADESA, Inc. by Goldman Sachs affiliate investors to be the only appropriate comparison.

The multiple implied by the ADESA, Inc. transaction was 9.9x EBITDA. Financo developed a range of enterprise values for Great American by applying a 9.9x multiple on Great American’s LTM EBITDA, then applying a 7.5% premium and a 7.5% discount. The resulting range of enterprise values was:

	Low	High
Enterprise Value	$312.6 million	$363.3 million

Please be advised that none of the target companies in the comparable transactions have characteristics identical to Great American. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The discounted cash flow analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Financo utilized the forecasts provided by Great American management which set forth projected future free cash flow.

In order to arrive at a present value, Financo began by applying the Capital Asset Pricing Model method to estimate the weighted average cost of capital which, depending on the ratio of debt to equity which is assumed, yielded a range for cost of capital of 8.6% to 11.7%. In its judgment, Financo considered that this cost of capital was likely to prove low in light of current economic circumstance and market conditions. In the interests of adopting a conservative view, Financo chose to use higher costs of capital in its analysis. On this basis, and consistent with a conservative view, Financo rounded up from 11.7% to arrive at 12% and then used 12.0% to form the lower end of its range of weighted average cost of capital. In its judgment and experience, Financo ascribed a value of 16.0% to the top of this range. These figures of 12.0% and 16.0% were then applied as discount rates to generate a range of implied enterprise values for Great American.

Utilizing terminal EBITDA multiples of between 8.0x and 10.0x (which Financo used as a conservative range based on the 9.9x EBITDA multiple implied in the Comparable Transaction Analysis referred to above and rounded to 10.0x to form the upper end of such range), Financo calculated the following range of implied enterprise values:

	Low	High
Enterprise Value	$504.3 million	$548.1 million

Financo, Inc.

Financo is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. AAMAC determined to use the services of Financo because it is a recognized investment banking firm that has substantial experience in similar matters. The Financo fee for providing the opinions was $100,000 which was fully paid on May 18, 2009. Financo will also be entitled to a success fee upon closing of the Acquisition equal to $2,500,000 (against which the opinion fee will be credited). Financo will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, AAMAC has agreed to indemnify Financo for certain liabilities that may arise out of Financo’s engagement.

Interest of AAMAC Stockholders in the Acquisition

Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares they receive upon exchange of the AAMAC common stock for Company common stock in connection with the Acquisition.

Certain Benefits of AAMAC’s Directors and Officers and Others in the Acquisition

When you consider the recommendation of AAMAC’s board of directors in favor of approval of the Acquisition, you should keep in mind that AAMAC’s board of directors and officers have interests in the Acquisition that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

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If the Acquisition is not consummated by August 1, 2009, AAMAC’s amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and AAMAC must be dissolved and liquidated. In such event, the 10,350,000 shares held by the AAMAC founders would be worthless because AAMAC’s founders are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $99,877,500 based upon the closing price of $9.65 on the NYSE Amex on July 8, 2009, the record date for the Special Meeting of Stockholders.

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STC Investment Holdings LLC, OHL Limited, Solar Capital, LLC and Jakal Investments LLC, each an affiliate of AAMAC’s officers or directors, Mark D. Klein and Steven Shenfeld purchased an aggregate of 4,625,000 sponsor warrants at a purchase price of $1.00 per warrant, for an aggregate purchase price of $4,625,000. These purchases took place on a private placement basis simultaneously with the consummation of AAMAC’s IPO. All of the proceeds AAMAC received from these purchases were placed in AAMAC’s trust account. The sponsor warrants, like the public warrants, are subject to and the holders thereof are being asked to consider and vote upon, the Warrant Redemption Proposal. The holders of the sponsor warrants have agreed to vote in favor of the Warrant Redemption Proposal. If AAMAC does not consummate a business combination by August 1, 2009 and is dissolved and liquidated, all AAMAC warrants will expire worthless. The sponsor warrants had an aggregate market value of $508,750, based on the closing price of $0.11 on the NYSE Amex on July 8, 2009, the record date for the AAMAC Special Meeting of Warrantholders.

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Pursuant to a letter agreement with the Company, the holders of the sponsor warrants have agreed to exchange their sponsor warrants pursuant to the exchange offer or to redeem them in the Warrant Redemption in accordance with the decision of the majority of the warrantholders of the Company.

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It is currently anticipated that Michael J. Levitt, Chairman of the AAMAC Board of Directors, and Mark D. Klein, Chief Executive Officer, President and a director of AAMAC, will be directors of the Company following the Acquisition.

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If AAMAC liquidates prior to the consummation of a business combination, Messrs. Klein and Lapping will be personally liable to pay debts and obligations to vendors and other entities that are owed money by AAMAC for services rendered or products sold to AAMAC, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account, but only if such entities did not execute a waiver (even if such waiver is subsequently found to be invalid and unenforceable). Based on AAMAC’s estimated debts and obligations, it is not currently expected that Messrs. Klein and Lapping will have any exposure under this arrangement in the event of a liquidation.

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If AAMAC is required to dissolve and liquidate and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Messrs. Klein and Lapping have agreed to advance AAMAC the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

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If the Acquisition is consummated, then AAMAC will pay to Hanover Group US, LLC, an affiliate of one of AAMAC’s initial stockholders and sponsors, $240,000 as accrued payables representing 24 months’ worth of fees for general and administrative services, including office rent, at $10,000 per month.

Additionally, upon consummation of the Acquisition, Citigroup Global Markets and Lazard Capital Markets, the underwriters in AAMAC’s IPO, will be entitled to receive approximately $13,500,000 of deferred underwriting commissions and Halcyon, which was party to a purchase agreement with AAMAC which was terminated in June 2008, is entitled to $1,000,000 of reimbursement for expenses.

Actions That May Be Taken to Secure Approval of AAMAC’s Stockholders

If holders of 30% or more of the Public Shares vote against the Acquisition and seek conversion of their Public Shares into a pro rata portion of the trust account in accordance with AAMAC’s amended and restated certificate of incorporation, AAMAC would not be permitted to consummate the Acquisition, even if the required vote for the Acquisition Proposal was received. To preclude such possibility, AAMAC, the AAMAC founders, the Company, Great American and the Great American Members and/or their respective affiliates may negotiate agreements to provide for the purchase of Public Shares from certain holders who indicate their intention to vote against the Acquisition and seek conversion or otherwise wish to sell their Public Shares. These agreements may also include agreements to provide such holders of Public Shares with incentives to vote in favor of the Acquisition.

Agreements of such nature would only be entered into and effected at a time when AAMAC, the AAMAC founders, Great American and the Great American Members and/or their respective affiliates are not aware of any material nonpublic information regarding AAMAC, its securities or Great American. Definitive arrangements have not yet been determined but might include:

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Agreements between AAMAC and certain holders of Public Shares pursuant to which AAMAC would agree to purchase Public Shares from such holders immediately after the closing of the Acquisition for the price and fees specified in the arrangements;

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Agreements with third parties to be identified pursuant to which the third parties would purchase Public Shares during the period beginning on the date that the Company’s registration statement of which this proxy statement/prospectus is a part is declared effective. Such agreements would also provide for AAMAC, immediately after the closing of the Acquisition, to purchase from the third parties all of the Public Shares purchased by them for the price and fees specified in the agreements; or

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Agreements with third parties pursuant to which AAMAC would borrow funds to make purchases of Public Shares for its own account. The Company would repay such borrowings with funds transferred to it from AAMAC’s trust account upon closing of the Acquisition.

Funds released from the AAMAC trust account upon consummation of the Acquisition may be used to purchase up to approximately $100.0 million of the Public Shares.

As a result of the purchases that may be effected through such agreements, it is likely that the number of shares of common stock of the Company in its public float will be reduced and that the number of beneficial holders of the Company’s securities also will be reduced from what it would have been if AAMAC did not purchase Public Shares in this manner. This may inhibit the Company’s ability to list its common stock on the Nasdaq Capital Market or any other national securities exchange due to minimum holder requirements.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. In the event that any purchases of AAMAC’s common stock are made by AAMAC, Great American or any of their respective affiliates after the mailing of this proxy statement/prospectus to stockholders but prior to the Special Meeting of Stockholders, AAMAC will file a Current Report on Form 8-K within four business days of such purchases or otherwise prior to the Special Meeting of Stockholders. Any such report will include descriptions of the agreements entered into or significant purchases by any of the aforementioned persons. If members of AAMAC’s board of directors or officers make purchases pursuant to such arrangements, they will be required to report these purchases on beneficial ownership reports filed within two business days of such transactions with the SEC.

The purpose of such agreements would be to increase the likelihood of obtaining the required vote (a majority of the issued and outstanding shares of common stock of AAMAC as of the record date and a majority of the Public Shares issued and outstanding as of the record date) and reduce the likelihood that holders of 30% or more of the Public Shares vote against the Acquisition and exercise their conversion rights. All shares purchased pursuant to such arrangements would be voted in favor of the Acquisition and all other proposals presented at the Special Meeting of Stockholders. Neither AAMAC nor its officers and directors purchasing shares would affect the fact that 30% less one share of the Public Shares could be converted by AAMAC stockholders without the Acquisition being prohibited from closing because the number of Public Shares that may be converted without prohibiting the consummation of the Acquisition is fixed in AAMAC’s amended and restated certificate of incorporation at one share less than 30% of the Public Shares. If, for some reason, the Acquisition is not consummated, the purchasers, other than AAMAC, would be entitled to participate in liquidation distributions from AAMAC’s trust account with respect to such shares.

Purchases pursuant to such agreements ultimately paid for with funds originating from AAMAC’s trust account would reduce the funds available to the Company after the Acquisition for working capital and general corporate purposes. Nevertheless, in all events there will be sufficient funds available to AAMAC from the trust account to pay the holders of all Public Shares that are properly converted.

If these agreements are entered into, the consequence could be that the Acquisition would be approved when, without such arrangements, the Acquisition might not have otherwise been approved. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the Acquisition and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the Acquisition and exercise their conversion rights.

It is possible that the Special Meeting of Stockholders could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that the Stockholder Adjournment Proposal is approved. Also, under Delaware law, AAMAC’s board of directors may postpone the Special Meeting of Stockholders at any time prior to it being called to order to provide time to seek out and negotiate such transactions.

Rescission Rights

If you are a stockholder at the time of the Acquisition and you purchased your shares in AAMAC’s IPO and have not exercised your conversion rights, you may have securities law claims against AAMAC for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis of, for example, AAMAC’s IPO prospectus not disclosing that AAMAC may seek to amend the definition of “business combination” contained in its amended and restated certificate of incorporation, that funds in its trust account might be used, directly or indirectly, to purchase Public Shares in order to secure approval of AAMAC’s stockholders on the Acquisition, that AAMAC may consummate a transaction outside the alternative asset management industry or that AAMAC may seek to amend the terms of the Warrant Agreement to revise the redemption provision, to delay the exercisability of the warrants or to preclude any adjustment of the warrants as a result of the Acquisition. As AAMAC will become a wholly-owned subsidiary of the Company following the Acquisition and its rights and obligations will become rights and obligations of the Company, the rescission right will continue against the Company after the Acquisition.

These rescission claims may entitle stockholders asserting them to up to $10.00 per share, based on the initial offering price of the units sold in AAMAC’s IPO, each comprised of one share of common stock and a warrant to purchase an additional share of common stock, less any amount received from the sale or fair market value of the original warrants purchased as part of the units, plus interest from the date of AAMAC’s IPO. In the case of holders of Public Shares, this amount may be more than the pro rata share of the trust account to which they are entitled upon exercise of their conversion rights or liquidation of AAMAC.

In general, a person who contends that he or she purchased a security pursuant to a prospectus which contains a material misstatement or omission must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Acquisition is completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all other holders of Public Shares, may do so. Neither the Company, AAMAC nor Great American can predict whether stockholders will bring such claims or whether such claims would be successful.

THE PURCHASE AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, including the amendments thereto, copies of which are attached as Annexes A, B-1 and B-2 hereto. You are urged to read the Purchase Agreement and the amendments thereto in their entirety because they are the primary legal documents that govern the Acquisition.

The Purchase Agreement has been included to provide information regarding the terms of the Acquisition. Except for its status as the contractual document that establishes and governs the legal relations among AAMAC, the Company and Merger Sub on the one hand and Great American, the Great American Members and the Phantom Equityholders on the other hand, with respect to the Acquisition, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. AAMAC and Great American do not believe that these schedules contain information that is material to an investment decision.

Overview of the Acquisition

Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash, referred to herein as the Contribution. As a result of the Contribution, Great American will become a wholly-owned subsidiary of the Company. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving. In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described. As a result of the Merger, AAMAC will become a wholly-owned subsidiary of the Company.

Structure of Acquisition

The transaction was structured as a tax-free reorganization for the members of Great American Members and the stockholders of AAMAC with respect to the contribution of all of the membership interests of Great American in consideration of shares of common stock of the Company and the exchange of AAMAC common stock for common stock of the Company. As indicated elsewhere in this proxy statement/prospectus, the exchange of the AAMAC warrants in connection with the Merger will be taxable to the AAMAC warrantholders. As part of the Acquisition, and pursuant to the Purchase Agreement, AAMAC, the Company, Merger Sub, Great American and the Great American Members will engage in a series of procedural steps as outlined below pursuant to which AAMAC and Great American will become wholly-owned subsidiaries of the Company and the current stockholders of AAMAC and the Great American Members will become stockholders of the Company. Although the following steps are explained in sequence, they are anticipated to be accomplished concurrently.

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In connection with the closing of the Acquisition, the Contribution Consideration Recipients will collectively receive (i) $60,000,000 in cash and (ii) 12,000,000 shares of common stock of the Company. In addition, the Great American Members are eligible to receive an additional $10,000,000 cash payment, and together with the Phantom Equityholders, are eligible to receive up to an aggregate of 6,000,000 additional shares of common stock of the Company upon Great American’s achievement of certain financial targets as described in the Purchase Agreement.

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In connection with the Acquisition, AAMAC is seeking to amend the terms of the warrant agreement governing the warrants exercisable for shares of its common stock in order to (a) require the redemption of all of the issued and outstanding warrants, including the sponsor warrants, at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. The approval of the Warrant Redemption Proposal is a non-waivable condition to the consummation of the Acquisition. The units of AAMAC will be separated into the component shares of common stock and warrants, each of which will exchanged or redeemed as indicated above, and the units will be delisted by the NYSE Amex.

The effective time of the Merger will occur concurrently with the consummation of the Contribution by the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the Acquisition is consummated, the funds held in the trust account will be released (i) to pay the Cash Consideration, (ii) to pay the transaction fees and expenses up to the applicable caps, (iii) to reimburse $1,000,000 of expenses of Halcyon relating to the purchase agreement between AAMAC and Halcyon terminated in June 2008, (iv) to pay AAMAC’s tax obligations and the deferred underwriting compensation in connection with AAMAC’s IPO, (v) to pay AAMAC stockholders who properly exercise their conversion rights, (vi) to consummate the Warrant Redemption, (vii) to pay $240,000 owed by AAMAC to Hanover Group US, LLC for administrative fees and (viii) for working capital and general corporate purposes of the Company and its subsidiaries. In addition, the funds released from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares.

The Great American Members are entitled to receive from Great American, on or before the closing date of the Acquisition, distributions in an amount equal to the unrestricted cash and cash equivalents held by Great American after giving effect to the repayment of certain debt obligations of Great American in an outstanding principal amount of $2,985,000 at April 30, 2009.

Consideration to AAMAC Stockholders and Warrantholders

In connection with the Merger, (i) each outstanding share of AAMAC common stock will be exchanged for 1.23 shares of Company common stock and (ii) each outstanding AAMAC warrant, which is currently exercisable for one share of AAMAC common stock, will be exchanged for a Company warrant exercisable for one share of Company common stock. The units of AAMAC will be separated into the component common stock and warrant, each of which will participate in the Merger as described.

As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company, for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. If, after review of the exchange offer materials, a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition. See the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer” for more information.

Consideration to Contribution Consideration Recipients

The Company will acquire all of the outstanding membership interests of Great American through a structured acquisition. In connection with the Acquisition, the Great American Members will receive (i) $60,000,000 in cash and (ii) the Closing Stock Consideration. In addition, the Great American Members are eligible to receive the Contingent Cash Consideration and, together with the Phantom Equityholders, are eligible to receive the Contingent Stock Consideration upon Great American’s achievement of the Adjusted EBITDA Targets described below and in the Purchase Agreement.

In the event Great American achieves any one of (i) $45,000,000 in Adjusted EBITDA for the 12 months ending December 31, 2009, (ii) $47,500,000 in Adjusted EBITDA for the 12 months ending March 31, 2010, or (iii) $50,000,000 in Adjusted EBITDA for the 12 months ending June 30, 2010, the Great American Members are entitled to receive the Contingent Cash Consideration. In the event Great American achieves any one of the targets set forth in the foregoing sentence, then the Company will be obligated to issue to the Contribution Consideration Recipients 2,000,000 shares of the Contingent Stock Consideration in accordance with the vesting schedule described herein and in the Purchase Agreement. In the event Great American achieves $55,000,000 in Adjusted EBITDA for the fiscal year ending December 31, 2010, then the Company will be obligated to issue to the Contribution Consideration Recipients 2,000,000 shares of the Contingent Stock Consideration in accordance with the vesting schedule described herein and in the Purchase Agreement. In the event Great American achieves $65,000,000 in Adjusted EBITDA for the fiscal year ending December 31, 2011, then the Company will be obligated to issue to the Contribution Consideration Recipients the remaining 2,000,000 shares of the Contingent Stock Consideration in accordance with the vesting schedule described herein and in the Purchase Agreement; provided, however, that if Great American does not achieve the December 31, 2010 Adjusted EBITDA target but does achieve the December 31, 2011 Adjusted EBITDA target, then the Company will be obligated to issue to the Contribution Consideration Recipients 4,000,000 shares of the Contingent Stock Consideration in accordance with the vesting schedule described herein and in the Purchase Agreement. For purposes of the Purchase Agreement, Adjusted EBITDA generally means the consolidated net earnings of Great American before interest expense, income taxes, depreciation, amortization, extraordinary or non-recurring loss and all other extraordinary non-cash items for the applicable period and as calculated on a consistent basis, and net earnings excludes, among other things, expenses incurred in connection with the Acquisition, payments or accruals related to any of the Phantom Equityholders any present, past of future stock based compensation, any changes in the valuation of the minority membership interests in Great American’s majority owned limited liability company subsidiaries, and the payment of the Contingent Cash Consideration, the Contingent Stock Consideration and any shares of Company common stock released to the AAMAC founders pursuant to Great American’s achievement, if at all, of the Adjusted EBITDA targets described herein.

The Great American Members are entitled to receive from Great American, on or before the closing date of the Acquisition, distributions in an amount equal to the unrestricted cash and cash equivalents held by Great American after giving effect to the repayment of certain debt obligations of Great American in an outstanding principal amount of $2,985,000 at April 30, 2009.

1,500,000 shares of the Escrowed Indemnification Stock will be subject to an escrow agreement to be entered into by the Contribution Consideration Recipients at closing. The Escrowed Indemnification Stock, discussed in further detail in the section entitled “Indemnification” below, will be used to satisfy AAMAC’s indemnification claims and downward working capital adjustments, if any, each pursuant to the terms of the Purchase Agreement. If the final net working capital of Great American, as calculated pursuant to the terms of the Purchase Agreement, is greater than $6,000,000 at closing, the Great American Members shall be entitled to receive from the Company in cash, and without interest, the amount by which the final net working capital of Great American exceeds $6,000,000. If the final net working capital of Great American is less than $6,000,000, the Company will be entitled to receive, solely in the form of shares from the Escrowed Indemnification Stock (which shares for purposes of this calculation are deemed valued at $9.84 per share), an amount equal to such working capital shortfall. The Escrowed Indemnification Stock will be released from escrow in accordance with the Purchase Agreement as further described below under the heading, “Indemnification.”

1,320,000 of the Escrowed Indemnification Stock owned by the Great American Members will, in addition to being subject to AAMAC’s indemnification claims and downward working capital adjustments, if any, be subject to being recalled by the Company (or otherwise contributed back into escrow as specified in the Purchase Agreement) to the extent that the gross proceeds received by the Company with respect to sales of certain inventory assets of Great American (as specified in the Purchase Agreement) are less than the book value of such inventory assets as set forth on Great American’s closing date balance sheet. For purposes of this calculation, these shares are deemed valued at $9.84 per share.

Vesting of Closing Stock Consideration and Contingent Stock Consideration

The Closing Stock Consideration to be issued to the Phantom Equityholders (12.5% of which will be subject to indemnification and working capital claims as described below) will be subject to vesting for a period of four years and will be ratably earned by and issued to the Phantom Equityholders subject to their continued employment, as described below and in the Purchase Agreement.

The Contingent Stock Consideration will be issued to each of the Great American Members and Phantom Equityholders to the extent earned and with respect to the applicable target period, in three equal installments, beginning on the first anniversary of the closing of the Acquisition and issuable on each anniversary of the closing of the Acquisition thereafter in accordance with the Purchase Agreement.

With respect to the Phantom Equityholders, in order for a Phantom Equityholder to receive its portion of the applicable installment of the Closing Stock Consideration and/or the Contingent Stock Consideration, such Phantom Equityholder must remain continuously employed by the Company or Great American (or not have been terminated for cause or resigned for good reason, each as defined in the Purchase Agreement) through the applicable four one-year, and three one-year, vesting periods, respectively. A Phantom Equityholder will be considered to have been continuously employed during the period in which he or she is disabled. To the extent a Phantom Equityholder dies during the applicable vesting periods, the unvested Closing Stock Consideration and unvested Contingent Stock Consideration will immediately vest and be thereafter issued to such Phantom Equityholder’s heirs or estate, as applicable.

Closing and Effective Time of the Acquisition

The Acquisition is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Acquisition,” unless AAMAC and Great American agree in writing to hold the closing at another time but in no event will such time be later than August 1, 2009.

Conditions to Closing of the Acquisition

The obligations of the parties to the Purchase Agreement to consummate the Acquisition are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Purchase Agreement before consummation of the Acquisition:

(i) the AAMAC warrantholders shall have approved the Warrant Redemption, which such condition is not waivable by any party;

(ii) the AAMAC stockholders shall have approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement in accordance with the DGCL, which is referred to herein as the DGCL, and AAMAC’s amended and restated certificate of incorporation and the holders of less than 30% of the Public Shares shall have voted against the Acquisition and exercised their rights to convert their shares into a pro rata share of the trust account;

(iii) that the applicable waiting period under any antitrust laws shall have expired or been terminated;

(iv) that all authorizations, approvals or permits required to be obtained from any governmental authority and all consents required from third parties required in connection with the Acquisition shall have been obtained;

(v) that no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition substantially on the terms contemplated by the Purchase Agreement; and

(vi) the registration statement relating to registration of the securities issued in connection with the Acquisition shall have been declared effective by the SEC and no stop order shall be in effect or pending before or threatened by the SEC and shares of Company common stock shall have been approved for listing on the NYSE Amex.

The obligations of AAMAC, the Company and Merger Sub to consummate the Acquisition are subject to various additional closing conditions (unless waived by each of AAMAC, the Company and Merger Sub):

(i) the accuracy in all respects on the date of the Purchase Agreement and the closing date of all of representations and warranties of Great American and the Great American Members, except (A) to the extent any representation or warranty refers specifically to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date and (B) this condition will be satisfied unless the incorrectness of such representation or warranty would, in the aggregate, reasonably be expected to result in a material adverse effect with respect to Great American as described below under “Materiality and Material Adverse Effect”;

(ii) the performance in all material respects of all covenants and obligations required to be performed by or complied with by Great American and the Great American Members under the Purchase Agreement at or prior to the effective time;

(iii) the delivery to AAMAC by Great American of an officer’s certificate for the purpose of evidencing the accuracy of the representations or warranties made by Great American and the Great American Members, certifying the performance of the covenants or obligations required to be performed by Great American and the Great American Members, and certifying that no material adverse effect with respect to Great American occurred;

(iv) the delivery by Great American to AAMAC of certain corporate resolutions approving the Acquisition;

(v) no material adverse effect with respect to Great American shall have occurred since the date of the Purchase Agreement;

(vi) the receipt by AAMAC of a satisfactory opinion from counsel to Great American;

(vii) the receipt of appropriate agreements reflecting the lockup agreements of the Great American Members and the Phantom Equityholders;

(viii) the receipt of executed employment agreements from four of the current employees of Great American (see “Proposals To Be Considered By AAMAC Stockholders—The Acquisition Proposal—Employment Agreements” and “Management of the Company Following the Acquisition—Executive Compensation” for additional information regarding these employment agreements); and

(ix) the resignations of the managers, directors and officers of Great American from their positions with Great American immediately prior to the closing of the Acquisition.

The obligations of Great American and the Great American Members to consummate the Acquisition are subject to various additional closing conditions (unless waived by each of Great American and each Great American Member):

(i) the accuracy in all material respects on the date of the Purchase Agreement and the closing date of all of representations and warranties of AAMAC, the Company and Merger Sub, except (A) to the extent any representation or warranty refers specifically to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date and (B) this condition will be satisfied unless the incorrectness of such representation or warranty would, in the aggregate, reasonably be expected to result in a material adverse effect with respect to AAMAC as described below under “Materiality and Material Adverse Effect”;

(ii) the performance in all material respects of all covenants and obligations required to be performed by or complied with by AAMAC, the Company and Merger Sub under the Purchase Agreement at or prior to the effective time;

(iii) the delivery to Great American by AAMAC of an officer’s certificate for the purpose of evidencing the accuracy of the representations or warranties made by AAMAC, the Company and Merger Sub, certifying the performance of the covenants or obligations required to be performed by AAMAC, the Company and Merger Sub, and certifying that no material adverse effect with respect to AAMAC occurred;

(iv) the delivery by AAMAC to Great American of certain corporate resolutions approving the Acquisition;

(v) no material adverse effect with respect to AAMAC shall have occurred since the date of the Purchase Agreement;

(vi) the receipt by Great American of a satisfactory opinion from counsel to AAMAC, the Company and Merger Sub;

(vii) the board of directors of the Company shall be constituted as provided in the Purchase Agreement;

(viii) the receipt of appropriate agreements reflecting the lockup agreements of the AAMAC founders;

(ix) the receipt of the requisite approval from the AAMAC stockholders of the Reorganization at the Special Meeting;

(x) the receipt of approval escrow agreements and letter agreements from the AAMAC founders;

(xi) the receipt of appropriate voting agreements from the AAMAC founders;

(xii) immediately prior the closing of the Acquisition, AAMAC’s compliance in all material respects with the reporting requirements of the securities laws;

(xiii) the resignations of the directors and officers of AAMAC and Merger Sub from their positions with AAMAC and Merger Sub, respectively, immediately prior to the closing of the Acquisition effective as of the effective time;

(xiv) the receipt of the registration rights agreement to be entered into between the Company and the Contribution Consideration Recipients; and

(xv) the aggregate cash balance of the surviving entities, after payment of all expenses and other amounts contemplated by the Purchase Agreement at closing must be satisfactory to the Member Representative in his reasonable judgment.

Representations and Warranties

The Purchase Agreement contains a number of representations that each of AAMAC, the Company, Great American and the Great American Members have made to each other. These representations and warranties relate to the following: (i) Due Organization and Good Standing; (ii) Title to Securities; Capitalization; (iii) Indebtedness; (iv) Subsidiaries; (v) Authorization; Binding Agreement; (vi) Governmental Approvals; (vii) Absence of Conflicts or Violations Under Organizational Documents, Applicable Laws and Certain Agreements; (viii) Financial Statements; (ix) Absence of Certain Changes; (x) Absence of Undisclosed Liabilities; (xi) Compliance with Laws; (xii) Regulatory Agreement; Permits; (xiii) Litigation; (xiv) Restrictions on Business Activities; (xv) Material Contracts; (xvi) Intellectual Property; (xvii) Employee Benefit Plans; (xviii) Taxes and Returns; (xix) Finders and Investment Bankers; (xx) Title to Properties; Assets; (xxi) Employee Matters; (xxii) Environmental Matters; (xxiii) Transactions with Affiliates; (xxiv) Inventory; (xxv) Accounts Receivable; (xxvi) Insurance; (xxvii) Books and records; (xxviii) Information Supplied; (xxix) SEC Filings; (xxx) the Investment Company Act; (xxxi) Trust Fund; (xxxii) Board Appraisal; (xxxiii) Business Combination Value; and (xxxiv) Representations Regarding the Great American Members’ Investment Intent and Access to Information with Respect to the Capital Stock of Great American.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Purchase Agreement, material adverse effect means any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the entity and its subsidiaries, taken as a whole. The term material adverse effect excludes any changes or effects after the date on which the Purchase Agreement is signed attributable to (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent the entity is affected in a disproportionate manner relative to other companies in the industry in which the entity and its subsidiaries conduct business); (ii) the announcement of the execution of Purchase Agreement, or the pendency of the Acquisition, (iii) any condition described in disclosure schedules of Great American or AAMAC, as the case may be, to the Purchase Agreement, (iv) any change in the United States generally accepted accounting principles, or GAAP, or interpretations of GAAP, (v) the execution by the entity and performance of or compliance by the entity with the Purchase Agreement, (vi) any failure to meet any financial or other projections or (vii) any breach by the other parties of the Purchase Agreement.

Covenants of the Parties

The parties to the Purchase Agreement have agreed, during the period from the date of the Purchase Agreement until the earlier of the termination of the Purchase Agreement pursuant to its terms or the closing of the Acquisition, which is referred to herein as the executory period, unless the other parties to the Purchase Agreement give written consent to the contrary, (i) to conduct their respective business in all material respects in the ordinary course of business consistent with past practice; (ii) to use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective and their respective subsidiaries’ managers, directors, officers, key employees and consultants; (iii) to maintain, in all material respects, existing relationships with all persons with whom the party and its subsidiaries do significant business; and (iv) to preserve the possession, control and condition of their respective and their respective subsidiaries’ assets, all consistent with past practice.

The parties to the Purchase Agreement have further agreed, during the executory period, none of them will (except as such action is in the ordinary course of business consistent with past practice in all material respects), without the prior written consent of the other parties, (i) amend, waive or otherwise change any of their respective charter documents; (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any capital stock or rights to acquire capital stock or other securities or equity interests or engage in any hedging transaction; (iii) split, combine or reclassify any equity interests or issue other securities in respect thereof or directly or indirectly acquire or offer to acquire any of its capital equity or other equity interests other than as specifically permitted in the Purchase Agreement; (iv) incur, create, assume, prepay or otherwise become liable for any indebtedness, as such term is defined in the Purchase Agreement, or make any loan to or investment in a third party or guarantee any other person’s liability; (v) increase the wages, compensation or bonuses of its key employees by more than 5%, make commitments to advance with respect to 2009 and 2010 bonuses, or materially amend or terminate Great American’s benefit plan; (vi) make or rescind any material election related to taxes or settle any claim, suit, litigation, relating to taxes; (vii) transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail, Great American’s intellectual property other than nonexclusive licenses in the ordinary course of business; (viii) terminate or waive or assign any material right under Great American’s material contracts or any lease or enter into any contract (A) involving more than $100,000 or (B) that would be a Great American material contract or (C) with a term longer than one year that cannot be terminated upon sixty days or less; (ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business; (x) establish any subsidiary or enter into a new line of business; (xi) fail to use commercially reasonable efforts to keep existing insurance policies or replacements or revisions thereof providing insurance coverage with respect to the assets, operations and activities of Great American and its subsidiaries in the same amount and scope of coverage as currently in effect; (xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by its outside auditors; (xiii) waive, release, assign, settle or compromise any claim, action or proceeding other than waivers, releases, assignments, settlements or compromises involving only payment of monetary damages less than $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amounts are reserved in its financials; (xiv) close or materially reduce Great American’s or its subsidiaries’ activities or effect any layoff or other Great American-initiated personnel reduction or change at any facility of Great American or its subsidiaries; (xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or division thereof or, except in the ordinary course of business, any material amount of assets; (xvi) make capital expenditures in excess of $2,000,000; (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise); (xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber or otherwise dispose of any material portion of its properties, assets or rights; (xx) enter into any agreement, understanding or arrangement with respect to the voting of the Great American voting membership interests or the capital equity of any Great American subsidiary; (xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with the Purchase Agreement; (xxii) enter into, amend or waive or terminate any affiliate transaction, which term is defined in the Purchase Agreement or (xxiii) authorize or agree to do any of the foregoing.

Notwithstanding the foregoing, AAMAC and its affiliates shall be permitted to, and shall use their commercially reasonable efforts to, negotiate and execute agreements related to the repurchase and redemption of the AAMAC common stock, warrants and units.

Board of Directors of the Company

Under the Purchase Agreement, Great American and AAMAC or their respective affiliates have the right to nominate four and three individuals, respectively, for appointment to the board of directors of the Company following the Acquisition. Two of the nominees of each of Great American and AAMAC must be independent pursuant to the SEC and stock exchange rules and regulations. AAMAC and the Company have agreed to cause the nominees of AAMAC and Great American to be appointed to the board of directors of the Company immediately prior to the Acquisition. See “Management of the Company Following the Acquisition.”

Indemnification Provisions

Each of AAMAC and the Company, jointly and severally, on the one hand, and the Contribution Consideration Recipients, severally, on the other hand (each of which is referred to as a party and for the purpose of this description of the indemnification provisions, the “indemnifying party”), have agreed to indemnify and hold the other parties (the “indemnified party”, which expression shall include, its affiliates, and its or their successors and assigns and respective directors, officers, employees and agents), harmless from and against any liability, claim (including claims by third parties), demand, judgment, loss, cost, damage, or expense whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description), which are referred to collectively herein as the Damages, that arise from (i) any breach of any representation or warranty of such indemnifying party contained in the Purchase Agreement (and with respect to the Great American Members, with respect to themselves and Great American) and (ii) any fraud committed by the indemnifying party (and with respect to each of the Great American Members, with respect to himself, but not the other Great American Member, and Great American).

The Contribution Consideration Recipients will be required to deposit into escrow 1,500,000 shares of the Closing Stock Consideration, which is referred to as the Escrowed Indemnification Stock. The Escrowed Indemnification Stock will be used to satisfy indemnification claims pursuant to the terms of the Purchase Agreement discussed herein. Other than with respect to Damages related to breaches of those representations and warranties that are identified as “fundamental representations and warranties” in the Purchase Agreement, no amount shall be payable to an indemnified party unless and until the aggregate amount of all indemnifiable Damages otherwise payable to all indemnified parties exceeds $500,000, in which event the amount payable shall only be the amount in excess of $500,000. Moreover, the indemnification obligations of the Contribution Consideration Recipients shall not in any event exceed the value of the Escrowed Indemnification Stock.

The first 600,000 shares of the Escrowed Indemnification Stock will be released from escrow on the day, referred to herein as the First Release Date, that is the 30th day after the date the Company files its Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC, less that portion of the shares applied in satisfaction of, or reserved with respect to, (i) the indemnification obligations of the Contribution Consideration Recipients, (ii) any working capital shortfall pursuant to the Purchase Agreement or (iii) any inventory amount shortfall, collectively referred to as the Escrow Claims, provided, however, that with respect to any Escrow Claim made with respect to clause (iii), the sole remedy would be the return of the Member Inventory Stock, described herein, and provided further that no such Escrow Claim shall be made prior to the date that all of the specified inventory assets of Great American are sold. The remaining Escrowed Indemnification Stock shall be released on the day, referred to herein as the Final Release Date, that is the 30th day after the date the Company files its Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC, less that portion of the shares applied in satisfaction of or reserved with respect to Escrow Claims. With respect to any Escrow Claims properly and timely delivered pursuant to the Purchase Agreement that remain unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, a portion of the Escrowed Indemnification Stock shall remain in escrow until such claims are resolved, at which time the remaining Escrowed Indemnification Stock shall be promptly returned to the Contribution Consideration Recipients.

Waiver

At any time prior to the effective time of the Acquisition and subject to applicable law, any party to the Purchase Agreement may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated party, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party contained in the Purchase Agreement or in any document delivered pursuant to the Purchase

Agreement, or (iii) waive compliance by such other non-affiliated party with any agreement or condition contained in the Purchase Agreement. By way of example, AAMAC, the Company and Merger Sub are considered to be affiliated parties vis-a-vis one another as are Great American and the Great American Members vis-a-vis one another. Such waiver must be set forth in writing and signed by the party or parties to be bound by such waiver. However, no failure or delay by Great American, AAMAC, the Company or Merger Sub in exercising any right pursuant to the Purchase Agreement shall operate as a waiver thereof. Moreover, a single or partial exercise of any rights of Great American, AAMAC, the Company or Merger Sub pursuant to the Purchase Agreement shall not preclude any other or further exercise of any rights under the Purchase Agreement.

Termination

Pursuant to the terms of the Purchase Agreement, the Purchase Agreement may be terminated at any time prior to the earlier of the effective time of the Acquisition or August 1, 2009, notwithstanding the approval of the Purchase Agreement by the AAMAC stockholders, as follows:

(i)	by mutual written consent of AAMAC and Great American;

(ii)	by either AAMAC or Great American if (i) the closing conditions in the Purchase Agreement have not been satisfied by the other party by August 1, 2009; (ii) any governmental authority shall have enacted, issued, promulgated, enforced or entered any order or law that has the effect of enjoining or otherwise preventing or prohibiting the Acquisition; (iii) the AAMAC stockholders fail to approved the Acquisition (unless such failure to approve results from AAMAC’s breach of the Purchase Agreement, in which case AAMAC may not terminate pursuant to this provision); or (iv) stockholders of AAMAC holding 30% or more of the Public Shares vote against the Acquisition and exercise their conversion rights;

(iii)	by AAMAC if (i) prior to the closing there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Great American or any Great American Member, or any representation or warranty of Great American or any Great American Member shall have become untrue or inaccurate, which breach or untrue representation or warranty (A) would give rise to the failure of a condition and (B) is incapable of being cured prior to the closing by Great American or a Great American Member or is not cured within ten days of notice of such breach, provided Great American or the Great American Members continued to exercise commercially reasonable best efforts to cure such breach, and provided further that AAMAC may not terminate pursuant to the provision if it has materially breached the Purchase Agreement, or (ii) any of the conditions to closing are unfulfilled by Great American or a Great American Member on August 1, 2009, provided, however that AAMAC may not terminate pursuant to this provision if it has materially breached the Purchase Agreement; or

(iv)	by Great American if (i) prior to the closing there shall have been a material breach of any representation, warranty, covenant or agreement on the part of AAMAC, the Company or Merger Sub or any representation or warranty of AAMAC, the Company or Merger Sub shall have become untrue or inaccurate, which breach or untrue representation or warranty (A) would give rise to the failure of a condition and (B) is incapable of being cured prior to the closing by AAMAC, the Company or Merger Sub or is not cured within ten days of notice of such breach, provided AAMAC, the Company or Merger Sub continues to exercise commercially reasonable best efforts to cure such breach, and provided further that Great American may not terminate pursuant to the provision if it has materially breached the Purchase Agreement or, (ii) any of the conditions to closing are unfulfilled by AAMAC, the Company or Merger Sub on August 1, 2009, provided, however that Great American may not terminate pursuant to this provision if it has materially breached the Purchase Agreement.

Effect of Termination

If the Purchase Agreement is terminated, neither party shall have any liability to the other party except for liability for any fraud or a breach of representation, warranty or covenant prior to termination as specifically set forth in the Purchase Agreement, and all rights and obligations of the parties pursuant to the Purchase Agreement shall cease, except as specifically set forth in the Purchase Agreement. However, if AAMAC wrongfully fails or refuses to consummate the Acquisition and if AAMAC consummates a business combination with any person other than Great American, AAMAC will reimburse Great American for the expenses Great American incurred, up to $1,000,000 in the aggregate, if Great American does not consummate a business combination resulting from an acquisition proposal, as defined in the Purchase Agreement, with an unaffiliated third party.

Non-Competition

Each Great American Member has agreed that, from the closing of the Acquisition through the later of (a) the third anniversary of the closing of the Acquisition and (b) the date that is one year from the date that such Great American Member is no longer employed by Great American or any affiliate thereof, he will not at any time directly or indirectly: (i) engage in the business of Great American and/or any of Great American’s subsidiaries or assist or encourage any other person to do so; (ii) provide or solicit services associated with the such business, or assist or encourage any other person to do so; (iii) induce or attempt to induce any customer of the Company or its affiliates to reduce or terminate the provision of services associated with such business, or assist or encourage any other person to do so; (iv) induce or attempt to induce any vendor or other person with whom the Company or its affiliates contracts or otherwise transacts business to reduce the level of business it does the Company or its affiliates or terminate its relationship with the Company or its affiliates; or (v) solicit any employee of the Company or its affiliates engaged in such business to leave the employ of the Company or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other person to do so.

Fees and Expenses

Generally, all expenses incurred in connection with the Purchase Agreement must be paid by the party incurring such expense, whether or not the Acquisition is consummated. Notwithstanding the foregoing, if the Acquisition is consummated, AAMAC will (i) pay the reasonable expenses incurred by Great American and the Great American Members in connection with the Purchase Agreement in an amount not to exceed $7,000,000 and (ii) reimburse Great American for 100% of the costs and expenses incurred by Great American in respect to the filings, applications and other actions undertaken pursuant to the antitrust laws. AAMAC further agreed that, except for the payment of $1,000,000 to Halcyon, in no event will the Company and Merger Sub incur more than $5,500,000 in expenses in connection with the Acquisition, excluding the payments to be made to Great American and the Contribution Consideration Recipients, as described above.

Amendments

The Purchase Agreement may only be amended pursuant to a written agreement signed by each of the parties to the Purchase Agreement.

Public Announcements

AAMAC and Great American agreed that public releases and announcements concerning the Acquisition and the Purchase Agreement would be mutually agreed upon prior to release, unless such announcement is required by applicable law or the rules of any stock exchange. Either party may respond to queries by the press, analysts, investors or others attending industry conferences or analyst conference calls so long as such statements are not inconsistent with previous public releases or announcements.

Name; Headquarters

After completion of the Acquisition, AAMAC and Great American will be wholly-owned subsidiaries of the Company. The name of the publicly traded holding company will be Great American Group, Inc. The corporate headquarters of the Company will be located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367.

Certificate of Incorporation; Bylaws

The Certificate of Incorporation and Bylaws of the Company prior to the Acquisition will be the Certificate of Incorporation and Bylaws of the Company after the Acquisition. The Company’s Certificate of Incorporation is appended to this proxy statement/prospectus as Annex D and the Company’s Bylaws have been filed as an exhibit to the Company’s registration statement of which this proxy statement/prospectus forms a part.

The Amended and Restated Certificate of Incorporation, as amended by the amendment thereto contemplated by the Charter Amendment Proposal, and Bylaws of AAMAC in effect immediately prior to the Merger will be the Certificate of Incorporation and Bylaws of AAMAC after the Merger. It is contemplated that the Amended and Restated Certificate of Incorporation and Bylaws of AAMAC will be amended and restated immediately following the Acquisition by the Company, in its capacity as the sole stockholder of AAMAC following the Acquisition.

Procedure for Receiving Merger Consideration

Exchange Agent. As of the effective time of the Merger that forms part of the Acquisition, the Company will deposit with Continental Stock Transfer & Trust Company, referred to herein as the Exchange Agent, for the benefit of AAMAC stockholders and warrantholders shares of the Company’s common stock and warrants exercisable for shares of the Company’s common stock. At the time of such deposit, the Company will irrevocably instruct the Exchange Agent to transfer the common stock and warrants of the Company to AAMAC’s stockholders and warrantholders, respectively, and make the appropriate record of such transfers on the stock and warrant registers of the Company after the effective time of the Merger.

Exchange Procedures. As soon as reasonably practicable after the effective time of the Merger and the consummation of the Acquisition, the Exchange Agent will, upon receipt of any documents as may reasonably be required by the Exchange Agent, deliver electronically through DTC to the record holders of AAMAC’s common stock and warrants such number of Company common stock and warrants to which they are entitled for further distribution and credit to the accounts of the beneficial holders of such securities. In order to obtain a physical stock certificate or warrant certificate, a stockholder and/or warrantholder’s broker and/or clearing broker, DTC and the Company’s transfer agent will need to act to facilitate this request. AAMAC common stock and warrants surrendered in the exchange process will be cancelled. In the event of a transfer of ownership of AAMAC common stock, warrants or units that is not registered in the transfer records of AAMAC, a certificate evidencing the proper number of shares of common stock or warrants of the Company may be issued in exchange therefor to a person other than the person in whose name the AAMAC common stock or warrants so surrendered are registered if certificates representing such AAMAC common stock or warrants are properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of common stock or warrants of the Company to a person other than the registered holder of such common stock or warrants of the Company or establishes to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered, each share of common stock and each warrant of AAMAC will be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the common stock or warrants of the Company that the holder thereof has the right to receive. Until surrendered, each unit of AAMAC will be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the common stock and warrant of the Company that the holder thereof has the right to receive.

Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to common stock or warrants of the Company with a record date after the effective time of the Merger will be paid to the holder of any unsurrendered AAMAC common stock or warrants with respect to common stock or warrants of the Company represented thereby, if any. Subject to the effect of applicable escheat or similar laws, following surrender of any such certificate there will be paid to the holder of whole shares of common stock or warrants of the Company issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of common stock or warrants of the Company and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger.

No Liability. None of the Exchange Agent, the Company or any party to the Purchase Agreement will be liable to a holder of common stock or warrants of the Company or a holder of AAMAC common stock or warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Company Securities. In the event any certificates representing common stock, warrants or units of AAMAC have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed stock certificates or warrant certificates, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the required number of common stock or warrants (and in the case of the AAMAC units, one share of common stock and one warrant) of the Company; provided, however, that the Company may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed AAMAC stock certificate, warrant certificate or unit certificate to deliver a bond in such sum as it may reasonably direct against any claim that may be made against the Company or the Exchange Agent with respect to the shares of common stock, warrant or units of AAMAC represented by the certificate alleged to have been lost, stolen or destroyed.

Employment Agreements

In connection with the closing of the Acquisition, Messrs. Andrew Gumaer, Harvey Yellen, Paul Erickson and Scott Carpenter will enter into individual employment agreements with the Company as Chief Executive Officer, Vice Chairman and President, Chief Financial Officer, and Executive Vice President of Retail Services, respectively. See “Management of the Company Following the Acquisition—Executive Compensation—Employment Agreements” for additional information.

Registration Rights Agreement

The Contribution Consideration Recipients and the AAMAC founders will be entitled to registration rights, subject to certain limitations, with respect to the Company common stock they receive in the Acquisition pursuant to a registration rights agreement to be entered into in connection with the consummation of the Acquisition. The holders of a majority in interest of the Company common stock held by each of the Contribution Consideration Recipients and the AAMAC founders will be entitled to require the Company, on one occasion each, to register, under the Securities Act of 1933, as amended, the shares of common stock they receive in consideration for the Acquisition as well as any securities issued in place of or as a dividend or distribution on such Company common stock such individuals receive in the Acquisition (which, in this context we refer to herein as registrable securities) so long as the estimated market value of the shares of common stock to be registered is at least $500,000. The majority in interest of each of the Contribution Consideration Recipients and the AAMAC founders may elect to exercise these registration rights at any time after the one-year anniversary following the date of effectiveness of the registration statement of which this proxy statement/prospectus is a part. In addition, these stockholders will have certain “piggyback” registration rights on registration statements filed after the Company consummates the Acquisition. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Assuming the Acquisition is consummated and the registration statement of which this proxy statement/prospectus is a part is declared effective in accordance herewith, the Contribution Consideration Recipients and the AAMAC founders will receive registered shares of Company common stock although such securities will be held in escrow.

Lock-Up Agreements of the Contribution Consideration Recipients

In connection with the Purchase Agreement, the Contribution Consideration Recipients agreed to enter into lock-up agreements upon the consummation of the Acquisition pursuant to which 25% of the Closing Stock Consideration will be released (or issued, as applicable) from the lock-up on each succeeding anniversary of the closing of the Acquisition. Moreover, the AAMAC founders agreed that 1,500,000 shares of the Company common stock they receive in exchange for the AAMAC common stock purchased prior to AAMAC’s IPO shall remain subject to the lock-up agreements set forth in the escrow agreement, dated August 1, 2007, entered into by AAMAC, Continental Stock Transfer & Trust Company as escrow agent and the AAMAC founders in connection with AAMAC’s IPO, which agreement is described in further detail below in the section entitled “Letter Agreement with AAMAC Founders.” The preceding is a summary of the material provisions of the Lock-up Agreements and is qualified in its entirety by reference to the complete text of the Lock-up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex J.

Voting Agreement

Pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the AAMAC founder shares, which will be voted in accordance with the vote of the majority of the Public Shares with respect to the Acquisition Proposal) and warrants in favor of the proposals presented at the Special Meeting of Warrantholders and Special Meeting of Stockholders. The preceding is a summary of the material provisions of the Voting Agreement and is qualified in its entirety by reference to the complete text of the Voting Agreement and Acknowledgement, a copy of which is attached to this proxy statement/prospectus as Annex G.

Letter Agreement with AAMAC Founders

In connection with the execution of the Purchase Agreement, the AAMAC founders entered into a letter agreement with AAMAC, the Company and Great American and agreed that 1,500,000 shares of the Company common stock that they will receive in exchange for a like number of founder shares, which are currently held in escrow as indicated above, will continue to be subject to the restrictions on disbursements as provided in the escrow agreement, dated as of August 1, 2007, by and among Continental Stock Transfer & Trust Company and the AAMAC founders, for a period of one year from the closing of the Acquisition. Moreover, the AAMAC founders have also agreed that 2,500,000 of the shares of Company common stock they receive in exchange for their AAMAC founder stock will continue to be held in escrow until Great American’s achievement of the Adjusted EBITDA targets described under “Consideration to Contribution Consideration Recipients” above. 1,500,000, 500,000 and 500,000 of these shares will be released to the AAMAC founders when Great American achieves the first, second and third Adjusted EBITDA targets, respectively. 1,500,000, 500,000 and 500,000 of these shares will be forfeited and cancelled if Great American fails to achieve the first, second or third Adjusted EBITDA targets, respectively; provided, however, that if Great American does not achieve the December 31, 2010 Adjusted EBITDA target but does achieve the December 31, 2011 Adjusted EBITDA target, then the Company will be obligated to issue to the AAMAC founders 1,000,000 shares of the shares of Company common stock the AAMAC founders received in exchange for their AAMAC founders stock. Finally, the AAMAC founders agreed that the remaining 6,350,000 shares of their founders’ shares will be cancelled upon consummation of the Acquisition and the AAMAC founders have further agreed to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock. While in escrow, the AAMAC founders have agreed not to vote any of the 2,500,000 shares. The preceding is a summary of the material provisions of the Letter Agreements and is qualified in its entirety by reference to the complete text of the Letter Agreement and the amendment thereto, copies of which is attached to this proxy statement/prospectus as Annex  H-1 and Annex H-2.

Satisfaction of 80% Test

AAMAC’s Board of Directors acquired and received a valuation opinion from Financo, which indicated that the fair market value of Great American in the transaction contemplated by the Original Purchase Agreement met the 80% threshold. In arriving at its opinion that the fair market value of Great American in the transaction contemplated by the Original Purchase Agreement exceeded this amount, Financo compared the amount of $315.1 million, which was approximately 80% of the balance of the trust account (excluding the deferred underwriting discounts and commissions of approximately $13,500,000) at December 31, 2008, to the valuation ranges achieved by application of comparable company analysis, comparable transaction analysis and discounted cash flow analysis, each of which is described below in the section entitled “Proposals To Be Considered By AAMAC Stockholders—The Acquisition Proposal—Opinion of Financo, Inc., Financial Advisor to AAMAC.”

Voting Interests of Existing AAMAC Stockholders After the Acquisition

The table below outlines the effect of the various scenarios regarding the percentage of the Company’s voting interests that will be held by existing AAMAC stockholders and other parties after the Acquisition is completed, based on the number of AAMAC’s issued and outstanding shares of common stock as of the record date. Depending on the scenario, the holders of AAMAC Public Shares will hold from 68.07% to 84.69% of the Company’s voting interests after the Acquisition. The table assumes that none of the AAMAC stockholders exercised appraisal rights.

Percentage Ownership					None of AAMAC’s Conversion Rights are Exercised	30% less one share of AAMAC’s Conversion Rights are Exercised	46,025,000 Warrants are Redeemed	Contingent Stock Issued	46,025,000 Warrants Exchanged and are Exercised(3)
AAMAC Public Stockholders(1)	AAMAC Founders and Sponsors(2)	Great American Members	Great American Phantom Equityholders	Total
84.69%	5.62%	9.69%	0.00%	100%	X				X
82.73%	6.34%	10.93%	0.00%	100%		X			X
80.85%	2.38%	16.77%	0.00%	100%	X		X
80.28%	5.32%	13.77%	0.63%	100%	X			X	X
77.89%	5.97%	15.44%	0.70%	100%		X		X	X
76.85%	2.97%	20.89%	0.00%	100%		X	X
73.82%	2.17%	22.96%	1.04%	100%	X		X	X
68.07%	2.65%	28.00%	1.27%	100%		X	X	X

(1)	Includes 859,200 shares held by AAMAC founders.
(2)	Reflects cancellation of 6,350,000 founder shares and an additional 920,000 shares of Company common stock the founders receive upon exchange of their AAMAC common stock for Company common stock. Excludes 2,500,000 founder shares held in escrow following the Acquisition without voting rights and to be released in the same manner as the Contingent Share Consideration.
(3)	Assumes that the exchange offer were to occur simultaneously with the consummation of the Acquisition and that all warrantholders participate in the exchange offer.
X	denotes that event occurred

Material Federal Income Tax Consequences of the Acquisition to AAMAC’s Securityholders

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL U.S. FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER.

EACH STOCKHOLDER OR WARRANTHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION CONTEMPLATED BY THIS PROXY STATEMENT/PROSPECTUS AND THE OWNERSHIP AND DISPOSITION OF THE COMPANY COMMON STOCK AND/OR WARRANTS (WHICH ARE REFERRED TO COLLECTIVELY AS THE “SECURITIES”), INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS IN HIS OR HER PARTICULAR CIRCUMSTANCES.

This discussion is only a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the AAMAC and Company securities. Each prospective investor in the AAMAC or Company securities is urged to consult its own tax advisors with respect to the particular tax consequences to it of the Acquisition, ownership and disposition of the AAMAC or Company securities, including the effect of any federal tax laws other than income and estate tax laws, any state, local, or foreign tax laws, and any applicable tax treaty.

Material U.S. Federal Income Tax Consequences

The following discussion addresses the U.S. federal income tax consequences to an AAMAC stockholder and warrantholder of the Merger of Merger Sub with and into AAMAC and the consequent Acquisition, as well as the U.S. federal income tax consequences of owning Company common stock and warrants after the Acquisition and the redemption of the AAMAC warrants in connection with the Acquisition. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, Treasury regulations promulgated under the Code, Internal Revenue Service, referred to herein as the IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

The Company will receive an opinion from its counsel, Ellenoff Grossman & Schole LLP, referred to herein as EGS, that, except as noted below, the discussion below sets forth, in the opinion of EGS, in all material respects, the material U.S. federal income tax consequences to an AAMAC stockholder or warrantholder, as the case may be, of the exchange of AAMAC common stock and AAMAC warrants in the Acquisition as well as the material tax consequences of owning the Company common stock after the Acquisition. EGS’ opinion does not address the matters discussed below under the heading of “United States Federal Income Tax Considerations—Tax Consequences of the Acquisition”. No party has sought or will seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a holder of AAMAC common stock or warrants, as the case may be, from the Acquisition may vary depending upon such securityholder’s particular situation or status. This discussion and EGS’s opinion is limited to holders of AAMAC common stock or warrants who hold their AAMAC common stock or warrants and will hold their Company common stock or warrants as capital assets, and they do not address aspects of U.S. federal income taxation that may be relevant to holders of either AAMAC or the Company common stock or warrants who are subject to special treatment under U.S. federal income tax laws, including but not limited to: non-U.S. holders (as defined below); dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding their AAMAC securities as part of a “hedge,” “straddle” or other risk reduction transaction; persons holding their AAMAC common stock or warrants through partnerships, trusts or other entities; U.S. persons whose functional currency is not the U.S. dollar; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion and EGS’s opinion do not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of AAMAC securities that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to United States federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a U.S. trust on August 19, 1996 and validly elected to continue to be treated as a U.S. trust).

For purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, an individual, trust, or corporation that is a beneficial owner of AAMAC securities, who is not a U.S. Holder.

United States Federal Income Tax Considerations

Tax Consequences of the Acquisition

The Acquisition is intended to have the effect that the concurrent exchanges by the Great American Members of their membership interests and by AAMAC’s stockholders of their common stock, each for Company common stock in the Acquisition, will be treated by Great American, AAMAC and the Company for federal income tax purposes as an exchange of property for stock under Section 351 of the Code, and shall be reported as such by the Company, since the Great American Members and AAMAC’s stockholders who have transferred property to the Company are expected to be in control of the Company immediately after the Acquisition. For purposes of Section 351 of the Code, the term “controls” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

As a result, neither AAMAC nor the Company will recognize gain or loss on the Acquisition. In addition, neither an AAMAC stockholder nor a Great American Member will recognize any gain or loss for federal income tax purposes when exchanging AAMAC common stock or Great American membership interests for Company common stock, except to the extent they receive cash or other property in exchange for their common stock or interests. Assuming the warrant is held as a capital asset, the warrantholder would recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the fair market value of the warrant received from the Company.

An AAMAC stockholder or Great American member will have an aggregate tax basis in their Company common stock received in the Acquisition equal to the tax basis of property surrendered in exchange for the Company common stock (reduced by any amount of tax basis allocable to any interests exchanged for cash or other property). The stockholders’ holding period with respect to the Company common stock will include the holding period of the property exchanged for the Company common stock. The AAMAC warrants will be exchanged for Company warrants, and an AAMAC warrantholder will have an aggregate tax basis in the warrant received in the Acquisition equal to the tax basis of the warrant surrendered plus the amount of gain recognized by the warrantholder in the Acquisition. The warrantholder’s holding period with respect to the Company warrant received in the Acquisition would not include the holding period of the property exchanged for the Company warrant.

The Company has not received an opinion from EGS on whether the Acquisition qualifies as a tax-free exchange under Section 351.

United States Federal Income Taxation of U.S. Holders

This discussion assumes that the Acquisition qualifies as a Section 351 exchange of property for stock and that stockholders hold their securities and will continue to hold their securities as capital assets and hold them directly (e.g., not through an intermediate entity such as a corporation, partnership, limited liability company or trust).

Distributions

Any distributions made by the Company with respect to the Company’s common stock to a U.S. Holder will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations may be entitled to claim a dividends received deduction with respect to any distributions they receive from the Company.

Dividends paid on Company common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) would be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (which is anticipated to be the case after the Acquisition); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Legislation has been recently introduced in the U.S. Congress which, if enacted in its present form, would preclude Company dividends from qualifying for such preferential rates prospectively from the date of the enactment. There is no assurance that any dividends paid on Company common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. The Company has not received an opinion of EGS on the issue.

Special rules may apply to any “extraordinary dividend,” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain definitive, pre-determined circumstances) in the common stock of the Company. If the Company pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants

In general, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of Company common stock or warrants (including a redemption of the Company warrants discussed below under “Tax Consequences of the Warrant Redemption”). as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or warrants so disposed of exceeds one year. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the common stock or warrant so disposed of. A U.S. holder’s adjusted tax basis in its shares of Company common stock or warrants generally will equal the U.S. Holder’s acquisition cost (plus any gain recognized on the receipt of the warrants) less any prior return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. Holder of common stock or warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

Tax Consequences of the Warrant Redemption

If the Warrant Redemption Proposal is approved, the Company will redeem each Company warrant for $0.50 per warrant on or prior to the 90th day following the Acquisition. A Company warrantholder will recognize gain or loss, if any, equal to the difference between the warrantholder’s adjusted basis (as determined as a result of the Acquisition, as discussed above under “Tax Consequences of the Acquisition”) and the $0.50 redemption price.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and:

•	you fail to provide an accurate taxpayer identification number;

•	AAMAC is notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain definitive, pre-determined circumstances, fail to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Consequences To Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax on the Acquisition assuming the Company is not a “U.S. Real Property Holding Company.” Neither AAMAC nor the Company believes that the Company is a “U.S. Real Property Holding Company.” Although AAMAC and the Company believe that the Company is not currently a United States real property holding company, neither AAMAC nor the Company can determine whether it will be a United States real property holding company in the future. The Company will be classified as a United States real property holding company if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for federal income tax purposes.

Sale, Exchange or Redemption of Common Stock or Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption or exchange of Company common stock or warrants, assuming the Company is not a U.S. Real Property Holding Company unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (or in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);

•	the non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

Income or Gain Effectively Connected With a U.S. Trade or Business

The preceding discussion of the tax consequences of the ownership and disposition of Company common stock generally assumes that the holder is not engaged in a U.S. trade or business. If any dividends or gain from the sale, exchange or other taxable disposition of the Company common stock or AAMAC warrants is effectively connected with a U.S. trade or business conducted by the holder (or in the case of an applicable treaty, attributable to the holder’s permanent establishment in the United States) then the income or gain will be subject to U.S federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. The certification requirements can generally be met by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the payer or paying agent. If a holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the holder is a corporation, that portion of earnings and profits that is effectively connected with the holder’s U.S. trade or business (or in the case of an applicable tax treaty, attributable to the permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Payment of the proceeds of a sale of Company common stock or redemption of AAMAC warrants effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of Company common stock or redemption of AAMAC warrants effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of securities effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

Anticipated Accounting Treatment

Upon consummation of the Acquisition, holders of AAMAC common stock will have a voting interest in the Company which is expected to range from 77.86% to 83.23% (in each case, assuming all warrants are redeemed pursuant to the Warrant Redemption) calculated as follows:

Calculation of Estimated Voting Interests at Closing

Shareholders	Assuming Minimum Conversion		%	Assuming Maximum Conversion		%
	Number of Shares
Public (former AAMAC holders)	41,400,000			28,980,001
AAMAC founders	4,000,000	(a)		4,000,000	(a)

AAMAC shares to be exchanged	45,400,000			32,980,001

AAMAC shares to be exchanged for shares in the Company at the ratio of 1.23 to 1	55,842,000	(b)		40,565,401	(b)
AAMAC founder shares to be cancelled after share exchange—no voting rights	(920,000)	(c)		(920,000)	(c)
AAMAC founder shares held in escrow—no voting rights until released	(2,500,000)	(d)		(2,500,000)	(d)

Subtotal—AAMAC Public and AAMAC founders	52,422,000		83.23%	37,145,401		77.86%
Shares issued as purchase consideration to Great American members	10,560,000		16.77%	10,560,000		22.14%

Total Estimated voting shares	62,982,000		100.00%	47,705,401		100.00%

(a)	Shares include AAMAC founders shares currently outstanding of 10,350,000 less cancellation of 6,350,000 shares in accordance with the Purchase Agreement.
(b)	Reflects the exchange ratio for each share of the Company at 1.23 for each AAMAC share in accordance with the Purchase Agreement.
(c)	Includes 920,000 shares held by the AAMAC founders which will be cancelled immediately after the exchange of their common stock of AAMAC for Company common stock.
(d)	Includes 2,500,000 shares held by the AAMAC founders which will be held in escrow and have no voting rights until released upon Great American’s achievement of certain Adjusted EBITDA targets in 2009, 2010 and 2011 in accordance with the Purchase Agreement.

The Company intends to account for the Acquisition under the purchase method of accounting in accordance with the provisions of SFAS 141R. Pursuant to the provisions of SFAS 141R, AAMAC is expected to be the acquirer for accounting purposes because the shareholders of AAMAC are expected to own a majority interest in the Company upon consummation of the Acquisition. Under this accounting method, the Company (as the successor to AAMAC) will record at fair value the assets of Great American less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. The Company’s statement of operations will include the operations of Great American after the effective date of the Acquisition. For periods prior to the effective date of the Acquisition, the statement of operations of the Company will include the operations of Great American as the predecessor to the Company.

Regulatory Matters

The transactions contemplated by the Purchase Agreement, including the Acquisition, are not subject to any additional federal or state regulatory requirements or approvals, except for the SEC declaring effective the Company’s registration statement of which this proxy statement/prospectus is a part, approval under the HSR Act and for filings with the State of Delaware necessary to effectuate the Charter Amendment and the Merger.

Required Vote

The approval of the Acquisition Proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock of AAMAC as of the record date and the holders of a majority of the Public Shares issued and outstanding as of the record date. In addition, holders of less than 30% of the Public Shares must have properly exercised their conversion rights.

Recommendation

After careful consideration of the matters described above, AAMAC’s board of directors determined unanimously that the Acquisition is fair to and in the best interests of AAMAC and its stockholders. AAMAC’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the Acquisition Proposal.

The foregoing discussion of the information and factors considered by the AAMAC board of directors is not meant to be exhaustive, but includes the material information and factors considered by the AAMAC board of directors.

AAMAC’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AAMAC’s STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION PROPOSAL.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma balance sheet as of March 31, 2009 and the unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2009 and for the year ended December 31, 2008 are based on the historical financial statements of AAMAC and Great American after giving effect to the Acquisition. Following the Acquisition, the Company will become the parent entity of both AAMAC and Great American.

The unaudited condensed combined pro forma statements of operations for the three months ended March 31, 2009 and for the year ended December 31, 2008 give pro forma effect to the Acquisition as if it had occurred on January 1, 2008. The unaudited condensed combined pro forma balance sheet as of March 31, 2009 assumes that the Acquisition was effective on March 31, 2009.

The unaudited condensed combined pro forma balance sheet and statement of operations as of and for the three months ended March 31, 2009 were derived from AAMAC’s unaudited condensed financial statements and Great American’s unaudited financial statements, in each case, as of and for the three months ended March 31, 2009.

The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2008 was derived from AAMAC’s audited statements of income and Great American’s audited statements of operations for the year ended December 31, 2008.

AAMAC will consummate the Acquisition only if (i) holders of a majority of the issued and outstanding shares of common stock as of the record date vote to adopt the Purchase Agreement and approve the Acquisition, (ii) holders of a majority of the Public Shares as of the record date vote to adopt the Purchase Agreement and approve the Acquisition, (iii) public stockholders owning less than 30% of the Public Shares exercise their conversion rights and (iv) holders of a majority in interest of the common stock issuable upon exercise of the AAMAC warrants approve the Warrant Redemption Proposal. The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of AAMAC common stock:

•

Assuming Minimum Conversion: This presentation assumes that no AAMAC stockholders exercise conversion rights with respect to their shares of AAMAC common stock into a pro rata portion of the trust account; and

•

Assuming Maximum Conversion: This presentation assumes that AAMAC stockholders holding 30% of the AAMAC Public Shares less one share (12,419,999 shares) exercise their conversion rights and that such shares were converted into their pro rata share of the funds in the trust account.

The unaudited condensed combined pro forma financial statements reflect the Acquisition being accounted for under the purchase method of accounting in accordance with the provisions of SFAS 141R. Pursuant to the provisions of SFAS 141R, AAMAC is expected to be the acquirer for accounting purposes because the shareholders of AAMAC are expected to own a majority interest in the Company upon consummation of the Acquisition. Under this accounting method, the Company (as the successor to AAMAC) will record at fair value the assets of Great American less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill. The Company’s statement of operations will include the operations of Great American after the effective date of the Acquisition. For periods prior to the effective date of the Acquisition, the statement of operations of the Company will include the operations of Great American as the predecessor to the Company.

The unaudited condensed combined pro forma financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “AAMAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Great American Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet

As of March 31, 2009

	Historical		Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)	Additional Pro Forma Adjustments (assuming maximum conversion)		Combined Pro Forma (assuming maximum conversion)
	AAMAC	Great American Group, LLC
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$741	$58,399	$(60,000	)A	$329,738	$(122,396	)H	$207,342
			407,572	B
			(25,000	)C
			(3,985	)E
			(47,989	)F
Restricted cash	—	23,221	—		23,221	—		23,221
Accounts receivable, unbilled receivables and advances against customer contracts	—	13,561	—		13,561	—		13,561
Goods held for sale or auction	—	16,603	—		16,603	—		16,603
Prepaid expenses and other current assets	142	1,303	(50	)I	1,395	—		1,395
Deferred tax asset—current	—	—	481	N	481	—		481

Total current assets	883	113,087	271,029		384,999	(122,396)		262,603

Cash and cash equivalents held in trust account— restricted	407,572	—	(407,572	)B	—	—		—
Property and equipment, net	—	1,054	—		1,054	—		1,054
Goodwill	—	5,688	113,780	S	119,468	—		119,468
Intangible assets, net	—	504	69,496	R	70,000	—		70,000
Other assets	415	496	—		911	—		911

Total assets	$408,870	$120,829	$46,733		$576,432	$(122,396)		$454,036

Liabilities
Current liabilities:
Accounts payable	$—	$4,560	$—		$4,560	$—		$4,560
Accrued expenses and other current liabilities	357	6,877			7,234	—		7,234
Amount payable under collaborative arrangements	—	38,500	—		38,500	—		38,500
Mandatorily redeemable noncontrolling interests	—	2,300	—		2,300	—		2,300
Accrued compensation plans	—	13,791	(4,491	)G	9,300	—		9,300
Auction and liquidation proceeds payable	—	1,533	—		1,533	—		1,533
Contingent consideration	—	—	23,567	T	23,567	—		23,567
Current portion of long term debt	—	19,538	—		19,538	—		19,538

Total current liabilities	357	87,099	19,076		106,532	—		106,532

Long-term debt, net of current portion	—	4,177	(3,985	)E	192	—		192
Deferred tax liability—non-current	—	—	23,616	N	23,616	—		23,616
Contingent consideration	—	—	27,933	T	27,933	—		27,933

Total liabilities	357	91,276	66,640		158,273	—		158,273

Common stock subject to conversion	122,396	—	(122,396	)H	—	—		—
Equity:
Deferred compensation	—	(1,377)	1,377	U	—	—		—
Common stock—Great American Group, Inc.	—	—	5	M	7	(1	)H	6
			1	H
			1	D
Common stock—AAMAC	4	—	(4	)M	—	—		—
Additional paid-in capital	279,810	—	122,395	H	430,424	(122,395	)H	308,029
			(54,464	)U
			82,684	D
			(1	)M
Members’ equity	—	30,930	(6,425	)C	—	—		—
			23,534	U
			(47,989	)F
			(50	)I
Retained earnings/(accumulated deficit)—AAMAC	6,303	—	(18,575	)C	(12,272)	—		(12,272)

Total stockholders' equity	286,117	29,553	102,489		418,159	(122,396)		295,763

Total liabilities and stockholders’ equity	$408,870	$120,829	$46,733		$576,432	$(122,396)		$454,036

See accompanying notes to the unaudited condensed combined pro forma financial statements.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Three Months Ended March 31, 2009

	Historical		Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)		Additional Pro Forma Adjustments (assuming maximum conversion)	Combined Pro Forma (assuming maximum conversion)
	AAMAC	Great American Group, LLC
		(In thousands, except per share amounts)
Revenues:
Services and fees	$—	$38,813	$—		$38,813		$—	$38,813
Sale of goods	—	3,075	—		3,075		—	3,075

Total revenues	—	41,888	—		41,888		—	41,888
Operating expenses:
Direct cost of services	—	3,900	—		3,900		—	3,900
Cost of goods sold	—	3,189	—		3,189		—	3,189
Selling, general and administrative expenses	276	14,105	(7,118	)G	10,387		—	10,387
			705	J
			(150	)L
			69	P
			2,500	R

Total operating expenses	276	21,194	(3,994)		17,476		—	17,476

Operating income (loss)	(276)	20,694	3,994		24,412		—	24,412
Other income (expense):
Interest income	237	4	—		241		—	241
Other income	—	18	—		18		—	18
Interest expense	—	(5,930)	32	E	(5,898)			(5,898)

Net income (loss) from continuing operations before income taxes	(39)	14,786	4,026		18,773		—	18,773
Benefit (provision) for income taxes	13	—	(7,402	)O	(7,389)		—	(7,389)

Net income (loss) from continuing operations	(26)	14,786	(3,376)		11,384		—	11,384
Accretion of trust income relating to common stock subject to possible conversion	(63)	—	63	K	—		—	—

Net income (loss) from continuing operations attributable to other common stockholders	$(89)	$14,786	$(3,313)		$11,384		$—	$11,384

Weighted average shares outstanding—basic and diluted	39,330				65,842	Q		50,565	Q
Earnings (loss) per share—basic and diluted	$0.00				$0.17			$0.23

See accompanying notes to the unaudited condensed combined pro forma financial statements.

Great American Group, Inc. and Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2008

	Historical		Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)		Additional Pro Forma Adjustments (assuming maximum conversion)	Combined Pro Forma (assuming maximum conversion)
	AAMAC	Great American Group, LLC
		(In thousands, except per share amounts)
Revenues:
Services and fees	$—	$48,496	$—		$48,496		$—	$48,496
Sale of goods	—	4,673	—		4,673		—	4,673

Total revenues	—	53,169	—		53,169		—	53,169
Operating expenses:
Direct cost of services	—	20,595	—		20,595		—	20,595
Cost of goods sold	—	4,736	—		4,736		—	4,736
Selling, general and administrative expenses	2,397	21,696	(401	)G	36,787		—	36,787
			2,819	J
			276	P
			10,000	R

Total operating expenses	2,397	47,027	12,694		62,118		—	62,118

Operating income (loss)	(2,397)	6,142	(12,694)		(8,949)		—	(8,949)
Other income (expense):
Interest income	6,370	158	—		6,528		—	6,528
Other income	—	95	—		95		—	95
Interest expense	—	(4,063)	207	E	(3,856)		—	(3,856)

Income (loss) from continuing operations before income taxes	3,973	2,332	(12,487)		(6,182)		—	(6,182)
Benefit (provision) for income taxes	(1,356)	—	3,789	O	2,433		—	2,433

Net income (loss) from continuing operations (A)	2,617	2,332	(8,698)		(3,749)		—	(3,749)
Accretion of trust income relating to common stock subject to possible conversion	(1,449)	—	1,449	K	—		—	—

Net income (loss) attributable to other common stockholders (A)	$1,168	$2,332	$(7,249)		$(3,749)		$—	$(3,749)

Weighted average shares outstanding—basic and diluted	39,330				65,482	Q		50,205	Q
Earnings (loss) per share—basic and diluted	$0.03				$(0.06)			$(0.07)

(A)	Does not include the impact of Great American's discontinued operations for the period.

See accompanying notes to the unaudited condensed combined pro forma financial statements.

Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

1. Description of the Acquisition and Basis of Presentation

The Acquisition

On May 14, 2009, Alternative Asset Management Acquisition Corp., a Delaware corporation, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Reorganization (as amended, the “Purchase Agreement”) with Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of the Great American Members. Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC with AAMAC surviving as a wholly-owned subsidiary of the Company (the “Merger” and, collectively with the Contribution, the “Acquisition”). In connection with the Merger, AAMAC common stock and warrants will be exchanged for common stock and warrants of the Company. Subject to the receipt of approval from AAMAC’s warrantholders as described below, the Company will redeem all of its outstanding warrants pursuant to the Warrant Redemption (as defined below) on or prior to the 90th day following the Acquisition. The Acquisition will not be consummated unless the Warrant Redemption Proposal is approved. Following the Acquisition, AAMAC and Great American will be wholly-owned subsidiaries of the Company, which will be the public company going forward. In connection with the Acquisition, the Company has applied to have its common stock and warrants listed on the Nasdaq Capital Market. Upon the consummation of the Acquisition, the common stock, warrants and units of AAMAC will cease trading on the NYSE Amex.

The Company will acquire all of the outstanding membership interests of Great American in exchange for $60.0 million in cash and 12,000,000 shares of common stock of the Company. In addition, under the terms of the Purchase Agreement, certain members of Great American senior management who participate in the deferred compensation plan (the “Phantom Stock Plan”), and the Great American Members are eligible to receive up to 6,000,000 shares of Company common stock upon Great American’s achievement of certain Adjusted EBITDA targets, and the Great American Members are eligible to receive an additional $10.0 million in cash upon Great American’s achievement of certain Adjusted EBITDA targets. The closing share consideration and contingent share consideration received by the participants of the deferred compensation plan are subject to certain future service requirements. Contingent consideration paid or issued to deferred compensation plan participants will be recognized as compensation expense subsequent to the Acquisition.

On July 8, 2009, the Purchase Agreement was amended to provide for a reduction in the purchase price and to increase the number of shares of Company common stock that AAMAC stockholders will receive for each share of common stock of AAMAC they hold at the effective time of the Acquisition from 1.0 to 1.23. Accordingly, in the accompanying unaudited condensed combined pro forma financial statements, all AAMAC common stock outstanding prior to the close of the Acquisition has been adjusted to reflect the impact of the exchange ratio described above.

AAMAC closing stock price at March 31, 2009	$9.63
Share exchange ratio	1.23

Adjusted AAMAC closing stock price at March 31, 2009	$7.83

If the Acquisition is consummated and assuming all contingent stock consideration is issued, the following represents the number of shares issued or issuable, along with relative percentage interests in the Company:

	Number of Shares Assuming
	(In thousands)
	Minimum Conversion		Maximum Conversion
Issued at closing
Great American Group, LLC Members	10,560	15%	10,560	18%
AAMAC Stockholders	54,922	75%	39,645	69%

Total shares issued at closing	65,482	90%	50,205	87%

Shares issuable:
Great American Group, LLC Phantom Equityholders—closing shares	1,440	2%	1,440	3%
Great American Group, LLC Members—contingent shares	5,280	7%	5,280	9%
Great American Group, LLC Phantom Equityholders—contingent shares	720	1%	720	1%

Total shares issuable	7,440	10%	7,440	13%

Total shares issued/issuable	72,922	100%	57,645	100%

Additionally, the Company will retain in an escrow account 4,000,000 of the shares issued at closing, of which, 1,500,000 are Great American Member and Phantom Equityholder shares held to satisfy any working capital shortfalls (1,320,000 of which are held to also satisfy any inventory shortfall) and 2,500,000 are AAMAC founder shares, which will be released from escrow and issued or forfeited depending on the achievement of certain performance targets.

Total consideration transferred to Great American in the form of shares and cash by year assuming all contingent consideration is earned appears as follows (share consideration calculated using AAMAC’s adjusted closing share price at March 31, 2009 of $7.83):

(In thousands)

	Share Consideration
	Number of Shares Issued (1)(3)	Members’ Share Consideration	Phantom Equityholders’ Share Consideration(2)	Cash Consideration(3)	Total Consideration
Transaction Close—March 31, 2009
Distribution at close	10,560	$82,685	$—	$60,000	$142,685

Fiscal year ended December 31, 2009:
Closing consideration	—	—	2,114	—	2,114
Contingent consideration	2,000	13,781	1,879	10,000	25,660

2009 Total	2,000	13,781	3,993	10,000	27,774

Fiscal year ended December 31, 2010:
Closing consideration	360	—	2,819	—	2,819
Contingent consideration	2,000	13,781	1,879	—	15,660

2010 Total	2,360	13,781	4,698	—	18,479

Fiscal year ended December 31, 2011:
Closing consideration	360	—	2,819	—	2,819
Contingent consideration	2,000	13,781	1,879	—	15,660

2011 Total	2,360	13,781	4,698	—	18,479

Fiscal year ended December 31, 2012:
Closing consideration	360	—	2,819	—	2,819

Fiscal year ended December 31, 2013:
Closing consideration	360	—	704	—	704

Total Consideration Transferred	18,000	$124,028	$16,912	$70,000	$210,940

(1)	Contingent consideration shares are issued on the anniversary of the transaction close date following the period the contingent earnings target is achieved.
(2)	Consideration transferred to the Phantom Equityholders is recognized as compensation expense. The expense for the closing consideration is recognized ratably over the requisite service period of four years while the underlying shares are issued to Phantom Equityholders employed on each of the four anniversary dates subsequent to the closing date. The expense recognized for the contingent consideration is recognized when the achievement of the earnings target is deemed probable while the underlying shares are issued to Phantom Equityholders employed on the anniversary date of the closing date subsequent to the achievement of the earnings target.
(3)	Contingent cash consideration transferred to the Members is based upon the attainment of certain adjusted EBITDA targets and is payable 30 days after the final determination of adjusted EBITDA for the period.

The Purchase Agreement contains an adjustment to the purchase consideration transferred to the extent that the final net working capital of Great American, as calculated pursuant to the terms of the Purchase Agreement, is less than or greater than $6.0 million at closing. If the final net working capital is greater than $6.0 million, the Great American Members shall be entitled to receive cash from the Company, without interest, in the amount by which the final net working capital of Great American exceeds $6.0 million. If the final net working capital of Great American is less than $6.0 million, the number of shares issuable to the Great American Members and Phantom Stock Plan participants will be reduced by the amount equal to the shortfall divided by the agreed upon share price of $9.84 per share, solely in the form of the closing shares held in escrow.

The effect of the potential working capital adjustment is not reflected in these pro forma financial statements; however, if the final net working capital adjustment were calculated based on Great American’s balance sheet as of March 31, 2009, the Great American Members and the Phantom Stock Plan participants would be required to return 1,615,346 of the Company’s shares held in escrow to cover the working capital deficit of $9.9 million.

The pro forma working capital deficit of $9.9 million as of March 31, 2009 is calculated as follows:

(Dollars in thousands, except per share amounts)
Working capital, as reported:
Total current assets	$113,087
Total current liabilities	(87,099)

Working capital	25,988

Reconciling items to working capital, as reported:
less: cash distributed to members	(47,989)
less: loan repayment	(3,985)
add: mandatorily redeemable noncontrolling interest	2,300
add: accrued compensation plans	13,791

Total reconciling items	(35,883)

Reconciliation to escrow shares:
Adjusted working capital deficit	(9,895)
Working capital benchmark	6,000

Working capital shortfall	(15,895)
Value per escrow share	$9.84

Escrow shares returned to the Company	1,615,346

Pursuant to the terms of the Purchase Agreement, AAMAC is seeking approval of its warrant holders to amend the terms of the warrant agreement governing the warrants exercisable for shares of its common stock in order to (a) require the redemption of all of the issued and outstanding warrants, including the warrants issued to the sponsors of AAMAC, at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition (the “Warrant Redemption”), (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. The approval of the Warrant Redemption Proposal by the AAMAC warrantholders is a condition to the consummation of the Acquisition. If the Acquisition is not consummated and AAMAC does not consummate an initial acquisition by August 1, 2009, AAMAC will be required to dissolve and liquidate and all the AAMAC warrants will expire worthless.

In connection with the consummation of the Acquisition, funds from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares.

As soon as practicable and legally permissible and within 90 days following the consummation of the Acquisition, the Company intends to consummate an offer to exchange all outstanding warrants of the Company for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. For a more detailed discussion of the exchange offer, see the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer.”

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Great American. The acquisition method of accounting is based on SFAS 141R, which uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements,” which the Company has adopted as required. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation.

Under SFAS 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are recorded as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by AAMAC are estimated to be approximately $18.6 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

SFAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS No. 141R establishes that the consideration transferred include the fair value of any contingent consideration arrangements and any equity or assets exchanged are measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements. Purchase consideration, based upon a preliminary valuation, is as follows:

(Dollars in thousands)
Fair value of 10.6 million shares issued at closing (1)	$82,685
Cash consideration at closing	60,000
Fair value of contingent consideration (2)	51,500

Purchase price	$194,185

(1)	Based upon AAMAC’s adjusted closing share price of $7.83 per share as of March 31, 2009.

(2)	Based upon the Company’s estimate of the fair value of the contingent consideration arrangement which could result in a $10.0 million cash payment and issuance of up to 6,000,000 shares of the Company’s common stock if certain performance targets are achieved. The fair value estimate includes management’s assumptions of the probability of achievement of performance targets, the volatility of the underlying share price if and when the shares are issued, and a risk-free discount rate.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values. Financial statements and reported results of operations of the Company issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Great American.

SFAS No. 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Based upon the Company’s preliminary valuation, a preliminary allocation of the purchase price consideration is as follows:

(Dollars in thousands)
Purchase Price	$194,185

Assets acquired and liabilities assumed:
Assets:
Property and equipment, net	$1,054
Current assets	113,568
Goodwill	119,468
Identifiable intangible assets	70,000
Other assets	496

Total Assets	$304,586

Liabilities:
Debt	$23,715
Deferred tax liability	23,616
Other liabilities	63,070

Total Liabilities	$110,401

The valuation used in the unaudited pro forma condensed financial statements is based upon preliminary estimates. The estimates and assumptions, some of which can not be made prior to consummation of the acquisition, are subject to change upon the acquisition date and finalization of the valuation of Great American’s assets and liabilities.

The unaudited condensed combined pro forma financial statements have been prepared based on AAMAC’s and Great American’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited condensed combined pro forma financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

2. Pro Forma Adjustments and Assumptions

A)	Represents the $60.0 million cash component of the purchase price for the membership interests of Great American. Of the $60.0 million cash component, approximately $9.3 million will be paid to the deferred compensation plan participants. As the $12.4 million carrying value of the plan’s liability at March 31, 2009 exceeds the settlement payout by $3.1 million, the Company will recognize a credit to compensation expense at the closing of the Acquisition. No pro forma adjustment has been reflected in the condensed combined pro forma statements of operations since the adjustment is not expected to have a continuing impact on the Company’s combined results.

B)	Reflects the release of $407.6 million of cash and cash equivalent investments held in trust that will be available for transaction consideration, transaction costs, share and warrant redemption, and the operating activities of the Company following the Acquisition.
C)	Reflects the payment of $25.0 million related to transaction costs incurred and payable upon the close of the Acquisition, as follows:

	Great American	AAMAC	Total
	(Dollars in thousands)
Accounting, legal and financial advisory fees	$6,375	$1,005	$7,380
Underwriting fees	—	13,500	13,500
Financo success fee	—	2,500	2,500
Halcyon reimbursement of expenses	—	1,000	1,000
Other	50	570	620

Total	$6,425	$18,575	$25,000

D)	Reflects the issuance of 10,560,000 shares of Company common stock to Great American Members as consideration for the membership interests of Great American. This pro forma adjustment is based upon AAMAC’s adjusted closing share price of $7.83 at March 31, 2009.

E)	Reflects Great American’s repayment of loans in the amount of $4.0 million to former Great American equity holders. Related interest expense of $32,000 and $0.2 million for the three months ended March 31, 2009 and December 31, 2008, respectively, has also been eliminated.

F)	Reflects the payout of Great American’s available cash and cash equivalents (unrestricted cash) to the Great American Members after the repayment of the outstanding loans in the amount of $4.0 million and Great American transaction costs of approximately $6.4 million. The actual amount of the cash payout to Great American Members at closing is subject to change based on the changes in working capital at closing. In the event working capital is $6.0 million at closing the amount of cash payout to Great American Members would be reduced by $15.9 million. This would result in a corresponding increase in cash and cash equivalents of the combined pro forma amounts assuming minimum conversion and maximum conversion.

G)

Reflects the pro forma adjustment to record the preliminary fair value of the historical Great American deferred compensation plan liability of $12.4 million as described in A) above and the elimination of the $1.4 million liability for the employment agreements for the two members of Great American, which is recorded as deferred compensation within equity in the historical Great American consolidated financial statements, as a result of their modification. The expense related to the deferred compensation plan and employment agreements reported for the three months ended March 31, 2009 and the twelve months ended December 31, 2008 of $7.1 million and $0.4 million, respectively, has also been eliminated. The pro forma expense for the modification to the deferred compensation plan and employment agreements is included below in J) and P), respectively.

H)	Reflects the reclassification of common stock subject to conversion to permanent equity. This amount, which immediately prior to the Acquisition was being held in a trust account, represents the value of 12,419,999 shares of common stock (30% of the Public Shares pre-exchange less one share). These shares may be converted into cash by AAMAC stockholders at an estimated $9.84 conversion price and assumes that no stockholders seek to convert their shares into a pro rata portion of the trust account. If the stockholders opt for the maximum conversion, these shares will be remitted in cash.

I)	To eliminate certain direct transaction related expenses capitalized as an element of prepaid expenses.

J)	Represents compensation expense related to the issuance of 1,440,000 shares related to the elimination of Great American’s deferred compensation plan. As the shares vest ratably over four years, compensation expense of approximately $0.7 million and $2.8 million has been recorded for the three months ended March 31, 2009 and the twelve months ended December 31, 2008, respectively, based on AAMAC’s adjusted closing share price of $7.83 at March 31, 2009.

K)	Reflects the elimination of the period accretion of trust income relating to AAMAC common stock subject to conversion, as the conversion option will expire upon the close of the Acquisition.

L)	Reflects the reversal of Great American’s $0.2 million of transaction costs incurred during the three months ended March 31, 2009. No transaction costs were incurred for the twelve months ended December 31, 2008.

M)	Reflects the issuance of 1.23 shares of common stock of the Company for every share of AAMAC’s common stock upon closing the Acquisition.

N)	Reflects the recognition of deferred tax assets and liabilities at March 31, 2009 for book-tax differences related to goods held for sale of auction, accruals, and intangible assets based on a statutory tax rate of 39.4%.

O)	Reflects the pro forma adjustment for the income tax (provision) benefit of ($7.4 million) and $3.8 million, for the three months ended March 31, 2009 and the twelve months ended December 31, 2008, respectively, of the combined entity based on the tax impact of the combined entity’s net income. The provision is calculated based on the statutory tax rate of 39.4% on the combined pro forma income (loss) from continuing operations.

P)	Reflects the impact of four employment agreements executed in connection with the transaction. Compensation provisions in the agreements exceed historical compensation for these four employees as follows:

(Dollars in thousands)	Three Months Ended March 31, 2009	Year Ended December 31, 2008
Compensation under new employment agreements	$450	$1,802
Historical compensation expense	381	1,526

Increase in compensation expense	$69	$276

Q)	Pro forma earnings per share (EPS), basic and diluted, are based on the weighted average number of shares of common stock. Earnings per share is computed by dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period. The effect of the approximately 1,440,000 restricted shares available for issuance to Phantom Equityholders has been calculated based on the treasury stock method and has been determined to be antidilutive for the three months ended March 31, 2009 and the twelve months ended December 31, 2008.

	Three Months Ended March 31, 2009		Fiscal Year Ended December 31, 2008
	Minimum Conversion	Maximum Conversion	Minimum Conversion	Maximum Conversion
(In thousands)
Basic and diluted shares
AAMAC shares after IPO issuance	50,922	50,922	50,922	50,922
AAMAC founder shares (1)	4,920	4,920	4,920	4,920
Shares issued as purchase consideration to Members	10,560	10,560	10,560	10,560
Shares issued to Phantom Equityholders	360	360	—	—
AAMAC shares subject to conversion	—	(15,277)	—	(15,277)
Shares forfeited by AAMAC founders	(920)	(920)	(920)	(920)

Total basic and diluted shares	65,842	50,565	65,482	50,205

(1)	Reflects the AAMAC founders’ 10,350,000 shares less 6,350,000 to be cancelled upon consummation of the Acquisition and exchanged at the conversion ratio of 1.23.

The effect of the potential issuance of the 6,000,000 shares of Contingent Stock Consideration to the Great American Members and the Phantom Equityholders is not reflected in these pro forma outstanding shares. In addition, 2,500,000 shares of AAMAC founders’ stock held in escrow, the release of which is contingent upon achieving the Adjusted EBITDA targets have not been excluded from total and basic diluted shares presented in the unaudited condensed combined pro forma financial statements because these shares have already been issued and are outstanding at March 31, 2009 and participate equally with all other shares of common stock.

R)	Reflects the preliminary fair value of trademarks and customer relationships assuming the remaining useful lives of indefinite life and six years, respectively, and the elimination of historical amortization.

The preliminary fair value adjustment and related amortization is as follows (in thousands):

	Fair value	Amortization expense
		For the twelve months ended December 31, 2008	For the three months ended March 31, 2009
Customer relationships	$60,000	$10,000	$2,500
Trademarks	10,000	—	—

	$70,000	$10,000	$2,500

S)	Reflects the net pro forma adjustment to record the preliminary estimate of goodwill of $119,468 as a result of the purchase price allocation and to eliminate historical goodwill of $5,688.

T)	Represents the pro forma adjustment to record the preliminary fair value of liability classified contingent consideration arrangements of $51,500.

U)	Reflects the pro forma adjustments to record Great American’s elimination of historical equity and the related members’ equity as a result of the acquisition.

THE NEW CHARTER PROVISIONS PROPOSALS

The certificate of incorporation of the Company contains certain material provisions that are not included in AAMAC’s amended and restated certificate of incorporation. Specifically: (i) AAMAC’s amended and restated certificate of incorporation authorizes 120,000,000 shares of common stock and 1,000,000 shares of preferred stock, whereas the Company’s certificate of incorporation authorizes 135,000,000 shares of common stock and 10,000,000 shares of preferred stock; (ii) AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009, whereas the Company’s certificate of incorporation provides that the Company’s corporate existence is perpetual; (iii) AAMAC’s amended and restated certificate of incorporation contains provisions which relate to AAMAC’s status as a blank check company whereas the Company’s certificate of incorporation does not, (iv) AAMAC’s amended and restated certificate of incorporation provides that any contracts submitted for a vote at a meeting of stockholders and approved by a majority of the capital stock represented at such meeting and entitled to vote thereat shall be valid and binding as though such contract or act had been approved by or ratified by all stockholders, whether or not such contract or act would be open to legal attack because of directors’ interests or for any other reason, whereas the Company’s certificate or incorporation does not contain such a provision; (v) AAMAC’s amended and restated certificate of incorporation provides that the board of directors shall indemnify to the fullest extent permitted by Section 145 of the DGCL all persons whom it may indemnify pursuant to Section 145 of the DGCL, whereas the Company’s certificate of incorporation provides that the board of directors shall indemnify officers and directors to the extent permitted by Section 145 of the DGCL and that the board of directors, in its sole discretion, may indemnify other persons who are permitted to be indemnified pursuant to Section 145 of the DGCL; and (vi) in its amended and restated certificate of incorporation, AAMAC elected not to be governed by Section 203 of the DGCL, whereas the Company’s certificate of incorporation does not contain such an opt-out provision.

In the judgment of AAMAC’s board of directors, the New Charter Provisions Proposals are desirable for the following reasons:

•

The number of shares of authorized capital stock set forth in the Company’s certificate of information is necessary for the Company to have sufficient additional authorized stock for financing the Company’s business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

•

AAMAC’s amended and restated certificate of incorporation provides that AAMAC’s corporate existence will terminate on August 1, 2009. Perpetual existence is the usual period of existence for corporations and AAMAC’s board of directors believes it is the most appropriate period for the Company following the Acquisition.

•

The provisions contained in Article Sixth of AAMAC’s amended and restated certificate of incorporation relate to the operation of AAMAC as a blank check company prior to the consummation of its initial business combination and will not be applicable to the business of the Company after consummation of the Acquisition. Accordingly, they will serve no further purpose.

•

AAMAC’s amended and restated certificate of incorporation limited stockholders’ ability to challenge transactions in which AAMAC may engage. The absence of such a provision from the Company’s certificate of incorporation permits the board of directors to exercise its business judgment but will reserve stockholders’ ability to challenge such decisions to the fullest extent of the law.

•

AAMAC decided to opt out of the application of Section 203 of the DGCL, which is described is further detail in the section entitled “Description of AAMAC Securities—Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws.” Whereas such decision facilitated AAMAC’s business purpose of engaging in a business combination, the Company opted in to the protections afforded by Section 203 of the DGCL, which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

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The Company’s indemnification provision provides the board of directors of the Company with the discretion of who should be indemnified by the Company whereas AAMAC’s amended and restated certificate of incorporation extended indemnification to all individuals covered by Section 145 of the DGCL.

Notwithstanding the foregoing, authorized but unissued shares of capital stock may enable the Company’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Company’s capital stock. If in the due exercise of its fiduciary obligations, for example, the Company’s board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares of capital stock will also enable the Company to have the flexibility to authorize the issuance of shares of capital stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of capital stock for such purposes.

If the Acquisition Proposal is not approved, the New Charter Provisions Proposal will not be presented at the Special Meeting of Stockholders.

A copy of the Company’s certificate of incorporation as currently in effect, including the New Charter Provisions, is attached to this proxy statement/prospectus as Annex D.

Required Vote

Approval of each of the New Charter Provision Proposals will require the affirmative vote of a majority of the issued and outstanding shares of AAMAC common stock as of the record date.

Recommendation

AAMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF EACH OF THE NEW CHARTER PROVISIONS PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

Background

The 2009 Stock Incentive Plan to be assumed by the Company following the Acquisition has been approved by AAMAC’s board of directors subject to approval and consummation of the Acquisition and further subject to approval by AAMAC’s stockholders. The approval of the Charter Amendment Proposal, the Acquisition Proposal and the New Charter Provision Proposal relating to the authorized capital stock of the Company at the Special Meeting of Stockholders, the effectiveness of the Charter Amendment, the consummation of the Acquisition and the approval of the New Charter Provision relating to the authorized capital stock of the Company are conditions to the effectiveness of the Incentive Plan, assuming the Incentive Plan is approved by AAMAC’s stockholders. If the Charter Amendment Proposal, the Acquisition Proposal or the New Charter Provision Proposal relating to the authorized capital stock of the Company is not approved, the Charter Amendment does not become effective, the Acquisition is not consummated and/or the New Charter Provision relating to the authorized capital stock of the Company is not approved, the Incentive Plan will not be adopted by the Company.

The amount and nature of the proposed awards under the Incentive Plan have not yet been determined, although the Incentive Plan permits grants of stock options, stock appreciation rights, or SARs, restricted stock or units, unrestricted stock, deferred share units, and performance awards. AAMAC’s board of directors believes that the Incentive Plan will be an important factor in attracting, retaining and motivating employees, consultants, agents, and directors of the Company and its affiliates, collectively referred to herein as Eligible Persons. AAMAC’s board of directors believes that the Company needs the flexibility both to have an ongoing reserve of common stock available for future equity-based awards, and to make future awards in a variety of forms.

Pursuant to the Incentive Plan, 7,822,000 shares of common stock will be reserved for future awards to eligible persons. Stockholder approval of the Incentive Plan will primarily enable the Company to satisfy stock exchange listing requirements, and to make awards that qualify as performance-based compensation that is exempt from the deduction limitation set forth under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. Subject to certain exceptions, Section 162(m) generally limits the corporate income tax deductions to $1,000,000 annually for compensation paid to each of the Chief Executive Officer and the other four highest paid executive officers of the Company. If the Incentive Plan is approved by AAMAC’s stockholders, the Acquisition is consummated and the Company assumes the Incentive Plan, the Company intends to cause the shares of common stock that will become available for issuance to be registered on a Form S-8 registration statement to be filed with the SEC at the Company’s expense.

The following is a summary of the material provisions of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. Capitalized terms used in this summary and not otherwise defined herein will have the meanings ascribed to such terms in the Incentive Plan.

Purpose

The purpose of the Incentive Plan is to attract, retain and motivate select Eligible Persons, and to provide incentives and rewards for superior performance.

Shares Subject to the Incentive Plan

The Incentive Plan provides that no more than 7,822,000 shares of common stock may be issued pursuant to Awards under the Incentive Plan. These shares shall be authorized but unissued shares, or shares that the Company otherwise holds in treasury or in trust. The number of shares available for Awards, as well as the terms of outstanding Awards, are subject to adjustment as provided in the Incentive Plan for stock splits, stock dividends, recapitalizations and other similar events. Shares of common stock that are subject to any Award that expires, or is forfeited, cancelled or otherwise terminated without the issuance of some or all of the shares that are subject to the Award will again be available for subsequent Awards.

Administration

Following the consummation of the Acquisition, either the Company’s board of directors or a committee appointed by the Company’s board of directors will administer the Incentive Plan. The Company’s board of directors and any committee exercising discretion under the Incentive Plan from time to time are referred to herein as the “Committee.” It is expected that the compensation committee of the Company’s board of directors will act as the Committee for purposes of the Incentive Plan. The Company’s board of directors may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee. To the extent permitted by law, the Committee may authorize one or more persons who are reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers) to make Awards to eligible persons who are not reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers whom the Company has specifically authorized to make Awards). With respect to decisions involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee is to consist of two or more directors who are “outside directors” for purposes of that Code section. The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, officers or employees of the Company or its affiliates.

Subject to the terms of the Incentive Plan, the Committee has express authority to determine the Eligible Persons who will receive Awards, the number of shares of common stock, units or dollars to be covered by each Award, and the terms and conditions of Awards. The Committee has broad discretion to prescribe, amend, and rescind rules relating to the Incentive Plan and its administration, to interpret and construe the terms of the Incentive Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the Incentive Plan. Within the limits of the Incentive Plan, the Committee may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or renew them.

The Incentive Plan provides that the Company and its affiliates will indemnify members of the Committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the Incentive Plan. The Incentive Plan releases these individuals from liability for good faith actions associated with the Incentive Plan’s administration.

Eligibility

The Committee may grant options that are intended to qualify as incentive stock options, or ISOs, only to employees, and may grant all other Awards to Eligible Persons. The Incentive Plan and the discussion below use the term “Participant” to refer to an Eligible Person who has received an Award. The Incentive Plan provides that, during any period of three calendar years, no Participant may receive Options and SARs under the Incentive Plan that relate to more than ten percent (10%) of the total number of Shares reserved for Awards under the Incentive Plan as of the first day of such three-year period.

Types of Awards

Options. Options granted under the Incentive Plan provide Participants with the right to purchase shares of common stock at a predetermined exercise price. The Committee may grant options that are intended to qualify as ISOs or options that are not intended to so qualify, referred to herein as Non-ISOs. The Incentive Plan also provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceed $100,000 (based upon the fair market value of the shares of common stock on the option grant date).

Share Appreciation Rights (SARs). A share appreciation right generally permits a Participant who receives it to receive, upon exercise, cash and/or shares of common stock equal in value to an amount determined by multiplying (a) the excess of the fair market value, on the date of exercise, of the shares of common stock with respect to which the SAR is being exercised, over the exercise price of the SAR for such shares by (b) the number of shares with respect to which the SARs are being exercised. The Committee may grant SARs in tandem with options or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage, not exceeding 100%, of the excess value.

Exercise Price for Options and SARs. The exercise price of ISOs, Non-ISOs, and SARs may not be less than 100% of the fair market value on the grant date of the shares of common stock subject to the Award (110% of fair market value for ISOs granted to employees who, on the grant date, own stock representing more than 10% of the combined voting power of all classes of stock of the Company).

Exercise of Options and SARs. To the extent exercisable in accordance with the agreement granting them, an option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of several forms (or combination of them), including: cash or check in U.S. dollars, certain shares of common stock, and cashless exercise under a program the Committee approves. The term over which Participants may exercise options and SARs may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, on the grant date, own more than 10% of the combined voting power of all classes of stock of the Company).

Subject to the terms of the agreement evidencing an option grant, options and SARs may be exercised during the six-month period after the optionee retires, during the one-year period after the optionee’s termination of service due to death or permanent disability, and during the 90-day period after the optionee’s termination of employment without cause (but in no case later than the termination date of the option). The agreements evidencing the grant of an option may, in the discretion of the Committee, set forth additional or different terms and conditions applicable to such option upon a termination or change in status of the employment or service of the option holder. All SARs may be settled in cash or shares of the Company’s stock and shall be counted against the number of shares available for award under the Incentive Plan only to the extent shares are issued upon settlement of the SARs.

Restricted Shares, Restricted Share Units, Unrestricted Shares, and Deferred Share Units. Under the Incentive Plan, the Committee may grant restricted shares that are forfeitable until certain vesting requirements are met, may grant restricted share units which represent the right to receive shares of common stock after certain vesting requirements are met, and may grant unrestricted shares as to which the Participant’s interest is immediately vested. For restricted Awards, the Incentive Plan provides the Committee with discretion to determine the terms and conditions under which a Participant’s interests in such Awards becomes vested. The Incentive Plan provides for deferred share units in order to permit certain directors, consultants, members of a select group of management or highly compensated employees to defer their receipt of compensation payable in cash or shares of common stock (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units). Deferred share units represent a future right to receive shares of common stock.

Whenever shares of common stock are delivered pursuant to these Awards, the Participant will be entitled to receive additional shares of common stock equal to the sum of (i) any stock dividends that the Company’s stockholders received between the grant date of the Award and issuance or release of the shares of common stock and (ii) a number of additional shares of common stock equal to the shares of common stock that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for shares of common stock if the Participant had received such cash dividends between its grant date and its settlement date.

Performance Awards. The Incentive Plan authorizes the Committee to grant performance-based awards in the form of Performance Units that the Committee may or may not designate as “Performance Compensation Awards” that are intended to be exempt from Code section 162(m) limitations. In either case, Performance

Awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company or any affiliate. Performance Awards are payable in shares of common stock, cash or some combination of the two; subject to an individual Participant limit of, during any period of three calendar years, no more than ten percent (10%) of the total number of shares reserved for Awards under the Incentive Plan as of the first day of such three-year period (or, for Performance Units to be settled in cash, U.S. $6,000,000). The Committee decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

With respect to Performance Compensation Awards, the Incentive Plan requires that the Committee specify in writing the performance period to which the Award relates, and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the Award may not be amended or modified in a manner that would cause the compensation payable under the Award to fail to constitute performance-based compensation under Code section 162(m).

Under the Incentive Plan, the possible performance measures for Performance Compensation Awards include, but are not limited to: basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; return on equity, assets, capital, operating revenue or similar measure; economic value added; working capital; total stockholder return; and new product introductions or market share improvement; research; licensing; litigation; human resources; information services; strategic mergers or acquisitions; and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Forfeiture

Unless otherwise provided in an agreement granting an Award, the Company has the following recourse against a Participant who does not comply with certain employment-related covenants, either during or after employment: the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards, rescind any exercise, payment or delivery pursuant to the Award, or recapture any common stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of shares issued pursuant to the Award. Essentially the same recoupment rights are available to the Company with respect to Awards that are granted, vested, or settled during certain periods affected by a Participant’s fraud or misconduct, or a financial restatement.

Income Tax Withholding

As a condition for the issuance of shares pursuant to Awards, the Incentive Plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers in the form of Non-ISOs, Share-settled SARs, Restricted Shares, or Performance Shares to charitable institutions, certain family members or related trusts, or as otherwise approved by the Committee.

Certain Corporate Transactions

The Committee shall equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the Incentive Plan but as to which no Awards have yet been granted or that have been returned to the Incentive Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Incentive Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the Incentive Plan.

In addition, in the event of a Change in Control (as defined in the Incentive Plan) but subject to the terms of any Award agreements or any employment or other similar agreement between the Company or any of its affiliates and a Participant then in effect, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation upon the consummation of the transaction; provided, however, that to the extent outstanding Awards are neither being assumed nor replaced with substantially equivalent Awards by the successor corporation, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions: (a) accelerate the vesting of Awards for any period so that Awards shall vest (and, to the extent applicable, become exercisable) as to the shares of common stock that otherwise would have been unvested and provide that repurchase rights of the Company with respect to shares of common stock issued pursuant to an Award shall lapse as to the shares of common stock subject to such repurchase right; (b) arrange or otherwise provide for payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; or (c) terminate all or some Awards upon the consummation of the transaction, provided that the Committee shall provide for vesting such Awards in full as of a date immediately prior to consummation of the Change of Control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation.

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the successor corporation in a Change in Control is Involuntarily Terminated (as defined in the Incentive Plan) by the successor corporation in connection with, or within 12 months (or other period either set forth in an Award Agreement, or as increased thereafter by the Committee to a period longer than 12 months) following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any shares of common stock shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s termination.

In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per share covered by each outstanding Award to reflect the effect of such distribution. Finally, if the Company dissolves or liquidates, all Awards will terminate immediately prior to such dissolution or liquidation, subject to the ability of the Company’s board of directors to exercise any discretion that the board of directors may exercise in the case of a Change in Control.

Term of the Incentive Plan; Amendments or Termination

The term of the Incentive Plan is ten years from May 12, 2009, the date it was approved by AAMAC’s board of directors. The Company’s board of directors may from time to time, amend, alter, suspend, discontinue or terminate the Incentive Plan; provided that no amendment, suspension or termination of the Incentive Plan shall materially and adversely affect Awards already granted. Furthermore, neither the Company nor the Committee shall, without shareholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures. In addition, the Committee may not cancel an outstanding Option whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option to the participant at a lower exercise price or granting a replacement award of a different type. Notwithstanding the foregoing, the Committee may amend the Incentive Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.

Expected Tax Consequences

The following is a brief summary of certain tax consequences of certain transactions under the Incentive Plan. This summary is not intended to be complete and does not describe state or local tax consequences.

U.S. Federal Income Tax Consequences

Under the United States Internal Revenue Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to Awards (subject to the Participant’s overall compensation being reasonable, and to the discussion below with respect to Code section 162(m)). For Participants, the expected U.S. federal income tax consequences of Awards are as follows:

Non-ISOs. A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the shares of common stock issued to the Participant on the exercise date, over (b) the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax). If the shares of common stock are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If both of these holding period requirements are not met, then a “disqualifying disposition” occurs and (a) the Participant recognizes ordinary income gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and (b) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

Share Appreciation Rights. A Participant to whom a SAR is granted will not recognize income at the time of grant of the SAR. Upon exercise of a SAR, the Participant must recognize taxable compensation income in an amount equal to the value of any cash or shares of common stock that the Participant receives.

Restricted Shares, Restricted Share Units, Defined Share Units, and Performance Awards. In general, a Participant will not recognize income at the time of grant of restricted shares, restricted share units, defined share units or Performance Awards, unless the Participant elects with respect to restricted shares or restricted share units to accelerate income taxation to the date of the Award. In this event, a Participant would recognize ordinary income equal to the excess of the market value of the restricted shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an Award, a Participant must recognize taxable compensation income equal to the value of any cash or shares of common stock that the Participant receives when the Award vests. The same tax consequences apply to Performance Awards.

Unrestricted Shares. A Participant will recognize income at the time of grant of unrestricted shares, in an amount equal to the excess of the market value of the unrestricted shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature).

Special Tax Provisions. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on Awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Code section 280G, and the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction. Furthermore, the Company may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to Awards that are not “performance-based” within the meaning of Code section 162(m) in certain circumstances.

Income Taxes and Deferred Compensation. The Incentive Plan provides that participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and that the Company will not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. Nevertheless, the Incentive Plan authorizes the Committee to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any Participant election to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, with the Committee’s consent, in accordance with Section 409A.

General Tax Law Considerations

The preceding paragraphs are intended to be merely a summary of certain important tax law consequences concerning a grant of options under the Incentive Plan and the disposition of shares issued thereunder in existence as of the date of this Proxy Statement. Special rules may apply to the Company’s officers, directors or greater than ten percent stockholders. Participants in the Incentive Plan should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an Award or the underlying shares.

New Plan Benefits

The Committee will grant Awards under the Incentive Plan at its discretion. Consequently, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Incentive Plan, other than to note that the Committee has not granted Awards that are contingent upon the approval of the Incentive Plan.

Required Vote

Approval of the Incentive Plan will require the affirmative vote of the holders of a majority of the shares of AAMAC common stock as of the record date represented in person or by proxy and entitled to vote at the Special Meeting of Stockholders.

Recommendation

AAMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AAMAC’S STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE INCENTIVE PLAN PROPOSAL.

THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal, if adopted, will allow AAMAC’s board of directors to adjourn the Special Meeting of Stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to AAMAC stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of Stockholders to approve the Charter Amendment Proposal, the Acquisition Proposal, the New Charter Provisions Proposals or the Incentive Plan Proposal. In no event will AAMAC adjourn the Special Meeting of Stockholders or consummate the Acquisition beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by AAMAC’s stockholders, AAMAC’s board of directors may not be able to adjourn the Special Meeting of Stockholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of Stockholders to authorize the consummation of the Acquisition (because there are not sufficient votes to approve the Acquisition Proposal or because the holders of 30% or more of the Public Shares vote against the Acquisition Proposal and demand conversion of their shares into a pro rata portion of the trust account), the approval of the Charter Amendment Proposal, the approval of the New Charter Provisions Proposals or the adoption of the Incentive Plan.

Required Vote

Adoption of the Stockholder Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of AAMAC’s common stock as of the record date represented in person or by proxy at the Special Meeting of Stockholders and entitled to vote thereon. Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation

AAMAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AAMAC’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

BUSINESS OF AAMAC

Overview

AAMAC was formed on January 26, 2007 under the name Hanover Group Acquisition Corp. and changed its name to Hanover STC Acquisition Corp. on February 22, 2007. On July 6, 2007, it changed its name to Alternative Asset Management Acquisition Corp. It was formed to acquire through an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the alternative asset management sector or a related business although it is not limited to such industry. On March 12, 2008, AAMAC entered into a purchase agreement pursuant to which AAMAC agreed to acquire a majority interest in a newly formed entity which would own all of the management and fee generating entities affiliated with Halcyon Asset Management, LLC, a global alternative asset management firm with approximately $11.5 billion in assets under management, or Halcyon. On June 23, 2008, AAMAC entered into an agreement with Halcyon, which is referred to herein as the Termination Agreement, to mutually terminate the Halcyon purchase agreement. Under the terms of the Termination Agreement, AAMAC and Halcyon agreed to a release of any claims against each other, as more fully set forth in the Termination Agreement and AAMAC agreed to reimburse Halcyon for $1,000,000 of its expenses in the event that AAMAC consummates an initial business combination on or prior to August 1, 2009.

Offering Proceeds Held in Trust

On August 7, 2007, AAMAC consummated its IPO of 41,400,000 units, including 5,400,000 units which were subject to the underwriters’ over-allotment option. The net proceeds of the offering, including proceeds from the over-allotment option and from the private sale of 4,625,000 sponsor warrants at a price of $1.00 per warrant and after deducting the underwriting discounts and commissions and the offering expenses, were approximately $402,430,000. Such amount, together with $13,500,000 of deferred underwriting commissions and discounts, was deposited into the trust account and invested in government securities. AAMAC is entitled to draw for use as working capital up to $3,500,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through June 30, 2009, AAMAC has drawn from the trust account $3,500,000 for working capital and $4,900,126 for taxes and can draw no additional funds for working capital. Except as set forth above, no funds in the trust account have been released and only the remaining interest income that AAMAC may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business combination or the liquidation of AAMAC. The trust account contained $407,769,788.79 as of June 30, 2009.

If the Acquisition is consummated, the funds held in the trust account will be released (i) to pay the Cash Consideration, (ii) to pay the transaction fees and expenses up to the applicable caps, (iii) to reimburse $1,000,000 of expenses of Halcyon relating to the purchase agreement between AAMAC and Halcyon terminated in June 2008, (iv) to pay AAMAC’s tax obligations and the deferred underwriting compensation in connection with AAMAC’s IPO, (v) to pay AAMAC stockholders who properly exercise their conversion rights, (vi) to consummate the Warrant Redemption, (vii) to pay $240,000 owed by AAMAC to Hanover Group US, LLC for administrative fees and (viii) for working capital and general corporate purposes of the Company and its subsidiaries. In addition, the funds released from the trust account may be used to purchase up to approximately $100.0 million of the Public Shares.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of AAMAC’s liquidation or if they properly exercise their conversion rights and the Acquisition is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the prospectus for AAMAC’s IPO and AAMAC’s amended and restated certificate of incorporation, the initial target business that AAMAC acquires must have a fair market value equal to at least

80% of the trust account balance (excluding deferred underwriting discounts and commissions) at the time of such business combination. AAMAC’s board of directors obtained a valuation opinion from Financo that determined that as of May 6, 2009, the date of such opinion, this test was met in connection with its business combination with Great American.

Stockholder Approval of Business Combination

AAMAC will proceed with the Acquisition only if a majority of the issued and outstanding shares of common stock of AAMAC as of the record date and a majority of the Public Shares are voted in favor of the Acquisition Proposal. The AAMAC founders agreed with the representative of the underwriters of the IPO pursuant to letter agreements to vote their founders shares on the Acquisition Proposal in accordance with the vote of holders of a majority of the Public Shares. Pursuant to a voting agreement entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the AAMAC founder shares, which will be voted as indicated above with respect to the Acquisition Proposal) and warrants in favor of the proposals presented at the Special Meeting of Stockholders and the Special Meeting of Warrantholders. If the holders of 30% or more of the Public Shares vote against the Acquisition Proposal and properly demand that AAMAC convert their Public Shares into their pro rata share of the trust account, AAMAC will not consummate the Acquisition. In this case, AAMAC will be forced to dissolve and liquidate unless it can otherwise consummate a business combination by August 1, 2009.

Liquidation if No Business Combination

AAMAC’s amended and restated certificate of incorporation provides for the automatic termination of AAMAC’s corporate existence if AAMAC does not consummate a business combination by August 1, 2009, except for the purposes of winding up its affairs and liquidating, pursuant to Section 278 of the DGCL. This has the same effect as if AAMAC’s board of directors and stockholders had formally voted to approve AAMAC’s dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting AAMAC’s corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required AAMAC’s board of directors and stockholders to formally vote to approve its dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

If AAMAC has not consummated the Acquisition by August 1, 2009, AAMAC anticipates notifying the trustee of the trust account within ten business days to begin liquidating such assets promptly after such date and anticipates it will take no more than ten business days to effectuate such distribution. If there are no funds remaining to pay the costs associated with the implementation and completion of the liquidation and distribution, Mark D. Klein and Paul D. Lapping have agreed to advance AAMAC the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In connection with its liquidation, AAMAC will distribute to the holders of its Public Shares, in proportion to their respective holdings of Public Shares, an aggregate sum equal to the amount in the trust account, inclusive of any interest thereon, plus remaining net assets (subject to AAMAC’s obligations under the DGCL to provide for claims of creditors as described below). The AAMAC founders have waived their rights to participate in any liquidation distribution with respect to their founder shares. Moreover, they will be unable to exercise their conversion rights with respect to any Public Shares they own as they have agreed to vote in favor of the Acquisition Proposal. There will be no distribution from the trust account with respect to AAMAC’s warrants, which will expire worthless in the event AAMAC liquidates.

The per-share liquidation price for the Public Shares as of June 30, 2009 is approximately $9.84. The proceeds deposited in the trust account could, however, become subject to the claims of AAMAC’s creditors (which could be prior to the claims of the holders of the Public Shares and could include vendors and service providers AAMAC has engaged to assist it in connection with its search for a target business and that are owed money by it, as well as target businesses themselves) and there is no assurance that the actual per-share liquidation price will not be less than $9.84, due to those claims. If AAMAC liquidates prior to the consummation of a business combination, Messrs. Klein and Lapping have agreed that they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by AAMAC for services rendered or contracted for or products sold to AAMAC in excess of the net proceeds of AAMAC’s IPO not held in the trust account, but only if such a target business or vendor or other entity did not execute such a waiver. Accordingly, if a claim brought by a target business or vendor or other entity did not exceed the amount of funds available to AAMAC outside of the trust account or available to be released to AAMAC from interest earned on the trust account balance or if such an entity executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable), Messrs. Klein and Lapping would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts and such entity did not execute a waiver, there is no exception to the obligations of Messrs. Klein and Lapping to pay such claim. There is no assurance, however, that they would be able to satisfy those obligations. Accordingly, AAMAC cannot assure you that the per-share distribution from the trust account, if AAMAC liquidates, will not be less than $9.84, plus interest, due to claims of creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, if the Acquisition has not been timely consummated, it is AAMAC’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after August 1, 2009 and, therefore, AAMAC does not intend to comply with those procedures. As such, AAMAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of AAMAC’s stockholders may extend well beyond the third anniversary of such date. Because AAMAC will not be complying with Section 280, Section 281(b) of the DGCL requires AAMAC’s board of directors to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent ten years. Accordingly, AAMAC would be required to provide for any claims of creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent ten years prior to it distributing the funds in the trust account to its public stockholders. However, because AAMAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from potential target businesses, many of whom have given AAMAC agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or AAMAC’s vendors (such as accountants, lawyers, investment bankers, etc.). As a result, the claims that could be made against AAMAC are significantly limited and the likelihood that any claim that would result in any liability extending to the trust is remote. Nevertheless, such agreements may not be enforceable. Accordingly, AAMAC cannot assure you that third parties will not seek to recover from AAMAC’s stockholders amounts owed to them by AAMAC.

Additionally, if AAMAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in AAMAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of AAMAC’s stockholders. Also, in any such case, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by AAMAC’s stockholders. Furthermore, because, in the event of a liquidation, AAMAC intends to distribute the proceeds held in the trust account to its public stockholders promptly after August 1, 2009, this may be viewed or interpreted as giving preference to AAMAC’s public stockholders over any potential creditors with respect to access to or distributions from AAMAC’s assets. In addition, AAMAC’s board may be viewed as having breached their fiduciary duties to AAMAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and AAMAC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to AAMAC’s liquidation. AAMAC cannot assure you that claims will not be brought against it for these reasons. To the extent any bankruptcy or other claims deplete the trust account, AAMAC cannot assure you it will be able to return to its public stockholders at least $9.84 per share.

Facilities

AAMAC currently maintains its executive offices at 590 Madison Avenue, 35th Floor, New York, New York 10022. Hanover Group US LLC, an affiliate of one of AAMAC’s initial stockholders and sponsors, is providing certain general and administrative services at that location to AAMAC at a fee of $10,000 per month. AAMAC believes, based on fees for similar services in the New York metropolitan area that the fee charged by Hanover Group US LLC is at least as favorable as we could have obtained from an unaffiliated person. AAMAC considers their services adequate for AAMAC’s current operations. Following the Acquisition, the executive offices of the Company will be located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367.

Employees

AAMAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to AAMAC’s matters and intend to devote only as much time as they deem necessary to AAMAC’s affairs. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process AAMAC is in. Accordingly, because a target business has been selected, the executive officers will spend more time investigating such target business and negotiating and processing the initial business combination (and consequently spend more time on AAMAC’s affairs) than they did prior to locating a suitable target business. AAMAC does not intend to have any full time employees prior to the consummation of an initial business combination.

Periodic Reporting and Audited Financial Statements

AAMAC has registered its units, common stock and warrants under the Exchange Act, and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, AAMAC’s annual reports on Form 10-K contain financial statements audited and reported on by its independent registered public accountants. AAMAC does not currently have a website and consequently does not make available materials it files with or furnishes to the SEC. AAMAC’s reports filed with the SEC can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the registration statements, reports, proxy and information statements and information regarding issuers that file electronically with the SEC. AAMAC will provide electronic or paper copies of such materials free of charge upon request.

AAMAC is currently required to comply with the internal controls requirements of the Sarbanes-Oxley Act. However, Great American may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of the combined entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Acquisition.

Legal Proceedings

There are no legal proceedings pending against AAMAC.

AAMAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

AAMAC was formed under the laws of the State of Delaware on January 26, 2007 to acquire through an acquisition, capital stock exchange, asset acquisition, reorganization or other similar business combination one or more business or assets in the alternative asset management sector or a related business although it is not limited to such industry. AAMAC intends to utilize cash derived from the proceeds of AAMAC’s IPO and the private placement of the sponsor warrants, its capital stock, debt or a combination of cash, capital stock and debt in effecting a business combination. On February 22, 2007 AAMAC changed its name from Hanover Group Acquisition Corp. to Hanover-STC Acquisition Corp. On July 6, 2007, AAMAC changed its name from Hanover-STC Acquisition Corp. to Alternative Asset Management Acquisition Corp.

On August 7, 2007, AAMAC completed its IPO of 41,400,000 units, including 5,400,000 units pursuant to the underwriters’ over-allotment option, at $10.00 per unit. In conjunction with the consummation of the IPO, AAMAC sold an aggregate of 4,625,000 sponsors’ warrants to certain existing stockholders pursuant to a sponsors’ warrant purchase agreement dated July 6, 2007 on a private placement basis at a price of $1.00 per warrant, for an aggregate price of $4,625,000. The total gross proceeds from the IPO, excluding the warrants sold on a private placement basis amounted to $414,000,000. After the payment of offering expenses, the net proceeds to AAMAC amounted to $397,560,377. Each unit consists of one share of AAMAC common stock, $.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from AAMAC one share of common stock at an exercise price of $7.50 commencing the later of the completion of an initial business combination or fifteen months from the effective date of the IPO (November 1, 2008) and expiring five years from the effective date of the IPO (July 31, 2012).

On March 12, 2008 AAMAC entered into a purchase agreement pursuant to which AAMAC agreed to acquire a majority interest in a newly formed entity which would own all of the management and fee generating entities affiliated with Halcyon Asset Management, LLC.

On June 23, 2008, AAMAC entered into a termination agreement with Halcyon to mutually terminate the purchase agreement. Under the terms of the Termination Agreement, AAMAC and Halcyon agreed to a release of any claims against each other, as more fully set forth in the Termination Agreement and AAMAC agreed to reimburse Halcyon for $1,000,000 of its expenses in the event AAMAC consummates an initial business combination prior to August 1, 2009.

On May 14, 2009, AAMAC, the Company and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), entered into the Purchase Agreement with Great American, the Great American Members and the representative of Great American Members. Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash. Concurrently with the Contribution, Merger Sub will merge with and into AAMAC with AAMAC surviving.

Results of Operations and Known Trends or Future Events

For the three months ended March 31, 2009 and 2008 and for the period from January 26, 2007 (inception) through March 31, 2009, AAMAC had net (loss) income of $(26,524), $1,551,096 and $6,303,040, respectively. AAMAC’s income was all derived from interest and dividends earned on the net proceeds of its IPO.

For the year ended December 31, 2008, AAMAC had a net income of $2,617,303 consisting of $6,370,571 of interest income offset by $2,396,923 of formation and operating costs and $1,356,345 of provisions for income tax.

For the period from January 26, 2007 (inception) through December 31, 2007, AAMAC had a net income of $3,711,991 consisting of $7,013,963 of interest income offset by $396,806 of formation and operating costs and $2,905,166 of provisions for income tax.

AAMAC incurred $276,494 and $227,299 in formation and operating costs during the three months ended March 31, 2009 and 2008, respectively. These costs consisted of approximately $144,000 of legal and accounting, $29,000 for director and officer insurance, $53,000 for administrative services, $41,000 for taxes and the balance of $10,000 for other miscellaneous expenses for the three month period ended March 31, 2009. For the three months ended March 31, 2008, AAMAC expensed approximately $100,000 of corporate, legal and accounting expenses, $29,000 of insurance costs, $42,000 of Delaware Franchise taxes, and $30,000 of administrative and traveling costs, and the balance of $26,000 for other miscellaneous expenses of the period.

AAMAC incurred $2,396,923 and $2,793,729 in formation and operating costs during the year ended December 31, 2008 and for the period from January 26, 2007 (inception) through December 31, 2008, respectively. These costs consisted of approximately $1,537,000 of terminated acquisition related costs, $479,000 of legal and accounting costs, $166,000 for director and officer insurance, $274,000 for administrative services, $236,000 for taxes and the balance of $102,000 for other miscellaneous expenses for the period from January 26, 2007 (inception) through December 31, 2008. For the year ended December 31, 2008, AAMAC expensed approximately $1,537,000 of previously deferred terminated acquisition costs, $329,000 of corporate, legal and accounting expenses, $115,000 of insurance costs, $165,000 of Delaware franchise taxes, and $251,000 of administrative costs.

For the period from January 26, 2007 (inception) through December 31, 2007, AAMAC incurred approximately $397,000 of costs consisting of $150,000 of legal and accounting costs, $50,000 of insurance, $71,000 of Delaware franchise taxes, $1,000 of formation costs, and $125,000 of administrative costs.

All activity from January 26, 2007 (inception) through August 7, 2007 related to AAMAC’s formation and IPO described above. Since August 8, 2007, AAMAC has been searching for a target company to acquire. On March 12, 2008, AAMAC entered into a definitive agreement to enter into an initial business combination with Halcyon. On June 23, 2008, AAMAC terminated that definitive agreement with Halcyon and agreed to a release of any claims against each other, as more fully set forth in the Termination Agreement and AAMAC agreed to reimburse Halcyon for $1,000,000 of its expenses in the event that AAMAC consummates an initial business combination on or prior to August 1, 2009. Costs associated with the proposed Halcyon acquisition in the amount of approximately $1,537,459 have been expensed.

Going Concern and Management’s Plan and Intentions

AAMAC’s funds may not be sufficient to maintain AAMAC until a business combination is consummated. In addition, there can be no assurance that AAMAC will consummate a business combination prior to August 1, 2009. Pursuant to AAMAC’s amended and restated certificate of incorporation, if AAMAC is unable to consummate a timely business combination, it would have to liquidate and return the funds held in its trust account to the holders of shares issued in AAMAC’s IPO as previously described. These factors raise substantial doubt about AAMAC’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

AAMAC has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. AAMAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

AAMAC has not entered into any off-balance sheet financing arrangements and has never established any special purpose entities. AAMAC has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

On March 6, 2009, AAMAC signed an engagement letter with Financo engaging Financo to act as AAMAC’s non-exclusive financial advisor and to provide certain opinions in respect of the Acquisition. The Financo fee for providing the opinions was $100,000 which was fully paid on May 18, 2009. Financo will also be entitled to a success fee upon closing of the Acquisition equal to $2,500,000 (against which the opinion fee will be credited).

Liquidity and Capital Resources

As of March 31, 2009, AAMAC had available cash of $670,628 and $70,222 cash held in trust account, dividends and interest available for working capital and taxes and cash held in trust account—restricted of $407,571,636. Since its IPO, AAMAC’s only source of revenue has been from the interest and dividends earned on its cash accounts. The proceeds from AAMAC’s IPO that were placed in a trust account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under rule 2a-7 promulgated under the Investment Company Act of 1940. The funds placed in trust earned an annualized interest rate of approximately 0.24% during the three months ended March 31, 2009.

As of December 31, 2008, AAMAC had available cash of $886,113 and $136,658 cash held in trust account, dividends and interest available for working capital and taxes and cash held in trust account—restricted of $407,376,476. Since its IPO, AAMAC’s only source of revenue has been from the interest and dividends earned on its cash accounts. The proceeds from AAMAC’s IPO that were placed in a trust account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under rule 2a-7 promulgated under the Investment Company Act of 1940. The funds placed in trust earned an annualized interest rate of approximately 1.6% during the year ended December 31, 2008.

Subject to its stockholders’ approval, AAMAC will use substantially all of the net proceeds of its IPO in connection with acquiring one or more target businesses. To the extent AAMAC uses its capital stock in whole or in part as consideration for an initial business combination, the proceeds held in the trust account (less amounts paid to any public stockholders who exercise their conversion rights and deferred underwriting discounts and commissions paid to the underwriters) as well as any other net proceeds not expended prior to that time will be used to pay transaction fees, to fund the payment of the Cash Consideration and the consummation of the Warrant Redemption and to finance the operations of the Company following the Acquisition. Such working capital funds could be used in a variety of ways including continuing or expanding the Company’s operations and for strategic acquisitions. Such funds could also be used to repay any operating expenses or finders’ fees which AAMAC had incurred prior to the completion of an initial business combination if the funds available to it outside of the trust account were insufficient to cover such expenses.

As of March 31, 2009, AAMAC had available cash of $670,628 and $70,222 cash held in trust account, dividends and interest available for working capital and taxes which AAMAC expects to use for the due diligence investigation of a target business or businesses and general administrative expenses. However, if its estimate of the costs of undertaking in-depth due diligence and consummating an initial business combination is less than the actual amount necessary to do so, or if interest payments are not available to fund the expenses at the time AAMAC incurs them, it may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. Moreover, AAMAC may need to obtain additional financing either to consummate an initial business combination or because it becomes obligated to convert into cash a significant number of Public Shares voting against an initial business combination, in which case AAMAC may issue additional securities or incur debt in connection with such business combination. Following AAMAC’s initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations. AAMAC has not taken any steps to obtain such financing and there is no assurance it would be able to obtain such financing.

As of March 31, 2009, AAMAC had withdrawn $8,371,123 of the interest and dividends earned on the funds held in its trust account. Pursuant to the terms of AAMAC’s trust agreement governing the trust account, AAMAC is entitled to use up to $3,500,000 of the earnings (subject to restrictions for monies needed to pay income and franchise tax liabilities) for working capital, provided, however, that the aggregate amount of all such distributions for working capital and income tax payments shall not exceed the total earnings. Of the funds withdrawn, $4,900,126 was for taxes and $3,470,997 was for working capital. Therefore, as of March 31, 2009, up to $70,222 was available for withdrawal from AAMAC’s trust account for working capital purposes and taxes to its operating account which had a balance of $670,628 as of March 31, 2009. Once the $3,500,000 is distributed, only distributions to pay income and franchise tax liabilities will be allowed. As of May 8, 2009, AAMAC had received refunds due of $866,983 on state and city tax estimated payments that it made, which have been deposited in the trust account. AAMAC’s liabilities are all related to costs associated with operating as a public company and searching for an acquisition target. AAMAC believes its working capital will continue to be sufficient to fund its operations until a target is acquired.

As of March 31, 2009, AAMAC has approximately $741,000 of cash and cash equivalents. Assuming the Acquisition is consummated, cash and cash equivalents would be approximately $188,326,000 assuming minimum conversion or approximately $65,930,000 assuming maximum conversion of 12,419,999 shares of AAMAC common stock. Cash and cash equivalents would increase by approximately $407,770,000 due to the release of the funds held in trust and would decrease by the initial payment for the Great American membership interest of $60,000,000, the redemption of 46,025,000 warrants for $23,013,000, deferred underwriting fees and expenses of $13,500,000, professional fees of $1,005,000, success fee to Financo to $2,500,000, reimbursement of expenses to Halcyon of $1,000,000 and miscellaneous fees of approximately $570,000. These amounts are AAMAC management’s best estimates of the effects of the Acquisition on the Company’s cash and cash equivalents and are subject to change.

Critical Accounting Policies

AAMAC’s financial statements and the notes to its financial statements contain information that is pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

a. it requires assumptions to be made that were uncertain at the time the estimate was made; and

b. changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on AAMAC’s results of operations or financial condition.

The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the financial statements. AAMAC believes that the following are some of the more critical judgment areas in the application of its accounting policies that affect its financial condition and results of operations. AAMAC has discussed the application of these critical accounting policies with its Audit Committee. The following critical accounting policies are not intended to be a comprehensive list of all of AAMAC’s accounting policies or estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes reflect the net tax effects of operating losses and other temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. SFAS No. 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectations of future profits.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements,” or SFAS 157, which is effective for fiscal years beginning after November 15, 2007. The Statement defines fair value, establishes a frame work for measuring fair value in accordance with U.S. Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The adoption of SFAS 157 did not have a material impact on AAMAC’s financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, or SFAS No. 159, “The Fair Value Opinion for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 159. The adoption of SFAS 159 did not have a material impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, or SFAS 141R. SFAS 141R changes accounting for acquisitions that close beginning in 2009 in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research & development and restructuring costs. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141R promotes greater use of fair values in financial reporting. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. Some of the changes will introduce more volatility into earnings. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. SFAS 141R will have an impact on accounting for any business acquired after the effective date of this pronouncement.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” or SFAS 160. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests (“NCI”) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interests of any non-wholly owned business acquired in the future.

In February 2008, the FASB issued FSP No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and other Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” or FSP 157-1, and No. 157-2, “Effective Date of FASB Statement No. 157,” or FSP 157-2, which respectively, remove leasing transactions from the scope of SFAS 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS 157 (as impacted by these two FSP’s) was effective for AAMAC beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in AAMAC’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on AAMAC’s results of operations or financial condition. The remaining aspects of SFAS 157 for which the effective date was deferred under FSP 157-2 are currently being evaluated by the company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS 157 are to be applied to fair value measurements prospectively beginning January 1, 2009. AAMAC does not expect them to have a material impact on AAMAC’s results of operations or financial condition. In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” or FSP 157-3. FSP 157-3 clarifies the application of SFAS 157, which AAMAC adopted as of January 1, 2008, in cases where a market is not active. AAMAC has considered FSP 157-3 in its determination of estimated fair values as of December 31, 2008, and the impact was not material.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133,” or SFAS 161, as amended and interpreted, which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted, but not expected. Management is evaluating the potential effect this guidance may have on AAMAC’s financial condition and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS 162. The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With GAAP,” SAS 69, SFAS 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on AAMAC’s results of operations, financial condition or liquidity.

In June 2008, FASB issued FSP Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” or EITF 03-6-1. Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two- class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on AAMAC’s results of operations, financial condition or liquidity.

Management of AAMAC does not believe that any other recently issued accounting standards would have a material effect on future financial statements.

MANAGEMENT OF AAMAC

Directors and Executive Officers

AAMAC’s current directors and executive officers are as follows:

Name	Age	Position
Michael J. Levitt	50	Chairman of the Board
Mark D. Klein	47	Chief Executive Officer, President and Director
Paul D. Lapping	46	Chief Financial Officer, Treasurer and Secretary
Jonathan I. Berger	39	Director
Michael S. Gross	47	Director
David C. Hawkins	44	Director
Frederick G. Kraegel	60	Director
Bradford R. Peck	46	Director
Steven A. Shenfeld	50	Director

Michael J. Levitt has been Chairman since March 2007. In 2001, Mr. Levitt founded Stone Tower Capital LLC, an alternative investment firm focused on credit and credit-related assets. At December 31, 2008, Stone Tower managed, through its affiliates, approximately $37 billion in leveraged finance-related assets across various investment vehicles. Mr. Levitt also serves as Chief Executive Officer of Stone Tower Equity Partners LLC and Chief Executive Officer and Director of Everquest Financial Ltd. Mr. Levitt has spent his entire 25-year career managing or advising non-investment grade businesses and investing in non-investment grade assets. Previously, Mr. Levitt served as the managing partner of the New York office of Hicks, Muse, Tate & Furst Incorporated. Prior thereto, Mr. Levitt served as the co-head of the investment banking division of Smith Barney Inc. Mr. Levitt has a B.B.A. from the University of Michigan and a J.D. from the University of Michigan Law School.

Mark D. Klein has been Chief Executive Officer, President and a Director since February 2007. Mr. Klein is also a registered representative at Ladenburg Thalmann & Co. Inc., a Managing Member of the LTAM Titan Fund, a fund of funds hedge fund and is one of the principals of The Aldebaran Fund, LLC, a private fund investing in special purpose acquisition companies. From April 2007 until August 2008, Mr. Klein was the Chief Executive Officer of Hanover Group US LLC, an indirect US subsidiary of the Hanover Group. Prior to joining Hanover 2007, Mr. Klein was Chairman of Ladenburg Thalmann & Co., Inc., a leading underwriter of blank check companies, which is engaged in retail and institutional securities brokerage, investment banking and asset management services. From March 2005 to September 2006, he was Chief Executive Officer and President of Ladenburg Thalmann Financial Services, Inc., the parent of Ladenburg Thalmann & Co., Inc., and Chief Executive Officer of Ladenburg Thalmann Asset Management Inc., a subsidiary of Ladenburg Financial Services, Inc. Prior to joining Ladenburg Thalmann, from June 2000 to March 2005 Mr. Klein served as the Chief Executive Officer and President of NBGI Asset Management, Inc. and NBGI Securities, which were the US subsidiaries of the National Bank of Greece, the largest financial institution in Greece. Prior to joining NBGI, Mr. Klein was President, Founder of Newbrook Capital Management, and Founder and Managing Member of Independence Holdings Partners, LLC, a private equity fund of funds company and Founder and General Partner of Intrinsic Edge Partners, a long/short equity hedge fund. Prior to the formation of Newbrook Capital Management and Independence Holdings Partners, LLC, Mr. Klein was a Senior Portfolio Manager for PaineWebber and Smith Barney Shearson. Prior to his affiliation with PaineWebber and Smith Barney Shearson, Mr. Klein managed investment accounts at Prudential Securities and managed firm capital at MKI Securities. Before entering the securities industry, Mr. Klein worked for two years at Arthur Young in its Entrepreneurial Services Group. Mr. Klein also serves as a member of the board of directors of American Apparel, Inc. (AMEX:APP). Mr. Klein is a graduate of J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management Degree and also received a Bachelors of Business Administration degree with high distinction from Emory University.

Paul D. Lapping has been Chief Financial Officer, Treasurer and Secretary since February 2007. From August 2003 to June 2006, Mr. Lapping served as President of Lapping Investments, LLC, a personal investment fund targeting lower middle market leveraged buyouts. From April 2007 until August 2008, Mr. Lapping served as a Managing Director of Hanover Group US LLC. From April 2000 to November 2003, Mr. Lapping was a general partner of Minotaur Partners II, L.P., a private investment partnership Mr. Lapping formed to invest equity in small and middle-market marketing driven companies with an emphasis on emerging technologies. From December 1995 to January 2002, Mr. Lapping was a general partner of Merchant Partners, LP, a private investment partnership focused on direct marketing, business and consumer services. Prior to joining Merchant Partners, Mr. Lapping served in various corporate development roles with Montgomery Ward Holding Corp., a retail, catalog, direct marketing and home shopping company, and Farley Industries, Inc., a management company providing services to Farley Inc., a private investment fund holding company, and its related entities including Fruit of the Loom, Inc., Farley Metals, Inc., Acme Boot Company and West Point-Pepperell, Inc. Mr. Lapping also served in various positions with Golder, Thoma and Cressey, a private equity firm, and with the merger and acquisition group of Salomon Brothers Inc. Mr. Lapping received a Bachelor of Science from the University of Illinois and a Masters of Management Degree from the Kellogg School of Business at Northwestern University.

Jonathan I. Berger has been a Director since March 2007. Mr. Berger is currently a Senior Managing Director of Stone Tower Capital LLC. He also serves as a Senior Managing Director of Stone Tower Equity Partners LLC. Mr. Berger has over 16 years of experience in the private and public debt and equity markets, primarily as an investor managing capital for institutions such as pension funds, endowments, foundations, banks, fund of funds and large family offices. From 1997 to 2006, Mr. Berger played a leading role at Pegasus Capital Advisors, LP (“Pegasus”) as a co-founder and partner. Pegasus is a private equity firm that focuses on special situation investments in middle-market businesses. Prior to Pegasus, Mr. Berger was a Vice President in the High Yield and Distressed Securities Group at UBS Securities LLC (“UBS”). At UBS, he was involved in investing in distressed and high yield securities and had additional responsibilities in high yield financings, transaction opportunity creation and structure negotiations. Prior to UBS, Mr. Berger was a principal at Rosecliff, Inc., a private equity fund focused on buyouts of middle market companies. Previously, Mr. Berger worked in the Leveraged Finance Group of Salomon Brothers Inc. and at Nantucket Holding Company, a merchant banking group focused on investing in financial and operational turnaround situations. Mr. Berger graduated from the University of Pennsylvania’s Wharton School of Business in 1991 with a Bachelor of Science in Economics with a Concentration in Finance.

Michael S. Gross has been a Director since March 2007. Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. In such capacities, Mr. Gross heads Magnetar Financial LLC’s credit and private investment business. Since September 2007, Mr. Gross has served as the chief executive officer, chairman of the board of directors and managing member of Solar Capital, LLC. From June 2006 to September 2008, Mr. Gross served as the chief executive officer, chairman of the board of directors and secretary of Marathon Acquisition Corp., a blank check company formed to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination. Mr. Gross has been chairman of the board of Global Ship Lease, Inc., which merged with Marathon Acquisition Corp., since September 2008. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Management, LP, the investment adviser to Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, LP, a leading private equity firm which he founded in 1990 with five other persons. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund he founded to invest principally in non-control oriented distressed debt and other investment securities of leveraged companies. Mr. Gross currently serves on the boards of directors of Saks, Inc. and Jarden. Mr. Gross is a graduate of J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management Degree and also received a Bachelors of Business Administration degree from the University of Michigan in 1983.

David C. Hawkins has been a Director since March 2007. In 2001 Mr. Hawkins co-founded Investoraccess Ltd., a specialist media business focused on developing a range of publications and other media covering the private equity, venture capital and real estate industries. Mr. Hawkins also acts as the publisher of Private Equity International, a monthly magazine focused on private equity and venture capital launched in December 2001 and owned by Investoraccess Ltd. Investoraccess Ltd. also owns PrivateEquityOnline.com, a website dedicated to private equity and venture capital. In May 2007, Investoraccess Ltd. was subject to a secondary buyout and became part of PEI Media Group with Mr. Hawkins being appointed Managing Director. From 1985 to 1996 Mr. Hawkins worked at financial media group Euromoney PLC, where he was promoted to Managing Editor of the Books Division in 1991. Mr. Hawkins received an MA (First Class) in English Literature from Oxford University in 1985.

Frederick G. Kraegel has been a Director since June 2007. Mr. Kraegel has extensive experience in evaluating businesses and in working with companies with complex financial issues. He has been a Senior Consultant with Bridge Associates LLC since February 2003 and in such capacity has served in a number of roles including as financial advisor to the Chapter 7 Trustee of Refco, LLC. Mr. Kraegel was an independent consultant from July 2002 to February 2003. From July 2001 to July 2002 Mr. Kraegel was Executive Vice President, Chief Administrative Officer and Director of AMF Bowling Worldwide, Inc. where he was hired to provide direction for the Chapter 11 process and financial, information technology and real estate functions. Mr. Kraegel was President and Director of Acme Markets of Virginia, Inc. from 2000 to 2001 and led the effort in which the retail operations of the 32-store chain were sold. In 1998, he was hired as Senior Vice President and Chief Financial Officer of Factory Card Outlet Corp., a public company, to direct the financial restructuring of the company including the filing a Chapter 11 proceeding in 1999; Mr. Kraegel left the company in 2000 prior to its emergence from bankruptcy in 2002. Mr. Kraegel was a partner at Peat, Marwick, Mitchell & Co. (now KPMG LLP) and is a CPA. Mr. Kraegel graduated from Valparaiso University in 1970 with a Bachelor of Science in Business Administration with a concentration in Accounting. Mr. Kraegel serves on the boards of Concordia Plan Services, Inc., Thrivent Financial for Lutherans and Valparaiso University.

Bradford R. Peck has been a Director since March 2007. Mr. Peck is the founding principal of Taurus Asset Management, LLC, which was established in March 2004. Mr. Peck is currently the managing Principal and Senior Portfolio Manager of Taurus Asset Management, LLC, which is engaged in providing investment advisory and management services to various sophisticated clients, including high net worth individuals, pension and profit sharing plans, charitable organizations and other business entities. Mr. Peck is also one of the principals of The Aldebaran Fund, LLC, a private fund investing in special purpose acquisition companies. Prior to founding Taurus Asset Management, LLC, Mr. Peck was a Managing Director of Neuberger Berman LLC from 1999 to 2004, a Portfolio Manager of Neuberger Berman from 1997 to 2004, a General Partner of Weiss Peck and Greer from 1995 to 1997, a Portfolio Manager of Weiss Peck & Greer from 1987 to 1997, a Manager, Financial Analysis in the Treasury Department of the Great Atlantic &Pacific Tea company from 1986 to 1987, and an investment associate at Equitable Life Insurance Society from 1984 to 1985. Mr. Peck is a graduate of the Wharton School, University of Pennsylvania, with a Bachelor of Science degree in economics. Mr. Peck serves on the board of the Jewish Board of Family and Children’s Services and the Randall’s Island Sports Authority.

Steven A. Shenfeld has been a Director since March 2007. Mr. Shenfeld has worked on Wall Street since 1983 in various executive capacities for firms including Salomon Brothers, Donaldson Lufkin Jenrette, Bankers Trust and Robertson Stephens. Since March 2009, Mr. Shenfeld has served as President and a General Partner of MidOcean Credit Partners, an investment fund focusing on credit investments. From April 2002 to March 2009, Mr. Shenfeld served as Senior Managing Director and General Partner of M.D. Sass Macquarie Financial Strategies LP; a $273mm private equity fund focused on the investment management sector. Previously he was a General Partner of Avenue Capital Group, a multi billion dollar hedge fund focused on distressed debt and special situations from 1999 to 2001. From 1994 through 1999 he held executive positions at Bank Boston Robertson Stephens including serving on the Management Committee and heading the High Yield business. From 1991 to 1994 he was the Head of Global Finance Sales & Trading at Bankers Trust. Mr. Shenfeld is a Founder and Board Member of Finacity, a receivables based finance company that is collectively owned by

Kleiner Perkins, Texas Pacific Group, Allianz, Bank of America, ABN Amro, and Avenue Capital. Mr. Shenfeld obtained a MBA in Finance from University of Michigan in 1983 and a BA in Economics from Tufts University in 1981.

Executive Officer and Director Compensation

None of AAMAC’s executive officers or directors has received any cash compensation for services rendered. Commencing on August 1, 2007 through the earlier of AAMAC’s consummation of its initial business combination or its liquidation, AAMAC has and will continue to incur from Hanover Group US LLC, an affiliate of one of its initial stockholders and sponsors, a total of $10,000 per month for certain general and administrative services, including secretarial support. Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, has been or will be paid to any of its initial stockholders, sponsors, officers or directors, in each case in any capacity, or to any of their respective affiliates, for any services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals have been and, prior to the Acquisition, will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on AAMAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest and dividend income of up to $3,500,000 on the balance in the trust account, such out-of-pocket expenses will not be reimbursed by AAMAC unless it consummates the Acquisition or another initial business combination prior to August 1, 2009. After the Acquisition, directors or members of AAMAC’s management team who serve as directors of the Company will receive fees from the Company. See “Management of the Company Following the Acquisition—Director Compensation.”

Compensation Discussion and Analysis

A compensation discussion and analysis is not included as members of AAMAC’s management team have not received any cash or other compensation for services rendered to AAMAC since AAMAC’s inception.

BUSINESS OF GREAT AMERICAN AND THE COMPANY

The following description applies to the current business of Great American as well as the business of the Company following the Acquisition.

General

Great American is a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Great American operates its business in two segments: liquidation and auction solutions; and valuation and appraisal services. Great American’s liquidation and auction divisions assist clients in maximizing return and recovery rates through the efficient disposition of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Great American’s valuation and appraisal services division provides its clients with independent appraisals in connection with asset based loans, acquisitions, divestitures and other business needs.

Great American’s significant industry experience, network of highly skilled employees and scalable network of independent contractors and industry-specific advisors allow Great American to tailor its auction and liquidation solutions to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. Great American has established appraisal and valuation methodologies and practices in a broad array of asset categories which have made it a recognized industry leader. Furthermore, Great American’s scale and pool of resources allow it to offer its services on a nationwide basis, setting it apart from many of its competitors. As a result of this market expertise and flexibility, its proven track record and its ability to offer cost-attractive services, Great American believes that it is well positioned to generate revenue growth and increase its market share across all of its service offerings.

Great American, together with its predecessors, has been in business since 1973. Great American was organized as a California limited liability company in 2002. For over 35 years, Great American and its predecessors have provided retail, wholesale and industrial auction and liquidation solutions to clients. Past clients of Great American include Boeing, Apple Computers, Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Gottschalks, Fortunoff, and Ritz Camera. Since 1995, Great American has participated in liquidations involving over $23 billion in aggregate asset value and auctioned assets with an estimated aggregate value of over $6 billion.

Great American’s valuation and appraisal services division provides valuation and appraisal services to financial institutions, lenders, private equity investors and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Great American’s clients include major financial institutions such as Bank of America, Credit Suisse, GE Capital, JPMorgan Chase, Union Bank of California, and Wells Fargo. Great American’s clients also include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

In May 2008, Great American established Great American Real Estate Services to assist companies winding down or restructuring their business with negotiating rent relief and lease termination and/or identifying suitable parties to assume the client’s lease or purchase its real property. Great American Real Estate Services focuses on achieving maximum return for its clients through mitigating lease liabilities and maximizing the value of owned real property. Great American Real Estate Services also provides commercial and industrial real estate appraisal services.

In September 2008, Great American partnered with Kelly Capital to launch Great American Home Auctions through which Great American and Kelly Capital will conduct public auctions of foreclosed residential real estate. Kelly Capital is an experienced real estate investment firm which, together with its controlled affiliate companies, has completed over $3 billion in transactions as principal investors. The first real estate auction event is scheduled for June 2009.

In April 2009, Great American expanded its operations into Europe by opening an office in the United Kingdom. Great American has entered into a non-exclusive co-marketing referral agreement with Smith & Williamson, a United Kingdom-based accounting firm. The collaboration is expected to focus on helping retailers downsize through inventory liquidation and store closures in addition to providing appraisal and valuation services.

Business Strategy

Great American’s primary objective is to generate revenue growth through increased market share across all of its service offerings. The key components of Great American’s strategy to achieve these objectives include:

Increase Pursuit of Bankruptcy and Distressed Liquidations. Great American conducts retail liquidations primarily for the benefit of capital providers seeking to generate cash from distressed retail assets. Due to recent challenges faced by the retail market in the United States, many retailers are conducting inventory liquidations to generate cash or are being forced into bankruptcy. Great American, typically through collaborative arrangements with other liquidators, has participated in many major bankruptcy liquidations including Circuit City, Tower Records, Movie Gallery, Mervyns, Kmart, Montgomery Ward, Linens N Things, KB Toys and Hechinger.

Focus on Liquidations for Financially Healthy Businesses. The market for liquidation services is not solely driven by distressed economic conditions. In Great American’s experience, there is also demand for proactive liquidation solutions during periods of economic stability and prosperity as financially healthy retailers and manufacturers eliminate underperforming locations or reduce positions in certain inventory or product categories. Consequently, Great American’s ability to maintain a leading position in the liquidation market and leverage the intrinsic value of its reputation as the retail and industrial landscapes continue to change will be a substantial factor driving revenue growth.

Leverage Experience and Reputation to Drive Company Profit and Customer Value. Through Great American’s more than 35 years in the liquidation industry, it has developed extensive institutional knowledge of asset valuation information. This includes databases covering a multitude of industries and asset classes that contain item level detail and historical price information. Great American believes its databases enable it to more accurately estimate retail, wholesale and industrial recovery rates as well as generate valuations for a broad range of asset classes. Additionally, Great American maintains databases containing public auction registrant, bidder, buyer and seller information which enable it to target buyers for future sale offerings.

Increase Number of Potential Buyers at Online and Onsite Auctions. Great American is focused on increasing the number of participants at its auctions by leveraging its existing buyer base as well as attracting new buyers. Great American uses buyer profiles and historical transaction data to market assets available at its auctions to the most likely buyers. In addition, Great American continues to expand the number of new buyers participating in its auction processes through targeted direct marketing, online marketing and traditional advertising and marketing programs. Great American believes that these initiatives will increase auction participation and thus, competition, leading to higher asset sale prices.

Develop New Client Relationships and Expand Services Provided to Existing Clients. Great American plans to increase marketing efforts to retailers and corporations, as well as professional service referral sources. Great American believes that the traditional disposition methods for excess inventory and other assets on which many retailers and other businesses rely, such as in store discounting, regional auctions or bulk sales to local buyers and liquidators, are inefficient disposition methods which do not maximize recovery value. Great American believes that marketing its services to retailers, corporations, and professional service providers will generate additional business opportunities through referrals and new client leads. Additionally, Great American has recently expanded its public relations and marketing efforts with the aim of raising awareness about its auction and liquidation capabilities among potential clients. Furthermore, Great American believes that it can generate additional revenue by actively cross selling its auction, liquidation and valuation and advisory services to its existing clients, thereby providing clients with an efficient, cost-effective, single-source solution.

Expand Geographic Footprint. Great American plans to continue to increase its market presence within the United States and abroad. Great American opened an office in New York City in August 2008 to assist its financial institution clients, and the service providers that serve them, with disposition, appraisal and valuation services. This office serves as the base for Great American’s real estate services team. In addition, Great American expanded its operations into the United Kingdom in April 2009 through the establishment of a relationship with Smith and Williamson, a United Kingdom-based accounting firm. Great American intends to further expand its operations to provide auction, liquidation and valuation and appraisal services across Europe and Asia.

Develop a Leading Residential Real Estate Foreclosure Auction Business. Great American recently established a new subsidiary, Great American Home Auctions, to conduct webcast and on-site auctions of foreclosed residential real estate. Great American Home Auctions is a joint venture with Kelly Capital, an experienced real estate investment firm. By leveraging its core competencies and Kelly Capital’s residential real estate experience, Great American believes that Great American Home Auctions can become a leader in the foreclosed residential real estate auction business.

Generation of Revenue

Great American provides its services to clients on a guarantee, fee or outright purchase basis.

Guarantee. When providing services on a guarantee basis, Great American guarantees the client a specific recovery often expressed as a percentage of retail inventory value or wholesale inventory cost or, in the case of machinery or equipment, a set dollar amount. This guarantee is often required to be supported by a letter of credit, a cash deposit or a combination thereof. Cash deposits are typically funded in part with available cash from Great American together with short term borrowings under Great American’s revolving credit facilities. Often when Great American provides auction or liquidation services on a guarantee basis, it does so through a collaborative arrangement with other service providers. In this situation, each collaborator agrees to provide a certain percentage of the guaranteed amount to the client through a combination of letters of credit, cash and financing. If Great American is engaged individually, it receives 100% of the net profit, less debt financing fees, sale related expenses (if any) and any share of the profits due to the client as a result of any profit sharing arrangement entered into based on a pre-negotiated formula. If the engagement was conducted through a collaborative arrangement, the profits or losses are divided among Great American and its partner or partners as set forth in the agreement governing the collaborative arrangement. If the net sales proceeds after expenses are less than the guarantee, Great American, together with its partners if the engagement was conducted through a collaborative arrangement, is responsible for the shortfall and will recognize a loss on the engagement.

Fee. When Great American provides services on a fee basis, clients pay a pre-negotiated flat fee for the services provided, a percentage of asset sales generated or a combination of both.

Outright Purchase. When providing services on an outright purchase basis, Great American purchases the assets from the client and typically sells them at auction, orderly liquidation, through a third-party broker or, less frequently, as augmented inventory in conjunction with another liquidation that Great American is conducting. In an outright purchase, Great American, together with any collaboration partners, takes title to the assets and absorbs the profit or loss associated with the asset disposition.

Services

Great American provides a wide variety of services to clients seeking auction and liquidation solutions or valuation and appraisal services.

Auction and Liquidation Solutions

Retail

Great American enables its clients to quickly and efficiently dispose of under-performing assets and generate cash from excess inventory by conducting or assisting in store closings, going out of business sales, bankruptcy sales and fixture sales. With the goal of providing a single-source solution to its retail clients, Great American also provides merger and acquisition due diligence through its auction and liquidation segment and reverse logistics and appraisal services through its valuation and appraisal services segment. Financial institution and other capital providers rely on Great American to maximize recovery rates in distressed asset sales and in retail bankruptcy situations. Additionally, healthy, mature retailers utilize Great American’s proven inventory management and strategic disposition solutions, relying on its extensive network of retail professionals, to close unproductive stores and dispose of surplus inventory and fixtures as existing stores are updated.

For example, in a potential bankruptcy engagement, the debtor provides potential disposition firms with a snapshot of inventory and other assets available for sale. The disposition firms must analyze the inventory data and generate an estimate of potential recovery based on their valuation expertise and past liquidation experience. Typically, this process takes one to four weeks. The disposition firms then submit bids that guarantee a minimum recovery based on a percentage of retail value or cost. The successful bidder assumes management of the debtor’s stores on a contract basis and conducts the orderly disposition of the inventory and assets in these stores. Profits are generated by efficiently merchandizing inventory, managing the orderly closing of store locations and pricing remaining products to balance margin with speed of sale and liquidation expenses. Unlike merchandisers who employ a “top down” approach by focusing only on driving total sales (because overhead costs are fixed), disposition firms take a “bottom up” approach by focusing on balancing cost savings with maximizing proceeds. A typical retail disposition process spans eight to twelve weeks from the bankruptcy court’s approval of the successful bid to the final store closure.

Great American often conducts large retail liquidations that entail significant capital requirements through collaborative arrangements with other liquidators. By entering into an agreement with one or more collaborators, Great American is able to bid on larger engagements that it couldn’t conduct on its own due to the significant capital outlay involved, number of independent contractors required or financial risk associated with the particular engagement. Great American acts as the lead partner in many of the collaborative arrangements that it enters into, meaning that it is has primary responsibility for the due diligence, contract negotiation and execution of the engagement.

Great American provides retail auction and liquidation services on a fee and guarantee basis. In guarantee retail liquidation engagements, Great American takes title to any unsold inventory. In these rare instances, Great American typically utilizes the unsold inventory as augmented inventory in other liquidations it conducts.

Wholesale and Industrial

Great American designs and implements customized disposition programs for its clients seeking to convert excess wholesale and industrial inventory and operational assets into capital. Great American manages projects of all sizes and scopes across a variety of asset categories. Great American believes that its databases of information regarding potential buyers that it has collected from past transactions and engagements, its nationwide name recognition and experience with alternative distribution channels allow it to provide superior wholesale and industrial disposition services. Great American offers clients the following wholesale and industrial disposition strategies:

Orderly Liquidations. Assets in an orderly liquidation are available for sale on a privately negotiated basis over a period of months. Orderly liquidations work well for assets in large and repetitive quantities. This sale method is often employed to dispose of furniture, fixtures and equipment in connection with retail liquidations as well as wholesale inventory or industrial equipment for which a short term public auction sale is not feasible due to limited market demand or specialized application of the equipment.

Live Auctions. The live public auction is the most traditional sales technique for wholesale and industrial asset dispositions and one of Great American’s most frequently utilized services. In live auctions, bidders gather at a specified date and time to competitively bid against one another, with each item selling to the highest bidder. Great American believes that its auctioneers are recognized throughout the industry for their auctioneering skills, project experience, engaging personalities and ability to extract top prices. Great American’s live auctions can cover single sites or multiple locations, and Great American utilizes point-of-sale software to generate customized sales reports and invoices and to track assets.

Webcast Auctions. Increasingly, Great American has been webcasting its live auctions over the Internet. This auction format allows online bidders to compete in real time against bidders at the live auction. Bidders can log onto the auction from personal computers, view and bid on lots as they come up for sale, hear the auctioneers as the sale is being conducted and, in some cases, view live streaming video of the auctioneer calling the bids on-site. Great American believes that this auction format maximizes proceeds by providing access to otherwise unavailable potential bidders, including international participants, thereby increasing competition. In some cases, particularly when assets are located in remote areas that are not easily accessible to bidders, Great American may determine, in consultation with the client, that a webcast only auction is the most appropriate format.

Online Auctions. In the online auction format, the sale of assets takes place exclusively online, without a live auctioneer calling the sale. Similar to the timed auctions popularized by online auction sites such as eBay, assets are posted for sale online and buyers can bid on lots and items for a set period of time, usually one week. The online auction format is optimal for clients that have idle assets in quantities insufficient to justify the cost of a live auction.

Wind Down Services. When businesses or manufacturers discontinue operations in whole or in part, they are often faced with the challenge of converting large quantities of raw materials, work-in-process inventory and equipment into cash. Great American has the resources and expertise to analyze the cost effectiveness of continuing production to deplete inventory on hand as an alternative to conducting an auction of the inventory. Great American also provides advisory services relating to the wind down process from beginning to end, including negotiation of early lease terminations, sale of intellectual property and sale of completed inventory through the client’s historical distribution channels.

Reverse Logistics. Great American assists clients with managing the disposition of customer returns, obsolete inventory, extraneous fixtures and dated equipment. Great American serves as a broker, providing assistance in reaching ideal target markets and potential buyers or marketing to its extensive database of buyers and end users. Alternatively, Great American can conduct a liquidation or auction sale to dispose of these assets.

Private Sales. In private sales, Great American steps into the shoes of the seller and handles all negotiations with a single buyer, based upon terms provided by the seller. This type of sale is tailored to a specific target market when specialized assets are involved. This type of sale may be required by certain legal rulings or mediation between multiple parties.

Sealed Bid Sales. Great American performs sealed bid sales in situations where asset disposition requires anonymity of the buyer or seller or involves other confidentiality concerns. In this process, potential buyers submit bids without knowledge of the amount bid by other participants. At the conclusion of the bidding timeframe, the highest bidder wins the right to purchase the asset.

Great American provides wholesale and industrial services on a fee, guarantee and an outright purchase basis.

Home Auctions

Great American expects to commence its auctions for foreclosed residential real estate properties in Summer 2009 through its new joint venture with Kelly Capital.

Great American intends to target foreclosed residential real estate properties nationally across a range of sizes, styles and prices. Great American is currently in discussions with a variety of property owners, including lenders, portfolio managers and investment firms, which hold title to foreclosed homes, to serve as the auction broker in connection with the disposal of these properties.

Great American plans to operate its home auctions in a streamlined fashion to maximize recovery and completed sales. To participate in auctions, buyers must register and, in some cases, make a minimum earnest money deposit. In order to maximize attendance, buyers will be able to bid in person at the live auction event or access the auction via a live webcast and bid online. Great American intends to market the properties for sale through television ad campaigns to direct interested parties to the home auction website. Once online, potential bidders can register, review the property listings and perform due diligence. Open houses will be held prior to the auctions to allow bidders to see and inspect each property.

Great American will coordinate the entire auction process, including the venue, personnel and onsite technological requirements. Great American has arranged to have Wells Fargo Bank and Bank of America to serve as primary onsite lending resources, as well as nationally-recognized title and escrow companies to provide onsite services to potential buyers.

Great American will provide its home auction services on a fee basis based on a percentage of sale price.

Valuation and Appraisal Services

Great American’s valuation and appraisal teams provide independent appraisals to financial institutions, lenders and other providers of capital and other professional service firms for estimated liquidation values of assets. These teams include experts specializing in particular industry niches and asset classes. Great American provides valuation and appraisal services across five general categories:

Consumer and Retail Inventory. Representative types of appraisals and valuations include inventory of specialty apparel retailers, department stores, jewelry retailers, sporting goods retailers, mass and discount merchants, home furnishing retailers and footwear retailers.

Wholesale and Industrial Inventory. Representative types of appraisals and valuations include inventory held by manufacturers or distributors of automotive parts, chemicals, food and beverage products, wine and spirits, building and construction products, industrial products, metals, paper and packaging.

Machinery and Equipment. Representative types of asset appraisals and valuations include a broad range of equipment utilized in manufacturing, construction, transportation and healthcare.

Intangible Assets. Representative types of asset appraisals and valuations include intellectual property, goodwill, brands, logos, trademarks and customer lists.

Real Estate. Representative types of asset appraisals and valuations include owned and leased manufacturing and distribution facilities, retail locations and corporate offices. Great American does not perform appraisals of residential properties.

Great American provides valuation and appraisal services on a pre-negotiated flat fee basis.

Sales and Marketing

Great American’s sales and marketing efforts benefit from dedicated business development officers focused on each of Great American’s primary service offerings. Great American actively promotes the cross-selling of its services and markets its single-source solution services to existing and potential clients.

Great American’s marketing programs incorporate a range of strategies as a result of Great American’s diverse universe of potential referral sources, clients and buyers. Key marketing programs include public relations initiatives and news releases, industry trade journal advertising, local television, newspaper and radio advertising, participation in industry trade shows and conferences, speaking engagements, direct marketing, email blasts and Internet based advertising.

As of March 31, 2009, Great American employed 16 business development officers located throughout the United States and in London.

Great American’s retail business development efforts target accounting and consulting firms, bankruptcy professionals, attorneys and financial institution workout groups focused on the retail industry as sources for referrals.

Great American’s business development officers who are tasked with identifying and obtaining wholesale and industrial auction and liquidation engagements are industry experts and market directly to management at companies in their specific areas of expertise. These individuals also develop and maintain relationships with secondary market participants, such as equipment dealers, who are often sources of referrals for disposition opportunities. The business development officers leverage Great American’s years of experience in the auction business, valuation expertise and database of historical auction results to provide potential clients with accurate estimates of asset values.

Great American’s home auction sales and marketing efforts target banks and other financial institutions, investment groups, hedge funds, residential real estate property and mortgage portfolio managers, developers, government agencies, asset managers and loan servicers around the United States to secure blocks of homes for auction. By leveraging Great American’s existing nationwide auction capabilities, Great American Home Auctions has the ability to coordinate auction events throughout the United States or add homes to an already scheduled Great American Home Auctions event.

Great American’s valuation and appraisal business development efforts target lenders, private equity groups, other debt and equity providers, turnaround and crisis management firms, restructuring firms, investment banks and large financial institutions. Great American focuses on developing and managing relationships with clients to produce ongoing valuation and appraisal opportunities, but will also pursue single opportunities as they arise.

Customers

Great American serves retail, corporate, capital provider and individual customers across its services lines.

Auction and Liquidation Solutions

Retail

Great American’s retail auction and liquidation solution clients include financially healthy retailers as well as distressed retailers, bankruptcy professionals, financial institution workout groups and a wide range of professional service providers. Some retail segments in which Great American specializes include apparel, arts and crafts, department stores, discount stores, drug / health and beauty, electronics, footwear, grocery stores, hardware / home improvement, home goods and linens, jewelry, office / party supplies, specialty stores, and sporting goods. Recent clients include Circuit City, Friedman’s Jewelers, Hechinger, Mervyns, Tower Records, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, KB Toys, Kmart, Sears, Montgomery Ward, Whitehall Jewelers, Fortunoff, Gottschalks and Ritz Camera.

Wholesale and Industrial

Great American provides auction services and customized disposition programs to a wide range of clients. Specifically, Great American has experience in providing auction and liquidation solutions to the following industries: aircraft / aerospace, casino / hospitality, construction / mining / earthmoving, food and beverage processing, hospital / medical, machine tools / metalworking, material handling, packaging / bottling, plastics and rubber processing, printing / bindery, pulp processing / paper converting, restaurant / bar / bakery, retail / trade fixtures, stadium / arena, textile / apparel, transportation / rolling stock, warehouse / distribution centers, and woodworking / lumber. Representative recent clients include the Stardust Hotel & Casino, Boeing, Midas International, Callaway Golf, Lillian Vernon and Dreyer’s Ice Cream.

Home Auctions

Great American intends to target banks and other financial institutions, investment groups, hedge funds, developers, government agencies, asset managers and loan servicers around the United States for its home auction services.

Valuation and Appraisal Services

Great American is engaged by financial institutions, lenders, private equity investors and other capital providers, as well as professional service providers, to provide valuation and advisory services. Great American has extensive experience in the appraisal and valuation of retail and consumer inventories, wholesale and industrial inventories, machinery and equipment, intellectual property and real estate. Great American maintains ongoing client relationships with major asset based lenders including Bank of America, CIT Group, Citibank, Credit Suisse, Deutsche Bank, GE Capital, HSBC, JPMorgan Chase, Union Bank of California, US Bank, Wachovia Capital Finance, Wells Fargo Foothill and Wells Fargo Retail Finance. In addition, Great American’s clients include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, H.I.G. Capital, Harvest Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

Competition

Great American faces competition in each of its primary service areas. While some competitors are unique to specific service offerings, some competitors cross multiple service offerings. A number of companies provide services or products to the auction and liquidation and valuation and appraisal markets, and existing and potential clients can, or will be able to, choose from a variety of qualified service providers. Competition in certain of Great American’s service offerings is intense. Some of Great American’s competitors may even be able to offer discounts or other preferred pricing arrangements. In a cost-sensitive environment, such arrangements may prevent Great American from acquiring new clients or new engagements with existing clients. Some of Great American’s competitors may be able to negotiate secure alliances with clients and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns or to the development of technology systems than Great American. In addition, new technologies and the expansion of existing technologies with respect to the online auction business may increase the competitive pressures on Great American. Great American must also compete for the services of skilled professionals. There can be no assurance that Great American will be able to compete successfully against current or future competitors, and competitive pressures faced by Great American could harm its business, operating results and financial condition.

Great American faces competition for its retail services from traditional liquidators as well as Internet-based liquidators such as overstock.com and eBay. Great American’s wholesale and industrial services competitors include traditional auctioneers and fixed site auction houses that may specialize in particular industries or geographic regions as well as other large, prestigious or well-recognized auctioneers. Great American also faces competition and pricing pressure from the internal remarketing groups of its clients and potential clients and from companies that may choose to liquidate or auction assets and/or excess inventory without assistance from service providers like Great American. Great American faces competition for its home auction services from established real estate auctioneers, foreclosure/courthouse auctions, short sales and traditional real estate services. Great American faces competition for its valuation and appraisal services from large accounting, consulting and other professional service firms as well as other valuation, appraisal and advisory firms.

Information Technology

Great American’s information technology infrastructure is based on industry standard software and hardware. Great American’s scalable infrastructure allows it to consistently enhance the features and functionality of its services to meet the evolving needs of clients and bidders.

Great American’s systems supplement the expertise of its retail and liquidation specialists, valuation experts and experienced auctioneers. Great American has developed databases containing item level detail and price information for the liquidation, auction and valuation projects in which it has participated. This detailed information provides a key competitive advantage that allows Great American to efficiently estimate recovery rates for clients and allows Great American to bid on projects on a well informed basis.

Great American currently licenses its webcast and online auction software and the related patent technology pursuant to an unwritten sublicense arrangement with a third party and is seeking to enter into a written agreement to memorialize this arrangement. Great American started the process of developing and patenting its own proprietary software in April 2009 to host its webcast and online auctions. Great American believes that it will be able to transition to its proprietary webcast and online software by the fourth quarter of 2009.

Great American manages its servers which are hosted by a third-party provider in a secure environment at data centers in Agoura Hills, California. As an additional precaution, Great American maintains off site back up systems. Great American’s network connectivity offers high performance and scalability to accommodate increases in website traffic. Great American has experienced and may continue to experience service interruptions and delays from time to time.

Great American’s applications support multiple layers of security, including password protected logins, encryption technology to safeguard information transmitted in web sessions and firewalls to help prevent unauthorized access to network and servers. Great American devotes significant resources to protecting systems from intrusion.

Employees

As of March 31, 2009, Great American had 112 full time employees and three part time employees. Great American is not a party to any collective bargaining agreements. Great American has never experienced a work stoppage or strike and believes that relations with its employees are good.

Great American relies significantly on the expertise of independent contractors whom Great American engages in connection with specific transactions. As of March 31, 2009, Great American maintained a network of approximately 257 independent contractors who it engages from time to time to provide services pursuant to the terms of independent contractor agreements.

Properties

Great American’s headquarters are located in Woodland Hills, California in a leased facility. The following table sets forth the location and use of each of Great American’s properties, all of which are leased.

Location	Use
Woodland Hills, California	Headquarters; Accounting, Information Technology and Human Resources offices; Appraisal and Auction offices
San Francisco, California	Appraisal and Marketing offices
Atlanta, Georgia	Marketing offices
Chicago, Illinois	Appraisal and Marketing offices
Deerfield, Illinois	Executive offices; Marketing and Legal offices
Needham, Massachusetts	Appraisal offices
New York, New York	Real Estate Services, Appraisal and Marketing offices
Langhorne, Pennsylvania	Marketing offices
London, England	Appraisal and Marketing offices

Great American believes that its existing facilities are suitable and adequate for the business conducted therein, appropriately used and have sufficient capacity for their intended purpose.

Intellectual Property

Great American has registered its URL and domain name in the United States. Great American owns the registered trademarks “Great American Group” and the Great American logo. Great American believes that these intellectual property rights are critical to maintaining the value of Great American’s brand and has actively sought protection of its intellectual property rights in the past and intends to do so in the future.

Legal Proceedings

From time to time, Great American is involved in litigation arising out of its operations. Great American believes that it is not currently a party to any proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on Great American’s financial position or results of operations.

Regulation

Great American is subject to federal and state consumer protection laws, including regulations prohibiting unfair and deceptive trade practices. In addition, numerous states and municipalities regulate the conduct of auctions and the liability of auctioneers. Great American and/or its auctioneers are licensed or bonded in the following states where it conducts, or has conducted, retail, wholesale or industrial asset auctions: California, Florida, Georgia, Illinois, Massachusetts, Ohio, South Carolina, Texas, Virginia and Washington. In addition, Great American is licensed or obtains permits in cities and/or counties where it conducts auctions, as required. If Great American conducts an auction in a state where it is not licensed or where reciprocity laws do not exist, it will work with an auctioneer of record in such state.

Great American Home Auctions has a real estate brokerage license in California and is in the process of obtaining real estate brokerage licenses in the remaining 49 states. In states where Great American Home Auctions intends to hold auction events but is not yet licensed, it intends to work with a broker of record.

Available Information

Great American is a privately held company and accordingly, does not file reports with the SEC. Great American’s website is www.greatamerican.com. The information on Great American’s website is not a part of, or incorporated in, this proxy statement/prospectus.

GREAT AMERICAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of Great American and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Great American is a leading provider of asset disposition and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Great American operates its business in two segments: auction and liquidation solutions and valuation and appraisal services. Great American’s auction and liquidation divisions seek to assist clients in maximizing return and recovery rates through the efficient disposition of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Great American’s valuation and appraisal services division provides its clients with independent appraisals in connection with asset-based loans, acquisitions, divestitures and other business needs.

The number and scale of Great American’s liquidation engagements increased as economic conditions worsened in 2008 and early 2009. Consumer spending declines had a significant impact on retailers’ businesses. Facing difficult business conditions, many retailers were forced into bankruptcy while others sought to restructure operations by closing store locations. Beginning in 2008, an increase in excess inventory, heavy discounting of consumer goods and a desire for immediate liquidity contributed to an environment in which retailers and other businesses in liquidation were willing to accept lower values for their assets, thereby providing an opportunity for asset disposition firms such as Great American to increase profit margins. In addition, crisis managers and secured creditors were more inclined to hire Great American on a fee basis. In fee-based transactions, Great American does not bear economic risk on the engagement, but the profit margins are lower because Great American has to share the profits with the client if the sale proceeds are higher than expected. During 2006 and 2007, the number of liquidation transactions decreased from prior years due to favorable economic conditions and high levels of consumer confidence. Great American generated lower profit margins in these transactions relative to those conducted in 2008 and 2009.

Great American’s valuation and appraisal business grew in 2006 and 2007 due to an increase in the demand for asset valuations conducted in connection with new and existing asset based loans. Although asset based loan activity decreased in 2008, Great American’s clients required additional monitoring of the collateral in their loan portfolios. At the same time, Great American expanded its service offerings to include valuations and appraisals of intellectual property and commercial and industrial real estate. Revenues generated by these new service offerings combined with the increased valuations on existing loans of its clients offset decreased revenues from new asset based loan-related valuations during 2008, resulted in an overall increase in revenues.

Historically, Great American operated its business in three segments: (i) auction and liquidation solutions, (ii) valuation and appraisal services and (iii) retail furniture liquidation. Great American exited the retail furniture liquidation market in 2008, as management determined that furniture was not consistent with Great American’s overall strategy of disposing of assets in a timely manner and risk philosophy. Consequently, the financial statements present the operations of the retail furniture liquidation segment as discontinued operations.

Great American’s auction and liquidation and valuation and appraisal segments represent distinct businesses that are managed separately and have separate operations, shared and stand alone marketing strategies and have dedicated personnel.

Sources of Revenue

Great American derives its revenues from the following operating segments: auction and liquidation solutions and valuation and appraisal services.

Auction and Liquidation Solutions. Great American’s auction and liquidation solutions segment provides an array of asset disposition services. Examples of services include, among others, conducting store closing sales of retail assets in connection with a bankruptcy process; providing asset liquidation services to financially healthy retailers that are closing retail locations or eliminating or reducing certain categories of inventory; assisting in the sale of excess inventory, fixtures, machinery and equipment of both healthy and distressed businesses through online, webcast and live auctions; consulting on the build out of raw materials and work in process inventory and managing the subsequent sale of such inventory; auctioning equipment and other assets in connection with facility closures or discontinuation of business units; and assisting with the disposition of fee owned or leased real property or negotiating rent relief and lease terminations for both healthy and distressed businesses.

Revenues in auction and liquidation segment are comprised of (i) commissions and fees earned on the sale of goods at auctions and liquidations; (ii) revenues from auction and liquidation services contracts where Great American guarantees a minimum recovery value for goods being sold at auction or liquidation; (iii) revenues from the sale of goods that are purchased by Great American for sale at auction or liquidation sales events; and (iv) revenues from contractually reimbursable expenses incurred in connection with auction and liquidation contracts.

Commission and fees earned on the sale of goods at auction and liquidation sales are recognized when evidence of an arrangement exists, the sales price has been determined, title has passed to the buyer and the buyer has assumed the risks of ownership, and collection is reasonably assured. The commission and fees earned for these services are included in revenues in the accompanying consolidated statement of operations.

Revenues earned from auction and liquidation services contracts where Great American guarantees a minimum recovery value for goods being sold at auction or liquidation are recognized based on proceeds received. Great American records proceeds received from these types of engagements first as a reduction of contractual reimbursable expenses, second as a recovery of its guarantee and thereafter as revenue, subject to such revenue meeting the criteria of having been fixed or determinable. Contractually reimbursable expenses and minimum guarantees are initially recorded as advances against customer contracts in the accompanying consolidated balance sheets. If, during the auction or liquidation sale, Great American determines that the proceeds from the sale will not meet the minimum guaranteed recovery value as defined in the auction or liquidation services contract, Great American accrues a loss on the contract in the period that the loss becomes known.

Revenues from the sale of goods are recorded gross and are recognized in the period in which the sale of goods held for sale or auction are completed; title to the property passes to the purchaser and Great American has fulfilled its obligations with respect to the transaction. These revenues are primarily the result of Great American acquiring title to merchandise with the intent of selling the items at auction or for augmenting liquidation sales.

In the normal course of business, Great American will enter into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. Great American’s collaborative arrangements specifically include contractual agreements with other liquidation agents in which Great American and such other liquidation agents actively participate in the performance of the liquidation services and are exposed to the risks and rewards of the liquidation engagement. The terms of Great American’s participation in collaborative arrangements, including its rights and obligations under each collaborative arrangement, can vary. Revenues from collaborative arrangements are recorded net based on proceeds received from the liquidation engagement. Amounts paid to participants in the collaborative arrangements are reported separately as direct costs of revenues. Revenues from collaborative arrangements in which Great American is not the majority participant are recorded net based on Great American’s share of proceeds received.

In September 2008, Great American launched a joint venture with a real estate investment firm through which it will conduct public auctions of foreclosed residential real estate. Great American anticipates the first auction event will be scheduled for Summer 2009. No revenues have been generated from this service offering yet.

Revenue for auction and liquidation engagements include Great American’s reimbursable expenses and an equivalent expense is recorded in Great American’s direct cost of services.

Valuation and Appraisal Services. Great American’s valuation and appraisal services segment provides services to financial institutions, lenders, private equity investors and other providers of capital, as well as professional service firms. These valuation and appraisal services primarily include the valuation of assets: (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations.

Great American’s valuation and appraisal services segment generates fee revenue primarily from providing valuations and appraisals to financial institutions, capital providers and other professional service firms. Revenues from this segment are recognized as services are rendered and appraisal reports are delivered to the related client.

Operating Expenses

Great American’s operating expenses are categorized as direct costs of revenue and selling, general and administrative expenses as detailed below.

Direct Cost of Services consist mainly of compensation costs for employees and consultants assigned to revenue generating activities or billable to clients, participations paid to partners pursuant to collaborative arrangements and other direct expenses related to auction and liquidation contracts.

Cost of Goods Sold includes the net book value of goods held for sale or auction that is sold during the period. The goods held for sale or auction are primarily the result of Great American acquiring title to merchandise or equipment with the intent of selling the items at auction or for augmenting liquidation sales. Cost of goods sold also includes writedowns to the carrying value of goods to lower of cost or market during the period.

Selling, General and Administrative Expenses include all corporate and administrative functions that support operations and provide the infrastructure for future growth. Components of these expenses include executive management and staff salaries, bonuses, changes in the carrying amounts of noncontrolling interests, which are deemed to be a compensatory benefit, deferred compensation and related taxes and employee benefits; travel; office rent and related occupancy costs; legal and accounting fees; failed deal expense; insurance; depreciation and amortization and marketing and advertising not linked directly to an auction or liquidation agreement.

Results of Operations

The following period to period comparisons of Great American’s financial results and its interim results are not necessarily indicative of future results.

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Consolidated Statements of Operations

(dollars in thousands)

	Three months ended March 31, 2009		Three months ended March 31, 2008
Revenues:
Services and fees	$38,813	92.7%	$10,699	86.1%
Sale of goods	3,075	7.3%	1,722	13.9%

Total revenues	41,888	100.0%	12,421	100.0%

Operating expenses:
Direct cost of services	3,900	9.3%	6,208	50.0%
Cost of goods sold	3,189	7.6%	1,325	10.7%
Selling, general and administrative expenses	14,105	33.7%	5,041	40.6%

Total operating expenses	21,194	50.6%	12,574	101.3%

Operating income (loss)	20,694	49.4%	(153)	-1.3%

Interest income	4	0.0%	68	0.5%
Other income (expense)	18	0.0%	(34)	-0.3%
Interest expense	(5,930)	-14.2%	(139)	-1.1%

Income (loss) from continuing operations	14,786	35.2%	(258)	-2.1%
Loss from discontinued operations	—	0.0%	(89)	-0.7%

Net income (loss)	$14,786	35.2%	$(347)	-2.8%

Revenues. Total revenues increased to $41.9 million during the three months ended March 31, 2009, or $29.5 million, from $12.4 million during the three months ended March 31, 2008. The increase in revenues was primarily due to a $28.1 million increase in revenues in the auction and liquidation segment and a $1.4 million increase in revenues in the valuation and appraisal services segment in 2009 as compared to the same period in 2008. Of the $28.1 million increase in revenues in the auction and liquidation segment, $25.7 million was due to liquidation services provided to two large consumer product retailers conducting bankruptcy liquidation sales during the three months ended March 31, 2009. The remaining $2.4 million increase in revenues during the three months ended March 31, 2009 was primarily due to an increase of $1.4 million in gross revenues from the sales of goods where the Company held title to the goods and $1.0 million from other smaller auction and liquidation sales engagements. The increase in revenues of $1.4 million in the valuation and appraisal services segment was primarily due to an increase in the number of collateral monitoring-related asset valuations conducted in connection with existing asset-based loans from financial institutions, as well as an increase in revenues in 2009 from intellectual property and real estate appraisal services which were new in the second half of 2008.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Three months ended March 31, 2009		Three months ended March 31, 2008
	Amount	%	Amount	%
Revenues:
Services and fees	$33,388	91.6	$6,629	79.4
Sale of goods	3,075	8.4	1,722	20.6

Total revenues	36,463	100.0	8,351	100.0

Direct cost of services	1,754	4.8	4,148	49.7
Cost of goods sold	3,189	8.7	1,325	15.8

Total	4,943	13.5	5,473	65.5

Gross margin	$31,520	86.5	$2,878	34.5

Gross margin services and fees	94.7%		37.4%
Gross margin sales of goods	-3.7%		23.1%

Revenues in the auction and liquidation segment increased to $36.5 million during the three months ended March 31, 2009, or $28.1 million, from $8.4 million during the three months ended March 31, 2008. Revenues from services and fees increased to $33.4 million during the three months ended March 31, 2009, or $26.8 million, from $6.6 million during the three months ended March 31, 2008. The $26.8 million increase in revenues from services and fees was primarily due to revenues of $16.0 million and $9.7 million earned from two large consumer product retailers conducting bankruptcy liquidation sales during the three months ended March 31, 2009. These revenues were earned from liquidation services contracts where Great American provided a minimum recovery value for goods being sold at bankruptcy liquidation sales. The remaining increase in revenues from services and fees of $1.1 million was primarily due an increase in revenues earned from other smaller liquidation service contracts where Great American provided a minimum recovery value for goods being sold at auction or liquidation. Revenues from gross sales of goods where Great American held title to the goods increased to $3.1 million during the three months ended March 31, 2009, or $1.4 million, from $1.7 million during the three months ended March 31, 2008. The increase in gross revenues from the sales of goods where Great American held title to the goods in 2009 was primarily due the sale of goods with higher asset values in 2009 as compared to 2008.

Gross margin in the auction and liquidation segment was 86.4% of revenues during the three months ended March 31, 2009 as compared to 34.5% during the three months ended March 31, 2008. The increase in the gross margin in 2009 was primarily due to the increase in revenues from services for liquidation engagements where Great American was a participant in collaborative arrangements with other liquidation agents. In these types of engagements, Great American will participate with other liquidation agents and provide a minimum recovery value for goods sold at auction or liquidation with the related revenues recognized on a net basis. Revenues recognized under these types of liquidation engagements totaled $30.1 million during the three months ended March 31, 2009 as compared to $1.5 million during the three months ended March 31, 2008. The corresponding direct costs of services for these collaborative arrangements totaled $0.3 million during the three months ended March 31, 2009 as compared to $1.0 million during the three months ended March 31, 2008. These changes in the mix of revenue and related costs in 2009 resulted in the increase in gross margin for service and fee liquidation engagements to 94.7% from 37.4% in 2008. During the three months ended March 31, 2008, revenues from liquidation and auction engagements were primarily comprised of engagements where Great American earned fees and commissions acting as an agent selling goods on behalf of the customer. Under these types of engagements, Great American will earn revenues from services, fees and reimbursable costs and direct costs of services will include direct costs of the liquidation engagement and costs incurred on behalf of the customer that are reimbursed in accordance with the individual liquidation contracts. This mix of revenue and corresponding costs results in a lower gross margin than the gross margin from the liquidation engagements under collaborative arrangements where Great American will provide a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where Great American holds title decreased to (3.7%) during the three months ended March 31, 2009 as compared to 23.1% during the three months ended March 31, 2008. The gross margin was negatively impacted due to liquidation sales of equipment in 2009 which resulted in $1.3 million of gross revenues and losses on the sales totaling approximately $0.5 million. Excluding the sales of the equipment which was sold at a loss, the gross margin in 2009 was 21.0% as compared to 23.1% in 2008.

Valuation and Appraisal Segment:

	Three months ended March 31, 2009		Three months ended March 31, 2008
	Amount	%	Amount	%
Revenue-Services and fees	$5,425	100.0	$4,070	100.0
Direct cost of services	2,146	39.6	2,060	50.6

Gross margin	$3,279	60.4	$2,010	49.4

Revenues in the valuation and appraisal segment increased to $5.4 million during the three months ended March 31, 2009, or $1.3 million, from $4.1 million during the three months ended March 31, 2008. Of the $1.4 million increase in revenues, $1.1 million of the increase was primarily due to an increase in the number of collateral monitoring-related asset valuations conducted in connection with existing asset-based loans from financial institutions. The remaining $0.3 million increase in revenues was due to revenues generated in 2009 related to the formation of a new operating unit in the second half of 2008 to expand valuation services to provide intellectual property and real estate appraisal services.

Gross margins in the valuation and appraisal segment increased to 60.4% of revenues during the three months ended March 31, 2009 as compared to 49.4% of revenues during the three months ended March 31, 2008. The gross margins in 2009 benefited from the increase in revenues with no corresponding increase in direct costs which is primarily comprised of salaries and benefits. The increase in gross margin also benefited from productivity gains and cost controls in 2009.

Operating Expenses

Direct Costs of Services. Total direct costs of services decreased to $3.9 million during the three months ended March 31, 2009, or $2.3 million, from $6.2 million during the three months ended March 31, 2008. Direct costs of services in the auction and liquidation segment decreased to $1.8 million during the three months ended March 31, 2009, or $2.3 million, from $4.1 million during the three months ended March 31, 2008. This decrease was primarily due to a decrease in reimbursable expenses that are included as a component of direct cost of services from fee and commission auction and liquidation engagements. The number of these fee and commission auction and liquidation engagements conducted by Great American decreased in 2009 as compared to 2008, resulting in a decrease in revenues from reimbursable expenses and a corresponding decrease in direct costs of revenues from reimbursable expense. Direct costs of services in the valuation and appraisal services segment were $2.1 million during each of the three months ended March 31, 2009 and 2008. Generally, as revenues from the valuation and appraisal services segment increase, direct costs of revenues do not increase in unison due to economies of scale.

Cost of Goods Sold. Cost of goods sold increased to $3.2 million during the three months ended March 31, 2009, or $1.9 million, from $1.3 million during the three months ended March 31, 2008. As a percentage of gross sales of goods, where Great American holds title to the goods, costs of goods sold was 103.7% during the three months ended March 31, 2009 as compared to 76.9% during the three months ended March 31, 2008. The increase in cost of goods sold was primarily the result of the sale of goods with higher asset values in 2009 as compared to 2008 as previously discussed.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the three months ended March 31, 2009 and 2008 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Three months ended March 31, 2009		Three months ended March 31, 2008		Change
			(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$1,079	7.7	$1,279	25.4	$(200)	(15.6)
Valuation and appraisal	2,007	14.2	1,905	37.8	102	5.4
Corporate and other	11,019	78.1	1,857	36.8	9,162	493.4

Total selling, general and administrative expenses	$14,105	100.0	$5,041	100.0	$9,064	179.8

Selling, general and administrative expenses in the auction and liquidation segment decreased to $1.1 million during the three months ended March 31, 2009, or $0.2 million, from $1.3 million for the three months ended March 31, 2008. The decrease was primarily due to lower levels of payroll, travel and failed deal expenses. Selling, general and administrative expenses in the valuation and appraisal services segment increased to $2.0 million during the three months ended March 31, 2009, or $0.1 million, from $1.9 million for the three months ended March 31, 2008. This increase was primarily due to an increase in the volume of engagements. Selling, general and administrative expenses for corporate and other increased to $11.0 million during the three months ended March 31, 2009, or $9.1 million, from $1.9 million for the three months ended March 31, 2008. This increase was primarily due to an increase of $7.0 million relating to Great American’s deferred compensation plan, an accrual for bonus payments of $1.5 million, and increased costs due to new offices and personnel.

Other Income (Expense) and Interest. Other expenses increased to $5.9 million during the three months ended March 31, 2009, or $5.8 million, from $0.1 million during the three months ended March 31, 2008. The increase in expense was associated with increased funding for guarantee deals and was primarily due to an increase in interest expense of $5.8 million during the three months ended March 31, 2009 as compared to the same period in the prior year. The increase in interest expense resulted primarily from $5.3 million of interest, inclusive of participation payments of $4.6 million under Great American’s credit facilities on guarantee arrangements for the auction and liquidation segment, and interest expense of $0.6 million on Great American’s note payable to finance the purchase of machinery and equipment in May 2008.

Income (Loss) from Continuing Operations. Income from continuing operations was $14.8 million during the three months ended March 31, 2009, as compared to a loss from continuing operations before discontinued operations of $0.3 million during the three months ended March 31, 2008. The increase was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, offset by increased selling, general and administrative expenses and higher interest expenses.

Loss From Discontinued Operations. The loss from discontinued operations decreased $0.1 million for the three months ended March 31, 2009 from $0.1 million during the three months ended March 31, 2008. The decrease was attributable to the discontinuation of Great American’s retail furniture liquidation segment in July 2008.

Net Income (Loss). Net income for the three months ended March 31, 2009 was $14.8 million as compared to a net loss of $0.3 million for the three months ended March 31, 2008. The increase in net income during the three months ended March 31, 2009 was primarily due to the increase in revenues in the auction and liquidation segment during such period offset by increased selling, general and administrative expenses and higher interest expenses.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Consolidated Statements of Operations

(dollars in thousands)

	Year ended December 31, 2008		Year ended December 31, 2007
Revenues:
Services and fees	$48,496	91.2%	$40,247	77.5%
Sale of goods	4,673	8.8%	11,703	22.5%

Total revenues	53,169	100.0%	51,950	100.0%

Operating expenses:
Direct cost of services	20,595	38.7%	24,807	47.8%
Cost of goods sold	4,736	8.9%	10,470	20.2%
Selling, general and administrative expenses	21,696	40.8%	21,320	41.0%

Total operating expenses	47,027	88.4%	56,597	109.0%

Operating income (loss)	6,142	11.6%	(4,647)	-9.0%

Interest income	158	0.3%	393	0.8%
Other income (expense)	95	0.2%	56	0.1%
Interest expense	(4,063)	-7.6%	(1,037)	-2.0%

Income (loss) from continuing operations	2,332	4.4%	(5,235)	-10.1%
Loss from discontinued operations	(2,069)	-3.9%	(5,072)	-9.8%

Net income (loss)	$263	0.5%	$(10,307)	-19.9%

Revenues. Total revenues increased to $53.2 million during the year ended December 31, 2008, or $1.2 million, from $52.0 million during the year ended December 31, 2007. Revenues in the auction and liquidation segment decreased $0.3 million during the year ended December 31, 2008 to $36.3 million from $36.6 million during the year ended December 31, 2007. Revenues in the valuation and appraisal segment increased $1.4 million during the year ended December 31, 2008 to $16.8 from $15.4 million during the year ended December 31, 2007. The increase in revenues in the valuation and appraisal segment was primarily due to an increase in demand for appraisal and valuation services as a result of the deteriorating economy which has increased the number of collateral monitoring engagements, asset valuations conducted in connection with existing asset-based loans from financial institutions, as well as the intellectual property and real estate appraisal services which were new in 2008.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Year ended December 31, 2008		Year ended December 31, 2007
	Amount	%	Amount	%
Revenues:
Services and fees	$31,676	87.1	$24,876	68.0
Sale of goods	4,673	12.9	11,703	32.0

Total revenues	36,349	100.0	36,579	100.0

Direct cost of services	12,872	35.4	17,514	47.9
Cost of goods sold	4,736	13.0	10,470	28.6

Total	17,608	48.4	27,984	76.5

Gross margin	$18,741	51.6	$8,595	23.5

Gross margin services and fees	59.4%		29.6%
Gross margin sales of goods	-1.3%		10.5%

Revenues in the auction and liquidation segment decreased to $36.3 million during the year ended December 31, 2008, or $0.3 million, from $36.6 million during the year ended December 31, 2007. Revenues from services and fees increased to $31.7 million during the year ended December 31, 2008, or $6.8 million, from $24.9 million during the year ended December 31, 2007. The $6.8 million increase in revenues from services and fees was primarily due to revenues of $7.2 million earned from two consumer product retailers conducting bankruptcy liquidation sales during the year ended December 31, 2008. These revenues were earned from liquidation services contracts where Great American provided a minimum recovery value for goods being sold at bankruptcy liquidation sales. Revenues from services and fees during the year ended December 31, 2007 were primarily related to service and consulting liquidation engagements where Great American earned revenues from fees, commissions, and reimbursable expenses from the auction and liquidation of goods as an agent for the customer. Great American did not earn any significant revenues in the year ended December 31, 2007 from liquidation engagements where Great American provided a minimum recovery value for goods sold at auction or liquidation. Revenues from gross sales of goods where Great American held title to the goods decreased to $4.7 million during the year ended December 31, 2008, or $7.0 million, from $11.7 million during the year ended December 31, 2007. The decrease in gross revenues from the sales of goods where Great American held title to the goods in 2008 was primarily due to fewer auctions or liquidation engagements where Great American purchased assets as compared to the prior year.

Gross margin in the auction and liquidation segment was 51.6% of revenues during the year ended December 31, 2008 as compared to 23.5% during the year ended December 31, 2007. The increase in the gross margin in 2008 was primarily due to the increase in revenues from services for liquidation engagements where Great American was a participant in collaborative arrangements with other liquidation agents. In these types of engagements, Great American will participate with other liquidation agents and provide a minimum recovery value for goods sold at auction or liquidation with the related revenues recognized on a net basis. The gross margin from these types of liquidation engagements increased by approximately $7.2 million during the year ended December 31, 2008 as compared the same period in the prior year. This improvement in gross margin during 2008 resulted in an increase in the gross margin for service and fee liquidation engagements to 59.4% from 29.6% in 2007. During the year ended December 31, 2007, revenues from liquidation and auction engagements were primarily comprised of engagements where Great American earned fees and commissions acting as an agent selling goods on behalf of the customer. Under these types of engagements, Great American will earn revenues from services, fees and reimbursable costs and direct costs of services will include direct costs of the liquidation engagement and costs incurred on behalf of the customer that are reimbursed in accordance with the individual liquidation contracts. This mix of revenue and corresponding costs results in a lower gross margin than the gross margin from the liquidation engagements where the Company provides a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where Great American holds title decreased to (1.3%) during the year ended December 31, 2008 as compared to 10.5% during the year ended December 31, 2007. The gross margin in 2008 was negatively impacted due to lower volumes of liquidation sales of merchandise and equipment with lower gross profit margins as compared to the same period in 2007. The lower volume of liquidations sales of goods where Great American held title was also the result of fewer auction and liquidation engagements conducted by Great American in 2008 as compared to 2007.

Valuation and Appraisal Segment:

	Year ended December 31, 2008		Year ended December 31, 2007		Year ended December 31, 2006
	Amount	%	Amount	%	Amount	%
Revenues-Services and fees	$16,820	100.0	$15,371	100.0	$13,330	100.0
Direct cost of services	7,723	45.9	7,293	47.4	5,926	44.5

Gross margin	$9,097	54.1	$8,078	52.6	$7,404	55.5

Revenues in the valuation and appraisal segment increased to $16.8 million during the year ended December 31, 2008, or $1.4 million, from $15.4 million during the year ended December 31, 2007. Of the $1.4 million increase in revenues, $0.5 million of the increase in revenues was primarily due to an increase in demand for appraisal and valuation services as a result of the deteriorating economy in 2008 which increased the number of collateral monitoring engagements and asset valuations conducted in connection with existing asset-based loans from financial institutions. The remaining $0.9 million increase in revenues related to the formation of a new operating unit in 2008 to expand valuation services to provide intellectual property and real estate appraisal services.

Gross margins in the valuation and appraisal segment increased to 54.1% of revenues during the year ended December 31, 2008 as compared to 52.6% of revenues during the year ended December 31, 2007. The gross margins in 2008 benefited from the implementation of cost controls in 2008 and an increase in revenues from an increase in demand for valuation and appraisal services for collateral monitoring engagements and asset valuations conducted in connection with assets based loans from financial institutions.

Operating Expenses

Direct Costs of Services. Total direct costs of services decreased to $20.6 million during the year ended December 31, 2008, or $4.2 million, from $24.8 million during the year ended December 31, 2007. Direct costs of services in the auction and liquidation segment decreased to $12.9 million during the year ended December 31, 2008, or $4.6 million, from $17.5 million during the year ended December 31, 2007. This decrease in 2008 was primarily due to a decrease in reimbursable expenses that are included as a component of direct cost of services from fee and commission auction and liquidation engagements as compared to 2007. The number of these fee and commission auction and liquidation engagements conducted by Great American decreased in 2008 as compared to 2007, resulting in a decrease in revenues from reimbursable expenses and a corresponding decrease in direct costs of revenues from reimbursable expense. Direct costs of revenues in the valuation and appraisal segment increased to $7.7 million during the year ended December 31, 2008, or $0.4 million, from $7.3 million during the year ended December 31, 2007 due to the addition of its new intellectual property and real estate product offerings.

Cost of Goods Sold. Cost of goods sold decreased to $4.7 million during the year ended December 31, 2008, or $5.8 million, from $10.5 million during the year ended December 31, 2007. As a percentage of gross sales of goods, where the Company holds title to the goods, costs of goods sold was 101.3% during the year ended December 31, 2008 as compared to 89.5% during the year ended December 31, 2007. The decrease in cost of goods sold was primarily the result of the sale of goods with lower asset values in 2008 as compared to 2007 as previously discussed.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 2008 and 2007 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Year ended December 31, 2008		Year ended December 31, 2007		Change
	(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$4,217	19.4	$4,645	21.8	$(428)	(9.2)
Valuation and appraisal	7,310	33.7	4,719	22.1	2,591	54.9
Corporate and other	10,169	46.9	11,956	56.1	(1,787)	(14.9)

Total selling, general and administrative expenses	$21,696	100.0	$21,320	100.0	$376	1.7

Selling, general and administrative expenses in the auction and liquidation segment decreased to $4.2 million during the year ended December 31, 2008, or $0.4 million, from $4.6 million for the year ended December 31, 2007. The decrease was primarily due to changes in staffing and related benefits. Selling, general and administrative expenses in the valuation and appraisal segment increased to $7.3 million during the year ended December 31, 2008, or $2.6 million, from $4.7 million for the year ended December 31, 2007. This increase was primarily due to an increase in the volume of engagements, and increase in staffing due to the start up of the intangible assets and real estate valuation and appraisal practices in early 2008.

Selling, general and administrative expenses for corporate and other decreased to $10.2 million during the year ended December 31, 2008, or $1.8 million, from $12.0 million for the year ended December 31, 2007. This decrease was primarily due to an increase in compensation expense as the result of a newly structured commission program, increased staffing levels and the opening of new offices in 2008, offset by a decrease in deferred compensation expense of $4.4 million from 2007.

Other Income (Expense) and Interest. Other expenses increased to $3.8 million during the year ended December 31, 2008, or $3.2 million, from $0.6 million during the year ended December 31, 2007. The increase in expense was associated with increased funding for guarantee deals and was primarily due to an increase in interest expense of $3.0 million during the year ended December 31, 2008 as compared to the same period in the prior year. The increase in interest expense resulted from $2.1 million of interest, inclusive of interest participation payments of $1.5 million under Great American’s long terms revolving credit facilities as compared with $0.1 million in 2007 and interest of $1.3 million from Great American’s note payable to finance the purchase of machinery and equipment in May 2008 offset by interest of $1.4 million in 2007 on its expired bank revolving line of credit.

Income (Loss) from Continuing Operations. Income from continuing operations was $2.3 million during the year ended December 31, 2008, as compared to a loss from continuing operations of $5.2 million during the year ended December 31, 2007. The increase was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, lower direct costs of such liquidations, offset by increases in selling, general and administrative expenses and interest expense.

Loss From Discontinued Operations. The loss from discontinued operations decreased $3.0 million to $2.1 million for the year ended December 31, 2008 from $5.1 million during the year ended December 31, 2007. The decrease was attributable to the discontinuation of Great American’s furniture liquidation segment in July 2008.

Net Income (Loss). Net income for the year ended December 31, 2008 was $0.3 million as compared to a net loss of $10.3 million for the year ended December 31, 2007. The increase in net income during the year ended December 31, 2008 was primarily due to an increase in revenues in the auction and liquidation segment as discussed above, lower direct costs of such liquidations, both offset by higher selling, general and administrative expenses and interest expense.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Consolidated Statements of Operations

(dollars in thousands)

	Year ended December 31, 2007		Year ended December 31, 2006
Revenues:
Services and fees	$40,247	77.5%	$42,169	53.2%
Sale of goods	11,703	22.5%	37,151	46.8%

Total revenues	51,950	100.0%	79,320	100.0%

Operating expenses:
Direct cost of services	24,807	47.8%	24,806	31.3%
Cost of goods sold	10,470	20.2%	35,880	45.2%
Selling, general and administrative expenses	21,320	41.0%	17,605	22.2%

Total operating expenses	56,597	109.0%	78,291	98.7%

Operating income (loss)	(4,647)	-9.0%	1,029	1.3%

Interest income	393	0.8%	268	0.3%
Other income (expense)	56	0.1%	51	0.1%
Interest expense	(1,037)	-2.0%	(3,767)	-4.7%

Income (loss) from continuing operations	(5,235)	-10.1%	(2,419)	-3.0%
Loss from discontinued operations	(5,072)	-9.8%	(5,960)	-7.5%

Net income (loss)	$(10,307)	-19.9%	$(8,379)	-10.5%

Revenues. Total revenues decreased to $52.0 million during the year ended December 31, 2007, or $27.3 million, from $79.3 million during the year ended December 31, 2006. Revenues in the auction and liquidation segment decreased to $36.6 million during the year ended December 31, 2007, or $29.4 million, from $66.0 million during the year ended December 31, 2006. The decrease in revenues from services and fees was primarily due to a to a higher level of profitable collaborative arrangements with minimum guarantee provisions in which Great American was a majority participant in 2006, offset by higher levels of sales commissions and expense reimbursements from fee deals in 2007. Revenues in the valuation and appraisal segment increased to $15.4 million during the year ended December 31, 2007, or $2.1 million, from $13.3 million during the year ended December 31, 2006. The increase in revenues was primarily due to an increase in the number of valuation and appraisal engagements conducted by Great American due to the increased levels of refinancing and private equity investment during the first three quarters of 2007.

Revenue and Gross Margin by Segment

(dollars in thousands)

Auction and Liquidation Segment:

	Year ended December 31, 2007		Year ended December 31, 2006
	Amount	%	Amount	%
Revenues:
Services and fees	$24,876	68.0	$28,839	43.7
Sale of goods	11,703	32.0	37,151	56.3

Total revenues	36,579	100.0	65,990	100.0

Direct cost of services	17,514	47.9	18,880	28.6
Cost of goods sold	10,470	28.6	35,880	54.4

Total	27,984	76.5	54,760	83.0

Gross margin	$8,595	23.5	$11,230	17.0

Gross margin services and fees	29.6%		34.5%
Gross margin sales of goods	10.5%		3.4%

Revenues in the auction and liquidation segment decreased to $36.6 million during the year ended December 31, 2007, or $29.4 million, from $66.0 million during the year ended December 31, 2006. Revenues from services and fees decreased to $24.9 million during the year ended December 31, 2007, or $3.9 million, from $28.8 million during the year ended December 31, 2006. The $3.9 million decrease in revenues from services and fees was primarily due to a decrease in revenues of $12.0 million earned from three consumer product retailers conducting liquidation sales during the year ended December 31, 2006. These revenues were earned from liquidation services contracts where Great American provided a minimum recovery value for goods being sold at liquidation sales. This decrease in revenues was offset by an increase in revenues from services and fees in 2007 related to service and consulting liquidation engagements where Great American earned revenues from fees, commissions, and reimbursable expenses from the auction and liquidation of goods as an agent for the customer. Great American did not earn any significant revenues in the year ended December 31, 2007 from liquidation engagements where Great American provided a minimum recovery value for goods sold at auction or liquidation. Revenues from gross sales of goods where Great American held title to the goods decreased to $11.7 million during the year ended December 31, 2007, or $25.5 million, from $37.2 million during the year ended December 31, 2006. The decrease in gross revenues from the sales of goods where Great American held title to the goods in 2007 was primarily due to fewer auctions or liquidation engagements as compared to the prior year.

Gross margin in the auction and liquidation segment was 23.5% of revenues during the year ended December 31, 2007 as compared to 17.0% during the year ended December 31, 2006. The increase in the gross margin in 2007 was primarily due to an increase in the gross margin from the sale of goods where Great American held title to the goods in 2007 as compared to the same period in 2006. The gross margin for sales of goods increased to 10.5% in 2007 as compared to 3.4% in 2006. Gross margins from sales of goods in 2007 benefited from a lower volume of sales of goods at higher gross margins as compared to the same period in 2006. The gross margin from liquidation engagements which Great American earned services and fees decreased to 29.6% in 2007 as compared to 34.5% in 2006. This decrease was primarily due to the mix of liquidation engagements in 2007 where Great American earned lower gross margins from fees and commissions acting as an agent selling goods on behalf of the customer. This mix of revenue and corresponding costs resulted in a lower gross margins in 2007 as compared to 2006 which Great American provided services for a larger number of liquidation engagements where Great American provides a minimum recovery value of goods sold at auction or liquidation.

Gross margin from the sales of goods where Great American holds title increased to 10.5% during the year ended December 31, 2007 as compared to 3.4% during the year ended December 31, 2006. The gross margin in 2007 was favorably impacted by the lower volume of liquidation sales of merchandise and equipment with higher gross profit margins as compared to the same period in 2006. The lower volume of liquidations sales of goods where Great American held title in 2007 was the result of fewer auction and liquidation engagements conducted by Great American in 2007 as compared to 2006.

Valuation and Appraisal Segment:

	Year ended December 31, 2007		Year ended December 31, 2006
	Amount	%	Amount	%
Revenues-Services and fees	$15,371	100.0	$13,330	100.0
Direct cost of services	7,293	47.4	5,926	44.5

Gross margin	$8,078	52.6	$7,404	55.5

Revenues in the valuation and appraisal segment increased to $15.4 million during the year ended December 31, 2007, or $2.1 million, from $13.3 million during the year ended December 31, 2006. The increase in revenues was primarily due to an increase in the number of valuation and appraisal engagements conducted by Great American due to the increased levels of refinancing and private equity investment during the first three quarters of 2007. The increase also includes an increase in revenues of $0.6 million in 2007 due to the formation of a separate operating unit to expand the appraisal services to include valuation services of machinery and equipment.

Gross margins in the valuation and appraisal segment decreased to 52.6% of revenues during the year ended December 31, 2007 as compared to 55.5% of revenues during the year ended December 31, 2006. The gross margins in 2007 decreased primarily due an increase in direct costs from hiring and training additional employees in the separate operating unit to expand services to include valuation services of machinery and equipment.

Direct Costs of Services. Total direct costs of services were $24.8 million during each of the years ended December 31, 2007 and 2006. Direct costs of services in the auction and liquidation segment decreased to $17.5 million during the year ended December 31, 2007, or $1.4 million, from $18.9 million during the year ended December 31, 2006. Although direct costs of revenues in the auction and liquidation segment decreased in total during 2007, as a percentage of revenues direct costs of services increased from 28.6% in 2006 to 47.9% of revenues in 2007. This increase was primarily due to Great American conducting more fee and commission based auction and liquidation engagements in 2007 as compared to 2006. Great American typically earns a lower margin on these types of auction and liquidation engagements. Direct costs of services in the valuation and appraisal segment increased to $7.3 million during the year ended December 31, 2007, or $1.4 million, from $5.9 million during the year ended December 31, 2006. These costs were primarily attributable to the start up of Great American’s subsidiary, Great American Machinery & Equipment Valuation, LLC and the retention of related personnel, as well as the costs of processing a higher number of units.

Cost of Goods Sold. Cost of goods sold decreased to $10.5 million during the year ended December 31, 2007, or $25.4 million, from $35.9 million during the year ended December 31, 2006. As a percentage of gross sales of goods, where Great American holds title to the goods, costs of goods sold was 89.5% during the year ended December 31, 2007 as compared to 96.6% during the year ended December 31, 2006. The decrease in cost of goods sold was primarily the result of the sale of goods with lower asset values and fewer liquidation engagements in 2007 as compared to 2006.

Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 2007 and 2006 were comprised of the following:

Selling, General and Administrative Expenses by Segment

	Year ended December 31, 2007		Year ended December 31, 2006		Change
			(Dollars in thousands)
	Amount	%	Amount	%	Amount	%
Auction and liquidation	$4,645	21.8	$4,703	26.7	$(58)	(1.2)
Valuation and appraisal	4,719	22.1	3,815	21.7	904	23.7
Corporate and other	11,956	56.1	9,087	51.6	2,869	31.6

Total selling, general and administrative expenses	$21,320	100.0	$17,605	100.0	$3,715	21.1

Selling, general and administrative expenses in the auction and liquidation segment decreased to $4.6 million during the year ended December 31, 2007, or $0.1 million, from $4.7 million for the year ended December 31, 2006. Selling, general and administrative expenses in the valuation and appraisal segment increased to $4.7 million during the year ended December 31, 2007, or $0.9 million, from $3.8 million for the year ended December 31, 2006. This increase was primarily due to an increase in the volume of engagements and the start up of Great American Machinery and Equipment Valuation, LLC in 2007. Selling, general and administrative expenses for corporate and other increased to $12.0 million during the year ended December 31, 2007, or $2.9 million, from $9.1 million for the year ended December 31, 2006. This increase was primarily due to an increase of $4.4 million relating to Great American’s deferred compensation plan, an $0.7 million increase in share based payments, offset by a decrease in corporate bonuses.

Other Income (Expense) and Interest. Other expenses decreased to $0.6 million during the year ended December 31, 2007, or $2.8 million, from $3.4 million during the year ended December 31, 2006. The decrease in expense was primarily due to a decrease of $2.6 million in interest expense during the year ended December 31, 2007 as compared to the same period in the prior year. The decrease in interest expense resulted from $1.4 million of interest, inclusive of interest participation payments of $0.5 million under Great American’s long term credit facilities and Great American’s revolving line of credit in 2006 as compared with $1.4 million in 2007.

Loss from Continuing Operations. Loss from continuing operations before discontinued operations was $5.3 million during the year ended December 31, 2007, as compared to a loss from continuing operations before discontinued operations of $2.4 million during the year ended December 31, 2006. The increase was primarily due to lower revenues in the auction and liquidation segment as discussed above, coupled with higher selling, general and administrative expenses.

Loss From Discontinued Operations. The loss from discontinued operations decreased $0.9 million for the year ended December 31, 2007 from $6.0 million during the year ended December 31, 2006 to $5.1 million during the year ended December 31, 2007. The decrease was attributable to the decrease in the number of retail furniture liquidations conducted by Great American in 2007.

Net Loss. Net loss for the year ended December 31, 2007 was $10.3 million as compared to a net loss of $8.4 million for the year ended December 31, 2006. The increase in net low during the year ended December 31, 2007 was primarily due to lower revenues in the auction and liquidation segment as discussed above, coupled with higher selling, general and administrative expenses, offset by decreased interest expense and loss from discontinued operations.

Discontinued Operations

Great American discontinued its retail furniture liquidation business segment on June 30, 2008. The business primarily involved the purchase of supplemental consignment inventory, or augmented inventory, to support a store closing sale. As the store closing sales were conducted and the economy began to deteriorate, revenues from most of these engagements fell short of Great American’s sales estimates. As a consequence, Great American extended the sales to sell through remaining inventory which resulted in expense overages. Once the engagements were completed, Great American was left with significant levels of inventory. In order to account for the discontinued furniture operations, Great American recorded losses of $2.1 million, $5.1 million and $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Great American continues to sell through the remaining inventory, the carrying value of which was $1.2 million at December 31, 2008, and $0.5 million at March  31, 2009.

Critical Accounting Policies

This discussion and analysis of Great American’s financial condition and results of operations is based on its financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires Great American’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Great American’s management bases its estimates on historical experience, knowledge of economic and market factors and various other assumptions that Great American’s management believes to be reasonable under the circumstances at the time the estimates are made. Actual results could therefore differ materially from those estimates.

Great American’s significant accounting policies are described in Note 2 to its consolidated financial statements included elsewhere in this proxy statement/prospectus. Great American believes that the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its financial statements.

Revenue Recognition. Revenues are recognized in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recognized when persuasive evidence of an arrangement exists, the related services have been provided, the fee is fixed or determinable, and collection is reasonably assured.

Revenues in Great American’s valuation and appraisal services segment are primarily comprised of fees for valuation and appraisal services. Revenues are recognized upon the delivery of the completed services to the related customers and collection of the fee is reasonably assured.

Revenues in Great American’s auction and liquidation segment are comprised of (i) commissions and fees earned on the sale of goods at auctions and liquidations; (ii) revenues from auction and liquidation services contracts where Great American guarantees a minimum recovery value for goods being sold at auction or liquidation; (iii) revenues from the sale of goods that were purchased by Great American for sale at auction or liquidation sales events; and (iv) revenues from contractually reimbursable expenses incurred in connection with auction and liquidation contracts.

Commission and fees earned on the sale of goods at auction and liquidation sales are recognized when evidence of an arrangement exists, the sales price has been determined, title has passed to the buyer and the buyer has assumed the risks of ownership, and collection is reasonably assured. The commission and fees earned for these services are included in revenues in the accompanying consolidated statement of operations.

Revenues earned from auction and liquidation services contracts where Great American guarantees a minimum recovery value for goods being sold at auction or liquidation are recognized based on proceeds received. Great American records proceeds received from these types of engagements first as a reduction of contractually reimbursable expenses, second as a recovery of its guarantee and thereafter as revenue, subject to such revenue meeting the criteria of having been fixed or determinable. Contractually reimbursable expenses and minimum guarantees are initially recorded as advances against customer contracts in the accompanying consolidated balance sheets. If, during the auction or liquidation sale, Great American determines that the proceeds from the sale will not meet the minimum guaranteed recovery value as defined in the auction or liquidation services contract, Great American accrues a loss on the contract in the period that the loss becomes known.

Great American also evaluates revenue from auction and liquidation contracts in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent (“EITF 99-19”), to determine whether to report auction and liquidation segment revenue on a gross or net basis. Great American has determined that it acts as an agent in a substantial majority of its auction and liquidation services contracts and therefore reports the liquidation revenues described above on a net basis.

Revenues from the sale of goods are recorded gross in accordance with EITF 99-19 and are recognized in the period in which the sale of goods held for sale or auction are completed; title to the property passes to the purchaser and Great American has fulfilled its obligations with respect to the transaction. These revenues are primarily the result of Great American acquiring title to merchandise with the intent of selling the items at auction or for augmenting liquidation sales.

In the normal course of business, Great American will enter into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. Great American’s collaborative arrangements specifically include contractual agreements with other liquidation agents in which Great American and such other liquidation agents actively participate in the performance of the liquidation services and are exposed to the risks and rewards of the liquidation engagement. The terms of Great American’s participation in collaborative arrangements, including its rights and obligations under each collaborative arrangement, can vary. Revenues from collaborative arrangements are recorded net based on the proceeds received from the liquidation engagement. Amounts paid to participants in the collaborative arrangements are reported separately as direct costs of revenues. Revenues from collaborative arrangements in which Great American is not the majority participant are recorded net based on Great American’s share of proceeds received.

Allowance for Doubtful Accounts. Great American maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management utilizes a specific customer identification methodology. Management also considers historical losses adjusted for current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The bad debt expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

Goods Held for Sale or Auction. Goods held for sale or auction are stated at the lower of cost or market, determined by the specific-identification method. Great American writes down slow-moving and obsolete goods held for sale or auction based on assessments of market conditions, demand for the goods to be sold at auction, comparable industry sales of similar types of goods, and in part on information obtained from appraisal reports prepared by outside specialists. If these factors were to become less favorable than those projected, additional write-downs of goods held for sale or auction could be required.

Goodwill and Other Intangible Assets. Great American accounts for goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes (i) the excess of the purchase price over the fair value of net assets acquired in a business combination described in Note 1 and (ii) an increase for the subsequent acquisition of noncontrolling interests during the year ended December 31, 2007 (see Notes 1 and 7). SFAS 142, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment). Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Great American operates two reporting units, which are the same as its reporting segments described in Note 17. Significant judgment is required to estimate the fair value of reporting units including estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Great American reviewed its reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. Based on a review of the fair value of the reporting units, no impairment is deemed to exist as of December 31, 2008.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Great American reviews the carrying value of its intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2008.

Discontinued Operations. In accordance with SFAS 144, discontinued operations represent a component of an entity that has either been disposed of, or is classified as held for sale, if both the operations and cash flows of the component have been, or will be, eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Great American classifies a component of the business as held for sale when certain criteria are met. At such time, the respective assets and liabilities are presented separately on the consolidated balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets.

Fair Value Measurements. On January 1, 2008, Great American adopted the provisions of SFAS Statement No. 157, Fair Value Measurements, referred to herein as SFAS 157, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, Great American has not applied the provisions of SFAS 157 to eligible assets and liabilities that have been recognized or disclosed at fair value for the year ended December 31, 2008, specifically to fair value measurements of Great American’s reporting units and nonfinancial assets and nonfinancial liabilities measured at fair value to determine the amount of goodwill impairment.

On January 1, 2009, Great American adopted the provisions of SFAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. Great American has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values.

Great American records mandatorily redeemable noncontrolling interests that were issued after November 5, 2003 at fair value with fair value determined in accordance with SFAS 157. Great American’s mandatorily redeemable noncontrolling interests are measured at fair value on a recurring basis and are categorized using the three levels of fair value hierarchy. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Great American’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Great American determined the fair value of mandatorily redeemable noncontrolling interests described above based on the issuance of similar interest for cash, references to industry comparables, and relied, in part, on information obtained from appraisal reports prepared by outside specialists.

The carrying amounts reported in the consolidated financial statements for cash, restricted cash, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the notes payable (including credit lines used to finance liquidation engagements), long-term debt and capital lease obligations approximate fair value because the contractual interest rates or effective yields of such instruments are consistent with current market rates of interest for instruments of comparable credit risk. The adoption of SFAS 157 did not have a material impact on Great American’s consolidated financial statements.

Share-Based Compensation. Great American’s share based payment awards principally consist of grants of member interests in majority owned subsidiaries. In accordance with SFAS No. 123(R), ShareBased Payment, referred to herein as SFAS 123(R), awards are classified as either equity or a liability. For equity-classified awards, Great American measures compensation cost for the grant of member interests at fair value on the date of grant and recognizes compensation expense in the consolidated statement of operations over the requisite service or performance period the award is expected to vest. The fair value of the liability-classified award will be subsequently remeasured at each reporting date through the settlement date. Change in fair value during the requisite service period will be recognized as compensation cost over that period.

Income Taxes. Great American is a limited liability company and has elected to be taxed as a partnership. As such Great American’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements. Great American adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, referred to herein as FIN 48, on January 1, 2009. The adoption of FIN 48 did not have a material impact on Great American’s consolidated financial statements.

New Accounting Standards

In November 2008, the EITF affirmed the consensus-for-exposure on Issue No. 08-7, Accounting for Defensive Intangible Assets, as a consensus with certain revisions, referred to herein as EITF 08-7. EITF 08-7 states that a defensive intangible asset should be accounted for as a separate unit of accounting at acquisition, not combined with the acquirer’s recognized or unrecognized intangible assets. In addition, it states that a defensive intangible asset should be assigned a useful life that reflects the entity’s consumption of the expected benefits related to the asset. EITF 08-7 will be applied prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, in order to coincide with the effective date of FASB Statement No. 141(R), Business Combinations, discussed below. To the extent that Great American acquires defensive intangible assets, the assets will be assigned a useful life and amortized in accordance with this guidance. Currently, Great American does not own any defensive intangible assets.

In April 2008, the FASB issued a final FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, referred to herein as FSP FAS 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement 142. FSP FAS 142-3 will be effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Great American adopted FSP FAS 142-3 effective January 1, 2009, as required. This adoption did not have a material impact on Great American consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivatives and Hedging Activities, referred to herein as Statement 161, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, by requiring expanded disclosures about an entity’s derivative instruments and hedging activities for increased qualitative, quantitative and credit risk factors. As Statement 161 only contains disclosure provisions, it will not impact the accounting for derivative transactions. Statement 161 will be effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Great American adopted Statement 161 effective January 1, 2009, as required. This adoption did not have a material impact on Great American’s consolidated financial statements.

In December 2007, the FASB issued Statement 141(R), which replaces Statement 141. Statement 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. Statement 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. Statement 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. Great American adopted Statement 141(R) effective January 1, 2009, as required. This adoption did not have a material impact on Great American’s financial position or results of operations.

Liquidity and Capital Resources

Historically, Great American has financed its operations primarily through cash provided by its operating activities, and funds available under revolving credit facilities and special purpose financing arrangements.

	Net Cash Provided by Operating, Investing and Financing Activities
	Three months ended March 31		Year ended December 31
	2009	2008	2008	2007	2006
Net cash provided by (used in):
Operating activities	$53,791	$6,954	$4,209	$(2,725)	$23,516
Investing activities	(19,637)	(13)	(4,250)	(893)	(205)
Financing activities	7,280	(8,097)	977	9,682	(24,484)

Net increase (decrease) in cash and cash equivalents	$41,434	$(1,156)	$936	$6,064	$(1,173)

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Cash provided by operating activities increased by $46.8 million to $53.8 million due to the large increase in operating income mainly from the revenue recognized on two significant retail liquidation transactions and the collection of cash that was due to third parties pursuant to collaborative arrangements in the 2009 quarter. Net cash used in investing activities increased $19.6 million due mainly to an increase in restricted cash resulting from the collateralization of letters of credit and the retention of cash by a financial institution prior to the offset of its profit participation on one of our retail liquidation transactions. The proceeds from financing activities of $7.3 million in the 2009 quarter compared with proceeds used for financing activities of $8.1 million in the 2008 quarter. The proceeds received in 2009 related to borrowings made under its line of credit to fund a retail liquidation transaction, while the proceeds used in 2008 were for the repayments of borrowings.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Cash provided by operating activities of $4.2 million in 2008 compared to cash used in operating activities of $2.7 million in 2007. The cash provided by operating activities in 2008 were a result of net income, the accrual of non cash compensation, a reduction in accounts receivable and advances made against customer contracts, all offset by an increase in goods held from sale or auction. Management currently plans to market or auction the goods held for sale or auction, which amounted to $17.8 million at December 31, 2008, during the second half of 2009. The results of the marketing and auction activities may be influenced by future market conditions and demand and there are no assurances that all of the goods held for sale or auction with be sold during this period. This compared to 2007, when Great American reported a net loss, with the impact of such offset by the sale of goods held for sale or auction and a significant accrual for accrued compensation. Investing activities increased by $3.4 million to $4.2 million due mainly to an increase in restricted cash resulting from the collateralization of letters of credit, and an increase in property and equipment of $0.4 million for computer system upgrades. Net cash provided by financing activities were $1.0 million in 2008 as compared with $9.7 million in 2007. Borrowings under a note payable of $12.0 million in 2008 were offset mainly by net repayments on its line of credit and distributions to noncontrolling interest of $0.9 million. 2007 was significantly impacted by a $31.9 million capital infusion pursuant to the admission of a new member into Great American. This capital infusion was offset by net repayments under its lines of credit of $19.0 million and distributions to members and noncontrolling interests of $1.7 million.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Cash used in operating activities of $2.7 million in 2007 compared to cash provided by operating activities of $23.5 million in 2006. In 2007 Great American’s net loss from operations was offset by the cash provided from the sale of goods held for sale or auction of $3.3 million and an accrual for accrued compensation of $4.4 million. In 2006, the sale of goods held for sale or auction of $9.9 million, the collection of accounts receivables and advances against customer contracts of $11.8 million and an increase in accounts payable of $7.6 million offset the net loss from operations. Cash flows from investing activities were $0.9 million in 2007 as compared with $0.2 million in 2006. The increase was due mainly to the purchase of a noncontrolling interest in one of its subsidiaries in 2007. Net cash provided by financing activities were $9.7 million in 2007 as compared to cash used in financing activities of $24.5 million in 2006. 2007 was significantly impacted by a $31.9 million capital infusion pursuant to the admission of a new member into Great American. This capital infusion was offset by net repayments under its lines of credit of $19.0 million and distributions to members and noncontrolling interests of $1.7 million. The use of funds for financing activities in 2006 consisted mainly of repayments under its line of credit of $19.2 million and distributions to members and noncontrolling interests of $4.0 million.

In July 2007, Credit Suisse First Boston Next Fund, Inc., referred to herein as Credit Suisse, purchased a minority membership interest in Great American. The funds were used to provide additional financing for general working capital needs and liquidation contracts. In addition, an affiliate of Credit Suisse provided Great American with an asset-based credit facility in the amount of approximately $24.0 million, plus $6.6 million to issue letters of credit, to finance a single liquidation engagement in which Great American provided liquidation services from September 2008 through December 2008. Borrowings under this credit facility bore interest at a rate of 11% per annum. Amounts borrowed under this credit facility were repaid in full in December 2008, including interest and interest participation of $1.9 million, and the letters of credit expired in April 2009.

Through March 2007, Great American utilized a line of credit with Wells Fargo Bank to finance working capital needs and costs and expenses incurred in connection with liquidation contracts. At December 31, 2007, borrowings under this line of credit totaled $7.9 million. Borrowings under the line of credit, which bore interest at the prime rate were repaid in full in March 2008 and the line of credit was terminated.

From time to time, Great American utilizes other third party financing to fund the acquisition of assets to be sold in connection with liquidations that it is conducting. In May 2008, Great American borrowed $12.0 million from a finance company in connection with the purchase of machinery and equipment by a special purpose acquisition subsidiary . This note payable bears interest at the rate of 20% per annum, provides a level of profit sharing to the finance company and matures in August 2009. Principal and accrued interest are payable from proceeds from the sale of the machinery and equipment. As of March 31, 2009, the outstanding principal balance of the note payable was approximately $11.5 million inclusive of accrued interest. Great American provided a corporate guarantee of $1.2 million to the finance company in relation to this note.

Great American utilizes two credit facilities, with General Electric Capital Corporation, referred to herein as GE Capital, and Wells Fargo Retail Finance, referred to herein as Wells Fargo, to fund costs and expenses incurred in connection with liquidation contracts. As of March 31, 2009, there were no borrowings outstanding under the GE Capital credit facility and $7.6 million of borrowings outstanding under the Wells Fargo credit facility.

Great American is permitted to borrow up to $100.0 million under the GE Capital credit facility and up to $75.0 million under the Wells Fargo credit facility. However, Great American is required to obtain the approval of GE Capital or Wells Fargo, respectively, prior to making any borrowings under these credit facilities. Borrowings are typically made, and these approvals sought, on an engagement-by-engagement basis. Great American utilizes these credit facilities to issue letters of credit in connection with liquidation engagements conducted on a guarantee basis. The Wells Fargo credit facility expires in October 2010 and the GE Capital credit facility expires in October 2009. However, individual borrowings under the facilities are generally required to be repaid within 180 days.

Borrowings under the GE Capital credit facility bear interest at a rate of the thirty day commercial paper rate plus 3.25% per annum and borrowings under the Wells Fargo credit facility bear interest at a rate of LIBOR plus a sliding scale of 2.25% to 3.25% per annum, depending on the level of profit participation under the applicable borrowing. Fees for letters of credit issued under the GE Capital credit facility and the Wells Fargo credit facility are 3% and 2.25%, respectively. In addition, each of the credit facilities provide for profit participation by the lenders on engagements which are funded by borrowings under the facilities. The actual percentage of profit participation has historically ranged from approximately 12.5% to 17.5% but contractually ranges from 5% to 20%. During the year ended December 31, 2008 and the three months ended March 31, 2009, Great American did not fund any transactions using borrowings under the GE Capital credit facility and funded five transactions utilizing the Wells Fargo credit facility where the borrowings and the letter of credit obligations for each contract ranged from $4.7 million to $30.0 million. As of March 31, 2009, Great American had no letters of credit or borrowings outstanding under the GE Capital credit facility and outstanding letters of credit of $7.6 million under the Wells Fargo credit facility, with outstanding borrowings of $33.9 million.

Great American utilizes a factoring agreement to provide working capital to finance the operations within its Valuation and Appraisal segment. On May 22, 2007, one of Great American’s subsidiaries entered into a factoring agreement with FCC LLC, d/b/a First Capital Western Region, LLC, referred to herein as FCC LLC, which expires in May 2010. Under the terms of the factoring agreement, FCC LLC will, at its discretion, purchase customer accounts receivable from Great American on a nonrecourse basis. FCC LLC is responsible for servicing these receivables. The amount advanced by FCC LLC for the purchased receivables is 90% of the gross receivable invoice amount and 10% is retained by FCC LLC in a reserve. FCC LLC charges a factoring commission equal to 0.25% of the gross invoice amount of each account purchased and interest at prime plus 1% with a floor of 8% on the net uncollected outstanding balance of the receivables purchased. One of Great American’s executive officers has issued a personal guarantee for up to a maximum of $0.5 million plus interest and certain fees for accounts receivables sold pursuant to the factoring agreement. Accounts receivable sold to FCC LLC were approximately $3.4 million during the three months ended March 31, 2009 and approximately $13.4 million and $9.0 million during the years ended December 31, 2008 and 2007, respectively.

As of March 31, 2009, Great American had $58.4 million in cash and cash equivalents, compared to $17.0 million at December 31, 2008. The increase was principally due to cash flow from operations and funds due to collaborators pursuant to collaborative arrangements. Great American’s working capital as of March 31, 2009 was $21.8 million.

Great American’s cash flow from investing activities have been relatively immaterial, other than approximately $0.7 million spent in 2007 regarding the purchase of a noncontrolling interest from former members of Great American Advisory and Valuation Services, LLC. Great American also incurs an increase or decrease to its investing activities whenever its restricted cash balance held by the financial institution in order to secure its participation in liquidation contracts is either increased or released.

The Company’s principal sources of liquidity upon consummation of the Acquisition will be cash and cash equivalents and cash flow from operations. Great American believes that existing cash and cash equivalent balances upon the consummation of the Acquisition and cash flows from future operations and revolving credit facilities will be sufficient to fund the Company’s anticipated cash needs at least for the next year. However, the Company may require additional financing to fund its operations in the future and there can be no assurance that additional funds will be available, especially if the Company experiences operating results below expectations. In addition, the Company may pursue acquisition opportunities, which may require the Company to raise additional capital through future debt or equity financings. If the Company raises additional funds through the issuance of equity of convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If the Company obtains additional debt financings, a substantial portion of the Company’s operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on the Company’s operations. If adequate financing is not available as required, or is not available on favorable terms, the Company’s business, financial condition and results of operations will be adversely affected.

Off Balance Sheet Arrangements

In the normal course of business, Great American has operating leases and outstanding letters of credit. Great American has no other off balance sheet arrangements other than such operating leases and outstanding letters of credit and Great American has not entered into any transactions that have, or are reasonably likely to have, a current or future material effect on its consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources. See “Contractual Obligations” below.

Contractual Obligations

The following table sets forth aggregate information about Great American’s contractual obligations as of December 31, 2008 and the periods in which payments are due:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long term debt	$4,276	$291	$3,985	$—	$—
Note payable	10,984	10,984	—	—	—
Capital lease obligations, including interest	452	198	241	13	—
Operating lease obligations	5,815	1,217	3,778	820	—
Guarantee contracts	7,443	6,866	689	—	—

Total	$28,970	$19,556	$8,693	$833	$—

Qualitative and Quantitative Disclosures about Market Risk

Great American’s primary exposure to market risk consists of risk related to changes in interest rates. Great American has not used derivative financial instruments for speculation or trading purposes.

Great American utilizes borrowings under its credit facilities with GE Capital and Wells Fargo to fund costs and expenses incurred in connection with liquidation contracts. Borrowings under the GE Capital credit facility and the Wells Fargo credit facility bear interest at a floating rate of interest. A one percentage point increase in the average market rate would have resulted in an increase in Great American’s annual interest expense of less than $0.1 million based on the average outstanding balances in 2008.

The primary objective of Great American’s investment activities is to preserve capital for the purpose of funding operations while at the same time maximizing the income it receives from its investments without significantly increasing risk. To achieve these objectives, Great American’s investments allow Great American to maintain a portfolio of cash equivalents and short-term investments through a variety of securities, including commercial paper, money market funds and certificates of deposit. Great American’s cash and cash equivalents through December 31, 2008 included amounts in bank checking, certificates of deposit and liquid money market accounts. Great American believes it has minimal interest rate risk; however, a one percentage point decrease in the average interest rate on its portfolio would have reduced interest income for 2008 by an immaterial amount.

MANAGEMENT OF GREAT AMERICAN

Directors and Executive Officers

Great American’s current directors and executive officers are as follows:

Name	Age	Position
Andrew Gumaer	49	Chief Executive Officer and Director
Harvey M. Yellen	62	Chairman of the Board of Directors
Paul Erickson	47	Executive Vice President and Chief Financial Officer
Scott K. Carpenter	53	Executive Vice President and Director of Retail Services
Thomas E. Pabst	50	Chief Operating Officer
Lester M. Friedman	49	Chief Executive Officer, Great American Group Advisory and Valuation Services, LLC
Mark Weitz	49	President, Wholesale and Industrial Services
Mark Naughton	46	Senior Vice President and General Counsel

Andrew Gumaer, a co-founder of Great American, has served as Great American’s Chief Executive Officer since May 2007 and previously served as Great American’s President from June 2006 to May 2007. Mr. Gumaer also currently serves as the Co-Chief Executive Officer of Great American Home Auctions, LLC. Prior to assuming his current responsibilities, Mr. Gumaer was the President of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2002 to May 2006. Mr. Gumaer also served as the Senior Vice President of Garcel, Inc. from 1997 to 2002 and as a Senior Vice President with the investment banking firm Drexel Burnham Lambert prior to his service with Garcel, Inc. Mr. Gumaer is the brother-in-law of Mr. Weitz.

Harvey M. Yellen, a co-founder of Great American, has served as Great American’s Chairman since June 2007. Prior to assuming his current responsibilities, Mr. Yellen was the President of Great American from June 2006 to June 2007 and the President of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2002 to May 2006. Mr. Yellen was also the Executive Vice President of Garcel, Inc. from 1994 to 2002. Prior to beginning his services at Garcel, Inc., Mr. Yellen held senior management positions at various retail companies, including: Allied Department Stores, Sieferts/Spurgeons and Fashion Crossroads. Mr. Yellen received his Bachelor of Science in Business from Louisiana State University in 1968.

Paul Erickson has served as Great American’s Chief Financial Officer and Executive Vice President since June 2006. Prior to assuming his current responsibilities, Mr. Erickson was the Chief Financial Officer of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Erickson also served as the Controller of Garcel, Inc. beginning in 1995 and was promoted to Chief Financial Officer in 1997. From 1992 to 1996, Mr. Erickson served as Chief Financial Officer of Joan Vass, Inc. and 1001, Inc., both retail and manufacturing companies. Mr. Erickson received his Bachelor of Science in Finance and Accounting from California State University—Northridge in 1986 and earned a Master of Science in Business Administration from the University of Phoenix in 1997.

Scott K. Carpenter has served as Great American’s Executive Vice President and Director of Operations, Retail Services since June 2006. Prior to assuming his current responsibilities, Mr. Carpenter was the Senior Vice President of Operations of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006 and the Vice President of Operations of Garcel, Inc. from 1997 to 2000. From 1995 to 1997, Mr. Carpenter was responsible for operations in 155 Office Depot stores in 17 states as Regional Operations Manager. Prior to his service with Office Depot, Mr. Carpenter served as a Buyer and as Director of Store Operations of Hechinger stores in both domestic and international operations from 1987 to 1995. Mr. Carpenter also previously worked for Booz, Allen and Hamilton and McDonnell Aircraft Company. Mr. Carpenter received his Bachelor of Science in Economics from George Mason University in 1978 and earned a Master of Arts from George Mason University in 1982.

Thomas E. Pabst has served as Great American’s Chief Operating Officer since July 2007. Prior to assuming his current responsibilities, Mr. Pabst served as Great American’s Chief Administrative Officer from June 2006 to June 2007. Prior to his employment with Great American, Mr. Pabst served as the Chief Administrative Officer of The Pride Capital Group, LLC, predecessor in interest to Great American from 2001 to May 2005 and as a Vice President of Garcel, Inc. in 2000. Mr. Pabst was the Chief Financial Officer of Hilco Trading Co. from 1996 to 2000 and from 1995 to 1996, Mr. Pabst served as Chief Financial Officer for Harlem Furniture. Mr. Pabst received his Bachelor of Science in Accounting from the University of Illinois at Urbana-Champaign in 1980. During 2005 and 2006, Mr. Pabst was a board member of the Chicago Chapter of the Turnaround Management Association. In 2007 and 2008, he was the Vice President of Communications and Secretary, respectively, and is currently the President elect of the Chicago Chapter of the Turnaround Management Association and serves as an alternate board member for the International Turnaround Management Association. Mr. Pabst previously worked as a licensed Certified Public Accountant at a public accounting firm.

Lester Friedman has served as the Chief Executive Officer of Great American Advisory and Valuation Services, LLC since 2002 and previously served as the Chief Operating Officer from 2000 to 2002. Prior to assuming his current responsibilities, Mr. Friedman was the Chief Operating Officer of the Garcel, Inc. Appraisal Division from 1996 to 2000 and the Chief Financial Officer of Garcel, Inc. from 1994 to 1996. Mr. Friedman was also the controller and Director of Inventory Appraisal and Valuations for Gordon Brothers Partners. Mr. Friedman received his Bachelor of Business Studies in Accounting from the University of Massachusetts – Amherst in 1982 and was a Certified Public Accountant licensed in Massachusetts from 1982 to 1990 while he worked for Laventhol Horwath.

Mark Weitz has served as the President of the Wholesale and Industrial Services division of Great American since June 2006. Prior to assuming his current responsibilities, Mr. Weitz was the President of the Wholesale and Industrial Services division of The Pride Capital Group, LLC, predecessor in interest to Great American, from 2001 to May 2006. Mr. Weitz also served as the President of the Wholesale and Industrial Services division of Garcel, Inc. from 1998 to 2000. Mr. Weitz attended the University of Washington and the University of California Los Angeles. Mr. Weitz also attended the Missouri Auction School in 1982 and has been a licensed auctioneer since such time. Mr. Weitz is the brother-in-law of Mr. Gumaer.

Mark P. Naughton has served as Great American’s Senior Vice President and General Counsel since June 2006. Prior to assuming his current responsibilities, Mr. Naughton was the Vice President and General Counsel of The Pride Capital Group, LLC from May 2003 to May 2006 when The Pride Capital Group, LLC merged into Great American. Prior to joining Great American Group, Mr. Naughton was a partner in the Chicago office of Piper Rudnick (n/k/a DLA Piper Rudnick Gray Cary) from 1993 to May 2003 and was an associate from 1987 to 1993. Mr. Naughton received his Bachelor of Arts in History and Political Science from Marquette University in 1984 and earned a Juris Doctor from Northwestern University in 1987.

Director Compensation

Members of Great American’s board of directors do not receive compensation for their service as directors.

Executive Compensation

Below is the explanation of how Great American’s compensation program was designed and operated in 2008 with respect to its named executive officers, or NEOs, who were (i) Andrew Gumaer, the CEO, (ii) Harvey M. Yellen, the executive Chairman of the Board, (iii) Paul S. Erickson, the CFO, and (iv) Scott K. Carpenter, Tom Pabst and Mark Naughton, the three other most highly compensated executive officers in the fiscal year ended December 31, 2008. For the ages and biographical information of the NEOs, please refer to “Management of Great American.” The Summary Compensation Table and separate tables below disclose the NEOs’ compensation for fiscal year 2008.

2008 Compensation Discussion and Analysis

With respect to 2008, Great American’s executive compensation program for its NEOs reflected its status as a privately-held company, and accordingly the program was administered primarily by Great American’s CEO and the Chairman of the Board, referred to herein together as the 2008 Committee, with input from the CFO. Overall, the 2008 Committee believes that the decisions disclosed below regarding the compensation provided for NEOs in 2008 was appropriate based upon Great American’s financial performance, general economic conditions, its assessments of individual and corporate performance, and other relevant factors.

Overview of Executive Compensation Philosophy and Objectives

Our 2008 Committee provided our NEOs with total compensation in 2008 reflecting a combination of a base salary (taking the form of guaranteed payments and profits interests for Great American’s Chairman and its CEO) commensurate with experience, the opportunity to earn incentive compensation through equity incentives and/or performance-based bonuses, and participation in a broad-based retirement plan for employees. Our compensation plans were consequently designed to link individual rewards with Great American’s performance but ultimately relied on the 2008 Committee’s subjective and qualitative assessment of NEO performance.

In addition to providing our NEOs with compensation opportunities that are based upon their personal performance, the financial performance of Great American, and their individual contribution to that performance, our 2008 Committee generally undertook to provide our NEOs with compensation that was competitive enough to retain highly skilled individuals. Great American is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Elements of Executive Compensation

The material components of compensation for the NEOs for 2008, as well as the specific principles and purpose of each component, are set forth below. Great American believed that these components of compensation were necessary and appropriate in order to attract and retain qualified executives. See “Specific Executive Compensation Decisions for 2008” for amounts and further detail. The compensation of the NEOs consists primarily of the following major components:

•	Base salary for Messrs. Erickson, Carpenter, Pabst, and Naughton;

•	Guaranteed payments (in lieu of base salary) for Messrs. Yellen and Gumaer;

•	Profit interest in Great American for Messrs. Yellen and Gumaer;

•	Previously-awarded phantom stock for Messrs. Erickson, Carpenter, and Pabst;

•

Annual bonus for Messrs. Erickson, Carpenter, Pabst, and Naughton, were determined at the 2008 Committee’s discretion with the starting point for deliberation being the CFO’s tentative bonus calculations, based on how Great American’s financial results compared to its targeted performance and the executive’s individual performance-based bonus potential, if any. The 2008 Committee awarded a bonus to each such individual after adjusting the tentative bonus calculations in its sole discretion based on factors such as that person’s individual contribution to Great American’s performance, technical expertise, leadership and management skills over the performance period;

•	Employee benefits programs:

•	Perquisites and other personal benefits.

•	Retirement plan and severance benefits.

Base Salary. In general, Great American provides base salary as fixed compensation for services rendered in the position that the NEO serves. With this in mind, Great American provided base salaries and guaranteed payments and profit interests in the 2008 Committee’s discretion, after considering a variety of factors including each NEO’s qualifications and experience, prior employment, industry knowledge, scope of responsibilities, and individual performance. Specific weightings are not applied to these factors. Base salaries are generally set when an NEO begins employment and are adjusted annually, if necessary and are intended to provide competitive and fair compensation for basic job performance.

Annual Bonus. Prior to 2008, annual bonuses were determined by the 2008 Committee in its sole discretion. Pay-for-performance was achieved by providing the NEOs with profits interests in Great American and/or an annual bonus. Messrs. Erickson, Carpenter, Pabst, and Naughton were eligible for discretionary annual bonuses in 2008 based on Great American profit achievement (including division profit achievement for Mr. Carpenter), as well as individual performance as assessed by the 2008 Committee, which included evaluation of each person’s individual contribution to Great American’s performance, technical expertise, leadership and management skills over the performance period. The bonuses for all executives and employees have in the past been equal to approximately 20% of profits, with a range from 15%-25% depending on the 2008 Committee’s discretionary assessment of Great American’s financial performance and individual performance, as further discussed below. Great American typically has made annual bonus determinations shortly before annual bonuses are paid. After taking into consideration the above factors, the 2008 Committee determined the amounts of the 2008 annual bonuses in its discretion based on its purely subjective evaluation of each individual’s performance over the relevant period. For 2008, annual bonuses for Great American executives were determined at the 2008 Committee’s discretion with the starting point for deliberation being the CFO’s tentative bonus calculations based on how Great American’s financial results compared to its targeted performance. For Mr. Carpenter, his tentative bonus was calculated as 50% of the retail services division bonus pool, which was itself, calculated based on divisional profits, less an allocation of general corporate overhead. For Messrs. Erickson and Naughton, half of their tentative bonuses were based on whether Great American’s profit (before payment of certain bonuses) exceeded $6,500,000. The remaining half was based on their individual performance. For Mr. Pabst, his tentative bonus equaled 5% of Great American’s revenues, less overhead and certain bonuses. However, no financial or other objective performance factors with respect to the final bonuses were established or communicated.

Equity-based Awards. Great American maintains a phantom stock plan, referred to herein as the Phantom Stock Plan, under which Messrs. Erickson, Carpenter, and Pabst received grants on June 2, 2002, the effective date of the Phantom Stock Plan. Great American granted these awards in order to align the interests of Messrs. Erickson, Carpenter, and Pabst with those of the company and to encourage employment longevity. The awards were designed to create a meaningful opportunity for financial ownership interests in order to tie company performance to individual NEO compensation. Each grant was designed to provide the recipient with a significant incentive to manage Great American from the perspective of an owner with an equity stake in the business, allocate current compensation with long-term compensation in a manner the company believed would foster employment longevity with Great American by encouraging participants to remain employed with Great American until a sale of the company. Great American determined that the original grants served their intended purpose and that no future grants were necessary and no additional awards under the Phantom Stock Plan have been made to NEOs since the initial award.

All awards have fully vested, and they become payable upon a sale of Great American or a separation from service with Great American for any reason other than “cause” as defined in the Phantom Stock Plan. The Phantom Stock Plan provides for payments based on Great American’s value in the event of a sale of the company. The Phantom Stock Plan provides for payments based on book value at termination of employment for reasons other than “cause” as defined in the Phantom Stock Plan. Great American determined that if a participant remained employed through a sale of the company, the participant should receive payment based on the company’s value, given that the individual satisfied the primary purpose of the Phantom Stock Plan—remaining employed until a sale of Great American. Great American determined that if a participant terminated employment prior to a sale of Great American, it would not be appropriate to calculate payments based on market value, given that the individual would not have satisfied a primary purpose of the Phantom Stock Plan—

remaining employed until a sale of the company. Rather, Great American determined that payments should instead be based on Great American’s book value, consistent with the goal of providing financial ownership interests to participants.

Great American intends to terminate the Phantom Stock Plan in connection with the consummation of the Acquisition. In order to induce the members of Great American to approve the transaction, the NEOs and other Phantom Equityholders have each agreed to waive a significant portion of their plan benefit and will be paid at the same time and in the same form (cash and stock in the Company, except for the Contingent Cash Payment) as the Great American members receive for their equity interests in connection with the Acquisition. Provided the Incentive Plan is approved, the Company will assume the Incentive Plan in connection with the Acquisition and will make future equity awards thereunder. See “Certain Relationships and Related Transactions—Great American Related Party Transactions—Phantom Equityholder Amendment Agreements and Releases” below for further information about termination of the Phantom Stock Plan.

Perquisites and Other Personal Benefits. Great American places a premium on executives’ good health, which increases their ability to achieve high levels of performance. Great American also believes that its executives are better able to focus on their performance when the company has made provision for life and disability benefits. Executives frequently are required to travel. Accordingly, in 2008, the NEOs received limited perquisites which included personal expense reimbursements relating to health care premiums, life and disability premiums and car allowances. Such perquisites were provided to maintain a competitive benefits package to attract and retain our NEOs. Generally, such perks were established upon commencement of each NEO’s employment and adjusted as necessary.

Severance Payments. Messrs. Gumaer and Yellen are entitled to severance benefits pursuant to employment agreements or pursuant to offer letters entered into at the time of hire. Severance benefits were provided because Great American understands that severance arrangements are common among its peers. In order to deliver severance benefits, termination of employment is an appropriate triggering event. The agreements were amended in July 2007 for compliance with section 409A of the Internal Revenue Code. Messrs. Yellen and Gumaer will enter into new employment agreements with the Company in connection with the Acquisition as described under “Management of the Company Following the Acquisition—Executive Compensation—Employment Agreements.”

The employment agreement for Mr. Gumaer, as amended in 2007 and in effect in 2008, generally provides that if his employment is terminated by Great American or Mr. Gumaer for any reason, then he shall receive, with no duty to mitigate, the following: (i) the remainder of his guaranteed annual salary of $500,000 for the remainder of the employment term; and (ii) up to eighteen months of health insurance benefits. Both amounts are to be paid within five business days of the date of termination. The employment agreement for Mr. Yellen, as amended in 2007 and in effect in 2008, generally provides that if his employment is terminated by Great American or Mr. Yellen for any reason, then he shall receive, with no duty to mitigate, the following: (i) the remainder of his guaranteed annual salary of $500,000 for the remainder of the employment term; and (ii) up to eighteen months of health insurance benefits. Both amounts are to be paid within five business days of the date of termination of his employment.

Specific Executive Compensation Decisions for 2008

The 2008 Committee made the following decisions in 2008 with respect to each distinctive component of executive compensation for the NEOs as of January 1, 2008:

Base Salary. The annual base salary as of the end of fiscal year 2008 for each NEO is presented in the table below, which reflects guaranteed profits for Messrs. Yellen and Gumaer:

Executive	2008
Harvey M. Yellen	$500,000
Chairman
Andrew Gumaer	$500,000
Chief Executive Officer
Paul S. Erickson	$275,000
Executive Vice President, Chief Financial Officer
Scott K. Carpenter	$200,000
Executive Vice President, Director of Operations, Retail Services
Thomas E. Pabst	$225,000
Chief Operating Officer
Mark Naughton	$190,000
Senior Vice President, General Counsel

Annual Bonus. In 2008, the NEOs participated in a bonus program designed to reward the achievements of Great American’s executives and employees over the past fiscal year. The bonuses for 2008 were based loosely on profits of Great American. The 2008 Committee allocated bonuses among divisional employees and executives of Great American. The 2008 Committee made all awards in its discretion based on the following approach and tentative bonus calculations performed by its CFO:

•

Messrs. Erickson and Naughton were eligible for up to 50% of salary based on individual performance and 50% of salary based on whether Great American achieved its budgeted profit level for the year ($6,500,000). Great American achieved profit in excess of the budgeted level and accordingly, Messrs. Erickson and Naughton were tentatively eligible for a bonus of 50% of salary.

•

Mr. Pabst was eligible to receive a bonus based on Great American’s profits, after adjustment for an overhead allocation and after all bonuses were paid. Mr. Pabst was eligible to earn 5% of Great American’s adjusted profits up to $5,000,000, 4% of Great American’s adjusted profits above $5,000,000, but less than $10,000,000, 3% of Great American’s adjusted profits between $10,000,000 and $15,000,000 and 2% of Great American’s adjusted profits in excess of $15,000,000. Great American adjusted profit of $7,163,000 resulted in a tentative bonus of $326,000, a bonus of approximately 4.3% of Great American’s adjusted profit.

•

Mr. Carpenter was eligible to receive 50% of the retail services division bonus pool. The division pool was comprised of a maximum of 15% of divisional profits set aside from the general bonus pool to be split amongst Mr. Carpenter and other division executives.

•

Messrs. Erickson, Pabst, Naughton, and Carpenter were also eligible for an additional discretionary bonus, based on whether the 2008 Committee determined that they had markedly exceeded Great American’s performance expectations in terms of their individual contribution to Great American’s performance, technical expertise, leadership and management skills over the performance period. No objective factors were utilized to calculate the discretionary bonus and the actual amounts of the discretionary bonus were derived solely by the 2008 Committee after the end of 2008 based on its overall assessment of the individual’s performance.

•

The actual bonus for each NEO for 2008 reflected the 2008 Committee’s subjective assessment of projected Great American performance, strategic company decisions affecting divisions, actual Great American profits, and any divisional or individual performance results affected by restructuring or uncontrollable market factors.

The actual bonus payments are reported in the “Bonus” column of the Summary Compensation Table, with footnote (2) thereof disclosing the individual and company performance components, as determined in each case in the sole discretion of the 2008 Committee after considering the standards described above.

Phantom Stock Awards. None of the NEOs received awards in 2008 under the Phantom Stock Plan because they had received sufficient financial interests in Great American based on awards in prior years.

Summary Compensation Table

The table below summarizes the compensation paid by Great American to the CEO, CFO, and other NEOs for the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Volume and NQ DC Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Harvey M. Yellen	2008	$500,000	(1)	—		—	—	—	—	$99,482	$599,482
Chairman

Andrew Gumaer	2008	$500,000	(1)	—		—	—	—	—	$104,191	$604,191
Chief Executive Officer

Paul S. Erickson	2008	$275,000		$270,000	(2)	—	—	—	$118,142	$23,210	$686,352
Executive Vice President, Chief Financial Officer

Scott K. Carpenter	2008	$200,000		$600,000	(3)	—	—	—	$118,142	$24,447	$942,589
Executive Vice President, Director of Operations, Retail Services

Thomas E. Pabst	2008	$200,000		$310,000	(2)	—	—	—	$118,142	$26,881	$655,023
Chief Operating Officer

Mark Naughton	2008	$165,000		$230,000	(2)	—	—	—	—	$26,662	$421,662
Senior Vice President and General Counsel

(1)	Salary represents a guaranteed distribution of profits from Great American. Messrs. Yellen and Gumaer receive a guaranteed distribution of $500,000 each, but had the potential of receiving additional profits based on a 33.333% share each in Great American.
(2)	Messrs. Erickson and Naughton earned the maximum amount for the portion of their bonuses based on the 2008 Committee’s discretionary assessment of their individual performance, which was 50% of their salary at the beginning of 2008. Based in part on Great American’s achievement of budgeted profit level in 2008, Messrs. Erickson and Naughton earned the maximum amount for this portion of their bonus, which was 50% of salary. In addition, Messrs. Erickson and Naughton received additional discretionary bonus payments of $20,000 and $40,000, respectively, based on the 2008 Committee’s determination that they had markedly exceeded Great American’s performance expectations in terms of their individual contribution to Great American’s performance, technical expertise, leadership and management skills over the performance period.
(3)	Mr. Carpenter’s bonus value reflects a portion of the Retail Services division’s bonus pool.
(4)	There were no stock awards or forfeiture allocations for any of the NEOs in 2008.
(5)	Represents the change in the value of fully vested shares awarded in 2002 under the Phantom Stock Plan from December 31, 2007 to December 31, 2008. The value of each share is calculated as fraction of book value at the end of the fiscal year.
(6)	The figures reported in the “All Other Compensation Column” above include the following items:

Executive	Company-Paid Medical/Dental	Life and Disability		Auto Allowance	Severance Payment	Total
Harvey M. Yellen	$12,113	$74,120	(a)	$13,249	—	$99,482
Andrew Gumaer	$15,063	$40,214	(a)	$48,914	—	$104,191
Paul S. Erickson	$15,063	$2,147		$6,000	—	$23,210
Scott K. Carpenter	$15,063	$2,150		$7,234	—	$24,447
Thomas E. Pabst	$17,663	$1,800		$7,419	—	$26,882
Mark Naughton	$17,663	$1,800		$7,200	—	$26,883

(a)	Premiums were paid for $5,000,000 key man whole life insurance policy owned by Great American.

Non-qualified Deferred Compensation

Name and Grant Date	Plan Name ($)	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Withdrawals in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
Paul S. Erickson	Phantom Stock Plan	—	—	—	118,142	827,406
Scott K. Carpenter	Phantom Stock Plan	—	—	—	118,142	827,406
Thomas E. Pabst	Phantom Stock Plan	—	—	—	118,142	827,406

(1)	Represents the change in the value of fully vested shares awarded in 2002 under the Phantom Stock Plan from December 31, 2007 to December 31, 2008. The value of each share is calculated as fraction of book value at the end of the fiscal year.
(2)	Represents the aggregate value of fully vested shares awarded in 2002 under the Phantom Stock Plan. The value of each share is calculated as fraction of book value at the end of the fiscal year.

Other Potential Post-Employment Benefits

The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to occur as of December 31, 2008 under the following circumstances.

	Value of Amounts Payable
Name, Principal Position and Reasons for Potential Payments (1)	Cash Severance ($)(1)	Employer-Paid Health Insurance ($)(2)	Phantom Stock ($)(3)
Harvey M. Yellen, Chairman, Partner
For Cause or Voluntary Resignation	768,493	16,669	—
Death, Disability or Retirement	768,493	16,669	—
Without Cause	768,493	16,669	—
Good Reason	768,493	16,669	—
Change in Control:
Without Cause	768,493	16,669	—
Good Reason	768,493	16,669	—

Andrew Gumaer, Chief Executive Officer and Partner
For Cause or Voluntary Resignation	768,493	22,594	—
Death, Disability or Retirement	768,493	22,594	—
Without Cause	768,493	22,594	—
Good Reason	768,493	22,594	—
Change in Control:
Without Cause	768,493	22,594	—
Good Reason	768,493	22,594	—

Paul S. Erickson, Chief Financial Officer
For Cause or Voluntary Resignation	—	—	—
Death, Disability or Retirement	—	—	$827,406
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406
Change in Control:
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406

	Value of Amounts Payable
Name, Principal Position and Reasons for Potential Payments (1)	Cash Severance ($)(1)	Employer-Paid Health Insurance ($)(2)	Phantom Stock ($)(3)
Scott K. Carpenter, Executive Vice President, Director of Operations, Retail Services	—	—	—
Death, Disability or Retirement	—	—	$827,406
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406
Change in Control:
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406

Thomas E. Pabst, Chief Operating Officer
For Cause or Voluntary Resignation	—	—	—
Death, Disability or Retirement	—	—	$827,406
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406
Change in Control:
Without Cause	—	—	$827,406
Good Reason	—	—	$827,406

Mark Naughton, Senior Vice President, General Counsel
For Cause or Voluntary Resignation	—	—	—
Death, Disability or Retirement	—	—	—
Without Cause	—	—	—
Good Reason	—	—	—
Change in Control:
Without Cause	—	—	—
Good Reason	—	—	—

(1)	Represents a guaranteed annual payment of $500,000 from January 1, 2009 through end of term on July 16, 2010 for termination for any reason.
(2)	Represents 18 months of paid COBRA health coverage.
(3)	Represents aggregate payments to be paid to participants in the Phantom Stock Plan. According to the agreement, participants receive a lump sum payment equal to the value of the phantom shares upon separation from Great American. The value of each share, as shown in the table, is calculated as the pro rata portion of net book value at the end of the fiscal year. Notwithstanding the foregoing, upon a sale of Great American, each participant would be entitled to his pro rata share of the net sales proceeds, as opposed to his pro rata share of net book value. As described above, the actual amount that each Phantom Equityholder will receive upon consummation of the Acquisition will differ from the pro rata share of net sales proceeds.

MANAGEMENT OF THE COMPANY FOLLOWING THE ACQUISITION

Directors and Executive Officers

Pursuant to the terms of the Purchase Agreement, AAMAC has the right to nominate three individuals and Great American has the right to nominate four individuals to serve on the Company’s board of directors. Mark D. Klein and Michael J. Levitt, two of AAMAC’s appointees to the Company’s board of directors, are already serving as directors of the Company. Assuming the Acquisition Proposal is approved, the Company has agreed to cause the appointment and election of AAMAC’s third designee and Andrew Gumaer, Harvey M. Yellen, Matthew J. Hart and Hugh G. Hilton, Great American’s nominees, to the Company’s board immediately prior to the consummation of the Acquisition. Mr. Klein is currently serving as interim Chief Executive Officer and interim Chief Financial Officer of the Company. Mr. Klein will resign as an executive officer of the Company upon consummation of the Acquisition. The management team of Great American will manage the business of the Company following the Acquisition. Immediately following the Acquisition, the Company’s directors and executive officers will be as follows:

Name	Age	Position
Andrew Gumaer	49	Chief Executive Officer and Director
Harvey M. Yellen	62	Vice Chairman, President and Director
Paul Erickson	47	Chief Financial Officer
Scott K. Carpenter	53	Executive Vice President, Retail Services
Thomas E. Pabst	50	Chief Operating Officer
Lester M. Friedman	49	Chief Executive Officer, Great American Group Advisory and Valuation Services, LLC
Mark Weitz	49	President, Wholesale and Industrial Services
Mark Naughton	46	Senior Vice President and General Counsel
Michael J. Levitt	50	Director
Mark D. Klein	47	Director
Matthew J. Hart	57	Director
Hugh G. Hilton	58	Director

See “Management of Great American” for biographical information of Messrs. Gumaer, Yellen, Erickson, Carpenter, Pabst, Friedman, Weitz and Naughton. See “Management of AAMAC” for biographical information of Messrs. Klein and Levitt. Biographical information for Messrs. Hart and Hilton appears below.

Matthew J. Hart was President and Chief Operating Officer of Hilton Hotels Corporation, referred to herein as Hilton, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company and was Executive Vice President and Chief Financial Officer for Host Marriot Corp. Mr. Hart received his Bachelor of Arts in Economics and Sociology from Vanderbilt University in 1974 and earned a Master of Business Administration in Finance and Marketing from Columbia University in 1976. Mr. Hart currently serves on the board of directors of US Airways Group and US Airways and Heal the Bay, a non-profit organization. Mr. Hart is also a member of The California Commission for Economic Development’s Entertainment and Tourism Advisory Committee.

Hugh Hilton has served as a Managing Director and National Practice Leader of Alvarez & Marsal Real Estate Group since March 2009 and co-founder and Chief Executive Officer of A&M Capital RE, an operating and principal investment arm for distressed real estate, since March 2009. Mr. Hilton has also served as Chief Executive Officer of Grand Sierra Resort, gaming resort property in Northern Nevada, since October 2008, prior to which he served as Chief Restructuring Officer beginning in August 2007. Since 2003, Mr. Hilton has also served as the Chief Executive Officer of Prandium, Inc., a California-based restaurant chain. Mr. Hilton’s prior business experience includes serving as a Vice President of BankAmerica Investment Real Estate, as President First Interstate Bancorp’s real estate fund advisory arm and President of HVK, Inc. Mr. Hilton holds a Bachelor of Science in business administration and a Master of Business Administration from the University of Michigan as well as a Juris Doctor from the University of Colorado. Mr. Hilton is a member of the American Bankruptcy Institute and the Colorado Bar Association.

Classes of Directors

The Company’s board of directors is divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. It is expected that, immediately prior to the Acquisition, the classes will be comprised as follows:

•	Class I directors. Mark D. Klein and AAMAC’s third designee will be Class I directors whose terms will expire at the Company’s annual meeting of stockholders in 2010.

•	Class II directors. Michael J. Levitt, Harvey M. Yellen and Hugh G. Hilton will be Class II directors whose terms will expire at the Company’s annual meeting of stockholders in 2011.

•	Class III directors. Andrew Gumaer and Matthew J. Hart will be Class III directors whose terms will expire at the Company’s annual meeting of stockholders in 2012.

Committees of the Board of Directors

The members of the committees of the Company’s board of directors will not be appointed until the Company’s board of directors is fully constituted and holds its initial meeting. At that time, the Company’s board of directors will make determinations with respect to each committee member’s independence in accordance with the Nasdaq Capital Market listing standards and SEC rules and regulations and each committee will adopt its committee charter.

Following the Acquisition, the Company intends to post the committee charters on its website at www.greatamerican.com.

Audit Committee

The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. Immediately prior to the Acquisition, the Company’s board of directors will also make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the Nasdaq Capital Market listing standards and SEC Rule 10A-3.

The principal duties and responsibilities of the Company’s audit committee will be to engage the Company’s independent auditors, oversee the quality and integrity of the Company’s financial reporting and the audit of the Company’s financial statements by its independent auditors and in fulfilling its obligations, the Company’s audit committee will review with the Company’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and the Company’s accounting policies.

The audit committee will be required to report regularly to the Company’s board of directors to discuss any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Once the final designee of AAMAC has been identified, and prior to the date of the Special Meetings, the Company will identify which members of the Board of Directors will serve on the audit committee and which member of the Audit Committee will be designated as the audit committee financial expert.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors. Among other functions, the compensation committee will oversee the compensation of the Company’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Compensation Committee Interlocks and Insider Participation

Once the final designee of AAMAC has been identified, and prior to the date of the Special Meetings, the Company will identify which members of the Board of Directors will serve on the compensation committee. Moreover, the Company will disclose which, if any, members of the compensation committee have had any relationships with the Company of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations. None of the individuals who will be an executive officer of the Company following the Acquisition has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on the Company’s board of directors immediately following the Acquisition.

Corporate Governance Committee

The corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of the Company’s corporate governance committee will be to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors the Company’s corporate governance guidelines.

Once the final designee of AAMAC has been identified, and prior to the date of the Special Meetings, the Company will identify which members of the Board of Directors will serve on the corporate governance committee.

Code of Conduct and Ethics

Immediately prior to the Acquisition, the Company intends to adopt a code of ethics that will apply to the executive officers, directors and employees of the Company, its subsidiaries and its controlled affiliates. Following the Acquisition, the Company intends to post its code of ethics on its website at www.greatamerican.com and to post any amendments to or any waivers from a provision of its code of ethics on its website.

Director Compensation

Each non-employee director will receive annual fees of $40,000, to be paid in quarterly installments, and an annual grant of $50,000 in stock options, restricted stock or other form of award for serving as a director. Such stock options, restricted stock or other form of award will be subject to a one-year vesting period. In addition, annual fees of $12,000, $8,000 and $4,000 will be paid to the chairperson of the Company’s audit committee, compensation committee and governance committee, respectively. A one-time $40,000 grant of stock options, restricted stock or other form of award will be made to each non-employee director upon appointment to the Company’s board of directors, which stock options, restricted stock or other form of award will be subject to a one-year vesting period.

Executive Compensation

Great American is currently reevaluating the executive compensation structures and systems that the Company will provide for its NEOs, with attention to instituting equity awards under the Incentive Plan, benchmarking compensation through the use of surveys and the services of an outside consultant, and revising its cash and bonus programs to base awards on market data and performance goals, with attention to encouraging long-term sustained performance. In May 2009, the Phantom Equityholders, including certain of the NEOs, entered into Amendment Agreements and Releases pursuant to which they agreed to take a reduced interest in the total consideration received by the equity holders of Great American upon a qualifying sale of Great American. See “Certain Relationships and Related Transactions—Great American Related Person Transactions—Phantom Equityholder Amendment Agreements and Releases” for information regarding payments to be made to the NEOs in connection with the Acquisition pursuant to the Amendment Agreements and Releases. The Phantom Stock Plan will be terminated in connection with the Acquisition.

For 2009 annual bonuses (expected to be paid early in 2010), Great American is considering formulation of a bonus program that will determine NEO bonuses by reference to the Company’s financial results. For 2009, the Company will determine bonuses based on a percentage of Company profits, with limited discretionary adjustments. Due to the complexity in designing such a program, there is no certainty that a program will be implemented in 2009 in which event, 2009 NEO bonuses will be determined at the discretion of the Company’s compensation committee. With respect to annual bonuses for 2010 and subsequent years, it is anticipated that each NEO will have a defined target bonus and range of possible payouts, expressed as a percentage of salary. Likewise, the Company will predefine a range of performance objectives that will be used to determine actual payouts at year end. A significant portion of the target bonus would be based on the financial results of the Company and, if appropriate, certain divisions of the Company, and may have a discretionary component or a component based on individual performance. The annual bonus program would be coupled with a long-term equity based incentive award to ensure that total compensation is competitive with market practices and reflective of Company performance. This arrangement is intended to be structured to qualify NEO bonuses for an exemption from the limitations imposed by Internal Revenue Code section 162(m), and thereby to preserve their potential deductibility by the Company.

Employment Agreements

In connection with the consummation of the Acquisition, the Company intends to enter into employment agreements with Messrs. Yellen, Gumaer, Erickson, and Carpenter. These agreements have no defined length of employment. Either party may terminate the employment relationship at any time, subject to possible severance payments as set forth below. The terms and conditions of those agreements are generally as follows:

Messrs. Yellen, Gumaer, Erickson, and Carpenter will receive annual base salaries of $600,000, $600,000, $300,000, and $225,000, respectively. These base salaries will be subject to annual increases of no less than five percent. The agreements will also provide for the award of an annual discretionary bonus. The Company will provide Messrs. Yellen and Gumaer with monthly automobile allowances of $2,000 and Messrs. Erickson and Carpenter with monthly automobile allowances of $1,200.

Each agreement will contain an indemnification provision wherein the Company promises to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with employment by the Company.

Severance will be owed if the employment relationship is terminated by the Company without cause or by the employee with “Good Reason.” “Good Reason” is (i) a material diminution in the employee’s base salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which the employee retains authority; (iii) a material change in the geographic location at which the employee must perform services; or (iv) any other action or inaction that constitutes a material breach of the terms of the employment agreement. Severance for Messrs. Yellen, Gumaer, and Erickson will be payment of the following amounts: a lump sum equal to two years of base salary; a lump sum equal to two times the annual bonus paid during the term of employment or two times the first target bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 24 times the monthly COBRA premiums for employee and employee’s spouse and dependents. Severance for Mr. Carpenter will be payment of the following amounts: a lump sum equal to one year of base salary; lump sum equal to the highest annual bonus paid during the term of employment or the first target annual bonus in the event of termination prior to any bonus being paid; and a lump sum equal to 12 times the monthly COBRA premiums for employee and employee’s spouse and dependents.

Severance will not be owed if the employee terminates the employment relationship without Good Reason or if the Company terminates the relationship for “Cause.” “Cause” exists if the employee: (i) engages in gross misconduct or gross negligence in the performance of the employee’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of the employee’s employment consistent with the employee’s position with the Company; (ii) engages in fraud, dishonesty, or any other improper conduct that causes material harm to the Company or its business or reputation; (iii) materially breaches the employment agreement; or (iv) is convicted of, or pleads guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses).

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to AAMAC regarding the beneficial ownership of AAMAC common stock as of July 16, 2009 (pre-Acquisition) and, immediately following consummation of the Acquisition (post-Acquisition), ownership of shares of the Company’s common stock, by:

•

each person known by AAMAC to be the beneficial owner of more than 5% of the outstanding shares of AAMAC common stock either on July 16, 2009 (pre-Acquisition) or of shares of the Company’s common stock outstanding after the consummation of the Acquisition (post-Acquisition);

•	each of AAMAC’s current officers and directors;

•	each person who will become an executive officer or director of the Company upon consummation of the Acquisition; and

•	all executive officers and directors of the Company as a group after consummation of the Acquisition.

Unless otherwise indicated, AAMAC believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Information (pre-Acquisition) does not reflect beneficial ownership of AAMAC’s outstanding warrants as these warrants are not currently exercisable. Information (post-Acquisition) (i) assumes that all warrants are not exercisable immediately after the Acquisition as proposed in the Warrant Redemption Proposal, (ii) does not reflect beneficial ownership of any of the Contingent Stock Consideration or Closing Stock Consideration issuable to the Phantom Equityholders and subject to vesting provisions as these shares will not be earned within 60 days of the consummation of the Acquisition and do not entitle the prospective recipients the right to vote such shares on any matters until they are earned and (iii) gives effect to the cancellation of 920,000 shares of Company common stock by the former AAMAC founders. Information (post-Acquisition) does not include the Closing Stock Consideration to be received by the Phantom Equityholders subject to vesting requirements.

	AAMAC Pre-Acquisition		The Company Post-Acquisition
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock (2)
STC Investment Holdings, LLC (3) (4)	4,167,650	8.1%	1,852,272	2.8%
Jakal Investments, LLC (4)(5)	983,250	1.9%	380,000	*
Solar Capital, LLC (4)(6)	1,580,150	3.1%	852,272	1.3%
Michael J. Levitt (3) (4)	4,167,650	8.1%	1,852,272	2.8%
Mark D. Klein (4)	970,312	1.9%	375,000	*
Jonathan I. Berger (3) (4)	4,167,650	8.1%	1,852,272	2.8%
Michael S. Gross (4) (5)	1,580,150	3.1%	852,272	1.3%
David C. Hawkins (4)	51,750	*	20,000	*
Frederick G. Kraegel (4)	51,750	*	20,000	*
Paul D. Lapping (4) (5)	983,250	1.9%	380,000	*
Bradford R. Peck (4)	51,750	*	20,000	*
Steven A. Shenfeld (4)	155,250	*	60,000	*
Andrew Gumaer	—	—	5,280,000	8.1%
Harvey M. Yellen	—	—	5,280,000	8.1%
Matthew J. Hart	—	—	—	—
Hugh G. Hilton	—	—	—	—
Paul Erickson	—	—	—	—
Scott K. Carpenter	—	—	—	—
Thomas E. Pabst	—	—	—	—
Lester M. Friedman	—	—	—	—
Mark Weitz	—	—	—	—
Mark Naughton	—	—	—	—

	AAMAC Pre-Acquisition		The Company Post-Acquisition
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock (2)
Fir Tree, Inc. (7)	4,209,600	8.1%	5,177,808	7.9%
HBK Investments L.P. (8)	5,076,720	9.8%	6,244,366	9.5%
Millenco LLC (9)	5,617,804	10.9%	6,909,899	10.6%
OHL Limited (10)	3,197,338	6.2%	1,477,272	2.3%
QVT Financial LP (11)	2,739,454	5.3%	3,369,528	5.1%
All Pre-Acquisition directors and executive officers of AAMAC as a group (nine individuals)	8,011,862	15.5%	3,579,544	5.5%
All Post-Acquisition directors and executive officers of the Company as a group (twelve individuals)	—	—	12,787,272	19.5%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Alternative Asset Management Acquisition Corp., 590 Madison Avenue, 35th Floor, New York, New York, 10022.
(2)	Assumes that no shares of AAMAC’s common stock were converted to a pro rata portion of the trust account in connection with the Acquisition.
(3)

The business address of STC Investment Holdings LLC is 152 West 57th Street, New York, New York, 10019. Stone Tower Operating LP is the managing member of STC Investment Holdings LLC. Stone Tower Operating LP is ultimately controlled by Michael J. Levitt through Stone Tower Capital LLC. Mr. Levitt is the Chairman and Chief Investment Officer of Stone Tower Capital LLC and may be considered to have beneficial ownership of STC Investment Holdings LLC’s interests in AAMAC. Mr. Berger is a Senior Managing Director of Stone Tower Capital LLC and may be considered to have beneficial ownership of STC Investment Holdings LLC’s interests in AAMAC. Michael Levitt may be deemed to have voting and dispositive control with respect to the securities owned by STC Investment Holdings LLC. Messrs. Levitt and Berger disclaim beneficial ownership of any shares in which they do not have a pecuniary interest.

(4)	In connection with the execution of the Purchase Agreement, the AAMAC founders entered into a letter agreement with AAMAC, the Company and Great American and agreed that 1,500,000 shares of the Company common stock that they will receive in exchange for a like number of shares of the Founders shares, which are currently held in escrow as indicated above, will continue to be subject to the restrictions on disbursements as provided in the escrow agreement, dated as of August 1, 2007, by and among Continental Stock Transfer & Trust Company and the initial stockholders of AAMAC, for a period of one year from the closing of the Acquisition. Moreover, the initial stockholders of AAMAC have also agreed that 2,500,000 of their founders shares will continue to be held in escrow until Great American’s achievement of the Adjusted EBITDA targets described under “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Consideration to Contribution Consideration Recipients.” 1,500,000, 500,000 and 500,000 of these shares will be released to the initial stockholders of AAMAC when Great American achieves the first, second and third Adjusted EBITDA targets, respectively. Does not give effect to the forfeiture and cancellation of 1,500,000, 500,000 and 500,000 of these shares forfeited and cancelled in connection with any of the first, second and third Adjusted EBITDA targets that Great American fails to achieve; provided, however, that if Great American does not achieve the December 31, 2010 Adjusted EBITDA target but does achieve the December 31, 2011 Adjusted EBITDA target, then the Company will be obligated to issue to the AAMAC founders 2,000,000 shares of the shares of Company common stock the AAMAC founders received in exchange for their AAMAC founders stock. Gives effect to the agreement by the AAMAC founders to cancel the remaining 6,350,000 founder shares upon consummation of the Acquisition and to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.
(5)	The business address of Jakal Investments, LLC is 1521 Voltz Road, Northbrook, Illinois, 60062. Mr. Lapping is the sole manager of Jakal Investments, LLC, has voting and dispositive control over and may be considered to have beneficial ownership of, Jakal Investment’s interests in AAMAC. Mr. Lapping disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(6)	Mr. Gross is the Chief Executive Officer, Chairman of the Board of Directors and managing member of Solar Capital, LLC, has voting and dispositive control over and may be considered to have beneficial ownership of Solar Capital’s interests in AAMAC. Mr. Gross disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(7)	Based on a Schedule 13G/A filed on February 10, 2009 with the SEC jointly by Fir Tree SPAC Holdings 1, LLC (“SPAC Holdings 1”), Fir Tree SPAC Holdings 2, LLC (“SPAC Holdings 2”), and Fir Tree, Inc. (“Fir Tree”). Fir Tree SPAC Master Fund, LP (“Fir Tree SPAC Master”), is the sole member of SPAC Holdings 1 and SPAC Holdings 2, and Fir Tree is the investment manager of SPAC Holdings 1 and SPAC Holdings 2. SPAC Holdings 1 and SPAC Holdings 2 are the beneficial owners of 2,613,989 shares of Common Stock and 1,595,611 shares of Common Stock, respectively. Fir Tree may be deemed to beneficially own the shares of Common Stock held by SPAC Holdings 1 and SPAC Holdings 2 as a result of being the investment manager of SPAC Holdings 1 and SPAC Holdings 2. SPAC Holdings 1 may direct the vote and disposition of 2,613,989 shares of Common Stock. SPAC Holdings 2 may direct the vote and disposition of 1,595,611 shares of Common Stock. Fir Tree has been granted investment discretion over the Common Stock held by SPAC Holdings 1 and SPAC Holdings 2.
(8)	Based on a Schedule 13G/A filed on January 26, 2009 with the SEC jointly by HBK Investments L.P., HBK Services LLC (“Services”), HBK New York, LLC, HBK Partners II L.P., HBK Management LLC, HBK Master Fund L.P., and HBK Special Opportunity Fund I L.P. (collectively, the “HBK Filers”). The Schedule 13G/A indicates that HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to Services. Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the Securities. The Schedule 13G/A further indicates that each of HBK Investments L.P., Services, HBK New York LLC, HBK Partners II L.P. and HBK Management LLC share voting and dispositive power over 5,076,720 of AAMAC shares of common stock, HBK Master Fund L.P. shares voting and dispositive power over 4,526,734 of AAMAC’s common stock, and HBK Special Opportunity Fund I L.P. shares voting and dispositive power over 549,986 of AAMAC’s common stock. That 5,111,734 of AAMAC’s common stock were beneficially owned by the HBK Filers over which they. The business address for the HBK Filers, except for HBK New York LLC, is 2101 Cedar Springs Road, Dallas, Texas 75201. The business address for HBK New York LLC is 350 Part Ave, 20th Floor, New York, New York 10022.
(9)

Based on a Schedule 13G/A filed on November 3, 2008 with the SEC jointly by Integrated Core Strategies (US) LLC (“Integrated Core”), Millenco LLC (“Millenco”), Cognizant Holdings, Ltd.(“Cognizant Holdings”), Integrated Holdings Group LP, (“Integrated Holdings Group”), Millennium Management LLC (“Millennium Management”), Millennium International Management LP (“Millennium International Management”), Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”) and Israel A. Englander (“Mr. Englander”) (collectively, the “Millenco Parties”). The Schedule 13G/A indicates that as of November 3, 2008 Integrated Core held 5,617,804 shares of AAMAC common stock. According to the Schedule 13G/A, Millenco and Cognizant Holdings have ceased to be the beneficial owners of any shares of common stock. Millennium Management is the general partner of Integrated Holdings Group, which is the managing member and 100% owner of Integrated Core and consequently may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core. Millennium International Management GP is the general partner of Millennium International Management, and consequently may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium International Management. Mr. Englander is the managing member of Millennium Management and Millennium International Management GP. As a result, Mr. Englander may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Integrated Core, Millennium Management and Millennium International Management. The foregoing should not be construed in and of itself as an admission by Millennium Management, Integrated Holding Group, Millennium International Management, Millennium International Management GP, or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core or Cognizant Holdings, as the case may be. The business address for each of the Millenco Parties, except for Cognizant Holdings is 665 5th Avenue, New York, New York 10103. The business address Cognizant Holdings is 650 5th Avenue, New York, New York 10019.

(10)	OHL Limited’s business address is Level 23, Vero Centro, 48 Shortland Street, Auckland, New Zealand. OHL Limited is a wholly owned subsidiary of Hanover Group Holdings Ltd. Voting and investment control with respect to OHL Limited’s interests in AAMAC ultimately resides with the owners of the Hanover Group, Mark Hotchin and Eric Watson.
(11)	Based on a Schedule 13G/A filed on January 28, 2009 with the SEC jointly by QVT Financial LP (“QVT Financial”) and QVT Financial GP LLC. The Schedule 13G indicates that QVT Financial is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 2,253,997 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 241,731 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 243,726 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 2,739,454 shares of Common Stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. The business address for QVT Financial and QVT Financial GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036

Interest of AAMAC Stockholders in the Acquisition

Upon consummation of the Acquisition, holders of AAMAC common stock will receive 1.23 shares of common stock of the Company for each share of AAMAC common stock they own. As a result, holders of AAMAC common stock will receive 54,922,000 shares of Company common stock, or approximately 82.07% of the shares of the Company on a fully diluted basis (assuming that no holders of Public Shares elect to convert their shares into a portion of the trust account), or holders of AAMAC common stock will receive 39,645,401 shares of Company common stock, or approximately 76.76% on a fully diluted basis (assuming that holders of 30% less one share of the Public Shares elect to convert their shares into a portion of the trust account), in each case assuming all warrantholders participate in the Warrant Redemption, 1,440,000 shares payable to the Phantom Equityholders are fully vested and the AAMAC founders cancel 920,000 shares they receive upon exchange of the AAMAC common stock for Company common stock in connection with the Acquisition.

All AAMAC founder shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described below under the section entitled “Certain Relationships and Related Person Transactions— AAMAC Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AAMAC Related Person Transactions

Related Person Policy

AAMAC’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent AAMAC enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, AAMAC requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

All ongoing and future transactions between AAMAC and any director or member of its management team, initial stockholders, sponsors, or their respective affiliates, including financing, will be on terms believed by AAMAC at that time, based upon other similar arrangements known to AAMAC, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by AAMAC’s audit committee. AAMAC will not enter into an initial business combination with an entity which is affiliated with any of its officers, directors, sponsors or initial stockholders.

Founder Shares

On February 25, 2007, AAMAC issued 10,350,000 shares of common stock (after giving effect to AAMAC’s stock dividends of 0.226667 shares per share of outstanding common stock that occurred on July 5, 2007, 0.5 shares per share of outstanding common stock that occurred on July 27, 2007 and 0.2 shares per share of outstanding common stock that occurred on August 1, 2007 as discussed below) to Jakal Investments LLC, the family trust of Paul Lapping, for $25,000 in cash. Subsequent to the purchase of these shares, Jakal Investments LLC transferred at cost an aggregate of 9,366,750 of these shares (after giving effect to AAMAC’s stock dividends of 0.226667 shares per share of outstanding common stock that occurred on July 5, 2007, 0.5 shares per share of outstanding common stock that occurred on July 27, 2007 and 0.2 shares per share of outstanding common stock that occurred on August 1, 2007 as discussed below) to OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel. On July 6, 2007, OHL Limited transferred at cost an aggregate of 970,312 shares of AAMAC common stock to Mark Klein.

Escrow of Shares

In connection with the execution of the Purchase Agreement, the AAMAC founders entered into a letter agreement with AAMAC, the Company and Great American and agreed that 1,500,000 shares of the Company common stock that they will receive in exchange for a like number of founder shares, which are currently held in escrow as indicated above, will continue to be subject to the restrictions on disbursements as provided in the escrow agreement, dated as of August 1, 2007, by and among Continental Stock Transfer & Trust Company and the initial stockholders of AAMAC, for a period of one year from the closing of the Acquisition. Moreover, the initial stockholders of AAMAC have also agreed that 2,500,000 of their founder shares will continue to be held in escrow until Great American’s achievement of the Adjusted EBITDA targets described under “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Consideration to Contribution Consideration Recipients.” 1,500,000, 500,000 and 500,000 of these shares will be released to the initial stockholders of AAMAC when Great American achieves the first, second and third Adjusted EBITDA targets, respectively. 1,500,000, 500,000 and 500,000 of these shares will be forfeited and cancelled if Great

American fails to achieve any of the first, second and third Adjusted EBITDA targets If Great American does not achieve the December 31, 2010 EBITDA target but does achieve the December 31, 2011 EBITDA target, then the Company will be obligated to issue to the AAMAC founders 1,000,000 of the shares of Company common stock the AAMAC founders received in exchange for their AAMAC founders stock. Finally, the AAMAC founders agreed to cancel that the remaining 6,350,000 shares of the founder shares consummation of the Acquisition and to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.

Stock Dividends

Effective July 5, 2007, July 27, 2007 and August 1, 2007, AAMAC’s Board of Directors authorized stock dividends of 0.226667, 0.5 and 0.2 shares of common stock for each outstanding share of AAMAC common stock, respectively, effectively lowering the purchase price to approximately $0.002 per share.

Sponsor Warrants

OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein and Steven Shenfeld agreed to purchase an aggregate of 4,625,000 sponsors warrants at a price of $1.00 per warrant ($4.625 million in the aggregate) in a private placement that occurred simultaneously with the consummation of AAMAC’s IPO. The proceeds from the sale of the sponsors’ warrants in the private placement were deposited into the trust account and subject to the trust agreement and will be part of the funds distributed to AAMAC’s public stockholders in the event AAMAC is unable to complete an initial business combination. The sponsor warrants are identical to the warrants sold as part of the units sold in AAMAC’s IPO, except that the sponsor warrants (i) are non-redeemable so long as they are held by any of the sponsors or their permitted transferees and (ii) will not be exercisable while they are subject to certain transfer restrictions described in more detail below. The sponsors have agreed not to sell or otherwise transfer any of the sponsor warrants until the date that is 30 days after the date AAMAC completes an initial business combination; provided however that transfers can be made before such time to permitted transferees who agree in writing to be bound by such transfer restrictions. For so long as the sponsor warrants are subject to such transfer restrictions, they will be held in an escrow account maintained by Continental Stock Transfer & Trust Company.

Registration Rights

The AAMAC founders holding a majority of such shares are entitled to demand that AAMAC register these shares pursuant to an agreement dated August 1, 2007. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which their shares are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed by AAMAC subsequent to the date on which these shares of common stock are released from escrow.

The holders of the majority of AAMAC’s sponsor warrants (or underlying shares) are entitled to demand that AAMAC register these securities pursuant to the registration rights agreement referred to above. The holders of the majority of these securities may elect to exercise these registration rights with respect to such securities at any time after AAMAC consummates an initial business combination. In addition, these holders will have certain “piggyback” registration rights with respect to registration statements filed subsequent to such date.

The AAMAC founders will be entitled to registration rights, subject to certain limitations, with respect to the Company common stock they receive in the Acquisition pursuant to a registration rights agreement to be entered into in connection with the consummation of the Acquisition, which will supersede the AAMAC founders’ registration rights discussed above. Pursuant to the registration rights agreement to be entered into in connection with the Acquisition, the holders of a majority in interest of the Company common stock held by the AAMAC founders will be entitled to require the Company, on one occasion, to register of the shares of common stock they receive in consideration for the Acquisition as well as any securities issued in place of or as a dividend or distribution on such Company common stock such individuals receive in the Acquisition so long as the estimated market value of the shares of common stock to be registered is at least $500,000. The majority in interest of the AAMAC founders may elect to exercise these registration rights at any time after the first anniversary of the consummation of the Acquisition. In addition, these stockholders will have certain “piggyback” registration rights on registration statements filed after the Company consummates the Acquisition. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Assuming the Acquisition is consummated and the registration statement of which this proxy statement/prospectus is a part is declared effective in accordance herewith, the AAMAC founders will receive registered shares of Company common stock although such securities will be held in escrow and the sponsor warrants will be redeemed.

Administrative Services

Hanover Group US LLC agreed that, commencing on August 1, 2007 through AAMAC’s acquisition of a target business, it would provide certain general and administrative services, as AAMAC may require from time to time. AAMAC has agreed to pay Hanover Group US LLC $10,000 per month for these services. This arrangement is solely for AAMAC’s benefit and is not and was not intended to provide Mark Klein or Paul Lapping compensation in lieu of a salary. AAMAC believes, based on fees for similar services in the New York metropolitan area, that the fee charged by Hanover Group US LLC is at least as favorable as AAMAC could have obtained from an unaffiliated person.

Buyback Agreements

In connection with the purchase agreement entered into by and among AAMAC and Halcyon Asset Management, LLC, which agreement was subsequently terminated on June 23, 2008, OHL Limited, STC Investment Holdings LLC and Solar Capital, LLC entered into agreements with Citigroup Global Markets Inc., in accordance with Rule 10b5-1 under the Exchange Act, which are referred to herein collectively as the Buyback Agreements, pursuant to which they each agreed to place limit orders for up to $10,000,000 of AAMAC’s common stock, or $30,000,000 in the aggregate, commencing ten business days after AAMAC filed a Current Report on Form 8-K announcing its execution of a definitive agreement for a business combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such business combination was to be approved, or earlier in certain circumstances, which period is referred to herein as the Buyback Period. Each of STC Investment Holdings LLC, Solar Capital, LLC and OHL Limited purchased 286,400 shares of AAMAC common stock pursuant to the Buyback Agreements. In connection with the termination of the purchase agreement with Halcyon, the Buyback Agreements were terminated on June 23, 2008.

Voting Rights

Each of OHL Limited, STC Investment Holdings LLC and Solar Capital, LLC, all of which are entities affiliated with AAMAC’s directors and officers, may vote the shares of common stock they acquired pursuant to the Buyback Agreements in any way they choose at the Special Meeting of Stockholders. However, as described elsewhere, in connection with the execution of the Purchase Agreement, these stockholders agreed to vote these shares of common stock in favor of the proposals presented at the Special Meeting of Stockholders. As a result, OHL Limited, STC Investment Holdings LLC and Solar Capital, LLC may be able to influence the outcome of the Acquisition Proposal.

Loan to AAMAC

As of August 1, 2007, Mark Klein had advanced to AAMAC an aggregate of $175,000 to cover expenses related to AAMAC’s IPO. The loan was payable without interest on the earlier of February 25, 2008 or the consummation of AAMAC’s IPO. AAMAC repaid this loan on August 13, 2007 from the proceeds of its IPO not placed in trust.

Expenses

AAMAC has and will continue to reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on AAMAC’s behalf such as identifying and investigating possible target businesses and business combinations. As of the date of this proxy statement/ prospectus, AAMAC has reimbursed its officers and directors for $216,721.40 in expenses incurred by them on its behalf. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest and dividend income of up to $3,500,000 million on the balance in the trust account, such out-of-pocket expenses would not be reimbursed by AAMAC unless it consummates an initial business combination. AAMAC’s audit committee has and will continue to review and approve all payments made to its initial stockholders, sponsors, officers and directors, and any payments made to members of its audit committee will be reviewed and approved by AAMAC’s board of directors, with the interested director or directors abstaining from such review and approval.

Right of First Review Agreement

AAMAC entered into a business opportunity right of first review agreement with Hanover Group US LLC, Mark Klein and Paul Lapping which provides that from August 1, 2007 until the earlier of the consummation of an initial business combination or AAMAC’s liquidation in the event it does not consummate an initial business combination, AAMAC will have a right of first review with respect to business combination opportunities of Hanover Group US LLC and Messrs. Klein and Lapping, and companies or other entities which they manage or control, in the alternative asset management sector or a related business with an enterprise value of $155 million or more.

Lack of Compensation, Fees

Other than the $10,000 per month administrative fee payable to Hanover Group US LLC and reimbursable out-of-pocket expenses payable to AAMAC’s officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of AAMAC’s initial stockholders, sponsors, officers or directors, or to any of their respective affiliates, prior to or with respect to the initial business combination (regardless of the type of transaction that it is).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AAMAC’s directors and officers and persons owning more than 10% of AAMAC common stock to file reports of ownership and changes of ownership with the SEC. Based on AAMAC’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, AAMAC believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2008, except that each of two Forms 4 relating to one transaction in AAMAC’s common stock for Integrated Core Strategies (US) LLC, Millennium Management LLC and Israel A. Englander and Millenco LLC, Millennium Management LLC, Israel A. Englander, respectively, were filed late in 2008.

Great American Related Person Transactions

Immediately prior to the Acquisition, the Company will adopt a code of ethics that applies to the executive officers, directors and employees of the Company, its subsidiaries and its controlled affiliates. The code of ethics, which will be posted to the Company’s website following the Acquisition, will include policies and procedures relating to the review and approval of material related party transactions and business or professional relationships.

Credit Suisse Membership Interest and Repurchase

In July 2007, Credit Suisse First Boston Next Fund, Inc., referred to herein as Credit Suisse, purchased a 33.33% membership interest in Great American pursuant to a purchase and sale agreement. On May 13, 2009, the other Great American equity holders, Messrs. Andrew Gumaer and Harvey M. Yellen, purchased Credit Suisse’s equity interest in Great American pursuant to individual purchase and sale agreements, and such purchase and sale agreements were amended on July 8, 2009. As consideration for the purchase of equity interests, each of Messrs. Gumaer and Yellen issued a promissory note in the amount of $8,450,000 (subject to certain adjustments) to Credit Suisse. The purchase and sale agreements provide for additional consideration in the event Great American is sold, providing Credit Suisse with potential additional consideration equivalent to one-third of (1) the unrestricted cash and cash equivalents held by Great American as of the date of the sale, net of any expenses, including taxes, associated therewith, (2) any cash payment paid by an acquiror to Messrs. Gumaer and Yellen for purposes of satisfying a working capital upward adjustment in connection with a sale, net of any expenses, including taxes, associated therewith, and (3) any cash proceeds received by Messrs. Gumaer and Yellen in consideration of any sale of securities of such acquiror by either of them to any other person after the consummation of a sale of Great American, net of any expenses, including taxes, associated therewith; provided, however, that for purposes of determining any amount owed to Credit Suisse under clause (3), the pre-tax, cash proceeds from any sale of securities of such acquiror by Messrs. Gumaer and Yellen is subject to a cap equal to $2.46 per share and is limited to the Closing Stock Consideration received by each of Messrs. Gumaer and Yellen. The Acquisition will qualify as a sale of Great American under the purchase and sale agreements with Credit Suisse. The promissory notes are each secured by a pledge of the interests in Great American purchased by Messrs. Gumaer and Yellen from Credit Suisse. In the event that the Acquisition is not consummated, each of Messrs. Gumaer and Yellen may satisfy their obligations under their notes by requiring that Credit Suisse repurchase their former interests in exchange for cancellation of the notes.

Credit Agreement with Credit Suisse Affiliate

In October 2008, Great American and one of its subsidiaries entered into a credit agreement with Credit Suisse Cayman Islands Branch and Credit Suisse Loan Funding, LLC, affiliates of Credit Suisse. Great American’s subsidiary borrowed approximately $24,000,000 under a term loan and issued letters of credit to finance guarantees and engagement expenses in connection with two separate retail liquidation engagements. Borrowings under the credit agreement bore interest at a rate of 11% per annum plus a share of transaction profits. Amounts borrowed under this credit facility were repaid in full in December 2008, including interest and interest participation payments of approximately $1.9 million and the letters of credit expired in April 2009.

Phantom Equityholder Amendment Agreements and Releases

Pursuant to their participation in the Great American Group, LLC Phantom Equity Plan (f/k/a the Pride Capital Group, LLC Phantom Stock Plan), referred to herein as the Phantom Equity Plan, each of Messrs. Scott Carpenter, Paul Erickson, Lester Friedman, Tom Pabst, Mark Weitz and Brian Yellen, collectively referred to herein as the Phantom Equityholders, were entitled to receive their respective pro rata shares of 32% of the net sales price of Great American in the event Great American was sold. In May 2009, each of the Phantom Equityholders entered into an Amendment Agreement and Release with Great American. Pursuant to the terms of the Amendment Agreement and Releases, each Phantom Equityholder is entitled to a reduced interest in the total consideration received by the equity holders of Great American upon a qualifying sale of Great American, as specified in the Phantom Equity Plan. The consideration to be received by each Phantom Equityholder in connection with the Acquisition is as follows:

Phantom Equity-holder	Closing Cash Consideration(3)	Closing Shares (Common Stock of the Company)(4)	Contingent Stock Payment (Common Stock of the Company(5)
Scott Carpenter	$1,800,000	273,727	129,107
Paul Erickson	$1,700,000	270,795	128,507
Lester Friedman	$1,600,000	247,332	123,703
Thomas E. Pabst	$1,650,000	268,839	128,507
Mark Weitz(1)	$1,600,000	289,368	128,507
Brian Yellen(2)	$950,000	89,939	60,050

(1)	Mr. Weitz is the brother-in-law of Andrew Gumaer, a director and the Chief Executive Officer of Great American.
(2)	Mr. Yellen is the son of Harvey M. Yellen, the Chairman of the Board of Great American.
(3)	The amount of Cash Consideration is listed as a pre-tax amount.
(4)	Closing Shares are subject to a working capital purchase price adjustment, the indemnification escrow (approximately 12.5%) and a four year ratable vesting schedule.
(5)	The Phantom Equityholders are eligible to receive a number of shares up to the amounts listed in this column.

If the Acquisition is not consummated, then the Phantom Equityholders’ interests under the Phantom Equity Plan will be reinstated and the Amendment Agreements and Releases with each of the Phantom Equityholders will be null and void. For more information regarding the Phantom Equityholders, see “Proposals To Be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Lock-Up Agreements of the Contribution Consideration Recipients,” “—Indemnification Provisions,” “—Vesting of Closing Stock Consideration and Contingent Stock Consideration,” and “—Registration Rights Agreement.”

Loans to Executives

In June 2006 and March 2007, Great American made individual interest-free loans to Mr. Andrew Gumaer in the amounts of $100,000 and $90,000, respectively. The balance on both loans was repaid by Mr. Gumaer to Great American in May 2009.

Weitz Termination Agreement

Great American entered into an Agreement Regarding Termination of Employment with Mr. Mark Weitz in July 2005, referred to herein as the Weitz Termination Agreement. Under the terms of the Weitz Termination Agreement, Mr. Weitz was entitled to receive a termination payment in the amount of $1,000,000 in the event he was terminated by Great American without cause or if he resigned due to any unreasonable adverse change made by Great American to his working conditions. The Weitz Termination Agreement was terminated and superseded in its entirety by the Amendment Agreement and Release entered into by and between Great American and Mr. Weitz in May 2009. For additional information, see “Phantom Equityholder Amendment Agreements and Releases” above.

Friedman Guarantee

In order to induce FCC, LLC (d/b/a First Capital Western Region, LLC) to provide a loan to Great American Group Advisory & Valuation Services, LLC, a subsidiary of Great American referred to herein as GA AVS, pursuant to the Non-Notification Factoring and Security Agreement dated May 22, 2007, Mr. Lester Friedman made a personal continuing guaranty in favor of FCC, LLC. The maximum liability under the guaranty is limited to the sum of (1) the aggregate principal amount of the loan of $500,000, (2) any costs, expenses and fees of enforcement of the guaranty or loan documents, and (3) interest on the aggregate amount of the guaranteed obligations outstanding from the date of demand until the date of payment. Mr. Friedman’s guaranty expires in May 2010.

Minority Interest in Subsidiaries

Mr. Lester Friedman owns a minority interest in Great American Group Advisory and Valuation Services, LLC, a subsidiary of Great American. During the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006, Mr. Friedman received distributions of approximately $54,000, $566,000, $583,000 and $744,000, respectively, from Great American Group Advisory and Valuation Services, LLC.

DESCRIPTION OF AAMAC SECURITIES

The following description summarizes the material terms of AAMAC’s capital stock. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to AAMAC’s amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement on Form S-1 filed in connection with AAMAC’s IPO, and to the applicable provisions of the DGCL. See “Where You Can Find More Information.”

General

AAMAC’s authorized capital stock consists of 120,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The units began trading on the NYSE Amex on August 2, 2007 and the common stock and warrants comprising the units began separate trading on August  13, 2007.

Common Stock

As of the date of this proxy statement/prospectus, there are 51,750,000 shares of AAMAC common stock outstanding held by eleven stockholders of record. Holders of common stock have exclusive voting rights for the election of AAMAC directors and all other matters requiring stockholder action, except with respect to amendments to AAMAC’s amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by the AMMAC board of directors in its discretion out of funds legally available therefor.

AAMAC’s board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

In connection with the vote required for AAMAC’s initial business combination, all of the AAMAC initial stockholders have agreed to vote the founders’ common stock in accordance with the majority of the Public Shares. In addition, pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC common stock (other than the AAMAC common stock acquired by them prior to AAMAC’s IPO, which will be voted as indicated above with respect to the Acquisition Proposal) in favor of the proposals presented at the Special Meeting of Stockholders.

AAMAC will proceed with its initial business combination only if a majority of the Public Shares are voted in favor of the Acquisition Proposal and public stockholders owning one share less than 30% of the Public Shares (12,419,999 shares or less) vote against the business combination and exercise their conversion rights discussed below. Voting against the Acquisition Proposal alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account. A stockholder must have also exercised the conversion rights described below for a conversion to be effective.

Pursuant to AAMAC’s amended and restated certificate of incorporation, if AAMAC does not consummate an initial business combination by 24 months from the date of its IPO, or August 1, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If AAMAC is forced to liquidate prior to an initial business combination, its public stockholders are entitled to share ratably in the trust account, inclusive of any interest not previously released to AAMAC to fund working capital requirements and net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust account, and any assets remaining available for distribution to them. If AAMAC does not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that: (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account, and (ii) the deferred underwriters’ discounts and commissions will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest. AAMAC’s initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon AAMAC’s failure to consummate an initial business combination with respect to the founders’ common stock. AAMAC’s initial stockholders will therefore not participate in any liquidation distribution with respect to such founder shares. They will, however, participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following the IPO.

AAMAC stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account plus any interest earned thereon, net of income taxes payable on such interest and net of interest income of up to $3,500,000 on the trust account balance previously released to AAMAC to fund its working capital requirements (subject to the tax holdback), if they vote against the initial business combination and the initial business combination is approved and completed. Public stockholders who convert their common stock into their pro rata share of the trust account will retain the right to exercise any warrants they own if they previously purchased units or warrants.

The payment of dividends, if ever, on the AAMAC common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there are currently none.

Founder Shares

In a series of transactions in February, March and July of 2007, OHL Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel purchased 10,350,000 shares of AAMAC common stock for an aggregate purchase price of $25,000. The founder shares are identical to the shares of AAMAC common stock held by the public stockholders, except that:

•	the founders shares are subject to the transfer restrictions described below;

•

the initial stockholders have agreed to vote the founder shares in the same manner as a majority of the Public Shares in connection with the Acquisition Proposal and have further agreed to vote their common stock (other than the founders shares, which will be voted as indicated above with respect to the Acquisition Proposal) in favor of the proposals presented at the Special Meeting of Stockholders; and as a result, will not be able to exercise conversion rights (as described below) with respect to the AAMAC common stock they hold; and

•	the AAMAC founders have agreed to waive their rights to participate in any liquidation distribution with respect to the founder shares if AAMAC fails to consummate an initial business combination.

The AAMAC founders have agreed not to sell or otherwise transfer any of the founder shares until one year after the date of the completion of an initial business combination or earlier if, subsequent to AAMAC’s initial business combination, (i) the closing price of its common stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading day period or (ii) AAMAC consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided however that transfers can be made to permitted transferees who agree in writing to be bound to the transfer restrictions, agree to vote in accordance with the majority of the Public Shares in connection with the Acquisition Proposal and waive any rights to participate in any liquidation distribution if AAMAC fails to consummate an initial business combination. For so long as the founder shares are subject to such transfer restrictions they will be held in an escrow account maintained by Continental Stock Transfer & Trust Company.

Permitted transferees means:

•	immediate family members of the holder and trusts established by the holder for estate planning purposes; and

•	affiliates of the holder.

In addition, the AAMAC founders or their permitted transferees are entitled to registration rights with respect to founders’ common stock under an agreement signed on the date of the IPO.

In connection with the execution of the Purchase Agreement, the AAMAC founders entered into a letter agreement with AAMAC, the Company and Great American and agreed that 1,500,000 shares of the Company common stock that they will receive in exchange for a like number of shares of the founder shares, which are currently held in escrow as indicated above, will continue to be subject to the restrictions on disbursements as provided in the escrow agreement, dated as of August 1, 2007, by and among Continental Stock Transfer & Trust Company and the AAMAC founders, for a period of one year from the closing of the Acquisition. Moreover, the AAMAC founders have also agreed that 2,500,000 of their founder shares will continue to be held in escrow until the Great American’s achievement of the Adjusted EBITDA targets described under “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Consideration to Contribution Consideration Recipients.” 1,500,000, 500,000 and 500,000 of these shares will be released to the AAMAC founders when Great American achieves the first, second and third Adjusted EBITDA targets, respectively. 1,500,000, 500,000 and 500,000 of these shares will be forfeited and cancelled in connection with Great American’s failure to achieve the three Adjusted EBITDA targets; provided, however, that if Great American does not achieve the December 31, 2010 EBITDA target but does achieve the December 31, 2011 EBITDA target, then the Company will be obligated to issue to the AAMAC founders 2,000,000 shares of the Company common stock the AAMAC founders received in exchange for their AAMAC founder shares. The AAMAC founder have agreed to forfeit their voting rights with respect to such 2,500,000 shares until they achieve the various Adjusted EBITDA targets. Finally, the AAMAC founders agreed to cancel the remaining 6,350,000 founder shares upon consummation of the Acquisition and to cancel 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.

Preferred Stock

AAMAC’s amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. AAMAC’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. AAMAC’s board of directors is also able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of AAMAC’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of AAMAC or the removal of existing management by diluting the stock ownership or voting rights of a person seeking to obtain control of AAMAC or remove existing management. AAMAC’s amended and restated certificate of incorporation prohibits it, prior to an initial business combination, from issuing capital stock, including preferred stock, which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on an initial business combination. AAMAC may issue some or all of the preferred stock to effect an initial business combination. AAMAC has no preferred stock outstanding at the date hereof. Although AAMAC does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

As of the date of this proxy statement/prospectus, there are 46,025,000 warrants to purchase AAMAC common stock outstanding held by seven stockholders of record.

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of AAMAC common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the completion of an initial business combination.

However, the warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire five years from the date of AAMAC’s IPO, August 1, 2012, at 5:00 p.m., New York time, or earlier upon redemption or dissolution and liquidation of AAMAC.

At any time while the warrants are exercisable and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants available and current throughout the 30-day redemption period, AAMAC may call the outstanding warrants (except as described below with respect to the sponsor warrants) for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the 30-day redemption period) to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AAMAC. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement relating to AAMAC’s IPO, for a complete description of the terms and conditions of the warrants and Annex F and this proxy statement/prospectus relating to the proposal to amend the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or AAMAC’s recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price except in certain circumstances.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to AAMAC, for the number of warrants being exercised. In no event may the warrants be net cash settled. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and AAMAC will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, AAMAC has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, AAMAC cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and it will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, AAMAC will round up the number of shares of common stock to be issued to the warrant holder to the nearest whole number of shares.

Sponsor Warrants

The sponsor warrants are identical to the warrants included in the units sold in AAMAC’s IPO, except that the sponsor warrants:

•	are subject to the transfer restrictions described below;

•	are non-redeemable so long as they are held by any of the sponsors or their permitted transferees; and

•	will not be exercisable while they are subject to the transfer restrictions described below.

The sponsors have agreed not to sell or otherwise transfer any of the sponsor warrants until the date that is 30 days after the date AAMAC completes its initial business combination; provided however that the transfers can be made to permitted transferees who agree in writing to be bound by such transfer restrictions. For so long as the sponsor warrants are subject to such transfer restrictions, they will be held in an escrow account maintained by Continental Stock Transfer & Trust Company.

In addition, the sponsors or their permitted transferees are entitled to registration rights with respect to the sponsor warrants under an agreement signed on the date of AAMAC’s IPO.

Pursuant to a voting agreement, entered into by AAMAC, the Company, Great American and the AAMAC founders in connection with the execution of the Purchase Agreement, and as subsequently amended, the AAMAC founders agreed to vote their AAMAC warrants, including the sponsor warrants, in favor of the proposals presented at the Special Meeting of Warrantholders.

Warrant Agreement

The terms of AAMAC’s public warrants and the sponsor warrants are governed by the warrant agreement. Pursuant to Section 18 of the warrant agreement, dated August 1, 2007, by and between AAMAC and Continental Stock Transfer & Trust Company, as Warrant Agent, AAMAC and the Warrant Agent may amend any provision of the warrant agreement with the consent of the holders of warrants (public warrants and sponsor warrants collectively) exercisable for a majority in interest of the shares of AAMAC common stock issuable on exercise of all outstanding warrants that would be affected by such amendment. The Warrant Redemption Proposal is based upon AAMAC’s ability to amend the warrant agreement pursuant to this section of that agreement. See “Proposals to Be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal.”

Registration Rights

The AAMAC founders and sponsors are entitled to registration rights pursuant to a registration rights agreement. The holders of the majority of these securities are entitled to make up to two demands that AAMAC register their founders shares. The holders of the majority of these securities can elect to exercise these registration rights at any time and from time to time on or after the date that is (i) after the Company consummates its initial business combination with respect to the sponsors warrants (or underlying shares of common stock); (ii) the earlier of (x) nine months after the consummation of a business combination or (y) the date the shares are released from escrow, with respect to the founders’ common stock and (iii) nine months after the consummation of an initial business combination with respect to all other registrable securities otherwise acquired. In addition, these security holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination. AAMAC will bear the expenses incurred in connection with the filing of any such registration statements other than underwriting commissions incurred by the holders. See “Certain Relationships and Related Transactions—AAMAC Related Person Transactions—Registration Rights” for the terms of the registration rights agreement which will supersede the AAMAC founders’ registration rights in the event the Acquisition in consummated.

Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws

Pursuant to its amended and restated certificate of incorporation, AAMAC opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of AAMAC’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

This provision, if applicable, could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire AAMAC.

Transfer Agent and Warrant Agent

The transfer agent for AAMAC’s securities and warrant agent for AAMAC’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

DESCRIPTION OF COMPANY SECURITIES

Holders of AAMAC common stock and warrants who receive shares of the Company’s common stock and Company warrants, respectively, in the Acquisition will become stockholders and warrantholders of the Company, as the case may be. The following description summarizes the material terms of the Company’s securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Company’s certificate of incorporation attached as Annex D hereto and bylaws, which is filed as an exhibit to the Company’s registration statement of which this proxy statement/prospectus forms a part, and to the applicable provisions of the DGCL.

General

The Company’s authorized capital stock consists of 135,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

The Company expects to issue up to 67,842,000 shares of common stock in connection with the consummation of the Acquisition. In addition, the Company may issue up to 46,025,000 shares of common stock upon the exercise of the warrants if the Company consummates an exchange offer for its outstanding warrants and all warrantholders participate in such exchange offer. See “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer.”

Holders of common stock have exclusive voting rights for the election of Company directors and all other matters requiring stockholder action, except with respect to amendments to the Company’s amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Stockholders of the Company may not act by written consent.

The Company stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Stockholders of the Company are entitled to receive such dividends, if any, as may be declared from time to time by the Company board of directors in its discretion out of funds legally available therefor.

The Company’s board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. No shares of preferred stock are being issued or registered in connection with the Acquisition.

Accordingly, the board of directors of the Company is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be determined by the Company’s board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

Warrants

Upon consummation of the Acquisition, each outstanding AAMAC warrant will be exchanged for a warrant to purchase one share of common stock of the Company. The same terms and restrictions applicable to the AAMAC warrants will apply to the Company warrants except that (a) the Company warrants will be subject to redemption at any time on or prior to the 90th day following the consummation of the Acquisition at $0.50 per warrant, (b) the Company warrants will not be exercisable during such 90-day period and (c) the number of shares of common stock issuable upon exercise of the Company warrants will not be adjusted as a result of the Acquisition. The Company warrants issued in exchange for the outstanding AAMAC warrants following the consummation of the Acquisition will not be exercisable under any scenario because they are not exercisable during the 90 days following the Acquisition and the Company will redeem such warrants on or prior to the 90th day following the Acquisition unless earlier exchanged pursuant to the planned exchange offer. The warrants issued in the exchange offer, if any, will not be exercisable for Company common stock prior to the 91st day following the consummation of the Acquisition. For a description of these terms and restrictions, please see “Description of AAMAC Securities—Warrants.”

As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, the Company plans to consummate an offer to exchange all outstanding warrants of the Company for warrants with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of the Company common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. If, after review of the exchange offer materials, a holder decides not to participate in the exchange offer, or if the exchange offer does not occur for any reason during that time, the Company warrants owned by such holder will be redeemed on or prior to the 90th day following the Acquisition pursuant to the Warrant Redemption. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. See the section entitled “Proposals to be Considered by the AAMAC Warrantholders—The Warrant Redemption Proposal—The Exchange Offer” for more information.

Registration Rights

In connection with the Acquisition, the Company will enter into a registration rights agreement with the members of Great American, the Phantom Equityholders and the AAMAC founders pursuant to which the Company will grant rights to register the shares of common stock acquired by the parties thereto pursuant to the consummation of the Acquisition. See “Proposals to be Considered by AAMAC Stockholders—The Acquisition Proposal—The Purchase Agreement—Registration Rights Agreement” for additional information.

Section 203 of the Delaware Corporation Law

The Company is subject to the provisions of Section 203 of the DGCL, which are described above in the section entitled “Description of AAMAC Securities—Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws.” The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Company’s certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company’s common stock. The Company’s certificate of incorporation establishes a three-class staggered board of directors, with only one class being elected each year. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least a majority of the Company’s outstanding common stock.

Limitation of Liability

The Company’s certificate of incorporation limits the liability of its directors and officers for any liability arising from an action to which such persons were party by reason of the fact that they were serving the Company or another enterprise at its request to the fullest extent permitted by Section 145 of the DGCL.

The first paragraph of Article Eight of the Company’s certificate of incorporation provides:

“The Corporation shall indemnify and advance expenses to each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify and advance expenses to any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.”

The Company’s bylaws further provide that any indemnification shall be made by the Company in connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Company.

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent not prohibited by law, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Transfer Agent and Warrant Agent

The transfer agent for the Company’s common stock and warrant agent for the Company’s warrants will be Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF AAMAC AND THE COMPANY

AAMAC and the Company are each Delaware corporations and governed by the Delaware General Corporation Law, which is referred to herein as the DGCL. Upon completion of the Acquisition, AAMAC’s stockholders will receive shares of the Company’s common stock and will become the Company’s stockholders. The rights of the former AAMAC stockholders will therefore be governed by the DGCL, the certificate of incorporation and bylaws of the Company.

The following description summarizes the material differences that may affect the rights of the stockholders of AAMAC, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of both AAMAC and the Company. For more information on how to obtain the documents that are not attached to this Proxy Statement, see “Where You Can Find More Information.”

Capitalization

AAMAC

The total number of shares of all classes of securities authorized under the amended and restated certificate of incorporation of AAMAC, as in effect both prior and subsequent to the merger, is 121 million shares, which is comprised of:

•	120 million shares of common stock, par value $0.0001 per share; and

•	1 million shares of preferred stock, par value $0.0001 per share.

The Company

The total number of shares of all classes of capital stock authorized under the Company’s certificate of incorporation is 145 million shares, which is comprised of:

•	135 million shares of common stock, par value $0.0001 per share; and

•	10 million shares of preferred stock, par value $0.0001 per share.

Voting Rights

The holders of the common stock of AAMAC and of the Company are entitled to one vote per share on all matters to be voted on by stockholders.

Stockholder Action By Written Consent

The DGCL allows actions to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

The amended and restated certificate of incorporation of AAMAC and the certificate of incorporation of the Company each prohibit the stockholders from taking action by written consent.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

AAMAC

AAMAC’s amended and restated bylaws provide that the board of directors may declare dividends at a regular or special meeting and dividends may be paid in cash, property or shares of AAMAC’s stock.

The Company

The Company’s certificate of incorporation provides that if and when dividends are declared or paid thereon, whether in cash, property or securities of the Company, the holders of common stock shall be entitled to participate in such dividends ratably on a per share basis.

Number, Election, Vacancy and Removal of Directors

Unless otherwise provided by the DGCL or the certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

AAMAC

The board of directors of AAMAC currently consists of eight members. The amended and restated bylaws of AAMAC provide that the number of directors may not be less than one nor more than nine, as determined from time to time by the board of directors. Generally, directors are elected by the holders of a plurality of the votes cast by stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office or by a sole remaining director.

The members of AAMAC’s board of directors are classified into three classes, the members of one class of which are elected at each meeting of the stockholders. Each board class is elected to hold office for a three-year term and until the successors of such class have been elected and qualified.

The Company

The board of directors of the Company currently consists of two members. The amended and restated bylaws of the Company provide that, subject to the rights of the holders of any shares of preferred stock, the board of directors shall consist of not fewer than three nor more than thirteen directors, the exact number may be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the board of directors.

The members of the Company’s board of directors are classified into three classes, the members of one class of which are elected at each meeting of the stockholders. Each board class is elected to hold office for a three-year term and until the successors of such class have been elected and qualified.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

AAMAC

AAMAC’s amended and restated certificate of incorporation provides that Article Fifth regarding AAMAC’s existence may only be amended in connection with, and become effective upon, the consummation of a business combination. In addition, Article Sixth regarding completion of a business combination may not be amended during the period from effectiveness of the AAMAC registration statement filed in connection with its IPO up to and including the first to occur of a business combination or August 1, 2009 without the unanimous written consent of stockholders of AAMAC.

The Company

The Company’s certificate of incorporation does not contain any special provisions regarding approval of amendments to the certificate of incorporation.

Amendments to Bylaws

AAMAC

AAMAC’s amended and restated bylaws provide that the original or other bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting, or if the certificate of incorporation so provides, by the board of directors. The fact that such power has been so conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal bylaws. AAMAC’s amended and restated certificate of incorporation provide that the board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws as provided in the bylaws of the corporation, subject to the power of the stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

The Company

The Company’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter, amend or repeal the bylaws or any amendment thereof without the assent or vote of the stockholders except as otherwise required by law or contract. The Company’s bylaws provide that the board is expressly authorized to adopt, amend or repeal the bylaws without the assent or vote of the stockholders. The Company’s certificate and bylaws provide that no provision of the bylaws may be altered, amended or repealed in any respect by the stockholders, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class, at any annual or special meeting of the Company’s stockholders, duly called and upon proper notice thereof.

Notice of Certain Stockholder Actions

AAMAC

AAMAC’s amended and restated bylaws contain advance written notice provisions regarding stockholder proposals for business or nominations of directors at annual meetings of AAMAC’s stockholders. For business to be properly brought before an annual meeting by a stockholder, AAMAC’s amended and restated bylaws require that the stockholder must have given timely written notice thereof to the secretary of AAMAC. To be timely, the stockholder’s notice must be delivered to or mailed and received at AAMAC’s principal executive offices

•	not less than 90 days nor more than 120 days (as to stockholder proposals); and

•	not less than 60 days nor more than 120 days (as to nominations)

prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that, with respect to stockholders proposals for business and nominations of directors, in the event that less than 90 days notice or 70 days notice, respectively, or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs, as applicable.

However, if AAMAC did not hold an annual meeting the previous year, under Rule 14a-8 promulgated by the SEC under the Exchange Act, then the deadline for stockholders to submit their written proposals is a reasonable time before AAMAC begins to print and send its proxy materials.

The Company

The Company’s bylaws contain advance written notice provisions regarding stockholder proposals for business or nominations of directors at annual meetings of the Company’s stockholders. For business to be properly brought before an annual meeting by a stockholder, the Company’s bylaws require that the stockholder must have given timely written notice thereof to the secretary of the Company. To be timely, the stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days (as to stockholder proposals and nominations) prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which public disclosure of the date of the annual meeting was made. With respect to nominations of directors, in the event that the number of directors to be elected to the board of directors of the Company at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased board of directors made by the Company at least 90 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Special Stockholder Meetings

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s articles or certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

AAMAC

Under AAMAC’s amended and restated bylaws, a special meeting of stockholders may only be called by a majority of the entire board of directors or the chief executive officer or the chairman of the board.

The Company

Under the Company’s bylaws, special meetings of stockholders may be called only by the chairman of the board of directors or the chief executive officer or at the written request of at least two members of the board of directors or at the written request of the holders of at least a majority of the capital stock entitled to vote generally in an election of directors.

Limitation of Personal Liability of Directors and Indemnification

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

AAMAC

Article Eighth of AAMAC’s amended and restated certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision by the stockholders of AAMAC shall not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Article VII of AAMAC’s amended and restated bylaws provides that AAMAC shall indemnify all persons whom it may indemnify as permitted by Delaware law.

The Company

Article Eight of the Company’s certificate of incorporation provides that the personal liability of members of the Company’s board of directors is eliminated to the fullest extent permitted by Delaware law. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eight of the Company’s certificate of incorporation provides that the Company shall indemnify each of its directors and officers in each and every situation where, under Section 145, it is permitted or empowered to make such indemnification.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AAMAC or the Company pursuant to the foregoing provisions, AAMAC and the Company have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

AAMAC

Neither AAMAC’s amended and restated certificate of incorporation nor its amended and restated bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

The Company

Neither the Company’s articles of incorporation, nor its bylaws contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

PRICE RANGE OF SECURITIES AND DIVIDENDS

AAMAC

Price Range of AAMAC Securities

AAMAC’s units, common stock and warrants are each listed on NYSE Amex under the symbols AMV.U, AMV and AMV.WS, respectively. AAMAC’s units commenced public trading on August 2, 2007 and its common stock and warrants commenced public trading on August 13, 2007.

The table below sets forth, for the calendar quarter indicated, the sales prices of AAMAC’s units, common stock and warrants as reported on the NYSE Amex. The following table sets forth the sales prices for AAMAC’s units for the period from August 2, 2007 through June 30, 2009 and AAMAC’s common stock and warrants for the period from August 13, 2007 through June 30, 2009.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2009	9.84	9.60	9.79	9.60	0.17	0.05
March 31, 2009	9.50	9.30	9.63	9.26	0.10	0.011
December 31, 2008	9.16	8.70	9.26	8.66	0.29	0.03
September 30, 2008	9.70	9.10	9.44	8.91	0.40	0.19
June 30, 2008	10.20	9.45	9.50	9.18	0.67	0.32
March 31, 2008	10.70	10.00	9.49	9.10	1.28	0.64
December 31, 2007	10.60	9.83	9.39	8.75	1.30	0.90
September 30, 2007	10.10	9.70	9.20	8.82	0.94	0.82

On July 16, 2009, AAMAC’s units, common stock and warrants closed at $9.69, $9.32, and $0.221, respectively. On May 13, 2009, the date before the public announcement of the Acquisition, AAMAC’s units, common stock and warrants closed at $9.60, $9.69 and $0.08, respectively.

Dividend Policy of AAMAC

AAMAC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

The Company

Price Range of Securities of the Company

Historical market price information regarding the Company’s securities is not provided because there is no public market for the Company’s securities.

As of July 16, 2009, there was one holder of the Company’s common stock.

Dividend Policy of the Company Following the Acquisition

Following completion of the Acquisition, the Company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the board of directors declaring any dividends in the foreseeable future.

Great American

Historical market price information regarding Great American membership interests is not provided because there is no public market for Great American membership interests.

As of July 16, 2009, there were two holders of Great American membership interests.

APPRAISAL RIGHTS

In the event the Company’s securities are not listed on a national securities exchange at the time the Acquisition is consummated, appraisal rights will be available to all AAMAC stockholders pursuant to Section 262 of the DGCL. If appraisal rights are available, the shares of AAMAC common stock outstanding immediately prior to the effective time of the Acquisition and held by a holder who has not voted in favor of the Acquisition Proposal and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, will not be converted into the right to receive common stock of the Company, but such holder will be entitled to seek an appraisal of such shares under the DGCL unless and until the dissenting holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the effective time of the Acquisition, a dissenting stockholder fails to perfect or withdraws or loses his or her right to appraisal, his or her shares of AAMAC common stock will be treated as if they had been converted as of the effective time of the Acquisition into the right to receive common stock of the Company. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex M.

Holders of Public Shares electing to exercise conversion rights will not be entitled to appraisal rights.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017, will pass upon the validity of the common stock and warrants issued in connection with the Acquisition, certain U.S. federal income tax consequences to AAMAC’s stockholders as a result of the Acquisition and certain other legal matters related to this proxy statement/prospectus. Paul, Hastings, Janofsky & Walker LLP has acted as counsel for Great American and Graubard Miller acted as special counsel for Great American.

EXPERTS

The audited financial statements of Alternative Asset Management Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007, and for the year ended December 31, 2008, and for the periods from January 26, 2007 (inception) through December 31, 2007 and 2008, included in this proxy statement/prospectus have been so included in the reliance on a report of Marcum LLP (formerly Marcum & Kliegman LLP), an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting. The audited financial statements of Great American Group, LLC as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, included in this proxy statement/prospectus have been so included in the reliance on a report of Marcum LLP (formerly Marcum & Kliegman LLP), an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting. The audited financial statements of Great American Group, Inc. (a development stage company) as of May 22, 2009, and for the period from May 7, 2009 (inception) through May 22, 2009, included in this proxy statement/prospectus have been so included in the reliance on a report of Marcum LLP (formerly Marcum & Kliegman LLP), an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, AAMAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, AAMAC will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that AAMAC deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify AAMAC of their requests by calling or writing AAMAC at its principal executive offices at 590 Madison Avenue, 35th Floor, New York, New York 10022, (212) 409-2434.

FUTURE STOCKHOLDER PROPOSALS

If the Acquisition is consummated, AAMAC will be a wholly-owned subsidiary of the Company. If the Acquisition is not consummated prior to August 1, 2009, AAMAC will be required to dissolve and liquidate and will conduct no annual meetings thereafter. The Company’s next annual meeting of stockholders will be held on or about June 1, 2010 unless the date is changed by the Company’s board of directors. Proposals to be included in the proxy statement for the 2010 annual meeting must be provided to the Company by no later than the later of (i) April 2, 2010 or (ii) the tenth day following the date on which the company publicly announces the date of the 2010 annual meeting. You should direct any proposals to the Company’s secretary at the Company’s principal executive office.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to the Company and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of the Company’s or AAMAC’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the Company will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. AAMAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s or AAMAC’s SEC filings, including the Company’s registration statement and AAMAC’s proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company or AAMAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Acquisition or the proposals to be presented at the Special Meetings, you should contact AAMAC by telephone or in writing:

Paul D. Lapping, Chief Financial Officer, Treasurer and Secretary

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, New York 10022

Telephone: (212) 409-2434

You may also obtain these documents by requesting them in writing or by telephone from AAMAC’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

If you are a stockholder or warrantholder of AAMAC and would like to request documents, please do so by July 21, 2009 to receive them before the AAMAC special meetings. If you request any documents from AAMAC, AAMAC will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to AAMAC and the Company has been supplied by AAMAC, and all such information relating to Great American has been supplied by Great American. Information provided by either AAMAC or Great American does not constitute any representation, estimate or projection of the other party.

This document is a prospectus of the Company and proxy statement of AAMAC for the Special Meeting of Warrantholders and Special Meeting of Stockholders. Neither the Company nor AAMAC has authorized anyone to give any information or make any representation about the Acquisition, the Company, Great American or AAMAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that AAMAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

Page
Report of Independent Registered Public Accounting Firm (on the internal control over financial reporting)	F-2
Report of Independent Registered Public Accounting Firm (on the financial statements)	F-3
Balance Sheets at December 31, 2008 and 2007	F-4
Statement of Income for the year ended December 31, 2008 and for the periods from January 26, 2007 (inception) through December 31, 2007 and December 31, 2008	F-5
Statement of Changes in Stockholders’ Equity for the period from January 26, 2007 (inception) through December 31, 2008	F-6
Statement of Cash Flows for the year ended December 31, 2008 and for the periods from January 26, 2007 (inception) through December 31, 2007 and December 31, 2008	F-7
Notes to Financial Statements	F-8
Condensed Balance Sheets at March 31, 2009 (Unaudited) and December 31, 2008	F-22
Condensed Statements of Operations (Unaudited) for the three months ended March 31, 2009 and 2008, and for the period from January 26, 2007 (inception) through March 31, 2009	F-23
Condensed Statement of Changes in Stockholders’ Equity (Unaudited) for the period from January 26, 2007 (inception) through March 31, 2009	F-24
Condensed Statements of Cash Flows (Unaudited) for the three months ended March 31, 2009 and 2008 and for the period from January 26, 2007 (inception) through March 31, 2009	F-25
Notes to Unaudited Condensed Financial Statements	F-26

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets at March 31, 2009 (Unaudited) and December 31, 2008 and 2007	F-33
Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008 (Unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-34
Consolidated Statement of Equity for the years ended December 31, 2008, 2007 and 2006 and for the three months ended March 31, 2009 (Unaudited)	F-35
Consolidated Statement of Cash Flows for the three months ended March 31, 2009 and 2008 (Unaudited) and years ended December 31, 2008, 2007 and 2006	F-36
Notes to Financial Statements	F-37

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY
(a development stage company)
Report of Independent Registered Public Accounting Firm	F-64
Consolidated Balance Sheet at May 22, 2009	F-65
Consolidated Statement of Operations for the period from May 7, 2009 (inception) through May 22, 2009	F-66
Consolidated Statement of Changes in Stockholder’s Deficiency for the period from May 7, 2009 (inception) through May 22, 2009	F-67
Consolidated Statement of Cash Flows for the period from May 7, 2009 (inception) through May 22, 2009	F-68
Notes to Consolidated Financial Statements	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

To the Audit Committee of the Board of Directors and Stockholders of Alternative Asset Management Acquisition Corp.

We have audited Alternative Asset Management Acquisition Corp.’s (a development stage company) (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

In our opinion, Alternative Asset Management Acquisition Corp. (a development stage company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of Alternative Asset Management Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007 and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2008 and for the periods from January 26, 2007 (inception) through December 31, 2007 and 2008 of Alternative Asset Management Acquisition Corp. (a development stage company) and our report dated March 12, 2009 includes an explanatory paragraph as to Alternative Asset Management Acquisition Corp.’s ability to continue as a going concern on those financial statements.

/s/ Marcum LLP
Marcum LLP (formerly Marcum & Kliegman LLP)
Melville, New York

March 12, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of Alternative Asset Management Acquisition Corp.

We have audited the accompanying balance sheets of Alternative Asset Management Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2008 and 2007, and the related statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2008, and for the periods from January 26, 2007 (inception) through December 31, 2007 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s funds may not be sufficient to maintain the Company until a business combination is consummated. In addition, the Company’s certificate of incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination (as defined) prior to August 1, 2009. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Asset Management Acquisition Corp. (a development stage company) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the periods from January 26, 2007 (inception) through December 31, 2007 and 2008, in conformity with United States generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alternative Asset Management Acquisition Corp.’s (a development stage company) internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated, March 12, 2009, expressed and unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Marcum LLP
Marcum LLP (formerly Marcum & Kliegman LLP)
Melville, New York

March 12, 2009

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$886,113	$1,147,585
Cash held in trust account—interest and dividends available for working capital and taxes	136,658	3,401,744
Corporate tax refund due	—	507,583
Prepaid expenses	65,867	186,499

	1,088,638	5,243,411
Trust account, restricted:
Cash held in trust account—restricted	407,376,476	402,948,395
Prepaid corporate taxes due to trust account, restricted	401,931	—

Total trust account, restricted	407,778,407	402,948,395

Total assets	$408,867,045	$408,191,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$327,140	$155,689
Corporate taxes payable	234	2,113,749

Total liabilities	327,374	2,269,438

Common stock subject to possible conversion (12,419,999 shares at conversion value)	122,333,512	120,884,509

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $0.0001 par value, authorized 120,000,000 shares; issued and outstanding 51,750,000 (less 12,419,999 shares subject to possible conversion)	3,933	3,933
Additional paid-in capital	279,872,932	281,321,935
Income accumulated during development stage	6,329,294	3,711,991

Total stockholders’ equity	286,206,159	285,037,859

Total liabilities and stockholders’ equity	$408,867,045	$408,191,806

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

STATEMENTS OF INCOME

	For the year ended December 31, 2008	For the period from January 26, 2007 (inception) through December 31, 2007	For the period from January 26, 2007 (inception) through December 31, 2008
Revenue	—	—	—
Formation and operating costs	$2,396,923	$396,806	$2,793,729

Loss from operations	(2,396,923)	(396,806)	(2,793,729)
Interest and dividend income	6,370,571	7,013,963	13,384,534

Income before provision for income taxes	3,973,648	6,617,157	10,590,805
Provision for income taxes	1,356,345	2,905,166	4,261,511

Net income	2,617,303	3,711,991	6,329,294
Accretion of trust account income relating to common stock subject to possible conversion	(1,449,003)	(157,019)	(1,606,022)

Net income attributable to other common stockholders	$1,168,300	$3,554,972	$4,723,272

Weighted average number of common shares outstanding excluding shares subject to possible, conversion—basic and diluted	39,330,001	23,343,983

Basic and diluted net income per share attributable to common stockholders	$.03	$.15

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 26, 2007 (INCEPTION) THROUGH DECEMBER 31, 2008

	Common Stock		Additional paid-in-capital	Income accumulated during development stage	Total stockholders’ equity
	Shares	Amount
Balance, January 26, 2007 (inception)	—	$—	$—	$—	$—
Issuance of stock to initial stockholders at $0.002 per share	10,350,000	1,035	23,965	—	25,000
Sale of 41,400,000 shares, net of underwriters’ discount and offering costs (includes 12,419,999 shares subject to possible conversion)	41,400,000	4,140	397,556,237	—	397,560,377
Proceeds subject to possible conversion (12,419,999 shares)	—	(1,242)	(120,726,248)	—	(120,727,490)
Proceeds from issuance of sponsors’ warrants at $1.00 per warrant	—	—	4,625,000	—	4,625,000
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(157,019)	—	(157,019)
Net income for the period January 26, 2007 (inception) through December 31, 2007	—	—	—	3,711,991	3,711,991

Balance, December 31, 2007	51,750,000	3,933	281,321,935	3,711,991	285,037,859
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(1,449,003)	—	(1,449,003)
Net income for the year ended December 31, 2008	—	—	—	2,617,303	2,617,303

Balance, December 31, 2008	51,750,000	$3,933	$279,872,932	$6,329,294	$286,206,159

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2008	For the period from January 26, 2007 (inception) through December 31, 2007	For the period from January 26, 2007 (inception) through December 31, 2008
Cash Flows from Operating Activities
Net income	$2,617,303	$3,711,991	$6,329,294
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities
Accrued expenses	171,451	155,689	327,140
Prepaid expenses	120,632	(186,499)	(65,867)
Corporate tax refund due	507,583	(507,583)	—
Corporate taxes payable	(2,113,515)	2,113,749	234

Net cash provided by operating activities	1,303,454	5,287,347	6,590,801

Cash Flows from Investing Activities
Cash held in trust account, restricted	(4,830,012)	(402,948,395)	(407,778,407)
Cash held in trust account—dividends and interest available for working capital and taxes	3,265,086	(3,401,744)	(136,658)

Net cash used by investing activities	(1,564,926)	(406,350,139)	(407,915,065)

Cash Flows from Financing Activities
Proceeds from issuance of stock to initial stockholders’	—	25,000	25,000
Gross proceeds from initial public offering	—	414,000,000	414,000,000
Proceeds from notes payable, stockholder	—	175,000	175,000
Repayment of notes payable, stockholder	—	(175,000)	(175,000)
Proceeds from issuance of sponsors’ warrants	—	4,625,000	4,625,000
Payment of underwriter’s discount and offering costs	—	(16,439,623)	(16,439,623)

Net cash provided by financing activities	—	402,210,377	402,210,377

Net (decrease) increase in cash	(261,472)	1,147,585	886,113
Cash at beginning of period	1,147,585	—	—

Cash at end of period	$886,113	$1,147,585	$886,113

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$4,231,191	$1,299,000	$5,530,191

Supplemental disclosure of non-cash transactions:
Accretion of trust account income relating to common stock subject to possible conversion	$1,449,003	$157,019	$1,606,022

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION

Alternative Asset Management Acquisition Corp. (the “Company”) was incorporated in Delaware on January 26, 2007 as a blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the alternative asset management sector or related business (a “Business Combination”). However, the Company may explore potential Business Combinations with target businesses outside of the alternative asset management sector and related businesses. On February 22, 2007, the Company changed its name from Hanover Group Acquisition Corp. to Hanover-STC Acquisition Corp. On July 6, 2007, the Company changed its name from Hanover-STC Acquisition Corp. to Alternative Asset Management Acquisition Corp.

The Company has selected December 31 as its fiscal year end.

All activity from January 26, 2007 (inception) through August 7, 2007 relates to the Company’s formation and the initial public offering (the “Offering”) described below. Since August 8, 2007, the Company has been searching for an acquisition candidate.

The registration statement for the Offering was declared effective on August 1, 2007. The Company consummated the Offering on August 7, 2007 and received net proceeds of $397,560,377 (after deducting offering costs of $16,439,623) and $4,625,000 from the sale of the sponsor warrants on a private placement basis (see Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully affect a Business Combination. An amount of $402,425,000, or approximately $9.72 per unit (“Unit”) of the net proceeds of the Offering and the sale of the sponsor warrants (see Note 2), was placed in a trust account (“Trust Account”) and was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company has sought and will continue to seek to have all vendors (other than its independent registered public accountants), prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Two of the Company’s officers, have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, the agreement entered into by two of the Company’s officers specifically provides for two exceptions to this indemnity: there will be no liability (1) as to any claimed amounts owed to a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) or (2) as to any claims under our indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. However, there can be no assurance that they will be able to satisfy those obligations.

The remaining net proceeds of the Offering (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Except with respect to interest and dividend income that may be released to the Company of (i) up to $3,500,000 of the interest and dividend accrued on the amounts held in the Trust Account (net of tax, if any, payable by the Company with respect to such interest) will be released to the Company in monthly installments

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

to fund expenses related to investigating and selecting a target business or businesses and the Company’s other working capital requirements and (ii) any additional amounts needed to pay income or other tax obligations, provided, however, that the aggregate amount of all such distributions for working capital and tax payments shall not exceed the total interest income and dividend earned; the proceeds of the Offering held in trust will not be released from the Trust Account until the earlier of the completion of a Business Combination or the Company’s liquidation. As of December 31, 2008, $8,263,252 of the interest income earned in the Trust Account has been released to the Company for taxes and working capital purposes. Although $13,351,385 of interest has been earned on the Trust Account, only $5,353,407 is included in the cash held in trust account - restricted. The balance of the undistributed income is shown as cash held in trust – dividends and interest, available for working capital and taxes.

The Company, after signing a definitive agreement for a Business Combination with a target business or businesses, is required to submit such transaction for stockholder approval. Pursuant to the Company’s amended and restated certificate of incorporation in effect upon consummation of the Offering, in the event that the stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”) have agreed to vote all of their founders’ common stock (the “Founders’ Common Stock”) in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer apply.

OHL Limited (formerly Hanover Overseas Limited), STC Investment Holdings LLC, an entity affiliated with Michael J. Levitt, our chairman of the board, and Jonathan I. Berger, one of our directors, and Solar Capital, LLC, an entity affiliated with Michael S. Gross, one of the Company’s directors, entered into agreements with Citigroup Global Markets Inc., in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Buyback Agreements”), pursuant to which they each agreed to place limit orders for up to $10.0 million of the Company’s common stock, or $30.0 million in the aggregate, commencing ten business days after the Company filed its Current Report on Form 8-K announcing its execution of a definitive agreement for a Business Combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such Business Combination is to be approved, or earlier in certain circumstances (the “Buyback Period”). The Company filed its Current Report on Form 8-K on March 13, 2008 announcing its execution of a definitive agreement with Halcyon (defined below) relating to a potential Business Combination resulting in a Buyback Period that began on March 28, 2008. Each of STC Investment Holdings LLC, Solar Capital, LLC and OHL Limited purchased 286,400 shares of the Company’s common stock pursuant to the Buyback Agreements. These limit orders required the stockholders to purchase any of the Company’s shares of common stock offered for sale at or below a price equal to the per share amount held in the Trust Account as reported in such Form 8-K, which was $9.76, until the earlier of the expiration of the Buyback Period or until such purchases reach $30.0 million in total. The purchase of such shares was made by Citigroup Global Markets Inc. In connection with the termination of the purchase agreement with Halcyon, the Buyback Agreements were terminated on June 23, 2008.

Each of these stockholders may vote these shares in any way they choose at the stockholders meeting to approve the Business Combination. As a result, OHL Limited, STC Investment Holdings LLC and Solar Capital, LLC may be able to influence the outcome of a specific Business Combination.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

However, these stockholders will not be permitted to exercise conversion rights in the event they vote against a Business Combination that is approved; provided that these stockholders will participate in any liquidation distributions with respect to any shares of common stock purchased by them following consummation of the Offering, including shares purchased pursuant to such limit orders, in the event the Company fails to complete a Business Combination. In addition, these stockholders have agreed that they will not sell or transfer any shares of common stock purchased by them pursuant to these agreements until one year after the Company has completed a Business Combination. The stock purchases made pursuant to the limit orders described above did not have any effect upon the Company or its financial statements.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares into cash from the Trust Account. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 30% (minus one share) of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company’s certificate of incorporation was amended on August 1, 2007 to provide that the Company will continue in existence only until 24 months from the effective date of the registration statement relating to the Offering (“Effective Date”), or August 1, 2009. If the Company has not completed a Business Combination by such date, its corporate existence will cease except for the purposes of liquidating and winding up its affairs. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering.

The Initial Stockholders have waived their rights to participate in any liquidation distribution, but only with respect to those shares of common stock owned by them prior to the Offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following the Offering.

Going Concern and Management’s Plan and Intentions

As of December 31, 2008, excluding the Trust Account, restricted, which holds restricted cash of $407,778,407, which includes $401,931 of prepaid corporate taxes due to the Trust Account, the Company had working capital of $761,264 other than interest and dividend income of up to $3.5 million from the Trust Account, the Company’s only source of income, to enable it to continue to fund its search for an acquisition candidate, is the interest it earns on its money not held in the Trust Account. These funds may not be sufficient to maintain the Company until a Business Combination is consummated. In addition, there can be no assurance that the Company will enter into a Business Combination prior to August 1, 2009. Pursuant to its amended and restated certificate of incorporation, the Company would have to liquidate pursuant to a dissolution plan and return the funds held in the Trust Account to the holders of shares issued in the Offering as previously described. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These audited financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform with the presentation in the current year financial statements. These reclassifications have no effect on previously reported income.

Concentration of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk”, requires disclosure of significant concentrations of credit risk regardless of the degree of risk. At December 31, 2008, financial instruments that potentially expose the Company to credit risk consisted of cash and cash equivalents held in trust. At December 31, 2008, the Company’s Trust Account is invested in CitiInstitutional US Treasury Reserve Fund at one financial institution. At December 31, 2008, the Company’s cash is held at one financial institution. At times, the Company’s cash and cash held in trust account may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Fair Value of Financial Instruments

The carrying value of cash and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

Cash Held In Trust Account – Restricted

The Company considers the restricted portion of the funds held in the Trust Account as being a non-current asset. A current asset is one that is reasonably expected to be used to pay current liabilities, such as accounts payable or short-term debt or to pay current operating expenses, or will be used to acquire other current assets. Since the acquisition of a business is principally considered to be a long-term purpose, with long-term assets such as property and intangibles, typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current asset.

Earnings Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Common stock subject to possible conversion of 12,419,999 have been excluded from the calculation of basic earnings per share since such shares, if redeemed, only participate in their pro rata shares of the trust earnings. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

Earnings Per Share (continued)

outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Statements of Income. In accordance with SFAS No. 128, the Company has not considered the effect of its outstanding Warrants in the calculation of diluted earnings per share since the exercise of the Warrants is contingent upon the occurrence of future events.

Stock Based Compensation

The Company accounts for stock options and warrants using the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” (“SFAS 123(R)”). SFAS 123(R) addresses all forms of share based compensation awards including shares issued under employment stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), share based payment awards will be measured at fair value on the awards grant date, based on estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements.

Accretion of Trust Account Relating to Common Stock Subject to Possible Conversion

The Company records accretion, if any, of the income earned in the Trust Account relating to the common stock subject to possible conversion based on the excess of the earnings for the period over the amount which is available to be used for working capital and taxes. Since 30% (less one share) of the shares issued in the Offering are subject to possible conversion, the portion of the excess earnings related to those shares will be reflected on the balance sheet as part of “Common stock subject to possible conversion” and is deducted from “Additional paid-in capital”. The portion of the excess earnings will also be presented as a deduction from the net income on the Statements of Income to appropriately reflect the amount of net income which would remain available to the common stockholders who did not elect to convert their shares to cash. At December 31, 2008 accretion of trust account income amounted to $1,606,022.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs of $16,439,623 consist of underwriters’ discount, legal fees, printing costs and travel expenses incurred through the balance sheet date that are related to the Offering and were charged to capital at the time of the closing of the Offering.

Recently Issued Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No.157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007. The Statement defines fair value, establishes a frame work for measuring fair value in accordance with generally accepted accounting

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

Recently Issued Pronouncements (continued)

principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The carrying value of cash, receivables and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Opinion for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 159. The adoption did not have a material impact on the Company’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R changes accounting for acquisitions that close beginning in 2009 in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141R promotes greater use of fair values in financial reporting. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. Some of the changes will introduce more volatility into earnings. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. SFAS 141R will have an impact on accounting for any business acquired in the future.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of noncontrolling interests of any non- wholly owned business acquired in the future.

In February 2008, the FASB issued FASB Staff Positions (“FSP”) No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and other Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which respectively, remove leasing transactions from the scope of SFAS No. 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS No. 157 (as impacted by these two FSP’s) was effective for the Company beginning January 1, 2008 on a prospective

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

Recently Issued Pronouncements (continued)

basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s results of operations or financial condition. The remaining aspects of SFAS No. 157 for which the effective date was deferred under FSP 157-2 are currently being evaluated by the company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS No. 157 are to be applied to fair value measurements prospectively beginning January 1, 2009. The Company does not expect the adoption of FSP 157-1 and FSP 157-2 will have a material impact on the Company’s results of operations or financial condition. In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157, which the Company adopted as of January 1, 2008, in cases where a market is not active. The Company has considered FSP 157-3 in its determination of estimated fair values as of December 31, 2008, and the impact was not material.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133,” (“SFAS 161”) as amended and interpreted, which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted, but not expected. Management is evaluating the potential effect this guidance may have on the Company’s financial condition and results of operations.

In April 2008, the FASB issued FSP SFAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, “Business Combinations.” The FSP is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The FSP is not expected to have a significant impact on the Company’s results of operations, financial condition or liquidity.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN CONSIDERATION (CONTINUED)

Recently Issued Pronouncements (continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity With GAAP,” SFAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Company’s results of operations, financial condition or liquidity.

In June 2008, FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not have share-based payment awards and therefore the FSP is not expected to have a significant impact on the Company’s results of operations, financial condition or liquidity.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2—INITIAL PUBLIC OFFERING

The registration statement for the Offering was declared effective on August 1, 2007. The Company consummated the Offering on August 7, 2007 and received net proceeds of $397,560,377 and $4,625,000 from the sale of the sponsor warrants on a private placement basis. The Company sold 41,400,000 Units, including 5,400,000 Units pursuant to the underwriters’ over-allotment option, at the offering price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing the later of the completion of a Business Combination or fifteen months from the Effective Date, or November 1, 2008 and expiring five years from the Effective Date, or July 31, 2012.

The Company may redeem the Warrants, at a price of $0.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which the notice of redemption is given. In accordance with the warrant agreement relating to the Warrants, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants.

The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2—INITIAL PUBLIC OFFERING (CONTINUED)

such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company entered into an agreement with the underwriters of the Offering (the “Underwriting Agreement”). The Underwriting Agreement required the Company to pay 3.75% of the gross proceeds of the Offering as an underwriting discount plus an additional 3.25% of the gross proceeds only upon consummation of a Business Combination. The Company paid an underwriting discount of 3.75% of the gross proceeds ($15,525,000) in connection with the consummation of the Offering and has placed 3.25% of the gross proceeds ($13,455,000) in the Trust Account. The Company did not pay any discount related to the warrants sold in the private placement. The underwriters have waived their right to receive payment of the 3.25% of the gross proceeds upon the Company’s liquidation if it is unable to complete a Business Combination.

Pursuant to a Sponsors’ Warrants Securities Purchase Agreement dated July 6, 2007, certain of the Initial Stockholders have purchased from the Company, in the aggregate, 4,625,000 warrants for $4,625,000 (the “Sponsors’ Warrants”). The purchase and issuance of the Sponsors’ Warrants occurred simultaneously with the consummation of the Offering on a private placement basis. Management believes the purchase price of these Warrants approximates the fair value of such Warrants at the time of issuance. Therefore, the Company did not record compensation expense for the excess of the fair value of the Warrants on the day of purchase over the $1.00 purchase price in accordance with SFAS 123(R). All of the proceeds the Company received from these purchases were placed in the Trust Account. The Sponsors’ Warrants are identical to the Warrants included in the Units sold in the Offering, except that (i) the Sponsors’ Warrants are non-redeemable so long as they are held by any of the sponsors or their permitted transferees and (ii) they will not be exercisable while they are subject to certain transfer restrictions. If the Company does not complete a Business Combination then the $4,625,000 paid in consideration for the Sponsors’ Warrants will be part of the liquidating distribution to the Public Stockholders, and the Sponsors’ Warrants will expire worthless. The purchasers of the Sponsors’ Warrants have agreed that the Sponsors’ Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

Pursuant to a Registration Rights Agreement dated August 1, 2007, the Initial Stockholders, holders of the Sponsors’ Warrants (or underlying securities) and holders of shares purchased in accordance with Rule 10b5- 1 under the Exchange Act during the Buyback Period will be entitled to registration rights with respect to the Founders’ Common Stock, Sponsors’ Warrants (or underlying securities) and the shares of Company’s common stock purchased pursuant to the Buyback Agreements. The holders of the majority of the Founders’ Common Stock are entitled to elect to exercise these registration rights at any time commencing nine months after the consummation of a Business Combination, or earlier in certain circumstances. The holders of the Sponsors’ Warrants (or underlying securities) are entitled to demand that the Company register such securities at any time after the Company consummates a Business Combination. The holders of shares purchased pursuant to the Buyback Agreements are entitled to demand that the Company register such securities commencing nine months after the Company consummates a Business Combination. In addition, these holders have certain “piggyback” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 3—COMMITMENTS AND CONTINGENCIES

The Company presently utilizes office space provided by an affiliate of one of the Company’s Initial Stockholders. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make certain general and administrative services as well as such office space, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $10,000 per month for such services commencing on August 1, 2007. The expense for the period from January 26, 2007 (inception) through December 31, 2008 was $170,000.

The Company has a commitment to pay a total underwriting discount of 7% of the public offering price. The payment to the underwriters representing 3.25% of the gross proceeds from the Offering will be deferred until the Company consummates a Business Combination.

Pursuant to letter agreements dated July 31, 2007 with the Company, the Initial Stockholders have waived their right to receive distributions with respect to the Founders’ Common Stock upon the Company’s liquidation. They will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following the Offering.

The Initial Stockholders, holders of the Sponsors’ Warrants (or underlying securities) and holders of shares of common stock purchased pursuant to the Buyback Agreement are entitled to registration rights with respect to the Founders’ Common Stock, Sponsors’ Warrants (or underlying securities) and shares of common stock purchased pursuant to the Buyback Agreements pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the Founders’ Common Stock and holders of shares of common stock purchased pursuant to the Buyback Agreement are entitled to elect to exercise these registration rights at any time commencing nine months after the consummation of a Business Combination (or earlier in certain circumstances with respect to the Founders’ Common Stock). The holders of the Sponsors’ Warrants (or underlying securities) are entitled to demand that the Company register such securities at any time after the Company consummates a Business Combination. In addition, these holders have certain “piggyback” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

On March 12, 2008 the Company entered into a purchase agreement (the “Purchase Agreement”) pursuant to which it agreed to acquire a majority interest in a newly formed entity which would own all of the management and fee generating entities affiliated with Halcyon Asset Management, LLC, a global alternative asset management firm (“Halcyon”). Total costs incurred relating to the terminated acquisition with Halcyon were approximately $1,537,000.

On June 23, 2008, the Company entered into an agreement with Halcyon (the “Termination Agreement”) to mutually terminate the Purchase Agreement. Under the terms of the Termination Agreement, the Company and Halcyon agreed to a release of any claims against each other, as more fully set forth in the Termination Agreement, and the Company agreed to reimburse Halcyon for $1,000,000 of its expenses in the event that the Company consummates a Business Combination on or prior to August 1, 2009.

NOTE 4—PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The Company’s certificate of incorporation prohibits it, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 5—COMMON STOCK

On July 27, 2007, the Company’s Certificate of Incorporation was amended to reflect an increase in the authorized shares of common stock from 60,000,000 shares of common stock to 120,000,000 shares of common stock. All references in the accompanying financial statements as of December 31, 2007 and for the period January 26, 2007 (inception) through December 31, 2007 to the number of shares of common stock have been retroactively restated to reflect this transaction.

On February 25, 2007, the Company issued 10,350,000 shares of common stock to its Initial Stockholders (after giving effect to stock dividends of 0.226667 shares per share of outstanding common stock issued on July 5, 2007, 0.5 shares per share of outstanding common stock issued on July 27, 2007 and 0.2 shares per share of outstanding common stock issued on August 1, 2007), for $25,000 in cash, at a purchase price of approximately $0.002 per share. On August 7, 2007, the Company issued 41,400,000 Units, including 5,400,000 Units pursuant to the underwriters’ over-allotment option, at the offering price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock and one Warrant. (See Note 2).

NOTE 6—INCOME TAXES

On January 26, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”(“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company has identified its federal tax return and its state and city tax returns in New York as “major” tax jurisdictions, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on January 26, 2007 the evaluation was performed for the 2007 tax year and the anticipated filing for the 2008 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. No liability for unrecognized tax benefits was required to be reported at December 31, 2008 and 2007.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from January 26, 2007 (inception) through December 31, 2007 and for the year ended December 31, 2008. The Company does not expect its unrecognized tax benefit position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 6—INCOME TAXES (CONTINUED)

Prepaid corporate taxes consisted of the following as of December 31:

	2008	2007
Federal income tax	$249,181	$—
NYS Corporate income tax	—	256,883
NYC Corporate income tax	152,750	250,700

	$401,931	$507,583

Corporate taxes payable as of December 31 consisted of the following:

	2008	2007
Federal income tax	$—	$2,113,749
NYS corporate tax	234	—

	$234	$2,113,749

The provision for income tax consists of the following:

	For the year ended December 31, 2008	For the period from January 26, 2007 (inception) through December 31, 2007
Current:
Federal	$1,355,694	$2,904,749
State and Local	651	417
Deferred
Federal	—	—
State and Local	—	—

Total provision for income taxes	$1,356,345	$2,905,166

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

A reconciliation between the effective rate for income taxes and the amount computed by applying the statutory Federal income tax rate to income from continuing operations before provision for income taxes is as follows:

	For the year ended December 31, 2008	For the period from January 26, 2007 (inception) through December 31, 2007
Tax provision at statutory rate	34%	34%
State and local taxes (net of federal tax benefit)	—	—
Additional federal tax due to personal holding company status	—	10%

	34%	44%

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 6—INCOME TAXES (CONTINUED)

A company is taxed as a Personal Holding Company (“PHC”) if at any time during the last 6 months of its fiscal year 50% or more of the company’s outstanding stock is owned directly, or indirectly, by five or fewer individuals. Prior to August 7, 2007 the Company had five or fewer shareholders and therefore was subject to the PHC tax for the period from January 26, 2007 (inception) through December 31, 2007. For the fiscal year ended December 31, 2008, the Company was no longer subject to the PHC tax.

NOTE 7—UNAUDITED SUMMARIZED QUARTERLY FINANCIAL INFORMATION

Following is a summary of the unaudited quarterly results of operations for the year ended December 31, 2008.

	For the three months ended March 31, 2008	For the three months ended June 30, 2008	For the three months ended September 30, 2008	For the three months ended December 31, 2008
Revenue	$—	$—	$—	$—
Operating Loss	(227,299)	(1,660,150)	(264,724)	(244,750)
Interest Income	2,577,862	1,414,888	1,557,008	820,813

Income (Loss) before Provision for Income Taxes	2,350,563	(245,262)	1,292,284	576,063
Provision (Benefit) for Income Taxes	799,467	(83,389)	444,406	195,861

Net Income (Loss)	1,551,096	(161,873)	847,878	380,202
Accretion of Trust Account Relating to Common Stock subject to Possible Conversion	(517,630)	(435,857)	(320,957)	(174,559)

Net Income (Loss) Attributable to other Common Stockholders	$1,033,466	$(597,730)	$526,921	$205,643

Weighted Average Number of Common Stock Outstanding excluding shares subject to Possible Conversion—Basic and Diluted	39,330,001	39,330,001	39,330,001	39,330,001

Basic and Diluted Net Income (Loss) Per Share	$.03	$(.02)	$.01	$.01

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE 7—UNAUDITED SUMMARIZED QUARTERLY FINANCIAL INFORMATION (CONTINUED)

Following is a summary of the quarterly results of operations for the period from January 26, 2007 (inception) through December 31, 2007.

	For the period from January 26, 2007 (inception) through March 31, 2007	For the three months ended June 30, 2007	For the three months ended September 30, 2007	For the three months ended December 31, 2007
Revenue	$—	$—	$—	$—
Operating Loss	(1,000)	—	(130,238)	(265,568)
Interest Income	—	—	2,961,914	4,052,049

Income (Loss) before Provision for Income Taxes	(1,000)	—	2,831,676	3,786,481
(Benefit) Provision for Income Taxes	—	—	1,296,472	1,608,694

Net Income (Loss)	(1,000)	—	1,535,204	2,177,787
Accretion of Trust Account Relating to Common Stock subject to Possible conversion	—	—	—	(157,019)

Net Income (Loss) Available (attributable) to Common Stockholders	$(1,000)	$—	$1,535,204	$2,020,768

Weighted Average Shares Outstanding Basic and Diluted	10,350,000	10,350,000	30,510,001	39,330,001

Basic and Diluted Net Income (Loss) Per Share	$(0.00)	$(0.00)	$.05	$.05

NOTE 8—SUBSEQUENT EVENT

On February 10, 2009, the Company received notice from the staff of the NYSE Alternext US, or the Exchange, that, based on their review of publicly available information, the Company is not considered to be in compliance with Section 704 of the Exchange’s Company Guide in that the Company did not hold an annual meeting of its stockholders during 2008. In order to maintain the listing of its common stock on Exchange, the Company was required to submit a plan by March 10, 2009, advising the Exchange of the actions it has taken, or will take, that will bring it into compliance by August 11, 2009. The Company submitted a plan to the NYSE Alternext US on March 6, 2009 explaining that, pursuant to its amended and restated articles of incorporation, it must consummate an initial business combination by August 1, 2009, or it will dissolve and liquidate. As a result, the Company will either hold an annual meeting of stockholders prior to August 1, 2009 or liquidate, in which case its securities would be delisted from the Exchange. In a letter dated May 4, 2009, the Exchange notified the Company that its plan was accepted. AAMAC will be able to continue its listing during the time up to August 11, 2009, but during that time AAMAC will be subject to periodic review by the Exchange to determine whether it is making progress consistent with its plan. If AAMAC is not in compliance with the continued listing standards at August 11, 2009, or it does not make progress consistent with its plan during the time up to August 11, 2009, then the Company expects that the Exchange would initiate delisting proceedings.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

Condensed Balance Sheets

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash	$670,628	$886,113
Cash and cash equivalents held in trust account - interest and dividends available for working capital and taxes	70,222	136,658
Prepaid expenses	141,951	65,867

Total current assets	882,801	1,088,638

Other assets:
Cash and cash equivalents held in trust account - restricted	407,571,636	407,376,476
Prepaid corporate taxes due to trust account, restricted	415,182	401,931

	407,986,818	407,778,407

Total assets	$408,869,619	$408,867,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$355,668	$327,140
Corporate taxes payable	534	234

Total current liabilities	356,202	327,374

Common stock subject to conversion, 12,419,999 shares at conversion value	122,396,035	122,333,512

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $0.0001 par value, authorized 120,000,000 shares; issued and outstanding 51,750,000 (less 12,419,999 subject to possible conversion)	3,933	3,933
Additional paid-in capital	279,810,409	279,872,932
Income accumulated during development stage	6,303,040	6,329,294

Total stockholders’ equity	286,117,382	286,206,159

Total liabilities and stockholders’ equity	$408,869,619	$408,867,045

The accompanying notes are an integral part of these condensed financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

Condensed Statements of Operations

(Unaudited)

	For the three months ended March 31, 2009	For the three months ended March 31, 2008	For the period from January 26, 2007 (inception) through March 31, 2009
Revenue	$—	$—	$—
Formation and operating costs	276,494	227,299	3,070,223

Loss from operations	(276,494)	(227,299)	(3,070,223)
Interest and dividend income	237,290	2,577,862	13,621,824

(Loss) income before benefit (provision) for income taxes	(39,204)	2,350,563	10,551,601
Benefit (provision) for income taxes	12,950	(799,467)	(4,248,561)

Net (loss) income	(26,254)	1,551,096	6,303,040
Accretion of trust account income relating to common stock subject to possible conversion	(62,523)	(517,630)	(1,668,545)

Net (loss) income attributable to other common stockholders	$(88,777)	$1,033,466	$4,634,495

Weighted average number of common shares outstanding excluding shares subject to possible conversion – basic and diluted	39,330,001	39,330,001

Basic and diluted net (loss) income per share attributable to other common stockholders	$(0.00)	$0.03

The accompanying notes are an integral part of these condensed financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

Condensed Statements of Changes in Stockholders’ Equity

(Unaudited)

For the Period from January 26, 2007 (inception) through March 31, 2009

	Common Stock		Additional paid-in-capital	Earnings accumulated during development stage	Total stockholders’ equity
	Shares	Amount
Balance, January 26, 2007 (inception)	—	$—	$—	$—	$—
Issuance of stock to initial stockholders	10,350,000	1,035	23,965	—	25,000
Sale of 41,400,000 shares, net of underwriters’ discount and offering costs (includes 12,419,999 shares subject to possible conversion)	41,400,000	4,140	397,556,237	—	397,560,377
Common stock proceeds subject to potential conversion (12,419,999 shares)	—	(1,242)	(120,726,248)	—	(120,727,490)
Proceeds from issuance of sponsors’ warrants at $1.00 per warrant	—	—	4,625,000	—	4,625,000
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(157,019)	—	(157,019)
Net income for the period January 26, 2007 (inception) through December 31, 2007	—	—	—	3,711,991	3,711,991

Balance, December 31, 2007	51,750,000	3,933	281,321,935	3,711,991	285,037,859
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(1,449,003)	—	(1,449,003)
Net income for the year ended December 31, 2008	—	—	—	2,617,303	2,617,303

Balance, December 31, 2008	51,750,000	3,933	279,872,932	6,329,294	286,206,159
Accretion of trust account income relating to common stock subject to possible conversion	—	—	(62,523)	—	(62,523)
Net loss for the three months ended March 31, 2009	—	—	—	(26,254)	(26,254)

Balance, March 31, 2009 (unaudited)	51,750,000	$3,933	$279,810,409	$6,303,040	$286,117,382

The accompanying notes are an integral part of these condensed financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

Condensed Statements of Cash Flows

(Unaudited)

	For the three months ended March 31, 2009	For the three months ended March 31, 2008	For the period from January 26, 2007 (inception) through March 31, 2009
Cash Flows from Operating Activities
Net (loss) income	$(26,254)	$1,551,096	$6,303,040
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Accrued expenses	28,528	123,875	355,668
Prepaid expenses	(76,084)	8,390	(141,951)
Prepaid Corporation tax due to trust account, restricted	(13,251)	(512,333)	(415,182)
Corporate taxes payable	300	(1,150,951)	534

Net cash (used in) provided by operating activities	(86,761)	20,077	6,102,109

Cash Flows from Investing Activities
Cash held in trust account, restricted	(195,160)	(608,604)	(407,571,636)
Cash held in trust account-interest and dividends available for working capital	66,436	2,546,393	(70,222)
Deferred acquisition costs	—	(969,735)	—

Net cash (used in) provided by investing activities	(128,724)	968,054	(407,641,858)

Cash Flows from Financing Activities
Proceeds from issuance of stock to initial stockholders’	—	—	25,000
Gross proceeds from initial public offering	—	—	414,000,000
Proceeds from notes payable, stockholder	—	—	175,000
Repayment of notes payable, stockholder	—	—	(175,000)
Proceeds from issuance of sponsors’ warrants	—	—	4,625,000
Payment of underwriter’s discount and offering costs	—	—	(16,439,623)

Net cash provided by financing activities	—	—	402,210,377

Net (decrease) increase in cash	(215,485)	988,131	670,628
Cash at beginning of period	886,113	1,147,585	—

Cash at end of period	$670,628	$2,135,716	$670,628

Supplemental disclosure of non-cash transactions:
Accrual of deferred acquisition costs	$—	$880,271	$—

Accretion of trust account income relating to common stock subject to possible conversion	$62,523	$517,630	$1,668,545

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$2,462,750	$4,663,208

The accompanying notes are an integral part of these condensed financial statements.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1—INTERIM FINANCIAL INFORMATION, ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN CONSIDERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

These unaudited condensed financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008, and for the period from January 26, 2007 (inception) through March 31, 2009, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any other interim period or for the full year.

These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the period ended December 31, 2008 included in Alternative Asset Management Acquisition Corp.’s (the “Company”) Form 10-K filed on March 16, 2009. The accounting policies used in preparing these unaudited condensed financial statements are consistent with those described in the December 31, 2008 financial statements.

The Company was incorporated in Delaware on January 26, 2007 as a blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the alternative asset management sector or related business, although it is not limited to such industry (a “Business Combination”). However, the Company may explore potential business combinations with target businesses outside of the alternative asset management sector and related businesses. On February 22, 2007, the Company changed its name from Hanover Group Acquisition Corp. to Hanover-STC Acquisition Corp. On July 6, 2007, the Company changed its name from Hanover-STC Acquisition Corp. to Alternative Asset Management Acquisition Corp.

The Company’s financial statements have been retroactively restated to reflect the effect of a stock dividend of 0.22667 shares of common stock per share of outstanding common stock issued on July 5, 2007, the effect of a stock dividend of 0.5 shares of common stock per share of outstanding common stock issued on July 27, 2007, and the effect of a stock dividend of 0.2 shares of common stock per share of outstanding common stock issued on August 1, 2007.

The Company has selected December 31 as its fiscal year end.

All activity from January 26, 2007 (inception) through August 7, 2007 relates to the Company’s formation and its initial public offering. Since August 8, 2007, the Company has been searching for an acquisition target.

In connection with the Company’s initial public offering, OHL Limited (formerly Hanover Overseas Limited), STC Investment Holdings LLC, an entity affiliated with Michael J. Levitt, the Company’s chairman of the board, and Jonathan I. Berger, one of the Company’s directors, and Solar Capital, LLC, an entity affiliated with Michael S. Gross, one of the Company’s directors, entered into agreements with Citigroup Global Markets Inc. (the “Buyback Agreements”), in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, pursuant to which they each agreed to place limit orders for up to $10.0 million of the Company’s common stock, or $30.0 million in the aggregate, commencing ten business days after the Company filed its Current Report on Form 8-K announcing its execution of a definitive agreement for a Business Combination and ending on the business day immediately preceding the record date for the meeting of stockholders at which such Business Combination is to be approved, or earlier in certain circumstances (the “Buyback Period”). The Company filed a

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1—INTERIM FINANCIAL INFORMATION, ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN CONSIDERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Current Report on Form 8-K on March 13, 2008 announcing its execution of a definitive agreement with Halcyon Asset Management LLC and certain of its affiliates (collectively, “Halcyon”) relating to an initial business combination. As a result, the Buyback Period began on March 28, 2008. These limit orders required the stockholders to purchase any of the Company’s shares of common stock offered for sale at or below a price equal to the per share amount held in the Trust Account as reported in such Form 8-K, until the earlier of the expiration of the Buyback Period or until such purchases reach $30.0 million in total. In connection with the termination of the purchase agreement with Halcyon the Buyback Agreements were terminated on June 23, 2008. Each of STC Investment Holdings LLC and Solar Capital, LLC purchased 286,400 shares of common stock and OHL Limited purchased 287,800 shares of the Company’s common stock pursuant to the Buyback Agreements. Each of these stockholders may vote these shares in any way they choose at the stockholders meeting to approve the Business Combination. As a result, OHL Limited, STC Investment Holdings LLC and Solar Capital, LLC may be able to influence the outcome of a specific Business Combination.

Going Concern and Management’s Plan and Intentions

As of March 31, 2009, the Company had working capital of $526,599. Other than interest and dividend income of up to $3.5 million from the Trust Account, the Company’s only source of income, to enable it to continue to fund its search for an acquisition candidate, is the interest it earns on its money not held in the Trust Account. These funds may not be sufficient to maintain the Company until a Business Combination is consummated. In addition, there can be no assurance that the Company will enter into a Business Combination prior to August 1, 2009. Pursuant to its amended and restated certificate of incorporation, the Company would have to liquidate pursuant to a dissolution plan and return the funds held in the Trust Account to the holders of shares issued in its initial public offering. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Accretion of Trust Account Relating to Common Stock Subject to Possible Conversion

The Company records accretion, if any, of the income earned in the Trust Account relating to the common stock subject to possible conversion based on the excess of the earnings for the period over the amount which is available to be used for working capital and taxes. Since 30% (less one share) of the shares issued in the Offering are subject to possible conversion, the portion of the excess earnings related to those shares will be reflected on the balance sheet as part of “Common stock subject to possible conversion” and is deducted from “Additional paid-in capital”. The portion of the excess earnings will also be presented as a deduction from the net income on the Statements of Operations to appropriately reflect the amount of net income which would remain available to the common stockholders who did not elect to convert their shares to cash. At March 31, 2009 accretion of trust account income amounted to $1,668,545.

Earnings Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Common stock subject to possible conversion of 12,419,999 have been excluded from the calculation of basic earnings per share since such shares, if redeemed,

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1—INTERIM FINANCIAL INFORMATION, ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN CONSIDERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share (continued)

only participate in their pro rata shares of the trust earnings. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Statements of Income. In accordance with SFAS No. 128, the Company has not considered the effect of its outstanding Warrants in the calculation of diluted earnings per share since the exercise of the Warrants is contingent upon the occurrence of future events.

Concentration of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk”, requires disclosure of significant concentrations of credit risk regardless of the degree of risk. At March 31, 2009, financial instruments that potentially expose the Company to credit risk consisted of cash and cash equivalents held in trust. At March 31, 2009, the Company’s Trust Account is invested in Citi Institutional US Treasury Reserve Fund at one financial institution. At times, the Company’s cash and cash held in trust account may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) insurance limits.

Recently Issued And Adopted Accounting Pronouncements

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Positions (“FSP”) Statement of Financial Accounting Standard (“SFAS”) No. 140-4 and FASB Interpretation Number (“FIN”) No. 46R-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP SFAS No. 140-4 and FIN No. 46R-8). This statement increases the disclosure requirements regarding continuing involvement with financial assets that have been transferred, as well as the company’s involvement with variable interest entities. The FSP is effective for financial statements issued for interim periods ending after December 15, 2008. The adoption of this pronouncement has not had a material impact on the company’s financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position No. 107-1 (“FSP FAS 107-1”) and APB 28-1 (“APB 28-1”), which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments and APB Opinion NO. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim reporting periods. FSP FAS 107-1 and APB 28-1 will be effective for interim reporting periods ending after June 15, 2009. The adoption of this staff position will not have a material impact on the Company’s financial position or results of operation.

In April 2009, the FASB issued FASB Staff Position No. 157-4 (“FSP FAS 157-4”), which provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009. The Company has not determined the impact of its adoption of this staff position.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1—INTERIM FINANCIAL INFORMATION, ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN CONSIDERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued And Adopted Accounting Pronouncements (continued)

In April 2009, the FASB issued FASB Staff Position No. 115-2 (“FSP FAS 115-2”) and FASB Staff Position No. 124-2 (“FSP FAS 124-2”), which amends the other-than-temporary impairment guidance for debt and equity securities. FSP FAS 115-2 and FSP FAS 124-2 shall be effective for interim and annual reporting periods ending after June 15, 2009. The Company has not determined the impact of its adoption of this staff position.

In April 2009, the FASB issued FASB Staff Position No. 141(R)-1 (“FSP FAS 141(R)-1) which provides additional clarification on the initial recognition and measurement of assets acquired and liabilities assumed in a business combination that arise from contingencies. FSP FAS 141(R)-1 is effective for all fiscal years beginning on or after December 15, 2008. FSP FAS 141(R)-1 will have an impact on the accounting for any business acquired in the future.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2—INCOME TAXES

For the three months ended March 31, 2009, the Company had a federal tax benefit of $13,551, or (34%), resulting from the available carryback of the net loss of $39,855, net of state and local income tax expense of $300 and $300, respectively.

NOTE 3—COMMITMENTS AND CONTINGENCIES

The Company has a commitment to pay the underwriters of its initial public offering a total underwriting discount of 7% ($29 million) of the total proceeds from the offering. The payment to the underwriters representing 3.25% ($13.5 million) of the gross proceeds from the Company’s initial public offering will be deferred until the Company consummates a Business Combination.

On March 12, 2008 the Company entered into a purchase agreement (the “Purchase Agreement”) pursuant to which it agreed to acquire a majority interest in a newly formed entity which would own all of the management and fee generating entities affiliated with Halcyon Asset Management, LLC, a global alternative asset management firm (“Halcyon”).

On June 23, 2008, the Company entered into an agreement with Halcyon (the “Termination Agreement”) to mutually terminate the Purchase Agreement. Under the terms of the Termination Agreement, the Company and Halcyon agreed to a release of any claims against each other, as more fully set forth in the Termination Agreement, and the Company agreed to reimburse Halcyon for $1,000,000 of its expenses in the event that the Company consummates a Business Combination on or prior to August 1, 2009.

On March 6, 2009, the Company entered into a consulting agreement for services to provide assistance with due diligence, transaction structuring, and documentation for a potential acquisition. The agreement provides for reimbursement of expenses of up to $15,000, of which the company paid a $5,000 deposit, an opinion fee of $100,000, should the Company request an opinion on the value of a potential target (which will be credited against the success fee), and a success fee of $2,500,000 upon the closing date.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3—COMMITMENTS AND CONTINGENCIES (CONTINUED)

On February 10, 2009, the Company received notice from the staff of the NYSE Amex, or the Exchange, that, based on their review of publicly available information, the Company is not considered to be in compliance with Section 704 of the Exchange’s Company Guide in that the Company did not hold an annual meeting of its stockholders during 2008. In order to maintain the listing of its common stock on Exchange, the Company was required to submit a plan by March 10, 2009, advising the Exchange of the actions it has taken, or will take, that will bring it into compliance by August 11, 2009. The Company submitted a plan to the NYSE Amex on March 6, 2009 explaining that, pursuant to its amended and restated articles of incorporation, it must consummate an initial business combination by August 1, 2009, or it will dissolve and liquidate. As a result, the Company will either hold an annual meeting of stockholders prior to August 1, 2009 or liquidate, in which case its securities would be delisted from the Exchange. In a letter dated May 4, 2009, the Exchange notified the Company that its plan was accepted. The Company will be able to continue its listing during the time up to August 11, 2009, but during that time the Company will be subject to periodic review by the Exchange to determine whether it is making progress consistent with its plan. If the Company is not in compliance with the continued listing standards at August 11, 2009, or it does not make progress consistent with its plan during the time up to August 11, 2009, then the Company expects that the Exchange will initiate delisting proceedings.

NOTE 4—SUBSEQUENT EVENT

On May 7, 2009, Great American Group, Inc. (“Holdco”) was formed as a wholly-owned subsidiary of the Company for the purpose of effecting a merger and capital stock exchange with the Company and its acquisition of Great American Group, LLC (“Great American”).

On May 7, 2009, AAMAC Merger Sub, Inc. (“Merger Sub”) was formed as a wholly-owned subsidiary of Holdco.

On May 14, 2009, the Company, Holdco, , and Merger Sub, entered into an Agreement and Plan of Reorganization (the “Purchase Agreement”) with Great American, the members of Great American (the “Great American Members”) and the representative of Great American Members. Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to Holdco in exchange for 12,272,727 shares of common stock and $120,000,000 of cash at closing and contingent cash consideration of up to $25,000,000 and contingent stock consideration based on future earnings of Holdco. On May 29, 2009 and July 8, 2009, the Purchase Agreement was amended to provide for a reduction in the purchase price and to increase the exchange offer whereby by Holdco will issue 1.23 shares of common stock in exchange for each share of the Company’s common stock upon closing the Acquisition. The purchase price has been reduced to 12,000,000 in shares of stock, $60,000,000 in cash, payable at closing, and contingent consideration of up to 6,000,000 shares and $10,000,000 in cash.

Concurrently, Merger Sub will merge with and into the Company with the Company surviving (the “Merger” and, collectively with the Contribution, the “Acquisition”). In connection with the Merger, the Company’s common stock will be exchanged for common stock of Holdco. Subject to the receipt of approval from the Company’s warrantholders as described below, the Company expects to redeem all of its outstanding warrants pursuant to the Warrant Redemption (as defined below) on or prior to the 90th day following the consummation of the Acquisition. Following the Acquisition, the Company and Great American will be wholly-owned subsidiaries of Holdco which will be the public company going forward. In connection with the Acquisition, Holdco has applied to have its common stock and warrants listed on the Nasdaq Capital Market. Upon the consummation of the Acquisition, the common stock, warrants and units of the Company will cease trading on the NYSE Amex.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

(a development stage company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4—SUBSEQUENT EVENT (CONTINUED)

The Company’s board of directors has unanimously approved the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to seek approval of its warrantholders to amend the terms of the warrant agreement governing the warrants exercisable for shares of its common stock in order to (a) require the redemption of all of the issued and outstanding warrants at a price of $0.50 per warrant at any time on or prior to the 90th day following the Acquisition (the “Warrant Redemption”), (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition. If the Acquisition is not consummated and the Company does not consummate an initial business combination by August 1, 2009, the Company will be required to liquidate and all the Company’s warrants will expire worthless.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

Great American Group, LLC

We have audited the accompanying consolidated balance sheets of Great American Group, LLC and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great American Group, LLC and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP (formerly Marcum & Kliegman LLP)

New York, New York
July 6, 2009

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$58,399	$16,965	$16,029
Restricted cash	23,221	3,653	—
Accounts receivable, net	2,986	4,703	3,524
Advances against customer contracts	10,575	2,971	7,878
Goods held for sale or auction	16,603	17,842	5,395
Assets of discontinued operations	537	1,217	3,401
Prepaid expenses and other current assets	766	673	721

Total current assets	113,087	48,024	36,948
Property and equipment, net	1,054	1,087	345
Goodwill	5,688	5,688	5,688
Intangible assets, net	504	544	736
Other assets	496	488	375

Total assets	$120,829	$55,831	$44,092

Liabilities and Members’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$11,437	$14,914	$6,427
Accrued compensation plans	13,791	6,938	7,603
Auction and liquidation proceeds payable	1,533	1,891	2,695
Amount payable under collaborative arrangements	38,500	—	—
Mandatorily redeemable noncontrolling interests	2,300	1,928	1,303
Revolving credit facilities	7,555	—	7,900
Current portion of long-term debt	295	291	659
Note payable	11,521	10,984	—
Current portion of capital lease obligation	167	167	12

Total current liabilities	87,099	37,113	26,599
Capital lease obligation, net of current portion	192	232	21
Long-term debt, net of current portion	3,985	3,985	4,300

Total liabilities	91,276	41,330	30,920

Commitments and contingencies

Members’ equity:
Members’ equity	30,930	16,144	15,881
Deferred compensation - members / officers	(1,377)	(1,643)	(2,709)

Total members’ equity	29,553	14,501	13,172

Total liabilities and members’ equity	$120,829	$55,831	$44,092

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands)

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues:
Services and fees	$38,813	$10,699	$48,496	$40,247	$42,169
Sale of goods	3,075	1,722	4,673	11,703	37,151

Total revenues	41,888	12,421	53,169	51,950	79,320

Operating expenses:
Direct cost of services	3,900	6,208	20,595	24,807	24,806
Cost of goods sold	3,189	1,325	4,736	10,470	35,880
Selling, general and administrative expenses	14,105	5,041	21,696	21,320	17,605

Total operating expenses	21,194	12,574	47,027	56,597	78,291

Operating income (loss)	20,694	(153)	6,142	(4,647)	1,029

Other income (expense):
Interest income	4	68	158	393	268
Other income (expense)	18	(34)	95	56	51
Interest expense	(5,930)	(139)	(4,063)	(1,037)	(3,767)

Income (loss) from continuing operations	14,786	(258)	2,332	(5,235)	(2,419)
Loss from discontinued operations	—	(89)	(2,069)	(5,072)	(5,960)

Net income (loss)	$14,786	$(347)	$263	$(10,307)	$(8,379)

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Equity

(Dollars in thousands)

	Members’ equity	Deferred compensation	Total
Balance at January 1, 2006	$5,712	$—	$5,712
Net loss	(8,379)	—	(8,379)
Distributions	(2,668)	—	(2,668)

Balance at December 31, 2006	(5,335)	—	(5,335)
Net loss	(10,307)	—	(10,307)
Deferred compensation—members/officers	—	(2,709)	(2,709)
Admission of new member	31,929	—	31,929
Distributions	(406)	—	(406)

Balance at December 31, 2007	15,881	(2,709)	13,172
Net income	263	—	263
Deferred compensation—members/officers	—	1,066	1,066

Balance at December 31, 2008	16,144	(1,643)	14,501
Net income (unaudited)	14,786	—	14,786
Deferred compensation—members/officers (unaudited)	—	266	266

Balance at March 31, 2009 (unaudited)	$30,930	$(1,377)	$29,553

The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$14,786	$(347)	$263	$(10,307)	$(8,379)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	142	99	433	390	431
Provision for doubtful accounts	—	21	109	44	31
Impairment related to assets of discontinued operations	—	—	832	—	—
Share-based payments	100	581	880	175	240
Guaranteed payments distribution	266	266	1,066	488	—
Non-cash interest	5	12	32	14	—
Loss on disposal of assets	—	—	2	—	10
Change in fair value of mandatorily redeemable noncontrolling interests	—	—	—	411	400
Income allocated to mandatorily redeemable noncontrolling interests	507	31	603	1,152	1,232
Change in operating assets and liabilities:
Accounts receivable and advances against customer contracts	(5,887)	6,764	3,619	1,038	11,757
Goods held for sale or auction	1,919	999	(11,095)	3,776	9,918
Prepaid expenses and other assets	(101)	(98)	(51)	(5)	(461)
Accounts payable and accrued expenses	(2,941)	(3,208)	8,985	(5,136)	7,620
Amount payable under collaborative arrangements	38,500	—	—	(1,018)	582
Auction and liquidation proceeds payable	(358)	1,923	(804)	1,847	496
Accrued compensation plans	6,853	(89)	(665)	4,406	(361)

Net cash provided by (used in) operating activities	53,791	6,954	4,209	(2,725)	23,516

Cash flows from investing activities:
Purchases of property and equipment	(69)	(13)	(597)	(173)	(205)
Purchase of non-controlling interest in subsidiary for cash	—	—	—	(720)	—
Increase in restricted cash	(19,568)	—	(3,653)	—	—

Net cash used in investing activities	(19,637)	(13)	(4,250)	(893)	(205)

Cash flows from financing activities:
Proceeds from (repayment of) revolving lines of credit, net	7,555	(7,900)	(7,900)	(19,040)	(19,193)
Repayment of note payable	—	—	(1,514)	—	—
Proceeds from note payable	—	—	12,000	—	—
Repayments of long-term debt	—	—	(715)	(1,600)	(1,317)
Borrowings from affiliate of member	—	—	23,927	—	—
Repayment of borrowings from affiliate of member	—	—	(23,927)	—	—
Repayments of capital lease obligation	(40)	(3)	(36)	(10)	(5)
Distributions to members	—	—	—	(406)	(2,668)
Distributions to noncontrolling interests	(235)	(194)	(858)	(1,277)	(1,301)
Capital contributions - noncontrolling interests	—	—	—	86	—
Admission of new member	—	—	—	31,929	—

Net cash provided by (used in) financing activities	7,280	(8,097)	977	9,682	(24,484)

Net increase (decrease) in cash and cash equivalents	41,434	(1,156)	936	6,064	(1,173)

Cash and cash equivalents, beginning of period	16,965	16,029	16,029	9,965	11,138

Cash and cash equivalents, end of period	$58,399	$14,873	$16,965	$16,029	$9,965

Supplemental disclosures:
Interest paid	$4,493	$170	$5,523	$2,071	$4,741

Supplemental disclosures of noncash investing and financing activities:
Deferred compensation due to members	$—	$—	$—	$3,197	$—
Property and equipment acquired under capital lease	—	—	388	—	53
Issuance of notes for purchase of mandatorily redeemable noncontrolling interests	—	—	—	1,445	—
The accompanying notes are an integral part of these consolidated financial statements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(1)	Organization and Business

Great American Group, LLC (the Company) was organized as a California limited liability company in 2002. The Company acquired the assets, tradename, customer relationships and valuation and appraisal business of Garcel, Inc. on July 1, 2005 for aggregate consideration consisting of a $6,707 note payable to the seller (see Note 10). The excess of the purchase price over the fair value of tangible net assets acquired included identifiable intangible assets which consisted of a favorable lease, tradenames and customer relationships (see Note 7). The Company recorded an aggregate of $4,328 in goodwill with respect to this transaction (Note 7). Prior to the acquisition of Garcel, the Company’s principal business activities included management services for liquidation service contracts on behalf of Garcel.

The acquisition of Garcel resulted in the formation of two operating segments: auction and liquidation services (Auction and Liquidation) and valuation and appraisal services (Valuation and Appraisal). These services are provided to a wide range of retail, wholesale and industrial companies, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States and Canada. The auction and liquidation services help clients dispose of assets. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. The valuation and appraisal services provide clients with independent appraisals in connection with asset based loans, acquisitions, divestitures and other business needs. From time to time, the Company will conduct auction and liquidation services with third parties through collaborative arrangements.

On July 16, 2007, the Company amended the operating agreement to admit an additional member with a 33.33% member interest in exchange for $31,929 of cash, net of offering costs. The new member also provided financing to the Company for one liquidation services contract during the year ended December 31, 2008 (see Notes 13 and 16).

On May 14, 2009, the Company signed an Agreement and Plan of Reorganization (“Purchase Agreement”) with Alternative Asset Management Acquisition Corp. (AAMAC) (see Note 18), a blank check company traded on the NYSE Amex Stock Exchange. As more fully described in Note 18 the Purchase Agreement was amended on May 29, 2009 and July 8, 2009.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Great American Group, LLC and its majority-owned subsidiaries: Great American Group Advisory & Valuation Services, LLC (GAAV), Great American Group Machinery & Equipment, LLC (GAME), Great American Group Real Estate, LLC, Great American Venture, LLC, Great American Group Energy Equipment, LLC, Great American Group Intellectual Property Advisors, LLC Great American Group WF, LLC, and Great American Group CS, LLC. All intercompany accounts and transactions have been eliminated upon consolidation.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include allowance for doubtful accounts, goods held for sale or auction valuation and obsolescence, valuation and recoverability of long-lived intangible assets including the values assigned to acquired intangible assets and goodwill, revenue recognition, share based compensation, and provision for estimated losses on liquidation contracts.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

(c)	Unaudited Interim Results

The accompanying consolidated balance sheet as of March 31, 2009, statement of equity for the three months ended March 31, 2009, and the consolidated statements of operations and statements of cash flows for the three months ended March 31, 2009 and 2008 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2009 and results of operations and cash flows for the three months ended March 31, 2009 and 2008. The financial data and other information disclosed in the notes to the consolidated financial statements related to the three month periods are also unaudited. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009 or for any other interim period or for any future year.

(d)	Foreign Currency Transactions

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the Company’s consolidated statement of operations. Transactions gains and losses are principally generated from liquidation services delivered in Canadian dollars and are insignificant to the Company’s consolidated financial position and results of operations.

(e)	Revenue Recognition

Revenues are recognized in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition. Revenues are recognized when persuasive evidence of an arrangement exists, the related services have been provided, the fee is fixed or determinable, and collection is reasonably assured.

Revenues in the Company’s Valuation and Appraisal Services segment are primarily comprised of fees for valuation and appraisal services. Revenues are recognized upon the delivery of the completed

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

services to the related customers and collection of the fee is reasonably assured. Revenues in the Valuation and Appraisal segment also include contractual reimbursable costs which totaled $533 and $477 for the three months ended March 31, 2009 and 2008, respectively, and $1,961, $1,882, and $1,749 for the years ended December 31, 2008, 2007, and 2006, respectively.

Revenues in the Company’s Auction and Liquidation segment are comprised of (i) commissions and fees earned on the sale of goods at auctions and liquidations; (ii) revenues from auction and liquidation services contracts where the Company guarantees a minimum recovery value for goods being sold at auction or liquidation; (iii) revenue from the sale of goods that are purchased by the Company for sale at auction or liquidation sales events; and (iv) revenues from contractual reimbursable expenses incurred in connection with auction and liquidation contracts.

Commission and fees earned on the sale of goods at auction and liquidation sales are recognized when evidence of an arrangement exists, the sales price has been determined, title has passed to the buyer and the buyer has assumed the risks of ownership, and collection is reasonably assured. The commission and fees earned for these services are included in revenues in the accompanying consolidated statement of operations. Under these types of arrangements, revenues also include contractual reimbursable costs which totaled $1,639 and $3,336 for the three months ended March 31, 2009 and 2008, respectively, and $8,652, $14,080, and $8,941 for the years ended December 31, 2008, 2007, and 2006, respectively.

Revenues earned from auction and liquidation services contracts where the Company guarantees a minimum recovery value for goods being sold at auction or liquidation are recognized based on proceeds received. The Company records proceeds received from these types of engagements first as a reduction of contractual reimbursable expenses, second as a recovery of its guarantee and thereafter as revenue, subject to such revenue meeting the criteria of having been fixed or determinable. Contractual reimbursable expenses and amounts advanced to customers for minimum guarantees are initially recorded as advances against customer contracts in the accompanying consolidated balance sheets. If, during the auction or liquidation sale, the Company determines that the proceeds from the sale will not meet the minimum guaranteed recovery value as defined in the auction or liquidation services contract, the Company accrues a loss on the contract in the period that the loss becomes known.

The Company also evaluates revenue from auction and liquidation contracts in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent (“EITF 99-19”), to determine whether to report auction and liquidation segment revenue on a gross or net basis. The Company has determined that it acts as an agent in a substantial majority of its auction and liquidation services contracts and therefore reports the auction and liquidation revenues described above on a net basis.

Revenues from the sale of goods are recorded gross in accordance with EITF 99-19 and are recognized in the period in which the sale of goods held for sale or auction are completed; title to the property passes to the purchaser and the Company has fulfilled its obligations with respect to the transaction. These revenues are primarily the result of the Company acquiring title to merchandise with the intent of selling the items at auction or for augmenting liquidation sales.

In the normal course of business, the Company will enter into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. The Company’s collaborative arrangements specifically include contractual agreements with other liquidation agents in

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

which the Company and such other liquidation agents actively participate in the performance of the liquidation services and are exposed to the risks and rewards of the liquidation engagement. The Company’s participation in collaborative arrangements including its rights and obligations under each collaborative arrangement can vary. Revenues from collaborative arrangements are recorded net based on the proceeds received from the liquidation engagement. Amounts paid to participants in the collaborative arrangements are reported separately as direct costs of revenues. Revenue from collaborative arrangements in which the Company is not the majority participant are recorded net based on the Company’s share of proceeds received. The amounts and classifications of revenues and expenses subject to collaborative arrangements (also see Note 2(t)) are as follows:

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)
Revenues	$30,144	$1,491	$17,392	$2,267	$14,878

Operating expenses:
Direct costs of revenues	$303	$979	$1,950	$1,713	$7,004

(f)	Direct Cost of Services

Direct cost of services relate to service and fee revenues. The costs consist of employee compensation and related payroll benefits, travel expenses, the cost of consultants assigned to revenue-generating activities and direct expenses billable to clients in the Valuation and Appraisal Services segment. Direct costs of services include participation in profits under collaborative arrangements in which the Company is a majority participant. Direct costs of services also include the cost of consultants and other direct expenses related to auction and liquidation contracts pursuant to commission and fee based arrangements in the Auction and Liquidation segment. Direct cost of services does not include an allocation of the Company’s overhead costs.

(g)	Concentration of Risk

Revenues from two liquidation service contracts represented 38.1% and 23.1% of revenues during the three-months ended March 31, 2009. Revenues from one liquidation service contract represented 11.2% of revenues during the year ended December 31, 2008 and another liquidation service contract represented 12.2% of revenues during the year ended December 31, 2007. Revenues in the Valuation and Appraisal Services segment and the Auction and Liquidation segment are primarily generated in the United States.

The Company’s activities in the Auction and Liquidation segment are executed frequently with, and on behalf of, distressed customers and secured creditors. Concentrations of credit risk can be affected by changes in economic, industry, or geographical factors. The Company seeks to control its credit risk and potential risk concentration through risk management activities that limit the Company’s exposure to losses on any one specific liquidation services contract or concentration within any one specific industry. To mitigate the exposure to losses on any one specific liquidation services contract, the Company sometimes conducts operations with third parties through collaborative arrangements.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

The Company maintains cash in various federally insured banking institutions. The account balances at each institution periodically exceed the Federal Deposit Insurance Corporation’s (FDIC) insurance coverage, and as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts. The Company also has substantial cash balances from proceeds received from auctions and liquidation engagements that are distributed to parties in accordance with the collaborative arrangements.

(h)	Advertising Expense

The Company expenses advertising costs, which consist primarily of costs for printed materials, as incurred. Advertising costs totaled $125 and $132 for the three months ended March 31, 2009 and 2008, respectively, and $793, $862, and $751 for the years ended December 31, 2008, 2007, and 2006, respectively. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

(i)	Share-Based Compensation

The Company’s share based payment awards principally consist of grants of member interests in majority owned subsidiaries. The grants of members interest consist of percentage interests in majority owned subsidiary as determined at the date of grant by the Company’s Board of Directors, which includes two founding members. In accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (SFAS 123(R)), awards are classified as either equity or a liability. For equity-classified awards, the Company measures compensation cost for the grant of member interests at fair value on the date of grant and recognizes compensation expense in the consolidated statement of operations over the requisite service or performance period the award is expected to vest. The fair value of the liability-classified award will be subsequently remeasured at each reporting date through the settlement date. Change in fair value during the requisite service period will be recognized as compensation cost over that period.

(j)	Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership. As such the Company’s income or loss is required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements. The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2009. The adoption of FIN 48 did not have a material impact on the consolidated financial statements.

(k)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(l)	Restricted Cash

The Company maintains a compensating balance arrangement for a lease in the form of a certificate of deposit. This compensating balance arrangement represented $135 of the restricted cash balance at March 31, 2009.

As of March 31, 2009, the Company also had $21,500 of restricted cash deposited in an account under the control of the financial institution that provided the Company with a $75,000 credit facility described in Note 9(a). On April 3, 2009, the financial institution released $18,714 of the restricted cash balance to the Company following payment of the financial institution’s interest participation for financing a portion of the Company’s costs and expenses in connection with its share of a collaborative arrangement which amounted to $2,786.

The Company from time to time also maintains cash collateral balances for letters of credit and success fees with financial institutions that finance costs and expenses in connection with the Company’s liquidation services (see Notes 9 and 12). As of March 31, 2009 and December 31, 2008, the cash collateral for letters of credit and success fees was $1,586 and $3,653, respectively.

(m)	Accounts Receivable

Accounts receivable represents amounts due from the Company’s valuation and appraisal customers. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management utilizes a specific customer identification methodology. Management also considers historical losses adjusted for current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for the year ended December 31, 2008, 2007 and 2006 were $69, $13, and $8, respectively. There were no write-offs for the three months ended March 31, 2009 and 2008. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company’s bad debt expense totaled $0 and $21 for the three months ended March 31, 2009 and 2008, respectively, and $109, $44, and $31 for the years ended December 31, 2008, 2007, and 2006, respectively. The bad debt expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations.

(n)	Advances Against Customer Contracts

Advances against customer contracts represent advances of contractually reimbursable expenses incurred prior to, and during the term of the liquidation services contract. These advances are charged to expense in the period that revenue is recognized under the contract.

(o)	Goods Held for Sale or Auction

Goods held for sale or auction are stated at the lower of cost, determined by the specific-identification method, or market.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(p)	Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation and amortization using the straight-line method over the estimated useful lives of the assets. Property and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Property and equipment under capital leases are stated at the present value of minimum lease payments.

(q)	Goodwill and Other Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes (i) the excess of the purchase price over the fair value of net assets acquired in a business combination described in Note 1 and (ii) an increase for the subsequent acquisition of noncontrolling interests during the year ended December 31, 2007 (see Notes 1 and 7). SFAS 142, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment). Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The Company operates two reporting units, which are the same as its reporting segments described in Note 17. Significant judgment is required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

The Company reviewed its reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. Based on a review of the fair value of the reporting units, no impairment is deemed to exist as of December 31, 2008.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of its intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value. No impairment was deemed to exist as of December 31, 2008.

(r)	Discontinued Operations

In accordance with SFAS 144, discontinued operations represent a component of an entity that has either been disposed of, or is classified as held for sale, if both the operations and cash flows of the

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

component have been, or will be, eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company classifies a component of the business as held for sale when certain criteria are met. At such time, the respective assets and liabilities are presented separately on the consolidated balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets.

(s)	Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of SFAS Statement No. 157, Fair Value Measurements (SFAS 157), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with FSP FAS 157-2, the Company has not applied the provisions of SFAS 157 to eligible assets and liabilities that have been recognized or disclosed at fair value for the year ended December 31, 2008, specifically to fair value measurements of the Company’s reporting units and nonfinancial assets and nonfinancial liabilities measured at fair value to determine the amount of goodwill impairment.

On January 1, 2009, the Company adopted the provisions of SFAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The Company has considered the guidance provided by FSP FAS 157-3 in its determination of estimated fair values.

The Company records mandatorily redeemable noncontrolling interests that were issued after November 5, 2003 at fair value (see Note 13(c)) with fair value determined in accordance with SFAS 157. The following table below presents information about the Company’s mandatorily redeemable noncontrolling interests that are measured at fair value on a recurring basis as of March 31, 2009 and December 31, 2008 which are categorized using the three levels of fair value hierarchy. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following tables present information on the liabilities measured and recorded at fair value on a recurring basis as of March 31, 2009 and December 31, 2008.

		Financial Assets Measured at Fair Value on a Recurring Basis at March 31, 2009, Using
	Fair value at March 31, 2009	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Mandatorily redeemable noncontrolling interests issued after November 5, 2003	$2,148	$—	$—	$2,148

Total liabilities measured at fair value	$2,148	$—	$—	$2,148

		Financial Assets Measured at Fair Value on a Recurring Basis at December 31, 2008, Using
	Fair value at December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Mandatorily redeemable noncontrolling interests issued after November 5, 2003	$1,820	$—	$—	$1,820

Total liabilities measured at fair value	$1,820	$—	$—	$1,820

The Company determined the fair value of mandatorily redeemable noncontrolling interests described above based on the issuance of similar interest for cash, references to industry comparables, and relied, in part, on information obtained from appraisal reports prepared by outside specialists.

The carrying amounts reported in the consolidated financial statements for cash, restricted cash, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the notes payable (including credit lines used to finance liquidation engagements), long-term debt and capital

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

lease obligations approximate fair value because the contractual interest rates or effective yields of such instruments are consistent with current market rates of interest for instruments of comparable credit risk. The adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial statements.

(t)	Amounts Payable Under Collaborative Arrangements

As described in Note 2(e), the Company enters into collaborative arrangements with other merchandise liquidators to collaboratively execute auction and liquidation contracts. Amounts payable under collaborative arrangements include amounts due to other liquidation agents from the proceeds of auction and liquidation services engagements. Amounts payable under these arrangements are remitted by the Company to the other liquidation agents at periodic intervals over the term of the specific auction or liquidation services engagement.

In December 2007, the FASB ratified EITF Issue No. 07-01, Accounting for Collaborative Arrangements (EITF 07-1). EITF 07-1 provides guidance on: determining whether an arrangement constitutes a collaborative arrangement within the scope of EITF 07-1, accounting for costs incurred and revenue generated on sales to third parties and presentation of payments on the statement of operations, and disclosure requirements for collaborative arrangement. On January 1, 2009, the Company adopted EITF 07-1. The adoption of EITF 07-1 did not have a material impact on the Company’s consolidated financial statements.

(u)	Recent Accounting Pronouncements

In November 2008, the EITF affirmed the consensus-for-exposure on Issue No. 08-7, Accounting for Defensive Intangible Assets, as a consensus with certain revisions (EITF 08-7). EITF 08-7 states that a defensive intangible asset should be accounted for as a separate unit of accounting at acquisition, not combined with the acquirer’s recognized or unrecognized intangible assets. In addition, it states that a defensive intangible asset should be assigned a useful life that reflects the entity’s consumption of the expected benefits related to the asset. EITF 08-7 will be applied prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, in order to coincide with the effective date of FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), discussed below. To the extent that the Company acquires defensive intangible assets, the assets will be assigned a useful life and amortized in accordance with this guidance. Currently, the Company does not own any defensive intangible assets.

In April 2008, the FASB issued a final FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement 142. FSP FAS 142-3 will be effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company adopted FSP FAS 142-3 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivatives and Hedging Activities (SFAS 161), which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, by requiring expanded disclosures about an entity’s derivative

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

instruments and hedging activities for increased qualitative, quantitative and credit risk factors. As SFAS 161 only contains disclosure provisions, it will not impact the accounting for derivative transactions. SFAS 161 will be effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company adopted SFAS 161 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (SFAS 141(R)), which replaces FASB Statement No. 141, Business Combinations. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company adopted Statement 141(R) effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 changes the accounting and reporting for minority interests, resulting in recharacterization as noncontrolling interests and classification as a component of equity. Additionally, SFAS 160 results in the inclusion of the noncontrolling interest in consolidated net income. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS 160 effective January 1, 2009, as required. This adoption did not have a material impact on the Company’s consolidated financial statements.

(3)	Discontinued Operations

In July 2008, management elected to close the Company’s furniture division. At that time, the Company met the conditions to classify the business as assets held for sale pursuant to SFAS 144. The assets held for sale consist principally of goods held for sale at a stated carrying value of $537, $1,217 and 3,401 at March 31, 2009 and December 31, 2008 and 2007, respectively. As a result of writing down the assets to fair value less cost to sell, a loss of $832 for the year ended December 31, 2008 is recorded in loss from discontinued operations in the accompanying consolidated statement of operations. The operations and assets held for sale of the furniture business are presented in assets of discontinued operations in the consolidated balance sheets and discontinued operations in the consolidated statements of operations for all periods presented.

The following amounts represent revenue and loss from discontinued operations:

	Three months ended March 31, 2008
		Year ended December 31,
		2008	2007	2006
	(Unaudited)
Revenues	$50	$5,885	$8,509	$45,808
Loss from discontinued operations	(89)	(2,069)	(5,072)	(5,960)

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(4)	Accounts Receivable

The components of accounts receivable net include the following:

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
Accounts receivable not subject to factoring agreement	$1,966	$1,538	$1,142
Unbilled receivables	297	2,699	1,126
Amounts due from factor	805	548	1,298

Total accounts receivable	3,068	4,785	3,566

Allowance for doubtful accounts	(82)	(82)	(42)

Accounts receivable, net	$2,986	$4,703	$3,524

Unbilled receivables represent the amount of contractual reimbursable costs and fees for services performed in connection with fee and service based auction and liquidation contracts.

On May 22, 2007, the Company entered into a factoring agreement (the Agreement) with FCC LLC, dba First Capital Western Region, LLC (Factor), which was to terminate on May 22, 2009. The Agreement provides for a one-year automatic extension unless the Company’s subsidiary provides written notice of termination to the Factor. Accordingly, as no termination notice was provided the Agreement has been extended until May 22, 2010. The Factor, at its discretion will purchase on a nonrecourse basis, all of the Company’s subsidiary’s customer receivables. The Factor is responsible for servicing the receivable. The Factor will pay 90% of the net receivable invoice amount upon request by the Company and retain the remaining 10% in a reserve. The Factor, at its discretion, may offset the reserve for amounts not collected or outstanding at the end of the term of the Agreement. The Company’s subsidiary may request releases from the reserve for any excess over a minimum balance set by the Factor. The Factor charges a factoring commission equal to one-quarter of one percent (0.25%) of the gross invoice amount of each account purchased, or five dollars per invoice, whichever is greater, with a minimum commission of $24 per year, prorated for the first year. The Factor also charges interest at prime plus 1% with a floor of 8% on the net uncollected outstanding balance of the receivables purchased. One of the members of the Company’s subsidiary personally guarantees up to a maximum of $500 plus interest and certain fees for accounts receivables sold pursuant to the Agreement.

The sale of the receivables is accounted for under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under that guidance, receivables are considered sold when they are transferred beyond the reach of the Company and its creditors, the purchaser has the right to pledge or exchange the receivables, and the Company has surrendered control over the transferred receivables. Accounts receivable sold to the Factor were $3,416 and $4,318 during the three months ended March 31, 2009 and 2008, respectively, and $13,408 and $8,988 during the years ended December 31, 2008 and 2007, respectively. Factoring commissions and other fees based on advances were $44 and $48 for the three months ended March 31, 2009 and 2008, respectively, and $177 and $117 for the years ended December 31, 2008 and 2007, respectively. Factoring commissions and fees are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(5)	Goods Held for Sale or Auction

The components of goods held for sale or auction include the following:

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
Machinery and equipment	$14,718	$15,957	$2,474
Aircraft parts	1,885	1,885	2,921

Total	$16,603	$17,842	$5,395

In 2007, the Company recorded a lower-of-cost or market adjustment related to certain goods held for sale or auction in the amount of $443.

(6)	Property and Equipment

Property and equipment consist of the following:

	Estimated useful lives	March 31, 2009	December 31
			2008	2007
		(Unaudited)
Leasehold improvements	Shorter of lease or estimated useful life	$112	$108	$85
Machinery and equipment	3 years	1,081	1,048	1,153
Furnitures and fixtures	5 years	721	689	326
Capital lease equipment	3 to 5 years	480	480	92

Total		2,394	2,325	1,656
Less accumulated depreciation and amortization		(1,340)	(1,238)	(1,311)

Property and equipment, net		$1,054	$1,087	$345

Depreciation and amortization expense was $102 and $50 for the three months ended March 31, 2009 and 2008, respectively, and $241, $192, and $233 for the years ended December 31, 2008, 2007, and 2006, respectively.

(7)	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by reportable segment is as follows:

	Auction and Liquidation	Valuation and Appraisal	Total
Balance, December 31, 2006	$1,975	$2,353	$4,328
Goodwill acquired during the period	—	1,360	1,360

Balance, December 31, 2007	$1,975	$3,713	$5,688

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

Goodwill in the Auction and Liquidation segment and Valuation and Appraisal segment are the result of the acquisition of Garcel on July 1, 2005 (see Note 1). Goodwill acquired in the Valuation and Appraisal segment during the year ended December 31, 2007 resulted from the purchase of noncontrolling interests from a member of one of the Company’s subsidiaries. On September 30, 2007, the Company purchased the member’s noncontrolling interest in exchange for a $1,500 non-interest bearing note payable more fully described in Note 10.

The allocation of the purchase price in excess of the book value of the noncontrolling interest was recorded as goodwill. There were no changes to the carrying amount of goodwill during the year ended December 31, 2006 and there have been no changes in the carrying amount of goodwill since December 31, 2007.

Other intangible assets with finite lives are being amortized over their estimated useful lives which range from 3.3 years for the favorable lease to 6 years for the customer relationships. Amortization expense for the three months ended March 31, 2009 and 2008 was $40 and $49, respectively. Amortization expense for the years ended December 31, 2008, 2007, and 2006, was $192, $198, and $198, respectively. At December 31, 2008, the estimated future amortization expense for each of the succeeding years is as follows: 2009: $162; 2010: $162; and $80 in 2011. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors.

Trademarks have been identified as an indefinite lived intangible asset and are presented with definite lived intangible assets as follows:

	March 31, 2009
	Gross carrying amount	Accumulated amortization	Net
	(Unaudited)
Customer relationships	$970	$606	364
Trademarks	140	—	140

Total intangible assets	$1,110	$606	$504

	December 31, 2008
	Gross carrying amount	Accumulated amortization	Net
Customer relationships	$970	$566	404
Trademarks	140	—	140

Total intangible assets	$1,110	$566	$544

	December 31, 2007
	Gross carrying amount	Accumulated amortization	Net
Favorable lease	$120	$90	$30
Customer relationships	970	404	566
Trademarks	140	—	140

Total intangible assets	$1,230	$494	$736

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(8)	Leasing Arrangements

The gross carrying amount of machinery and equipment and related accumulated amortization recorded under capital leases and included in property and equipment were as follows:

	March 31, 2009	December 31
		2008	2007
	(Unaudited)
Machinery and equipment	$480	480	92
Less accumulated amortization	(123)	(91)	(57)

	$357	389	35

Amortization expense for the assets under capital leases was $32, and $3 for the three months ended March 31, 2009 and 2008, respectively, and $34, $13, and $4 for the year ended December 31, 2008, 2007, and 2006, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The Company is obligated under capital leases covering equipment that expire at various dates through 2013. The Company also has several noncancelable operating leases that expire at various dates through 2013. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2008 are:

	Capital leases	Operating leases
Year ending December 31:
2009	$198	$1,217
2010	178	1,250
2011	32	1,285
2012	31	1,243
2013	13	820

Total minimum lease payments	452	$5,815

Less amount representing interest (at rates ranging from 8.6% to 11.1%)	53

Present value of net minimum capital lease payments	399
Less current installments of obligations under capital leases	167

Obligations under capital leases, excluding current installments	$232

Rent expense under all operating leases was $324 and $219 for the three months ended March 31, 2009 and 2008, respectively, and $1,259, $649, and $616 for the year ended December 31, 2008, 2007, and 2006, respectively. Rent expense is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(9)	Revolving Credit Facilities

Revolving credit facilities consists of the following arrangements:

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
$75,000 asset based revolving credit facility, maturing October 21, 2010 (a)	$7,555	$—	$—
$100,000 asset based revolving credit facility, maturing October 23, 2009 (b)	—	—	—
$30,000 bank line of credit (c)	—	—	7,900

	$7,555	$—	$7,900

(a)	$75,000 Asset Based Revolving Credit Facility

On October 21, 2008, the Company entered into an asset based credit facility with a financial institution which expires on October 21, 2010. The credit facility provides revolving credit advances and letter of credit obligations up to an aggregate of $75,000. The letters of credit issued under this facility are furnished by the lender to third parties for the principal purpose of securing minimum guarantees under liquidation services contracts more fully described in Note 2. Cash advances and the issuance of letters of credit under the credit facility are made at the lender’s discretion. All outstanding loans, letters of credit, and interest are due on the expiration date which is generally within 180 days of funding. The credit facility is secured by the proceeds received for services rendered in connection with liquidation service contracts pursuant to which any outstanding loan or letters of credit are issued and the assets that are sold at liquidation related to such contract. Borrowings under the credit facility bear interest at a rate of 30 day LIBOR plus a margin of 2.25% to 3.25% as defined in the credit agreement (3.50% at March 31, 2009 and 4.43% at December 31, 2008) and fees for letters of credit issued are 3.0% per annum. The credit facilities also provide for a success fee in the amount of 5% to 20% of the profits earned on the liquidation contract, if any, as defined in the credit facility. During the three months ended March 31, 2009 and year ended December 31, 2008, interest expense totaled $4,927 (including $4,415 for the success fee) and $491 (including $182 for the success fee), respectively. The outstanding balance under this credit facility was $41,489 at March 31, 2009, of which $7,555 related to borrowings which is included as a component of current liabilities in the accompanying consolidated balance sheet and $33,934 related to outstanding letters of credit. The outstanding balance under this credit facility at December 31, 2008 was $24,899 which was all comprised of outstanding letters of credit.

(b)	$100,000 Asset Based Revolving Credit Facility

The Company has an asset based credit facility with a financial institution which currently expires on October 23, 2009. The credit facility provides revolving credit advances and letter of credit obligations up to an aggregate of $100,000. Cash advances and the issuance of letters of credit under the credit facility are made at the lender’s discretion. The credit facility is secured by the proceeds received for services rendered in connection with liquidation service contracts pursuant to which any outstanding

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

loan or letters of credit are issued and the assets that are sold at liquidation related to such contract. Borrowings under the credit facility bear interest at the Wall Street Journal Published Commercial Paper rate plus 3.25% (6.43% at December 31, 2008) and fees for letters of credit issued are 2.25% per annum. The credit facilities also provide for a success fee in the amount of 5% to 18% of the profits earned on the liquidation contract, if any, as defined in the credit facility. During the year ended December 31, 2008, 2007, and 2006, interest expense totaled $32 (including $0 for the success fee), $150 (including $44 for the success fee) and $1,386 (including $494 for the success fee), respectively. The amount outstanding under this credit facility was approximately $500 (relating to outstanding letters of credit) at December 31, 2007 and no amounts were outstanding at March 31, 2009 and December 31, 2008.

(c)	$30,000 Bank Line of Credit

On July 1, 2005, the Company obtained a $30,000 line of credit with a bank which expired June 30, 2007 and was subject to annual renewals. On November 15, 2005, the line of credit agreement was amended and the credit line was increased to $40,000 until March 1, 2006 at which time the credit line reverted back to $30,000. Advances under the line of credit were made in the form of cash advances or letters of credit for the purpose of providing working capital or financing of costs and expenses in connection with liquidation contracts. The advances under the line of credit were collateralized by substantially all of the Company’s assets. The Company did not meet certain minimum requirements and restrictions under its line of credit for liquidity, tangible net worth, net income and capital expenditures at December 31, 2006. On March 21, 2007, the Company was notified that these events constituted an event of default under the line of credit and any future advances on the line of credit would be made at the discretion of the bank. Interest expense on the line of credit was $54 for the three months ended March 31, 2008 and $51, $1,510 and $2,784 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2007, the amount outstanding on the line of credit was $7,900 which bore interest at the bank’s prime rate (5.25% at December 31, 2007). The line of credit was paid off in March 2008.

The credit agreements contain covenants, including covenants that limit or restrict the Company’s ability to: incur liens, incur indebtedness, make investments, dispose of assets, make certain restricted payments, merge or consolidate and enter into certain transactions with affiliates. Upon the occurrence of an event of default under the credit agreements, the lenders may cease making loans, terminate the credit agreement and declare all amounts outstanding to be immediately due and payable. The credit agreement specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, nonpayment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, and material judgment defaults. The Company was not in compliance with the requirement to provide audited financial statements to its lenders within 90 days of December 31, 2008. The Company requested and has received, waivers from the lenders which extended the due date for the delivery of such audited financial statements to June 30, 2009. The Company delivered its audited financial statements to the lenders prior to June 30, 2009. The aggregate amount outstanding under these credit facilities was $43,937 at March 31, 2009 which consisted of borrowings of $7,555 and outstanding letters of credit in the amount of $36,382 (see Note 12(a)). The aggregate amount outstanding under these credit facilities was $31,502 at December 31, 2008 which consisted of no borrowings and outstanding letters of credit in the amount of $31,502 (see Note 12(a)).

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(10)	Long-Term Debt

Long-term debt consists of the following arrangements:

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
$6,707 note payable from acquisition of Garcel on July 1, 2005, maturing June 30, 2010 (a)	$3,985	$3,985	$4,000
$1,500 non-interest bearing note payable from the purchase of mandatorily redeemable noncontrolling interest in GAAV, maturing November 1, 2009 (imputed interest at 5.0% of $4, $9, and $41 at March 31, 2009 and December 31, 2008 and 2007, respectively) (b)	295	291	959

Total long-term debt	4,280	4,276	4,959
Less current portion of long-term debt	295	291	659

Long-term debt, net of current portion	$3,985	$3,985	$4,300

(a)	$6,707 Note Payable

On July 1, 2005, the Company entered into a $6,707 secured promissory note payable to the seller of Garcel, Inc (Note 1). The note payable requires interest only monthly payments at Well Fargo Banks prime rate (3.25% at both March 31, 2009 and December 31, 2008). Principal payments may be made by the Company at anytime, however, the note payable matures on June 30, 2010 at which time the entire unpaid principal and accrued interest is due. Interest expense was $32 and $63 for the three months ended March 31, 2009 and 2008, respectively, and $207, $390, and $453 for the years ended December 31, 2008, 2007, and 2006, respectively.

(b)	$1,500 Non-Interest Bearing Note Payable

On September 30, 2007, the Company purchased one of the member’s mandatorily redeemable noncontrolling interests in one of the Company’s subsidiaries (6.9% interest in GAAV) in exchange for a non-interest bearing note payable in the amount of $1,500 with imputed interest of $55 at 5.0% (see Note 7). The note payable requires annual installments of $500 in 2007, $700 in 2008, $100 in 2009, and $200 in 2010. Amortization of the discount on the note payable was $5 and $12 for the three months ended March 31, 2009 and 2008, respectively, and $32 and $14 for the year ended December 31, 2008 and 2007, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(11)	Note Payable

On May 29, 2008, the Company entered into a credit agreement in the amount of $12,000 to finance the purchase of certain machinery and equipment to be sold at auction or liquidation. The machinery and equipment collateralize the loan which bears interest at a rate of 20% per annum. The Company is required to make principal and interest payments from proceeds from the sale of the machinery and equipment. Interest accrues at 20% per annum on any unpaid interest on the loan. The loan has an original maturity date with all unpaid principal and interest due on May 29, 2009. On April 24, 2009, the Company exercised its right to extend the credit agreement for 120 days until September 26, 2009 with the payment of a $180 extension fee. Interest expense was $558 and $1,379 for the three months ended March 31, 2009 and year ended December 31, 2008, respectively. The outstanding balance of this loan including accrued interest at March 31, 2009 and December 31, 2008 was $11,521 and $10,984, respectively, and is included in note payable in the accompanying consolidated balance sheet.

(12)	Commitments and Contingencies

(a)	Letters of Credit

The following letters of credit were outstanding at March 31, 2009, December 31, 2008 and 2007.

	March 31, 2009	December 31,
		2008	2007
	(Unaudited)
Third party lenders (Notes 9(a) and (b))	$33,934	$24,899	$500
Related party lenders (Note 16)	2,448	6,603	—

Total letters of credit outstanding	$36,382	$31,502	$500

(b)	Guarantees on Liquidation Contracts in Progress

The Company will, in certain situations, guarantee a minimum level of proceeds from the sale of inventory or equipment in connection with the auction or liquidation engagements more fully described in Note 2. At December 31, 2008, the amount of the aggregated guarantees were $7,555.

(c)	Contingent Termination Payment

On July 1, 2005, the Company entered into an agreement with an employee that entitles the employee to a payment of $1,000 if the employee is terminated from the Company without cause.

(d)	Other Commitments

On September 26, 2008, the Company entered into a commitment to utilize a specific vendor for transportation services related to a liquidation services contract for certain industrial equipment. The remaining services to be performed in accordance with the commitment at March 31, 2009 and December 31, 2008 was $1,450 and $1,650, respectively.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(e)	Legal Matters

The Company is subject to certain legal and other claims that arise in the ordinary course of its business. The Company does not believe that the results of these claims are likely to have a material effect on its consolidated financial position or results of operations.

(13)	Members’ Equity

(a)	Operating Agreement and Management of the Company

The Company’s operating agreement was amended on July 16, 2007 whereby the two founding members each with a 50% ownership interest (Initial Members) agreed to admit a third member with a 33.33% ownership interest in exchange for $31,929 of cash, net of offering costs. Such offering costs included a $1,000 fee paid to a former member of one of the Company’s subsidiaries for advisory services performed in connection with sourcing and structuring the transaction and approximately $71 of legal and other ancillary fees. The Board of Directors of the Company consists of the Initial Members and a representative appointed by the new member. All three members have a one-third ownership interest in the Company and all voting rights, economic rights and profits and losses of the Company are shared by the members in proportion to their respective ownership interest. The operating agreement also places restrictions on the payment of dividends and distributions to its members. The operating agreement also places restrictions on the transfer of members’ ownership interests and provides the members with various rights of first refusal and drag along and tag along rights in the event of any proposed sales of the members’ ownership interests in the Company.

The Company is managed by the Initial Members who, subject to the limitations and restrictions set forth in the Company’s operating agreement may make any and all decisions with respect to the conduct of the Company’s business in the ordinary course and to make financial commitments on behalf of the Company as set forth in the operating agreement. Notwithstanding the powers of the Initial Members, the following actions, among others, require the approval of at least two of the members, one of whom is required to include the newly admitted member: (1) any material change in the business purpose of the Company or the nature of the business; (2) any action that would render it impossible to carry on the ordinary business of the Company; (3) any sale of any material portion of the assets of the Company, other than sales in the ordinary course of business; (4) merger or consolidation of the Company with or into another corporation; (5) acquisition of any other business or material amounts of assets, or create any partnership or other wholly-owned entity, other than in the ordinary course of business; (6) authorization, issuance or sale of equity interest in the Company; (7) changing senior management of the Company or any subsidiary of the Company, or entering into or amending any employment agreement with senior management of the Company; (8) making capital expenditures, loans and advances in excess of amounts as defined in the operating agreement; and (9) liquidating, dissolving, reorganizing or recapitalizing the Company.

As described in Note 18, the Initial Members agreed to repurchase the third members’ 33.33% ownership interest on May 13, 2009, subject to the completion of AAMAC’s proposed acquisition of the Company, which is also described in Note 18.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(b)	Operating Agreements of Subsidiaries

The Company’s subsidiaries are organized as limited liability companies, each of which has its own separate operating agreement. These operating agreements generally have the same material terms. Each subsidiary is managed by an individual manager who is a member or employee of the subsidiary, although the manager may not take certain actions unless the majority member of the subsidiary (the Company) consents to the action. These actions include, among others, the dissolution of the subsidiary, the disposition of all or a substantial part of the subsidiary’s assets not in the ordinary course of business, filing for bankruptcy, and the purchase by the subsidiary of one of the members’ ownership interest upon the occurrence of certain events. Certain of the members with a minority ownership interest in the subsidiaries are entitled to receive guaranteed payments in the form of compensation or draws, in addition to distributions from time to time of available cash. Distributions of available cash are generally made to each of the members in accordance with their respective ownership interests in the subsidiary after repayment of any loans made by any members to such subsidiary, and allocations of profits and losses of the subsidiary are generally made to members in accordance with their respective ownership interests in the subsidiary. The operating agreements also place restrictions on the transfer of the members’ ownership interests in the subsidiaries and provide the Company or the other members with certain rights of first refusal and drag along and tag along rights in the event of any proposed sales of the members’ ownership interests.

A member of the subsidiary who materially breaches the operating agreement of the subsidiary, which breach has a direct, substantial and adverse effect on the subsidiary and the other members, or is convicted of a felony (or a lesser crime of moral turpitude) involving his management of or involvement in the affairs of the subsidiary, or a material act of dishonesty of the member involving his management of or involvement in the affairs of the subsidiary, shall forfeit his entire ownership interest in the subsidiary.

(c)	Repurchase Obligations of Members’ Interests

The operating agreements of the Company and its subsidiaries require the Company to repurchase the entire ownership interest of each the members upon the death of a member, disability of a member as defined in the operating agreement, or upon declaration by a court of law that a member is mentally unsound or incompetent. Upon the occurrence of one of these events, the Company is required to repurchase the member’s ownership interest in an amount equal to the fair market value of the member’s ownership interest in the Company, or in the case of a members ownership interest in one of the Company’s subsidiaries, the fair market value of the members noncontrolling interest in the Company’s subsidiary.

The Company evaluated the classification of all of its members’ ownership interests in accordance with SFAS 150, Financial Instruments with Characteristics of Liabilities and Equity (SFAS 150). SFAS 150 generally provides for the classification of members’ ownership interests that are subject to mandatory redemption obligations to be classified outside of equity. However, the FASB issued Staff Position FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 (FSP-FAS 150-3) in November 2003 for nonpublic entities (the Company is currently nonpublic). FSP-FAS 150-3 indefinitely defers the classification,

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

measurement and disclosure provisions of SFAS 150 for mandatorily redeemable instruments without fixed redemption dates. Since the mandatory redemption provisions (death of a member) do not have a fixed redemption date, all of the Company’s members’ ownership interests are classified in equity. These members’ ownership interests would be eliminated upon the completion of the proposed merger with AAMAC as described in Note 18), FSP-FAS 150-3 indefinitely defers the measurement provisions of SFAS 150 for mandatorily redeemable noncontrolling interests issued before November 5, 2003. However, the classification provisions of SFAS 150 are not deferred. Accordingly, all members with a minority ownership interest in the Company’s subsidiaries are classified as liabilities and included in mandatorily redeemable noncontrolling interests in the accompanying consolidated balance sheet. Members of the Company’s subsidiaries with a minority ownership interest issued before November 5, 2003 are stated on a historical cost basis; members of the Company’s subsidiaries with a minority ownership interests issued on or after November 5, 2003 are stated at fair value at each balance sheet date. The Company deems such repurchase obligations, which are payable to members who are also employees of the Company’s subsidiaries, to be a compensatory benefit. Accordingly, the changes in the historical cost basis and the changes in the fair value of the respective members’ ownership interests (noncontrolling interests) are recorded as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. The noncontrolling interests share of net income for each of the was $507 and $31 for the three months ended March 31, 2009 and 2008 and $603, $1,152 and $1,232 for the years ended December 31, 2008, 2007 and 2006, respectively. The changes in fair value for the noncontrolling interests issued on or after November 5, 2003 amounted $411 and $400 for the years ended December 31, 2007 and 2006, respectively, and there was no change in fair value for the three months ended March 31, 2009 and 2008 and year ended December 31, 2008.

(d)	Share Based Payments

The Company amended the operating agreement for its wholly owned subsidiary GAAV on January 1, 2006, to admit an additional member with a 3% fully vested interest in the members’ equity of GAAV. The grant of the 3% interest in GAAV was issued to an employee as a fully vested employee share based award for past services. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $240 for the grant date fair value of the membership interest during the year ended December 31, 2006.

On April 10, 2007, GAME was formed as a new wholly owned subsidiary of the Company. In connection with the formation of GAME, the Company granted a fully vested 33.33% interest in the members’ equity of GAME to an employee of the Company for past services. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $175 for the grant date fair value of the membership interest during the year ended December 31, 2007.

On January 1, 2008, the operating agreement for GAAV was amended to admit two additional members each with a 3% interest in the members’ equity of GAAV. The aggregate value of the grant amounted to $1,440. The grant of each of the 3% interests in GAAV vest one-third on January 1, 2008, the date of grant, and one-third on January 1, 2010 and the remaining one-third on January 1, 2011. Each of the grants of 3% interest in GAAV were issued as employee share based payment awards that are being recognized over the requisite service periods. In accordance with SFAS 123(R), the Company recognized share based compensation expense of $100 and $581 during the three months ended

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

March 31, 2009 and 2008, respectively, and $880 during the year ended December 31, 2008 for the grant date fair value of the membership interest. The fair value of the grant is being recorded as compensation expense as follows: 1/3 of the aggregate fair value was recorded as compensation expense on January 1, 2008 for the portion that vested on the date of grant, 1/3 is being amortized over a period of 24 months through January 1, 2010 and the remaining 1/3 is being amortized over a period of 36 months through January 1, 2011. At December 31, 2008, total unrecognized compensation expense related to the unvested portion of these grants amounted to $560 and is being recognized over the remaining service period through January 1, 2011.

In accordance with SFAS 150 and FSP-FAS 150-3, each of the member’s noncontrolling interests described above has been determined to represent a mandatorily redeemable noncontrolling interest liability due to certain mandatory redemption provisions which are certain to occur. Accordingly, under SFAS 123(R), the awards have been classified as liabilities in the accompanying consolidated balance sheet. Under SFAS 123(R), the Company remeasures the liability at each period end, resulting in the recognition of share based compensation expense of $411 and $400 for the years ended December 31, 2007 and 2006, respectively. There was no share based compensation expense for the three months ended March 31, 2009 and 2008 and the year ended December 31, 2008 with respect to the change in fair value of noncontrolling interests.

The Company determined the fair value of the share based awards described above based on issuances of similar member interests for cash and references to industry comparables, the Company also relied in part on information obtained from appraisal reports prepared by outside specialists.

(14)	Employee Benefit Plans

The Company maintains a qualified defined contribution 401(k) plan, which covers substantially all of its U.S. employees. Under the plan, participants are entitled to make pre-tax contributions up to the annual maximums established by the Internal Revenue Service. The plan document permits annual discretionary contributions from the Company. No employer contributions were made in any of the periods presented.

(15)	Employee Compensation Arrangements

(a)	Guaranteed Payments

On July 16, 2007, the Company entered into employment agreements with two of its members who serve as officers of the Company which entitle each member to a guaranteed payment of $500 per year plus additional benefits for a three-year period (the Employment Period). If separated from the Company during the employment period for any reason or no reason at all, the principals are entitled to receive a lump sum payment for the remaining unpaid contractual payments including fringe benefits.

The Company recognized a liability and a charge to equity (deferred compensation) of $3,197 at July 16, 2007, for the guaranteed payments due to the principals. The Company is recognizing compensation expense over the three year employment period. Compensation expense in connection with the employment agreements was $266 during each of the three month periods ended March 31, 2009 and 2008 and $1,066 and $488 during 2008 and 2007. These amounts have been recorded in selling, general and administrative expenses. The remaining balance of the liability for the employment agreements is included in accrued compensation plans and a charge to equity (deferred compensation)

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

in the accompanying consolidated balance sheet in the amount of $1,377, $1,643 and $2,709 at March 31, 2009 and December 31, 2008 and 2007, respectively.

(b)	Deferred Compensation Plan

In 2002, the Company adopted a deferred compensation plan (the Plan) pursuant to which the Company could grant units to receive cash incentive compensation upon the occurrence of specified events. On June 1, 2002, the Company awarded 7,400 units under the Plan, which collectively entitle the holders to an amount equal to: (i) 37% of the increase in the book value of the Company from the date of grant in the event the participant terminates employment with the Company for any reason other than by the Company for cause or (ii) 37% of an amount that is equal to the proceeds that an owner of 37% of the equity of the Company would receive upon the sale of substantially all of the Company, as defined, in one or a series of transactions as defined in the Plan. Upon the occurrence of either employment termination or sale of substantially all of the Company, the Plan requires the participants to be paid in a lump sum payment in accordance with the Plan. The awards vested upon grant and are forfeited if the holder is terminated from the Company for cause.

No additional awards have been granted since the inception of the Plan and 1,000 units of the initial grant have been forfeited, of which 500 units were forfeited during the year ended December 31, 2008. At March 31, 2009 and December 31, 2008, a total of 6,400 units were outstanding under the Plan and at December 31, 2007 and 2006 a total of 6,900 units were outstanding under the Plan. As the awards vested upon grant, the Company has recognized a liability based upon the number of units outstanding and the increase in book value of the Company from the grant date as of the respective balance sheet dates. Compensation expense in connection with the deferred compensation plan was $7,119 and $178 for the three months ended March 31, 2009 and 2008, respectively, and $401, $4,894, and $(361) for the year ended December 31, 2008, 2007, and 2006, respectively. These compensation charges are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. At March 31, 2009 and December 31, 2008 and 2007, the liability under the Plan was $12,414, $5,295 and $4,894, respectively, and is included in accrued compensation plans in the accompanying consolidated balance sheet.

As described in Note 18, the Company made certain amendments to the Plan in May 2009 that are conditional upon the completion of the proposed acquisition of the Company by AAMAC, which is also described in Note 18.

(16)	Related Party Transactions

In October 2008, the Company entered into a $30,530 asset based credit facility with an affiliate of the Company’s Newly admitted member (Note 13(a)) for a single liquidation contract. The credit facility, as amended, provided financing in the form of a term loan in the amount of $23,927 and letters of credit in the amount of $6,603. Borrowings under the credit facility and fees for the letters of credit bore interest at a rate of 11.0% per annum. The credit facility also required the Company to pay a success fee in the amount of 25.0% of the profits earned on the liquidation contract, if any, as defined in the credit facility. The term loan had a maturity date of January 20, 2009 and the letters of credit had an expiration date of April 1, 2009. Borrowings under the term loan portion of the credit facility were repaid in full in December 2008. There were outstanding letters of credit of $7,041 at December 31, 2008. The letters of credit balances were

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

subsequently reduced to $2,448 in January 2009 until expiration in April 2009. During the three months ended March 31, 2009 and year ended December 31, 2008, interest expense totaled $299 (including $207 for the success fee) and $1,872 (including $1,352 for the success fee) respectively. These amounts are reflected in interest expense in the accompanying consolidated statement of operations. The Company also provided valuation and appraisal services to an affiliate of one of the Company’s members and total revenues earned were $232 for the year ended December 31, 2008.

(17)	Business Segments

The Company’s operating segments, as defined by FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), reflect the manner in which the business is managed and how the Company allocates resources and assesses performance internally.

The Company’s chief operating decision maker is a committee comprised of both the Chief Executive Officer and Chief Financial Officer. The Company is organized by specific legal entities through which the Company delivers its specific services. The Company provides auction and liquidation services to stressed or distressed companies in a variety of diverse industries that have included apparel, furniture, jewelry, real estate, and industrial machinery. The Company also provides appraisal and valuation services for retail and manufacturing companies. The Company’s business is classified by management into two reportable segments: Auction and Liquidation, and Valuation and Appraisal. These reportable segments are two distinct businesses, each with a different customer base, marketing strategy and management structure. The Valuation and Appraisal reportable segment is an aggregation of the Company’s valuation and appraisal operating segments, which are primarily organized based on the nature of services and legal structure.

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

Additionally, the Valuation and Appraisal operating segments are aggregated into one reportable segment as they have similar economic characteristics and are expected to have similar long-term financial performance.

	Three months ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006
Auction and Liquidation reportable segment:
Revenues - Services and fees	$33,388	$6,629	$31,676	$24,876	$28,839
Revenues - Sale of goods	3,075	1,722	4,673	11,703	37,151

Total revenues	36,463	8,351	36,349	36,579	65,990

Direct cost of services	(1,754)	(4,148)	(12,872)	(17,514)	(18,880)
Cost of goods sold	(3,189)	(1,325)	(4,736)	(10,470)	(35,880)
Selling, general, and administrative expenses	(1,079)	(1,279)	(4,217)	(4,645)	(4,703)
Depreciation and amortization	(14)	(6)	(33)	(8)	(10)

Segment income	30,427	1,593	14,491	3,942	6,517

Valuation and Appraisal reportable segment:
Revenues	5,425	4,070	16,820	15,371	13,330
Direct cost of services	(2,146)	(2,060)	(7,723)	(7,293)	(5,926)
Selling, general, and administrative expenses	(2,007)	(1,905)	(7,310)	(4,719)	(3,815)
Depreciation and amortization	(33)	(25)	(101)	(93)	(101)

Segment income	1,239	80	1,686	3,266	3,488

Consolidated operating income from reportable segments	31,666	1,673	16,177	7,208	10,005
Corporate and other expenses	(10,972)	(1,826)	(10,035)	(11,855)	(8,976)
Interest income	4	68	158	393	268
Other income (expense)	18	(34)	95	56	51
Interest expense	(5,930)	(139)	(4,063)	(1,037)	(3,767)

Income (loss) from continuing operations before discontinued operations	14,786	(258)	2,332	(5,235)	(2,419)

Loss from discontinued operations	—	(89)	(2,069)	(5,072)	(5,960)

Net income (loss)	$14,786	$(347)	$263	$(10,307)	$(8,379)

Capital expenditures:
Auction and Liquidation segment	$33	$6	$347	$78	$97
Valuation and Appraisal segment	36	7	250	95	108

Total	$69	$13	$597	$173	$205

	As of March 31, 2009	As of December 31,
		2008	2007
Total assets:
Auction and liquidation	$116,138	$51,986	$40,230
Valuation and appraisal	4,691	3,845	3,862

Total consolidated assets	$120,829	$55,831	$44,092

GREAT AMERICAN GROUP, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of March 31, 2009 and

for the three months ended March 31, 2009 and 2008 is Unaudited)

(Dollars in thousands)

(18)	Subsequent Events

On May 14, 2009, the Company signed a Purchase Agreement with AAMAC, a blank check company traded on the NYSE Amex Stock Exchange to sell the Company for 12,272,727 shares of common stock and $120,000 in cash at closing and contingent cash consideration of up to $10,000 and contingent stock consideration based on future contractually defined levels of earnings. On May 29, 2009 and July 8, 2009 the Purchase Agreement was amended to provided for a reduction in the purchase price. The term of the amendments provide for consideration aggregating 12,000,000 shares and $60,000 in cash, payable at closing, and contingent consideration of up to 6,000,000 shares and $10,000 in cash.

Pursuant to the terms of the Purchase Agreement, the members of the Company have agreed to contribute all of the membership interests to AAMAC in exchange for common stock of Great American Group, Inc., a newly-formed wholly-owned subsidiary of AAMAC (Holdco) and cash (the Contribution). Concurrently with the Contribution, AAMAC will merge with and into AAMAC Merger Sub, Inc., a newly-formed wholly-owned subsidiary of AAMAC (Merger Sub), with AAMAC surviving the Merger (the Merger). As a result of the Contribution and the Merger (the Acquisition), the Company and AAMAC will become wholly-owned subsidiaries of Holdco and the Acquisition is expected to be accounted for under the purchase method of accounting in accordance with SFAS 141(R).

The Acquisition is subject to customary closing conditions, approval of the Acquisition by AAMAC’s stockholders, approval of the redemption of AAMAC warrants by AAMAC warrant holders, and is scheduled to close in July 2009. The Company and AAMAC can terminate the Purchase Agreement at any time if mutually agreed. The Purchase Agreement will terminate if a closing does not occur by August 1, 2009. There can be no assurance that the Acquisition will be completed.

On May 13, 2009, the Initial Members purchased the membership interest of the third member pursuant to individual purchase and sale agreements. As consideration for the purchase of the member’s interest, each of the Initial Members issued a promissory note in the amount of $16,900 (subject to certain adjustments) to the third member. The purchase and sale agreements provide for additional consideration in the event the Company is sold, providing the third member with potential additional consideration equivalent to a one-third interest in the sale proceeds. In the event the transaction pursuant to this subsequent event is not consummated, the amendment is no longer in effect.

In May 2009, each of participants in the Plan (Note 15(b)) who were entitled to receive proceeds as an owner of 37% of the equity of the Company upon the sale of substantially all of the Company in one or a series of transactions entered into an amendment agreement to the original Plan. Pursuant to the terms of the amendment agreement, each of the participants is entitled to a reduced interest in the total consideration received upon a qualifying sale of the Company. In the event the transaction pursuant to this subsequent event is not consummated, the amendment is no longer in effect.

As part of the Acquisition, the AAMAC stockholders will also vote on a proposal to adopt the 2009 Stock Incentive Plan which will reserve 7,822,000 shares of common stock for future issuance of incentive compensation. Such plan would be assumed by Great American Group, Inc., if the Acquisition is approved.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of

Great American Group, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Great American Group, Inc. and Subsidiary (a development stage company) (the “Company”), a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp., as of May 22, 2009 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the period from May 7, 2009 (inception) through May 22, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great American Group, Inc. and Subsidiary (a development stage company) as of May 22, 2009, and the results of its operations and cash flows for the period from May 7, 2009 (inception) through May 22, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s funds may not be sufficient to maintain the Company. In addition, the certificate of incorporation of Alternative Asset Management Acquisition Corp. (the “parent”) provides for mandatory liquidation of the parent in the event that the parent does not consummate a business combination prior to August 1, 2009. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Marcum LLP (formerly Marcum & Kliegman LLP)

New York, New York

May 29, 2009

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED BALANCE SHEET

MAY 22, 2009

ASSETS

Currents assets
Cash	$100

Total assets	$100

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

Current liabilities:
Accrued expenses	$5,000

Total Current Liabilities	5,000

Commitments and contingencies
Stockholders’ Deficiency:
Preferred stock, $0.0001 par value; authorized 10,000,000 shares; none issued
Common stock, $0.0001 par value; authorized 135,000,000 shares; issued and outstanding 100 shares	—
Additional paid-in capital	100
Deficit accumulated during development stage	(5,000)

Total stockholders’ deficiency	(4,900)

Total liabilities and stockholders’ deficiency	$100

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH MAY 22, 2009

Formation and operating costs	$(5,000)

Loss from operations	(5,000)

Net loss	$(5,000)

Weighted average number of common share outstanding - basic and diluted	100

Basic and diluted net loss per share	$(50)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH MAY 22, 2009

	Common Stock		Additional paid-in capital	Deficit Accumulated During Development Stage	Total Stockholder’s Deficiency
	Shares	Amount
Balance, May 7, 2009 (inception)	—	$—	$—	$—	$—
Issuance of stock to initial stockholder - 100 shares at $1.00 per share	100	—	100	—	100
Net loss for the period from May 7, 2009 (inception) through May 22, 2009	—	—	—	(5,000)	(5,000)

Balance, May 22, 2009	100	$—	$100	$(5,000)	$(4,900)

The accompanying Note are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 7, 2009 (INCEPTION) THROUGH MAY 22, 2009

Cash flows from operating activities:
Net Loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase (Decrease) in liabilities:
Accrued expenses	5,000

Net cash provided by (used in) operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholder	100

Net cash provided by financing activities	100

Net increase in cash	100
Cash at beginning of period	—

Cash at end of period	$100

The accompanying Notes are an integral part of these Consolidated Financial Statements.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Great American Group, Inc. and Subsidiary (a development stage company) (“Holdco” or “the Company”), was incorporated under the laws of the state of Delaware on May 7, 2009. The Company was formed as a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp. (“AAMAC”), for the purpose of effecting the merger and capital stock exchange with Alternative Asset Management Acquisition Corp. and its acquisition of Great American Group, LLC (“Great American”), a California limited liability company as more fully described in Note 2. For the period from May 7, 2009 (inception) through May 22, 2009, the activities of Holdco were limited to its organization, the preparation of a registration statement and other matters related to the merger with Alternative Asset Management Acquisition Corp. and its acquisition of Great American. At May 22, 2009, the Company and its wholly-owned subsidiary were a “business combination shell company” and conducted no business operations and did not own or lease any real estate or other property.

The Company has selected December 31 as its fiscal year end.

Going Concern and Management’s Plan and Intentions

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss of $5,000 for the period from May 7, 2009 (inception) through May 22, 2009, and cash of $100 as of May 22, 2009. AAMAC’s Certificate of Incorporation (the parent company) was amended on August 1, 2007 to provide that AAMAC will continue in existence only until 24 months from the effective date of the registration statement relating to its initial public offering, or August 1, 2009. If AAMAC has not completed a Business Combination by such date, its corporate existence will cease except for the purposes of liquidating and winding up its affairs. In the event of a liquidation, the Company will cease to exist as well. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to raise additional funds to finance its operations, and AAMAC’s ability to consummate a business combination prior to August 1, 2009. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Fair Value of Financial Instruments

The carrying value of cash and accrued expenses are reasonable estimates of the fair values due to their short-term maturity.

Net Loss Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, earnings (loss) per common share amounts (“Basic EPS”) is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings (loss) per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock outstanding during the period. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Statement of Operations. The Company does not have any potentially dilutive instruments outstanding.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Great American Group, Inc. (a development stage company) and its wholly-owned subsidiary, AAMAC Merger Sub, Inc (“Merger Sub”). All significant intercompany balances and transactions have been eliminated in consolidation.

Organization Costs

Organization costs of $5,000 consist of legal and incorporation fees, incurred through the balance sheet date that are related to the formation of the corporation and its wholly-owned subsidiary, and were expensed as incurred.

Income Taxes

On May 7, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company has identified its federal tax return and its state and city tax returns in New York as “major” tax jurisdictions, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on May 7, 2009 the evaluation was performed for its anticipated filing for the 2009 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. No liability for unrecognized tax benefits was required to be reported at May 22, 2009.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from May 7, 2009 (inception) through May 22, 2009. The Company does not expect its unrecognized tax benefit position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2—POTENTIAL ACQUISITION

On May 14, 2009, AAMAC and Holdco entered into an Agreement and Plan of Reorganization (the “Purchase Agreement”) between the Company, the members of Great American (the “Great American Members”) and the representative of Great American Members. Pursuant to the terms of the Purchase Agreement, the Great American Members have agreed to contribute all of the membership interests of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”). Concurrently with the Contribution, Merger Sub will merge with and into AAMAC with AAMAC surviving (the “Merger” and, collectively with the Contribution, the “Acquisition”). In connection with the Merger, AAMAC common stock will be exchanged for common stock of the Company. Subject to the receipt of approval from AAMAC’s warrant holders, AAMAC expects to redeem all of its outstanding warrants pursuant to the Warrant Redemption in connection with the Acquisition. Following the Acquisition, AAMAC and Great American will become wholly owned subsidiaries of the Company which will be the public company going forward. In connection with the Acquisition, the Company has applied to have its common stock and warrants listed on the Nasdaq Capital Market. Upon the consummation of the Acquisition, the common stock, warrants and units of AAMAC will cease trading on the NYSE Amex.

Great American provides asset disposition and valuation and advisory services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers and professional service firms. Great American operates its business in two segments: liquidation and auction solutions and advisory and valuation services. Great American’s liquidation and auction division assists clients in the disposition of inventory and assets, including retail, wholesale and industrial and real estate liquidations and auctions. Great American’s valuation and advisory services division provides its clients with independent appraisals in connection with asset based loans and acquisitions.

Holdco will acquire all of the outstanding membership interests of Great American through a structured acquisition. In connection with the Acquisition, the Great American Members will receive (i) $120,000,000 in cash and (ii) 12,272,727 shares of common stock of Holdco. In addition, the Great American Members are eligible to receive an additional $25,000,000 cash payment, and together with certain phantom equityholders of Great American, are eligible to receive up to an aggregate of 10,000,000 additional shares of common stock of Holdco upon Great American’s achievement of certain financial targets through December 31, 2011.

In addition, the parties have agreed that immediately following the Acquisition, the board of directors of Holdco will consist of seven members, three of whom will be nominated by AAMAC and four of whom will be nominated by Great American. Each of Great American and AAMAC have also agreed to continue to operate their respective business in the ordinary course prior to the consummation of the Acquisition, subject to specified exceptions and unless the other party agrees otherwise.

The Acquisition is subject to customary closing conditions and approval of the Acquisition by AAMAC’s stockholders, and is scheduled to close in July 2009. The Company and AAMAC can terminate the Purchase Agreement at any time if mutually agreed. The Purchase Agreement, which will terminate if a closing does not occur by August 1, 2009, is subject to the approval by AAMAC’s stockholders and approval of the redemption of the AAMAC warrants by the AAMAC warrant holders. There can be no assurance that the Acquisition will be completed.

GREAT AMERICAN GROUP, INC. AND SUBSIDIARY

(a development stage company)

(a wholly-owned subsidiary of Alternative Asset Management Acquisition Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of the Acquisition, the AAMAC stockholders will also vote on a proposal to adopt the 2009 Stock Incentive Plan which will reserve 7,822,000 shares of common stock for future issuance of incentive compensation. Such plan would be assumed by the Company if the Acquisition is approved.

NOTE 3—PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE 4—COMMON STOCK

The Company is authorized to issue 135,000,000 shares of common stock.

On May 7, 2009, the Company issued 100 shares of common stock to its Initial Stockholder for $100 in cash, at a purchase price of $1.00 per share.

NOTE 5—SUBSEQUENT EVENT—UNAUDITED

On July 8, 2009, the Purchase Agreement was amended to provide for a reduction in the purchase price and to increase the exchange offer whereby by Holdco will exchange 1.23 shares of common stock for each share of AAMAC common stock upon closing the Acquisition. The purchase price has been reduced to 12,000,000 in shares of stock, $60,000,000 in cash, payable at closing, and contingent consideration of up to 6,000,000 shares and $10,000,000 in cash.

Pursuant to a letter dated as of May 14, 2009 and amended as of July 8, 2009, by and among the AAMAC founders, Great American and Holdco, the AAMAC founders agreed to forfeit 6,350,000 shares of Founders’ Stock upon consummation of the Acquisition and to forfeit 920,000 shares of Company common stock they receive upon exchange of their AAMAC common stock for Company common stock.

As soon as practicable and legally permissible and within 90 days following the closing of the Acquisition, Holdco plans to consummate an offer to exchange all outstanding warrants of Holdco for warrants of Holdco with an exercise price greater than the current exercise price of $7.50 but in no event less than the trading price of Holdco common stock on the date the exchange offer commences and an exercise period ending after the current exercise period which ends on July 31, 2012. During such 90-day period and while the exchange offer is open, warrantholders will have the option to either participate in the exchange offer or not participate in the exchange offer and have their existing warrants redeemed pursuant to the Warrant Redemption. If the exchange offer is consummated and all warrantholders decide to participate, there will be an additional 46,025,000 shares of Company common stock issuable upon the exercise of such new warrants. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Acquisition.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.,

GREAT AMERICAN GROUP, INC.,

AAMAC MERGER SUB, INC.,

GREAT AMERICAN GROUP, LLC,

THE MEMBERS OF GREAT AMERICAN GROUP, LLC,

AND

THE MEMBER REPRESENTATIVE

Dated as of May 14, 2009

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of May 14, 2009 by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer and Harvey Yellen (each a “Member” and, collectively, the “Members”), and the representative of the Company and each Contribution Consideration Recipient (as hereafter defined) (the “Member Representative”). Parent, Holdco, Merger Sub, the Company, the Members and the Member Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

A. The Parties intend to effect the contribution by the Members of all of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”) to Holdco in exchange for the Contribution Consideration (as hereafter defined), upon the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

B. Simultaneously with the Contribution, the Parties intend to effect the merger of Merger Sub with and into Parent (the “Merger”), with Parent continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding common stock, warrants, and units, respectively, of Parent will be deemed for all purposes to represent shares of common stock, warrants, and units, respectively of Holdco upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) (the Contribution and Merger, collectively, the “Reorganization”).

C. Each of the individuals constituting the Board of Directors of the Company (collectively, “Company Management”) and each of the members of the Board of Directors of each of Parent (the “Parent Board”), Holdco (the “Holdco Board”) and Merger Sub (the “Merger Sub Board”), respectively, have unanimously approved this Agreement and each of them has determined that this Agreement, the Reorganization and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company, Parent, Holdco and Merger Sub, respectively, and their respective stockholders, equityholders and/or members.

D. The Parent Board has unanimously resolved to recommend that its stockholders adopt this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE REORGANIZATION

1.1 The Reorganization.

(a) The Contribution.

(i) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Members shall contribute to Holdco, and Holdco shall accept from the Members, the Membership Interests.

(ii) On the Closing Date, Parent and Holdco shall cause the following amounts to be paid (or issued) to those Persons set forth on Exhibit 1.1(a)(ii)-1 (the “Phantom Equity Holders”) and the Members

(collectively, the “Contribution Consideration Recipients”), in accordance with their respective stock percentages (the “Stock Contribution Consideration Percentages”) and cash percentages (the “Cash Contribution Consideration Percentages”), each as set forth in, and in accordance with, the flow of funds memorandum attached as Exhibit 1.1(a)(ii)-2 (the “Flow of Funds Memo”): (A) One Hundred Twenty Million Dollars ($120,000,000) in cash (the “Closing Cash Consideration”), and (B) Twelve Million Two Hundred Seventy-Two Thousand Seven Hundred Twenty-Seven (12,272,727) shares of common stock, par value $0.0001 per share, of Holdco (the “Holdco Common Stock”) (the “Closing Stock Consideration” and collectively with the Closing Cash Consideration, the “Closing Consideration”). The Closing Consideration shall be subject to adjustment in accordance with Section 1.2(d) (Escrow), Section 1.3 (Working Capital Adjustment) and Section 1.5 (Inventory Adjustment). The receipt of the Closing Consideration is further subject to the execution of Lock Up Agreements (as defined in Section 1.6) by the Contribution Consideration Recipients pursuant to Section 1.6. The Closing Stock Consideration to be issued to the Members shall be issued at the Closing. The Closing Stock Consideration to be issued to the Phantom Equity Holders shall be issued upon distribution when vested in accordance with Section 1.1(a)(iii). In addition, in consideration for the Membership Interests, the Members shall be entitled to receive the Available Cash Payment (as hereafter defined) and, to the extent it becomes due and payable in accordance with the terms hereof, the Contingency Cash Payment, and the Contribution Consideration Recipients shall be entitled to receive the Contingency Stock Payments (as defined hereinafter), to the extent they become due and payable in accordance with the terms hereof.

(iii) In the event that any Phantom Equity Holder is not employed by the Company or any affiliate of the Company on a Distribution Date (other than by reason of such Phantom Equity Holder having, prior to such time, [A] terminated such employment for Good Reason, [B] been terminated by such employer without Cause, or [C] died), such Phantom Equity Holder’s portion of the Closing Stock Consideration shall be forfeited by such Phantom Equity Holder and allocated among the other Phantom Equity Holders pro rata in accordance with their relative Stock Contribution Consideration Percentages and such Phantom Equity Holder shall not be entitled thereafter to any Closing Stock Consideration; provided, however, that (x) to the extent that any of the events described in clauses [A] or [B] of this Section 1.1(a)(iii) shall have occurred with respect to any Phantom Equity Holder prior to the applicable Distribution Date, such Phantom Equity Holder shall be entitled to his or her portion of the Closing Stock Consideration as if he or she had remained employed by the Company or any affiliate of the Company through such date, and (y) to the extent that the event described in clause [C] of this Section 1.1(a)(iii) shall have occurred with respect to any Phantom Equity Holder, the vesting requirements under this Section 1.1(a)(iii) shall accelerate and such Phantom Equity Holder’s heirs shall be entitled to all of his or her entire portion of the Closing Stock Consideration. For purposes of this Section 1.1(a)(iii), a Phantom Equity Holder will be considered to have been continuously employed during the period in which he or she is Disabled. For purposes of this Agreement, “Cause,” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means such Phantom Equity Holder (i) engaged in gross misconduct or gross negligence in the performance of such Phantom Equity Holder’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of such Phantom Equity Holder’s employment consistent with such Phantom Equity Holder’s position with his or her employer; (ii) engaged in fraud, dishonesty, or any other improper conduct that causes material harm to such Phantom Equity Holder’s employer or such Phantom Equity Holder’s employer’s business or reputation; or (iii) was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses). For purposes of this Agreement, “Good Reason,” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means that without such Phantom Equity Holder’s written agreement, there is (i) a material diminution in such Phantom Equity Holder’s base salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which such Phantom Equity Holder retains authority; (iii) a material change in the geographic location at which such Phantom Equity Holder must perform services; or (iv) a material breach of the obligations of Parent, the Company or the Surviving Company to such Phantom Equity Holder in connection with making or issuing, as applicable, such Phantom Equity Holder’s Cash Contribution Consideration Percentage of the

Closing Cash Consideration, such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Closing Stock Consideration, and, to the extent applicable, such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Contingency Stock Payment, in accordance with the terms hereof, and registering such Phantom Equity Holder’s Stock Contribution Consideration Percentage of each of the Closing Stock Consideration and Contingency Stock Payment in accordance with the registration rights agreement set forth as Exhibit 6.3(m). For purposes of this Agreement, “Disabled” or “Disability” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means (i) such Phantom Equity Holder is unable to engage in the duties of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than Twelve (12) months as determined by a physician selected by the Company, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, such Phantom Equity Holder is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Section 1.1(a)(iii), “Distribution Date”, with respect to any Phantom Equity Holder, shall mean an anniversary of the Closing Date, commencing with the first anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, and “portion of the Closing Stock Consideration”, with respect to any Phantom Equity Holder, shall mean, for each Distribution Date, twenty-five percent (25%) of such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Closing Stock Consideration (subject to reduction in accordance with Section 1.2(d) (Escrow) and Section 1.3 (Working Capital Adjustment)).

(b) The Merger.

(i) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into Parent. Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and Parent, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Holdco.

(ii) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), at the Effective Time, all of the issued and outstanding [A] shares of common stock, par value $.0001 per share, of Parent (the “Parent Common Stock”), [B] warrants of Parent to purchase Parent Common Stock (the “Parent Warrants”) and [C] units, comprised of Parent Common Stock and Parent Warrants (the “Parent Units”) respectively, shall be exchanged into the same number of [x] shares of Holdco Common Stock, [y] warrants to purchase Holdco Common Stock (the “Holdco Warrants”) and [z] units, comprised of Holdco Common Stock and Holdco Warrants (the “Holdco Units”), respectively. As a result of the Merger, all of the common stock of Merger Sub shall be converted into common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the Parent Common Stock, Parent Warrants, or Parent Units, respectively, shall be deemed for all purposes to represent Holdco Common Stock, Holdco Warrants, and Holdco Units, respectively, into which such shares of Parent Common Stock, Parent Warrants, or Parent Units, respectively, represented thereby were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate.

(iii) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Parent (or the Surviving Corporation) shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account in accordance with Section 3.17, which shall include payment of the Closing Cash Consideration to the Contribution Consideration Recipients.

(iv) By virtue of the Merger, [A] the certificate of incorporation of Parent as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit 1.1(b)(iv)-1 and shall be at and after the Effective Time the certificate of incorporation of the Surviving Company and [B] the by-laws of Parent as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit 1.1(b)(iv)-2 and shall be at and after the Effective Time the by-laws of the Surviving Company.

(v) At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Parent and Merger Sub and all of the claims, obligations, liabilities, debts and duties of Parent and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(vi) All Parent Common Stock, Parent Warrants, and Parent Units, respectively, shall (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), by virtue of the Merger and without any action on the part of the stockholders, warrantholders or unitholders of Parent (other than as described herein), be deemed for all purposes to represent the right to receive Holdco Common Stock, Holdco Warrants and Holdco Units, and each of such stockholders, warrantholders, and/or unitholders, as applicable, shall cease to have any rights with respect thereto.

(vii) In the event that the Warrant Redemption is approved by the requisite vote of the holders of the Parent Warrants, and the Warrant Agreement is amended to provide for redemption by Parent, all in accordance with Section 5.6, each of the Parent Warrants (including any Parent Warrants included within any Parent Units) shall represent the right to receive $0.50 per Parent Warrant in accordance with the terms of the Warrant Redemption, and notwithstanding Sections 1.1(b)(ii) and 1.1(b)(vi), shall not represent any right to receive Holdco Warrants (including any Holdco Warrants included within any Holdco Units). In the event the holders of the Parent Warrants do not approve the Warrant Redemption, such Parent Warrants shall become Holdco Warrants in accordance with the terms of this Agreement which shall, subject to Section 5.9, trade on the NYSEA (as defined hereafter) after the Effective Date.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Reorganization (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (PDT) no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur no later than August 1, 2009 (the “Drop Dead Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger for the Merger in accordance with the DGCL (referred to herein as the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c) It is intended that the Reorganization, with respect to the Closing Stock Consideration and the exchange of Parent Common Stock for Holdco Common Stock, shall be a Tax free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Escrow. Pursuant to the Escrow Agreement by and among Parent, Holdco, the Company, the Member Representative and Continental Stock Transfer & Trust Company (the “Escrow Agent”), in the form set forth in

Exhibit 1.2(d)(i) (the “Escrow Agreement”), as the sole remedy for (i) the indemnification obligations set forth in Section 5.3, (ii) the Working Capital Shortfall, if any, pursuant to Section 1.3, and (iii) the Inventory Amount Shortfall, if any, pursuant to Section 1.5, Two Million Five Hundred Thousand (2,500,000) shares of Holdco Common Stock (the “Escrowed Indemnification Stock”) will be withheld from the Closing Stock Consideration, which shall be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages and deposited at Closing to the account specified in the Escrow Agreement. The Escrow Agreement shall provide that, (i) on the thirtieth (30th) day after the date Holdco has filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ending December 31, 2009 (the “First Escrow Release Date”), the Escrow Agent shall release One Million (1,000,000) shares of the Escrowed Indemnification Stock, less that portion thereof applied in satisfaction of, or reserved with respect to, (A) indemnification obligations of the Contribution Consideration Recipients to the Parent Indemnified Parties in connection with claims made pursuant to Section 5.3 of this Agreement, (B) obligations of the Contribution Consideration Recipients in connection with any Working Capital Shortfall pursuant to Section 1.3, and (C) obligations of the Members in connection with any Inventory Amount Shortfall pursuant to Section 1.5 (collectively, clauses (A), (B), and (C) “Escrow Claims”), and (ii) on the thirtieth (30th) day after the date Holdco has filed with the SEC its Annual Report on Form 10-K for the year ending December 31, 2010 (the “Final Escrow Release Date”), the Escrow Agent shall release all of the shares then comprising the Escrowed Indemnification Stock remaining in escrow, less that portion thereof applied in satisfaction of, or reserved with respect to, Escrow Claims; provided, however, that with respect to any Escrow Claim made with respect to clause (C) herein, the Parties agree that the sole remedy for such Escrow Claim shall be the return of the Member Inventory Stock in accordance with Section 1.5 and further that no such Escrow Claim as it relates to clause (C) herein shall be made, if ever, prior to the date that all of the Inventory Assets (as hereafter defined) are sold; provided, further, that with respect to any Escrow Claim that remains unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, as applicable, and notice of which was properly and timely delivered pursuant to this Section 1.2(d) and Section 5.3, a portion of the Escrowed Indemnification Stock reasonably necessary to satisfy such Escrow Claim shall remain in escrow until such Escrow Claim shall have been disposed pursuant to Section 5.3. For purposes of this Section 1.2(d) and Section 5.3, and with respect to any Escrow Claims (and any satisfaction thereof), the Escrowed Indemnification Stock shall be deemed to be valued at Eleven Dollars ($11.00) per share. Any shares comprising the Escrowed Indemnification Stock due to be released on the First Escrow Release Date or Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the Contribution Consideration Recipients in accordance with their Stock Contribution Consideration Percentages, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim; provided, however, that except as specifically provided in Section 1.5 with respect to the Member Inventory Stock, no Escrowed Indemnification Stock, once released and delivered to any Contribution Consideration Recipient in accordance with this Agreement, shall be subject to any Escrow Claim, whether or not resolved. For purposes of this Agreement, “Inventory Assets” means, collectively, (i) Bombardier, (ii) the IS Equipment, (iii) Red River and (iv) Furniture Division Inventory, each as reflected on the Company’s balance sheet dated as of the Closing Date.

1.3 Working Capital Adjustment; Available Cash Payment.

(a) Estimated Closing Working Capital. As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, Holdco (or its audit committee or accountants) shall prepare and deliver to the Member Representative Holdco’s calculation of the Net Working Capital (the “Estimated Net Working Capital”) as at the close of business on the Closing Date. For purposes of this Section 1.3, “Net Working Capital” means (a) Current Assets of the Company as of the Closing Date minus (b) Current Liabilities of Company as of the Closing Date. For purposes of this Section 1.3, “Current Assets of the Company” means the following current asset line items from the Company’s balance sheet: (i) Cash and Cash Equivalents, (ii) Restricted Cash, (iii) Accounts Receivable (including Accounts Receivable — Officers, Accounts Receivable – Employees and Interest Receivable), (iv) Unbilled Receivables and Advances against Customer Contracts, (v) Inventory (including Short Term Inventory, Long Term Inventory and Inventory of

Discontinued Operations), (vi) Deposits, (vii) Prepaid Expenses , (viii) Prepaid Insurance, (ix) Cash Surrender Value of Life Insurance Policies, (x) Prepaid Taxes and (x) Other Current Assets. For purposes of this Section 1.3, the Inventory Assets shall be included in “Current Assets of the Company.” For purposes of this Section 1.3, “Current Liabilities of the Company” means the following current liability line items from the Company’s balance sheet: (i) Accounts Payable, (ii) Payables to Partners – Profit Participation, (iii) Accrued Expenses and Other Current Liabilities (including Accrued Interest Expense, Accrued Payroll Taxes, Accrued Vacation Payable, Accrued Pension, Accrued MEDFSA Payable and Accrued Sales Taxes Payable), (iv) Auction and Liquidation Proceeds Payable, (v) Current Portion of Capital Lease Obligations, (vi) Bank Line of Credit (short term financing with deal financing partners) and (vii) Notes Payable booked in the Current Liabilities section of the Company’s Balance Sheet. For Purposes of this Agreement, “Current Liabilities of the Company” shall not include any of the following current liability line items from the Company’s Balance Sheet at Closing: (i) Accrued Compensation Plan – Phantom Stock, (ii) Accrued Compensation Plan – Members’ Employment Agreement Obligations, (iii) Any Expenses Accrued or Reserved related to matters associated with the Reorganization or related to future Phantom Stock Payments or current or future stock-based compensation or Reorganization -related Contingency Cash Payments or Contingency Stock Payments and (iv) any amounts accrued or payable related to the fair market value of Minority LLC interests.

(b) Objection Period; Dispute Resolution. The Member Representative shall have thirty (30) days following its receipt of the Estimated Net Working Capital calculation (the “WC Objection Period”) to accept or dispute its accuracy. During the WC Objection Period, the Member Representative and his accountant shall be permitted to review the pertinent accounting books and records and work papers of Holdco used in the preparation of the Estimated Net Working Capital and Holdco shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representative delivers a written objection to Holdco on or prior to the expiration of the WC Objection Period, the Estimated Net Working Capital shall be deemed to be the final amount of Net Working Capital (the “Final Net Working Capital”) and will become final and binding on the Parties. If the Member Representative does object, the written objection shall specify the items or calculations with which he takes issue. If the Member Representative objects in accordance with the previous sentence to the Estimated Net Working Capital delivered in accordance with this Section 1.3, Holdco and the Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Holdco and the Member Representative resolve their disagreements in accordance with the foregoing sentence, the Estimated Net Working Capital with those modifications, if any, to which Holdco and the Member Representative shall have agreed shall be deemed to be the Final Net Working Capital. If, upon completion of such 30-day period, Holdco and the Member Representative are unable to reach agreement on all the disputed items, they shall promptly thereafter cause BDO Seidman, LLP (the “Independent Accountant”) to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of calculating the Final Net Working Capital; provided that the Independent Accountant may consider only those items or amounts in the calculation of Estimated Net Working Capital as to which Holdco and the Member Representative have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Holdco, on the one hand, and the Member Representative, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Holdco and the Member Representative shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final Net Working Capital. Holdco, on the one hand, and the Member Representative, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination thereof.

(c) Post-Closing Adjustment. If the Final Net Working Capital (as determined in accordance with this Section 1.3) is greater than the Net Working Capital Benchmark, the Members shall be entitled to receive (in accordance with their respective, relative Cash Contribution Consideration Percentage) from Holdco, in cash and without interest thereon, an amount equal to the amount by which the Final Net Working Capital exceeds the Net

Working Capital Benchmark on a dollar-for-dollar basis. If the Final Net Working Capital is less than the Net Working Capital Benchmark (such amount, the “Working Capital Shortfall”), Holdco shall be entitled to receive an amount equal to the Working Capital Shortfall in the form of shares initially issued from the Closing Stock Consideration, such shares for purposes of this Section 1.3(c) to be deemed to be valued at Eleven Dollars ($11.00) per share and without interest thereon. Holdco acknowledges and agrees that it shall only seek recovery for any Working Capital Shortfall from the Escrowed Indemnification Stock, and only from the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages. For purposes of this Section 1.3, “Net Working Capital Benchmark” shall mean Twelve Million Five Hundred Thousand Dollars ($12,500,000). Any payment required by this Section 1.3(c) to be paid to the Members shall be paid by wire transfer to the account designated by the Member Representative, and with respect to any payment in shares to be received by Holdco, be transferred by the Escrow Agent to Holdco for cancellation, within ten (10) days after final determination of the Final Net Working Capital in accordance with this Section 1.3. Any adjustments to the Closing Stock Consideration under this Section 1.3 shall be deemed an adjustment to the Contribution Consideration.

(d) Available Cash Payment. On or before the Closing Date, the Members shall be entitled to receive an amount (the “Available Cash Payment”) equal to the unrestricted cash and cash equivalents held by the Company as of the Closing Date after the satisfaction of loans made by former equity holders of the Company in the principal amount of up to Two Million Nine Hundred Eighty Five Thousand Dollars ($2,985,000), plus interest. The Company shall provide Parent with a calculation of the foregoing unrestricted cash and cash equivalents held by the Company and the Company Subsidiaries within seven (7) days prior to the Closing Date.

1.4 Contingency Cash Payment and Contingency Stock Payment.

(a) Contingency Cash Payment to the Members. In addition to the Contribution Consideration payable pursuant to Section 1.1(a) above for the sale of the Membership Interests, Holdco shall make a contingency payment in cash in the aggregate amount of Twenty Five Million Dollars ($25,000,000) (the “Contingency Cash Payment”) to the Members upon the Company achieving any one of (i) Forty Five Million Dollars ($45,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2009, (ii) Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) in Adjusted EBITDA for the twelve (12) months ending March 31, 2010, or (iii) Fifty Million Dollars ($50,000,000) in Adjusted EBITDA for the twelve (12) months ending June 30, 2010. For the avoidance of doubt, the Parties hereby agree the Contingency Cash Payment under this Section 1.4(a) will only be payable to the Members once and shall not exceed Twenty Five Million Dollars ($25,000,000) in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(a), the Members shall not be entitled to any Contingency Cash Payment. For purposes of this Section 1.4, “Adjusted EBITDA” shall mean consolidated net earnings of the Company before interest expense, income taxes, depreciation, amortization, extraordinary or non-recurring loss and all other extraordinary non-cash items for the applicable period and as calculated in accordance with Section 1.4 of the Company Disclosure Schedule applied on a consistent basis. For purposes of the calculation of Adjusted EBITDA, net earnings shall (a) exclude any Expenses, including without limitation, expenses incurred in connection with the road show and investor presentation, and any other transaction expenses hereafter incurred, and any other expenses incurred by Parent or any Parent Subsidiary, whether incurred prior to or following the Closing Date, including, without limitation, any payment of fees to any advisors of Parent, any payments to Halcyon Management Group LLC (“Halcyon”), any Parent organization costs and commissions, any Parent Board fees, any fees or expenses with respect to Parent’s operating expenses, NYSEA fees, expenses associated with the auditing of the Closing Company Financials, expenses associated with the Proxy Statement, Registration Statement and the Proxy Statement/Prospectus, costs associated with issuing options in the future from any Company Benefit Plan or the Incentive Plan, (b) exclude any Expenses of the Company in connection with its engaging in the transaction, including without limitation, fees and expenses paid to advisors, all costs associated with due diligence activities, Antitrust Laws filing costs and related expenses, all KPMG tax study costs, all consultant costs, all legal counsel fees and expenses and all investment banking fees and expenses, (c) exclude any payments or accruals related to any of the Phantom Equity Holders made pursuant to this Agreement both retrospectively and in the future whether in cash, shares or contingent shares form, (d) exclude any Contingency Cash Payment to Members, (e) exclude any past, present or future share based compensation expense, (f) exclude any expense, accrual or income related to any increases or decreases in the fair market value of Minority LLC interest or payment obligations for the Minority LLC interests and (g) include any income or loss from discontinued operations.

(b) Contingency Stock Payment to the Contribution Consideration Recipients. In addition to the Contribution Consideration and Contingency Cash Payment payable pursuant to Section 1.1(a) and Section 1.4(a), respectively, Holdco shall issue to the Contribution Consideration Recipients up to an aggregate of Ten Million (10,000,000) shares of Holdco Common Stock (the “Contingency Stock Payment”) in accordance with Section 1.4(e) and Section 1.4(f) upon the Company meeting certain performance targets set forth in this Section 1.4(b). In the event the Company achieves any one of the targets set forth in Section 1.4(a)(i), Section 1.4(a)(ii), or Section 1.4(a)(iii), then Holdco shall issue to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Fifty Five Million Dollars ($55,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2010 (the “2010 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock. In the event the Company achieves Sixty Five Million Dollars ($65,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2011 (the “2011 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock; provided, however, that if the Company does not achieve the 2010 EBITDA Target, but does achieve the 2011 EBITDA Target, then Holdco shall also issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Eight Million (8,000,000) shares of Holdco Common Stock. For the avoidance of doubt, the Parties hereby agree the Contingency Stock Payment under this Section 1.4(b) will not exceed Ten Million (10,000,000) shares of Holdco Common Stock in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(b), the Contribution Consideration Recipients shall not be entitled to receive any Contingency Stock Payment. The Contingency Stock Payment, if any, will be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages.

(c) Audit. As soon as practicable after the applicable target period for the Contingency Cash Payment or Contingency Stock Payment, as the case may be, but no later than the thirtieth (30th) day after such target period, Holdco (or its audit committee or accountants) shall prepare and deliver to the Member Representative a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”). The EBITDA Statement will be prepared in accordance with Section 1.4 of the Company Disclosure Schedule applied on a consistent basis. The Member Representative shall have thirty (30) days following its receipt of the EBITDA Statement (the “EBITDA Objection Period”) to accept or dispute its accuracy. During the EBITDA Objection Period, the Member Representative and his accountant shall be permitted to review the pertinent accounting books and records and work papers of the Company used in the preparation of the EBITDA Statement and the Company shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representative delivers a written objection to Holdco on or prior to the expiration of the EBITDA Objection Period, the Adjusted EBITDA set forth in the EBITDA Statement shall be deemed to be the final amount of Adjusted EBITDA for such target period (the “Final EBITDA”) and will become final and binding on the Parties. If the Member Representative does object, the written objection must specify the items or calculations with which he takes issue. If the Member Representative objects in accordance with the previous sentence to the Adjusted EBITDA Statement delivered in accordance with this Section 1.4(c), Holdco and the Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Holdco and the Member Representative resolve their disagreements in accordance with the foregoing sentence, the Adjusted EBITDA set forth in the

EBITDA Statement with those modifications, if any, to which Holdco and the Member Representative shall have agreed shall be deemed to be the Final EBITDA. If, upon completion of such 30-day period, Holdco and the Member Representative are unable to reach agreement on all the disputed items, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the Independent Accountant may consider only those items or amounts in the EBITDA Statement as to which Holdco and the Member Representative have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Holdco, on the one hand, and the Member Representative, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Holdco and the Member Representative shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final EBITDA. Holdco, on the one hand, and the Member Representative, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination of the Final EBITDA.

(d) Payment of Contingency Cash Payment. Holdco shall pay the Contingency Cash Payment, if any, within thirty (30) days after the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c), by wire transfer of immediately available funds to the accounts specified in writing by the Member Representative to Holdco. No interest shall be paid or accrued for the Contingency Cash Payment payable hereunder.

(e) Issuance of Contingency Stock Payment to Members. Holdco shall issue the relevant Contingency Stock Payment, if any, to the Members in such amounts as set forth in, and in accordance with, their respective, relative Stock Contribution Consideration Percentages, after the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). The Contingency Stock Payment shall be issued by Holdco to the Members, to the extent earned and with respect to the applicable target period, in three (3) equal installments, beginning on the first anniversary of the Closing Date and on each anniversary of the Closing Date thereafter through the third (3rd) anniversary of the Closing Date (in each case, to the extent that an anniversary of the Closing Date is not a Business Day, then the applicable shares shall be issued on the first Business Day following such anniversary).

(f) Issuance of Contingency Stock Payment to Phantom Equity Holders. Up to 1,200,000 shares of Holdco Common Stock to be issued pursuant to the Contingency Stock Payment (assuming the Company satisfies all of the performance targets set forth in Section 1.4(b) hereinabove) (the “Phantom Equity Holder Contingency Stock”) shall be allocated among the Phantom Equity Holders in accordance with their respective, relative Stock Contribution Consideration Percentages. The Phantom Equity Holder Contingency Stock shall be issued by Holdco to the Phantom Equity Holders, to the extent earned and with respect to the applicable target period, in three (3) equal installments, beginning on the first anniversary of the Closing Date and issuable on each anniversary of the Closing Date thereafter through the third (3rd) anniversary of the Closing Date (in each case, to the extent that an anniversary of the Closing Date is not a Business Day, then the applicable shares shall be issued on the first Business Day following such anniversary). In the event that any Phantom Equity Holder is not employed by Holdco or any affiliate of Holdco on any anniversary of the Closing Date (other than by reason of such Phantom Equity Holder having, prior to such time, [A] terminated such employment for Good Reason, [B] been terminated by such employer without Cause, or [C] died), such Phantom Equity Holder’s portion of the Phantom Equity Holder Contingency Stock (and any dividends accrued thereon) shall be forfeited by such Phantom Equity Holder and allocated among the other Phantom Equity Holders pro rata in accordance with their relative Stock Contribution Consideration Percentages and such Phantom Equity Holder shall not be entitled thereafter to any further portion of his or her Phantom Equity Holder Contingency Stock; provided, however, that (x) to the extent that any of the events described in clauses [A] or [B] of this Section 1.4(f) shall have occurred with respect to any Phantom Equity Holder, such Phantom Equity Holder shall be entitled to his or her portion of the Phantom Equity Holder Contingency Stock as it is issued on each anniversary of the Closing Date as if he or she had remained employed by Holdco or any affiliate of Holdco through such date, and (y) to the extent that the event described in clause [C] of this Section 1.4(f) shall have occurred with respect to any Phantom Equity Holder, the vesting requirements under this Section 1.4(f) shall accelerate and such Phantom Equity Holder’s heirs shall be entitled to all of his or her entire portion of the Phantom Equity Holder Contingency Stock. For purposes of this Section 1.4(f), a Phantom Equity Holder will be considered to have been continuously employed during the period in which he or she is Disabled.

1.5 Inventory Adjustment. As the sole remedy for any Inventory Amount Shortfall, if any, pursuant to this Section 1.5, 2,200,000 shares of Holdco Common Stock (the “Member Inventory Stock”) that comprise the Escrowed Indemnification Stock, which shall be allocated among the Members in accordance with their respective, relative Stock Contribution Consideration Percentages, shall be held in escrow pursuant to the Escrow Agreement and shall be distributed to the Members in accordance with Section 1.3. To the extent that the Gross Proceeds (as hereafter defined) are less than the Book Value (as hereafter defined) (such amount, the “Inventory Amount Shortfall”), Holdco shall be entitled to receive from the Members an amount equal to the Inventory Amount Shortfall in the form of shares of Holdco Common Stock initially issued as the Member Inventory Stock, such shares for purposes of this Section 1.5 to be deemed to be valued at Eleven Dollars ($11.00) per share and without interest thereon. For purposes of this Agreement, “Gross Proceeds” means the cumulative gross proceeds received by the Company or any affiliate of the Company from the sale, transfer or other disposition of all of the Inventory Assets to another Person less any third Person commissions with respect thereto. For purposes of this Agreement, “Book Value” means the value of the Inventory Assets as stated in the Company’s unaudited consolidated balance sheet as of the Closing Date. Holdco acknowledges and agrees that it shall only seek recovery for any Inventory Amount Shortfall from the Members and only from the Member Inventory Stock (in accordance with their respective, relative Stock Contribution Consideration Percentages). Any payment required by this Section 1.5 to be received by Holdco shall to the extent that the Inventory Amount Shortfall is determined prior to the Final Escrow Release Date, be transferred by the Escrow Agent to Holdco for cancellation within ten (10) days after final determination of the Inventory Amount Shortfall in accordance with this Section 1.5. To the extent that the Inventory Amount Shortfall is not determined by the Final Escrow Release Date, any remaining Member Inventory Stock comprising the Escrowed Indemnification Stock shall be returned to the Members and, immediately thereafter, the Members shall re-contribute such remaining Member Inventory Stock back into Escrow in accordance with the Escrow Agreement; provided, however, subject to Holdco’s consent (at its sole discretion), that the Members may contribute into escrow assets in lieu of such remaining Member Inventory Stock of equal or greater value than such remaining Member Inventory Stock (valued at Eleven Dollars ($11.00) per share without interest thereon). After the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date, and after any Inventory Amount Shortfalls are resolved but no later than five (5) days after such sale, transfer or disposition, any remaining Member Inventory Stock shall be returned to the Members (in accordance with their respective, relative Stock Contribution Consideration Percentages). The Parties hereto agree that the Members shall maintain sole discretion with respect to the time and manner of sale, transfer or other disposition with respect to the Inventory Assets. Furthermore, the Parties hereto agree that the Company may repay that certain promissory note issued by Great American Group Energy Equipment, LLC in favor of Garrison Special Opportunities Fund LP and Gage Investment Group LLC in an original principal amount of $12,000,000, dated as of May 29, 2008, even if all or some of the inventory collateralizing such note have not yet been sold, transferred or otherwise disposed. To the extent that the Gross Proceeds are equal to or greater than the Book Value, then there shall be no forfeiture (or return) of any of the Member Inventory Stock. Any adjustments to the Closing Stock Consideration under this Section 1.5 shall be deemed an adjustment to the Contribution Consideration.

1.6 Restrictions on Transfer. Each Contribution Consideration Recipient, with respect to any Closing Stock Consideration that it receives pursuant to this Agreement, shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit 1.6-1. Each Parent Founder receiving Holdco Common Stock shall remain subject to the “lock-up” agreements set forth in the Escrow Agreement dated on or about August 1, 2007 (the “Founders Escrow Agreement”), to the same extent with respect to the Holdco Common Stock as with respect to the Parent Common Stock described in the Founders Escrow Agreement. The agreements discussed in this Section 1.6 collectively shall be referred to as the “Lock Up Agreements”. For purposes of this Agreement, “Parent Founders” means Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel.

1.7 Governing Documents.

(a) The Company. At and after the Effective Time, the Amended and Restated Operating Agreement of the Company dated as of July 16, 2007 (“Operating Agreement”) shall be amended and restated in its entirety (the “Amended Operating Agreement”), and such Amended Operating Agreement shall be the governing document of the Company.

(b) Holdco. At and after the date the Registration Statement (as hereafter defined) is declared effective by the SEC and the filing of a registration statement on Form 8-A to register the Holdco Common Stock, Holdco shall become subject to the reporting requirements of the Exchange Act (as hereafter defined) and shall thereafter conduct its business in accordance with [A] the certificate of incorporation of Holdco as in effect immediately prior to the date hereof, such certificate of incorporation attached hereto as Exhibit 1.7(b)-1 (the “Holdco Certificate of Incorporation”) and [B] the by-laws of Holdco as in effect immediately prior to the date hereof, such bylaws attached hereto as Exhibit 1.7(b)-2 (the “Holdco Bylaws”).

1.8 Directors and Officers. Each of the Parties hereto shall take all necessary action to effectuate the following in this Section 1.8.

(a) The Surviving Company. The Persons listed on Exhibit 1.8(a)-1, constituting all of the directors and officers of Parent and Merger Sub as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time, and at and after the Effective Time, those Persons listed on Exhibit 1.8(a)-2 shall initially serve in those positions and offices of the Surviving Corporation and in such capacities as set forth next to their respective names.

(b) The Company. The Persons listed on Exhibit 1.8(b), constituting all of the managers and directors and officers of the Company as of immediately prior to the Closing shall and at and after the Effective Time continue in such positions and offices of the Company and in such capacities as set forth next to their respective names.

(c) Holdco. The Persons listed on Exhibit 1.8(c)-1, constituting all of the directors and officers of Holdco as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time, and at and after the Effective Time, (i) the Holdco Board shall consist of seven (7) members consisting of (i) three (3) members appointed by Parent (who initially will be Mark Klein, Michael Levitt and one additional director), and four (4) members appointed by the Members (who initially will be Andrew Gumaer, Harvey Yellen and two (2) independent directors, one of whom shall initially be Hugh Hilton), and such directors of Holdco shall initially serve on those Holdco Board committees and in such capacities as indicated in Exhibit 1.8(c)-2, and (i) the officers of Holdco shall initially serve in those positions and offices of Holdco and in such capacities as set forth next to their respective names as indicated in Exhibit 1.8(c)-2.

1.9 Other Effects of the Merger. The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.10 Employment Agreements. The Employment Agreements (as defined hereinafter) shall commence at the Effective Time and shall continue thereafter in accordance with their respective terms.

1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Parent or Merger Sub, or otherwise carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Parent and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Parent or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS

The following representations and warranties by the Company and the Members to Parent and Holdco are qualified by those disclosures and exceptions set forth in the Company disclosure schedule (the “Company Disclosure Schedule”). The Company and each of the Members hereby severally represents and warrants to Parent and Holdco as follows (provided, however, that with respect to any representation or warranty concerning or relating to the Members (or any Member) or the Membership Interests, each Member is hereby only representing and warranting, on a several basis, as to such Member and/or with respect to such Member’s Membership Interests):

2.1 Due Organization and Good Standing. Each of the Company and each subsidiary of the Company listed on Section 2.1 of the Company Disclosure Schedule (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company’s articles of organization and Operating Agreement, as amended to date and as currently in effect (the “Company Organization Documents”) and the equivalent organizational documents of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”). None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company and the Company Subsidiaries, taken as a whole, except any changes or effects after the date hereof directly or indirectly attributable to (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent that the Company is affected in a disproportionate manner relative to other companies in the industries in which the Company and the Company Subsidiaries conduct business), (ii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Reorganization, (iii) any condition described in the Company Disclosure Schedule, (iv) any change in GAAP or interpretation thereof after the date hereof, (v) the execution by the Company and performance of or compliance by the Company with this Agreement, (vi) any failure to meet any financial or other projections, or (vii) any breach by Parent or any Parent Subsidiary of this Agreement.

2.2 Title to Securities; Capitalization.

(a) Each Member holds a Fifty percent (50%) membership interest in the Company. The Members collectively hold of record and own all of the Membership Interests, and such Membership Interests are held free and clear of any restrictions on transfer, Encumbrances (other than as disclosed on Section 2.2(a) of the Company Disclosure Schedule, any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws), Taxes, warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands. No Member is a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of his Membership Interest, other than this Agreement. No Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his Membership Interest, other than this Agreement. The Membership Interests held by the Members are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which any Member is a party.

(b) Except as disclosed on Section 2.2(b) of the Company Disclosure Schedule, and except for the Membership Interests held by the Members, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding. The Membership Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in material violation of any applicable foreign, federal or state securities Laws or the Company Organization Documents. The Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Membership Interests.

(c) Except as otherwise described on Section 2.2(c) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Membership Interests or the capital stock or equity interests of any Company Subsidiary.

(e) Except as disclosed on Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.

(f) From December 31, 2008 through the date hereof, except as otherwise described on Section 2.2(f) of the Company Disclosure Schedule, the Company has not declared or paid any distribution or dividend in respect of the Membership Interest and has not repurchased, redeemed or otherwise acquired any membership interest of the Company, and the Company Management has not authorized any of the foregoing.

(g) The Members are sophisticated sellers with respect to the Membership Interests, have adequate information concerning the business and financial condition of Parent and the Parent Subsidiaries and their respective assets, have been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and have independently made their analysis and decision to enter into and consummate this Agreement based upon such information the Members deem appropriate. Notwithstanding the foregoing, no information or knowledge obtained by the Members as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

(h) The Members are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of each Member is such that he is able to bear the risk of holding the Closing Stock Consideration for an indefinite period of time and the risk of loss of his entire investment. The Members have had the opportunity to ask questions of and receive answers from the management of Parent and the Parent Subsidiaries concerning the investment in the Closing Stock Consideration and have sufficient knowledge and experience in investing in companies similar to Holdco in terms of its stage of development so as to be able to evaluate the risks and merits of its investment in Holdco. The Members are acquiring the Closing Stock Consideration for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder. Except as otherwise described on Section 2.2(h) of the Company Disclosure Schedule, the Members have not entered into an agreement or understanding with any other Person to resell or distribute the Closing Stock Consideration.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b) Section 2.3(b) of the Company Disclosure Schedule lists all jurisdictions in which each of the Company and each Company Subsidiary is qualified to conduct its respective business.

(c) Other than as set forth on Section 2.3(c) of the Company Disclosure Schedule, The Pride Capital Group, LLC, a California limited liability company has not conducted any business operations or activities since the date of its formation on June 23, 2006.

2.4 Authorization; Binding Agreement.

(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company Management, and (ii) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and each Parent Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b) Each Member has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Member and, assuming the due authorization, execution and delivery of this Agreement by Parent and each Parent Subsidiary, constitutes the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, except for the Enforceability Exceptions.

2.5 Governmental Approvals.

(a) Except as otherwise described in Section 2.5(a) of the Company Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws, (iii) such filings as contemplated by this Agreement pursuant to the Reorganization, (iv) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

(b) No Consent from any Governmental Authority on the part of each Member is required to be obtained or made in connection with the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby.

2.6 No Violations.

(a) Except as otherwise described in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

(b) The execution and delivery by the Members of this Agreement, the consummation by the Members of the transactions contemplated hereby, and compliance by the Members with any of the provisions hereof, will not (i) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (other than as set forth in Section 2.6(b) of the Company Disclosure Schedule, any restriction under the Securities Act, or any state “blue sky” securities Laws) on the Membership Interest owned by the Members, or (ii) conflict with, contravene or violate in any Law applicable to the Members, except, with respect to clause (ii), for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.7 Company Financial Statements.

(a) As used herein, the term “Signing Company Financials” means the Company’s unaudited consolidated financial statements, consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2008, and March 31, 2009. As used herein, the term “Closing Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2006, December 31, 2007 and December 31, 2008 and the unaudited consolidated financial statements as of March 31, 2009 and any subsequent quarter. True and correct copies of the Signing Company Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule. The Signing Company Financials (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Company Financials). The Closing Company Financials will, as of the Closing Date, (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement/Prospectus, will comply as of the Closing Date, [A] in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC and [B] will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials). For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(b) The Company has disclosed to Parent, the Company’s outside auditors and Company Management any material fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No Key Employee and no member of Company Management has received written notice from any Governmental Authority or any Person of any material violation of consumer protection, insurance or securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

2.8 Absence of Certain Changes.

(a) From December 31, 2006 through the date hereof, to the knowledge of the Company and except as described in Section 2.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From December 31, 2006 through the date hereof, to the knowledge of the Company, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in both the Signing Company Financials (as of the date hereof) and the Closing Company Financials (as of the Closing Date), to the knowledge of the Company, from December 31, 2006 through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type that have been incurred in the ordinary course of business consistent with past practice.

2.10 Compliance with Laws. Except as set forth in Section 2.10 of the Company Disclosure Schedule and to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor has it received, from December 31, 2006 through the date hereof, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any Company Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.11 Regulatory Agreements; Permits.

(a) There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”). All of the Company Permits have been made available to Parent and all are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.

2.12 Litigation.

(a) Except as disclosed in Section 2.12(a) of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all Orders. There is no material Action that the Company or any of the Company Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

(b) There is no Action pending or, to the knowledge of the Member, threatened against such Member that would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against such Member or his Membership Interest that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

2.13 Restrictions on Business Activities. There is no Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby) currently in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Reorganization, could materially restrict the ability of Holdco or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations after the date hereof in excess of $100,000;

(ix) is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any Company Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”) ; or

(xii) provides for any standstill arrangements.

(b) Except as disclosed on Section 2.14(b) of the Company Disclosure Schedule, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, in full force and effect; (ii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Company Material Contract against Holdco or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a list of: (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company (“Company Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances, and (y) has valid rights in and to all of its Licensed Intellectual Property. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property. All of the rights within the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

(b) Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect). Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(c) Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

(d) None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

2.17 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld set forth on such Tax Returns, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date) have been established. Section 2.17 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount). There are no material liens with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date) have been established. Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date) have been established.

(b) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following the Closing.

(c) As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(e) Neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f) The Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor, stockholder, or other third party.

(g) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers.

(a) Except as set forth on Section 2.18 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(b) No Member has incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Member.

2.19 Title to Properties; Assets.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”). The list set forth in Section 2.19(a) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects. The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company does not own any real property. The Company or a Company Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A correct and complete copy of each Tenant Lease has been made available to Parent prior to the date hereof. The Company or the Company Subsidiary’s interest in each of the Tenant Leases is free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Tenant Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the Company’s or any Company Subsidiary’s books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances that will be released prior to or as of the Closing, (vii) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Parent or any Parent Subsidiary, and (viii) such other imperfections in title as are not, in the aggregate, reasonably likely to have a Company Material Adverse Effect.

2.20 Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since December 31, 2006, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth on Section 2.20(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Authority, with respect to unemployment compensation benefits, Taxes, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not result in any material liability to the Company or any Company Subsidiary, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Each of Andrew Gumaer, Harvey Yellen, Paul Erickson, and Scott Carpenter (collectively, the “Key Employees”) are currently employed by the Company in connection with the operation of its business. Section 2.20(c) of the Company Disclosure Schedule accurately sets forth each Key Employee’s (i) job title, (ii) date of hire, (iii) base compensation, and (iv) additional material compensation paid or otherwise accrued for in fiscal year 2008. The Key Employees are all employed at will.

2.21 Environmental Matters.

(a) Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any Person, that would impose a material liability or obligation under any Environmental Law;

(b) The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws;

(c) Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Laws; and

(d) Each of the Company and the Company Subsidiaries holds and is in material compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

(e) None of the Company, any Company Subsidiary or any of their respective properties is subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22 Transactions with Affiliates. Except as set forth in Section 2.22 of the Company Disclosure Schedule, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any

Company Subsidiary, or (v) as stated in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date), there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either the Company or any of the Company Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Company Capital Stock as of the date hereof (each, an “Affiliate Transaction”).

2.23 Insurance. Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records. All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws.

2.25 Information Supplied. None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in any of the Signing Form 8-K, the Signing Press Release, the Closing Form 8-K and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties of the Company and each Member included in this Agreement and any list, statement, document or information set forth in, or attached to, any Company Disclosure Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Notwithstanding the foregoing, the Company and the Members make no representation, warranty or covenant with respect to any information supplied by Parent or any Parent Subsidiary which is contained in the Registration Statement, Proxy Statement including, with respect to each, the Proxy Statement/Prospectus, or any Ancillary Public Disclosures.

2.26 Accounts Receivable. Section 2.26 of the Company Disclosure Schedule sets forth as of March 31, 2009, all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”). All Accounts Receivable arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses. To the Company’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

2.27 Inventory. Except for the Inventory Assets, the inventory owned by the Company and/or the Company Subsidiaries is saleable by the Company and/or the Company Subsidiaries in an orderly liquidation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

The following representations and warranties by Parent and Holdco to the Company and Members are qualified by those disclosures and exceptions set forth in the Parent disclosure schedule (the “Parent Disclosure Schedule”). Parent and Holdco hereby jointly and severally represent and warrant to the Company and the Members as follows:

3.1 Due Organization and Good Standing. Each of Holdco and Merger Sub (collectively, the “Parent Subsidiaries”) and Parent is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of Parent’s certificate of incorporation and bylaws, each as amended to date and as currently in effect (the “Parent Organization Documents”) and the equivalent organizational documents of each Parent Subsidiary including without limitation, the Holdco Certificate of Incorporation and the Holdco Bylaws (collectively, the “Parent Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Parent nor any Parent Subsidiary is in violation of any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, as the case may be.

3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof, (i) 51,750,000 shares of Parent Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 68,250,000 shares of Parent Common Stock are authorized but unissued (of which 46,025,000 are reserved for the exercise of the warrants set forth in Section 3.2(d) below). Except as set forth in Section 3.2(c) below, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organization Documents or any contract to which Parent is a party or by which Parent is bound.

(b) The authorized capital stock of Holdco consists of 135,000,000 shares of Holdco Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, (i) 100 shares of Holdco Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 134,999,900 shares of Holdco Common Stock are authorized but unissued. Except as set forth above and as contemplated herein, no shares of capital stock or other voting securities of Holdco are issued, reserved for issuance or outstanding. All outstanding shares of Holdco Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdco’s Subsidiary Organization Documents or any contract to which Holdco is a party or by which Holdco and/or Parent is bound.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 (“Merger Sub Common Stock”). As of the date hereof, (i) 100 shares of Merger Sub Common Stock are issued and outstanding, and (ii) 900 shares of Merger Sub Common Stock are authorized but unissued. Except as set forth above, no shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Subsidiary Organization Documents or any contract to which Merger Sub is a party or bound.

(d) Except for warrants issued to Parent’s sponsors to purchase 4,625,000 shares of Parent Common Stock (the “Sponsor Warrants”) and warrants issued to Parent’s public stockholders to purchase 41,400,000 shares of Parent Common Stock (the “Stockholder Warrants”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Parent Common Stock or Holdco Common Stock or obligating Parent or Holdco, as the case may be, to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Parent Common Stock or Holdco Common Stock or securities convertible into or exchangeable for such shares, or obligating Parent or Holdco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such common stock. The Sponsor Warrants and the Stockholder Warrants comprise all of the Parent Warrants. Other than the conversion rights set forth in Section 3.2(d) of the Parent Disclosure Schedule, there are no outstanding obligations of Parent or Holdco to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Holdco Common Stock.

3.3 Parent Subsidiaries.

(a) All the outstanding shares of Holdco Common Stock have been duly authorized, are validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances. All the outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and owned by Holdco, free and clear of all Encumbrances.

(b) Except for 100% ownership of Holdco Common Stock and Merger Sub Common Stock, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person. Except for 100% ownership of Merger Sub Common Stock, Holdco does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person. Merger Sub does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person.

(c) Since the date of their respective incorporation or organization, the Parent Subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of their respective obligations hereunder.

3.4 Authorization; Binding Agreement. Parent and each Parent Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Parent Board, the Holdco Board, the Merger Sub Board, Parent (as the sole stockholder of Holdco) and Holdco (as the sole stockholder of Merger Sub) and (ii) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby, other than receipt of the Required Parent Vote (as hereafter defined). The affirmative vote of the stockholders of Parent holding at least fifty-one percent (51%) of the issued and outstanding Parent Common Stock and a majority of the issued and outstanding IPO Shares (as defined in the Parent’s certificate of incorporation, as amended) present and entitled to vote on the approval and adoption of this Agreement at the Special Meeting (the

“Required Parent Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby, provided, further, that stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation to convert their shares of Parent Common Stock into a cash payment from the Trust Fund (as hereafter defined). This Agreement has been duly and validly executed and delivered by each of Parent and the Parent Subsidiaries and (assuming the due authorization, execution and delivery hereof by the Company and the Members) constitutes the legal, valid and binding obligation of each of Parent and the Parent Subsidiaries, enforceable against each of Parent and the Parent Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent or any Parent Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Parent or any Parent Subsidiary of this Agreement or any ancillary agreement related hereto or the consummation by Parent or any Parent Subsidiary of the transactions contemplated hereby or thereby other than (i) such filings as contemplated by this Agreement and pursuant to the Reorganization, (ii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, including without limitation, the Proxy Statement and the Registration Statement, (iii) pursuant to Antitrust Laws, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects after the date hereof directly or indirectly attributable to (i) general political, economic, financial, capital market or industry wide conditions (except to the extent that Parent is affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Reorganization, (iii) any condition described in the Parent Disclosure Schedule, (iv) any change in GAAP or the interpretation thereof after the date hereof, (v) the execution by Parent and performance of or compliance by Parent with this Agreement, (vi) any failure to meet any financial or other projections, or (vii) any breach by the Company, any Member or the Member Representative of this Agreement.

3.6 No Violations. The execution and delivery by Parent and the Parent Subsidiaries of this Agreement and each other ancillary agreement related hereto and the consummation by Parent and the Parent Subsidiaries of the transactions contemplated hereby and thereby and compliance by Parent and the Parent Subsidiaries with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Parent Organization Documents or the Parent Subsidiary Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Parent or the Parent Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent, the Parent Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since August 1, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Reports”). Section 3.7 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Report or Additional Parent SEC Report has been or is revised or superseded by a later filed Parent SEC Report or Additional Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and the Parent Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports or to be incorporated by reference in the Additional Parent SEC Reports (“Parent Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and the Parent Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and the Parent Subsidiaries since the date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Parent Board. Parent has no off-balance sheet arrangements.

(c) Neither Parent nor any Parent Subsidiary, or any manager, director, officer or employee of Parent or any Parent Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(d) The Parent Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor any Parent Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

3.9 Information Supplied. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The definitive Proxy Statement will, as of the mailing date and as of the date of the Special Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and each Parent Subsidiary makes no representation, warranty or covenant with respect to any information supplied by the Company or the Members expressly for inclusion which is contained in the Registration Statement, Proxy Statement including the Prospectus, or any Ancillary Public Disclosures. The representations and warranties of Parent and each Parent Subsidiary included in this Agreement and any list, statement, document or information set forth in, or attached to, any Parent Disclosure Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.10 Absence of Certain Changes.

(a) From the date of formation of Parent through the date hereof, except as set forth in Section 3.10 of the Parent Disclosure Schedule and the Parent SEC Reports, and excluding the Reorganization, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From the date of formation of Parent, except as set forth in the Parent SEC Reports, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Parent Material Adverse Effect.

3.11 Taxes and Returns.

(a) Except as set forth on Section 3.11 of the Parent Disclosure Schedule, Parent has or will have timely filed, or caused to be timely filed, all Tax Returns and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves, as disclosed in the Parent SEC Reports, have been established in accordance with GAAP. Section 3.11 of the Parent Disclosure Schedule sets forth each jurisdiction where Parent and each Parent Subsidiary files or is required to file a Tax Return. There are no material liens with respect to any Taxes upon any of the Parent’s or any Parent Subsidiary’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings. Neither Parent nor any Parent Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or any Parent Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Parent nor any Parent Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Parent Material Adverse Effect following the Closing.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Since their respective dates of incorporation, neither Parent nor any Parent Subsidiary has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv)  entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.12 Employee Benefit Plans. None of Parent, Parent Subsidiary, or Holdco, or any trade or business (whether or not incorporated) that is treated as a single employer with the Parent, Parent Subsidiary, or Holdco within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) maintains or has any liability in connection with any (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) loan to managers, officers or directors other than advances for expense reimbursements incurred in the ordinary course of business; (iii) securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements or (vi) current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director (together, the “Parent Benefit Plans”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, Parent Subsidiary or Holdco, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Parent, Parent Subsidiary or Holdco, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. None of Parent, Parent Subsidiary, Holdco or any Parent ERISA Affiliate has any

liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

3.13 Employee Matters. Neither Parent nor any Parent Subsidiary has ever had any current or former paid employees. Neither Parent nor any Parent Subsidiary has any unsatisfied liability with respect to any current or former unpaid employee.

3.14 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof, or on Section 3.14(a)-1 of the Parent Disclosure Schedule, there are no written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind to which Parent or any Parent Subsidiary is a party or by or to which any of the properties or assets of Parent or any Parent Subsidiary may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ or less prior notice without penalty (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company, and are set forth in Section 3.14(a)-2 of the Parent Disclosure Schedule.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract is valid and enforceable in all respects against Parent (or any Parent Subsidiary party thereto) and, to Parent’s knowledge, the other party thereto and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions or other than such contracts that have expired by their terms); (ii) neither Parent nor any Parent Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or any Parent Subsidiary, or permit termination or acceleration by the other party, under the Parent Material Contract; (iii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Parent Material Contract against Parent, the Surviving Corporation or any Parent Subsidiary and, to Parent’s knowledge, the other party thereto; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or any Parent Subsidiary, under any Parent Material Contract except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.15 Litigation. There is no Action pending, or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order binding against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect. There is no material Action that Parent or any Parent Subsidiary has pending against other parties.

3.16 Transactions with Affiliates. Other than as set forth in the Parent SEC Reports, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or any Parent Subsidiary, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or any Parent Subsidiary, or (ii) record or beneficial owner of more than 5% of the outstanding Parent Common Stock as of the date hereof.

3.17 Trust Fund.

(a) As of the date of this Agreement (and immediately prior to the Effective Time), Parent has (and will have immediately prior to the Effective Time) at least that amount set forth on the Parent’s balance sheet dated as of March 31, 2009 (which has previously been delivered to the Company) less (i) Taxes paid or payable with respect thereto and (ii) Thirty Thousand Dollars ($30,000) to be used by Parent for working capital purposes (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co., Inc. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 1 2007, between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Reorganization and notice thereof to the Trustee pursuant to the Trust Agreement, Parent (or the Surviving Corporation) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Closing Cash Consideration to the Contribution Consideration Recipients in accordance with their respective Cash Contribution Consideration Percentages, at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering (“IPO”) who shall have voted against the Reorganization and demanded that Parent convert their shares of Parent Common Stock into cash pursuant to Parent’s certificate of incorporation, (ii) to Citigroup Capital Markets, Inc. as to approximately Thirteen Million Five Hundred Thousand Dollars ($13,500,000) representing deferred underwriting commissions and discounts payable upon consummation of the Reorganization, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iv) to Halcyon pursuant to Section 7.3 and, as it relates to rent due in the amount of Two Hundred Forty Thousand ($240,000) to the Hanover Group US, LLC, and (v) third parties (e.g., professionals, printers, etc.) who have rendered services to Parent and/or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with its efforts to effect the Reorganization; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund which shall not be less than an amount equal to the sum of (y) the Contingent Cash Payment and (z) an amount required to cover the Warrant Redemption, shall, as a result of the Reorganization, become an asset of the Surviving Corporation (for the benefit of Holdco and the Company) at and after the Effective Time.

(b) As of the Effective Time and upon the filing of the amendment to Parent’s certificate of incorporation, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Reorganization, and no Parent stockholder shall be entitled to receive any amount from the Trust Account or the Surviving Company or Holdco except, with respect to the Trust Account only, to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to Parent’s certificate of incorporation.

3.18 Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.19 Finders and Investment Bankers. Except as set forth in Section 3.19 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

3.20 Title to Properties. Neither Parent nor any Parent Subsidiary owns, leases, subleases or has any other interest in any real property.

3.21 Indebtedness. Except as set forth in Section  3.21 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary has any Indebtedness.

3.22 NYSE Amex Listing. Parent Common Stock is listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth in Section 3.22 of the Parent Disclosure Schedule, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSEA.

3.23 Board Approval. The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Reorganization and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger and Reorganization is in the best interests of the stockholders of Parent, (iii) determined that the fair market value of the Company and Company Subsidiaries is equal to at least eighty percent (80%) of the amount held in the Trust Fund as required by and in accordance with the Parent’s certificate of incorporation, and (iv) determined that the Reorganization constitutes a “Business Combination” as such term is defined in the Parent’s certificate of incorporation.

3.24 Insurance. Section 3.24 of the Parent Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Parent or any Parent Subsidiary, or pursuant to which the Parent or any Parent Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Parent nor any Parent Subsidiary is in any material respect, in breach of or default under, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.25 Environmental Matters. Except for such matters that are not reasonably likely to result in a Parent Material Adverse Effect: (i) Parent and each Parent Subsidiary has complied with all applicable Environmental Laws; (ii) Parent and each Parent Subsidiary is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) None of Parent or any Parent Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance; and (iv) None of Parent or any Parent Subsidiary is subject to any Orders of any Governmental Authority or subject to any indemnity or other agreement with any third Person relating to liability under any Environmental Law or relating to Hazardous Substances.

3.26 Intellectual Property. Except for their respective corporate names, none of Parent or any Parent Subsidiary owns, licenses or otherwise has any right, title or interest in any Intellectual Property whether or not registered.

3.27 Regulatory Agreements; Permits.

(a) There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.27(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”) all of which have been made available to Company and all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are not in violation in any material respect of the terms of any Parent Permit.

3.28 Business Combination Value. The Parent Board, on advice from its financial advisor, Financo, Inc., has determined that the collective “fair market value” (as defined in Parent’s certificate of incorporation, as amended) of the Company and the Company Subsidiaries is equal to at least 80% of the balance in the Trust Fund, excluding deferred underwriting discounts and commissions.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of the Company and of Parent and Parent Subsidiaries.

(a) Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively, (i) the Company, the Company Subsidiaries, Parent, and the Parent Subsidiaries shall conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and Parent shall use its respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, managers, directors, officers, Key Employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it, and with respect to the Company, the Company Subsidiaries, and with respect to Parent, the Parent Subsidiaries, do significant business, and to preserve the possession, control and condition of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, assets, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), during the Executory Period, none of the Company, any of the Company Subsidiaries, Parent, or any Parent Subsidiary will (except as contemplated by the terms of this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects) with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock (and with respect to the Company, any membership interests), or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock (and with respect to the Company, any membership interests), or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock (and with respect to the Company, any membership interests) or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock (and with respect to the Company, any membership interests) or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, except for the Available Cash Payment, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests, provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Signing Company Financials dated December 31, 2008;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v) increase the wages, salaries or compensation of any of its Key Employees by more than Five percent (5%), or increase bonuses for the foregoing individuals in excess of Five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2009 or 2010, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any Company Material Contract or any Tenant Lease or enter into any contract (A) involving amounts potentially exceeding $100,000 or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any subsidiary or enter into any new line of business except, in the case of Company and the Company Subsidiaries, the home auctions business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date);

(xiv) close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures in excess of $2,000,000;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Membership Interest or the capital equity of any Company Subsidiary;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, Company Subsidiary Organization Documents, Parent Organization Documents, or Parent Subsidiary Organization Documents.

(c) It is agreed that, notwithstanding anything to the contrary contained in this Agreement, Parent and its affiliates shall be permitted to, and shall use its commercially reasonable efforts to negotiate and execute agreements related to the repurchase and redemption of, and other similar actions relating to, Parent Common Stock, Parent Warrants and Parent Units.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Closing, each of the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the one hand, respectively, and its respective Representatives, at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s

Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

(b) All information obtained by the Company or any Company Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Mutual Confidentiality and Non-Disclosure Agreement, dated January 30, 2009, between Parent and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Reorganization are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the existence or terms of this Agreement and the Reorganization other than with the express prior written consent of the other Parties, except as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, and rules or regulations of the SEC or the Financial Industry Regulatory Authority), or as may be required to defend any action brought against such Person in connection with the Reorganization, in each case in accordance with and subject to the Confidentiality Agreement.

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement, including the Reorganization) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of the Company, the Company Subsidiaries or Parent on the one hand and any third Person on the other hand, or acquisition or purchase of assets of the Company and the Company Subsidiaries or Parent representing 50% or more of such Person’s assets or business.

(b) During the Executory Period, in order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company, any Company Subsidiary nor the Parent, nor any Parent Subsidiary, shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, any Company Subsidiary, the Parent or any Parent Subsidiary to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or the Company, the approval of this Agreement or the Reorganization or the Company’s Management, or the Parent Board’s, recommendation that holders of Membership Interest or the Parent’s stockholders, respectively, adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company, any Company Subsidiary or Parent is a party (except as permitted pursuant to Section 4.2(a)). Without limiting the foregoing, each Party agrees that it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c) Each Party shall notify the other Party hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use its reasonable best efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4 Non-Competition.

(a) Each Member hereby agrees that, from the Closing Date through the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the date that is one year from the date that such Member is no longer employed by the Company or any affiliate thereof (the later of clauses (i) and (ii), “the Non-Compete Termination Date”), he will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, shareholder, member, participant, owner, operator, advisor, lender, lessor, guarantor, investor or otherwise (other than ownership as a passive investor of less than one (1%) percent of the voting stock of a company listed on a national stock exchange), for his own account or for the benefit of any other Person, and except in rendering his duties as an employee of Holdco or its affiliates:

(i) engage in the business of the Company and/or the Company Subsidiaries as they are conducted as of the Non-Compete Termination Date, or any other business the Company and/or a Company Subsidiary contemplate, as determined by the independent directors of the Holdco Board and as evidenced by written plans to such effect, to enter into as of the Non-Compete Termination Date (collectively, the “Business”), assist any other Person engaging in the Business or encourage any other Person to enter the Business;

(ii) provide or solicit services associated with the Business, or assist or encourage any other Person to do so;

(iii) induce or attempt to induce any customer of Holdco or its affiliates to reduce or terminate the provision of services associated with the Business, or assist or encourage any other Person to do so;

(iv) induce or attempt to induce any vendor or other Person with whom Holdco or its affiliates contracts or otherwise transacts business to reduce the level of business it does with Holdco or its affiliates or terminate its relationship with Holdco or its affiliates; or

(v) solicit any employee of Holdco or its affiliates engaged in the Business to leave the employ of Holdco or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other Person to do so.

(b) Each Member acknowledges and agrees that his breach of this Section 4.4 would result in irreparable harm to Holdco or its affiliates for which Holdco’s or its affiliates’ remedies at law would be inadequate. Each Member therefore agrees and consents that temporary and permanent injunctive relief may be granted to Holdco in a proceeding brought to enforce this Section 4.4, and each Member will not claim as a defense thereto that Holdco has an adequate remedy at law. If it is judicially determined that a Member has violated any of his obligations under this Section 4.4, then the period of the covenants contained in this Section 4.4 automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) In addition to the remedies set forth in Section 4.4(b), in the event of a breach by a Member of this Section 4.4, Holdco shall be entitled to withhold any payments of Severance (as defined in the Employment

Agreement) that would otherwise be due to the breaching Member under the applicable Employment Agreement. If any payments of Severance are made prior to the breach by such Member, then such Member shall promptly return any and all Severance paid to such Member and Holdco shall be entitled to recover such payments from such breaching Member. The remedies set forth in Section 4.4(b) and this Section 4.4(c) shall be the sole remedies available to Holdco or any of its affiliates, whether under this Agreement, the Employment Agreements, at law or in equity, in the event of any breach of this Section 4.4 by any Member. With respect to Section 4.4(b), the Members shall not claim that Holdco’s right to the Severance in the event of a breach of this Section is an adequate remedy at law.

(d) Each Member acknowledges and agrees that (i) such Member will materially benefit from the consummation of the Reorganization, (ii) the agreement of such Member to the covenants in this Section 4.4 is a material inducement by such Member to persuade Parent and Holdco to consummate the Reorganization, and Parent and Holdco would not have otherwise done so if the Members did not agree to such covenants, and (iii) such Member is agreeing to the covenants of this Section 4.4 freely, voluntarily, and without duress or coercion.

(e) If the scope or duration of the restrictions set forth in this Section 4.4 is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the Parties agree the scope or duration of the restrictions set forth in this Section 4.4 shall be replaced by a scope or duration which is valid, legal and enforceable.

4.5 Parent Founder Stock. In addition to the restrictions upon the Parent Founders set forth in Section 1.6, each of the Parent Founders have executed the letter agreement attached hereto as Exhibit 4.5-1 (the “Letter Agreement”) whereby, at the Effective Time, Four Million Five Hundred Thousand (4,500,000) shares of Parent Common Stock issued to the Founders (the “Founders Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated August 1, 2007, by and among the Parent Founders and Continental Stock Transfer & Trust Company (as amended by the Letter Agreement). While in escrow, such Founders Restricted Stock shall continue to remain issued and outstanding. One Million Five Hundred Thousand (1,500,000) shares of Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders, in accordance with Exhibit 4.5-2, upon the Company meeting a performance target set forth in Section 1.4(b). For purposes of clarification only, in the event the Company achieves the 2010 EBITDA Target, then Holdco shall direct Continental Stock Transfer & Trust Company to release 1,500,000 shares of Founders Restricted Stock (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. For purposes of clarification only, in the event the Company does not achieve both the 2010 EBITDA Target and 2011 EBITDA Target set forth in Section 1.4(b), 3,000,000 shares of Founders Restricted Stock shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. For purposes of clarification only, in the event the Company does not achieve the 2010 EBITDA Target but does achieves 2011 EBITDA Target, 3,000,000 shares of the Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. Holdco shall direct Continental Stock Transfer & Trust Company to cancel or release the relevant portion of the Founders Restricted Stock, if any, to the Parent Founders promptly after the relevant final determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founders to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement, including without limitation the cancellation, concurrent with the Closing, of Two Million Eight Hundred Fifty Thousand (2,850,000) shares of Parent Common Stock held by the Parent Founders.

4.6 Member Representative. The Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) hereby agree that Andrew Gumaer shall be appointed as the Member Representative, as the attorney-in-fact for and on behalf of each of them, and the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or any ancillary agreement hereto to which the Company and/or any Contribution Consideration Recipient is a party, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (ii) resolve any indemnification claims, and (iii) take all actions necessary in the judgment of the Member Representative for the accomplishment of the other terms, conditions and limitations of this Agreement. Accordingly, the Member Representative has authority and power to act on behalf of the Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement or any ancillary agreement hereto to which the Company and/ or any Contribution Consideration Recipient is a party. The Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) will be bound by all actions taken by the Member Representative in connection with this Agreement or any ancillary agreement hereto to which such Party is a party and Parent shall only be required to acknowledge or act upon written communication signed by the Member Representative. Notwithstanding anything to the contrary contained herein, the Member Representative shall have no liability to any Party in excess of the Member Representative’s portion of the Escrowed Indemnification Stock for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Member Representative.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters.

Each of Parent and Holdco, on one hand, and each of the Company and the Members, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Reorganization set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Reorganization. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Reorganization have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

5.2 Commercially Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Reorganization and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. All costs and expenses payable in respect of any filings, applications and other actions taken by any Party hereto pursuant to Antitrust Laws shall be paid by the Company up front and One Hundred percent (100%) of the foregoing costs and expenses shall be reimbursed to the Company by Holdco at the Effective Time.

(b) Each of Parent and the Parent Subsidiaries, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U. S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Reorganization or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Prior to the expiration of the Executory Period, the Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract or Tenant Lease as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to incur expenses exceeding $25,000 in the aggregate in connection with obtaining Consents with respect to any Company Material Contract or Tenant Lease that will be effective and valid prior to the Effective Time; provided, further, that Parent shall, upon the Closing, reimburse the Company for all costs associated with obtaining Consents of third Persons with respect to any Company Material Contract or Tenant Lease.

(f) Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Reorganization and consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

5.3 Survival of Representations and Warranties; Indemnification.

(a) Survival; Limitations on Indemnification; Exclusive Remedy. The representations and warranties of a Party made in or pursuant to this Agreement will survive the Closing until the First Escrow Release Date; provided, however, that the Fundamental Representations and Warranties will survive until the Final Escrow Release Date; provided, further, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to this Section 5.3 will survive until such claim is finally resolved if the Indemnified Representative notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 5.3(a). No claim for indemnification under this Section 5.3 shall be brought after the Final Escrow Release Date. Except as set forth in the second proviso in the immediately preceding sentence, the indemnification rights of the Indemnitees under this Section 5.3 shall terminate and be of no further force or effect. For purposes of this Agreement, the “Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1, 2.2(a) – (d), 2.4, 2.17, 2.20(b)(iii) and 2.21.

(b) Indemnification by the Contribution Consideration Recipients.

(i) Subject to the terms and conditions of this Section 5.3, each of the Contribution Consideration Recipients shall severally indemnify and hold harmless each of Parent, the Parent Subsidiaries, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), but only to the extent of each such Contribution Consideration Recipient’s Stock Contribution Consideration Percentage of the Escrowed Indemnification Stock, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by the Company or any Company Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement and/or (ii) any fraud committed by the Company or any Company Subsidiary relating to this Agreement. The indemnification provided pursuant to this Section 5.3(b)(i) shall not include any matter for which indemnification is provided pursuant to Section 5.3(b)(ii).

(ii) Subject to the terms and conditions of this Section 5.3, each of the Members shall severally indemnify and hold harmless each Parent Indemnified Party from and against any Damages, but only to the extent of each such Member’s Stock Contribution Consideration Percentage of the Escrowed Indemnification Stock, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by such Member of any of such Member’s representations or warranties contained in Sections 2.2(a), 2.2(g), 2.4(b), 2.5(b), 2.6(b), 2.12(b), 2.18(b) and 2.25, of this

Agreement (but not including the representations and warranties of or pertaining to any other Member or the Company or any Company Subsidiary in any of such provisions), (ii) any breach by such Member of any of his covenants or agreements contained in this Agreement, and/or (iii) any fraud committed by such Member relating to this Agreement.

(c) Indemnification by Parent and Holdco. Parent and the Holdco shall jointly and severally indemnify and hold harmless the Company, the Members, their affiliates and each of their respective successors, heirs, estate, permitted assigns, managers, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by either Parent or any Parent Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement, and/or (ii) any fraud committed by Parent or any Parent Subsidiary relating to this Agreement.

(d) Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 5.3 with respect to Actions brought against a Parent Indemnified Party or a Company Indemnified Party (each in such capacity, an “Indemnitee”) by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, the “Indemnified Representative” means Parent, with respect to an indemnification claim by a Parent Indemnified Party, and the Member Representative, with respect to an indemnification claim by a Company Indemnified Party, and the “Indemnifying Representative” means the Member Representative, with respect to an indemnification claim by a Parent Indemnified Party, and Parent, with respect to an indemnification claim by a Company Indemnified Party):

(i) The Indemnified Representative will give the Indemnifying Representative as soon as practical after receiving written notice of any Third Party Claim or becoming aware of any condition or event that gives rise to such Third Party Claim, specifying the nature and the amount (the “Claim Notice”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was materially prejudiced by such failure.

(ii) The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and Indemnified Representative shall cooperate with Indemnifying Representative in connection therewith, provided that if Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnified Representative or settle such action without first obtaining the consent of Indemnified Representative, except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitation set forth in Section 5.3(a), have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 5.3). Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii) To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 are deductible for income tax purposes by an Indemnitee, the amount of any Damages shall be reduced by the income tax savings to such Person as a result of the payment of such Damages.

(e) Representative Capacities; Application of Escrowed Indemnification Stock. The Parties acknowledge that the Member Representative’s obligations under this Section 5.3 are solely as a representative of the Company, each Company Subsidiary and each Contribution Consideration Recipient in the manner set forth herein and in the Escrow Agreement and that the Member Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to any Parent Indemnified Party as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrowed Indemnification Stock. Parent or Holdco shall reimburse the reasonable out-of-pocket expenses incurred by the Member Representative for attorneys’ fees and other costs to the extent the Member Representative prevails in the action resulting in such fees and costs. Notwithstanding anything to the contrary contained herein, any shares comprising the Escrowed Indemnification Stock remaining in escrow following the Final Escrow Release Date in excess of that portion of the Escrowed Indemnification Stock necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.

(f) Other than with respect to indemnifiable Damages related exclusively to breaches of Fundamental Representations and Warranties, no amount shall be payable under this Section 5.3 to an Indemnitee unless and until the aggregate amount of all indemnifiable Damages otherwise payable to all Indemnitees exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible. The aggregate liability for Damages pursuant to Section 5.3(b) shall not in any event exceed the Escrowed Indemnification Stock (and with respect to any Contribution Consideration Recipient, shall not in any event exceed such Contribution Consideration Recipient’s Stock Contribution Consideration Percentage of such Escrowed Indemnification Stock) and no Parent Indemnified Party (as

hereafter defined) shall have any claim against the Company or the Contribution Consideration Recipients in respect of any claim pursuant to this Section 5.3 other than the Escrowed Indemnification Stock prior to the Final Escrow Release Date. For purposes of clarification, no Parent Indemnified Party (as hereafter defined) shall have any right to, and shall be prohibited from any, set off or recoupment from any of the Contribution Consideration, Contingency Cash Payment, Contingency Stock Payment, or the Phantom Equity Holder Contingency Stock for any claim against the Company or the Contribution Consideration Recipients in respect of any claim pursuant to this Section 5.3. In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3 and, except as specifically set forth in Section 9.10, such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise. Notwithstanding anything herein to the contrary, any Contribution Consideration Recipient may, in his or her sole discretion, pay any claim described herein in cash rather than such Contribution Consideration Recipient’s portion of the Escrowed Indemnification Stock as further described in the Escrow Agreement.

5.4 Public Announcements. Parent and the Company agree that no public release or announcement concerning this Agreement or the Reorganization shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.5 Option Plan. Parent shall establish, and Holdco shall assume at the Effective Time, an incentive option or other equity plan for the directors, employees and consultants of Parent and Holdco and their respective affiliates including, without limitation, the Company, in substantially the form attached as Exhibit 5.5 (“Incentive Plan”), which includes grant documentation. Parent and Holdco shall use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of Parent’s Common Stock for such plan including, without limitation, including such plan in the Proxy Statement. Such incentive option or other equity plan shall generally provide for a four (4) year vesting period. The number of shares of Holdco Common Stock authorized and reserved for issuance under the Incentive Plan shall be no less than eight percent (8%) of the Parent Common Stock on a fully diluted basis as of the time immediately prior to the Effective Time.

5.6 Registration Statement; Proxy Statement/Prospectus.

(a) Simultaneously with the date of this Agreement or, if such date is impractical, promptly thereafter (but no later than ten (10) days after the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2006, 2007 and 2008 (together with any required pro forma financial statement), have been prepared by the Company’s auditors), (i) Holdco shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 (or other appropriate form), which shall include the Proxy Statement/Prospectus, for the purpose of registering the shares of Holdco Common Stock to be issued to Parent stockholders pursuant to the Merger (the “Registration Statement”), and (ii) Parent shall prepare and file with the SEC a proxy statement on Schedule 14A, including the Proxy Statement/Prospectus, for the purpose of, among other things, soliciting proxies from (a) holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other things, [I] the adoption of this Agreement and the approval of the transactions contemplated hereby, including, without limitation, the Reorganization (“Parent Stockholder Approval”), [II] the adoption of the Incentive Plan, [III] the amendment of Parent’s certificate of incorporation to amend the definition of the term, “Business Combination,” as defined therein, [IV] any other proposals the Parties deem necessary to effectuate the effectiveness of the Registration Statement, and [V] an adjournment proposal and (b) [I] holders of Parent Warrants to amend the terms of the Warrant Agreement dated August 1, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering the Parent Warrants to allow redemption of the Parent Warrants (or, as applicable, the redemption by Holdco of the Holdco Warrants upon the exchange of the Parent Warrants for Holdco Warrants), at a price of $0.50 per warrant (the “Warrant Redemption”) and to allow the redemption of the Sponsor Warrants in the same manner as the Parent Warrants and [II] an adjournment proposal (the “Proxy Statement”). For purposes of this Agreement, “Proxy Statement/Prospectus” means the letter to Parent’s stockholders and holders of Parent Warrants, the notices of meeting, the proxy statement and forms of proxies to be distributed to Parent’s stockholders in connection with the Reorganization and the transactions contemplated by this Agreement and to the holders of Parent Warrants in connection with the Warrant Redemption, the prospectus relating to the exchange of Parent Common Stock, Parent Warrants and Parent Units for Holdco Common Stock, Holdco Warrants and Holdco Units and any additional solicitation materials required to be filed with the SEC in connection therewith.

(b) The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to promptly provide Parent and Holdco with the information concerning the Company, its management and operations and financial condition required to be included in the Proxy Statement or the Registration Statement. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Parent, Holdco and their counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement or the Registration Statement from the SEC.

(c) Holdco, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable.

(d) Parent shall bear all expenses of the Registration Statement and the Proxy Statement, including fees and expenses, if any, of legal counsel or other advisors.

(e) Parent shall make, and shall cause the Parent Subsidiaries to make, all necessary filings with respect to the Reorganization and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

(f) Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement has been filed, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC under the Exchange Act or any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld.

(g) If at any time prior to the Effective Time, any information relating to Parent, Holdco or the Company, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Parent or the

Company, as applicable, that should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement and/or the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Parent.

5.7 Reservation of Closing Stock Consideration and Contingency Stock Payment. Holdco hereby agrees there shall be, or Holdco shall cause to be, reserved for issuance and/or delivery such number of shares of Holdco Common Stock as shall be required for issuance and delivery of the Closing Stock Consideration and Contingency Stock Payment issuable in accordance with Sections 1.1(a) and 1.4(b) and the Holdco Common Stock issuable to the stockholders of Parent as well as that amount to be reserved under the Incentive Plan. Holdco covenants that it will authorize or cause to be authorized such number of shares of Holdco Common Stock as shall from time to time sufficient to issue the Closing Stock Consideration and Contingency Stock Payment and the Holdco Common Stock issuable to the stockholders of Parent.

5.8 Special Meetings; Mailing of Proxy Statement/Prospectus. As promptly as practicable following the execution of this Agreement, Parent, acting through the Parent Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold the Special Meeting for the purposes described in Section 5.6. Parent shall (i) use reasonable best efforts to solicit the approval of this Agreement by the stockholders of Parent and (ii) include in the Proxy Statement [A] the Parent Board’s declaration of the advisability of this Agreement and its recommendation to the stockholders of Parent that they adopt this Agreement and approve the Reorganization, [B] the Warrant Redemption and [C] all other requests or approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the proposals set forth in Section 5.6 (other than those with regarding adjournment). Notwithstanding the foregoing, Parent may adjourn or postpone the Special Meeting as and to the extent permitted by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the Registration Statement, of which the Proxy Statement/Prospectus is a part, is declared effective by the SEC; and

(b) promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

5.9 Holdco Filings. As soon as practicable after the date the Registration Statement is declared effective by the SEC, Holdco shall file a registration statement on Form 8-A to register the Holdco Common Stock. Promptly but in no event later than Sixty One (61) days after the Closing, Holdco shall file a registration statement on Form S-8 to register the Holdco Common Stock to be issued under the Incentive Plan. Parent shall use commercially reasonable best efforts to obtain listing for trading of Holdco Common Stock and, to the extent that the holders of the Parent Warrants do not approve the Warrant Redemption, the Holdco Units and the Holdco Warrants, on the NYSEA.

5.10 Name Change; Dissolution.

(a) At the Effective Time, Holdco shall file a certificate of amendment to the Holdco Certificate of Incorporate to change its name to Great American Group, Inc.

(b) At the Effective Time or promptly thereafter and except for the Company, the Company Subsidiaries and Holdco, the Company and Members shall file amendments to the governing charter documents of any Persons to which the Company or the Members have an equity interest in and change such Persons’ names to names that do not incorporate the name “Great American”.

(c) Prior to the Effective Time, the Company shall dissolve The Pride Capital Group, LLC, a limited liability company formed under the laws of California on June 23, 2006, under the laws of California.

5.11 Other Actions. Notwithstanding anything to the contrary in Section 5.4:

(a) as promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b) as promptly as practicable after the voting results at the Special Meeting are known, Parent shall prepare a draft Form 8-K announcing such results, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the Reorganization, if applicable, in any report or form to be filed with the SEC (“Closing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the voting results at the Special Meeting are known, Parent and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the Reorganization (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release and shall file the Closing Form 8-K with the SEC.

5.12 Required Information. In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement (including the Proxy Statement/Prospectus), the Closing Form 8-K, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Parent, Holdco and/or the Company to any Government Authority, the NYSEA or other third Person in connection with the Reorganization and the other transactions contemplated hereby, and for such other reasonable purposes, the Company, Parent and Holdco each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of Parent and the Company to be appointed as directors of Holdco effective as of the Closing pursuant to Section 1.8) and such other matters as may be reasonably necessary or advisable in connection with the Reorganization, or any other report, statement, filing, notice or application made by or on behalf of the Company, Parent or Holdco to any third party and/or any Governmental Authority in connection with the Reorganization and the other transactions contemplated hereby.

5.13 Charter Protections; Directors’ and Officers’ Liability Insurance. All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and each Company Subsidiary as provided in the Company’s Organization Documents and Subsidiary Organization Documents or in any indemnification agreements shall survive the Reorganization and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Closing Date, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date, covering the directors and officers of, and each other Person currently covered by such liability insurance, of the Company and each Company Subsidiary.

5.14 Merger. If Holdco (or Parent) or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such

Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Contingency Stock Payments and Contingency Cash Payments.

5.15 Warrant Redemption. In the event of the approval of the Warrant Redemption by the requisite vote of the holders of Parent Warrants in accordance with Section 5.6(a), Parent (or Holdco, as applicable) shall consummate the Warrant Redemption upon the terms provided for in the Warrant Agreement, as amended pursuant to the terms of such vote.

5.16 Further Assurances. The Company and Parent shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Reorganization and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Authority.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reorganization and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Stockholder Approval. The Required Parent Vote shall have been obtained in accordance with the DGCL and Parent’s certificate of incorporation, as amended, and the rules and regulations of the NYSEA and the stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s IPO shall not have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation, as amended, to convert their shares of Parent Common Stock into a cash payment from the Trust Fund.

(b) Antitrust Laws. The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(d) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Reorganization illegal or otherwise preventing or prohibiting consummation of the Reorganization.

(e) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdco Common Stock to be issued in the Reorganization shall have been obtained and shall be in effect and such shares of Holdco Common Stock shall have been approved for listing on the NYSEA.

6.2 Conditions to Obligations of Parent and the Parent Subsidiaries. The obligations of Parent and the Parent Subsidiaries to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Members set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company and the Members shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. The Company shall have delivered to Parent a true copy of the resolutions of the Company Management authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Intentionally omitted.

(g) Legal Opinion. Parent shall have received an opinion of the Company’s counsel, Paul, Hastings, Janofsky & Walker LLP, in form and substance reasonably satisfactory to Parent, addressed to Parent and the Parent Subsidiaries, and dated as of the Closing Date.

(h) Lock Up Agreements. Holdco shall have received the Lock Up Agreements for the Closing Stock Consideration and Holdco Common Stock issuable to the stockholders of Parent.

(i) Employment Agreements. Holdco shall have received employment agreements from each of Andrew Gumaer, Harvey Yellen, Paul Erickson, and Scott Carpenter, in the form annexed hereto as Exhibit 6.2(i) (the “Employment Agreements”).

(j) Resignations. The Persons listed on Exhibit 1.8(b), constituting all of the managers, directors and officers of the Company as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time.

6.3 Conditions to Obligations of the Company and the Members. The obligations of the Company and the Members to consummate the Reorganization are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Parent and/or any Parent Subsidiary set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the

Effective Time as though made as of the Effective Time (except (i) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect).

(b) Agreements and Covenants. Each of Parent and the Parent Subsidiaries shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Parent Board and the Holdco Board, respectively, of those persons currently on the Parent Board and the Holdco Board, respectively, who are not named as directors of the Parent and Holdco, respectively, following the Effective Time in the Proxy Statement.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d) Secretary’s Certificate. The Parent shall have delivered to the Company a true copy of the resolutions of the Parent Board, Holdco Board, and Merger Sub Board, each authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of each of Parent, Holdco and Merger Sub, or similar officer.

(e) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Legal Opinion. The Company shall have received an opinion of the Parent’s and the Parent Subsidiaries’ counsel, Ellenoff Grossman & Schole, LLP, in form and substance reasonably satisfactory to the Company, addressed to the Company, and dated as of the Closing Date.

(g) Board of Directors. The Board of Directors of Holdco shall be constituted as set forth in Section 1.8 hereof, effective as of the Effective Time.

(h) Special Meeting. The requisite approval from the holders of Parent Common Stock and Parent Warrants at the Special Meeting shall have been obtained such that those proposals and actions (other those regarding adjournment) described in Section 5.6, including the Reorganization, shall have been adopted in accordance with the DGCL and Parent’s certificate of incorporation, as amended.

(i) Founders Escrow Agreement and Letter Agreement. The Founders Escrow Agreement and the Letter Agreement shall be in full force and effect in accordance with its terms.

(j) Voting Agreements. Each of the Parent Founders shall have entered into those voting agreements set forth on Exhibit 6.3(j) concurrently with the execution of this Agreement by Parent and the Parent Subsidiaries and the Parent Founders shall have voted their Parent Common Stock, Parent Warrants, and/or Parent Units in accordance therewith at the Special Meeting.

(k) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(l) Resignations. The Persons listed on Exhibit 1.8(a)-1, constituting all of the directors and officers of Parent and Merger Sub as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time.

(m) Registration. That registration rights agreement set forth as Exhibit 6.3(m) shall have been entered into by and between Holdco and the Contribution Consideration Recipients.

6.4 Frustration of Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Reorganization and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Reorganization by the stockholders of Parent or Members (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Company and Parent, as duly authorized by the Parent Board and the Company Management;

(b) by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company due to failure by Parent or any Parent Subsidiary, on one hand, or the Company or any Company Subsidiary, on the other hand, to fulfill any obligation under this Agreement;

(c) by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if there has been a breach by the Company or any Member of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Member shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company or any Member prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(d) for ten (10) calendar days after delivery of written notice from Parent to Company of such Terminating Company Breach, provided Company or such Member continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company or a Member is cured during such ten (10) calendar day period).

(e) by written notice by the Company, if there has been a breach by Parent or the Parent Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or any Parent Subsidiary shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Closing Date, then Company may not terminate this Agreement under this Section 7. 1(e) for ten (10) calendar days after delivery of written notice from Company to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable best efforts to cure such Terminating Parent Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Parent Breach by the Parent is cured during such ten (10) calendar day period).

(f) by written notice by either Parent or Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Required Parent Vote is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent where the failure to obtain the Required Parent Vote shall have resulted from Parent’s or any Parent Subsidiary’s breach of this Agreement;

(g) by written notice by either Parent or Company, if the stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation, as amended, to convert their shares of Parent Common Stock into a cash payment from the Trust Fund;

(h) by written notice by Parent if the Closing conditions set forth in Section 6.2 have not been satisfied by the Company and the Members (or waived by Parent) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Parent if Parent or any Parent Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement; or

(i) by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Parent (or waived by Company) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Company or any Member if Company is in material breach of any representation, warranty or covenant contained in this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Section 7.3 and Article VIII and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud or breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination. Without limiting the foregoing, Section 4.2(b), Section 5.3, this Section 7.2, Section 7.3, Article VIII and Section 9.4 shall survive the termination of this Agreement.

7.3 Fees and Expenses. Except as otherwise set forth in this Agreement, including Section 5.2 and this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Reorganization or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, and filing of the Proxy Statement and the Registration Statement, the printing and mailing of the Proxy Statement/Prospectus, the solicitation of the Required Parent Vote and all other matters related to the consummation of the Reorganization. Notwithstanding the foregoing and only in the event the Reorganization is consummated pursuant to the terms of this Agreement, Parent shall (i) pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby not to exceed Five Million Dollars ($5,000,000.00) in the aggregate, and (ii) reimburse the Company for One Hundred percent (100%) of the costs and expenses incurred by the Company in respect to the filings, applications and other actions undertaken pursuant to Antitrust Laws under Section 5.2(a). Except for payments to Halcyon not to exceed One Million Dollars ($1,000,000) in the aggregate, Parent and each Parent Subsidiary hereby acknowledge and agree that in no event shall Parent together with each Parent Subsidiary incur, in the aggregate, more than Five Million Five Hundred Thousand Dollars ($5,500,000.00) in Expenses in connection with the Reorganization excluding the Expenses described in the preceding sentence. Any Expenses incurred and/or otherwise due and owing by Parent or any Parent Subsidiary shall be paid out of remaining amounts of the Trust Fund released to the Surviving Corporation at Closing in accordance with Section 3.17. In the event Parent wrongfully fails or refuses to consummate the transactions contemplated by this Agreement or Parent consummates an Initial Business Combination with any Person other than the Company, Parent shall reimburse the Company for the Expenses the Company incurred up to One Million Dollars ($1,000,000) in the aggregate (provided, however, that the Company has not consummated a business combination resulting from an Acquisition Proposal with an unaffiliated third Person).

7.4 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or any Parent Subsidiary in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1 Trust Fund Waiver.

(a) The Company, the Members and the Member Representative each acknowledge that Parent is a blank check company formed for the purpose of acquiring one or more businesses or assets (an “Initial Business Combination”). The Company, the Members and the Member Representative each further acknowledges that Parent’s sole assets consist of the cash proceeds of the IPO and private placements of its securities, in each case, consummated in August 2007, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of the IPO. The monies in the Trust Account may be disbursed only (i) to Parent in limited amounts from time to time (and in no event more than $3,500,000 in total) in order to permit Parent to pay its operating expenses; (ii) if Parent completes the Reorganization, which constitutes an Initial Business Combination, then to those Persons and in such amounts as described in Section 3.17; and (iii) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Parent’s entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member Representative, on behalf of his, her or itself and any of their respective managers, directors, officers, affiliates, members, shareholders, trustees or subsidiaries, hereby irrevocably waive any right, title, interest or claim of any kind (any “Claim”) they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to Parent as described in clause (i) above) as a result of, or arising out of, any Claims against Parent arising under this Agreement.

(b) In the event the Company or the Member Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account and/or its assets or the Parent’s public stockholders, whether in the form of money damages or injunctive relief, the prevailing party shall be entitled to recover from the non-prevailing party the associated legal fees and costs in connection with any such action.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. The Confidentiality Agreement, the last sentence of Section 7.3 and the Company’s, the Members’ and the Member Representative’s waiver set forth in Section 8.1(a), shall survive termination of this Agreement in accordance with Section 7.1.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to the Company and the Members, to:

Great American Group, LLC

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Attention: [                    ]

Facsimile: [                    ]

with a copy to (but which shall not constitute notice to the Company or the Members):

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower St., Floor 25

Los Angeles, California 90071

Attention: Robert R. Carlson, Esq.

Facsimile: (213) 996-3220

(ii) if to the Member Representative to:

Andrew Gumaer

[                    ]

[                    ]

Facsimile:

with a copy to (but which shall not constitute notice to the Member Representative):

[                    ]

[                    ]

[                    ]

Attention:

Facsimile:

(iii) if to Parent, Holdco or Merger Sub (before the Closing) to:

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Attention: Mark Klein

Facsimile: (212) 409-2407

with a copy to (but which shall not constitute notice to Parent, Holdco or Merger Sub):

Ellenoff Grossman & Schole, LLP

150 East 42nd Street

New York, New York 10017

Attention: Douglas Ellenoff, Esq.

Facsimile: (212) 370-7889

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, the Parent Subsidiaries and the Company agrees that a final judgment in any Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, the Parent Subsidiaries and the Company irrevocably consents to the service of the summons and complaint and any other process in any other Action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge after due inquiry of the Key Employees, and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein, which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Reorganization be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Parent or the Parent Subsidiaries in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11 Third Parties. Except for the rights of the Phantom Equity Holders pursuant to Sections 1.1, 1.2, 1.3, 1.4, 1.6, and 4.6, and for the rights of the Indemnitees pursuant to Section 5.3, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings.

Term	Section
2010 EBITDA Target	1.4(b)
2011 EBITDA Target	1.4(b)
Acquisition Proposal	4.3(a)
Action	2.12(a)
Additional Parent SEC Reports	3. 7(a)
Adjusted EBITDA	1.4(a)
Affiliate	9. 7
Affiliate Transaction	2. 22
Agreement	Preamble
Amended Operating Agreement	1. 7(a)
Ancillary Public Disclosures	2. 25
Antitrust Laws	5. 2(a)
Available Cash Payment	1. 3(d)
Business	4.4(a)(i)
Business Day	9. 7
Cash Contribution Consideration Percentages	1.1(a)(ii)
Certificate of Merger	1. 2(b)
Certifications	3. 7(a)
Claim	8. 1(a)
Claim Notice	5. 3(d)(i)
Closing	1. 2(a)
Closing Cash Consideration	1. 1(a)(ii)
Closing Company Financials	2.7(a)
Closing Consideration	1. 1(a)(ii)
Closing Date	1. 2(a)
Closing Stock Consideration	1. 1(a)(ii)
Code	1. 2(c)
Company	Preamble
Company Benefit Plans	2. 16(a)
Company Disclosure Schedule	Preamble Article II
Company ERISA Affiliate	2. 16(a)
Company Indemnified Party	5. 3(c)
Company Intellectual Property	2. 15(a)
Company Management	Recitals
Company Material Adverse Effect	2.1
Company Material Contract	2.14(a)
Company Permits	2.11(b)
Company Organization Documents	2.1
Company Real Property	2.19(a)
Company Subsidiary or Company Subsidiaries	2.1
Company Subsidiary Organization Documents	2.1
Confidentiality Agreement	4.2(b)
Consent	2.5(a)
Contingency Cash Payment	1.4(a)
Contingency Stock Payment	1.4(b)
Contribution	Recitals
Contribution Consideration Recipients	1.1(a)(ii)
Current Assets of the Company	1.3(a)
Current Liabilities of the Company	1.3(a)
Damages	5.3(b)
Deductible	5.3(f)
DGCL	Recitals

Term	Section
Distribution Date	1.1(a)(iii)
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
EBITDA Objection Period	1.4(c)
EBITDA Statement	1.4(c)
Effective Time	1.2(b)
Encumbrance	2.6(a)
Enforceability Exceptions	2.4(a)
Environmental Laws	2.21
ERISA	2.16(a)
Escrow Agent	1.2(d)(i)
Escrow Agreement	1.2(d)(i)
Escrow Claims	1.2(d)(i)
Escrowed Indemnification Stock	1.2(d)(i)
Estimated Net Working Capital	1.3(a)
Exchange Act	2.5(a)
Executory Period	4.1(a)
Expenses	7.3
Final EBITDA	1.4(c)
Final Escrow Release Date	1.2(d)(i)
Final Net Working Capital	1.3(b)
First Escrow Release Date	1.2(d)(i)
Flow of Funds Memo	1.1(a)(ii)
Founders Escrow Agreement	1.6
Founders Restricted Stock	4.5
FTC	5.2(b)
Fundamental Representations and Warranties	5.3(a)
GAAP	2.7(a)
Governmental Authority	2.5(a)
Halcyon	1.4(a)
Hazardous Substance	2.21
Holdco	Preamble
Holdco Board	Recitals
Holdco Bylaws	1.7(b)
Holdco Certificate of Incorporation	1.7(b)
Holdco Common Stock	1.1(a)(ii)
Holdco Units	1.1(b)(ii)
Holdco Warrants	1.1(b)(ii)
Incentive Plan	5.5
Indebtedness	2.2(e)
Indemnified Representative	5.3(d)
Indemnifying Representative	5.3(d)
Indemnitee	5.3(d)
Independent Accountant	1.3(b)
Initial Business Combination	8.1(a)
Intellectual Property	2.15(b)
Investment Company Act	3.17(a)
IPO	3.17(a)
Key Employees	2.20(c)
Knowledge	9.7
Law or Laws	2.6(a)
Letter Agreement	4.5
Licensed Intellectual Property	2.15(a)
Lock Up Agreements	1.6

Term	Section
Member or Members	Preamble
Member Representative	Preamble
Membership Interests	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	3.2(c)
Minimum Trust Amount	3.17(a)
Net Working Capital	1.3(a)
Net Working Capital Benchmark	1.3(c)
NYSEA	3.22
Operating Agreement	1.7(a)
Order	2.12(a)
Parent	Preamble
Parent Benefit Plans	3.12
Parent Board	Recitals
Parent Common Stock	1.1(b)(ii)
Parent Disclosure Schedule	Preamble Article III
Parent ERISA Affiliate	3.12
Parent Financials	3.7(b)
Parent Founders	1.6
Parent Indemnified Party	5.3(b)
Parent Material Adverse Effect	3.5
Parent Material Contracts	3.14(a)
Parent Organization Documents	3.1
Parent Permits	3.27(b)
Parent SEC Reports	3.7(a)
Parent Stockholder Approval	5.6(a)
Parent Subsidiaries	3.1
Parent Subsidiary Organization Documents	3.1
Parent Units	1. 1(b)(ii)
Parent Warrants	1.1(b)(ii)
Party or Parties	Preamble
Permitted Encumbrances	2.19(b)
Person	9.7
Phantom Equity Holders	1.1(a)(ii)
Phantom Equity Holder Contingency Stock	1.4(f)
portion of the Closing Stock Consideration	1.1(a)(iii)
Proxy Statement	5.6(a)
Proxy Statement/Prospectus	5.6(a)
Registration Statement	5.6(a)
Reorganization	Recitals
Representatives	4.2(b)
Required Parent Vote	3.4
Requisite Regulatory Approvals	6.1(c)
Sarbanes-Oxley Act	3.7(a)
SEC	1.2(d)(i)
Secretary of State	1.2(b)
Securities Act	2.2(a)
Signing Company Financials	2.7(a)
Signing Form 8-K	5.11(a)
Signing Press Release	5.11(a)
Special Meeting	5.6(a)
Sponsor Warrants	3.2(d)
Stock Contribution Consideration Percentages	1.1(a)(ii)

Term	Section
Stockholder Warrants	3.2(d)
Subsidiary	9.7
Surviving Company	1.1(b)(i)
Tax or Taxes	2.17(g)
Tax Returns	2.17(a)
Tenant Leases	2.19(a)
Terminating Company Breach	7.1(d)
Terminating Parent Breach	7.1(e)
Termination Date	7.1
Third Party Claim	5.3(d)
Trust Account	3.17(a)
Trust Agreement	3.17(a)
Trust Fund	3.17(a)
Trustee	3.17(a)
Voting Form 8-K	5.11(b)
Voting Press Release	5.11(b)
Warrant Agreement	5.6(a)
Warrant Redemption	5.6(a)
WC Objection Period	1.3(b)
Working Capital Shortfall	1.3(c)

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

AGREEMENT AND

PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ MARK KLEIN
Name:	Mark Klein
Title:	Chief Executive Officer

GREAT AMERICAN GROUP, INC.

By:	/s/ MARK KLEIN
Name:	Mark Klein
Title:	Chief Executive Officer

AAMAC MERGER SUB, INC.

By:	/s/ MARK KLEIN
Name:	Mark Klein
Title:	President

GREAT AMERICAN GROUP, LLC

By:	/s/ ANDY GUMAER
Name:	Andy Gumaer
Title:	CEO

MEMBERS:

/s/ ANDREW GUMAER
Andrew Gumaer

/s/ HARVEY YELLEN
Harvey Yellen

MEMBER REPRESENTATIVE:

/s/ ANDREW GUMAER
Andrew Gumaer

Explanatory Note Regarding Schedules

The following schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Company Disclosure Schedules to Agreement and Plan of Reorganization, dated May 14, 2009, by and among the Great American Group, LLC, Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., the Members of the Company, and the Member Representative.

•	Section 1.4 – EBITDA Statement Calculation
•	Section 2.1 – Due Organization and Good Standing of Subsidiaries
•	Section 2.2(a) – Title To Securities; Capitalization – Membership Interests
•	Section 2.2(b) – Title To Securities; Capitalization – Other Membership Interests
•	Section 2.2(c) – Title To Securities; Capitalization – Ownership of Company Subsidiaries
•	Section 2.2(e) – Title To Securities; Capitalization – Restricted Indebtedness
•	Section 2.2 (f) – Title to Securities; Capitalization – Dividends; Repurchases of Membership Interests
•	Section 2.2(h) – Title to Securities; Capitalization – Agreements to Resell Closing Consideration Stock
•	Section 2.3(a) – Subsidiaries and Jurisdictions of Organization
•	Section 2.3(b) Qualified to Conduct Business
•	Section 2.3(c) – The Pride Capital Group, LLC Business and Operations
•	Section 2.5(a) – Governmental Authority Consents
•	Section 2.6(a) – No Violations
•	2.6(b) – Imposition of Encumbrances
•	Section 2.7(a) – Signing Company Financials
•	Section 2.8 – Absence of Certain Change
•	Section 2.11(b) – Regulatory Agreements; Permits
•	Section 2.12(a) – Litigation
•	Section 2.14(a) – Material Contracts
•	Section 2.14(b) – Material Contracts – Enforceability; Validity; Breach
•	Section 2.15(a)-1 – Intellectual Property
•	Section 2.15(a)-2 – Intellectual Property – Valid Rights to Licensed Intellectual Property
•	Section 2.16(a) – Employee Benefit Plans
•	Section 2.16(b) – Company Benefit Plans
•	Section 2.16(e) – Post Termination Benefits
•	Section 2.17 – Taxes and Returns
•	Section 2.18 – Finders and Investment Bankers
•	Section 2.19(a) – Title to Properties; Assets
•	Section 2.20 – Employee Matters
•	Section 2.22 – Transactions with Affiliates
•	Section 2.23 – Insurance
•	Section 2.26 – Accounts Receivable
•	Section 4.1 – Conduct of Business of the Company and of Parent and Parent Subsidiaries
•	Annex 2.12(a)(2) – Copy of Correspondence Related to Great American Auction Group Infringement
•	Annex 2.14(a)(v) – Current Engagements of the Company or Company Subsidiaries Involving the Acquisition or Disposition of Equity Interests of Another Person
•	Annex 2.15(a)(ii)(3) – Copy of 2009 U.S. Dist LEXIS 24353
•	Annex 2.17(a) – Sales Taxes and Payroll Taxes

Parent Disclosure Schedules to Agreement and Plan of Reorganization, dated May 14, 2009, by and among the Great American Group, LLC, Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., the Members of the Company, and the Member Representative.

•	Section 3.2(d) – Outstanding Obligations
•	Section 3.7 – SEC Filings
•	Section 3.10 – Absence of Certain Changes
•	Section 3.11 – Taxes and Returns
•	Section 3.14(a)-1 – Material Contracts
•	Section 3.14(a)-2 – Material Contracts
•	Section 3.19 – Finders and Investment Bankers
•	Section 3.21 – Indebtedness
•	Section 3.22 – NYSEA Actions
•	Section 3.24 – Insurance
•	Section 3.27(b) – Permits
•	Section 4.1 – Conduct of Business

Annex B-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of May 29, 2009 by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub,” and collectively, with Parent and Holdco, the “Buyer Parties”), on the one hand, and Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer, in his capacity as a Member and as the Member Representative, and Harvey Yellen, in his capacity as a Member, on the other hand.

RECITALS

A. The Buyer Parties, the Company, the Members and the Member Representative are parties to that certain Agreement and Plan of Reorganization, dated May 14, 2009 (the “Purchase Agreement”).

B. Each of the Buyer Parties, the Company, the Members and the Member Representative wish to amend the Purchase Agreement as provided herein.

NOW THERFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

2.1 Clause (d) of the fifth sentence of Section 1.4(a) of the Purchase Agreement is hereby amended and restated to read as follows:

“(d) exclude any Contingency Cash Payment, any Contingency Stock Payment, any payment or release of Founders Restricted Stock and any expenses related thereto,”

2.2 The first romanette set forth in Section 5.6(a) of the Purchase Agreement is hereby amended and restated to read as follows:

“(i) Holdco shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 (or other appropriate form), which shall include the Proxy Statement/Prospectus, for the purpose of registering the shares of Holdco Common Stock to be issued to Parent stockholders and the Contribution Consideration Recipients pursuant to the Merger (the “Registration Statement”), and”

2.3 Section 6.3(a) of the Purchase Agreement is hereby amended and restated to read as follows:

“(a) Representations and Warranties. Each of the representations and warranties of the Parent and/or any Parent Subsidiary set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect).”

B-1-1

2.4 Section 6.1 of the Purchase Agreement is hereby amended to add the following clause (f):

“(f) Warrant Redemption. The Warrant Redemption shall have been approved by the requisite vote of the holders of the Parent Warrants in accordance with Section 5.6.

2.5 The first romanette set forth in Section 7.3 of the Purchase Agreement is hereby amended and restated to read as follows:

“(i) pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby not to exceed Five Million Five Hundred Thousand Dollars ($5,500,000.00) in the aggregate, and”

2.6 The first and second romanettes set forth in Section 9.2 of the Purchase Agreement are hereby amended and restated to read as follows:

“(i) if to the Company and the Members, to:

Great American Group, LLC

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Attention: Andrew Gumaer

Facsimile: (818) 884-2976

with a copy to (but which shall not constitute notice to the Company or the Members):

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower St., Floor 25

Los Angeles, California 90071

Attention: Robert R. Carlson, Esq.

Facsimile: (213) 996-3220

(ii) if to the Member Representative to:

Andrew Gumaer

5443 Amber Circle

Calabasas, CA 91302

Facsimile: (818) 878-9899

with a copy to (but which shall not constitute notice to the Member Representative):

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower St., Floor 25

Los Angeles, California 90071

Attention: Robert R. Carlson, Esq.

Facsimile: (213) 996-3220”

Section 3. References. All references in the Purchase Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Purchase Agreement as amended by this Amendment.

Section 4. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects.

B-1-2

Section 5. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

B-1-3

SIGNATURE PAGE TO

AMENDMENT NO. 1 TO AGREEMENT AND

PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 1 to Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/S/ MARK KLEIN
Name: Title:	Mark Klein Chief Executive Officer

GREAT AMERICAN GROUP, INC

By:	/S/ MARK KLEIN
Name: Title:	Mark Klein Chief Executive Officer

AAMAC MERGER SUB, INC.

By:	/S/ MARK KLEIN
Name: Title:	Mark Klein President

GREAT AMERICAN GROUP, LLC

By:	/S/ ANDREW GUMAER
Name: Title:	Andrew Gumaer Chief Executive Officer

MEMBERS:

/S/ ANDREW GUMAER
Andrew Gumaer

/S/ HARVEY YELLEN
Harvey Yellen

MEMBER REPRESENTIVE:

/S/ ANDREW GUMAER
Andrew Gumaer

B-1-4

Annex B-2

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of July 8, 2009 by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub,” and collectively, with Parent and Holdco, the “Buyer Parties”), on the one hand, and Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer, in his capacity as a Member and as the Member Representative, and Harvey Yellen, in his capacity as a member, on the other hand.

RECITALS

A. The Buyer Parties, the Company, the Members and the Member Representative are parties to that certain Agreement and Plan of Reorganization, dated May 14, 2009 (as amended by Amendment No. 1, dated May 29, 2009) (the “Purchase Agreement”).

B. Each of the Buyer Parties, the Company, the Members and the Member Representative wish to amend the Purchase Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

2.1 Section 1.1(a)(ii)(A) is hereby amended and restated to read as follows:

“(A) Sixty Million Dollars ($60,000,000) in cash (the “Closing Cash Consideration”), and”

2.2 Section 1.1(a)(ii)(B) is hereby amended and restated to read as follows:

“(B) Twelve Million (12,000,000) shares of common stock, par value $0.0001 per share, of Holdco (the “Holdco Common Stock”) (the “Closing Stock Consideration” and collectively with the Closing Cash Consideration, the “Closing Consideration”).”

2.3 Section 1.1(b)(ii) is hereby amended and restated to read as follows:

“Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, each issued and outstanding share of common stock, par value $.0001 per share, of Parent (the “Parent Common Stock”) shall be exchanged into One and Twenty-Three Hundredths (1.23) shares of Holdco Common Stock. Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), at the Effective Time, all of the issued and outstanding [A] warrants of Parent to purchase Parent Common Stock (the “Parent Warrants”) and [B] each unit, comprised of Parent Common Stock and Parent Warrants (the “Parent Units”) respectively, shall be exchanged into [x] the same number of warrants to purchase Holdco Common Stock (the “Holdco Warrants”) and [y] One and Twenty-Three Hundredths (1.23) shares of Holdco Common Stock and one Holdco Warrant, respectively. As a result of the Merger, all of the common stock of Merger Sub shall be converted into common stock of the Surviving Company with the same

B-2-1

rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the Parent Common Stock, Parent Warrants, or Parent Units, respectively, shall be deemed for all purposes to represent Holdco Common Stock, Holdco Warrants and, in the case of Parent Units, Holdco Common Stock and Holdco Warrants, respectively, into which such shares of Parent Common Stock, Parent Warrants, or Parent Units, respectively, represented thereby were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate.”

2.4 Section 1.1(b)(vi) is hereby amended and restated to read as follows:

“All Parent Common Stock, Parent Warrants, and Parent Units, respectively, shall (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), by virtue of the Merger and without any action on the part of the stockholders, warrantholders or unitholders of Parent (other than as described herein), be deemed for all purposes to represent the right to receive Holdco Common Stock, Holdco Warrants and, in the case of Parent Units, Holdco Common Stock and Holdco Warrants, and each of such stockholders, warrantholders, and/or unitholders, as applicable, shall cease to have any rights with respect thereto.”

2.5 Section 1.1(b)(vii) is hereby amended and restated to read as follows:

“In the event that the Warrant Redemption and the restriction on the exercise of the warrants until the 91st day following the Closing Date are approved by the requisite vote of the holders of the Parent Warrants, and the Warrant Agreement is amended to provide for redemption by Parent and the restriction on the exercise of the warrants until the 91st day following the Closing Date, all in accordance with Section 5.6, each of the Parent Warrants (including any Parent Warrants included within any Parent Units) shall represent the right to receive Holdco Warrants (including, solely with respect to any Parent Warrants included within any Parent Units, any Holdco Warrants) and the right to receive $0.50 per Holdco Warrant in accordance with the terms of the Warrant Redemption.”

2.6 Section 1.2(d) is hereby amended and restated to read as follows:

“Escrow. Pursuant to the Escrow Agreement by and among Parent, Holdco, the Company, the Member Representative and Continental Stock Transfer & Trust Company (the “Escrow Agent”), in the form set forth in Exhibit 1.2(d)(i) (the “Escrow Agreement”), as the sole remedy for (i) the indemnification obligations set forth in Section 5.3, (ii) the Working Capital Shortfall, if any, pursuant to Section 1.3, and (iii) the Inventory Amount Shortfall, if any, pursuant to Section 1.5, One Million Five Hundred Thousand (1,500,000) shares of Holdco Common Stock (the “Escrowed Indemnification Stock”) will be withheld from the Closing Stock Consideration, which shall be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages and deposited at Closing to the account specified in the Escrow Agreement. The Escrow Agreement shall provide that, (i) on the thirtieth (30th) day after the date Holdco has filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ending December 31, 2009 (the “First Escrow Release Date”), the Escrow Agent shall release Six Hundred Thousand (600,000) shares of the Escrowed Indemnification Stock, less that portion thereof applied in satisfaction of, or reserved with respect to, (A) indemnification obligations of the Contribution Consideration Recipients to the Parent Indemnified Parties in connection with claims made pursuant to Section 5.3 of this Agreement, (B) obligations of the Contribution Consideration Recipients in connection with any Working Capital Shortfall pursuant to Section 1.3, and (C) obligations of the Members in connection with any Inventory Amount Shortfall pursuant to Section 1.5 (collectively, clauses (A), (B), and (C) “Escrow Claims”), and (ii) on the thirtieth (30th) day after the date Holdco has filed with the SEC its Annual Report on Form 10-K for the year ending December 31, 2010 (the “Final Escrow Release Date”), the Escrow Agent shall release all of the shares then comprising the Escrowed Indemnification Stock remaining in escrow, less

B-2-2

that portion thereof applied in satisfaction of, or reserved with respect to, Escrow Claims; provided, however, that with respect to any Escrow Claim made with respect to clause (C) herein, the Parties agree that the sole remedy for such Escrow Claim shall be the return of the Member Inventory Stock in accordance with Section 1.5 and further that no such Escrow Claim as it relates to clause (C) herein shall be made, if ever, prior to the date that all of the Inventory Assets (as hereafter defined) are sold; provided, further, that with respect to any Escrow Claim that remains unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, as applicable, and notice of which was properly and timely delivered pursuant to this Section 1.2(d) and Section 5.3, a portion of the Escrowed Indemnification Stock reasonably necessary to satisfy such Escrow Claim shall remain in escrow until such Escrow Claim shall have been disposed pursuant to Section 5.3. For purposes of this Section 1.2(d) and Section 5.3, and with respect to any Escrow Claims (and any satisfaction thereof), the Escrowed Indemnification Stock shall be deemed to be valued at Nine Dollars Eighty Four Cents ($9.84) per share. Any shares comprising the Escrowed Indemnification Stock due to be released on the First Escrow Release Date or Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the Contribution Consideration Recipients in accordance with their Stock Contribution Consideration Percentages, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim; provided, however, that except as specifically provided in Section 1.5 with respect to the Member Inventory Stock, no Escrowed Indemnification Stock, once released and delivered to any Contribution Consideration Recipient in accordance with this Agreement, shall be subject to any Escrow Claim, whether or not resolved. For purposes of this Agreement, “Inventory Assets” means, collectively, (i) Bombardier, (ii) the IS Equipment, (iii) Red River and (iv) Furniture Division Inventory, each as reflected on the Company’s balance sheet dated as of the Closing Date.”

2.7 The second sentence of Section 1.3(c) is hereby amended and restated to read as follows:

“If the Final Net Working Capital is less than the Net Working Capital Benchmark (such amount, the “Working Capital Shortfall”), Holdco shall be entitled to receive an amount equal to the Working Capital Shortfall in the form of shares initially issued from the Closing Stock Consideration, such shares for purposes of this Section 1.3(c) to be deemed to be valued at Nine Dollars Eighty Four Cents ($9.84) per share and without interest thereon.”

2.8 The fourth sentence of Section 1.3(c) is hereby amended and restated to read as follows:

“For purposes of this Section 1.3, “Net Working Capital Benchmark” shall mean Six Million Dollars ($6,000,000).”

2.9 The first and second sentences of Section 1.4(a) are hereby amended and restated to read as follows:

“In addition to the Contribution Consideration payable pursuant to Section 1.1(a) above for the sale of the Membership Interests, Holdco shall make a contingency payment in cash in the aggregate amount of Ten Million Dollars ($10,000,000) (the “Contingency Cash Payment”) to the Members upon the Company achieving any one of (i) Forty Five Million Dollars ($45,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2009, (ii) Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) in Adjusted EBITDA for the twelve (12) months ending March 31, 2010, or (iii) Fifty Million Dollars ($50,000,000) in Adjusted EBITDA for the twelve (12) months ending June 30, 2010. For the avoidance of doubt, the Parties hereby agree the Contingency Cash Payment under this Section 1.4(a) will only be payable to the Members once and shall not exceed Ten Million Dollars ($10,000,000) in the aggregate.”

2.10 Section 1.4(b) is hereby amended and restated to read as follows:

“Contingency Stock Payment to the Contribution Consideration Recipients. In addition to the Contribution Consideration and Contingency Cash Payment payable pursuant to Section 1.1(a) and Section 1.4(a), respectively, Holdco shall issue to the Contribution Consideration Recipients up to an

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aggregate of Six Million (6,000,000) shares of Holdco Common Stock (the “Contingency Stock Payment”) in accordance with Section 1.4(e) and Section 1.4(f) upon the Company meeting certain performance targets set forth in this Section 1.4(b). In the event the Company achieves any one of the targets set forth in Section 1.4(a)(i), Section 1.4(a)(ii), or Section 1.4(a)(iii), then Holdco shall issue to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Fifty Five Million Dollars ($55,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2010 (the “2010 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Sixty Five Million Dollars ($65,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2011 (the “2011 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock; provided, however, that if the Company does not achieve the 2010 EBITDA Target, but does achieve the 2011 EBITDA Target, then Holdco shall also issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock. For the avoidance of doubt, the Parties hereby agree the Contingency Stock Payment under this Section 1.4(b) will not exceed Six Million (6,000,000) shares of Holdco Common Stock in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(b), the Contribution Consideration Recipients shall not be entitled to receive any Contingency Stock Payment. The Contingency Stock Payment, if any, will be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages.”

2.11 The first sentence of Section 1.4(f) is hereby amended and restated to read as follows:

“Up to Seven Hundred Twenty Thousand (720,000) shares of Holdco Common Stock to be issued pursuant to the Contingency Stock Payment (assuming the Company satisfies all of the performance targets set forth in Section 1.4(b) hereinabove (the “Phantom Equity Holder Contingency Stock”) shall be allocated among the Phantom Equity Holders in accordance with their respective, relative Stock Contribution Percentages.”

2.12 The first and second sentences of Section 1.5 are hereby amended and restated to read as follows:

“As the sole remedy for any Inventory Amount Shortfall, if any, pursuant to this Section 1.5, One Million Three Hundred Twenty Thousand (1,320,000) shares of Holdco Common Stock (the “Member Inventory Stock”) that comprise the Escrowed Indemnification Stock, which shall be allocated among the Members in accordance with their respective, relative Stock Contribution Consideration Percentages, shall be held in escrow pursuant to the Escrow Agreement and shall be distributed to the Members in accordance with Section 1.3. To the extent that the Gross Proceeds (as hereafter defined) are less than the Book Value (as hereafter defined) (such amount, the “Inventory Amount Shortfall”), Holdco shall be entitled to receive from the Members an amount equal to the Inventory Amount Shortfall in the form of shares of Holdco Common Stock initially issued as the Member Inventory Stock, such shares for purposes of this Section 1.5 to be deemed to be valued at Nine Dollars Eighty Four Cents ($9.84) per share and without interest thereon.”

2.13 The seventh sentence of Section 1.5 is hereby amended and restated to read as follows:

“To the extent that the Inventory Amount Shortfall is not determined by the Final Escrow Release Date, any remaining Member Inventory Stock comprising the Escrowed Indemnification Stock shall be returned to the Members and, immediately thereafter, the Members shall re-contribute such remaining Member Inventory Stock back into Escrow in accordance with the Escrow Agreement; provided, however, subject to Holdco’s consent (at its sole discretion), that the Members may contribute into escrow assets in lieu of such remaining Member Inventory Stock of equal or greater value than such

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remaining Member Inventory Stock (valued at Nine Dollars Eighty Four Cents ($9.84) per share without interest thereon).”

2.14 Section 4.5 is hereby amended and restated to read as follows:

“Parent Founder Stock. In addition to the restrictions upon the Parent Founders set forth in Section 1.6, each of the Parent Founders have executed the letter agreement attached hereto as Exhibit 4.5-1 (the “Letter Agreement”), as amended, whereby, at the Effective Time, Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock issued to the Founders (the “Founders Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated August 1, 2007, by and among the Parent Founders and Continental Stock Transfer & Trust Company (as amended by the Letter Agreement). While in escrow, the Founders shall not have any right to vote such Founders Restricted Stock but such shares shall continue to remain issued and outstanding. One Million Five Hundred Thousand (1,500,000) shares of Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders, in accordance with Exhibit 4.5-2, upon the Company meeting a performance target set forth in Section 1.4(b). For purposes of clarification only, in the event the Company achieves the 2010 EBITDA Target, then Holdco shall direct Continental Stock Transfer & Trust Company to release 500,000 shares of Founders Restricted Stock (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. For purposes of clarification only, in the event the Company does not achieve both the 2010 EBITDA Target and 2011 EBITDA Target set forth in Section 1.4(b), 1,000,000 shares of Founders Restricted Stock shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. For purposes of clarification only, in the event the Company does not achieve the 2010 EBITDA Target but does achieve the 2011 EBITDA Target, 1,000,000 shares of the Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. Holdco shall direct Continental Stock Transfer & Trust Company to cancel or release the relevant portion of the Founders Restricted Stock, if any, to the Parent Founders promptly after the relevant final determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founders to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement, as amended, including without limitation the cancellation, concurrent with the Closing, of Six Million Three Hundred Fifty Thousand (6,350,000) shares of Parent Common Sock held by the Parent Founders and Nine Hundred Twenty Thousand (920,000) shares of Holdco Common Stock received pursuant to the exchange of 1.23 shares of Holdco Common Stock for each share of Parent Common Stock in connection with the Reorganization.”

2.15 The last sentence of Section 5.6(a) is hereby amended and restated to read as follows:

“For purposes of this Agreement, “Proxy Statement/Prospectus” means the letter to Parent’s stockholders and holders of Parent Warrants, the notices of meeting, the proxy statement and forms of proxies to be distributed to Parent’s stockholders in connection with the Reorganization and the transactions contemplated by this Agreement and to the holders of Parent Warrants in connection with the Warrant Redemption, the prospectus relating to the exchange of Parent Common Stock, Parent Warrants and Parent Units for Holdco Common Stock, Holdco Warrants and, in the case of Parent Units, Holdco Common Stock and Holdco Warrants, and any additional solicitation materials required to be filed with the SEC in connection therewith.”

2.16 Section 5.6(b)(I) is hereby amended and restated to read as follows:

“holders of a majority of the Parent Warrants to amend the terms of the Warrant Agreement dated on or about August 1, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering the Parent Warrants to allow (A) redemption of the Parent Warrants (and, as applicable, the redemption by Holdco of the Holdco Warrants upon the exchange of the Parent Warrants for Holdco Warrants), at a price of $0.50 per warrant (the “Warrant

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Redemption”) (and to allow the redemption of the Sponsor Warrants in the same manner as the Parent Warrants), such redemptions to take place within ninety (90) days after the Closing and that the warrants governed by the Warrant Agreement shall not be exercisable during the ninety (90) day period after the Closing, (B) to delay the commencement of the exercisability of the Parent Warrants (and, as applicable, to delay the commencement of the exercisability of the Holdco Warrants upon the exchange of the Parent Warrants for Holdco Warrants) (and to delay the commencement of the exercisability of the Sponsor Warrants in the same manner as the Parent Warrants) and (C) to preclude any adjustment to the Parent Warrants, and upon the exchange, the Holdco Warrants or Sponsor Warrants as a result of the Reorganization, and”

2.17 Section 5.8(a)[B] is hereby amended and restated to read as follows:

“the Warrant Redemption and the restriction on the exercise of the warrants in accordance with Section 5.6(a)(ii)(b)(I) and”

2.18 The last sentence of Section 5.9 is hereby amended and restated to read as follows:

“Parent shall use commercially reasonable best efforts to obtain listing for trading of Holdco Common Stock and the Holdco Warrants, on the NYSEA.”

2.19 The preamble to Section 6.1 is hereby amended and restated as follows:

“Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reorganization and other transactions described herein shall be subject to the satisfaction or waiver (provided, however, that under no circumstances shall Section 6.1(f) be waived by either Party), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:”

2.20 Section 6.1(f) is hereby amended and restated as follows:

“Vote of Warrant Holders. The vote of the holders of Parent Warrants to amend the terms of the Warrant Agreement to permit the Warrant Redemption, to restrict the exercise of the Holdco Warrants until the 91st day following the Closing Date and to preclude any adjustment to the Parent Warrants, Holdco Warrants or Sponsor Warrants as a result of the Reorganization shall have been obtained in accordance with Section 5.6(b)(I).”

2.21 Section 6.3 is hereby amended to add the following Section 6.3(n):

“Available Cash. The aggregate cash balance of the surviving entities, after payment of all expenses and other amounts contemplated by this Agreement, at Closing is satisfactory to the Member Representative in his reasonable judgment.”

2.22 The first romanette of the third sentence of Section 7.3 of the Purchase Agreement is hereby amended to read as follows:

“(i) pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby not to exceed Seven Million Dollars ($7,000,000.00) in the aggregate.”

Section 3. References. All references in the Purchase Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Purchase Agreement as amended by this Amendment. The references in the Agreement to Exhibits 4.5-1 and 6.3(m) are hereby amended and restated in their entirety to refer to Exhibits 4.5-1 and 6.3(m) attached to this Amendment. The reference to Exhibit 6.3(j) is hereby amended to refer to the Voting Agreements set forth therein, as supplemented by the Acknowledgements attached hereto as Exhibit 6.3(j)-1.

Section 4. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects.

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Section 5. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO

AMENDMENT NO. 2 TO AGREEMENT AND

PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 2 to Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Mark Klein
	Name:	Mark Klein
	Title:	Chief Executive Officer

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark Klein
	Name:	Mark Klein
	Title:	Chief Executive Officer

AAMAC MERGER SUB, INC.

By:	/s/ Mark Klein
	Name:	Mark Klein
	Title:	President

GREAT AMERICAN GROUP, LLC

By:	/s/ Andrew Gumaer
	Name:	Andrew Gumaer
	Title:	Chief Executive Officer

MEMBERS:

/s/ Andrew Gumaer
Andrew Gumaer

/s/ Harvey Yellen
Harvey Yellen

MEMBER REPRESENTATIVE:

/s/ Andrew Gumaer
Andrew Gumaer

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Annex C

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

The undersigned, for the purposes of amending the Amended and Restated Certificate of Incorporation of Alternative Asset Management Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141(b) of the DCGL, at a special meeting of the Board held on May 12, 2009, a resolution proposing and declaring advisable the following amendment to Article SIXTH of the Certificate of Incorporation of said Corporation:

RESOLVED, the form, terms, provisions of the Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, the form attached hereto as Exhibit E (the “Certificate of Amendment”), reflecting, among other things, the amendment to the term “Business Combination” in connection with the Acquisition be, and the same hereby is, authorized and approved in all respects.

EXHIBIT E

The following paragraphs (A) through (J) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” without the unanimous consent of the holders of all of the shares of the Corporation’s outstanding Common Stock. A “Business Combination” shall mean the acquisition by the Corporation, or an affiliate of the Corporation, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, of one or more businesses or assets (“Target Business” or “Target Businesses”) resulting in ownership by the Corporation, or an affiliate of the Corporation, of at least 51% of the voting equity interests of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur (a) a Business Combination or (b) the Termination Date.

SECOND: After a special meeting of the stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the holders of a majority of the issued and outstanding stock of the Corporation have voted in favor of said amendment.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation of Alternative Asset Management Acquisition Corp. to be duly executed by the undersigned this      day of                     , 2009.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:
Paul Lapping
Chief Financial Officer

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Annex D

CERTIFICATE OF INCORPORATION

OF

GREAT AMERICAN GROUP, INC.

ARTICLE ONE

NAME

The name of the corporation (the “Corporation”) is Great American Group, Inc.

ARTICLE TWO

REGISTERED OFFICE AND REGISTERED AGENT

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

CAPITALIZATION

A.	CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Forty-Five Million (145,000,000) shares, such shares being divided into One Hundred Thirty-Five Million (135,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

The following is a statement of the designations, preferences, privileges, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class.

B.	PREFERRED STOCK

Subject to the provisions of this Certificate of Incorporation, the Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the DGCL (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, determination of any of the following:

(a)	the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(b)	the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	whether the shares shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)	whether the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f)	whether the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)	the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)	whether the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(i)	whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(j)	any other powers, designations, preferences and relative, participating, optional and other special rights of that series and the qualifications, limitations or restrictions of such preferences and/or rights.

Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of any meeting of stockholders. In addition, except as otherwise expressly provided in the applicable Preferred Stock Certificate of Designation, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

C.	COMMON STOCK.

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series thereof. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

1.	VOTING RIGHTS.

Except as otherwise provided in this Certificate of Incorporation, as otherwise required by applicable law or as provided in any Preferred Stock Certificate of Designation, the entire voting power of shares of capital stock of the Corporation shall be vested exclusively in the Common Stock. Each share of Common Stock shall be entitled to one vote on all matters to be voted on by the holders of Common Stock. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting. The stockholders of the Corporation may not act by written consent.

2.	DIVIDENDS.

If and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3.	LIQUIDATION.

The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

4.	STOCK OWNERSHIP.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE FIVE

AMENDMENTS OF BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation except as otherwise required by law or contract. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, no provision of the Bylaws may be altered, amended or repealed in any respect by the stockholders, nor may any provision inconsistent therewith be adopted, in any respect by the stockholders, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof.

ARTICLE SIX

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

A.	NUMBER; TERM.

The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article Six unless otherwise provided for in the applicable Preferred Stock Certificate of Designation.

B.	CLASSES

The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

C.	VACANCIES.

Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill any vacancy shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

D.	ELECTION.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SEVEN

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE EIGHT

LIABILITY AND INDEMNIFICATION

A.	LIABILITY.

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation shall not be liable to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of this Section A of Article Eight shall not adversely affect any right or protection of a director hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B.	INDEMNIFICATION.

The Corporation shall indemnify and advance expenses to each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify and advance expenses to any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

No amendment to or repeal of the provisions of this Article Eight shall deprive a director or officer of the benefit hereof with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE TEN

CORPORATE POWER

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein upon stockholders and directors are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, no provision of Articles Five, Six or Ten of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

ARTICLE ELEVEN

INCORPORATOR

The name and the mailing address of the incorporator are as follows:

Name	Address
Barbara J. Alder	c/o Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of May, 2009.

/S/ BARBARA J. ALDER
Barbara J. Alder, Incorporator

Annex E

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

2009 Stock Incentive Plan

Plan Document

1. Establishment, Purpose, and Types of Awards. Alternative Asset Management Acquisition Corp. (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “Alternative Asset Management Acquisition Corp. 2009 Stock Incentive Plan” (hereinafter referred to as the “Plan”), for the following purposes: (a) to enhance the Company’s ability to attract highly qualified personnel; (b) to strengthen its retention capabilities; (c) to enhance the long-term performance and competitiveness of the Company; and (d) to align the interests of Participants with those of the Company’s shareholders.

(a) Effective Date. This Plan shall become effective upon the date adopted by the Board of Directors of the Company; provided that no Awards shall be granted hereunder until the Plan has been approved by a vote of a majority of the votes cast at a duly held meeting of the Company’s shareholders (or by such other shareholder vote that the Committee determines to be sufficient for the issuance of Shares and Awards according to the Company’s governing documents and Applicable Law).

(b) Awards. The Plan permits the granting of the following types of Awards according to the Sections of the Plan listed here:

Section 5	Stock Options
Section 6	Share Appreciation Rights (SARs)
Section 7	Restricted Shares, Restricted Share Units (RSUs), and Unrestricted Shares
Section 8	Deferred Share Units (DSUs)
Section 9	Performance Awards

(c) Appendices. Incorporated by reference and thereby part of the Plan are the terms set forth in Appendix I.

(d) Effect on Other Plans, Awards, and Arrangements. This Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future, pursuant to any agreement, plan, or program that is independent of this Plan. Notwithstanding the foregoing, effective upon shareholder approval of this Plan, no further awards shall be granted under the Pride Capital Group, LLC Phantom Stock Plan.

2. Defined Terms. Terms in the Plan and any Appendix that begin with an initial capital letter have the defined meaning set forth in Appendix I, unless the context indicates a different meaning.

3. Shares Subject to the Plan. Subject to adjustment pursuant to Section 13 below, a total of 7,822,000 Shares shall be available for issuance under the Plan. The Shares deliverable pursuant to Awards shall be authorized, but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust. Any Shares subject to an Award that is settled in cash rather than in Shares, or subject to an Award that expires or is forfeited, cancelled or otherwise terminated without the issuance of some or all of the Shares subject to the Award will again be available for future Awards to the extent of such cash settlement, or non-issuance due to expiration, forfeiture, cancellation or termination. In addition, previously issued Shares that are not related to a particular Award (e.g., Shares already owned by a Participant) and Shares subject to an Award that are tendered or withheld by the Company in payment of all or part of the exercise price of such Award or in satisfaction of applicable Withholding Taxes shall be added to the number of Shares available for issuance under the Plan. Further, and to the extent permitted under Applicable Laws: (i) the maximum number of Shares available for delivery under the Plan shall not be reduced by any Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards in connection with the acquisition by the Company (or an Affiliate of the Company) of another entity; and (ii) the maximum number of Shares available for delivery under the Plan shall be increased by the number of shares available for issuance under any shareholder approved plan of an entity acquired by the Company or an Affiliate of the Company (as such number has been equitably adjusted by the Committee to give effect to the acquisition).

4. Eligibility.

(a) General Rule. Awards may only be made to Eligible Persons (as determined for each Award on its Grant Date). Each Award shall be evidenced by an Award Agreement that sets forth its Grant Date and all other terms and conditions of the Award, that is signed on behalf of the Company (or delivered by an authorized agent through an electronic medium), and that, if required by the Committee, is signed by the Eligible Person as an acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.

(b) Limits on Individual Awards. During any period of three calendar years, no Participant may receive Options and SARs under the Plan that relate to more than 10% of the total number of Shares reserved for Awards under Section 3 above as of the first day of such three-year period, subject to adjustment pursuant to Section 13 below.

(c) Replacement Awards. Subject to Applicable Laws (including any associated shareholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition for granting an Award that an Eligible Person surrender for cancellation some or all Awards that have previously been granted under this Plan or otherwise. An Award conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. Except in connection with a Change in Control, Options or SARs with a per Share exercise price (as adjusted pursuant to Section 13 below) higher than Fair Market Value may not be cancelled under this Section 4(c) without the approval of the Company’s shareholders.

5. Stock Options.

(a) Grants. The Committee may grant Options to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan, and that may include vesting or other requirements for the right to exercise the Option; provided that –

(i) the exercise price for Shares subject to purchase through exercise of an Option shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date; and

(ii) no Option shall be exercisable for a term ending more than ten years after its Grant Date.

(b) Method of Exercise. Subject to Section 14 below, Options may be exercised by the Participant (or his guardian or personal representative) giving notice to the Company pursuant to procedures established by the Company for the exercise of Options. Such notice shall state the number of Shares the Participant has elected to purchase under the Option and the method by which the exercise price and any applicable Withholding Taxes will be paid. The exercise price and Withholding Taxes may be paid in cash or check payable to the Company (in U.S. dollars), or to the extent that the Committee or the terms of an Award Agreement expressly permit, all or any part of the exercise price or Withholding Taxes may be satisfied –

(i) by delivery or attestation of Shares (valued at their Fair Market Value) that are subject to the Option being exercised or that the Participant already owns;

(ii) by delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to the Company the amount necessary to pay the exercise price or Withholding Taxes from the sale or proceeds of a loan from the broker with respect to the sale of Shares or a broker loan secured by Shares; or

(iii) by a combination of (i) and (ii).

An Award Agreement for an Option may provide that, if, on the date upon which such Option or any portion thereof is to expire, Fair Market Value exceeds the per Share exercise price of such Option and if such Option or portion thereof that will expire is otherwise exercisable, the Option shall be automatically exercised by delivery or attestation of Shares that are subject to such Option in satisfaction of the exercise price and any applicable Withholding Taxes.

(c) Exercise of an Unvested Option. The Committee in its sole discretion may allow a Participant to exercise an unvested Option, in which case the Shares then issued shall be Restricted Shares having analogous vesting restrictions to the unvested Option.

(d) Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable following termination of a Participant’s Continuous Service. Except to the extent an Award Agreement specifically provides otherwise, an Option shall be exercisable, only to the extent the Participant was entitled to exercise such Option at the date of terminating Continuous Service, only until the “Option Termination Date” determined pursuant to the following table:

Reason for terminating Continuous Service	Option Termination Date

(i) By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts.	Termination of the Participant’s Continuous Service, or when Cause first existed if earlier.

(ii) Disability of the Participant.	Within one year after termination of the Participant’s Continuous Service.

(iii) Retirement of the Participant after age 60 with 5 years or more of Continuous Service.	Within six months after termination of the Participant’s Continuous Service.

(iv) Death of the Participant during Continuous Service or within 90 days thereafter.	Within one year after termination of the Participant’s Continuous Service.

(v) Other than due to Cause or the Participant’s Disability, Retirement, or Death.	Within 90 days after termination of the Participant’s Continuous Service.

Notwithstanding the foregoing, in no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or above (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.

(e) Buyout. If a Participant so elects, the Committee may cancel an Option in exchange for a payment to a Participant in cash, cash equivalents, new Awards, or Shares, at such time and on such terms and conditions as the Committee shall have established and communicated to the Participant; provided, however, that, except in connection with a Change in Control, the per Share exercise price of any Option cancelled pursuant to this Section 5(e) (as adjusted pursuant to Section 13 below) shall not be greater than the Fair Market Value of a Share on such date unless the terms of the cancellation of such Option are approved by the shareholders of the

Company. In addition, but subject to Section 4(c) above and to any shareholder approval requirement of Applicable Law, if the Fair Market Value for Shares subject to an Option is more than 33% below their exercise price for more than 30 consecutive business days, the Committee may unilaterally terminate and cancel the Option by providing each affected Participant with either cash or a new Award that has (i) a value equal to that of the vested portion of the Option being cancelled (with value being uniformly determined as of the buyout date in accordance with the methodology that the Company generally uses for financial accounting purposes for its Awards), (ii) vesting terms not less favorable to the Participant than the Option being cancelled, and (iii) any other terms and conditions that the Committee may set forth in the Award Agreement for the new Award; subject, except in connection with a Change in Control, to shareholder approval of any Awards or program involving the cancellation of Options in exchange for Option grants having a lower exercise price.

(f) Special ISO Provisions. The following provisions shall control any grants of Options that are denominated as ISOs.

(i) Grants of ISOs. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code. Each Option that is intended to be an ISO must be designated in the Award Agreement as an ISO, provided that any Option designated as an ISO will be a Non-ISO to the extent the Option fails to meet the requirements of Code Section 422. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Date of Grant and it shall be included in the applicable Award Agreement.

(ii) Maximum Limit. The number of Shares that are available for ISO Awards not exceed 5,000,000 Shares (as adjusted pursuant to Section 13 of the Plan), and shall be determined, to the extent required under the Code, by reducing the number of Shares designated in Section 3 of the Plan by the number of Shares issued pursuant to Awards, provided that any Shares that are subject to Awards issued under the Plan and forfeited back to the Plan before an issuance of Shares shall be available for issuance pursuant to future ISO Awards.

(iii) $100,000 Limit. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds U.S. $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the U.S. $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the U.S. $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.

(iv) Grants to 10% Holders. In the case of an Incentive Stock Option granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the Incentive Stock Option shall not exceed five years from the Grant Date, and the exercise price shall be at least 110% of the Fair Market Value of the underlying Shares on the Grant Date. In the event that Section 422 of the Code is amended to alter the limitations set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.

(v) Substitution of Options. Notwithstanding any other provisions of the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of that Section, substitute ISOs for ISOs under the plan of the acquired company provided (i) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such shares is not more than the similar excess immediately before such substitution, and (ii) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.

(vi) Notice of Disqualifying Dispositions. By executing an ISO Award Agreement, each Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired through exercise of the ISO, if such disposition occurs within the earlier of (i) two years of the Grant Date, or (ii) one year after the exercise of the ISO being exercised. Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

6. SARs.

(a) Grants. The Committee may grant SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan; provided that:

(i) the exercise price for the Shares subject to each SAR shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date;

(ii) no SAR shall be exercisable for a term ending more than ten years after its Grant Date; and

(iii) each SAR shall, except to the extent a SAR Award Agreement provides otherwise, be subject to the provisions of Section 5(d) relating to the effect of a termination of Participant’s Continuous Service and Section 5(e) relating to buyouts, in each case with “SAR” being substituted for “Option.”

(b) Settlement. Subject to Section 14 below, a SAR shall entitle the Participant, upon exercise of the SAR, to receive Shares having a Fair Market Value on the date of exercise equal to the product of the number of Shares as to which the SAR is being exercised, and the excess of (i) the Fair Market Value, on such date, of the Shares covered by the exercised SAR, over (ii) an exercise price designated in the SAR Award Agreement. Notwithstanding the foregoing, a SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive upon the SAR’s exercise, and may provide for settlement either in cash or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement. An Award Agreement for a SAR may provide that, if, on the date upon which such SAR or any portion thereof is to expire, the Fair Market Value exceeds the per Share exercise price of such SAR and if such SAR or portion thereof that will expire is otherwise exercisable, the SAR shall be automatically exercised and settled pursuant to this Section 6(b).

(c) SARs related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option and have an exercise price not less than the exercise price of the related Option. A SAR related to an Option shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 6(b) above. Any SAR granted in tandem with an ISO will contain such terms as may be required to comply with the provisions of Code Section 422.

7. Restricted Shares, RSUs, and Unrestricted Share Awards.

(a) Grant. The Committee may grant Restricted Share, RSU, or Unrestricted Share Awards to Eligible Persons, in all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan. The Committee shall establish as to each Restricted Share or RSU Award the number of Shares deliverable or subject to the Award (which number may be determined by a written formula), and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse and the Participant shall receive unrestricted Shares (or cash to the extent provided in the Award Agreement) in settlement of the Award. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, individual, group, or divisional performance criteria, Company performance, or other criteria selection by the Committee. The Committee may make Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Shares which shall vest in full upon the Grant Date or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b) Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or RSUs, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to RSUs will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Laws.

(c) Certificates for Restricted Shares. Unless otherwise provided in an Award Agreement, the Company shall hold certificates representing Restricted Shares and dividends (whether in Shares or cash) that accrue with respect to them until the restrictions lapse, and the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten days after a written request from the Company shall entitle the Committee to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.

(d) Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or of the right to receive Shares underlying RSUs), the Company shall deliver to the Participant, free from vesting restrictions, one Share for each surrendered and vested Restricted Share (or deliver one Share free of the vesting restriction for each vested RSU), unless an Award Agreement provides otherwise and subject to Section 10 below regarding Withholding Taxes. No fractional Shares shall be distributed, and cash shall be paid in lieu thereof.

(e) Dividends Payable on Vesting. Whenever Shares are deliverable to a Participant (or duly-authorized transferee) pursuant to Section 7(d) above as a result of the vesting of a Restricted Share or RSU Award, the Participant or his or her duly authorized transferee shall also be entitled to receive, with respect to each Share then vesting, a number of Shares equal to the sum of –

(i) any per-Share dividends which were declared and paid in Shares to the Company’s shareholders of record between the Grant Date and the date Shares are delivered to the Participant pursuant to the particular vesting event for the Award; and

(ii) the Shares that the Participant could have purchased at their Fair Market Value on the payment date of any cash dividends if the Participant had received such cash dividends with respect to each Restricted Share, or Share subject to an RSU, between the Grant Date and the date Shares are delivered to the Participant pursuant to the particular vesting event for the Award.

(f) Deferral Elections for RSUs. To the extent specifically provided in an Award Agreement, a Participant may irrevocably elect, in accordance with Section 8 below, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of an RSU Award. If the Participant makes this election: (i) the Company shall credit the Shares subject to the election, and any associated dividends, to a DSU account established pursuant to Section 8 below on the date such Shares and any associated dividends would otherwise have been delivered to the Participant pursuant to Sections 7(d) and 7(e) above, and (ii) any vesting that would have occurred within the 12-month period following the date of the Participant’s election shall occur on the 12-month anniversary of such election, provided that vesting may occur immediately upon the Participant’s death or Disability if so provided in the Award Agreement.

(g) Section 83(b) Elections. To the extent expressly permitted by an Award Agreement or the Committee, a Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to Restricted Shares. A Participant who has received RSUs may, within ten days after receiving the RSU Award, provide the Committee with a written notice of his or her desire to make Section 83(b) Election with respect to the Shares subject to such RSUs. The Committee may in its discretion convert the Participant’s RSUs into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s RSU Award. The Participant may then make a Section 83(b) Election with respect to those Restricted Shares; provided that the Participant’s Section 83(b) Election will be invalid if not filed with the Company and the appropriate U.S. tax authorities within 30 days after the Grant Date of the RSUs replaced by the Restricted Shares.

8. DSUs.

(a) Grants of DSUs. The Committee may make DSU awards to any Eligible Persons pursuant to Award Agreements, regardless of whether or not there is a deferral of compensation, and may permit select Eligible Persons to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any RSU Award) and in lieu thereof to have the Company credit to an internal Plan account a number of DSUs having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar quarter (or other period determined by the Committee) during which compensation is deferred. Unless the Company sends an Eligible Person a written notice rejecting an Election Form within five business days after the Company receives it, an Election Form shall take effect on the first day of the next calendar year (or on the first day of the next calendar month in the case of an initial election within 30 days after a Participant becomes first eligible to defer hereunder) after its delivery to the Company. Notwithstanding the foregoing sentence, a Participant’s Election Form will be ineffective with respect to any compensation that the Participant earns before the date on which the Election Form takes effect. For any Participant who is subject to U.S. income taxation, the Committee shall only authorize deferral elections pursuant to Section 8: (i) under written procedures, and using written election forms, that satisfy the requirements of Code Section 409A, and (ii) shall only be made by Eligible Persons who are Directors, Consultants, or members of a select group of management or highly compensated Employees (within the meaning of the Code).

(b) Vesting. Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to DSUs.

(c) Issuances of Shares. Unless an Award Agreement or the Committee expressly provides otherwise, the Company shall settle a Participant’s DSU Award, by delivering one Share for each DSU, in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service ends for any reason, subject to –

(i) the Participant’s right to elect a different form of distribution, only on a form provided by and acceptable to the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by, and completed within ten years following, the last day of the Participant’s Continuous Service; and

(ii) the Company’s acceptance of the Participant’s distribution election form executed at the time the Participant elects to defer the receipt of Shares or other compensation pursuant to Section 8(a), provided that the Participant may change a distribution election through any subsequent election that (I) the Participant delivers to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s initial distribution election, and (II) defers the commencement of distributions by at least five years from the originally scheduled distribution commencement date.

Fractional shares shall not be issued, and instead shall be paid out in cash.

(d) Dividends. Unless otherwise provided in an Award Agreement, whenever Shares are issued to a Participant pursuant to Section 9(c) above, the Participant shall also be entitled to receive, with respect to each Share issued, a number of Shares determined in a manner consistent with Section 7(e) above (but by reference to the period from the Grant Date of the DSU to its settlement through the issuance of Shares to the Participant).

(e) Emergency Withdrawals. In the event that a Participant suffers an unforeseeable emergency within the contemplation of this Section, the Participant may apply to the Committee for an immediate distribution of all or a portion of the Participant’s DSUs. The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. The Committee shall, in its sole and absolute discretion, determine whether a Participant has a qualifying unforeseeable emergency, may require independent verification of the emergency, and may determine whether or not to provide the Participant with cash or Shares. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The number of Shares subject to the Participant’s DSU Award shall be reduced by any Shares distributed to the Participant and by a number of Shares having a Fair Market Value on the date of the distribution equal to any cash paid to the Participant pursuant to this Section. For all DSUs granted to Participants who are U.S. taxpayers, the term “unforeseeable emergency” shall be interpreted in accordance with Section 409A of the Code, and the term “dependent” shall be interpreted in accordance with Section 152(a) of the Code.

(f) Unsecured Rights to Deferred Compensation. A Participant’s right to DSUs shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant (or the Participant’s duly-authorized transferee) to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, Shares, or other funds of the Company.

(g) Termination of Service. For purposes of Section 8 of the Plan, a Participant’s “Continuous Service” shall only end when the Participant incurs a “separation from service” within the meaning of Treasury Regulations §1.409A-1(h). A Participant shall be considered to have experienced a termination of Continuous Service when the facts and circumstances indicate that either (i) no further services will be performed for the Company or any Affiliate after a certain date, or (ii) that the level of bona fide services the Participant will perform after such date (whether as an Employee, Director, or Consultant) are reasonably expected to permanently decrease to no more than 25% of the average level of bona fide services performed by such Participant (whether as an Employee, Director, or Consultant) over the immediately preceding 36-month period (or full period of services to the Company and its Affiliates if the Participant has been providing such services for less than 36 months).

9. Performance Awards.

(a) Performance Awards. Subject to the limitations set forth in paragraph (b) hereof, the Committee may in its discretion grant Performance Awards, including Performance Units, to any Eligible Person that (i) have substantially the same financial benefits and other terms and conditions as Options, SARs, RSUs, or DSUs, and/or (ii) are settled only in cash. A Performance Award is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or the individual performance of the Participant, or any combination thereof, over a specified period of time. All Performance Awards shall be made pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan.

(b) Deferral Elections. At any time prior to the date that is both at least six months before the close of a Performance Period (or shorter or longer period that the Committee selects) with respect to a Performance Award and at which time vesting or payment is substantially uncertain to occur, the Committee may permit a Participant who is a member of a select group of management or highly compensated employees to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends, shall be credited to an account established pursuant to Section 8 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to this Section.

(c) Performance Compensation Awards. Subject to the limitations set forth in Section 9 and in this Appendix II.F., the Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” (payable in cash or Shares) in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of U.S. Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being defined below). A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.

(d) Limitations on Awards. The maximum Performance Award and the maximum Performance Compensation Award that any one Participant may earn in any one Performance Period shall not together exceed the limitation set forth in Section 4(b) of the Plan for Shares subject to Awards (or, for Performance Units to be settled in cash, U.S. $6,000,000).

(e) Definitions.

(i) “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii) “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index):

cash flow (before or after dividends)	earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization)

stock price	return on equity

stockholder return or total stockholder return	return on capital (including without limitation return on total capital or return on invested capital)

return on investment	return on assets or net assets

market capitalization	economic value added

debt leverage (debt to capital)	Revenue

sales or net sales	Backlog

income, pre-tax income or net income	operating income or pre-tax profit

operating profit, net operating profit or economic profit	gross margin, operating margin or profit margin

return on operating revenue or return on operating assets	cash from operations

operating ratio	operating revenue

market share improvement	general and administrative expenses

customer service	new production introductions

product line enhancements	strategic mergers or acquisitions

working capital	Research

licensing	Litigation

human resources	information services

sales of assets of Affiliates or business units

Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(iii) “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

10. Taxes; Withholding.

(a) General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.

(b) Surrender of Shares. If permitted by the terms of an Award Agreement or the Committee, in its discretion, a Participant may satisfy the minimum statutory tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the date that the amount of tax to be withheld is to be determined under Applicable Law.

(c) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of any federal state, province, or local taxes that may arise in connection with Awards (including, for Participants subject to taxation in the United States, any taxes arising under Section 409A of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Participants from incurring them, or to mitigate or protect Participants from any such tax liabilities. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment or payments otherwise payable after the date of the exercise of an Award.

To the extent that the committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the ParticipantHolder any rights that are greater than those of a general creditor of the Company or any Affiliate of the Company.

11. Non-Transferability of Awards.

(a) General. Except as set forth in this Section 11, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a death beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 11.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 11, the Committee may in its discretion provide that an Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

(c) Death. In the event of the death of a Participant, any outstanding Awards issued to the Participant shall automatically be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the person or persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution).

12. Modification of Awards and Substitution of Options. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised, or to make any other changes that would be allowed under the Plan for a new Award. However, except in connection with a Change in Control or as approved by the shareholders of the Company, the Committee may not cancel an outstanding Option or SAR whose exercise price per Share is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, granting a replacement award of a different type, or exchanging the Award for a cash payment, or otherwise allow for a “repricing” of Options or SARs within the meaning of federal securities laws applicable to proxy statement disclosures. Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect a Participant’s rights thereunder unless either (i) the Participant provides written consent, or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant.

13. Change in Capital Structure; Change in Control; Etc.

(a) Changes in Capitalization. In the event of a Share dividend, Share split, or combination of Shares, Share exchange, recapitalization, merger in which the Company is the surviving corporation, spin-off or split-off of an Affiliate, extraordinary cash dividend or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of capital stock of the Company), the number and kind of Shares or securities of the Company to be subject to the Plan and to Awards then outstanding or to be granted, any and all maximum limits on the number of Shares that may be delivered under the Plan, any exercise price for Awards, and other relevant provisions shall be equitably adjusted by the Committee.

(b) Change in Control. In the event of a Change in Control but subject to the terms of any Award Agreements or any employment or other similar agreement between the Company or any of its Affiliates and a Participant then in effect, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation (the “Successor Corporation”) upon the consummation of the transaction; provided, however, that to the extent outstanding Awards are neither being assumed nor replaced with substantially equivalent Awards by the Successor Corporation, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Participants and Awards for any reason):

(i) accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to such repurchase right;

(ii) arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards (with the Committee determining the amount payable to each Participant based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee); or

(iii) terminate all or some Awards upon the consummation of the transaction, provided that the Committee shall provide for vesting of such Awards in full as of a date immediately prior to consummation of the Change in Control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation.

Notwithstanding the above and unless otherwise provided in an Award Agreement or in any employment or other similar agreement between the Company or any of its Affiliates and a Participant then in effect, in the event a Participant is Involuntarily Terminated on or within 12 months (or other period either set forth in an Award Agreement) following a Change in Control, then any Award that is assumed or substituted pursuant to this Section 13(b) shall accelerate and become fully vested (and become exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full, unless an Award Agreement provides for a more restrictive acceleration or vesting schedule or more restrictive limitations on the lapse of repurchase rights or otherwise places additional restrictions, limitations and conditions on an Award. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s Involuntary Termination, unless an Award Agreement provides otherwise.

(c) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

14. Laws and Regulations.

(a) General Rules. This Plan, the grant of Awards, the exercise of Options and SARs, and the obligations of the Company hereunder (including those to pay cash or to deliver, sell or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Laws. In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Company may require, as a condition to their issuance or delivery, that the persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Committee may reasonably require, and the Committee may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to the Plan.

(b) Black-out Periods. Notwithstanding any contrary terms within the Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent that the Committee determines that doing so is either desirable or required in order to comply with applicable securities laws, provided that, if any blackout period occurs, the term of any Option or SAR shall not expire until the earlier of (i) 30 days after the blackout period ends or (ii) the Option’s or SAR’s expiration date but only if within 30 days thereafter the Company makes a cash payment to each affected Participant in an amount equal to the value of the Option or SAR (as determined by the Committee) immediately before its expiration to the extent then vested and exercisable.

(c) No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

(d) Local Law Adjustments and Sub-plans. To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are located within the United States, foreign nationals, or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts, and settle Awards in cash in lieu of shares, as may be appropriate, required or applicable to particular locations and countries.

15. Termination, Rescission and Recapture of Awards.

(a) Each Award under the Plan is intended to align the Participant’s long-term interests with those of the Company. Accordingly, to the extent expressly provided in an Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”), or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to an Award (“Recapture”), if the Participant, during his or her Continuous Service or within one year after the termination of his or her Continuous Service, engages in activity which: (i) constitutes a material breach of the terms of any applicable patent, proprietary information, confidentiality, non-disclosure, intellectual property, secrecy or other similar agreement between the Participant and the Company or any of its Affiliates; (ii) constitutes the breach of the terms of any non-solicitation, non-competition or similar agreement between the Participant and the Company or any of its Affiliates; or (iii) is materially prejudicial to the interests of the Company and constitutes a breach of a fiduciary duty to the Company or its Affiliates.

(b) Within ten days after receiving notice from the Company of any such activity described in subclauses (i), (ii) or (iii) in Section 15(a) above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Shares), the Company shall promptly refund the exercise price, without interest, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery.

(c) Notwithstanding the foregoing provisions of this Section 15, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or particular Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subclauses (i), (ii) or (iii) of Section 15(a) above.

(d) All administrative and discretionary authority given to the Company under this Section shall be exercised by such person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(e) If any provision within this Section 15 is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law. Notwithstanding the foregoing, but subject to any contrary terms expressly set forth in any Award Agreement, this Section 15 shall not be applicable to any Participant from and after his or her termination of Continuous Service after a Change in Control.

16. Recoupment of Awards. To the extent expressly provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that a Participant reimburse the Company for all or any portion of any Awards granted to him or her under this Plan (“Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture associated with, any Award, if and to the extent—

(a) the granting, vesting, or payment of such Award (or portion thereof) was predicated upon the achievement of certain financial results;

(b) in the Committee’s view the Participant engaged in fraud or misconduct that caused a calculation that later proves to be materially inaccurate or partially caused the need for a material financial restatement by the Company or any Affiliate; and

(c) a lower granting, vesting, or payment of such Award would have occurred based upon the conduct described in clause (b) of this Section.

In each instance, the Committee may, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant.

17. Administration of the Plan. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee, the Board shall function as the Committee for all purposes of the Plan.

(a) Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more executive officers to make Awards to Eligible Persons other than themselves. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i) to grant Awards and to determine Eligible Persons to whom Awards shall be granted from time to time, and the number of Shares, units, or dollars to be covered by each Award;

(ii) to determine, from time to time, the Fair Market Value of Shares;

(iii) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v) to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi) to the extent consistent with the purposes of the Plan and without amending the Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs;

(vii) in the event that the Company establishes for itself, or uses the services of a third party to establish, an automated system for the documentation, granting, settlement, or exercise of Award, such as a system using an internet website or interactive voice response, to implement paperless documentation, granting, settlement, or exercise of Awards by a Participant may be permitted through the use of such an automated system; and

(viii) to make all interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Directors or Employees.

(c) Action by Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other employee of the Company or any Affiliate, the Company’s independent certified public accounts, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(d) Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determination the Committee makes pursuant to the Plan shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

(e) No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to administering or interpreting the Plan, any Award or any Award Agreement on behalf of the Company. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who in good faith takes action on behalf of the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Plan. The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.

18. Governing Law. The terms of this Plan shall be governed by the laws of the State of Delaware, without regard to its conflicts of law rules.

19. Plan Termination or Amendment.

If not sooner terminated by the Board, this Plan shall terminate at the close of business on the date ten years after its effective date as determined under Section 1(a) above. No Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards granted under the Plan (except pursuant to Section 13 above) unless such change is authorized by the shareholders of the Company. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely and materially affect a Participant’s rights under an Award previously granted to him or her. Notwithstanding the foregoing, the Committee may amend the Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof. Furthermore, the Board may not amend the Plan without shareholder approval to allow for either (i) a “repricing” within the meaning of federal securities laws applicable to proxy statement disclosures, except a repricing in connection with a Change in Control or which is otherwise approved by the shareholders, or (ii) the cancellation of an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, granting a replacement award of a different type or in exchange for a cash payment, except a cancellation and reissuance, grant of a replacement award or cash payment in connection with a Change in Control.

20. Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

21. Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

Alternative Asset Management Acquisition Corp.

2009 Stock Incentive Plan

Appendix I: Definitions

As used in the Plan, the following terms have the meanings indicated when they begin with initial capital letters within the Plan:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, a SAR, a Restricted Share, a RSU, an Unrestricted Share, a DSU, or a Performance Award, or any combination thereof, whether alternative or cumulative.

“Award Agreement” means any document, whether in writing or through an electronic medium, setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason, including different documents as may be appropriate or applicable for particular locations and countries.

“Beneficiary” means the person or entity designated by the Participant, in a form approved by the Company, to exercise the Participant’s rights with respect to an Award or receive payment or settlement under an Award after the Participant’s death.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning set forth in any employment agreement between the Company or any of its Affiliate and the Participant then in effect. In the absence of such an agreement, “Cause” will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” shall be deemed to have occurred if:

(i) a sale, transfer, or other disposition of all or substantially all of the assets and properties of the Company is closed or consummated;

(ii) any “person,” “entity” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2)) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or any majority owned subsidiary of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally; provided, however, that the following shall not constitute a “Change in Control” for purposes of this subclause (ii):

(A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(iii) during any period of two consecutive years during the term of the Plan, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period but excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of the Company; or

(iv) the shareholders of the Company approve a plan or proposal of liquidation of the Company, or a merger, reorganization, or consolidation involving the Company is closed or consummated, other than a merger, reorganization, or consolidation in which holders of the combined voting power of the Company’s then outstanding securities that have the right to vote in the election of directors generally immediately prior to such transaction own, either directly or indirectly, fifty percent (50%) or more of the combined voting power of the securities entitled to vote in the election of directors generally of the merged, reorganized or consolidated entity (or its parent company) immediately following such transaction in substantially the same proportions among such holders as immediately prior to such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 17 above. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board or its successor.

“Company” means Alternative Asset Management Acquisition Corp., a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Consultant” means any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination, as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (v) transfers between locations of the Company or between the Company and its Affiliates. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).

“Deferred Share Units” or “DSUs” mean Awards pursuant to Section 8 of the Plan.

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” shall have the meaning set forth in any employment agreement between the Company or any of its Affiliates and the Participant then in effect (and shall include the term “Disability” if that term is so defined in such employment agreement). In the absence of such an agreement, “Disabled” shall mean a condition under which a Participant —

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company or an Affiliate of the Company.

“Eligible Person” means any Consultant, Director, or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“Employer” means the Company and each Affiliate that employs one or more Participants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Select Market (collectively, the “Exchange”) on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices for a Share on the Determination Date; or (iii) if subsections (i) or (ii) do not apply, the fair market value of a Share established in good faith by the Board or the Committee based on relevant facts and circumstances.

“Grant Date” means the later of (i) the date designated as the “Grant Date” within an Award Agreement, and (ii) date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practical thereafter the Committee both notifies the Eligible Person of the Award and enters into an Award Agreement with the Eligible Person.

“Incentive Stock Option” or “ISO” means, an Option that qualifies for favorable income tax treatment under Code Section 422.

“Involuntary Termination” shall mean, to the extent there is an employment agreement between the Company or any of its Affiliates and a Participant then in effect and subject to the terms of such employment agreement, a termination of a Participant’s employment on or after a Change in Control (i) by the Participant for “Good Reason” (as defined in any such employment agreement), or (ii) by the Company or its Affiliates without cause or other than upon death or disability which termination entitles such Participant to accelerated or extended severance benefits pursuant to his or her employment agreement. In the absence of such an agreement, “Involuntary Termination” means a termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant, if: (1) the Participant voluntarily terminates Continuous Service within 60 days of one of the following conditions arising without the Participant’s consent: (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 25 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees or Directors; (2) the Participant gives the Company or an Affiliate written notice of the existence of one or more of the conditions listed in (A) through (C) within ten days of the initial existence of the condition; and (3) the Company or Affiliate fails to cure such condition within 30 days following receipt of such written notice by the Participant.

“Non-ISO” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement.

“Option” means a right to purchase Shares granted under the Plan, at a price determined in accordance with the Plan.

“Participant” means any Eligible Person who holds an outstanding Award.

“Performance Awards” mean Awards granted pursuant to Section 9.

“Performance Unit” means an Award granted pursuant to Section 9(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this Alternative Asset Management Acquisition Corp. 2009 Stock Incentive Plan (including the Appendices hereto).

“Recapture” and “Rescission” have the meaning set forth in Section 15 of the Plan.

“Reimbursement” has the meaning set forth in Section 16 of the Plan.

“Reporting Person” means an Employee, Director, or Consultant who is subject to the reporting requirements set forth under Rule 16b-3.

“Restricted Share” means a Share awarded with restrictions imposed under Section 7.

“Restricted Share Unit” or “RSU” means a right granted to a Participant to receive Shares or cash upon the lapse of restrictions imposed under Section 7.

“Retirement” means a Participant’s termination of employment after age 65.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“Share” means an ordinary share, no par value, of the Company, as adjusted in accordance with Section 13 of the Plan.

“SAR” or “Share Appreciation Right” means a right to receive amounts awarded under Section 6.

“Ten Percent Holder” means a person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.

“Unrestricted Shares” mean Shares awarded without restrictions pursuant to Section 7 of the Plan.

“Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that the Company and any Affiliates are required to withhold in connection with any Award.

Alternative Asset Management Acquisition Corp.

2009 Stock Incentive Plan

As approved by the Board of Directors on May 12, 2009, and by the shareholders on , 2009.

Annex F

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This Amendment, dated as of July     , 2009 (the “Amendment”), to the Warrant Agreement, dated as of August 1, 2007 (“Warrant Agreement”), by and between Alternative Asset Management Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering in August 2007, pursuant to which the Company issued, after giving effect to the exercise of the overallotment option, 41,400,000 units; and

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Public Warrants”); and

WHEREAS, in conjunction with its initial public offering, the Company issued 4,625,000 warrants to certain existing stockholders (the “Sponsors’ Warrants”), with each Sponsors’ Warrant exercisable into one share of Common Stock at $7.50 (the Sponsors’ Warrants, together with the Public Warrants, the “Warrants”); and

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization dated May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization dated May 29, 2009 and July 8, 2009, respectively (the “Purchase Agreement”), by and among the Company, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“GAG Inc.”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”), on the one hand, and Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American, on the other hand, which provides for the contribution by the Great American Members of all of the membership interests of Great American to GAG Inc. in exchange for common stock of GAG Inc. and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of Merger Sub with and into the Company as a result of which the Company and Great American will become wholly-owned subsidiaries of the GAG Inc. and outstanding shares of the Company’s common stock will be exchanged for common stock of GAG Inc.; and

WHEREAS, pursuant to the Purchase Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to: (a) require GAG Inc. to redeem all of the outstanding warrants, including sponsors’ warrants, at any time on or prior to the 90th day following the Acquisition, at a price of $.50 per warrant, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the Warrants as a result of the Acquisition (collectively, the “Warrant Redemption Proposal”); and

WHEREAS, holders of Warrants exercisable for a majority in interest of the shares issuable upon exercise of all outstanding Warrants have approved the Warrant Redemption Proposal.

F-1

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Warrant Agreement.

1.1 Warrant Exercise Period. The definition of “Warrant Exercise Period” set forth in Section 6(a) shall be amended in its entirety so that it now reads in full as follows:

The “Warrant Exercise Period” shall commence (subject to 6(d) below), on the ninety-first (91st) day after the consummation of the Acquisition (defined hereinafter) and shall end on the earlier of: (i) August 1, 2012; or (ii) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b). As used herein, “Acquisition” means the contribution by the Great American Members (defined hereinafter) of all of the membership interests of Great American Group, LLC (“Great American”) to Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“GAG Inc.”) in exchange for common stock of GAG Inc. and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”) with and into the Company as a result of which the Company and Great American will become wholly-owned subsidiaries of GAG Inc. and outstanding shares of the Company’s common stock and warrants will be exchanged for common stock and warrants, respectively, of GAG Inc. pursuant to the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of May 29, 2009, as further amended by Amendment No. 2 to the Agreement and Plan of Reorganization dated July 8, 2009, by and among the Company, GAG Inc., and Merger Sub, on the one hand, and Great American, the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American.

1.2 Section 6(b). Section 6(b) is hereby amended in its entirety so that it now reads in full as follows:

(b) Redemption of Warrants.

(i) GAG, Inc. will, during the 90 day period following the Acquisition, call all outstanding Warrants for redemption, in whole and not in part, at a price of FIFTY HUNDREDTHS OF ONE DOLLAR ($0.50) per Warrant (the “Redemption Consideration”). If not previously redeemed during the 90 days following the Acquisition, on the 90th day following the Acquisition (the date of such redemption, the “Redemption Time”), all outstanding Warrants shall be automatically cancelled and cease to exist and the holders of certificates (which immediately prior to the Redemption Time represented such Warrants) shall cease to have any rights with respect to the Warrants other than the right to receive the Redemption Consideration. As soon as reasonably practicable after the Redemption Time, the Warrant Agent will, upon receipt of any documents as may reasonably be required by the Warrant Agent, deliver electronically through DTC to the record holders of the Warrants the Redemption Consideration for further distribution and credit to the account of the beneficial holders of such Warrants. Neither AAMAC nor the Company shall be required to provide any prior notice of such redemption to the holders of the Warrants other than as required by law.

F-2

1.3 Section 11(i). Section 11(i) is hereby amended to add the following paragraph:

No adjustment need be made for the issuance of shares of Common Stock of the Company, or any of its affiliates, in connection with the Acquisition.

2. Miscellaneous.

2.1 Governing Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3 Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

2.6 Assumption by GAG Inc. At the Effective Time, GAG Inc., by its acknowledgement below, hereby agrees to comply with this Amendment and to include, in any warrant agreement to be entered into by and between GAG Inc. and its warrant agent, with respect to the Warrants, all material terms and provisions set forth herein.

[Signature Page Follows]

F-3

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Warrant Agreement as of this      day of July, 2009.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:
Name:	Paul Lapping
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Acknowledged and Agreed:

GREAT AMERICAN GROUP, INC.

By:
Name:
Title:

F-4

Annex G-1

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of May 14, 2009, by and between Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of AAMAC (“Holdco”), Great American Group, LLC, a California limited liability company (“GALLC”), and each undersigned stockholder of AAMAC (each a “Stockholder” and collectively, the “Stockholders”). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, each Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of AAMAC, par value $0.0001 per share (“Common Stock”);

WHEREAS, each Stockholder executed an Insider Letter dated on or about August 1, 2007 in favor of AAMAC (the “Inside Letter”) pursuant to which such Stockholder agreed to vote, with respect to a solicitation by AAMAC of its stockholders to approve an Initial Business Combination (as defined in the Inside Letter) (such vote, a “Business Combination Vote”), all of the shares of AAMAC Common Stock acquired by it prior to the IPO (as defined in the Insider Letter) (“AAMAC Founder’s Stock”) in accordance with the majority of votes cast by the holders of the IPO Shares (as defined in the Insider Letter);

WHEREAS, concurrently with the execution and delivery of this Agreement, AAMAC, Holdco, AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), GALLC, the members of GALLC and the representative of each of GALLC, the members of GALLC and certain other phantom equity holders of GALLC, are entering into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) which provides, upon the terms and subject to the conditions set forth therein, that the equity holders of AAMAC and the equity holders of GALLC, will exchange their equity in AAMAC and GALLC, respectively, for equity in Holdco, and for the merger of Merger Sub with and into AAMAC (the “Merger”) pursuant to which AAMAC will be the surviving entity and wholly-owned subsidiary of Holdco; and

WHEREAS, as a condition and inducement to GALLC’s willingness to enter into the Reorganization Agreement, each Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares.

(a) Prior to the Termination Date, at every meeting of the holders of Parent Common Stock (as defined in the Reorganization Agreement), including, without limitation, the Special Meeting (as defined in the Reorganization Agreement), called with respect to any of the proposals set forth in the definitive Proxy Statement (as defined in the Reorganization Agreement) to be voted on by the holders of Parent Common Stock (the “Stockholder Proxy Proposals”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of Parent Common Stock with respect to any of the Stockholder Proxy Proposals, each Stockholder hereby severally agrees and acknowledges that it shall vote its Subject Securities in favor of each Stockholder Proxy Proposal set forth in the Proxy Statement; provided, however, that notwithstanding the foregoing, with respect to the AAMAC Founder’s Stock owned by it, with respect to the proposal regarding a Business Combination Vote, it shall vote such AAMAC Founder’s Stock in accordance with the Insider Letter.

G-1-1

(b) Prior to the Termination Date, at every meeting of the holders of Parent Warrants (as defined in the Reorganization Agreement), called with respect to any of the proposals set forth in the definitive Proxy Statement to be voted on by the holders of Parent Warrants (the “Warrantholder Proxy Proposals”) and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of Parent Warrants with respect to any of the Warrantholder Proxy Proposals, each Stockholder that beneficially owns any Parent Warrants hereby severally agrees and acknowledges that it shall vote such Parent Warrants comprising its Subject Securities in favor of each Warrantholder Proxy Proposal set forth in the Proxy Statement.

(c) Each Stockholder who is the beneficial owner, but not the record holder, of its Subject Securities, hereby agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Securities in accordance with Sections 1(a) and 1(b).

2. Irrevocable Proxy. Each Stockholder hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Paul D. Lapping, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to its Subject Securities. Upon the undersigned Stockholder’s execution of this Agreement, any and all prior proxies given by the undersigned Stockholder with respect to any of its respective Subject Securities are hereby revoked and such Stockholder agrees not to grant any subsequent proxies with respect to the Subject Securities.

This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), and is coupled with an interest. The attorney and proxy named above is hereby authorized and empowered by each undersigned Stockholder, at any time prior to the Termination Date, to act as such Stockholder’s attorney and proxy to vote the Subject Securities, and to exercise all voting and other rights of the undersigned with respect to the Subject Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders and warrant holders of AAMAC and in every written consent in lieu of such meeting in accordance with Section 1.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of each Stockholder (including any permitted transferee of any of the Subject Securities).

3. Agreement to Retain Shares.

(a) Restriction on Transfer. During the period from the date of this Agreement through the Termination Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of its respective Subject Securities to be effected without the consent of GALLC (which consent shall not be unreasonably withheld).

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, each Stockholder shall ensure that: (a) none of its respective Subject Securities is deposited into a voting trust; and (b) no proxy (other than the proxy granted pursuant to this Agreement) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Reorganization (as defined in the Reorganization Agreement) or any related transaction that such Stockholder may have by virtue of any outstanding shares of AAMAC by such Stockholder.

G-1-2

5. Representations, Warranties and Covenants of Each Stockholder. Each Stockholder hereby severally represents and warrants to GALLC as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by such Stockholder of this Agreement and the proxy have been obtained, such Stockholder has full right, power and authority to enter into this Agreement and the proxy. This Agreement and the proxy have been duly executed and delivered by such Stockholder and constitute valid and binding agreements of such Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the proxy by such Stockholder do not, and the performance of this Agreement and the proxy by such Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of its respective Subject Securities pursuant to, any contract to which Stockholder is a party or by which such Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(c) Title to Securities. As of the date of this Agreement: (i) such Stockholder holds of record (free and clear of any encumbrances or restrictions other than in connection with agreements entered into in connection with AAMAC’s initial public offering, all of which were filed with the Securities and Exchange Commission or otherwise delivered to GALLC (“Permitted Encumbrances”)) the number of outstanding shares of AAMAC Common Stock set forth under the heading “Shares Held of Record” on the line opposite its name on Exhibit A hereto; (ii) such Stockholder holds (free and clear of any encumbrances or restrictions other than the Permitted Encumbrances) the options, warrants and other rights to acquire shares of AAMAC Common Stock set forth under the heading “Options and Other Rights” on the line opposite its name on Exhibit A hereto; (iii) such Stockholder Owns the additional securities of AAMAC set forth under the heading “Additional Securities Beneficially Owned” on the line opposite its name on Exhibit A hereto; and (d) such Stockholder does not directly or indirectly Own any shares of capital stock or other securities of AAMAC, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of AAMAC, other than the shares and options, warrants and other rights described in clauses (i)-(iii) of this Section 5(c) on the line opposite its name on Exhibit A hereto.

(d) Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

6. Additional Covenants of Each Stockholder.

(a) Further Assurances. From time to time and without additional consideration, such Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as GALLC may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7. Miscellaneous.

(a) Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, AAMAC, or Holdco and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his or its heirs, estate, executors and personal representatives and his or its successors and permitted assigns, and shall inure to the benefit of GALLC and its successors and permitted assigns. Nothing in this Agreement is intended to confer on any Person (other than GALLC and its successors and assigns) any rights or remedies of any nature.

G-1-3

(b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement including the proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement including the proxy, GALLC shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither GALLC nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(b), and such Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Waiver. No failure on the part of GALLC to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of GALLC in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. GALLC shall not be deemed to have waived any claim available to GALLC arising out of this Agreement, or any power, right, privilege or remedy of GALLC under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of GALLC; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal proceeding relating to this Agreement including the proxy or the enforcement of any provision of this Agreement or the proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding; and

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

EACH STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

(e) Counterparts. This Agreement may be executed in two or more counterparts (including by way of electronic means), each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Entire Agreement. This Agreement including the proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by the parties.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or email, or forty-eight (48) hours after being deposited in the regular mail as certified

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or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(i) Attorneys’ Fees. If any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(j) Severability. If one or more provisions of this Agreement including the proxy are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(k) Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

8. Certain Definitions. For purposes of this Agreement:

(a) A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder is the “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act of such security.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental body.

(c) “Subject Securities” shall mean with respect to any Stockholder: (i) all securities of AAMAC (including all shares of AAMAC Common Stock and all options, warrants and other rights to acquire shares of AAMAC Common Stock) Owned by such Stockholder as of the date of this Agreement; and (ii) all additional securities of AAMAC (including all additional shares of AAMAC Common Stock and all additional options, warrants and other rights to acquire shares of AAMAC Common Stock) of which such Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(d) The term “Termination Date” means the earlier to occur of the date of the consummation of the transactions contemplated by the Reorganization Agreement or the date the Reorganization Agreement terminates in accordance with its terms.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than GALLC; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than AAMAC; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

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The parties have caused this Agreement to be duly executed on the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/S/ PAUL LAPPING
Name:	Paul Lapping
Title:	Chief Financial Officer

Address for notices:

GREAT AMERICAN GROUP, INC.

By:	/S/ MARK KLEIN
Name:	Mark Klein
Title:	Chief Executive Officer

Address for notices:

GREAT AMERICAN GROUP, LLC

By:	/S/ ANDY GUMAER
Name:	Andy Gumaer
Title:	CEO

Address for notices:

HANOVER OVERSEAS LIMITED

By:	/S/ MARK HOTCHIN
Name:	Mark Hotchin
Title:

Address for notices:

[Signature Page to Voting Agreement]

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STC INVESTMENT HOLDINGS LLC

By:	/S/ MICHAEL LEVITT
Name:	Michael Levitt
Title:	Chief Investment Officer

Address for notices:

SOLAR CAPITAL, LLC

By:	/S/ MICHAEL GROSS
Name:	Michael Gross
Title:	Chairman and CEO

Address for notices:

JAKAL INVESTMENTS LLC

By:	/S/ PAUL D. LAPPING
Name:	Paul D. Lapping
Title:	Manager

Address for notices:

/S/ MARK KLEIN
Mark Klein

Address for notices:

/S/ DAVID HAWKINS
David Hawkins

Address for notices:

[Signature Page to Voting Agreement]

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/S/ STEVEN SHENFELD
Steven Shenfeld

Address for notices:

/S/ BRADFORD PECK
Bradford Peck

Address for notices:

/S/ FREDERICK KRAEGEL
Frederick Kraegel

Address for notices:

G-1-8

Exhibit A

Name	Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
Hanover Overseas Limited	3,197,338	1,067,250	0

STC Investment Holdings LLC	4,167,650	1,423,000	0

Solar Capital, LLC	1,580,150	712,000	0

Jakal Investments LLC	983,250	712,000	0

Mark Klein	970,312	355,750	0

David Hawkins	51,750	0	0

Steven Shenfeld	155,250	355,000	0

Bradford Peck	51,750	0	0

Frederick Kraegel	51,750	0	0

Total	11,209,200	4,625,000	0

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Annex G-2

AMENDMENT NO. 1 TO VOTING AGREEMENT

The undersigned is a party to that certain Voting Agreement dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”), Great American Group, Inc., a Delaware corporation (“Holdco”), Great American Group, LLC, a California limited liability company (“GALLC”), and the stockholders of AAMAC signatories thereto (the “Voting Agreement”). Capitalized terms used herein but not otherwise defined shall have their respective meanings in the Voting Agreement.

Pursuant to the Voting Agreement, the undersigned agreed, among other things, to vote its Subject Securities (other than the AAMAC Founder’s Stock owned by it) in favor of each Stockholder Proxy Proposal set forth in the Proxy Statement, and to vote its Parent Warrants comprising its Subject Securities in favor of each Warrantholder Proxy Proposal set forth in the Proxy Statement.

The undersigned hereby acknowledges and confirms that the undersigned has reviewed that certain Amendment No. 1 to Agreement and Plan of Reorganization, and that certain Amendment No. 2 to Agreement and Plan of Reorganization, each by and among AAMAC, Holdco, AAMAC Merger Sub, Inc., a Delaware corporation, on the one hand, and GALLC, Andrew Gumaer, in his capacity as a Member and as the Member Representative, and Harvey Yellen, in his capacity as a Member, on the other hand, the forms of which are attached hereto as Annex A (together, the “Amendments”). The undersigned acknowledges and agrees that all references to the Reorganization Agreement in the Voting Agreement shall include the Reorganization Agreement, as amended by the Amendments. The undersigned hereby affirms its agreement to vote its Subject Securities (other than the AAMAC Founder’s Stock owned by it) in favor of each Stockholder Proxy Proposal set forth in the Proxy Statement, and to vote its Parent Warrants in favor of each Warrantholder Proxy Proposal set forth in the Proxy Statement. All shares of AAMAC Founder’s Stock shall be voted by the undersigned in accordance with the Insider Letter.

Date: July 8, 2009

[Signature Pages Follow]

G-2-1

This acknowledgement may be executed in any number of counterparts, each of which shall be enforceable against the parties that actually executed such counterparts, and all of which shall constitute one and the same instrument.

Very truly yours,

HANOVER OVERSEAS LIMITED

By:	/s/ Eric Watson
Name:	Eric Watson
Title:

STC INVESTMENT HOLDINGS LLC

By:	/s/ Michael J. Levitt
Name:	Michael J. Levitt
Title:	Chief Investment Officer

SOLAR CAPITAL, LLC

By:	/s/ Michael Gross
Name:	Michael Gross
Title:	Chairman and CEO

JAKAL INVESTMENTS LLC

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Manager

/s/ Mark D. Klein
Mark D. Klein

/s/ David Hawkins
David Hawkins

/s/ Steven Shenfeld
Steven Shenfeld

/s/ Bradford Peck
Bradford Peck

/s/ Frederick Kraegel
Frederick Kraegel

G-2-2

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Chief Financial Officer

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chief Executive Officer

G-2-3

Annex A

Amendment No. 1 and Amendment No. 2 to Agreement and Plan of Reorganization

G-2-4

Annex H-1

May 14, 2009

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Great American Group, LLC

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, CA 91367

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Reorganization, dated May 14, 2009 (the “Agreement”), by and among Alternative Asset Management Acquisition Corp. (“Parent”), Great American Group, LLC (the “Company”), Great American Group, Inc. (“Holdco”), AAMAC Merger Sub, Inc., the Members and the Member Representative. All capitalized terms used but not otherwise defined herein shall have the meanings specified in the Agreement.

As of the date hereof, Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel (collectively, the “Founders”) own 10,350,000 shares of Parent Common Stock (the “Founders Restricted Stock”) in the proportion per Founder set out in the column titled “Current Shares” on Exhibit A hereto. The Founders Restricted Stock are subject to an Escrow Agreement dated August 1, 2007 (the “Escrow Agreement”), by and among the Founders and Continental Stock Transfer & Trust Company (“Escrow Agent”). The parties to the Agreement are entering into the Agreement on the condition that the Founders enter into this letter agreement with respect to the Founders Restricted Stock.

Pursuant to Section 1.6 of the Agreement and the terms of the Escrow Agreement, each of the Founders hereby agrees that all shares of Founders Restricted Stock (other than the Cancellation Shares, which shall be cancelled as provided herein) shall continue to be subject to the restrictions on disbursement as provided in the Escrow Agreement. Each of the Founders hereby further agrees that the restrictions on disbursement of such shares of Founders Restricted Stock shall apply mutatis mutandis to any shares of Holdco Common Stock issued in exchange for the Founders Restricted Stock, and all references to “Founders Restricted Stock” herein shall also refer to such shares of Holdco Common Stock.

In addition, pursuant to Section 4.5 of the Agreement, each of the Founders hereby agrees that 4,500,000 shares of the Founders Restricted Stock (the “Contingent Shares”), in the proportion per Founder set out in the column titled “Contingent Shares” on Exhibit A hereto (the “Contingent Shares”), will continue to be held in escrow and will be released to the Founders upon the Company meeting the performance targets set forth in Section 1.4(b) of the Agreement. The Founders hereby acknowledge and agree that if the Company fails to meet any of the performance targets set forth in Section 1.4(b) of the Agreement, then the portion of the Contingent Shares that are issuable upon achievement of such target shall be forfeited and cancelled and the Founders shall not be entitled to receive any of such Contingent Shares.

In addition, the Founders agree to deliver to the Escrow Agent instructions to cancel on the Closing Date 2,850,000 shares of Founders Restricted Stock in the proportion per Founder set out in the column titled

H-1-1

“Cancellation Shares” on Exhibit A hereto (the “Cancellation Shares”). Regardless of whether such delivery is completed, on the Closing Date, the Escrow Agent is hereby authorized to cancel the Cancellation Shares.

The Founders hereby agree to execute such additional documents and to provide Holdco, Parent or their respective transfer agents with any further assurances as may be necessary to effect the transactions described in this letter agreement including the cancellation of the Cancellation Shares, including without limitation, any amendments to the Escrow Agreement, and the lockup agreement, registration rights agreement and insider’s letter to which the Founders are currently subject with respect to the Parent Common Stock.

[Signatures on the following pages]

H-1-2

This letter may be executed in any number of counterparts, each of which shall be enforceable against the parties that actually executed such counterparts, and all of which shall constitute one and the same instrument.

Very truly yours,

HANOVER OVERSEAS LIMITED

By:	/S/ MARK HOTCHIN
Name:	Mark Hotchin
Title:

STC INVESTMENT HOLDINGS LLC

By:	/S/ MICHAEL LEVITT
Name:	Michael Levitt
Title:	Chief Investment Officer

SOLAR CAPITAL, LLC

By:	/S/ MICHAEL GROSS
Name:	Michael Gross
Title:	Chairman and CEO

JAKAL INVESTMENTS LLC

By:	/S/ PAUL D. LAPPING
Name:	Paul D. Lapping
Title:	Manager

/S/ MARK KLEIN
Mark Klein

/S/ DAVID HAWKINS
David Hawkins

/S/ STEVEN SHENFELD
Steven Shenfeld

/S/ BRADFORD PECK
Bradford Peck

/S/ FREDERICK KRAEGEL
Frederick Kraegel

H-1-3

Agreed and acknowledged, this 14th day of May, 2009:

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/S/ PAUL LAPPING
Name:	Paul Lapping
Title:	Chief Financial Officer

GREAT AMERICAN GROUP, LLC

By:	/S/ ANDY GUMAER
Name:	Andy Gumaer
Title:	CEO

GREAT AMERICAN GROUP, INC.

By:	/S/ MARK KLEIN
Name:	Mark Klein
Title:	Chief Executive Officer

H-1-4

Exhibit A

Name	Current Shares	Cancellation Shares	Contingent Shares
Hanover Overseas Limited	2,910,938	801,534	1,265,580
STC Investment Holdings LLC	3,881,250	1,068,750	1,687,500
Solar Capital, LLC	1,293,750	356,250	562,500
Jakal Investments LLC	983,250	270,750	427,500
Mark Klein	970,312	267,216	421,920
David Hawkins	51,750	14,250	22,500
Steven Shenfeld	155,250	42,750	67,500
Bradford Peck	51,750	14,250	22,500
Frederick Kraegel	51,750	14,250	22,500
Total	10,350,000	2,850,000	4,500,000

H-1-5

Annex H-2

July 8, 2009

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Great American Group, LLC

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, CA 91367

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Reorganization dated May 14, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Reorganization dated May 29, 2009 and July 8, 2009, respectively (the “Purchase Agreement”), by and among the Alternative Asset Management Acquisition Corp., a Delaware corporation (the “Company), Great American Group, Inc. (“GAG Inc.”), a newly-formed Delaware corporation and wholly-owned subsidiary of the Company, and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”), on the one hand, and Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American, on the other hand, to approve the transactions contemplated thereby, including the contribution by the Great American Members of all of the membership interests of Great American to GAG Inc. in exchange for common stock of GAG Inc. and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of Merger Sub with and into the Company as a result of which the Company and Great American will become wholly-owned subsidiaries of GAG Inc. and outstanding shares of the Company common stock and warrants will be exchanged for common stock and warrants, respectively, of GAG Inc. All capitalized terms used but not otherwise defined herein shall have the meanings specified in the Agreement.

As of the date hereof, Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel (collectively, the “Founders”) own 10,350,000 shares of Parent Common Stock (the “Founders Restricted Stock”) in the proportion per Founder set out in the column titled “Current Shares” on Exhibit A hereto. The Founders Restricted Stock is subject to an Escrow Agreement dated August 1, 2007 (the “Escrow Agreement”), by and among the Founders and Continental Stock Transfer & Trust Company (“Escrow Agent”). The parties to the Agreement entered into the Agreement on the condition that the Founders enter into this letter agreement with respect to the Founders Restricted Stock.

Pursuant to Section 1.6 of the Agreement and the terms of the Escrow Agreement, each of the Founders hereby agrees that all shares of Founders Restricted Stock (other than the Cancellation Shares, which shall be cancelled as provided herein) shall continue to be subject to the restrictions on disbursement as provided in the Escrow Agreement. Each of the Founders hereby further agrees that the restrictions on disbursement of such shares of Founders Restricted Stock shall apply mutatis mutandis to any shares of Holdco Common Stock issued in exchange for the Founders Restricted Stock, and all references to “Founders Restricted Stock” herein shall also refer to such shares of Holdco Common Stock.

H-2-1

In addition, pursuant to Section 4.5 of the Agreement, each of the Founders hereby agrees that 2,500,000 shares of the Founders Restricted Stock (the “Contingent Shares”), in the proportion per Founder set out in the column titled “Contingent Shares” on Exhibit A hereto (the “Contingent Shares”), will continue to be held in escrow and will be released to the Founders upon the Company meeting the performance targets set forth in Section 1.4(b) of the Agreement. The Founders hereby acknowledge and agree that if the Company fails to meet any of the performance targets set forth in Section 1.4(b) of the Agreement, then the portion of the Contingent Shares that are issuable upon achievement of such target shall be forfeited and cancelled and the Founders shall not be entitled to receive any of such Contingent Shares.

The Founders agree to deliver to the Escrow Agent instructions to (i) cancel on the closing date of the Acquisition (the “Closing Date”) 6,350,000 shares of Founders Restricted Stock in the proportion per Founder set out in the column titled “Cancellation Shares” on Exhibit A hereto (the “Cancellation Shares”) and (ii) cancel 920,000 shares of GAG Inc. common stock received in connection with the exchange of 1.23 shares of GAG Inc. common stock for each share of the Company’s common stock pursuant to the terms of the Acquisition (the “Exchange Shares”). Regardless of whether such delivery is completed, on the Closing Date, the Escrow Agent is hereby authorized to cancel the Cancellation Shares and Exchange Shares.

At the effective time of the Acquisition, the warrants issued to certain existing stockholders in conjunction with the Company’s initial public offering, with each such warrant exercisable into one share of the Company’s common stock at $7.50 per share (the “Sponsors’ Warrants”), shall only represent the right to: (a) redeem such Sponsors’ Warrants at a price of FIFTY HUNDREDTHS OF ONE DOLLAR ($0.50) per Warrant at any time prior to the ninetieth (90th) day following the Acquisition pursuant to the Warrant Redemption Proposal (defined below) or (b) exchange such Sponsors’ Warrants for warrants of GAG Inc., within the ninety (90) day period following the Acquisition and pursuant to a warrant exchange to be offered by GAG Inc., with such warrants of GAG Inc. having an exercise price greater than the current exercise price of SEVEN DOLLARS AND FIFTY HUNDREDTHS OF ONE DOLLAR ($7.50) but in no event less than the trading price of GAG, Inc. common stock on the date the exchange offer commences and an exercise period ending after July 31, 2012 (the existing expiration date of the exercise period). The Founders will either (a) redeem or (b) exchange their respective Sponsors’ Warrants as described herein, in accordance with the election made by a majority in interest of GAG Inc. warrantholders. The “Warrant Redemption Proposal” means the amendment to the Warrant Agreement that would (a) require the Company to redeem all of the outstanding warrants, including those held by AAMAC’s sponsors, at any time on or prior to the ninetieth (90th) day following the Acquisition, at a price of $.50 per warrant, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the warrants as a result of the Acquisition.

The Founders hereby agree to execute such additional documents and to provide Holdco, Parent or their respective transfer agents with any further assurances as may be necessary to effect the transactions described in this letter agreement including the cancellation of the Cancellation Shares, including without limitation, any amendments to the Escrow Agreement, and the lockup agreement, registration rights agreement and insider’s letter to which the Founders are currently subject with respect to the Parent Common Stock.

This Insider Letter supersedes the Insider Letter dated May 14, 2009 in its entirety.

[Signatures on the following pages]

H-2-2

This letter may be executed in any number of counterparts, each of which shall be enforceable against the parties that actually executed such counterparts, and all of which shall constitute one and the same instrument.

Very truly yours,

HANOVER OVERSEAS LIMITED

By:	/s/ Eric Watson
Name:	Eric Watson
Title:

STC INVESTMENT HOLDINGS LLC

By:	/s/ Michael J. Levitt
Name:	Michael J. Levitt
Title:	Chief Investment Officer

SOLAR CAPITAL, LLC

By:	/s/ Michael Gross
Name:	Michael Gross
Title:	Chairman and CEO

JAKAL INVESTMENTS LLC

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Manager

/s/ Mark D. Klein
Mark D. Klein

/s/ David Hawkins
David Hawkins

/s/ Steven Shenfeld
Steven Shenfeld

/s/ Bradford Peck
Bradford Peck

/s/ Frederick Kraegel
Frederick Kraegel

H-2-3

Agreed and acknowledged, this 8th day of July, 2009:

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Chief Financial Officer

GREAT AMERICAN GROUP, LLC

By:	/s/ Andy Gumaer
Name:	Andy Gumaer
Title:	CEO

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chief Executive Officer

H-2-4

Exhibit A

Name	Current Shares	Cancellation Shares		Contingent Shares
Hanover Overseas Limited	2,910,938	1,785,938		703,125
STC Investment Holdings LLC	3,881,250	2,381,250		937,500
Solar Capital, LLC	1,293,750	793,750		312,500
Jakal Investments LLC	983,250	603,250		237,500
Mark Klein	970,312	595,312		234,375
David Hawkins	51,750	31,750		12,500
Steven Shenfeld	155,250	95,250		37,500
Bradford Peck	51,750	31,750		12,500
Frederick Kraegel	51,750	31,750		12,500
Total	10,350,000	6,350,000	(1)	2,500,000

(1)	In addition to the 6,350,000 shares to be canceled by the Founders set forth in column two of the above table, the Founders have also agreed to cancel the additional 920,000 shares received in connection with the exchange of 1.23 shares of GAG Inc. for each share of the Company pursuant to the terms of the Acquisition.

H-2-5

Annex I

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of                     , 2009 (the “Agreement”) by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware Corporation (the “Company”), Andrew Gumaer (the “Member Representative”), as the representative of the members of Great American (the “GA Members”) and the phantom stock holders of Great American (the “Phantom Holders” and together with the GA Members, the “GA Recipients”) listed on Exhibit A hereto, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Definitive Agreement.

WHEREAS, the Parent, the Company, AAMAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Great American Group, LLC, a California limited liability company (“Great American”), the GA Members and the Member Representative have entered into an Agreement and Plan of Reorganization, dated May 14, 2009, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated May 29, 2009 and by Amendment No. 2 to Agreement and Plan of Reorganization dated July     , 2009 (collectively, the “Definitive Agreement”), pursuant to which, among other matters, (i) the GA Members will contribute their membership interests in Great American to the Company and (ii) Merger Sub will merge with and into Parent in exchange for which the Parent’s securities will be exchanged on a one-for-one basis for the Company’s securities;

WHEREAS, in connection with the transactions pursuant to the Definitive Agreement, the GA Recipients shall receive an aggregate of 12,000,000 shares of common stock of Parent at closing (the “Stock Consideration”);

WHEREAS, Section 5.3 of the Definitive Agreement provides Parent, Parent subsidiaries and their respective affiliates, successors and permits assigns, officers, directors, employees and agents are to be indemnified in certain respects (the “Indemnification Obligations”);

WHEREAS, Section 1.3 of the Definitive Agreement provides that Parent shall be entitled to recover any Working Capital Shortfall from the Escrowed Indemnification Stock (as defined below);

WHEREAS, Section 1.5 of the Definitive Agreement provides that Parent shall be entitled to recover any Inventory Amount Shortfall from the Member Inventory Stock comprising the Escrowed Indemnification Stock;

WHEREAS, GA Recipients have agreed that 1,500,000 shares of the Stock Consideration (the “Escrowed Indemnification Stock”) shall be subject to the indemnification, Working Capital Shortfall, and Inventory Amount Shortfall, provisions of the Definitive Agreement, and that the release of such shares of Escrowed Indemnification Stock shall be governed by the terms of the Definitive Agreement and this Agreement; and

WHEREAS, the Company and the Member Representative desire that the Escrow Agent accept the Escrowed Indemnification Stock in escrow to be held and disbursed as hereinafter provided.

NOW, THEREFORE, IT IS AGREED:

1. Appointment of Escrow Agent. The parties hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrowed Indemnification Stock. On the Effective Date, the Company shall deliver to the Escrow Agent certificates representing the Escrowed Indemnification Stock, to be held and disbursed subject to the terms and conditions of this Agreement; provided, however, that to the extent that the Definitive Agreement provides that shares shall not be issued as of the Effective Date, such shares shall be delivered to the Escrow Agent, when and if issued, to the extent that such shares otherwise would constitute Escrowed Indemnification

Stock. The Member Representative acknowledges and agrees that the certificates representing the Escrowed Indemnification Stock will bear a legend in the form attached hereto as Exhibit C to reflect the deposit of such Escrowed Indemnification Stock under this Agreement.

3. Disbursement of the Escrowed Indemnification Stock.

3.1. Escrow Period. The Escrow Agent shall hold the Escrowed Indemnification Stock until the termination of the Escrow Period (as defined below). The “Escrow Period” shall, subject to Section 3.5, be the period beginning on the date the certificates representing the Escrowed Indemnification Stock are deposited with the Escrow Agent and ending: (i) as to the first 600,000 shares of the Escrowed Indemnification Stock (less that portion thereof applied in satisfaction of, or reserved with respect to claims involving, (A) the Indemnification Obligations, (B) the Working Capital Shortfall and (C) obligations of the GA Members in connection with any Inventory Amount Shortfall (clauses (A)-(C), collectively, “Escrow Claims”)), on the thirtieth (30th) day after the date the Company files with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K (the “10-K”) for the year ended December 31, 2009 (the “First Escrow Release Date”), and (ii) as to the remaining Escrowed Indemnification Stock (less that portion thereof applied in satisfaction of, or reserved with respect to any Escrow Claim), on the thirtieth (30th) day after the date the Company files with the SEC its 10-K for the year ended December 31, 2010 (the “Final Escrow Release Date”); provided, however, that with respect to any Escrow Claim made with respect to clause (C) herein, the parties agree that the sole remedy for such Escrow Claim shall be the return of the GA Members’ portion of the Escrowed Indemnification Stock and further that no such Escrow Claim as it relates to clause (C) herein shall be made, if ever, prior to the date that all of the Inventory Assets (as defined in the Definitive Agreement) are sold.

3.2. Holdback for Escrow Claims. Subject to the proviso in Section 3.1, above, with respect to any Escrow Claim that remains unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, as applicable, and that was properly and timely delivered pursuant to the Definitive Agreement, a portion of the Escrowed Indemnification Stock reasonably necessary to satisfy such Escrow Claim shall remain in escrow until such Escrow Claim shall have been disposed of pursuant to the Definitive Agreement; provided, however, in the event any Escrow Claim may reasonably require the application of 600,000 or more Escrowed Indemnification Stock as of the First Escrow Release Date, then no shares of the Escrowed Indemnification Stock shall be released on such date. Any shares of the Escrowed Indemnification Stock due to be released on the First Escrow Release Date or the Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the appropriate GA Recipients in accordance with Exhibit A promptly upon such resolution, subject to reduction, if any, for the Indemnification Obligations associated with such Escrow Claim or the Working Capital Shortfall (or Inventory Amount Shortfall in the event that such Escrow Claim exists at the First Escrow Release Date or Final Escrow Release Date, respectively; provided, however, that such Escrow Claim may only exist on such respective date, if at all, to the extent that prior to such respective date, all of the Inventory Assets have been sold).

3.3. Cancellation of Escrowed Indemnification Stock for Working Capital Shortfall. In the event there is a Working Capital Shortfall as finally determined in accordance with Section 1.3 of the Definitive Agreement, the Company shall be entitled to receive for cancellation upon delivery of joint written instructions by the Company and the Member Representative to the Escrow Agent (the “Shortfall Notice”) such number of shares of the Escrowed Indemnification Stock as is determined in accordance with the Definitive Agreement.

3.4. Letter of Instruction. On the termination date of the applicable Escrow Period or upon Escrow Agent’s receipt of the Shortfall Notice, the Escrow Agent shall, upon joint written instructions from the Company and the Member Representative, disburse the appropriate portion of the Escrowed Indemnification Stock to the applicable GA Recipients (which GA Recipients, and their respective allocations of the Escrowed Indemnification Stock, shall be set forth in a written notice delivered by the Member Representative to the Escrow Agent) or the Company, as applicable. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrowed Indemnification Stock in accordance with this Section 3.

3.5. Inventory Adjustment. To the extent that the Inventory Amount Shortfall is not determined by the Final Escrow Release Date, any remaining portion of the GA Members’ Escrowed Indemnification Stock shall be returned to the GA Members and, immediately thereafter, the GA Members shall re-contribute such remaining portion of the GA Members’ Escrowed Indemnification Stock back into escrow in accordance with this Agreement and in such case this Agreement shall continue in effect (and the Escrow Period shall extend) with respect to the Company, the Member Representative, the GA Members and the Escrow Agent, but not the Phantom Holders, until no later than five (5) days after the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date; provided, however, subject to the Company’s consent (at its sole discretion), that the GA Members may contribute into escrow assets in lieu of such remaining Member Inventory Stock of equal or greater value than such remaining portion of the GA Members’ Escrowed Indemnification Stock (valued at Nine Dollars and Eighty-Four Cents ($9.84) per share without interest thereon). After the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date, and after any Inventory Amount Shortfalls are resolved but no later than five (5) days after such sale, transfer or disposition, any remaining Escrowed Indemnification Stock of the GA Members shall be returned to the GA Members (in accordance with their respective, relative Stock Contribution Consideration Percentages).

4. Rights of GA Recipients in Escrow Securities.

4.1. Voting Rights as a Stockholder. Each GA Recipient shall retain all of its rights as a stockholder of the Company during the Escrow Period, including, without limitation, the right to vote his shares of Escrowed Indemnification Stock.

4.2. Dividends and Other Distributions in Respect of the Escrowed Indemnification Stock. During the Escrow Period, all dividends payable in cash or other non-cash property with respect to the Escrowed Indemnification Stock shall be paid to the GA Recipients.

4.3. Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrowed Indemnification Stock except (i) by gift to a member of a GA Recipient’s immediate family or to a trust or other entity, the beneficiary of which is a GA Recipient or a member of a GA Recipient’s immediate family, (ii) by virtue of the laws of descent and distribution upon the death of any GA Recipient, (iii) pursuant to a qualified domestic relations order, (iv) to an entity that is a GA Recipient, (v) to any person or entity controlling, controlled by, or under common control with, a GA Recipient or (vi) with respect to a GA Recipient who is an individual, to an entity controlled by such GA Recipient; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, no GA Recipient shall pledge or grant a security interest in the Escrowed Indemnification Stock or grant a security interest in their rights under this Agreement; provided, however, that each of the GA Members shall be permitted to grant a security interest in any or all of the proceeds of the shares of Escrowed Indemnification Stock to Credit Suisse First Boston Next Fund, Inc. (together with any successors or assigns, “CS”), to secure such GA Member’s obligations under a Promissory Note issued May 13, 2009, by such GA Member in favor of CS, as such Promissory Note may be amended, restated, supplemented or otherwise modified from time to time.

5. Concerning the Escrow Agent.

5.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrowed Indemnification Stock or it may deposit the Escrowed Indemnification Stock with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrowed Indemnification Stock are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder, as set forth on Exhibit B hereto. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4. Further Assurances. From time to time on and after the date hereof, the Company and the Member Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Member Representative, the Escrowed Indemnification Stock held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrowed Indemnification Stock with any court it deems appropriate.

5.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the

District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns, and to the benefit of the Member Recipients, who are express third party beneficiaries of this Agreement.

6.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

if to the Company, to:

590 Madison Avenue, 35th Floor

New York, New York 10022

Fax No.: (818) 884-2976

if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Steven G. Nelson and Frank A. DiPaolo

Fax No.: (212) 509-5150

if to the Member Representative, to:

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

Fax No.: (818) 884-2976

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6. Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

****

WITNESS the execution of this Agreement as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:
Name:
Title:

GREAT AMERICAN GROUP, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

MEMBER REPRESENTATIVE:

Andrew Gumaer

Annex J

Lock-Up Agreement

                    , 2009

GREAT AMERICAN GROUP, INC.

590 Madison Avenue, 35th Floor

New York, New York 10022

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to the shares of common stock (the “Closing Stock Consideration”) of Great American Group, Inc., a Delaware corporation (the “Company”) issued to the former members and phantom equity holders (collectively, the “GA Members”) of Great American Group, LLC (“Great American”), in connection with the transactions contemplated by the Agreement and Plan of Reorganization by and among Alternative Asset Management Acquisition Corp. (“AAMAC”), the Company, AAMAC Merger Sub, Inc., Great American, the GA Members and Andrew Gumaer, as the Member Representative, as amended from time to time (the “Definitive Agreement”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Definitive Agreement.

In order to induce AAMAC and the Company to consummate the transactions contemplated by the Definitive Agreement, the undersigned hereby agrees that, during the lock-up period, which is defined herein (the “Lock-Up Period”), the undersigned: (a) will not, directly or indirectly, on his, her or its own behalf, or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge (except as permitted herein), borrow or otherwise dispose of its share of the Closing Stock Consideration, and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any of the Closing Stock Consideration (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of the Closing Stock Consideration, whether or not such transaction is to be settled by delivery of Closing Stock Consideration, other securities, cash or other consideration. For purposes of this agreement, “Lock-Up Period” shall mean, except as provided in the following sentence: (i) with respect to twenty-five percent (25%) of the aggregate Closing Stock Consideration, a period of one (1) year from the date hereof; (ii) with respect to the next twenty-five percent (25%) of the aggregate Closing Stock Consideration, a period of two (2) years from the date hereof; (iii) with respect to the next twenty-five percent (25%) of the aggregate Closing Stock Consideration, a period of three (3) years from the date hereof; and (iv) with respect to the final twenty-five percent (25%) of the aggregate Closing Stock Consideration, a period of four (4) years from the date hereof. Notwithstanding the foregoing, in the event of the undersigned’s death while the undersigned remains an employee of the Company or any of its subsidiaries, the “Lock-Up Period” with respect to all shares of Closing Stock Consideration shall expire upon the date of the undersigned’s death.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Closing Stock Consideration to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Closing Stock Consideration for which the undersigned is the record holder and, in the case of Closing Stock Consideration for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, its share of the Closing Stock Consideration.

J-1

The undersigned hereby further agrees that during the Lock-Up Period the undersigned will not: (x) file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of the Closing Stock Consideration or (y) exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of the Closing Stock Consideration except, in each case, as set forth in that certain Registration Rights Agreement dated as of                     , 2009, entered into in connection with the Definitive Agreement.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer its share of the Closing Stock Consideration in the transactions described in clauses (i) through (vi) below without the prior written consent of the Company, provided that (1) the Company receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise during the lock-up period and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the lock-up period:

(i)	as a bona fide gift or gifts; or

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; or

(iii)	as a distribution to members, partners or stockholders of the undersigned; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, provided that such affiliate, investment fund or other entity controlled or managed by the undersigned shall not be formed for the sole purpose of transferring, for value or otherwise, its share of the Closing Stock Consideration; or

(v)	to any beneficiary of the undersigned pursuant to a will or other testamentary document or applicable laws of descent; or

(vi)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or immediate family of the undersigned.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

[FOR ANDY GUMAER AND HARVEY YELLEN ONLY:] In addition, notwithstanding the foregoing, the undersigned may pledge any or all of the shares of Closing Stock Consideration to Credit Suisse First Boston Next Fund, Inc. (together with any successors or assigns, “CS”), to secure the undersigned’s obligations under that certain Promissory Note issued                     , 2009, by the undersigned in favor of CS.

The undersigned hereby represents and warrants to the Company that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

[Signature Page to Lock-Up Agreement]

J-2

Annex K

May 6, 2009

Board of Directors

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, NY 10022

Dear Sirs:

We understand that Alternative Asset Management Acquisition Corp., a Delaware corporation (the “Company”), intends to enter into a definitive Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company, Great American Group, LLC, a California limited liability company (the “Target”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdco”), an entity to be formed as a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), each of the holders of the membership interests of the Target (each a “Member” and, collectively, the “Members”), and the representative of the Company and the Members, concerning, among other things, (collectively and in the aggregate, the “Proposed Transactions”): the contribution by the Members of all of the issued and outstanding membership interests of the Target (collectively, the “Membership Interests”) to Holdco in exchange for the Total Consideration (as hereinafter defined) and the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding common stock, par value $0.0001, of the Company (“Company Common Stock”), warrants to purchase Company Common Stock (“Company Warrants”) and units, comprised of Company Common Stock and Company Warrants, will automatically be exchanged into the right to receive common stock, par value $0.0001 per share, of Holdco (“Holdco Common Stock”), warrants to purchase Holdco Common Stock (“Holdco Warrants”) and units, comprised of Holdco Common Stock and Holdco Warrants, respectively, each pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Upon consummation of the Proposed Transactions, the separate existence of Merger Sub will cease and the Company will continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Holdco. The terms and conditions of the Proposed Transactions are set forth in more detail in the Merger Agreement.

In consideration for the Membership Interests, on the closing date of the Proposed Transactions (the “Closing Date”), the Company and Holdco will cause the following amounts to be paid to the Members and the Phantom Equity Holders (as that term is defined in the Merger Agreement) (collectively, the “Contribution Consideration Recipients”), in accordance with their respective percentages as set forth in, and in accordance with, the flow of funds memorandum attached as Exhibit 1.1(a)(ii)-2 to the Merger Agreement: (A) one hundred twenty million dollars ($120,000,000) in cash (the “Closing Cash Consideration”) and (B) twelve million two hundred seventy-two thousand seven hundred twenty-seven (12,272,727) shares of Holdco Common Stock (the “Closing Stock Consideration” and collectively with the Closing Cash Consideration, the “Closing Consideration”). The Closing Consideration will be subject to adjustment in accordance with the Merger Agreement. In addition, in consideration for the Membership Interests, (i) the Members are entitled to receive (x) on or before the Closing Date, all the unrestricted cash and cash equivalents held by the Target as of the Closing Date after the satisfaction of loans made by former equity holders of the Target, subject to additional terms contained in the Merger Agreement (the “Available Cash Payment”) and (y) a contingency payment in the aggregate amount of twenty-five million dollars ($25,000,000) to be paid to the Members in cash upon the Target meeting certain performance targets, as further described in, and subject to additional terms contained in, the Merger Agreement (the “Contingency Cash Payment”), and (ii) the Contribution Consideration Recipients

Board of Directors

Alternative Asset Management Acquisition Corp.

May 6, 2009

may be paid a contingency payment of up to an aggregate of ten million (10,000,000) shares of Holdco Common Stock upon the Target meeting certain performance targets, as further described in, and subject to additional terms contained in, the Merger Agreement (the “Contingency Stock Payment”, together with the Closing Consideration and the Contingency Cash Payment, collectively, the “Total Consideration”), to the extent any such payments become due and payable in accordance with the terms of the Merger Agreement.

Financo, Inc. (“Financo”, “our”, “us” or “we”) has been requested by the Company to render an opinion as to whether (i) the fair market value of the Target in the Proposed Transactions is equal to at least 80% of the amount in the trust fund established by the Company for the benefit of its public stockholders in a trust account at Continental Stock Transfer and Trust Company, excluding deferred underwriting discounts and commissions (the “Minimum Valuation Threshold”) and (ii) the Total Consideration to be paid in the Proposed Transactions is fair, from a financial point of view, to the holders of Company Common Stock.

In arriving at our opinion, we have reviewed and analyzed all the information we have deemed necessary and appropriate including, inter alia (collectively, the “Information”): (i) a draft dated May 5, 2009 of the Merger Agreement, not including the exhibits thereto, but including a draft dated April 29, 2009 of the Company Disclosure Schedule (as that term is defined in the Merger Agreement), and such other publicly available information concerning the Target which we believe to be relevant to our inquiry, (ii) financial and operating information with respect to the business operations and prospects of the Target furnished to us by the Company and the Target and their respective advisors, (iii) financial and operating information with respect to the business operations and prospects of the Company furnished to us by the Company and its advisors, (iv) a trading history of the shares of Company Common Stock for the period ending May 5, 2009 and a comparison of that trading history with those companies we deemed relevant and comparable, (v) a comparison of the financial condition and valuations of other operators that are similar to the Target that we deemed relevant and comparable, (vi) a comparison of the financial terms of the Proposed Transactions with the terms of certain other recent transactions which we deemed relevant and comparable, and (vii) such other financial, strategic and market information that we deemed relevant. In addition, we have had discussions with the management and staff of the Company and the Target and their respective advisors concerning the business and operations, assets, present condition and future prospects of the Target and the Company, and undertook such other studies, analyses and investigations as we deemed relevant and appropriate.

In preparing this opinion, Financo has assumed and relied upon the accuracy and completeness of, and has not independently verified, the Information (including without limitation the representations and warranties contained in the Merger Agreement) supplied or otherwise made available to Financo by the Company and the Target, discussed or reviewed by or for Financo or publicly available, and will not assume any responsibility for, nor make any, independent verification of any of the Information. Financo further relied on the assurance of management and staff of the Company and the Target and its advisors that they were unaware of any facts that would make the Information incomplete or misleading.

Financo has not subjected the Information to either (i) any independent review by Financo or a third party of any kind or (ii) an audit in accordance with generally accepted accounting attestation standards or the Statement on Standards for Prospective Financial Information issued by the AICPA. Further, the preparation of this opinion did not include a detailed review of any Target or Company transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Financo has assumed and relied upon the reasonableness and accuracy of any of the Target’s and the Company’s financial projections, forecasts and analyses provided to Financo, and may assume that such projections, forecasts and analyses will have been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Target’s or the Company’s respective management. Accordingly, Financo cannot

Board of Directors

Alternative Asset Management Acquisition Corp.

May 6, 2009

express an opinion or any other form of assurance on, and assumes no responsibility for, the accuracy, completeness or correctness (or, in the case of projections, forecasts and analyses or the assumptions upon which they may be based, the achievability) of the Information.

Financo is acting as financial advisor to the Company in connection with the Proposed Transactions and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Proposed Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion has been issued and approved by the fairness opinion committee of Financo. This opinion is necessarily based upon economic, market and other conditions and circumstances as they exist and can be evaluated as of the date hereof. Although such conditions and circumstances may change, Financo assumes no obligation to update, revise or reaffirm this opinion. This opinion is limited to the conclusion that the fair market value of the Target meets or exceeds the Minimum Valuation Threshold and that, from a financial point of view, the Total Consideration to be paid in the Proposed Transactions is fair to the holders of Company Common Stock and Financo has assumed that there will be no material changes to the financial terms of the Merger Agreement or any other agreements related to said Proposed Transactions after the date hereof. Further, Financo expresses no opinion as to the fairness of any consideration paid in connection with any other agreements contemplated under the Proposed Transactions between the Company and the Target. In addition, Financo expresses no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees relative to the consideration to be received from the Company.

In arriving at our opinion, Financo has not conducted a physical inspection of the properties and facilities of the Target nor the Company, and has not reviewed any of the books and records of the Target nor the Company. Financo has not made nor obtained any evaluations or appraisals from a third party of the assets of the Target nor of the assets of the Company. Financo’s opinion is necessarily based upon conditions as they exist and can be evaluated as of the date of this letter, and assumes that the Proposed Transactions will be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the Merger Agreement prior to Financo’s delivery of this opinion and that the final form of the Merger Agreement will be substantially similar in all material respects to the draft reviewed by us.

We have (i) reviewed the share trading price history for the Company Common Stock for the period ending May 5, 2009, and considered the implied value of the Total Consideration based upon the closing price of the Company Common Stock as of such date; (ii) reviewed the valuation multiples for certain publicly traded companies that we deemed relevant and that are in lines of business similar to the Target; (iii) compared the proposed financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; (iv) reviewed and analyzed the projected free cash flows of the Target and prepared a discounted cash flow analysis; and (v) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In addition, we were not requested to and did not provide advice concerning the structure of the Proposed Transactions, the specific amount of the Total Consideration, or any other aspects of the Proposed Transactions, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Proposed Transactions and related transactions. Consequently, we have assumed without independent investigation that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in terms and conditions more favorable to the Company or its stockholders than those contemplated by the Merger Agreement.

Board of Directors

Alternative Asset Management Acquisition Corp.

May 6, 2009

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Proposed Transactions, and our opinion does not address the relative merits of the transaction contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Proposed Transactions or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of the Company Common Stock should vote on the Proposed Transactions or any matter related thereto. This opinion should not be construed as creating any fiduciary duty on Financo’s part to any party. In addition, the Company has not asked us to address, and this opinion does not address, the fairness, financial or otherwise, of: (i) the amount or nature of any compensation to be paid to the Company’s officers, directors, or employees, or any class of such persons, relative to the compensation to be paid to or received by any other person, or (ii) any other consideration to be paid to or received by the holders of any class of securities, creditors or other constituencies of the Proposed Transactions, other than the holders of shares of the Company Common Stock.

We express no opinion as to the price at which shares of Company Common Stock will trade at any time. Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources, and we have relied, with your consent, on the assessment by the Company and its advisers, as to all legal, regulatory, accounting, insurance, and tax matters with respect to the Company and the Proposed Transactions. We have been engaged by the Company in connection with the delivery of this opinion and will receive a fee for our services, which is payable upon our presentation of this opinion. We will also be reimbursed for our incurred expenses in connection with this engagement. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under this engagement.

Based upon and subject to the foregoing, Financo is of the opinion that the fair market value of the Target meets or exceeds the Minimum Valuation Threshold and that, from a financial point of view, the Total Consideration to be paid in the Proposed Transactions is fair to the holders of Company Common Stock.

Very truly yours,

FINANCO, INC.

By:
William Susman President

Annex L

ELLENOFF GROSSMAN & SCHOLE LLP

July 8, 2009

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, New York 10022

Re:	Great American Group, Inc. (the “Company”)

Ladies and Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences to an AAMAC stockholder or warrantholder, as the case may be, of the exchange of AAMAC common stock and redemption of AAMAC warrants in the acquisition (the “Acquisition”) of Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”) and Great American Group, LLC, a California limited liability company (“Great American”), whereby AAMAC and Great American will become wholly-owned subsidiaries of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Reorganization, dated as of May 14, 2009 (as amended, the “Purchase Agreement”), by and among AAMAC, the Company and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American, the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American, on the other hand, and the Registration Statement and amendments to such Registration Statement filed by the Company on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the AAMAC proxy statement/prospectus included therein (the “Proxy Statement/Prospectus”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and not verified the accuracy of the factual matters set forth in the above-referenced documents. We have also assumed that the Acquisition and transactions contemplated in the Purchase Agreement and Registration Statement will be consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Material Federal Income Tax Consequences of the Acquisition to AAMAC’s Securityholders.” therein, we hereby confirm that, except as noted below, the opinions of Ellenoff Grossman & Schole LLP with respect to United States federal income tax matters are those opinions attributed to Ellenoff Grossman & Schole LLP expressed in the Registration Statement under the captions “Summary—Tax Considerations” and “the Purchase Agreement Material Federal Income Tax Consequences of the Acquisition to AAMAC’s Securityholders.” EGS’ opinion does not address the section in this proxy statement/prospectus under the caption “United States Federal Income Tax Consideration—Tax Consequences of the Acquisition.”

L-1

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement. Because this opinion is being delivered prior to the effective time of the Acquisition, this opinion must be considered prospective and dependent upon future events. Our opinions are based on the facts, representations and assumptions set forth in the Registration Statement and this opinion. If any of the facts or assumptions are not true, correct or complete, our opinions may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

This opinion is issued in connection with the Registration Statement, and may not be relied on for any other purpose without our prior written consent. Notwithstanding the foregoing, nothing herein shall be construed as a limitation on the Company’s ability to disclose the tax treatment or tax structure of the proposed transactions.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

No opinion is expressed as to any federal income tax consequence of the Acquisition except as specifically set forth herein. This opinion may not be relied upon except with respect to the federal income tax consequences specifically discussed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Material Federal Income Tax Consequences of the Acquisition to AAMAC and Its Securityholders” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

L-2

Annex M

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eight of the Company’s certificate of incorporation provides:

“The Corporation shall indemnify and advance expenses to each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify and advance expenses to any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.”

The Company’s bylaws further provide that any indemnification shall be made by the Company connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if such proceeding (or part thereof) was authorized or ratified by the board of directors of the Company.

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent not prohibited by law, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

In connection with the Acquisition, the Company intends to enter into indemnification agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation and bylaws.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings.

Each of the undersigned and the Company, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of July, 2009.

GREAT AMERICAN GROUP, INC.

By:	/S/ MARK D. KLEIN
Name:	Mark D. Klein
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/S/ MARK D. KLEIN Mark D. Klein	Chief Executive Officer, Chief Financial Officer and Director (principal executive officer and principal financial officer)	July 17, 2009

* Michael J. Levitt	Director	July 17, 2009

*By:	/S/ MARK D. KLEIN
Mark D. Klein Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative*+

2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated May 29, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative*

2.3	Amendment No. 2 to Agreement and Plan of Reorganization, dated July 8, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc. AAMAC Merger Sub, Inc., Great American Group, LLC, the Members of Great American Group, LLC and the Member Representative*

3.1	Certificate of Incorporation of Great American Group, Inc.*

3.2	Bylaws of Great American Group, Inc.**

4.1	Specimen Common Stock Certificate

4.2	Specimen Warrant Certificate

4.3	Form of Amendment No. 1 to Warrant Agreement, dated August 1, 2007, by and between Alternative Asset Management Acquisition Corp. and Continental Stock Transfer & Trust Company*

5.1	Opinion of Ellenoff Grossman & Schole LLP**

8.1	Opinion of Ellenoff Grossman & Schole LLP*

10.1	Voting Agreement, dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein*

10.2	Acknowledgement of Voting Agreement dated as of July 8, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein*

10.3	Letter Agreement, dated May 14, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein*

10.4	Amendment to Letter Agreement, dated as of July 8, 2009, by and among Alternative Asset Management Acquisition Corp., Great American Group, Inc., Great American Group, LLC and the stockholders of Alternative Asset Management Acquisition Corp. named therein*

10.5	Form of Escrow Agreement by and among Great American Group, Inc., the Member Representative and Continental Stock Transfer & Trust Company*

10.6	Form of Registration Rights Agreement by and among Great American Group, Inc. and the stockholders of Great American Group, Inc. named therein**

10.7	Form of Lock-up Agreement by and between Great American Group, Inc. and certain stockholders of Great American Group, Inc.*

10.8	Form of Employment Agreement by and between Great American Group, Inc. and Andrew Gumaer**

10.9	Form of Employment Agreement by and between Great American Group, Inc. and Harvey M. Yellen**

Exhibit Number	Description
10.10	Form of Employment Agreement by and between Great American Group, Inc. and Paul Erickson**

10.11	Form of Employment Agreement by and between Great American Group, Inc. and Scott Carpenter**

10.12	2009 Stock Incentive Plan*

21	Subsidiaries of Great American Group, Inc.**

23.1	Consent of Marcum LLP (formerly Marcum & Kliegman LLP)

23.2	Consent of Marcum LLP (formerly Marcum & Kliegman LLP)

23.3	Consent of Marcum LLP (formerly Marcum & Kliegman LLP)

23.4	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)**

23.5	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1)*

24	Power of Attorney (included in Part II of the Registration Statement)**

99.1	Opinion of Financo, Inc.*

99.2	Consent of Financo, Inc.

99.3	Form of Proxy Card for Warrantholders

99.4	Form of Proxy Card for Stockholders

99.5	Consent of Andrew Gumaer, as designee to board of directors**

99.6	Consent of Harvey M. Yellen, as designee to board of directors**

99.7	Consent of Hugh G. Hilton, as designee to board of directors**

99.8	Consent of Matthew J. Hart, as designee to board of directors**

*	Attached as an Annex to the proxy statement of Alternative Asset Management Acquisition Corp. and prospectus for the common stock and warrants of Great American Group, Inc.

**	Previously filed.

+	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.